As filed with the U.S. Securities and Exchange Commission on January 26, 2023
Registration No. 333-268822

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iStar Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	95-6881527 (I.R.S. Employer Identification Number)
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas B. Heitner, Esq.
iStar Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Douglas B. Heitner, Esq. iStar Inc. 1114 Avenue of the Americas, 39th Floor New York, New York 10036 (212) 930-9400	Eric L. Schiele, P.C. Michael P. Brueck, P.C. David L. Perechocky Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 26, 2023

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
January 30, 2023
The boards of directors of iStar Inc., a Maryland corporation (which we refer to as “STAR”), and Safehold Inc., a Maryland corporation (which we refer to as “SAFE”), have each approved a merger agreement, dated as of August 10, 2022 (which we refer to, as amended from time to time, as the “merger agreement”), by and between STAR and SAFE. Pursuant to the merger agreement, STAR and SAFE will combine through a stock-for-stock merger, in which SAFE will merge with and into STAR (which we refer to as the “merger”), with STAR continuing as the surviving corporation and operating under the name “Safehold Inc.” (which we refer to as “New SAFE”).
Prior to the merger, STAR will consummate a series of reorganization and separation transactions (which we refer to, collectively, as the “SpinCo reorganization”) pursuant to which, among other things, STAR will separate its remaining legacy non-ground lease assets and businesses into a separate public company, Star Holdings, a Maryland statutory trust (which we refer to as “SpinCo”). Following the SpinCo reorganization, but prior to the effective time of the merger (which we refer to as the “effective time”), STAR will distribute to the stockholders of STAR, on a pro rata basis, all of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of SpinCo (which we refer to as the “SpinCo distribution” and, together with the SpinCo reorganization, the “spin-off”).
In the merger and related transactions, the charter of STAR will be amended to effect a consolidation of each issued and outstanding share of common stock, par value $0.001 per share, of STAR (which we refer to as “STAR common stock”), by means of a reverse stock split (which we refer to as the “reverse split”), whereby each such share of STAR common stock will be combined into a fraction of a share of STAR common stock (which we refer to as the “STAR share consolidation ratio”) based on the number of shares of common stock, par value $0.01 per share, of SAFE (which we refer to as the “SAFE common stock”) owned by STAR, after giving effect to certain adjustments, and the number of shares of STAR common stock outstanding, in each case as of immediately prior to the reverse split, and further amended to change the par value per share of STAR common stock following the reverse split to $0.01 per share of STAR common stock (which we refer to as the “par value change”).
In the merger, SAFE stockholders will have the right to receive, after the reverse split, one (1) newly issued share of common stock, par value $0.01 per share, of New SAFE (which we refer to as “New SAFE common stock”) for each share of SAFE common stock that they own immediately prior to the effective time of the merger (which we refer to as the “merger exchange ratio”), as described in more detail in the accompanying joint proxy statement/prospectus under the heading “The Merger Agreement — Merger Consideration.” The merger exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Shares of New SAFE common stock will be traded on the New York Stock Exchange under the ticker symbol “SAFE.”
STAR and SAFE will each hold special meetings of their respective stockholders on March 9, 2023 in connection with the merger and related transactions. STAR stockholders are cordially invited to attend a special meeting of the stockholders of STAR (which we refer to as the “STAR special meeting”) to be held on March 9, 2023 at 9:00 a.m., Eastern Time in a virtual format, and SAFE stockholders are cordially invited to attend a special meeting of the stockholders of SAFE (which we refer to as the “SAFE special meeting”) to be held on March 9, 2023 at 10:00 a.m., Eastern Time in a virtual format.
Your vote is very important, regardless of the number of shares you own.   We cannot complete the merger unless (i) STAR stockholders approve each of the merger and the issuance of shares of New SAFE common stock in connection with the merger and (ii) SAFE stockholders approve the merger. Approval of the merger by STAR stockholders requires the affirmative vote of holders of at least a majority of the outstanding shares of STAR common stock and STAR 8% Series D Cumulative Redeemable preferred stock (which we refer to as the “STAR Series D preferred stock”) entitled to vote thereon, voting together as a single class, assuming a quorum is present. Approval of the issuance of shares of New SAFE common stock by STAR stockholders requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present. Approval of the merger by SAFE stockholders requires the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon, assuming a quorum is present.
At the STAR special meeting, STAR stockholders will be asked to vote on (i) a proposal to approve the merger (which we refer to as the “STAR merger proposal”), (ii) a proposal to approve the issuance of shares of New SAFE common stock in connection with the merger (which we refer to as the “STAR stock issuance proposal”), (iii) a proposal to approve, on a non-binding advisory basis, the compensation that STAR’s named executive officers may receive in connection with the merger (which we refer to as the “STAR non-binding advisory compensation proposal”) and (iv) a proposal to approve the adjournment from time to time of the STAR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the STAR special meeting, or any adjournment or postponement thereof, to approve each of the STAR merger proposal and the STAR stock issuance proposal (which we refer to as the “STAR adjournment proposal” and, collectively, with the STAR merger proposal, the STAR stock issuance proposal and the STAR non-binding advisory compensation proposal, the “STAR proposals”).
Based on the unanimous recommendation of a special committee of independent directors of STAR, the disinterested members of STAR’s board of directors have unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of New SAFE common stock in connection with the merger, are advisable, fair to and in the best interests of STAR, and the STAR board of directors recommends that STAR stockholders vote (i) “FOR” the approval of the STAR merger proposal, (ii) “FOR” the approval of the STAR stock issuance proposal, (iii) “FOR” the approval of the STAR non-binding advisory compensation proposal and (iv) “FOR” the approval of the STAR adjournment proposal.
At the SAFE special meeting, SAFE stockholders will be asked to vote on (i) a proposal to approve the merger (which we refer to as the “SAFE merger proposal”), (ii) a proposal to approve certain changes to SAFE’s Caret program (which we refer to as the “SAFE Caret amendment proposal”) and (iii) a proposal to approve the adjournment from time to time of the SAFE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the SAFE merger proposal at the time of the SAFE special meeting or any adjournment or postponement thereof (which we refer to as the “SAFE adjournment proposal” and, collectively with the SAFE merger proposal and the SAFE Caret amendment proposal, the “SAFE proposals”).
Based on the unanimous recommendation of a special committee of independent directors of SAFE with respect to the merger proposal, the disinterested members of SAFE’s board of directors have unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of SAFE and its stockholders and the SAFE board of directors recommends that SAFE stockholders vote (i) “FOR” the approval of the SAFE merger proposal, (ii) “FOR” the approval of the SAFE Caret amendment proposal and (iii) “FOR” the approval of the SAFE adjournment proposal.
More information about STAR, SAFE, the special meetings, the merger agreement and the transactions contemplated thereby, including the merger, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 34.
Whether or not you expect to attend your company’s special meeting, the details of which are described in the accompanying joint proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the applicable special meeting.
If STAR stockholders have any questions or require assistance in voting their shares of STAR common stock, they should call Innisfree M&A Incorporated, STAR’s proxy solicitor for its special meeting, at (877) 825-8777.
If SAFE stockholders have any questions or require assistance in voting their shares of SAFE common stock, they should call D.F. King & Co., Inc., SAFE’s proxy solicitor for its special meeting, at (888) 887-0082.
We hope to see you at the applicable special meeting and look forward to the successful completion of the merger.
On behalf of the boards of directors of STAR and SAFE, thank you for your consideration and continued support.
Sincerely,
Jay Sugarman Chairman of the Board of Directors and Chief Executive Officer of STAR and SAFE	Barry Ridings Chairman of the STAR Special Committee	Stefan Selig Member of the SAFE Special Committee
Neither the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated January 30, 2023 and is first being mailed to STAR stockholders and SAFE stockholders on or about February 6, 2023.

iStar Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 9, 2023
Dear Stockholders of iStar Inc.:
We are pleased to invite you to attend a special meeting of stockholders of iStar Inc., a Maryland corporation (which we refer to as “STAR”). The meeting will be held on March 9, 2023 at 9:00 a.m., Eastern Time in a virtual meeting format (which we refer to as the “STAR special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the merger of Safehold Inc., a Maryland corporation (which we refer to as “SAFE”), with and into STAR, with STAR continuing as the surviving corporation and operating under the name “Safehold Inc.” (which we refer to as “New SAFE”), as contemplated by the merger agreement (which we refer to, as amended from time to time, as the “merger agreement”) entered into by and between STAR and SAFE on August 10, 2022 (which we refer to as the “STAR merger proposal”);

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a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of New SAFE (which we refer to as “New SAFE common stock”) in connection with the merger (which we refer to as the “STAR stock issuance proposal”);

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a proposal to approve, on a non-binding advisory basis, certain compensation that STAR’s named executive officers may receive in connection with the merger (which we refer to as the “STAR non-binding advisory compensation proposal”); and

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a proposal to approve the adjournment of the STAR special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the STAR special meeting, or any adjournment or postponement thereof, to approve each of the STAR merger proposal and the STAR stock issuance proposal (which we refer to as the “STAR adjournment proposal”).

The approval by STAR stockholders of each of the STAR merger proposal and the STAR stock issuance proposal is a condition to the completion of the merger. If each of the STAR merger proposal and the STAR stock issuance proposal is not approved, the merger and related transactions will not be completed.
Since the vote on the STAR non-binding advisory compensation proposal is advisory only, it will not be binding on STAR. Accordingly, if the STAR merger proposal is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the STAR non-binding advisory compensation proposal.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the STAR special meeting.
The special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the special meeting online by visiting www.meetnow.global/MRQGCDJ. You also will be able to vote your shares online by attending the special meeting by webcast.

To participate in the special meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.
Holders of record of shares of common stock, par value $0.001 per share, of STAR (which we refer to as “STAR common stock”) and shares of 8% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, of STAR (which we refer to as “STAR Series D preferred stock”) at the close of business on January 27, 2023 are entitled to notice of, and to vote at, the STAR special meeting and any adjournments or postponements of the STAR special meeting.
To be approved, the STAR merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of STAR common stock and STAR 8% Series D Cumulative Redeemable preferred stock (which we refer to as the “STAR Series D preferred stock”) entitled to vote thereon, voting together as a single class, assuming a quorum is present.
To be approved, each of the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal and the STAR adjournment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present. If a quorum is not present, the chairman of the STAR special meeting may adjourn the meeting.
Your vote is important. Whether or not you expect to attend the STAR special meeting, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the STAR special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.
By Order of the Board of Directors,
Geoffrey M. Dugan
General Counsel, Corporate and Secretary
January 30, 2023
New York, New York

Safehold Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 9, 2023
Dear Stockholders of Safehold Inc.:
We are pleased to invite you to attend a special meeting of stockholders of Safehold Inc., a Maryland corporation (which we refer to as “SAFE”). The meeting will be held on March 9, 2023 at 10:00 a.m., Eastern Time in a virtual meeting format (which we refer to as the “SAFE special meeting”), to consider and vote upon the following matters:
•
a proposal to approve the merger of SAFE with and into iStar Inc., a Maryland corporation (which we refer to as “STAR”), with STAR continuing as the surviving corporation and operating under the name “Safehold Inc.” (which we refer to as “New SAFE”), as contemplated by the merger agreement (which we refer to, as amended from time to time, as the “merger agreement”) entered into by and between STAR and SAFE on August 10, 2022 (which we refer to, collectively, as the “SAFE merger proposal”);

•
a proposal to approve certain changes to SAFE’s Caret program (which we refer to as the “SAFE Caret amendment proposal”); and

•
a proposal to approve the adjournment of the SAFE special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the SAFE special meeting, or any adjournment or postponement thereof, to approve each of the SAFE merger proposal and the SAFE Caret amendment proposal (which we refer to as the “SAFE adjournment proposal”).

The approval by SAFE stockholders of the SAFE merger proposal is a condition to the completion of the merger. If the SAFE merger proposal is not approved, the merger and related transactions will not be completed.
The approval by SAFE stockholders of the SAFE Caret amendment proposal is not a condition to the completion of the merger; however, the approval of the SAFE Caret amendment proposal is a condition to the closing of the sale by STAR of $200 million of shares of SAFE common stock to a third-party investor, the proceeds of which are intended to be used by STAR to reduce the outstanding principal amount of STAR’s senior unsecured notes. The merger agreement includes a covenant of STAR to repay its outstanding senior unsecured notes substantially concurrently with completion of the merger.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the SAFE special meeting.
The special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the special meeting online by visiting www.meetnow.global/MWAJW2J. You also will be able to vote your shares online by attending the special meeting by webcast.
To participate in the special meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.

Holders of record of shares of common stock, par value $0.01 per share, of SAFE (which we refer to as the “SAFE common stock”), at the close of business on January 27, 2023 are entitled to notice of, and to vote on, all proposals at the SAFE special meeting and any adjournments or postponements of the SAFE special meeting.
To be approved, the SAFE merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon, assuming a quorum is present.
To be approved, each of the SAFE Caret amendment proposal and the SAFE adjournment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present. If a quorum is not present, the chairman of the SAFE special meeting may adjourn the meeting.
Your vote is important. Whether or not you expect to attend the SAFE special meeting, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the SAFE special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.
By Order of the Board of Directors,
Geoffrey M. Dugan
General Counsel, Corporate and
Secretary
January 30, 2023
New York, New York

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about STAR and SAFE from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
iStar Inc. 1114 Avenue of the Americas, 39th Floor New York, New York 10036 (212) 930-9400 Attention: Investor Relations or	Safehold Inc. 1114 Avenue of the Americas, 39th Floor New York, New York 10036 (212) 930-9400 Attention: Investor Relations or

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders may call toll free: (877) 825-8777 Banks and Brokers may call collect: (212) 750-5833	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders may call toll free: (888) 887-0082 Banks and Brokers may call collect: (212) 269-5550 Email: SAFE@dfking.com
Investors may also consult the websites of STAR or SAFE for more information concerning the merger and the other transactions described in this joint proxy statement/prospectus. The website of STAR is www.istar.com and the website of SAFE is www.safeholdinc.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
If you would like to request any documents, please do so by February 27, 2023, in order to receive them before the special meetings.
For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by STAR, constitutes a prospectus of STAR under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the New SAFE common stock to be issued to SAFE stockholders in connection with the merger. This document also constitutes a joint proxy statement of STAR and SAFE under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the STAR special meeting and the SAFE special meeting, at which STAR stockholders and SAFE stockholders, respectively, will be asked to vote upon certain proposals to approve the merger and other related matters.
You should not rely on any information that is not contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 30, 2023. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to STAR stockholders or SAFE stockholders nor the issuance of New SAFE common stock in connection with the merger will create any implication to the contrary.
Neither STAR stockholders nor SAFE stockholders should construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. STAR stockholders and SAFE stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System (EDGAR) of the SEC website at www.sec.gov.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding STAR has been provided by STAR and information contained in this joint proxy statement/prospectus regarding SAFE has been provided by SAFE.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which STAR and SAFE operate and beliefs of and assumptions made by STAR’s management and SAFE’s management, involve uncertainties that could significantly affect the financial or operating results of STAR or SAFE. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving STAR and SAFE, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to tenants, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transactions — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” as well as the following:
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risks associated with the ability to consummate the merger;

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risks associated with the merger exchange ratio and the STAR share consolidation ratio;

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risks associated with the dilution of STAR stockholders in the merger;

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risks associated with the failure to consummate the merger;

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risks associated with provisions in the merger agreement that could discourage a potential competing acquirer of either STAR or SAFE;

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risks associated with the pendency of the merger adversely affecting the businesses of STAR and SAFE;

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risks associated with the different interests in the merger of certain directors and executive officers of STAR and SAFE;

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risks associated with the different interests in the merger of STAR, a significant stockholder of SAFE;

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risks associated with the failure of the spin-off to deliver its intended results;

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risks associated with the spin-off distracting management time and attention and giving rise to disputes or other unfavorable effects;

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risks associated with the spin-off exposing STAR and New SAFE to liabilities arising out of fraudulent conveyance laws;

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risks associated with the agreements entered into in connection with the spin-off not reflecting arm’s-length terms;

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risks associated with the expenses incurred by New SAFE in connection with the transactions;

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risks associated with the inability of New SAFE to retain key employees following the merger;

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risks associated with New SAFE’s failure to effectively manage its operations following the merger;

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risks associated with the trading price of shares of New SAFE common stock following the merger;

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risks associated with the historical and unaudited pro forma condensed combined financial information presented herein not being representative of New SAFE’s results post-transactions;

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risks associated with New SAFE’s indebtedness post-merger;

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risks relating to reductions in distributions and potential dilution to SAFE and New SAFE common stockholders arising from distributions to holders of Caret units (as defined below);

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risks that the proposed changes to the Caret program (as defined below) may fail to improve market recognition of SAFE’s and New SAFE’s two distinct components of value;

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risks relating to potential conflicts of interest between holders of SAFE and New SAFE common stock and holders of Caret units;

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risks that the proposed changes to the Caret program will place certain limitations on SAFE and New SAFE;

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risks associated with STAR or SAFE failing to qualify as a REIT for U.S. federal income tax purposes;

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risks associated with the complex organizational and operational requirements of REITs;

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risks associated with New SAFE’s limited ability to engage in certain prohibited transactions for U.S. federal income tax purposes;

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risks associated with a decline in the market price for New SAFE common stock as a result of the transactions;

•
risks associated with rights of holders of the New SAFE common stock being different from those of holders of the STAR common stock;

•
risks associated with anti-takeover effects of certain provisions of New SAFE’s organizational documents, the MGCL and the documents governing the Caret program;

•
risks associated with certain provisions of New SAFE’s organizational documents limiting shareholder recourse and access to judicial forum;

•
risks associated with New SAFE not paying dividends at or above the rate currently paid by STAR or SAFE post-transactions; and

•
those additional risks and factors discussed in reports filed with the SEC by STAR and SAFE from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither STAR nor SAFE undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

i

ANNEXES

QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a stockholder of iStar Inc., a Maryland corporation (which we refer to as “STAR”), or a stockholder of Safehold Inc., a Maryland corporation (which we refer to as “SAFE”), may have regarding the proposed transactions between STAR and SAFE and the other matters being considered at the special meeting of STAR (which we refer to as the “STAR special meeting”) and at the special meeting of SAFE (which we refer to as the “SAFE special meeting”). STAR and SAFE urge you to carefully read this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.
Q:
What is the merger?

A:
STAR and SAFE have agreed to combine pursuant to the terms of an Agreement and Plan of Merger, dated as of August 10, 2022 (which we refer to, as amended from time to time, as the “merger agreement”), by and between STAR and SAFE. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

The merger agreement provides that, subject to the terms and conditions thereof, SAFE will merge with and into STAR (which we refer to as the “merger”). The surviving company of the merger will be named Safehold Inc. (which we refer to as “New SAFE”) and its shares of common stock will trade on the New York Stock Exchange under the symbol “SAFE.”
In the merger and related transactions, each issued and outstanding share of common stock, par value $0.001 per share, of STAR (which we refer to as the “STAR common stock”) will, by means of a reverse stock split (which we refer to as the “reverse split”), be combined into a fraction of a share of STAR common stock (which we refer to as the “STAR share consolidation ratio”) equal to (i)(a) the number of shares of common stock, par value $0.01 per share, of SAFE (which we refer to as “SAFE common stock”) held by STAR and its wholly-owned subsidiaries as of immediately prior to the reverse split (after giving effect to (w) the spin-off (as defined below), (x) the distribution by STAR of approximately 6.63 million of its shares of SAFE common stock to holders of STAR common stock in a pro rata distribution paid on December 7, 2022 (which we refer to as the “STAR special distribution”); (y) any sales or other distributions by STAR of SAFE common stock that occur prior to the reverse split, including distributions in respect of STAR’s performance incentive program known as “iPIP” and (z) the MSD transactions (as defined below)), plus (b) 1,195,034 (representing $50 million of shares of SAFE common stock based on the volume-weighted average price of the SAFE common stock during the 10-day period ended August 9, 2022), plus (c) the number of shares of SAFE common stock payable in respect of accrued but unpaid management fees owing to STAR, divided by (ii) the aggregate number of issued and outstanding shares of STAR common stock as of immediately prior to the reverse split.
Based on (i) the number of shares of STAR common stock outstanding as of December 31, 2022; (ii) our current estimate of the number of shares of SAFE common stock that will be owned by STAR as of the closing date of the merger (which we define as the “closing date”), after giving effect to the adjustments described in the immediately preceding paragraph; and (iii) the approximate respective trading prices of $28.62 per share of SAFE common stock, as of December 30, 2022, and $7.63 per share of STAR common stock, as of December 30, 2022, we currently estimate that the STAR share consolidation ratio will be approximately 0.153, meaning that, in the reverse split each STAR stockholder is expected to receive approximately 0.153 of a share of STAR common stock for each share of STAR common stock that such stockholder owns prior to the reverse split. These shares will remain outstanding as shares of common stock, par value $0.01 per share, of New SAFE (which we refer to as “New SAFE common stock”) from and after the effective time of the merger (which we refer to as the “effective time”). By virtue of the merger, each share of SAFE common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a fixed number of one share of New SAFE common stock (which we refer to as the “merger exchange ratio”).
The merger exchange ratio of one share of New SAFE common stock for each outstanding share of SAFE common stock (other than certain excluded shares) is fixed. The STAR share consolidation ratio,

which determines the number of shares of New SAFE common stock to be received by holders of STAR common stock in connection with the merger, is not fixed and will be finally determined based on the number of shares of SAFE common stock held by STAR and the number of shares of STAR common stock outstanding at the time of the reverse split, which will occur just prior to the merger. The final STAR share consolidation ratio is subject to change based on a number of factors and may be higher or lower than 0.153. Items that could cause a change in the final STAR share consolidation ratio include, without limitation, any of the following that may occur prior to the closing of the merger: sales or other distributions by STAR of shares of SAFE common stock owned by STAR; increases or decreases in the price of SAFE common stock which, among other things, will affect the number of shares of SAFE common stock that STAR will be required to distribute to participants in its iPIP programs and that will serve as collateral for a margin loan financing related to the spin-off, as discussed further below; the receipt of lower prices than anticipated for legacy asset sales, delays in the anticipated timing of legacy asset sales and/or insufficient sales of legacy assets, which could necessitate STAR having to sell SAFE shares in order to raise additional cash proceeds to satisfy its liabilities; and delays in the timing of closing of the merger, which could also necessitate STAR having to raise additional cash from sales of SAFE shares to compensate for cash used to fund operating activities.
Based on December 30, 2022 stock prices and assuming a STAR share consolidation ratio of 0.153, we currently estimate that New SAFE will have approximately 63.8 million shares of New SAFE common stock outstanding upon completion of the merger, of which (x) approximately 36.5 million shares (or approximately 57.2%) will have been issued to holders of SAFE common stock (other than STAR) in the merger (including former stockholders of STAR who received an aggregate of approximately 6.63 million (or approximately 10.4% of the outstanding shares of New SAFE) shares of SAFE common stock in the STAR special distribution and continue to hold their SAFE shares at the effective time of the merger); (y) approximately 13.3 million shares (or approximately 20.9%) will have been issued to holders of STAR common stock in the reverse split; and (z) approximately 14.0 million shares (or approximately 21.9%) will have been contributed by STAR to SpinCo.
Holders of outstanding preferred stock, par value $0.001 per share, of STAR (which we refer to as “STAR preferred stock”) will receive cash in the merger in an amount per share equal to the liquidation preference of such share of preferred stock plus accrued and unpaid dividends to the closing date.
Q:
What happens if the market price of shares of STAR common stock or SAFE common stock changes before the closing of the merger?

A:
As discussed in the answer to the preceding question, changes in the market price of SAFE common stock will impact the number of shares of SAFE common stock that STAR will own at the time of the reverse split, which in turn will affect the final STAR share consolidation ratio. The final STAR share consolidation ratio is relevant to the relative ownership percentages of former holders of STAR common stock, as a group, and former holders of SAFE common stock, as a group, of the New SAFE common stock immediately after giving effect to the merger.

Q:
What is the SAFE Caret amendment?

A:
The SAFE Caret amendment is a proposed amendment to the terms of SAFE’s existing Caret program to effect a restructuring of the Caret program and significant changes to the terms of the Caret units, including, among other matters:

•
eliminating Caret unit holders’ rights to refinancing proceeds in excess of an asset’s investment basis;

•
limiting distributions to Caret units in certain circumstances, such as restricting future Caret unit distributions until SAFE (as holder of the GL units (as defined below)) is made whole in the event the operating partnership of SAFE (and of New SAFE after the merger) (which we refer to as “Portfolio Holdings”) fails to recover its investment basis in certain ground lease assets from the sale thereof following a default under the corresponding ground lease;

•
expanding the circumstances pursuant to which Portfolio Holdings is required to sell a ground lease asset and requiring sales of a ground lease asset to an unaffiliated third party or through an arm’s length marketed process; and

•
providing that any material amendment to the limited liability company agreement of Portfolio Holdings, after giving effect to the SAFE Caret amendment (which we refer to as the “Portfolio Holdings LLCA”), that adversely impacts the interest of Caret unit holders, subject to certain agreed exceptions, will require the consent of (i) a majority of Caret unit holders that are not SAFE (or, after the merger, New SAFE) or members of its management, prior to certain specified liquidity transactions, and (ii) a majority of the members of a committee of independent directors and, for certain amendments, a majority of Caret unit holders that are not SAFE (or, after the merger, New SAFE) or members of its management, following certain specified liquidity transactions.

For more information, see “SAFE Proposal 2: The SAFE Caret Amendment Proposal.”
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
The merger cannot be completed unless the following conditions are satisfied or waived (if waivable):

•
STAR stockholders vote to approve the merger (which we refer to as the “STAR merger proposal”);

•
STAR stockholders vote to approve the issuance of shares of New SAFE common stock in connection with the merger (which we refer to as the “STAR stock issuance proposal”); and

•
SAFE stockholders vote to approve the merger (which we refer to as the “SAFE merger proposal”).

The approval by SAFE stockholders of the SAFE Caret amendment proposal is not a condition to the completion of the merger; however, the approval of the SAFE Caret amendment proposal is a condition to the closing of the MSD transactions (as defined below), the proceeds of which are intended to be used by STAR to reduce the outstanding principal amount of STAR’s senior unsecured notes. The merger agreement includes a covenant of STAR to repay its outstanding senior unsecured notes substantially concurrently with completion of the merger.
Each of STAR and SAFE will hold separate special meetings of their stockholders to obtain approvals for these and other related proposals as described herein.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the STAR board of directors is soliciting proxies from its stockholders and the SAFE board of directors is soliciting proxies from its stockholders. It is a prospectus because New SAFE will issue shares of its common stock in connection with the merger. The enclosed voting materials allow you to vote your shares without attending your respective meeting.
Your vote is important. We encourage you to vote as soon as possible.
Q:
Why is STAR proposing the merger?

A:
Among other reasons, the STAR board of directors, acting on the recommendation of a committee comprised solely of independent directors (which we refer to as the “STAR special committee”), approved the merger agreement and recommended that STAR stockholders approve the STAR merger proposal and the STAR stock issuance proposal because the merger represents the culmination of STAR’s stated corporate strategy since 2019 and they believe that the merger and related transactions will provide a number of strategic benefits and opportunities for STAR stockholders. For more information, see “The Merger — STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors.”

Q:
Why is SAFE proposing the merger?

A:
Among other reasons, the SAFE board of directors, acting on the recommendation of a committee comprised solely of independent directors (which we refer to as the “SAFE special committee”), approved the merger agreement and recommended that SAFE stockholders approve the SAFE merger proposal based on a number of strategic and financial benefits, including the potential for New SAFE to create additional long-term value for SAFE stockholders due to its improved credit profile and stronger balance sheet and enhanced ability to raise capital in the future, and the expected cost savings and value that SAFE stockholders will benefit from through the internalization of STAR’s management team and intellectual property. For more information, see “The Merger — SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors.”
Q:
Why is SAFE proposing the Caret amendment?

A:
Approval of the Caret amendment proposal by SAFE stockholders is required to consummate the MSD transactions, as defined below. Additionally, among other reasons, the SAFE board of directors believes that the proposed modifications to the Caret program reflect various enhancements that should help to achieve the stated purpose of improving the recognition of the value of unrealized capital appreciation (as defined below) in SAFE’s ground lease portfolio, simplify the overall structure of SAFE’s Caret program and better position SAFE to make potential future sales of Caret units to investors in either private or public offerings. For more information, see “SAFE Proposal 2: The SAFE Caret Amendment Proposal — Principal Reasons for Changes to the Caret Program” and “The MSD Transactions.”

Q:
What are the MSD Transactions and why are they important?

A:
STAR and MSD Partners, L.P. (which we refer to as “MSD Partners”) entered into a stock purchase agreement, dated as of August 10, 2022, to which SAFE is also a party, pursuant to which MSD Partners has agreed to purchase 5,405,406 shares of SAFE common stock from STAR for an aggregate purchase price of $200,000,022.00, or $37.00 per share, payable in cash. We refer to this transaction as the “MSD stock purchase.” SAFE and Caret Ventures LLC (which we refer to as “Caret Ventures”) entered into a subscription agreement, dated as of August 10, 2022, with MSD Partners pursuant to which MSD Partners has subscribed to purchase 100,000 Caret units for an aggregate purchase price of $20,000,000.00, payable in cash. We refer to this transaction as the “MSD Caret unit purchase,” and together with the MSD stock purchase as the “MSD transactions.” The closings of the MSD stock purchase and the MSD Caret unit purchase are conditioned on each other and will take place immediately prior to, and on the same date as, the closing of the merger, subject to the satisfaction of certain other closing conditions. The closing of the MSD Caret unit purchase is subject to the approval of the SAFE Caret amendment proposal at the special meeting. If the SAFE Caret amendment proposal is not approved at the special meeting, MSD Partners will have the right to terminate both the MSD Caret unit purchase and the MSD stock purchase. In addition, if the merger agreement is terminated for any reason, the MSD stock purchase agreement and the MSD Caret unit subscription agreement (as defined below) will also terminate.

STAR intends to use the proceeds of the MSD stock purchase to reduce the outstanding principal amount of its senior unsecured notes. The merger agreement includes a covenant of STAR to repay its outstanding senior unsecured notes substantially concurrently with completion of the merger. If the MSD stock purchase does not occur for any reason, STAR will have to obtain $200 million from other sources in order to satisfy that covenant.
Q:
What is the spin-off and why is it important?

A:
Prior to the merger, STAR will consummate (1) a series of internal reorganization and separation transactions (which we refer to, collectively, as the “SpinCo reorganization”) in order to separate its remaining legacy non-ground lease assets and businesses into a separate public company, STAR Holdings, a Maryland statutory trust (which we refer to as “SpinCo”) and (2) a pro-rata distribution of the common shares of SpinCo to STAR’s common stockholders (which we refer to as the “SpinCo distribution” and, together with the SpinCo reorganization, the “spin-off”). The spin-off is important because it will separate STAR’s assets and liabilities related to its non-ground lease business from STAR before STAR and SAFE complete the merger. Completing the spin-off prior to the merger will improve New SAFE’s credit profile and enable New SAFE to be dedicated to the ground lease business. SpinCo will be dedicated to the business of managing and monetizing STAR’s remaining non-ground lease legacy assets, which are comprised primarily of interests in real properties that present uncertain future cash flows, and shares of New SAFE.

Q:
What are the reasons for the reverse split?

A:
The reverse split will function to combine the outstanding shares of STAR common stock into fractions of a share equal to the STAR share consolidation ratio, after which new shares will be issued pursuant to the merger to holders of SAFE common stock. The reverse split and the STAR share consolidation ratio are designed to achieve a result similar to STAR making a distribution of its shares of SAFE common stock to the holders of STAR common stock immediately prior to the merger, after the adjustments contemplated by the STAR share consolidation ratio. For more information, see “The Merger Agreement — Reverse Split.”

Q:
When and where will the special meetings be held?

A:
The STAR special meeting will be held on March 9, 2023 at 9:00 a.m., Eastern Time. The special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the special meeting online and submit your questions during the meeting by visiting www.meetnow.global/MRQGCDJ. You also will be able to vote your shares online by attending the special meeting by webcast.

To participate in the special meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
The SAFE special meeting will be held on March 9, 2023 at 10:00 a.m., Eastern Time. The special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the special meeting online and submit your questions during the meeting by visiting www.meetnow.global/MWAJW2J. You also will be able to vote your shares online by attending the special meeting by webcast.
To participate in the special meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
Q:
How do I vote?

A:
STAR.   If you are a holder of record of STAR common stock or shares of 8% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, of STAR (which we refer to as “STAR Series D preferred stock”) as of the record date for the STAR special meeting, you may vote on the applicable proposals by:

•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold STAR common stock or STAR Series D preferred stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the STAR special meeting.

SAFE.   If you are a holder of record of SAFE common stock as of the record date for the SAFE special meeting, you may vote on the applicable proposal by:
•
accessing the Internet website specified on your proxy card;

•
calling the toll-free number specified on your proxy card; or

•
signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of SAFE common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the SAFE special meeting.
Q:
What am I being asked to vote on?

A:
STAR.   STAR stockholders are being asked to vote on (i) the STAR merger proposal, (ii) the STAR stock issuance proposal, (iii) a proposal to approve, on a non-binding advisory basis, certain compensation that STAR’s named executive officers may receive in connection with the merger (which we refer to as the “STAR non-binding advisory compensation proposal”) and (iv) a proposal to approve the adjournment from time to time of the STAR special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the STAR special meeting, or any adjournment or postponement thereof, to approve each of the STAR merger proposal and the STAR stock issuance proposal (which we refer to as the “STAR adjournment proposal”). STAR stockholders are not being asked to vote on the spin-off.

SAFE.   SAFE stockholders are being asked to vote on (i) the SAFE merger proposal, (ii) a proposal to approve certain changes to SAFE’s Caret program (which we refer to as the “SAFE Caret amendment proposal”) and (iii) a proposal to approve the adjournment from time to time of the SAFE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the SAFE merger proposal at the time of the SAFE special meeting or any adjournment or postponement thereof (which we refer to as the “SAFE adjournment proposal”).
The merger cannot be completed without the approval by STAR stockholders of the STAR merger proposal and the STAR stock issuance proposal and the approval by SAFE stockholders of the SAFE merger proposal. Approval of the SAFE Caret amendment proposal is not a condition to completion of the merger, but is a condition to completion of the MSD transactions.
Q:
What vote is required to approve each proposal?

A:
STAR.

•
The STAR merger proposal requires the affirmative vote of holders of at least a majority of the votes entitled to be cast by holders of the outstanding shares of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present.

•
The STAR stock issuance proposal, the STAR non-binding advisory compensation proposal and the STAR adjournment proposal each require the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present. If a quorum is not present, the chair of the STAR special meeting may adjourn the meeting.

SAFE.
•
The SAFE merger proposal requires the affirmative vote of holders of at least a majority of the votes entitled to be cast by holders of the outstanding shares of SAFE common stock, assuming a quorum is present.

•
The SAFE Caret amendment proposal and the SAFE adjournment proposal each require the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present. If a quorum is not present, the chair of the SAFE special meeting may adjourn the meeting.

Q:
How do the boards of directors of STAR and SAFE recommend that I vote?

A:
STAR.   The STAR board of directors unanimously recommends that holders of STAR common stock and holders of STAR Series D preferred stock vote “FOR” the STAR merger proposal, “FOR” the STAR stock issuance proposal, “FOR” the STAR non-binding advisory compensation proposal and “FOR” the STAR adjournment proposal.

SAFE.   The SAFE board of directors unanimously recommends that holders of SAFE common stock vote “FOR” the SAFE merger proposal, “FOR” the SAFE Caret amendment proposal and “FOR” the SAFE adjournment proposal.
Q:
How many votes do I have?

A:
STAR.   Holders of STAR common stock are entitled to one vote for each share of common stock owned as of the close of business on January 27, 2023, the record date for the STAR special meeting. Holders of STAR Series D preferred stock are entitled to 0.25 votes for each share of STAR Series D preferred stock owned as of the record date for the STAR special meeting. As of the close of business on the record date for the STAR special meeting, there were 86,831,977 outstanding shares of STAR common stock and 4,000,000 outstanding shares of STAR Series D preferred stock, approximately 4.0% and 0.05% of which, respectively, were beneficially owned by the directors and executive officers of STAR.

SAFE.   Holders of SAFE common stock are entitled to one vote for each share of common stock owned as of the close of business on January 27, 2023, the record date for the SAFE special meeting. For more information, see “Questions and Answers — Have any stockholders already agreed to approve the merger and other proposals?” As of the close of business on the record date for the SAFE special meeting, there were 62,397,416 outstanding shares of SAFE common stock, approximately 1.0% of which were beneficially owned by the directors and executive officers of SAFE.
Q:
What constitutes a quorum?

A:
STAR.   Holders of enough outstanding STAR common stock and STAR Series D preferred stock on the record date, in the aggregate, to cast a majority of the votes entitled to be cast must be present or represented by proxy to constitute a quorum at the STAR special meeting.

SAFE.   Holders of the outstanding SAFE common stock on the record date entitled to cast a majority of all the votes entitled to be cast must be present in person or represented by proxy to constitute a quorum at the SAFE special meeting.
Q:
Have any stockholders already agreed to approve the merger and other proposals?

A:
Yes. Pursuant to a voting agreement, dated as of August 10, 2022, by and between STAR and SAFE (which we refer to as the “STAR voting agreement”), STAR will vote its shares representing 41.9% of the outstanding SAFE common stock to (i) approve the merger and take certain other actions, including voting against any alternative acquisition proposal or other proposal which could reasonably be expected to materially delay, postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement; and (ii) approve the SAFE Caret amendment proposal and the SAFE adjournment proposal. In accordance with the terms of the existing stockholders’ agreement between SAFE and STAR, the remainder of the SAFE common stock owned by STAR will be voted in the same manner and proportion as the votes cast by the remaining shareholders of SAFE. The STAR voting agreement and the obligations thereunder terminate upon the termination of the merger agreement in accordance with its terms. For more information, see “Certain Agreements Related to the Transactions — Voting Agreement.”

Q:
If my shares of common stock or preferred stock are held in “street name” by my broker, will my broker vote my shares for me?

A:
If you hold your shares of common stock or preferred stock in a stock brokerage account or if your shares of common stock or preferred stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock or preferred stock, as applicable. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock or preferred stock held in street name by returning a proxy card directly to STAR or SAFE or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of STAR common stock, STAR Series D preferred stock or SAFE common stock on behalf of their customers may not give a proxy to STAR or SAFE to vote those shares without specific instructions from their customers.
Q:
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:
STAR.   If you are a STAR stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of STAR common stock or STAR Series D preferred stock, your broker may not vote your shares on any of the STAR proposals. Failure to instruct your broker, bank or nominee how to vote will have the same effect as a vote against the STAR merger proposal, but will have no effect on the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal or the STAR adjournment proposal.

SAFE.   If you are a SAFE stockholder and you fail to instruct your broker, bank or nominee to vote your shares of SAFE common stock, your broker may not vote your shares on any of the SAFE proposals. Failure to instruct your broker, bank or nominee how to vote will have the same effect as a vote against the SAFE merger proposal, but will have no effect on the SAFE Caret amendment proposal or the SAFE adjournment proposal.
A broker non-vote occurs when a broker, bank or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the broker, bank or other nominee has discretionary authority. It is expected that all proposals to be voted on at the STAR special meeting and the SAFE special meeting will be “non-routine” matters and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at either the STAR special meeting or the SAFE special meeting. If your broker, bank or nominee holds your shares of STAR common stock, STAR Series D preferred stock or SAFE common stock in “street name,” such entity will vote your shares only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Q:
What will happen if I fail to vote or I abstain from voting?

A:
STAR.   If you are a STAR stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the STAR merger proposal, but it will have no effect on the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal or the STAR adjournment proposal. Abstentions will be considered present for the purpose of determining the presence of a quorum.

SAFE.   If you are a SAFE stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the SAFE merger proposal, but it will have no effect on the SAFE Caret amendment proposal or the SAFE adjournment proposal. Abstentions will be considered present for the purpose of determining the presence of a quorum.
Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of STAR common stock, STAR Series D preferred stock or SAFE common stock will be voted in accordance with the recommendation described in this joint proxy statement/prospectus of the STAR board of directors or SAFE board of directors, as applicable, with respect to such proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend your special meeting and personally vote at the meeting, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Attending the STAR special meeting or the SAFE special meeting without voting will not, by itself, revoke your proxy. If your shares of STAR common stock, STAR Series D preferred stock or SAFE common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of STAR or secretary of SAFE, as appropriate, no later than the beginning of the applicable special meeting. If your shares of STAR common stock, STAR Series D preferred stock or SAFE common stock are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.
Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of SAFE common stock?

A:
STAR and SAFE intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). The obligation of STAR to effect the merger is conditioned on STAR’s receipt of an opinion from Clifford Chance US LLP (or, if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to STAR), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of SAFE to effect the merger is conditioned on SAFE’s receipt of an opinion from Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to SAFE), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the qualifications and limitations set forth herein, a U.S. holder of SAFE common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of New SAFE common stock in exchange for SAFE common stock in the merger.

The particular consequences of the merger to each SAFE stockholder depend on such holder’s particular facts and circumstances. SAFE stockholders are urged to consult their tax advisors to understand fully the consequences to them of the merger in their specific circumstances. For more information, see “Certain Material U.S. Federal Income Tax Consequences of the Merger.”
Q:
What are the material U.S. federal income tax consequences of the reverse split and the merger to holders of STAR common stock?

A:
Subject to the assumptions, qualifications and limitations set forth herein, a U.S. holder of STAR common stock will not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional STAR share. A U.S. holder’s aggregate tax basis in the STAR common stock received pursuant to the reverse split will equal the aggregate tax basis of the STAR common stock surrendered (excluding any portion of such basis that is allocated to a fractional share of STAR common stock), and such U.S. holder’s holding period in the STAR common stock received will include the holding period in the STAR common stock surrendered. A U.S. holder of STAR common stock that receives cash in lieu of a fractional STAR share pursuant to the reverse split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the STAR common stock surrendered that is allocated to such fractional STAR share. The Merger, which will occur immediately following the reverse split, will have no U.S. federal income tax consequences to a U.S. holder of STAR common stock (other than a U.S. holder that receives New SAFE common stock pursuant to the merger agreement, as described in the section entitled “Certain Material U.S. Federal Income Tax Consequences”). Non-U.S. holders of STAR common stock generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with either the reverse split or the merger.
Please review the information set forth in the section entitled “Certain Material U.S. Federal Income Tax Consequences” for a more complete description of the material U.S. federal income tax consequences of the reverse split and the merger to holders of STAR common stock. The tax consequences to you of the reverse split and the merger will depend on your particular facts and circumstances. Please consult your own tax advisors as to the specific tax consequences to you of the reverse split and the merger.
Q:
Are there any conditions to closing of the merger that must be satisfied for the merger to be completed?

A:
Yes. In addition to the approvals of the merger by the stockholders of each of STAR and SAFE as described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated. For more information, see “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
When do you expect the merger to be completed?

A:
STAR and SAFE are working to complete the merger as promptly as reasonably practicable, and currently anticipate that closing will occur in the first half of 2023. However, the merger is subject to various conditions, and it is possible that factors outside the control of STAR and SAFE could result in the merger being completed at a later time, or not at all.

Q:
Are STAR and SAFE stockholders entitled to appraisal rights in connection with the merger?

A:
No. Holders of STAR common stock, STAR Series D preferred stock and SAFE common stock will not be entitled to appraisal rights or dissenters’ rights in the merger under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”). For more information, see “The Merger — No Appraisal or Dissenters’ Rights.”

Q:
What will happen if the SAFE stockholders vote to approve the SAFE Caret amendment proposal but the merger is not approved by stockholders of each of STAR and SAFE, or if the stockholders of each of STAR and SAFE vote to approve the merger, but the SAFE Caret amendment proposal is not approved by stockholders of SAFE?

A:
If the merger is not approved by stockholders of each of STAR and SAFE, the SAFE board of directors will nevertheless have discretion as to whether or not to implement the changes to the Caret program contemplated by the SAFE Caret amendment proposal. While the completion of the merger and spin-off and approval by SAFE stockholders of the SAFE Caret amendment proposal are conditions to the consummation of the MSD transactions, the SAFE board of directors will also have discretion to implement such changes if the SAFE Caret amendment proposal is not approved.

If the merger is approved by the stockholders of each of STAR and SAFE but the SAFE Caret amendment proposal is not approved by the stockholders of SAFE, MSD Partners will not be obligated to consummate the MSD transactions. If the MSD stock purchase does not occur for any reason, STAR will have to obtain $200 million from other sources in order to satisfy its obligations under the merger agreement to repay all of its outstanding senior unsecured notes substantially concurrently with completion of the merger.
Q:
Are there any conditions that must be satisfied for the SAFE Caret changes to be completed?

A:
No. However, because approval of the SAFE Caret amendment proposal by the stockholders of SAFE is a condition to the consummation of the MSD transactions, the MSD transactions may not be consummated if the SAFE Caret amendment is not approved.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be voted at the STAR special meeting or the SAFE special meeting:

•
you can attend the applicable special meeting and vote in person;

•
you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•
you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q:
Do I need to do anything with my stock certificates now?

A:
STAR.   If you are a holder of STAR common stock, you should not submit your STAR stock certificates at this time. After the reverse split is completed, if you held certificates representing STAR common stock issued and outstanding immediately prior to the reverse split, Computershare, the exchange agent for STAR (which we refer to as the “exchange agent”), will send you a letter of transmittal and instructions for exchanging your certificates representing STAR common stock. STAR will not issue stock certificates in respect of shares of STAR common stock, except as required by law. STAR stockholders who are entitled to receive new shares as a result of the reverse stock split will receive shares of STAR common stock in book-entry form.

If you are a holder of STAR Series D preferred stock, you should not submit your stock certificates at this time. After the merger is completed, if you held certificates representing STAR Series D preferred stock issued and outstanding immediately prior to the effective time, the exchange agent will send you a letter of transmittal and instructions for exchanging your certificates representing shares of STAR Series D preferred stock for the merger consideration of an amount in immediately available funds (or, if no wire instructions are provided, a check) equal to $25.00 per share of STAR Series D preferred stock plus the aggregate amount of all accrued and unpaid dividends on such shares of STAR Series D preferred stock as of the effective time.
SAFE.   You should not submit your SAFE stock certificates at this time. After the merger is completed, if you held certificates representing SAFE common stock issued and outstanding immediately prior to the effective time, the exchange agent will send you a letter of transmittal and instructions for exchanging your certificates representing SAFE common stock for the merger consideration of one (1) share of New SAFE common stock per share of SAFE common stock (which we refer to as the “common stock merger consideration”). Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, SAFE stockholders will receive the common stock merger consideration.
Q:
Do I need to register in advance to attend the STAR or SAFE special meetings?

A:
If you are a registered stockholder (i.e., you hold your shares through the transfer agent of each of STAR and SAFE, Computershare), you do not need to register to attend the special meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special annual meeting virtually on the Internet.

To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your STAR or SAFE holdings along with your name and email address to Computershare. Requests for registration should be directed to:
Computershare iStar Legal Proxy P.O. Box 43001 Providence, RI 02940-3001	Computershare Safehold Legal Proxy P.O. Box 43001 Providence, RI 02940-3001
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time on February 27, 2023.
You will receive a confirmation of your registration by email after we receive your registration materials.

Q:
Who can help answer my questions?

A:
STAR stockholders or SAFE stockholders who have questions about the merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a STAR stockholder:	If you are a SAFE stockholder:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders may call toll free: (877) 825-8777 Banks and Brokers may call collect: (212) 750-5833	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders may call toll free: (888) 887-0082 Banks and Brokers may call collect: (212) 269-5550 Email: SAFE@dfking.com

SUMMARY
This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. STAR and SAFE urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
iStar Inc. (See page 50)
STAR finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. STAR also manages entities focused on ground lease investments, including SAFE. STAR has invested over $40 billion over the past two decades and is structured as a real estate investment trust (which we refer to as a “REIT”), with a diversified portfolio focused on larger assets located in major metropolitan markets. In 2019, STAR announced that it intended to simplify its balance sheet, reduce its legacy assets and transition its business focus and resources primarily to its ground lease strategy.
The principal executive offices of STAR are located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, and its telephone number is (212) 930-9400. STAR common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “STAR.” Additional information about STAR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”
Safehold Inc. (See page 50)
SAFE is a publicly-traded company that operates its business through one reportable segment by acquiring, managing and capitalizing ground leases. SAFE believes that its business has characteristics comparable to a high-grade, fixed income investment business, but with certain unique advantages. Relative to alternative fixed income investments generally, SAFE’s ground leases typically benefit from built-in growth derived from contractual base rent increases (either at a specified percentage or consumer price index based, or both), and the opportunity to realize value from residual rights to take ownership of the buildings and other improvements on SAFE’s land at no additional cost to SAFE. SAFE believes that these features offer SAFE the opportunity to realize superior risk-adjusted total returns when compared to certain alternative highly-rated investments.
Ground leases generally represent the ownership of land underlying commercial real estate projects that is net leased on a long-term basis (base terms are typically 30 to 99 years, often with tenant renewal options) by the fee owner of the land (landlord) to the owners/operators of the real estate projects built thereon (“Ground Lease”), or what we refer to as a Safehold® ground lease. The property is generally leased on a triple net basis with the tenant generally responsible for taxes, maintenance and insurance as well as all operating costs and capital expenditures. Ground Leases typically provide that at the end of the lease term or upon tenant default and the termination of the Ground Lease upon such default, the land, building and all improvements revert to the landlord. SAFE has become the industry leader in Ground Leases by demonstrating the value of the product to real estate investors, owners, operators and developers and expanding their use throughout major metropolitan areas.
SAFE is managed by SFTY Manager, LLC, a wholly-owned subsidiary of STAR, SAFE’s largest shareholder.
The principal executive offices of SAFE are located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, and its telephone number is (212) 930-9400. SAFE common stock is listed on the NYSE, trading under the symbol “SAFE.” Additional information about SAFE and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

STAR Holdings (See page 50)
SpinCo was formed as a Maryland statutory trust and wholly owned subsidiary of STAR on October 7, 2022 for the purpose of effecting the spin-off. SpinCo will be externally managed by New SAFE following the merger. SpinCo is expected to be publicly traded following the spin-off. The principal executive offices of SpinCo will be located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, (212) 930-9400. (See page 50).
Risk Factors (See page 34)
Before voting at the STAR special meeting or the SAFE special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 34. If any of these risks actually occur, New SAFE’s, STAR’s or SAFE’s business, financial condition or results of operations may be materially adversely affected. These risks include, but are not limited to, the following:
•
the merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•
the merger exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either STAR or SAFE;

•
STAR and SAFE may be unable to successfully integrate their businesses in order to realize the anticipated benefits of the merger;

•
STAR stockholders will be diluted by the merger;

•
STAR and SAFE expect to incur substantial costs in connection with the merger;

•
the spin-off may not deliver its intended results and could give rise to disputes or other unfavorable effects;

•
there are risks relating to the effects of the proposed SAFE Caret changes; and

•
New SAFE may incur adverse tax consequences if STAR or SAFE has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Merger
The Merger Agreement (See page 110)
STAR and SAFE have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The STAR board of directors, based on the unanimous recommendation of the STAR special committee, and the SAFE board of directors, based on the unanimous recommendation of the SAFE special committee, have both approved the merger of STAR and SAFE. STAR and SAFE encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.
Form of the Merger (See page 110)
Pursuant to the merger agreement, upon the terms and subject to the conditions of the merger agreement and in accordance with the MGCL, at the effective time of the merger, SAFE will be merged with and into STAR, with STAR continuing as the surviving corporation of the merger as New SAFE.
Based on December 30, 2022 stock prices and an assumed STAR share consolidation ratio of 0.153, we currently estimate that New SAFE will have approximately 63.8 million shares of New SAFE common stock outstanding upon completion of the merger, of which (x) approximately 36.5 million shares (or approximately 57.2%) will have been issued to holders of SAFE common stock (other than STAR) in the merger (including former stockholders of STAR who received an aggregate of approximately 6.63 million (or approximately 10.4% of the outstanding shares of New SAFE) shares of SAFE common stock in the STAR special distribution and continue to hold their SAFE shares at the effective time of the merger); (y) approximately 13.3 million shares (or approximately 20.9%) will have been issued to holders of STAR common stock in the reverse split; and (z) approximately 14.0 million shares (or 21.9%) will have been contributed by STAR to SpinCo.
Consideration to SAFE Stockholders in the Merger (See page 110)
Pursuant to the terms of the merger agreement, (i) each share of SAFE common stock (other than any shares owned directly by STAR or any of the wholly-owned subsidiaries of STAR or SAFE and in each case not held on behalf of third parties) outstanding immediately prior to the effective time of the merger will be converted into the right to receive one (1) newly issued share of New SAFE common stock, after taking into account the reverse split (which we refer to as the “merger exchange ratio”); and (ii) by way of the reverse split, each share of STAR common stock will be converted into a number of shares of New SAFE common stock based on the STAR share consolidation ratio, which we currently estimate will be approximately 0.153. The merger exchange ratio is fixed and will not be adjusted for changes in the market value of STAR common stock or SAFE common stock. The STAR share consolidation ratio is not fixed and will be calculated primarily based on the number of shares of SAFE common stock held by STAR and the number of shares of STAR common stock outstanding as of the time of the reverse split, as discussed further in the next paragraph. Because of this, the implied value of the consideration to SAFE stockholders in the merger will fluctuate between now and the completion of the merger. For more information, see “Comparative Stock Prices and Dividends.”
The following table presents trading information for STAR common stock and SAFE common stock on August 10, 2022, the last trading day before public announcement of the merger following the closing of trading on that day, and January 20, 2023, the latest practicable date before the date of this joint proxy statement/prospectus. The table also shows the equivalent implied value of a share of STAR common stock on each of the dates, which has been determined by multiplying the market price of a share of SAFE common stock on each of the dates by an estimated STAR share consolidation ratio of 0.153, which has been calculated based on: (i) the number of shares of STAR common stock outstanding and the number of shares of SAFE common stock owned by STAR as of December 31, 2022; (ii) the estimated number of shares of SAFE common stock required to be contributed by STAR to SpinCo and paid to settle iPIP liabilities; (iii) the sale of 5,405,406 shares of SAFE common stock in the MSD transactions; (iv) an upward adjustment of 1,195,034; (v) an estimated number of shares of SAFE common stock to be payable to STAR in respect of accrued but unpaid management fees as of the closing date; and (vi) the special distribution by STAR of approximately 6.63 million shares of SAFE common stock to holders of STAR common stock in a pro rata distribution paid on December 7, 2022. If the closing of the transaction occurs after March 31, 2023 and STAR has not raised certain additional cash proceeds from asset sales and other transactions, the upward adjustment amount of 1,195,034 will be reduced by 358,511, and if the closing of the transaction occurs after June 30, 2023, and STAR has not raised certain additional cash proceeds, the upward adjustment amount of 1,195,034 will be reduced to zero.
The implied per share value of STAR common stock presented below does not reflect the value of SpinCo common shares to be distributed to holders of STAR common stock in the spin-off. In addition, STAR paid the STAR special distribution of 0.07655 shares of SAFE common stock per share of STAR common stock on December 7, 2022.
	STAR Common Stock (Close)(1)	SAFE Common Stock (Close)	Implied Per Share Value of STAR Common Stock in the Merger (Close)
August 10, 2022	$17.08	$43.45	$6.64
January 20, 2023	$8.71	$33.19	$5.07

(1)
The ex-dividend date for the STAR special distribution was November 30, 2022; accordingly, the closing price of STAR common stock on November 30, 2022 reflects the STAR special distribution, but the closing price on August 10, 2022 does not reflect the STAR special distribution.

The market prices of STAR common stock and SAFE common stock fluctuate. As a result, we urge you to obtain current market quotations of STAR common stock and SAFE common stock.

Treatment of STAR Equity Awards in the Charter Amendment and SAFE Restricted Stock in the Merger (See page 111)
•
At the effective time of the filing of the amendment to STAR’s charter (which we refer to as the “charter amendment”) effecting the reverse stock split (which we refer to as the “charter amendment effective time”), upon the terms and subject to the conditions of the merger agreement, each STAR restricted stock unit that is issued and outstanding immediately prior to the effective time of the merger will be adjusted to correspond to a number of shares of STAR common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of STAR common stock subject to such STAR restricted stock unit as of immediately prior to the charter amendment effective time by (ii) the STAR share consolidation ratio. Each unvested STAR restricted stock unit issued and outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger and shall be converted at the closing into the right to receive the number of shares of STAR common stock then subject to such STAR restricted stock unit.

•
At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, each SAFE restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be assumed by STAR and will be converted into a STAR restricted stock award with respect to a number of shares of STAR common stock (rounded to the nearest whole share) equal to the number of shares of SAFE common stock subject to such SAFE restricted stock unit as of immediately prior to the effective time of the merger and shall continue to have and remain subject to the same terms and conditions as applied to such SAFE restricted stock unit as of immediately prior to the effective time of the merger.

The Spin-Off (See page 101)
Prior to the merger, STAR will consummate (1) the SpinCo reorganization and (2) the SpinCo distribution.
The completion of the spin-off is a condition to STAR’s and SAFE’s obligations to close the merger. Each of STAR and SAFE has agreed to cooperate in good faith and use their respective reasonable best efforts to effect the spin-off in accordance with the merger agreement and the separation and distribution agreement to be entered into between STAR and SpinCo at the time of the spin-off, substantially in the form of Annex B to this joint proxy statement/prospectus. STAR will contribute the assets and liabilities of STAR, other than those related to its ground lease business, to SpinCo in order to separate them from the ground lease business assets and liabilities being retained by New SAFE. STAR will also contribute at least $400.0 million of shares of SAFE common stock owned by STAR and at least $50.0 million of cash to SpinCo. STAR expects that the spin-off will occur shortly before or the same day as the closing date.
SpinCo intends to enter into a margin loan in a principal amount of up to $140.0 million with a commercial lender in connection with the spin-off. SpinCo will distribute or pay the proceeds of the margin loan to STAR, and STAR will use the proceeds to repay indebtedness.
In connection with the spin-off, STAR and SpinCo will enter into a management agreement (which we refer to as the “SpinCo management agreement”) under which STAR (or New SAFE after the merger) will manage SpinCo. At the time of the merger, New SAFE will enter into a term loan (which we refer to as the “SpinCo term loan facility”), a governance agreement and a registration rights agreement with SpinCo. For additional information on these agreements and the other terms of the spin-off, see “The Spin-Off” and “Certain Agreements Related to the Transactions.”
The MSD Transactions (See page 106)
STAR entered into a stock purchase agreement, dated as of August 10, 2022, with MSD Partners, L.P. (which we refer to as “MSD Partners”), to which SAFE is also a party, pursuant to which MSD Partners has agreed to purchase 5,405,406 shares of SAFE common stock from STAR for an aggregate purchase price of $200.0 million, or $37.00 per share, payable in cash. We refer to this transaction as the “MSD stock purchase.” SAFE and Caret Ventures entered into a subscription agreement, dated as of August 10, 2022, with MSD Partners pursuant to which MSD Partners has subscribed to purchase 100,000 Caret units for an aggregate purchase price of $20.0 million, payable in cash. We refer to this transaction as the “MSD Caret unit purchase,” and together with the MSD stock purchase as the “MSD transactions.” The closings of the MSD stock purchase and the MSD Caret unit purchase are conditioned on each other and will take place immediately prior to, and on the same date as the closing of the merger, subject to the satisfaction of certain other closing conditions. The closing of the MSD Caret unit purchase is subject to the approval of the SAFE Caret amendment proposal at the SAFE special meeting. If the SAFE Caret amendment proposal is not approved at the SAFE special meeting, MSD Partners will have the right to terminate both the MSD Caret unit purchase and the MSD stock purchase. In addition, if the merger agreement is terminated for any reason, the MSD stock purchase agreement and the MSD Caret unit subscription agreement will also terminate. If the MSD stock purchase does not occur for any reason, STAR will have to obtain $200 million from other sources in order to satisfy its obligations under the merger agreement to repay all of its outstanding senior unsecured notes substantially concurrently with completion of the merger. The stock purchase agreement governing the MSD stock purchase (which we refer to as the “MSD stock purchase agreement”) and the subscription agreement for the Caret unit purchase (which we refer to as the “MSD Caret unit subscription agreement”) are included as Annex C and Annex D, respectively to this joint proxy statement/prospectus.
The SAFE Caret Amendment Proposal (See page 149)
In order to improve the recognition of the value of unrealized capital appreciation in SAFE’s ground lease portfolio, simplify the overall structure of SAFE’s Caret program and better position SAFE to make potential future sales of Caret units to investors in either private or public offerings, the SAFE board of directors, together with financial and legal advisors, has been evaluating potential modifications to the terms of the Caret program.
In connection with the MSD Caret unit purchase, which is conditioned on the completion of the merger, MSD Partners negotiated for certain revisions to the Caret program related to its rights as a minority investor in Caret units, including many revisions consistent with those independently considered by the SAFE board of directors in order to improve the marketability of the program. The adoption of these revisions, and their approval by SAFE’s stockholders, are a condition to the closing of the MSD Caret unit purchase. Therefore, SAFE stockholders are asked to approve the changes described under the heading “SAFE Proposal 2: The SAFE Caret Amendment Proposal” to the Portfolio Holdings LLCA, which reflect the result of the negotiation with MSD Partners and which have been recommended by the SAFE board of directors. Although the MSD Caret unit purchase is also conditioned on the completion of the merger, the SAFE board of directors will nevertheless have discretion to implement the changes described herein even if the merger is not completed.
As of December 31, 2022, 9,531,627 of the 10,000,000 currently authorized Caret units are issued and outstanding. As of December 31, 2022, SAFE held 8,000,000 Caret units, representing 83.93% of the then-outstanding Caret units and 80.00% of the then-authorized Caret units.
The STAR Special Meeting (See page 136)
The STAR special meeting will be held at 9:00 a.m., Eastern Time, on March 9, 2023 in a virtual format. You may vote at the STAR special meeting if you owned shares of STAR common stock or STAR Series D preferred stock at the close of business on January 27, 2023, the record date for the STAR special meeting. On the record date for the STAR special meeting, there were 86,831,977 shares of STAR common stock and 4,000,000 shares of STAR Series D preferred stock outstanding and entitled to vote at the STAR special meeting. You may cast one vote for each share of STAR common stock and 0.25 votes for each share of STAR Series D preferred stock that you owned on that date. The STAR common stock and the STAR Series D preferred stock will vote together as one class on all matters presented at the STAR special meeting.
At the STAR special meeting, STAR stockholders will be asked to consider and vote upon:
•
the STAR merger proposal;

•
the STAR stock issuance proposal;

•
the STAR non-binding advisory compensation proposal; and

•
the STAR adjournment proposal, if necessary or appropriate.

The approval of each of the STAR merger proposal and the STAR stock issuance proposal is a condition to the completion of the merger. If the STAR merger proposal or the STAR stock issuance proposal is not approved and the condition in the merger agreement is not waived, the merger and related transactions will not be completed.
The STAR merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of STAR common stock and STAR Series D preferred stock entitled to cast votes on the proposal, voting together as a single class, assuming a quorum is present. Each of the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal and the STAR adjournment proposal requires the affirmative vote of holders of a majority of the votes cast by holders of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present. If a quorum is not present, the chair of the STAR special meeting may adjourn the meeting.
As of the record date for the STAR special meeting, approximately 4.0% of the outstanding shares of STAR common stock and 0.05% of the outstanding shares of STAR Series D preferred stock were held by STAR directors and executive officers and their affiliates. STAR currently expects that the STAR directors and executive officers will vote their shares in favor of all of the proposals set forth above, although none has entered into any agreements obligating them to do so.
The STAR board of directors, based on the unanimous recommendation of the STAR special committee, recommends that STAR stockholders vote “FOR” all of the proposals set forth above. For more information, see “The STAR Special Meeting.”
The SAFE Special Meeting (See page 144)
The SAFE special meeting will be held at 10:00 a.m. Eastern Time, on March 9, 2023 in a virtual format. You may vote at the SAFE special meeting if you owned SAFE common stock at the close of business on January 27, 2023, the record date for the SAFE special meeting. On the record date for the SAFE special meeting, there were 62,397,416 shares of SAFE common stock outstanding and entitled to vote at the SAFE special meeting. Each share of SAFE common stock is entitled to cast one vote on all matters that come before the SAFE special meeting.
At the SAFE special meeting, stockholders of SAFE will be asked to consider and vote upon:
•
the SAFE merger proposal;

•
the SAFE Caret amendment proposal; and

•
the SAFE adjournment proposal, if necessary or appropriate.

The approval of the SAFE merger proposal is a condition to the completion of the merger. If the SAFE merger proposal is not approved, the merger and related transactions will not be completed.
The approval of the SAFE merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon, assuming a quorum is present.
The approval of each of the SAFE Caret amendment proposal and the SAFE adjournment proposal requires the affirmative vote of at least a majority of the votes cast by the holders of outstanding shares of SAFE common stock, assuming a quorum is present. If a quorum is not present, the chair of the SAFE special meeting may adjourn the meeting.
As of the record date for the SAFE special meeting, approximately 1.0% of the outstanding shares of SAFE common stock was held by SAFE directors and executive officers and their affiliates. SAFE currently expects that the directors and executive officers of SAFE will vote their shares in favor of the SAFE merger proposal, the SAFE Caret amendment proposal and the SAFE adjournment proposal, although, other than STAR, none has entered into any agreements obligating them to do so. STAR, which has the power to vote approximately 41.9% of the outstanding shares of SAFE common stock as of the date of the merger agreement, has agreed to vote in favor of the transactions contemplated by the merger agreement, including the SAFE merger proposal, the SAFE Caret amendment proposal and the SAFE adjournment proposal, pursuant to the terms and conditions of the voting agreement. For more information, see “Certain Agreements Related to the Transactions — Voting Agreement.”
The SAFE board of directors unanimously recommends that SAFE stockholders vote “FOR” all of the proposals set forth above. For more information, see “The SAFE Special Meeting.”
Recommendations of the STAR Board of Directors (See page 136)
After careful consideration, the STAR board of directors, on August 10, 2022, upon the unanimous recommendation of the STAR special committee, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of STAR.
The STAR board of directors recommends that the STAR stockholders vote “FOR” the STAR merger proposal, “FOR” the STAR stock issuance proposal, “FOR” the STAR non-binding advisory compensation proposal and “FOR” the STAR adjournment proposal.
For the factors considered by the STAR board of directors and the STAR special committee in reaching their respective decisions to approve the merger agreement and make the foregoing recommendations, see “The Merger — STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors.”
Recommendations of the SAFE Board of Directors (See page 144)
After careful consideration, the SAFE board of directors, on August 10, 2022, upon the unanimous recommendation of the SAFE special committee, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of SAFE and its stockholders. In addition, after careful consideration, the SAFE board of directors, on August 10, 2022, approved the MSD Caret unit subscription agreement and declared the MSD Caret unit subscription agreement and the transactions contemplated thereby, including the MSD Caret unit purchase and the changes to SAFE’s Caret program (which we refer to as the “SAFE Caret changes”), to be advisable and in the best interests of SAFE.
The SAFE board of directors recommends that the SAFE stockholders vote “FOR” the SAFE merger proposal, “FOR” the SAFE Caret amendment proposal and “FOR” the SAFE adjournment proposal.
For the factors considered by the SAFE board of directors and the SAFE special committee in reaching their respective decisions to approve the merger agreement and make the foregoing recommendations, see “The Merger — SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors.”
Opinion of the STAR Special Committee’s Financial Advisor, Lazard Frères & Co. LLC (See page 70)
The STAR special committee retained Lazard Frères & Co. LLC, which we refer to as “Lazard,” to act as its financial advisor in connection with the merger, the spin-off and certain related transactions. In connection with this engagement, the STAR special committee requested that Lazard evaluate the fairness, from a financial point of view, to holders of STAR common stock (other than holders of excluded shares) of the shares of STAR common stock to be received by such holders by way of the reverse split and the common shares of SpinCo to be received by such holders in the spin-off (such shares of STAR common stock and common shares of SpinCo, together, the “transaction consideration”).
On August 10, 2022, at a meeting of the STAR special committee, Lazard rendered to the STAR special committee an oral opinion, which was confirmed by delivery of a written opinion dated August 10, 2022, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the transaction consideration to be received by holders of STAR common stock (other than holders of excluded shares) was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 10, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex E and is incorporated by reference in this document. The summary of the written opinion of Lazard, dated August 10, 2022, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was for the benefit of the STAR special committee (in its capacity as such) and Lazard’s opinion was rendered to the STAR special committee in connection with its evaluation of the merger, the spin-off and related transactions identified in Lazard’s opinion and did not address any terms or other aspects (other than the transaction consideration to the extent expressly specified in Lazard’s opinion) of such transactions. Lazard’s opinion did not address the relative merits of such related transactions compared to any other transaction or business strategy in which STAR might engage or the merits of the underlying decision by STAR to engage in such transactions. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or other transactions or any matter relating thereto. For a description of the opinion that the STAR special committee received from Lazard, see the section entitled “Opinion of STAR’s Financial Advisor, Lazard” beginning on page 70.
Opinion of the SAFE Special Committee’s Financial Advisor, J.P. Morgan Securities LLC (See page 82)
Pursuant to an engagement letter, SAFE retained J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) as financial advisor to the SAFE special committee in connection with the spin-off, the issuance of the SpinCo term loan facility, the reverse split, the par value change and the merger (which we refer to as the “SAFE transactions”).
At the meeting of the SAFE special committee on August 10, 2022, J.P. Morgan rendered its oral opinion to the SAFE special committee that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its August 10, 2022 oral opinion by delivering its written opinion, dated as of August 10, 2022, to the SAFE special committee that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated as of August 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of SAFE common stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the SAFE special committee (in its capacity as such) in connection with and for the purposes of its evaluation of the SAFE transactions, was directed only to the consideration to be paid to the holders of SAFE common stock in the SAFE transactions and did not address any other aspect of the SAFE transactions. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the SAFE transactions to the holders of any other class of securities, creditors or other constituencies of SAFE, or as to the underlying decision by SAFE to engage in the SAFE transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of SAFE as to how such shareholder should vote with respect to the SAFE transactions or any other matter. For a description of the opinion that the SAFE special committee received from J.P. Morgan, see the section entitled “Opinion of SAFE’s Financial Advisor, J.P. Morgan” beginning on page 82.
Interests of STAR’s Directors and Executive Officers in the Merger (See page 91)
In considering the recommendation of the STAR special committee and the STAR board of directors, STAR stockholders should be aware that certain of STAR’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of STAR’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include, but are not limited to, the fact that certain directors of STAR serve as directors of

SAFE, the continued service of certain directors of STAR as directors of New SAFE and SpinCo, the continued employment of the executive officers of STAR by New SAFE following the merger and new equity incentive awards to be granted to them in connection with their post-merger employment, the treatment in the merger of STAR’s iPIP plans and other equity awards, and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to STAR directors and officers. The members of the STAR special committee and the STAR board of directors were aware of and considered these interests relating to STAR, among other matters, in evaluating the merger agreement and the merger, and in recommending that STAR stockholders approve the STAR merger proposal and the STAR stock issuance proposal. For more information, see the section entitled “The Merger — Interests of STAR’s Directors and Officers in the Merger beginning on page 91.
Interests of SAFE’s Directors and Executive Officers in the Merger (See page 96)
In considering the recommendation of the SAFE special committee and board of directors, SAFE stockholders should be aware that certain of SAFE’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of SAFE’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include, but are not limited to, the fact that certain directors of SAFE serve as directors of STAR, the continued service of certain directors of SAFE as directors of New SAFE, the continued employment of the executive officers of STAR by New SAFE following the merger and new equity incentive awards to be granted to them in connection with their post-merger employment and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to SAFE directors and officers. The members of the SAFE special committee and the SAFE board of directors were aware of these interests and considered them, among others, in their authorization, approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby and their recommendation that SAFE’s stockholders approve the SAFE merger proposal agreement and the transactions contemplated thereby. For more information, see the section entitled “The Merger — Interests of SAFE’s Directors and Officers in the Merger beginning on page 96.
Ownership of New SAFE After the Transactions (See page 169)
See “Share Ownership of Certain Beneficial Owners and Management/Directors of STAR” beginning on page 169 and “Share Ownership of Certain Beneficial Owners and Management/Directors of SAFE” beginning on page 171 for information about the beneficial ownership of STAR and SAFE before the effective time of the merger and New SAFE following the effective time of the merger.
Directors and Officers of New SAFE After the Transactions (See page 98)
The merger agreement provides that, from and after the effective time of the merger, and until such time their successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the directors of New SAFE shall consist of a total of seven directors, three of whom will be designated by STAR and four of whom will be designated by SAFE.
In addition, the merger agreement provides that, from and after the effective time of the merger, and until such time their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the officers of STAR as immediately prior to the effective time will be the officers of New SAFE.
Accounting Treatment (See page 98)
STAR and SAFE prepare their financial statements, respectively, in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The merger will be accounted for by applying the acquisition method of accounting, with SAFE treated as the acquirer. For more information, see “The Merger — Accounting Treatment.”

Regulatory Approvals (See page 98)
In connection with the issuance of STAR common stock in the merger, pursuant to the merger agreement, as a condition to the closing of the merger, STAR must file a registration statement with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) under the Securities Act, of which this joint proxy statement/prospectus forms a part, and the Form 10, in each case, that is declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order.
Expected Timing of the Merger (See page 111)
STAR and SAFE are working to complete the merger as promptly as reasonably practicable, and currently anticipate that the closing will occur in the first half of 2023. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For more information, see “Risk Factors — Risks Relating to the Merger.”
Conditions to Completion of the Merger (See page 119)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
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receipt of the requisite approvals of STAR stockholders and SAFE stockholders;

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the SpinCo reorganization and the SpinCo distribution shall have been consummated;

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the approval of listing of STAR common stock to be issued in the merger shall have been approved on the NYSE, and the SpinCo common shares being distributed in connection with the SpinCo distribution shall have been approved for listing on SpinCo’s designated exchange;

•
the SEC having declared effective the Form 10 and the registration statement of which this joint proxy statement/prospectus forms a part, and the Form 10 and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

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the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court or other governmental entity of competent jurisdiction that prevents the consummation of the charter amendment, the par value charter amendment or the merger;

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the accuracy of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations in the merger agreement (subject in most cases to materiality or material adverse effect qualifications), and receipt of an officer’s certificate from each party attesting thereto;

•
STAR having generated a certain amount of minimum proceeds in cash, which it intends to do using cash on hand, proceeds from asset sales and proceeds from the MSD stock purchase;

•
the receipt by each of STAR and SAFE of an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt by each of STAR and SAFE of an opinion of counsel regarding such party’s qualification as a REIT.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation (See page 122)
STAR and SAFE are each subject to a customary “no-shop” provision that requires them to refrain from, and to cease discussions or solicitations with respect to, alternative transactions and subjects them to certain restrictions in considering and negotiating alternative transactions. If either of the parties receives a superior proposal (as defined in “The Merger Agreement — No Solicitation”) or an acquisition proposal

(as defined in “The Merger Agreement — No Solicitation”) that is reasonably likely to result in a superior proposal, the receiving party may, subject to specified conditions and requirements, provide nonpublic information to the proposing party and engage in discussions or negotiations with the party making such a proposal. Each party shall promptly notify the other party of any proposal for an alternative transaction within 48 hours and provide the other party with a copy of such proposal.
In response to a superior proposal, the board of directors of the party receiving such a superior proposal may, subject to specified conditions and requirements, acting on the recommendation of the special committee of that board of directors, change its recommendation with respect to such party’s stockholder vote, and such party may terminate the merger agreement in order to accept such proposal. Prior to effecting such change or terminating the merger agreement, the board of directors of the party receiving the superior proposal must provide the other party with notice, reasons for such action and five business days of good-faith negotiations to counter such proposal.
Termination of the Merger Agreement (See page 124)
The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required approvals of the STAR stockholders and SAFE stockholders are obtained:
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by mutual written consent of STAR and SAFE;

•
by either STAR or SAFE, if the merger is not consummated by September 30, 2023;

•
by either STAR or SAFE, if a court or other governmental entity issues a final and nonappealable order prohibiting the merger;

•
by either STAR or SAFE, if the required approvals of either the STAR stockholders or the SAFE stockholders are not obtained;

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by either STAR or SAFE, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period; provided that SAFE shall not be deemed to have breached any representation or warranty set forth in the merger agreement to the extent STAR or any subsidiary of STAR (including SFTY Manager, LLC, a Delaware limited liability company (which we refer to as the “SpinCo manager”)) has knowledge of such breach as of August 10, 2022 and SAFE shall not be deemed to have breached any representation, warranty, covenant or agreement set forth in the agreement to the extent the principle course of such breach resulted from any action or failure to take any action of STAR or any subsidiary of STAR other than at the express direction of the STAR special committee;

•
by STAR, if the SAFE board of directors changes its recommendation in favor of the approval of the SAFE merger proposal;

•
by SAFE, if the STAR board of directors changes its recommendation regarding the approval of the STAR merger proposal;

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by STAR, to enter into a superior proposal, subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below; and

•
by SAFE, to enter into a superior proposal, subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below.

Fees and Expenses (See pages 124 and 124)
Other than as provided below, whether or not the merger, charter amendment, the par value charter amendment, the SpinCo reorganization, the SpinCo distribution and/or the STAR stock issuance are consummated, all costs and expenses incurred in connection with the merger agreement, the separation and distribution agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such expense. Any expenses incurred by STAR in connection with the merger agreement, the separation and distribution agreement and the transactions contemplated thereby shall not constitute “Expenses” (as such term is defined under the management agreement) reimbursable to the SpinCo manager by SAFE pursuant to the management agreement.

No Appraisal or Dissenters’ Rights (See page 99)
Under Section 3-202 of the MGCL, holders of STAR common stock and STAR Series D preferred stock do not have the right to receive the appraised value of their shares in connection with the merger.
Under Section 3-202 of the MGCL, holders of SAFE common stock do not have the right to receive the appraised value of their shares in connection with the merger.
Specific Performance; Remedies (See page 127)
STAR and SAFE agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement or the transactions contemplated thereby were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that, in addition to any other remedy to which each party would be entitled at law or in equity, each party will be entitled to an injunction or other equitable relief to prevent breaches of the merger agreement or the transactions contemplated thereby and to enforce specifically the terms and provisions the merger agreement in the Circuit Court for Baltimore City, Maryland (or if such court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division). In addition, each of the parties has further consented to the assignment of any action or proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 (or any successor thereto).
Certain Agreements Related to the Transactions
Voting Agreement with STAR (See page 128)
Concurrently with the execution of the merger agreement, SAFE entered into a voting agreement with STAR, which, after giving effect to the STAR special distribution paid on December 7, 2022, beneficially owns approximately 33.9 million shares of SAFE common stock, representing approximately 54.3% of the outstanding shares of SAFE common stock. The voting agreement generally requires STAR (i) not to transfer the shares of SAFE common stock beneficially owned by STAR, subject to certain exceptions and (ii) to vote the shares of SAFE common stock representing 41.9% of the issued and outstanding SAFE common stock at such time (which we refer to as the “covered securities”) in favor of (a) approval of the merger and any other matters set forth in this Joint Proxy Statement to be voted upon by holders of SAFE common stock (including the SAFE Caret amendment proposal) and (b) any proposal to adjourn or postpone the SAFE special meeting to a later date if there are not sufficient votes to approve the merger and against any acquisition proposals, alternative acquisition agreements (as such terms are respectively defined in “The Merger Agreement — No Solicitation”) or any of the transactions contemplated thereby. The voting agreement also requires that STAR vote the covered securities against (i) any action or agreement that could reasonably be expected to result in any condition to the consummation of the merger not being fulfilled or (ii) any action that could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and any action which could reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of STAR in the merger agreement. In accordance with the terms of the existing stockholders’ agreement between SAFE and STAR, the remainder of the SAFE common stock owned by STAR will be voted in the same manner and proportion as the votes cast by the remaining shareholders of SAFE.
SpinCo Management Agreement (See page 129)
In connection with the spin-off, SpinCo will enter into the SpinCo management agreement with the SpinCo manager, which will act as SpinCo’s external manager. Pursuant to the SpinCo management agreement, the SpinCo manager will provide SpinCo with management services and support. The SpinCo management agreement requires the SpinCo manager to manage SpinCo’s assets and SpinCo’s and its subsidiaries’ day-to-day operations in accordance with the management agreement and subject to the supervision of SpinCo’s board of trustees.
SpinCo will pay the SpinCo manager fixed cash management fees of $25.0 million, $15.0 million, $10.0 million and $5.0 million, respectively, in each of the initial four annual terms of the management agreement and 2.0% of the gross book value of SpinCo’s assets excluding shares of SAFE common stock for each annual term thereafter, and will reimburse the SpinCo manager for third party expenses incurred in connection with its services. The management agreement has an initial one year term and may be terminated without cause, subject to notice and the payment of a termination fee. See “The Spin-Off — The SpinCo Management Agreement” on page 129 for more information.
Governance Agreement (See page 131)
Following the SpinCo Distribution and effective upon the effective time, New SAFE will enter into the governance agreement with SpinCo, in order to establish various arrangements and restrictions with respect to the governance of SpinCo, and certain rights and restrictions with respect to shares of New SAFE common stock owned by SpinCo, after the effective time of the merger.
Pursuant to the terms of the governance agreement, SpinCo and its subsidiaries are subject to restrictions on the transfer of any New SAFE common stock held by SpinCo for nine months following the closing date. Furthermore, SpinCo and its subsidiaries are prohibited from transferring at any time any shares of New SAFE common stock held by SpinCo or its subsidiaries to any person who is known by SpinCo or its subsidiaries to be an “Activist” or “Company Competitor” (as such terms are defined in the governance agreement), or to any group that, to the knowledge of SpinCo or its subsidiaries, includes as “Activist” or “Company Competitor,” without first obtaining New SAFE’s prior written consent.
In addition, pursuant to the governance agreement, SpinCo and its affiliates will be subject to certain standstill restrictions until the earliest to occur of (a) the termination of the management agreement; (b) the date on which both (i) SpinCo ceases to beneficially own at least 7.5% of the New SAFE common stock outstanding and (ii) SpinCo is no longer managed by New SAFE or affiliates of New SAFE; or (c) a “change of control” (as such term is defined in the governance agreement) (together, the “restrictive period”).
The standstill restrictions will limit SpinCo’s and its affiliates’ purchases of additional New SAFE common stock in excess of the ownership threshold then applicable to SpinCo. The standstill restrictions will also restrict SpinCo’s and its affiliates’ ability to, among other things, propose a merger or other acquisition transaction relating to all or part of New SAFE, call a special meeting of the stockholders, submit any stockholder proposal, participate in a group for such actions, enter into any voting trust or other agreement with respect to the voting of New SAFE common stock, or seek a change in the composition of New SAFE’s board of directors (including seeking representation on the board).
In addition, during the restrictive period, SpinCo and its subsidiaries will vote all shares of New SAFE common stock owned by them (a) in favor all persons nominated to serve as directors of New SAFE by the board of directors of New SAFE or its nominating and corporate governance committee, (b) against any stockholder proposal that is not recommended by New SAFE and (c) in accordance with the recommendations of the board of directors of New SAFE on all other proposals brought before the stockholders of New SAFE.
Registration Rights Agreement (See page 132)
In connection with the consummation of the merger, New SAFE will enter into a registration rights agreement (the “registration rights agreement”) with SpinCo, pursuant to which New SAFE will be required to file within seven months following the consummation of the merger a shelf registration statement covering the Registrable Shares (as defined in the registration rights agreement) owned by SpinCo (and its permitted assigns) and keep such shelf registration statement effective so long as SpinCo (and its permitted assigns) own Registrable Shares. In addition, SpinCo (and its permitted assigns) will be able to cause New SAFE to undertake one demand registration (including pursuant to an underwritten take down). The registration rights agreement will also grant SpinCo certain customary piggyback registration rights.
Material U.S. Federal Income Tax Consequences of the Merger (See page 133)
STAR and SAFE intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligation of STAR to effect the merger is conditioned on STAR’s receipt of an opinion from Clifford Chance US LLP (or, if Clifford Chance US

LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to STAR), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of SAFE to effect the merger is conditioned on SAFE’s receipt of an opinion from Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to SAFE), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the qualifications and limitations set forth herein, a U.S. holder of SAFE common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of New SAFE common stock in exchange for SAFE common stock in the merger.
You should read “Certain Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax considerations relevant to the merger. The tax consequences of the merger to you will depend on your particular facts and circumstances. You are urged to consult your tax advisor to determine the particular tax consequences of the merger to you.
Comparison of Rights of STAR Stockholders and SAFE Stockholders (See page 173)
The rights of SAFE stockholders will be substantially similar to the rights of STAR stockholders, as New SAFE will be governed by a charter and bylaws which are substantially similar to SAFE’s pre-merger charter and bylaws. However, there will be certain differences. See “Comparison of Rights of STAR Stockholders and New SAFE Stockholders.”

SUMMARY HISTORICAL FINANCIAL DATA OF STAR
The following tables set forth summary consolidated financial information for STAR as of and for each of the years ended December 31, 2021, 2020 and 2019, and as of and for each of the nine-month periods ended September 30, 2022 and 2021.
The summary consolidated financial information for STAR as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 was derived from STAR’s consolidated financial statements contained in STAR’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, as amended on August 22, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The summary consolidated financial information for STAR as of September 30, 2022 and for each of the nine-month periods ended September 30, 2022 and 2021 was derived from STAR’s unaudited consolidated financial statements contained in STAR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with the SEC on November 4, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The following information should be read together with the consolidated financial statements of STAR, the notes related thereto, and the related reports of management on the financial condition and performance of STAR, all of which are contained in the reports of STAR filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”
	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands, except per share data)	2022	2021	2021	2020	2019
Summary Consolidated Statements of Operations:
Revenues:
Operating lease income	$9,715	$13,456	$16,824	$24,276	$32,294
Interest income	11,262	24,846	31,229	56,676	75,636
Interest income from sales-type leases	861	683	1,215	—	—
Other income	51,545	60,950	70,259	78,445	46,180
Land development revenue	54,390	157,936	189,103	164,702	119,595
Total revenues	127,773	257,871	308,630	324,099	273,705
Costs and expenses:
Interest expense	76,056	86,145	115,400	126,828	141,699
Real estate expense	39,337	33,404	45,994	46,083	67,837
Land development cost of sales	55,369	147,507	171,961	177,727	109,663
Depreciation and amortization	3,985	5,715	7,072	7,327	7,176
General and administrative	10,406	68,954	131,703	100,879	98,609
Provision for (recovery of) loan losses	22,556	(7,411)	(8,085)	8,866	6,482
Provision for losses on net investment in leases	—	465	—	—	—
Impairment of assets	1,768	679	678	5,791	10,948
Other expense	6,624	1,358	8,114	569	13,120
Total costs and expenses	216,101	336,816	472,837	474,070	455,534
Income from sales of real estate	1,443	26,319	26,319	6,318	11,969
Loss from operations before other items	(86,885)	(52,626)	(137,888)	(143,653)	(169,860)
Loss on early extinguishment of debt	(131,200)	—	—	(12,038)	(27,724)
Earnings from equity method investments	102,222	110,661	154,344	39,472	42,378
Net income (loss) before income taxes	(115,863)	58,035	16,456	(116,219)	(155,206)
Income tax benefit (expense)	(567)	117	118	(89)	(369)
Net income (loss) from continuing operations	(116,430)	58,152	16,574	(116,308)	(155,575)

	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands, except per share data)	2022	2021	2021	2020	2019
Net income from discontinued operations	797,688	69,415	121,452	85,455	489,900
Net income (loss)	681,258	127,567	138,026	(30,853)	334,325
Net (income) loss from continuing operations attributable to noncontrolling interests	(46)	55	75	(337)	447
Net (income) from discontinued operations attributable to noncontrolling interests	(179,089)	(8,092)	(5,620)	(11,251)	(10,730)
Net income (loss) attributable to iStar Inc.	502,123	119,530	132,481	(42,441)	324,042
Preferred dividends	(17,622)	(17,622)	(23,496)	(23,496)	(32,495)
Net income (loss) allocable to common shareholders	$484,501	$101,908	$108,985	$(65,937)	$291,547
Per common share data:
Net income (loss) allocable to common Shareholders:
Basic	$6.16	$1.40	$1.51	$(0.87)	$4.51
Diluted	$6.16	$1.30	$1.51	$(0.87)	$4.51
Net income (loss) from continuing operations and allocable to common shareholders:
Basic	$(1.70)	$0.56	$(0.10)	$(1.85)	$(2.90)
Diluted	$(1.70)	$0.52	$(0.10)	$(1.85)	$(2.90)
Net income from discontinued operations and allocable to common shareholders:
Basic	$7.86	$0.84	$1.61	$0.98	$7.41
Diluted	$7.86	$0.78	$1.61	$0.98	$7.41
Weighted average number of common shares:
Basic	78,706	72,675	71,831	75,684	64,696
Diluted	78,706	78,402	71,831	75,684	64,696
	As of September 30, 2022	As of December 31,
(In thousands)		2021	2020
Summary Consolidated Balance Sheets:
Total real estate	$90,427	$92,451	$197,590
Real estate and other assets available and held for sale and classified as discontinued operations(1)	11,925	2,299,711	2,228,570
Cash and cash equivalents	1,335,722	339,601	98,633
Total assets	3,522,132	4,840,534	4,861,808
Total liabilities	1,824,502	3,777,328	3,797,425
Total iStar Inc. shareholders’ equity	1,680,319	851,296	870,969
Noncontrolling interests	17,311	211,910	193,414

(1)
Refer to Note 3 — Net Lease Sale and Discontinued Operations in the notes to the financial statements included in STAR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and STAR’s Annual Report on Form 10-K for the year ended December 31, 2021.

	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands)	2022	2021	2021	2020	2019
Summary Consolidated Statements of Cash Flow:
Cash flows provided by (used in) operating activities	$15,373	(4,741)	$(20,327)	$21,886	$(45,625)
Cash flows provided by (used in) investing activities	2,706,633	373,722	514,016	31,179	(398,096)
Cash flows provided by (used in) financing activities	(1,774,805)	(164,620)	(250,135)	(254,978)	(178,629)
Effect of exchange rate changes on cash	(100)	(126)	(124)	273	12

SUMMARY HISTORICAL FINANCIAL DATA OF SAFE
The following tables set forth summary consolidated financial information for SAFE as of and for each of the years ended December 31, 2021, 2020 and 2019, and as of and for each of the nine-month periods ended September 30, 2022 and 2021.
The summary consolidated financial information for SAFE as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 was derived from SAFE’s consolidated financial statements contained in SAFE’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 15, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The summary consolidated financial information for SAFE as of September 30, 2022 and for each of the nine-month periods ended September 30, 2022 and 2021 was derived from SAFE’s unaudited consolidated financial statements contained in SAFE’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with the SEC on November 2, 2022, which is incorporated by reference into this joint proxy statement/prospectus.
The following information should be read together with the consolidated financial statements of SAFE, the notes related thereto, and the related reports of management on the financial condition and performance of SAFE, all of which are contained in the reports of SAFE filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”
	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands, except per share data)	2022	2021	2021	2020	2019
Summary Consolidated Statements of Operations:
Revenues:
Interest income from sales-type leases(1)	$146,014	$83,244	$118,824	$81,844	$18,531
Operating lease income	49,925	51,367	67,667	72,340	72,071
Other income	1,004	390	523	1,243	2,794
Total revenues	196,943	135,001	187,014	155,427	93,396
Costs and expenses:
Interest expense	91,050	57,259	79,707	64,354	29,868
Real estate expense	2,272	2,038	2,663	2,480	2,673
Depreciation and amortization	7,215	7,160	9,562	9,433	9,379
General and administrative	29,203	21,388	28,753	22,733	14,435
Other expense	6,777	740	868	243	899
Total costs and expenses	136,517	88,585	121,553	99,243	57,254
Gain on sales of Net Investment in Leases	55,811	—	—	—	—
Income from operations before other items	116,237	46,416	65,461	56,184	36,142
Loss on early extinguishment of debt	—	(216)	(216)	—	(2,011)
Earnings (losses) from equity method investments	6,772	4,012	6,279	3,304	(403)
Selling profit from sales-type leases	—	1,833	1,833	—	—
Net income	123,009	52,045	73,357	59,488	33,728
Net (income) attributable to noncontrolling interests	(8,723)	(201)	(234)	(194)	(6,035)
Net (income) attributable to redeemable noncontrolling interests	(658)	—	—	—	—
Net income attributable to Safehold Inc. common shareholders	$113,628	$51,844	$73,123	$59,294	$27,693

	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands, except per share data)	2022	2021	2021	2020	2019
Per common share data:
Net income
Basic and diluted	$1.87	$0.97	$1.35	$1.17	$0.89
Weighted average number of common shares:
Basic	60,776	53,347	54,167	50,688	31,008
Diluted	60,776	53,359	54,180	50,697	31,008

(1)
For the nine months ended September 30, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019, SAFE recorded $2.1 million, $6.2 million, $8.4 million, $8.2 million and $5.0 million, respectively, of “Interest income from sales-type leases” in its consolidated statements of operations from its ground leases with STAR.

	As of September 30, 2022	As of December 31,
(In thousands)		2021	2020
Summary Consolidated Balance Sheets:
Total real estate, net and real estate-related intangible assets, net	$927,576	$936,810	$972,272
Net investment in sales-type leases	3,066,113	2,412,716	1,305,519
Ground Lease receivables	1,326,632	796,252	577,457
Cash and cash equivalents	35,574	29,619	56,948
Total assets	5,791,874	4,515,726	3,208,970
Total liabilities	3,646,367	2,830,524	1,827,667
Total Safehold Inc. shareholders’ equity	2,113,832	1,682,278	1,379,123
Noncontrolling interests	12,017	2,924	2,180
	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands)	2022	2021	2021	2020	2019
Summary Consolidated Statements of Cash Flows:
Cash flows provided by (used in) operating activities	$52,147	$12,947	$26,917	$35,711	$(1,963)
Cash flows used in investing activities	(1,047,610)	(607,298)	(1,287,991)	(530,641)	(1,520,775)
Cash flow provided by financing activities	1,050,522	545,585	1,203,123	544,615	1,545,095

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The summary unaudited pro forma condensed combined balance sheet presented below assumes the merger and related transactions occurred on September 30, 2022. The summary unaudited pro forma condensed combined statement of operations presented below assumes the merger and related transactions occurred on January 1, 2021.
The following summary unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements contained elsewhere in this joint proxy statement/prospectus under the heading “Unaudited Pro Forma Condensed Combined Financial Statements”. The summary unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the merger and related transactions been completed on the dates indicated above. The summary unaudited pro forma condensed combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Risk Factors” section, beginning on page 34.
The unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with:
•
the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, contained elsewhere in this joint proxy statement/prospectus;

•
the consolidated financial statements of STAR and accompanying notes thereto included in STAR’s annual report on Form 10-K for the year ended December 31, 2021, as amended by Form 10-K/A, and quarterly report on Form 10-Q for the period ended September 30, 2022, incorporated herein by reference;

•
the consolidated financial statements of SAFE and accompanying notes thereto included in SAFE’s annual report on Form 10-K for the year ended December 31, 2021 and quarterly report on Form 10-Q for the period ended September 30, 2022, incorporated herein by reference; and

•
other information relating to STAR and SAFE contained in or incorporated by reference into this joint proxy statement/prospectus. For more information, see “Summary Historical Financial Data of STAR, “Summary Historical Financial Data of SAFE” and “Where You Can Find More Information.” In management’s opinion, all adjustments necessary to reflect the merger, the issuance of shares of New SAFE’s common stock in the merger and the cash out of STAR preferred stock in the merger have been made to present the unaudited pro forma condensed combined financial statements fairly, in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is presented to illustrate (i) adjustments to STAR’s historical financial position and results of operations for the planned spin-off of the non-ground lease businesses into a separate public company and other pre-merger transactions; and (ii) acquisition accounting adjustments for the merger and other ancillary adjustments in connection with the merger, including an adjustment to reflect SAFE as the accounting acquirer in the business combination with STAR.

New SAFE Summary Unaudited Pro Forma
Condensed Combined Balance Sheet
as of September 30, 2022
As of September 30, 2022
ASSETS
Net investment in leases	$3,066,408
Ground Lease receivables	1,326,632
Total real estate, net and real estate-related intangible assets, net	928,558
Other investments	264,790
Total assets	6,208,397
LIABILITIES AND EQUITY
Debt obligations, net	3,754,193
Total liabilities	3,966,354
Total shareholders’ equity	2,186,625
Noncontrolling interests	35,760
Total equity	2,222,385
Total liabilities and equity	6,208,397
New SAFE Summary Unaudited Pro Forma
Condensed Combined Statements of Operations for the
Nine Months Ended September 30, 2022 and the Year Ended December 31, 2021
For the Nine Months Ended September 30, 2022
Interest income from sales-type leases	$146,950
Operating lease income	49,925
Total revenues	220,990
Interest expense	111,016
Total costs and expenses	155,695
Net loss allocable to common shareholders	(5,790)
Loss per share	(0.09)
Weighted average shares outstanding – basic and diluted	61,971
For the Year Ended December 31, 2021
Interest income from sales-type leases	$121,746
Operating lease income	67,667
Total revenues	223,961
Interest expense	123,563
Total costs and expenses	289,097
Net loss allocable to common shareholders(1)	(85,219)
Loss per share	(1.54)
Weighted average shares outstanding – basic and diluted	55,362

(1)
Net loss allocable to common shareholders for the year ended December 31, 2021 includes a $7.3 million of costs in connection with the acceleration of awards under iStar’s long-term incentive program and iPIP programs, a loss on early extinguishment of debt of $31.3 million and $32.2 million of transaction fees, all of which are nonrecurring in nature.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with the business of SAFE because these risks will also affect New SAFE, as the combined company, following completion of the transactions. These risks can be found in SAFE’s Annual Report on Form 10-K for the year ended December 31, 2021, which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Risks Relating to the Merger
The merger may not be completed on the terms or timeline currently contemplated, or at all.
The completion of the merger is subject to certain conditions, including: (i) the approval of SAFE’s stockholders, (ii) the approval of STAR’s stockholders, (iii) completion of the spin-off, (iv) the approval of the shares of New SAFE common stock to be issued in the merger for listing on the NYSE, (v) the effectiveness of the registration statement on Form S-4 registering the New SAFE common stock to be issued in the merger, (vi) the absence of any temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the reverse stock split or the merger, (vii) generation of certain cash proceeds, (viii) the receipt of certain tax opinions by STAR and SAFE that the merger will qualify as a reorganization under the Internal Revenue Code and that STAR and SAFE each qualifies as a REIT for federal income tax purposes, (ix) the accuracy of certain representations and warranties of STAR and SAFE contained in the merger agreement and the compliance by the parties with the covenants contained in the merger agreement (subject to customary materiality qualifiers), and (x) certain other conditions specified in the merger agreement. Neither STAR nor SAFE can provide assurances that the merger will be consummated on the terms or timeline currently contemplated, or at all.
Neither the final STAR share consolidation ratio nor the exact percentage or value of the shares of New SAFE common stock that the SAFE stockholders and the STAR stockholders will hold after the merger will be known at the times of the special meetings.
In the merger and related transactions, each issued and outstanding share of STAR common stock will, by means of a reverse stock split, be combined into a fraction of a share of STAR common stock represented by the STAR share consolidation ratio, which is equal to (i)(a) the number of shares of SAFE common stock held by STAR and its wholly-owned subsidiaries as of immediately prior to the reverse split (after giving effect to (w) the spin-off, (x) the STAR special distribution, (y) any sales or other distributions by STAR of shares of SAFE common stock that occur prior to the reverse split, including distributions in respect of STAR’s performance incentive program known as “iPIP” and (z) the MSD transaction), plus (b) 1,195,034 (representing $50 million of shares based on the volume-weighted average price of the SAFE common stock during the 10-day period ended August 9, 2022), plus (c) the number of shares of SAFE common stock payable in respect of accrued but unpaid management fees owing to STAR, divided by (ii) the aggregate number of issued and outstanding shares of STAR common stock as of immediately prior to the reverse split.
Based on (i) the number of shares of STAR common stock outstanding as of December 31, 2022, (ii) our current estimate of the number of shares of SAFE common stock that will be owned by STAR as of the closing date, after giving effect to the adjustments described in the immediately preceding paragraph, and (iii) the approximate respective trading prices of $28.62 per share of SAFE common stock, as of December 30, 2022, and $7.63 per share of STAR common stock, as of December 30, 2022, we currently estimate the STAR share consolidation ratio will be approximately 0.153. By virtue of the merger, each share of SAFE common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a fixed number of one share of New SAFE common stock.

The final STAR share consolidation ratio is subject to change based on a number of factors and may be higher or lower than 0.153. Items that could cause a change in the final STAR share consolidation ratio include, without limitation, any of the following that may occur prior to the closing of the merger: sales or other distributions by STAR of shares of SAFE common stock owned by STAR; increases or decreases in the price of SAFE common stock which, among other things, will affect the number of shares of SAFE common stock that STAR will be required to distribute to participants in its iPIP programs and that will serve as collateral for a margin loan financing related to the spin-off, as discussed further below; the receipt of lower prices than anticipated for legacy asset sales, delays in the anticipated timing of legacy asset sales and/or insufficient sales of legacy assets, which could necessitate STAR having to sell SAFE shares in order to raise additional cash proceeds to satisfy its liabilities; and delays in the timing of closing of the merger, which could also necessitate STAR having to raise additional cash from sales of SAFE shares to compensate for cash used to fund operating activities.
As discussed in the preceding paragraph, changes in the market price of SAFE common stock will impact the number of shares of SAFE common stock that STAR will own at the time of the reverse split, which in turn will affect the final STAR share consolidation ratio. The final STAR share consolidation ratio is relevant to the relative ownership percentages of former holders of STAR common stock, as a group, and former holders of SAFE common stock, as a group, of the New SAFE common stock immediately after giving effect to the merger. The exact value of the shares of New SAFE common stock that the SAFE stockholders and STAR stockholders will hold after the merger will not be known at the time of the SAFE special meeting and the STAR special meeting and may be greater than, the same as or less than the prices at the time of the special meetings. Stock price changes may result from a variety of factors (many of which are beyond the control of STAR and SAFE), including the following factors:
•
changes in the businesses, operations, assets, liabilities and prospects of either company or both companies;

•
changes in market assessments of the business, operations, financial position and prospects of either company or both companies;

•
market assessments of the benefits of the merger and the likelihood that the merger will be completed;

•
interest rates, general market and economic conditions and other factors generally affecting the price of STAR common stock and SAFE common stock;

•
federal, state and local legislation, governmental regulation and legal developments in the businesses in which STAR and/or SAFE operate; and

•
other factors beyond the control of STAR or SAFE, including those described under this “Risk Factors” heading.

STAR stockholders may be diluted by the merger.
Based on an assumed STAR share consolidation ratio of 0.153, we currently estimate that New SAFE will have approximately 63.8 million shares of New SAFE common stock outstanding upon completion of the merger, of which (x) approximately 36.5 million shares (or approximately 57.2%) will have been issued to holders of SAFE common stock (other than STAR) in the merger (including former stockholders of STAR who received an aggregate of approximately 6.63 million (or approximately 10.4% of the outstanding shares of New SAFE) shares of SAFE common stock in the STAR special distribution and continue to hold their SAFE shares at the effective time of the merger); (y) approximately 13.3 million shares (or approximately 20.9%) will have been issued to holders of STAR common stock in the reverse split; and (z) approximately 14.0 million shares (or approximately 21.9%) will have been contributed by STAR to SpinCo.
Failure to complete the merger could adversely affect the stock prices and the future business and financial results of STAR and SAFE.
If the merger is not completed, the ongoing businesses of STAR or SAFE may be adversely affected and STAR and SAFE will be subject to numerous risks, including the following:
•
upon termination of the merger agreement under specified circumstances, a termination fee of $63 million may be payable by either STAR or SAFE;

•
each of STAR and SAFE having to pay substantial costs relating to the merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration preparation costs that have already been incurred or will continue to be incurred until the closing of the merger;

•
the management of each of STAR and SAFE focusing on the merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the merger completed; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, neither STAR nor SAFE can assure their respective stockholders that these risks will not materialize or will not materially affect the business, financial results and stock prices of either STAR or SAFE.
The merger agreement contains provisions that could discourage a potential competing acquirer of either STAR or SAFE or could result in any competing proposal being at a lower price than it might otherwise be.
The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of STAR and SAFE to, directly or indirectly, initiate, solicit, propose, knowingly encourage or facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or the sale of 15% or more of the stock or consolidated net revenues, net income or total assets of STAR or SAFE. In addition, either STAR or SAFE generally has an opportunity to offer to modify the terms of the merger agreement in response to any competing “superior proposal” (as defined in “The Merger Agreement — No Solicitation”) that may be made to the other party before the board of directors of STAR or SAFE (acting upon the recommendation of the applicable special committee), as the case may be, may withdraw or modify its recommendation in response to such superior proposal or terminate the merger agreement to enter into such superior proposal. In some circumstances, one of the parties will be required to pay a termination fee of $63 million to the other party. For more information, see “The Merger Agreement — Termination of the Merger Agreement.”
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of STAR or SAFE from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement. In addition, STAR’s significant ownership interest and voting power in SAFE could discourage a potential competing acquirer for SAFE.
The pendency of the merger could adversely affect the business and operations of STAR and SAFE.
In connection with the pending merger, some tenants, vendors or other counterparties of each of STAR and SAFE may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of STAR and SAFE, regardless of whether the merger is completed. Similarly, current and prospective employees of STAR and SAFE may experience uncertainty about their future roles with New SAFE following the merger, which may materially adversely affect the ability of STAR and SAFE to attract and retain key personnel during the pendency of the merger. In addition, due to interim operating covenants in the merger agreement, each of STAR and SAFE may be unable (without the other party’s prior written consent), during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
SAFE and STAR directors and officers have interests in the merger that may be different from, or in addition to, the interests of SAFE stockholders and STAR stockholders.
In considering the recommendation of the SAFE special committee and board of directors, SAFE stockholders should be aware that certain of SAFE’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of SAFE’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include, but are not limited to, the continued service of certain directors of SAFE as directors of New SAFE, the compensation to be paid to the executive officers and employees of New SAFE following the merger and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to SAFE directors and officers. The members of the SAFE special committee and the SAFE board of directors were aware of these interests and considered them, among others, in their authorization, approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby and their recommendation that SAFE’s stockholders approve the SAFE merger proposal and the transactions contemplated thereby. See “The Merger — Background of the Merger,” “The Merger — SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors” and “The Merger — Interests of SAFE’s Directors and Officers in the Merger” for further discussion of these matters.
In considering the recommendation of the STAR special committee and board of directors, STAR stockholders should be aware that certain of STAR’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of STAR’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include, but are not limited to, the continued service of certain directors of STAR as directors of New SAFE and SpinCo, the continued employment of the executive officers of STAR by New SAFE following the merger, the treatment in the merger of STAR’s iPIP plans and other equity awards, the New SAFE restricted stock units and Caret units to be issued to the executive officers and employees of New SAFE following the merger and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to STAR directors and officers. The members of the STAR special committee and the STAR board of directors were aware of and considered these interests relating to STAR, among other matters, in evaluating the merger agreement and the merger, and in recommending that STAR stockholders approve the STAR merger proposal and the STAR stock issuance proposal. See “The Merger — Background of the Merger,” “The Merger — STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors” and “The Merger — Interests of STAR’s Directors and Officers in the Merger” for further discussion of these matters.
STAR is a significant stockholder in SAFE and is also SAFE’s manager and has interests that may be different from, or in addition to, SAFE’s other stockholders.
STAR is a significant stockholder in SAFE and is also SAFE’s manager. STAR has interests that may be different from, or in addition to, the interests of SAFE’s other stockholders. Given STAR’s significant ownership in SAFE, STAR’s role as manager of SAFE and STAR’s obligations under the voting agreement, STAR has significant influence on the SAFE merger proposal.
The STAR share consolidation ratio will be reduced if the merger has not occurred, and STAR has not raised certain additional cash proceeds, by March 31, 2023.
The merger agreement provides that the upward adjustment amount of 1,195,034 will be reduced if the merger has not occurred and STAR has not raised certain Additional Cash Proceeds, as defined under the merger agreement, by March 31, 2023, and may be eliminated entirely thereafter. If STAR has not raised at least $198.0 million of such additional cash proceeds by March 31, 2023, the upward adjustment amount will be reduced by 358,511, and if STAR has not raised at least $223.0 million of such additional cash proceeds by June 30, 2023, the upward adjustment will be reduced to zero. There can be no assurance that STAR will be able to achieve these milestones, and therefore, the STAR share consolidation ratio may be lower than currently anticipated.
SAFE will have the option to internalize STAR’s management if the merger has not occurred by the outside date under the merger agreement.
If the merger agreement is terminated because the merger has not occurred by September 30, 2023, SAFE will have the option under certain circumstances to internalize STAR’s management, which may adversely affect STAR. If SAFE exercises its option under the merger agreement to internalize management, it must pay STAR $100.0 million in shares of SAFE common stock, which is less than the $150.0 million of consideration that was allocated to the termination of the existing management agreement in the negotiations of the merger. If SAFE exercises this option, STAR would become externally-managed by SAFE pursuant to a management agreement that SAFE and STAR have agreed to negotiate in good faith. These changes in STAR’s management structure may adversely affect STAR and the market value of its securities.
Risks Relating to the Spin-Off
The spin-off may not deliver its intended results.
There are several risks and uncertainties related to the spin-off, including but not limited to:
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whether STAR will be able to effect the separation and distribution agreement;

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whether SpinCo may be able to meet its obligations to New SAFE and others following the spin-off;

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whether there could be legal or other challenges to the spin-off, including changes in legal, regulatory, market and other circumstances that could lead to the spin-off not being pursued;

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the fact that SpinCo will be a significant stockholder of New SAFE common stock and sales of New SAFE common stock by SpinCo could adversely affect the market price of New SAFE common stock; and

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the fact that certain cash flows payable by SpinCo to New SAFE may be affected by SpinCo’s performance, including amounts payable under the senior secured term loan and management fees payable under the management agreement with SpinCo, and any adverse impact on SpinCo’s performance may adversely affect SpinCo’s ability to pay amounts due to New SAFE.

Any one or more of these risks and uncertainties, or any other complexity or aspect of the spin-off or its implementation, may cause the spin-off to fail or prevent the spin-off from being able to be completed. If the spin-off is not completed, the merger may fail to close.
The spin-off could distract management time and attention and give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.
New SAFE will be SpinCo’s external manager and its duties under the management agreement could distract the time and attention of New SAFE’s management away from New SAFE. In addition, the spin-off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations. Disputes with third parties could also arise out of these transactions. These potential management distractions increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations.
The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.
If New SAFE files for insolvency or bankruptcy within certain timeframes following the spin-off, a court could deem the spin-off or certain internal restructuring transactions undertaken by STAR in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.
The agreements between STAR and SpinCo to be entered into in connection with the spin-off may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties.
The agreements related to the spin-off, including the separation and distribution agreement, the management agreement, the governance agreement and the registration rights agreement were negotiated prior to the consummation of the spin-off. As a result, although those agreements are intended to reflect arm’s-length terms, they may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
Risks Relating to New SAFE after Completion of the Transactions
New SAFE expects to incur substantial expenses related to the transactions.
New SAFE expects to incur substantial expenses in completing the transactions. While STAR and SAFE have assumed that a certain level of transaction and internalization expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their expenses. Following the merger, New SAFE may be unable to realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame.
New SAFE will be required to devote significant management attention and resources to managing the combined company as a single, internalized enterprise and ensuring that New SAFE is fulfilling its obligations under the SpinCo management agreement. Potential difficulties New SAFE may encounter include the following:
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the inability to successfully combine the businesses of STAR and SAFE in a manner that permits New SAFE to achieve the future cost savings anticipated to result from the merger, which would result in some anticipated benefits of the merger not being realized in the time frame currently anticipated, or at all;

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the failure by New SAFE to retain key employees for its business and the management of SpinCo’s assets;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger and spin-off; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and spin-off and managing SpinCo after the effective time of the merger.

For all these reasons, you should be aware that it is possible that New SAFE may be adversely affected by the business and financial results of distractions of New SAFE’s management, the disruption of New SAFE’s ongoing business and/or unanticipated costs and expenses or the failure to realize anticipated future cost savings.
Following the merger, New SAFE may be unable to retain key employees.
The success of New SAFE after the merger will depend in part upon its ability to retain key STAR employees.
Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with New SAFE following the merger. Accordingly, no assurance can be given that STAR, SAFE or, following the merger, New SAFE will be able to retain key employees to the same extent as in the past.
The future operating results of New SAFE will suffer if New SAFE does not effectively manage its operations following the merger.
Following the merger, New SAFE may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of New SAFE will depend, in part, upon the ability of New SAFE to manage its expansion opportunities, which may pose substantial challenges for New SAFE to integrate new operations into its existing business in an efficient and timely manner, and to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. New SAFE cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of New SAFE common stock following the merger may be affected by factors different from those affecting the price of shares of STAR common stock or SAFE common stock before the merger.
The results of operations of New SAFE and the trading price of New SAFE common stock after the merger may be affected by factors different from those currently affecting STAR’s or SAFE’s results of operations and the trading prices of STAR common stock and SAFE common stock. For example, some institutional investors which currently own both STAR and SAFE common stock may elect to decrease their ownership in the merged company by selling New SAFE common stock.
Accordingly, the historical trading prices and financial results of STAR and SAFE may not be indicative of these matters for New SAFE after the merger.
The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of New SAFE’s results after the consummation of the transactions.
The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger and related transactions been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of New SAFE after the consummation of the transactions. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to STAR’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of STAR as of the date of the completion of the merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the transactions that STAR and SAFE believe are reasonable under the circumstances. Neither STAR nor SAFE can assure you that the assumptions will prove to be accurate over time.
Following the merger, New SAFE will have a substantial amount of indebtedness and may need to incur more in the future.
SAFE has substantial indebtedness and, in connection with the merger, New SAFE will assume all of SAFE’s indebtedness in addition to retaining $100.0 million of STAR’s trust preferred securities. New SAFE’s substantial indebtedness could have adverse consequences on New SAFE’s business following the merger, such as:
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requiring New SAFE to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, acquisitions, development projects, and other general corporate purposes and reduce cash for distributions;

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limiting New SAFE’s ability to obtain additional financing to fund New SAFE’s working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;

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increasing the costs to New SAFE of incurring additional debt;

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increasing New SAFE’s exposure to floating interest rates;

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limiting New SAFE’s ability to compete with other companies that are not as highly leveraged, as New SAFE may be less capable of responding to adverse economic and industry conditions;

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restricting New SAFE from making strategic acquisitions, developing properties, or exploiting business opportunities;

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restricting the way in which New SAFE conducts its business because of financial and operating covenants in the agreements governing New SAFE’s existing and future indebtedness;

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exposing New SAFE to potential events of default (if not cured or waived) under covenants contained in New SAFE’s debt instruments that could have a material adverse effect on New SAFE’s business, financial condition, and operating results;

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exposing New SAFE to potential credit rating downgrades;

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increasing New SAFE’s vulnerability to a downturn in general economic conditions; and

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limiting New SAFE’s ability to react to changing market conditions in its industry.

The impact of any of these potential adverse consequences could have a material adverse effect on New SAFE’s results of operations, financial condition, and liquidity.
Risks Relating to the Caret Program
Distributions to holders of Caret units (other than SAFE and, following the merger, New SAFE) will reduce distributions to SAFE (and, following the merger, New SAFE) upon certain transactions, and sales of additional Caret units may dilute the economic interests of SAFE (and, following the merger, New SAFE) common stockholders.
Caret units entitle holders to a share of the net proceeds from the disposition of SAFE Ground Lease Assets in excess of SAFE’s (or, following the merger, New SAFE’s) investment basis in such Ground Lease Assets. “Ground Lease Asset” means the fee or other interest in real property that is or (while Portfolio Holdings or SAFE directly or indirectly owned all or a part of such fee or other interest) was subject to a Ground Lease together with the lessor’s interest under such Ground Lease and, if applicable, the direct or indirect owner of all or a part of a Ground Lease Asset, which, for the avoidance of doubt, only includes commercial Ground Lease Assets. While certain of the proposed changes to the Caret program described herein are intended to, among other things, create additional limits on the distributions to which holders of Caret units are entitled upon such dispositions, holders of Caret units are generally the beneficiaries of the net value realized by SAFE from such disposition in excess of SAFE’s (or, following the merger, New SAFE’s) investment basis.
The number of authorized Caret units is currently a fixed amount, though the proposed changes to the Caret program described herein will increase the number of authorized Caret units by 20%. Issuances of additional shares of SAFE (or, following the merger, New SAFE) common stock will reduce an individual SAFE (or, following the merger, New SAFE) common stockholder’s indirect interest in Caret units, while the interests of Caret unit holders are subject to limited dilution. In addition to the Caret units reserved for issuance under the Plan, in February 2022, SAFE sold 108,571 Caret units to third-party investors and received a commitment from an existing common stockholder (which is affiliated with one of SAFE’s independent directors) for the purchase of 28,571 Caret units, representing an aggregate of 1.37% of the then-authorized Caret units and 1.42% of the then-outstanding Caret units. Additionally, pursuant to the MSD Caret unit purchase, MSD Partners has subscribed to purchase 100,000 Caret units from SAFE, conditioned on, among other things, the closing of the merger and the spin-off and the implementation of the changes to the Caret program described herein. Additionally, in November 2022, SAFE entered into subscription agreements with certain third-party investors for an aggregate of 22,500 Caret units. As a result, assuming the consummation of the foregoing, New SAFE will own 82.866% of the then-outstanding Caret units. SAFE (or, following the merger, New SAFE) may choose to issue new Caret units or sell outstanding Caret units to third parties in the future, as the proposed changes to the Caret program will only require that SAFE or its successor retain at least 51% of outstanding Caret units. Any such issuances or sales will not require approval from SAFE (or, following the merger, New SAFE) common stockholders and would reduce SAFE’s (or, following the merger, New SAFE’s) current percentage interest (and indirectly the interest of its common stockholders) in cash distributions in respect of Caret units. Moreover, the price at which additional Caret units are sold may not be commensurate to the cash distributions SAFE (or, following the merger, New SAFE) or its common stockholders would have received if SAFE (or, following the merger, New SAFE) had retained such Caret units.

In connection with the February 2022 sales, SAFE agreed to use commercially reasonable efforts to provide public market liquidity for the Caret units (or securities into which they may be exchanged) prior to the second anniversary of such sales. There can be no assurances that SAFE (or, following the merger, New SAFE) will be able to provide public market liquidity within such timeframe, or at all, and if it is unable to do so, such investors have a right to require SAFE (or, following the merger, New SAFE) to redeem their Caret units purchased in February 2022. Even if SAFE (or, following the merger, New SAFE) is able to provide public market liquidity, an active trading market may not develop, or be sustained, and the market price of such securities may be volatile. Additionally, in connection with the pursuit of public market liquidity, SAFE (or, following the merger, New SAFE) may further restructure the Caret units (or securities into which they may be exchanged), and such revised terms may negatively impact SAFE’s (or, following the merger, New SAFE’s) common stockholders’ economic interests and other attributes of ownership in SAFE (or, following the merger, New SAFE) and may materially and adversely affect the market price of shares of its common stock.
Certain proposed changes to the Caret program could further impact the economic interests of SAFE common stockholders, including the following:
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A lease extension (other than in accordance with the original terms of a Ground Lease) or other “GL Material Change,” as defined in the Portfolio Holdings LLCA, will only result in accelerating, not increasing, the amounts SAFE is entitled to on account of the GL units it owns.

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Portfolio Holdings will have less discretion with respect to sales of Ground Lease Assets, as (i) it may be obligated to sell Ground Lease Assets (thereby triggering a distribution to holders of Caret units and GL units) upon any Ground Lease expiration or termination, not just those related to tenant defaults, as well as upon SAFE’s receipt of all amounts it is entitled to after a lease extension or other GL Material Change, and (ii) it will be required to sell either to an affiliate via an arm’s length marketed process (and, following specified liquidity transactions, as agreed by a majority of a committee of independent directors) or to an unaffiliated third party.

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Under the amended Caret program, SAFE, as owner of the GL units, will no longer have a redemption right with respect to GL units.

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Caret distributions are not reduced for interest and principal repayment obligations of indebtedness (other than certain debt defined in the Portfolio Holdings LLCA as a “Caret Financing”). Therefore, cash available for distribution to GL unit holders will be reduced by all payments with respect to debt by Portfolio Holdings.

Thus, holders of shares of SAFE’s (or, following the merger, New SAFE’s) common stock bear the risk that Caret units will dilute its common stockholders’ economic interests and other attributes of ownership in SAFE (or, following the merger, New SAFE) and may materially and adversely affect the market price of shares of its common stock.
The proposed changes to the Caret program may fail to improve the recognition of SAFE’s two distinct components of value by market participants.
The Caret program was designed to recognize the two distinct components of value in SAFE’s Ground Lease portfolio: the “bond component,” which consists of the bond-like income stream SAFE receives from contractual rent payments under its Ground Leases and the return of invested capital, and the “Caret component,” which consists of the unrealized capital appreciation above SAFE’s investment basis in its Ground Leases due to SAFE’s ownership of the land and improvements at the end of the term of the applicable Ground Lease. While the proposed changes to the Caret program are intended to improve the recognition of these two components, particularly the Caret component, by market participants, there can be no assurances that this will happen or that such recognition will be accretive to the market price of shares of SAFE’s (or, following the merger, New SAFE’s) common stock.
The terms of Caret units could result in conflicts of interest between holders of SAFE (or, following the merger, New SAFE) common stock and holders of Caret units. SAFE (or, following the merger, New SAFE) management’s ownership of Caret units creates potential conflicts of interest.
Given the disparate economic rights belonging to holders of Caret units and holders of GL units with respect to ground lease assets owned directly or indirectly by Caret Ventures (or, following the restructuring,

Portfolio Holdings), there are inherent conflicts of interest between such groups and, accordingly, between holders of Caret units, which includes members of SAFE management, and holders of SAFE (or, following the merger, New SAFE) common stock due to SAFE’s (or, following the merger, New SAFE’s) ownership of all outstanding GL units but not all outstanding Caret units. Such conflicts may arise with respect to investment, management, capital and operational decisions, including:
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whether to invest in ground leases that hold greater potential for future distributions to Caret unit holders versus current distributions to GL units and therefore common stockholders;

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whether to extend, sell, hold or refinance a ground lease or ground lease asset in the future;

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whether to issue new shares of common stock; and

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whether to issue or sell additional Caret units.

While SAFE (or, following the merger, New SAFE) management and its board of directors may consider SAFE’s (or, following the merger, New SAFE’s) interest as a Caret unit holder, neither is obligated to separately consider the interests of Caret unit holders when making such decisions. SAFE’s (or, following the merger, New SAFE’s) board of directors intends to exercise its judgment from time to time, depending on the circumstances, as it believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in any such circumstances as they may arise outweigh any perceived advantages of adopting additional specific procedures.
Additionally, SAFE (and, following the merger, New SAFE) management’s ownership of Caret units creates potential conflicts of interest. During the third quarter of 2018, SAFE adopted, and in the second quarter of 2019, its stockholders approved, the Plan. Fifteen percent of the then-authorized number of Caret units were reserved for grants of performance-based awards under the Plan to Plan participants, including certain executives of SAFE and STAR. Grants under the Plan were subject to graduated vesting based on time-based service conditions and hurdles of SAFE’s common stock price, all of which were satisfied as of December 31, 2021, except with respect to approximately 38,206 Caret units that vested on December 31, 2022 and 1,100 Caret units that are scheduled to vest on December 31, 2023. As of December 31, 2022, SAFE’s officers and other employees of STAR beneficially owned approximately 13.19% of the then-authorized Caret units, including 7.35% and 3.38% held directly and indirectly by Jay Sugarman, SAFE’s and STAR’s Chairman and CEO, and Marcos Alvarado, SAFE’s and STAR’s President and Chief Investment Officer, respectively. This creates potential conflicts of interest when management is faced with decisions that could have different implications for holders of Caret units and holders of SAFE (or, following the merger, New SAFE) common stock, as management may be incentivized to make decisions that benefit holders of Caret units as opposed to holders of SAFE (or, following the merger, New SAFE) common stock.
The Portfolio Holdings LLCA sets forth certain limitations on SAFE’s ability to make changes to such agreement that could be beneficial to SAFE and SAFE stockholders without the consent of certain of the Caret unitholders.
The Portfolio Holdings LLCA sets forth certain limitations on our ability to make changes to such agreement that could be beneficial to SAFE and SAFE common stockholders. Subject to certain agreed exceptions, any material amendment adverse to the interest of Caret unit holders with respect to: (i) capital contributions, (ii) the designation and number of membership interests in Portfolio Holdings, (iii) economics, (iv) restrictions on the authority of Portfolio Holdings’ managing member, SAFE, (v) certain decisions with respect to Ground Leases and the fee or other interest in real property subject to a Ground Lease, (vi) SAFE’s commitment that, subject to certain exceptions, all commercial Ground Leases, including any improvements built thereon, that are directly or indirectly owned by SAFE must be owned through Portfolio Holdings, (vii) the use of proceeds from the issuance of Caret units by Portfolio Holdings or Caret Financings, (viii) drag-along rights, or (ix) amendments to the Portfolio Holdings LLCA, as well as any definitions related to such matters, will require the consent of (1) prior to a Liquidity Transaction (as defined below), a majority of Caret unit holders other than SAFE and persons employed by SAFE or any of its subsidiaries (“Outside Unitholders”) and (2) following a Liquidity Transaction, the majority of the members of a committee of independent directors and, for certain amendments, Outside Unitholders holding a majority of Caret units held by Outside Unitholders. This provision in the Portfolio Holdings LLCA could delay or impede any proposed amendment to the Portfolio Holdings LLCA that might be beneficial to SAFE or SAFE common stockholders, unless such amendment is approved by the Outside Unitholders. See “The Portfolio Holdings Limited Liability Company Agreement — Amendments to the Portfolio Holdings LLCA.”
The Portfolio Holdings LLCA contains provisions that may delay, defer or prevent a change in control.
The Portfolio Holdings LLCA contains provisions, including limitations on the authority of SAFE to amend the agreement by granting certain approval rights to holders of Caret units, that may delay, defer or prevent a change in control. Under the terms of the Portfolio Holdings LLCA, SAFE will have the sole discretion, prior to a specified liquidity transactions, to acquire all Caret units to consummate a change of control in SAFE or the sale of SAFE’s ground lease business. However, SAFE will not have such drag-along right after a liquidity transaction. The Portfolio Holdings LLCA further provides that prior to specified liquidity transactions, any amendment or modification of the terms of SAFE’s drag-along right will require the consent of Caret unit holders (other than SAFE or any person that is employed by SAFE or its subsidiaries) holding a majority of Caret units held by such persons. The absence of the drag-along right after a liquidity transaction could make SAFE a less attractive target for acquisition and therefore delay, deter or prevent a transaction or a change in control that might involve a premium price for SAFE (and, following the merger, New SAFE) common stock or otherwise be in the best interests of SAFE (and, following the merger, New SAFE) common stockholders.
Risks Relating to the Status of STAR and SAFE as REITs
Adverse tax consequences may occur if STAR or SAFE has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
It is a condition to the obligation of STAR and SAFE to complete the merger that each of STAR and SAFE receive an opinion of counsel, on which the other may rely, to the effect that, at all times since STAR’s taxable year ended December 31, 2016 and SAFE’s taxable year ended December 31, 2017, as applicable, and through the closing date, STAR and SAFE have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and their respective actual method of operation will enable STAR and SAFE, as applicable, to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. Each opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by STAR and SAFE, as applicable, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, neither opinion will be binding on the Internal Revenue Service (which we refer to as the “IRS”) or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If STAR has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, New SAFE generally will not qualify as a REIT and will be subject to significant U.S. federal income tax liabilities. If SAFE has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, New SAFE generally would succeed to and may incur significant tax liabilities and New SAFE could possibly fail to qualify as a REIT. In addition, if SAFE has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, for the five-year period following the effective time of the merger, upon a taxable disposition of any of SAFE’s assets, New SAFE generally would be subject to corporate level tax with respect to any gain in such asset at the time of the merger.
REITs are subject to a range of complex organizational and operational requirements.
As REITs, each of STAR and SAFE must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. For any taxable year that STAR or SAFE fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income, and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, STAR or

SAFE, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, STAR or SAFE, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If STAR or SAFE failed to qualify as a REIT, the market price of New SAFE common stock may decline, and New SAFE may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.
The tax on prohibited transactions will limit New SAFE’s ability to engage in certain transactions.
Net income that New SAFE derives from a “prohibited transaction” will be subject to a 100% tax rate. The term “prohibited transaction” generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of New SAFE’s trade or business. New SAFE might be subject to this tax if it were to dispose of its property, including historic SAFE properties, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.
Risks Relating to an Investment in New SAFE Common Stock Following the Transactions
The market price of New SAFE common stock may decline as a result of the transactions.
The market price of New SAFE common stock may decline as a result of the transactions if New SAFE does not achieve the perceived benefits of the transactions or the effect of the merger on New SAFE’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the merger, STAR stockholders and SAFE stockholders will own interests in New SAFE, which will operate as an internalized company dedicated to the ground lease business, but with continuing agreements with SpinCo. Current stockholders of STAR and SAFE may not wish to continue to invest in New SAFE as the combined company, or for other reasons may wish to dispose of some or all of their shares of New SAFE common stock. If, following the effective time of the merger, large amounts of New SAFE common stock are sold, the price of New SAFE common stock could decline.
The New SAFE common stock following the reverse stock split and the merger will have different rights from the STAR and SAFE common stock prior to the reverse stock split and the merger.
Upon consummation of the reverse stock split and the merger, the rights of former holders of STAR and SAFE common stock will be governed by New SAFE’s charter (which we refer to as the “New SAFE charter”) and bylaws (which we refer to as the “New SAFE bylaws”). New SAFE’s charter will be identical in all material respects to SAFE’s charter (which we refer to as the “SAFE charter”), except that certain supermajority vote requirements will be eliminated and New SAFE’s bylaws will be identical in all material respects to STAR’s bylaws (which we refer to as the “STAR bylaws”). For a discussion of the different rights currently associated with the common stock of each of STAR and SAFE and to be associated with New SAFE common stock following the reverse stock split and the merger, see “Comparison of Stockholder Rights” and “— Risks Related to Our Business — Certain provisions of New SAFE’s organizational documents and of the MGCL will have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests.”
Certain provisions of New SAFE’s organizational documents and of the MGCL will have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests.
Certain provisions of the New SAFE charter may have the effect of delaying or preventing changes in control if New SAFE’s board of directors determines that such changes in control are not in the best interests of New SAFE and its stockholders. Such provisions include, among other things, those that:
•
We expect that New SAFE’s board of directors will, by resolution, exempt business combinations between New SAFE and any other person from the business combination provisions of the MGCL, and the New SAFE bylaws exempt from the control share acquisition statute any and all acquisitions by any person of shares of New SAFE’s stock; however, there can be no assurance that these exemptions will not be amended or eliminated at any time in the future.
•
New SAFE’s ability as general partner of its operating partnership to make certain amendments to the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of New SAFE or its operating partnership without the consent of the limited partners.

•
The right of the limited partners of New SAFE’s operating partnership to consent to transfers of New SAFE’s general partnership interest and mergers or other transactions involving New SAFE under specified circumstances.

•
The New SAFE charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of New SAFE’s capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of New SAFE’s common stock.

•
New SAFE’s board of directors, without stockholder approval, has the power under its charter to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New SAFE is authorized to issue, to authorize New SAFE to issue authorized but unissued shares of common stock or preferred stock and to classify or reclassify any unissued shares of New SAFE common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. As a result, New SAFE’s board of directors could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for New SAFE common stock or that New SAFE’s shareholders otherwise believe to be in their best interest.

These provisions may frustrate or prevent attempts by stockholders to cause a change in control of New SAFE or to replace members of its board of directors. For more information, see “Comparison of Stockholder Rights.”
Certain provisions of New SAFE’s organizational documents limit stockholder recourse and access to judicial fora.
Similar to each of the existing STAR and SAFE charters, the New SAFE charter limits the liability of its present and former directors and executive officers to New SAFE and its stockholders for money damages to the maximum extent permitted under Maryland law. The governing agreement of New SAFE’s operating partnership also limits the liability of New SAFE’s directors, officers and others. Additionally, the New SAFE bylaws provide that, unless New SAFE consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on New SAFE’s behalf; (b) any action asserting a claim of breach of any duty owed by New SAFE or by any director or officer or other employee to New SAFE or to its stockholders; (c) any action asserting a claim against New SAFE or any director or officer or other employee arising pursuant to any provision of the MGCL or the New SAFE charter or New SAFE bylaws; or (d) any action asserting a claim against New SAFE or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division. These provisions of New SAFE’s organizational documents may limit stockholder recourse for actions of New SAFE’s present and former directors and executive officers and limit their ability to obtain a judicial forum that they find favorable for disputes with New SAFE or its directors, officers, employees, if any, or other stockholders.
Following the Transactions, New SAFE may not continue to pay dividends at or above the rate currently paid by STAR or SAFE.
Following the transactions, the stockholders of New SAFE may not receive dividends at the same rate that they did as stockholders of STAR or SAFE prior to the transactions for various reasons, including the following:

•
New SAFE may not have enough cash to pay such dividends due to changes in New SAFE’s cash requirements, capital spending plans, cash flow or financial position;

•
decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the New SAFE board of directors, which reserves the right to change New SAFE’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

•
the amount of dividends that New SAFE’s subsidiaries may distribute to New SAFE may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of New SAFE will have no contractual or other legal right to dividends that have not been declared by the New SAFE board of directors.
Other Risks
The risks listed above are not exhaustive, and you should be aware that, following the transactions, New SAFE will face various other risks, including those discussed in reports filed by STAR and SAFE with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K. For more information, see “Where You Can Find More Information.”

COMPARATIVE STOCK PRICES AND DIVIDENDS
Shares of STAR common stock are listed for trading on the NYSE under the symbol “STAR.” Shares of SAFE common stock are listed for trading on the NYSE under the symbol “SAFE.” The following table presents trading information for STAR and SAFE common stock on August 10, 2022, the last trading day before public announcement of the merger agreement prior to the opening of trading on the following day, and January 20, 2023, the latest practicable trading day before the date of this joint proxy statement/prospectus.
	STAR Common Stock			SAFE Common Stock
Date	High	Low	Close	High	Low	Close
August 10, 2022	$17.16	$16.76	$17.08	$44.34	$42.63	$43.45
January 20, 2023	$8.73	$8.38	$8.71	$33.24	$32.24	$33.19
For illustrative purposes, the following table shows the equivalent implied value of a share of STAR common stock on each of the dates, which has been determined by multiplying the market price of a share of SAFE common stock on each of the dates by an estimated STAR share consolidation ratio of 0.153, which has been calculated based on: (i) the number of shares of STAR common stock outstanding and the number of shares of SAFE common stock owned by STAR as of December 31, 2022; (ii) the estimated number of shares of SAFE common stock required to be contributed by STAR to SpinCo and paid to settle iPIP liabilities; (iii) the sale of 5,405,406 shares of SAFE common stock in the MSD transactions; (iv) an upward adjustment of 1,195,034; (v) an estimated number of shares of SAFE common stock to be payable to STAR in respect of accrued but unpaid management fees as of the closing date; and (vi) the special distribution by STAR of approximately 6.63 million shares of SAFE common stock to holders of STAR common stock in a pro rata distribution paid on December 7, 2022. If the closing of the transaction occurs after March 31, 2023 and STAR has not raised certain additional cash proceeds from asset sales and other transactions, the upward adjustment amount of 1,195,034 will be reduced by 358,511 and will be reduced to zero if the closing has not occurred and STAR has not raised certain additional cash proceeds by June 30, 2023. The implied per share value of STAR common stock presented below does not reflect the value of SpinCo common shares to be distributed to holders of STAR common stock in the spin-off.
The implied per share value of STAR common stock presented below does not reflect the value of SpinCo common shares to be distributed to holders of STAR common stock in the spin-off. In addition, STAR paid the STAR special distribution of 0.07655 shares of SAFE common stock per share of STAR common stock on December 7, 2022.
	STAR Common Stock (Close)(1)	SAFE Common Stock (Close)	Implied Per Share Value of STAR Common Stock in the Merger (Close)
August 10, 2022	$17.08	$43.45	$6.64
January 20, 2023	$8.71	$33.19	$5.07

(1)
The ex-dividend date for the STAR special distribution was November 30, 2022; accordingly, the closing price of STAR common stock on November 30, 2022 reflects the STAR special distribution, but the closing price on August 10, 2022 does not reflect the STAR special distribution.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth, for the nine months ended September 30, 2022 and the year ended December 31, 2021, selected per share information for STAR common stock on a historical and pro forma combined basis and for SAFE common stock on a historical basis. Unaudited pro forma equivalent per share data is not produced for SAFE because the data would be identical to the pro forma data because the merger exchange ratio is one share of New SAFE common stock for each share of SAFE common stock. You should read the table below together with the historical consolidated financial statements and related notes of STAR and SAFE contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2022 and Annual Reports on Form 10-K for the year ended December 31, 2021, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The New SAFE pro forma combined earnings per share were calculated using the methodology as described above under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations data gives effect to the merger as if it had become effective at January 1, 2021, based on the most recent valuation data available. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of STAR that actually would have occurred had the merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of the STAR.
	STAR/New SAFE				SAFE
	Historical		Pro Forma for Merger		Historical
	Nine Months Ended September 30, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2022	Year Ended December 31, 2021	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Basic earnings (loss) per share	$6.16	$1.51	$(0.09)	$(1.54)	$1.87	$1.35
Diluted earnings (loss) per share	$6.16	$1.51	$(0.09)	$(1.54)	$1.87	$1.35
Cash dividends declared per share(1)	$0.375	$0.485	N/A	N/A	$0.524	$0.6722
Book value per share (period end)	$15.86	$7.93	$35.06	N/A	$33.99	$29.71

(1)
Dividends are declared and paid at the discretion of the respective boards of directors of STAR and SAFE, and either STAR’s board of directors or SAFE’s board of directors may change the relevant company’s dividend policy at any time. STAR recently announced that its board of directors intended to suspend the payment of regular quarterly dividends on STAR common stock pending the closing of the merger.

INFORMATION ABOUT THE COMPANIES
iStar Inc.
STAR finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. STAR also manages entities focused on ground lease investments, including SAFE. STAR has invested over $40 billion over the past two decades and is structured as a REIT with a diversified portfolio focused on larger assets located in major metropolitan markets. In 2019, STAR announced that it intended to simplify its balance sheet, reduce its legacy assets and transition its business focus and resources primarily to its ground lease strategy.
The principal executive offices of STAR are located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, and its telephone number is (212) 930-9400. STAR common stock is listed on the NYSE, trading under the symbol “STAR.” Additional information about STAR and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”
Safehold Inc.
SAFE is a publicly-traded company that operates its business through one reportable segment by acquiring, managing and capitalizing ground leases. SAFE believes that its business has characteristics comparable to a high-grade, fixed income investment business, but with certain unique advantages. Relative to alternative fixed income investments generally, SAFE’s ground leases typically benefit from built-in growth derived from contractual base rent increases (either at a specified percentage or consumer price index based, or both), and the opportunity to realize value from residual rights to take ownership of the buildings and other improvements on SAFE’s land at no additional cost to SAFE. SAFE believes that these features offer SAFE the opportunity to realize superior risk-adjusted total returns when compared to certain alternative highly-rated investments.
SAFE is managed by SFTY Manager, LLC, a wholly-owned subsidiary of STAR, SAFE’s largest shareholder.
The principal executive offices of SAFE are located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, and its telephone number is (212) 930-9400. SAFE common stock is listed on the NYSE, trading under the symbol “SAFE.” Additional information about SAFE and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”
Star Holdings
SpinCo was formed as a Maryland statutory trust and wholly owned subsidiary of STAR on October 7, 2022 for the purpose of effecting the spin-off. SpinCo will be externally managed by New SAFE following the merger. SpinCo is expected to be publicly traded following the spin-off. The principal executive offices of SpinCo will be located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, (212) 930-9400.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement by and between STAR and SAFE. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.
Background of the Merger
In its more than two-decade history, STAR has focused on bringing creative capital solutions to the commercial real estate industry. In 2016, STAR identified ground leases as a type of capital that it believed was ripe for modernization. STAR believed that a standardized, predictable form of ground lease would be attractive to commercial real estate owners and developers as an alternative and supplement to traditional mortgage financing. STAR sponsored the formation and initial public offering of SAFE in order to capitalize on this opportunity, in addition to STAR’s other traditional businesses of commercial real estate lending and net leasing. Since the closing of its initial public offering in June 2017, SAFE has grown its portfolio of ground leases from approximately $340.0 million to approximately $5.5 billion as of June 30, 2022. STAR is SAFE’s largest stockholder and its external manager.
The board of directors of each of STAR and SAFE periodically and in the ordinary course of business evaluate and consider a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for their respective stockholders, including potential acquisitions and dispositions. In the years following SAFE’s initial public offering, STAR found that STAR’s traditional businesses of commercial real estate lending and net leasing had become highly competitive and featured less attractive risk-adjusted returns when compared to the ground lease business. In 2019, STAR announced that it would focus its business strategy on growing the ground lease sector. As part of this strategy, STAR stated that it intended to monetize its legacy assets and use the proceeds to invest in the ground lease business and pay down debt.
In 2021, STAR observed that large net lease asset portfolios were in high demand and selling at attractive prices. Consistent with its announced business strategy, STAR announced in July 2021 that the STAR board of directors had decided to explore potential market interest for STAR’s net lease portfolio, which had an aggregate gross book value of approximately $2.5 billion and was encumbered by approximately $1.0 billion of debt. Thereafter, STAR initiated an auction process that ran for several months.
In November 2021, members of STAR management held informal discussions with each of the SAFE and STAR boards of directors separately to discuss investor feedback on the corporate management structure of SAFE and STAR and possible improvements to the structure, including a potential transaction between STAR and SAFE. At a meeting of the SAFE board of directors on November 30, 2021, the SAFE board of directors discussed the formation of a special committee of independent SAFE directors to evaluate the possibility of a potential transaction and the need for such special committee to retain its own independent legal and financial advisors. The SAFE board of directors authorized Stefan Selig and Jay Nydick, each of whom is an independent director, to engage in discussions with prospective legal and financial advisors for a prospective special committee.
In December 2021, Stefan Selig and Jay Nydick engaged in a series of interviews with potential financial and legal advisors to the special committee of the SAFE board of directors that would be formed to evaluate any potential transaction with STAR (which we refer to as the “SAFE special committee”). Following such interviews, Messrs. Selig and Nydick selected J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) to serve as financial advisor to the SAFE special committee, based on its experience and its qualifications and reputation in connection with such matters and its familiarity with the industries in which SAFE and STAR operate, and also determined to retain Kirkland & Ellis LLP (which we refer to as “Kirkland”) as outside legal counsel to the SAFE special committee. The Safe special committee instructed J.P. Morgan to begin financial due diligence on STAR, SAFE and a possible transaction.
On January 5, 2022, the SAFE board of directors unanimously passed resolutions establishing the SAFE special committee consisting of Messrs. Selig and Nydick, who the SAFE board of directors had determined are independent and disinterested with respect to STAR. The SAFE board of directors delegated to the SAFE special committee the sole authority to negotiate the terms of any potential transaction with STAR (or an alternative thereto) and to make a recommendation to the full SAFE board of directors, which could include a recommendation to approve or reject any transaction. The SAFE board of directors’ delegation also provided that the SAFE board of directors would not engage in or recommend a potential transaction with STAR without a prior favorable recommendation by the SAFE special committee.
On January 17, 2022, J.P. Morgan submitted a relationship disclosure letter to the SAFE special committee, detailing its relationships with SAFE and STAR. Later that day, SAFE entered into an engagement letter with J.P. Morgan, pursuant to which J.P. Morgan was engaged as financial advisor to the SAFE special committee.
On January 18, 2022, the SAFE special committee held a telephonic meeting, together with representatives of Kirkland. The SAFE special committee reviewed its mandate and considered a number of organizational matters. The representatives of Kirkland reviewed with the SAFE special committee the applicable role of a special committee under Maryland law and SAFE’s organizational documents, as well as the applicable standards of director conduct. The representatives of Kirkland discussed various potential process features a special committee could choose to implement in connection with any potential transaction involving a controlling stockholder, including a potential “majority of the minority” vote, as well as related considerations. After this discussion, representatives of J.P. Morgan were invited to join the meeting to provide an update on the financial due diligence. At the conclusion of the meeting, the SAFE special committee determined that it would not take further action in pursuit of a transaction unless STAR were to approach SAFE with a framework for a potential transaction, but that J.P. Morgan should continue its financial due diligence.
On January 24, 2022, representatives of J.P. Morgan and Kirkland held a call with members of management to discuss financial due diligence matters.
From time to time since July 2020, the SAFE board of directors also evaluated and considered a variety of opportunities for SAFE’s Caret program, as it believed that the Caret program could be a source of significant potential future value. On January 27, 2022 and January 31, 2022, at the direction of the SAFE special committee, representatives of J.P. Morgan held telephonic meetings with members of management to discuss certain changes that management was proposing to make to the Caret program with a view toward understanding the potential impact of any such changes on a transaction between SAFE and STAR.
On January 27, 2022, the STAR board of directors held a meeting to consider proposed final terms of the sale of its net lease portfolio. In addition to considering the terms of the net lease sale, the STAR board discussed the potential implications of the sale on the future relationship between STAR and SAFE. On February 2, 2022, STAR announced that it had entered into a definitive agreement to sell its net lease portfolio in a single transaction for an aggregate purchase price of approximately $3.1 billion. The transaction closed in March 2022. After deducting transaction costs, payments to joint venture partners and payments under incentive plans, STAR realized approximately $1.2 billion of net cash proceeds from the sale.
On February 3, 2022 and February 7, 2022, the SAFE special committee held discussions with representatives of J.P. Morgan present, where the representatives of J.P. Morgan provided the SAFE special committee with an update regarding the potential changes to the Caret program.
On February 8, 2022, the SAFE board of directors held a regularly scheduled meeting. At the meeting, management made a presentation regarding strategic goals for SAFE’s Caret program and potential changes to the Caret program being studied by management. In addition, the SAFE board of directors authorized an initial sale of Caret units to third-party investors.
On February 15, 2022, SAFE announced that it had sold 108,571 Caret units to third-party investors and received a binding commitment for the sale of 28,571 Caret units for $24.0 million. Those 137,142 Caret units represented 1.37% of the then-authorized Caret units, implying a total Caret unit valuation of $1.75 billion, as part of SAFE’s ongoing process for exploring a public market listing for the Caret units.
On February 16 and 17, 2022, the STAR board of directors held regularly scheduled meetings at which it discussed STAR’s business operations and strategy in light of the announced net lease sale. In particular, the STAR board of directors discussed that, after the closing of the net lease sale, STAR would own a 65%

interest in SAFE, which had a market value of approximately $2.4 billion based on the closing price of SAFE common stock of $65.22 on February 16, 2022, approximately $1.0 billion in gross book value of legacy assets and approximately $1.4 billion of cash, and that STAR also had approximately $2.1 billion of liabilities, consisting of approximately $1.8 billion of unsecured notes maturing in 2024-2026 and $300 million of preferred stock. The STAR board of directors discussed various opportunities available to STAR, including (i) maintaining the status quo and using proceeds from legacy asset sales and available cash primarily to repay debt maturities as they come due; (ii) investing STAR’s cash balances in new business activities related to the ground lease ecosystem; and (iii) taking affirmative steps to simplify the management structure of STAR and SAFE with the objective of improving both STAR’s and SAFE’s growth prospects and public market valuation.
The STAR board of directors and management discussed the benefits, challenges and other considerations relating to these opportunities. They considered that maintaining the status quo would mean continuing to incur the overhead and other expenses of running STAR while seeking to raise and preserve sufficient cash to pay upcoming debt maturities and that, under this alternative, STAR would be limited in its ability to make additional investments in SAFE and the ground lease ecosystem. The STAR board of directors further considered that finding new business opportunities could generate attractive risk-adjusted profits and expand the ground lease ecosystem, but it would take time to generate the opportunities without any certainty as to the outcome, and that STAR would still need to preserve sufficient cash to pay upcoming debt maturities. The general consensus of the STAR board of directors was that STAR’s investment in SAFE continued to represent an attractive long-term investment opportunity, and focusing on growing SAFE while continuing to simplify STAR’s other assets and liabilities was the best opportunity for STAR and its stockholders. In the course of its discussions, the STAR board of directors expressed the view that, as the owner of 65% of SAFE’s common stock, STAR and its stockholders would be the principal beneficiaries of SAFE’s successes, that SAFE was already well-positioned as the only public company dedicated to ground leases and that SAFE’s Caret program could be a source of significant potential future value. The STAR board of directors determined to consider strategies for improving SAFE’s growth prospects and public market valuation, including a potential internalization of the management of SAFE.
On February 18, 2022, STAR publicly filed with the SEC an amended Schedule 13D (which we refer to as the “February 2022 13D amendment”) announcing that, in connection with the anticipated closing of its net lease portfolio sale, the STAR board of directors, or a committee of the STAR board of directors, expected to evaluate ways to continue to transition its portfolio and business focus to its ground lease strategy, including considering transactions having the objectives of realizing value from its ownership interest in and management contract with SAFE, simplifying the management structure of the companies, addressing STAR’s legacy assets and satisfying its outstanding liabilities, among other objectives. As part of this process, STAR reported that it might formulate and implement plans or proposals for transactions involving SAFE. As of this date, SAFE had not received any proposals from STAR regarding a potential transaction between the two companies nor had SAFE made any proposals to STAR regarding such a potential transaction.
During the next several weeks, the STAR board of directors reviewed various financial analyses of the assets and liabilities of STAR and SAFE, and the SAFE special committee and J.P. Morgan continued financial due diligence.
On March 18, 2022, the STAR board of directors held a meeting, where management reported on the expected near term closing of the net lease sale transaction. The STAR board of directors discussed that it would be an appropriate time to form a special committee comprised of disinterested independent directors to evaluate potential transactions involving STAR and SAFE in furtherance of STAR’s stated business strategy and as contemplated in STAR’s February 2022 13D amendment.
On March 22, 2022, the SAFE special committee held a telephonic meeting with representatives of J.P. Morgan and Kirkland present. At this meeting, the SAFE special committee discussed recent developments, and the representatives of J.P. Morgan provided the SAFE special committee with an update on J.P. Morgan’s financial due diligence to date, including a review of draft projections provided by management that considered scenarios where management is internalized compared to continued external management, as well as scenarios contemplating additional sales of Caret units to third parties compared to no such sales. The SAFE special committee and its advisors also discussed STAR’s February 2022 13D amendment, and determined that, as it had not received any proposal from STAR with respect to a potential transaction, it would not take any further action with respect to STAR at this time.
On March 28, 2022, the STAR board of directors formed the STAR special committee comprised of Messrs. Barry Ridings (chair), Clifford DeSouza and Richard Lieb. The STAR board of directors delegated to the STAR special committee the exclusive power and authority of the full STAR board to review, consider and take actions with respect to possible internalization, business combination and other strategic transactions involving STAR and SAFE.
On April 14, 2022, the STAR special committee held a meeting. A representative of Clifford Chance US LLP (which we refer to as “Clifford Chance”) participated in the meeting. At the meeting, the STAR special committee reviewed its mandate and considered a number of organizational matters. The Clifford Chance representative reviewed with the STAR special committee the duties of directors of a Maryland corporation. The STAR special committee considered formally retaining Clifford Chance and Lazard Frères & Co. LLC (which we refer to as “Lazard”) to act as the legal and financial advisors to the STAR special committee. After discussion and consideration, the STAR special committee approved the retention of Clifford Chance and Lazard, based on their qualifications and knowledge of STAR and the absence of material conflicts on the part of each firm.
On April 25, 2022, the STAR special committee entered into an engagement letter with Lazard.
Also on April 25, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The STAR special committee and its advisors considered and discussed factors that would be relevant to assessing the feasibility of a potential transaction with SAFE, including, among others, the significant built-in tax gain that STAR had in its shares of SAFE common stock, as well as STAR’s desire to maintain its REIT qualification and comply with covenant restrictions in STAR’s debt securities. They also discussed the potential benefits and considerations of separating STAR’s legacy assets from STAR prior to any potential transaction with SAFE in order to create more efficient and focused structures for STAR’s ground lease business and its legacy assets. They observed that completing a spin-off of the legacy assets prior to a transaction with SAFE would significantly reduce or eliminate the need to consider the value of the legacy assets in the context of negotiations with SAFE. The STAR special committee considered that it would be useful for the respective advisors to the STAR special committee and the SAFE special committee to have an introductory meeting. Following the meeting, Mr. Ridings contacted Mr. Selig, a member of the SAFE special committee, to propose a meeting of advisors to engage in exploratory discussions regarding a potential general framework for a transaction involving the two companies.
On April 26, 2022, the STAR special committee held a meeting, at which Mr. Ridings reported that Mr. Selig informed him that, while the SAFE special committee was not at present actively pursuing a transaction with STAR, the SAFE special committee was amenable to its advisors meeting with the advisors to the STAR special committee on a preliminary basis to discuss a framework for a potential transaction involving the two companies. The respective special committees instructed their legal and financial advisors to arrange such a meeting.
On May 12, 2022, the STAR board of directors held a regularly scheduled meeting. In addition to discussing regular business, the STAR board of directors received an update from the STAR special committee on the STAR special committee’s activities to date and discussed timeline and process matters, including the proposed upcoming meeting of advisors to the respective special committees.
On May 17, 2022, a meeting of the respective advisors to the STAR special committee and the SAFE special committee was held. Representatives of Lazard, Clifford Chance, J.P. Morgan and Kirkland attended the meeting. The advisors discussed a number of topics, including: (i) the potential scope of assets and liabilities of both companies that may be appropriate to include as part of a transaction; (ii) a process for exploring possible transaction structures; and (iii) market conditions. Each special committee’s advisors undertook to review further the matters discussed at the meeting. After this discussion, J.P. Morgan and Kirkland provided the SAFE special committee with an update regarding the matters discussed. The SAFE special committee instructed its advisors to further consider further the topics raised at the May 17 meeting and engage in additional dialogue with the advisors to the STAR special committee in furtherance of that objective.

On May 18, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The advisors provided a report on the May 17 meeting. The STAR special committee instructed the advisors to consider further the topics discussed at the May 17 meeting. J.P. Morgan and Lazard had a follow-up discussion after this meeting.
On May 20, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The Lazard representatives updated the committee on their follow-up discussion with J.P. Morgan. The STAR special committee and its advisors also reviewed certain preliminary illustrative transaction scenarios prepared by Lazard and related financial analysis contemplating: (i) the spin-off and formation of SpinCo, which would hold STAR’s remaining legacy assets and possibly some of the shares of SAFE common stock owned by STAR; (ii) a merger of SAFE and STAR; (iii) the assumption of STAR’s trust preferred securities and a portion of its unsecured notes by the combined company; (iv) payment of additional cash consideration by SAFE to STAR in respect of certain key value components other than STAR’s shares of SAFE common stock, namely $250.0 million in respect of the management contract and $115.0 million in respect of STAR’s interests in two ground lease related funds; (v) a “reverse” management agreement between the combined company and SpinCo; and (vi) repayment of STAR’s other debt and preferred stock using proceeds from sales and/or financings of assets, including SAFE common stock. The STAR special committee authorized Lazard to share the preliminary, non-binding illustrative scenarios with J.P. Morgan, which were shared with J.P. Morgan later that day, and which J.P. Morgan shared that same day with the SAFE special committee and Kirkland.
On May 23, 2022, J.P. Morgan and Kirkland held a meeting to discuss matters raised by the preliminary, non-binding illustrative scenarios that had been shared, including the potential structuring of the merger, third party financing, capital requirements, debt assumption, termination of management agreement and voting requirements.
On May 24, 2022, Lazard, Clifford Chance, J.P. Morgan and Kirkland held a meeting to discuss the preliminary, non-binding illustrative scenarios. Representatives of J.P. Morgan expressed the view that the contemplated leverage at the combined company could adversely impact the combined company’s credit ratings and thus its cost of capital for future growth and that STAR should consider seeking to accelerate asset sales, including shares of SAFE common stock, and repaying all of its debt and preferred stock so that the transaction would not add leverage to SAFE. Representatives of J.P. Morgan also questioned the value being ascribed to the management contract based on their review of metrics for comparable transactions. Lazard agreed to revisit some of the issues raised by J.P. Morgan. After this discussion, J.P. Morgan and Kirkland provided the SAFE special committee with an update regarding the matters discussed.
On May 25, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The Lazard representatives reported on the recent discussions with the advisors to the SAFE special committee. Mr. Ridings reported that he had recently spoken with Mr. Selig and they both believed that it could be helpful for the two committees to receive a presentation from management on the various structural components of a possible transaction. The STAR special committee agreed that such a presentation could provide useful information to the committee.
On May 26, 2022 and May 27, 2022, the legal and financial advisors to the STAR special committee and the SAFE special committee held meetings. At these meetings, they discussed the feasibility of certain potential transaction structures and financing alternatives. They also discussed potential constraints, including post-transaction leverage and tax efficiency.
On June 1, 2022, the STAR special committee and the SAFE special committee held a meeting with members of management in attendance. Representatives of J.P. Morgan, Kirkland, Lazard and Clifford Chance also attended the meeting. The purpose of the meeting was for the committees and advisors to receive a presentation from management on the business impact of various potential structural components of a possible transaction, including potential solutions and strategies for STAR to raise additional liquidity in an amount sufficient to repay its senior unsecured notes. Management expressed its view that if a transaction could be structured to be leverage neutral, it could preserve SAFE’s investment grade rating and be accretive to the future share price and earnings of the combined company. The group discussed possible ways in which STAR could raise additional liquidity from asset sales, including shares of SAFE common stock in order to repay debt and execute a leverage neutral transaction with SAFE. No discussions or negotiations of possible financial terms of a transaction took place at the meeting.
On June 7, 2022, a meeting was held between the SAFE special committee and the STAR special committee, with their respective financial and legal advisors and representatives of management in attendance. During this meeting, the parties continued discussions regarding potential strategies for resolving the liquidity gap that existed for SAFE and STAR in a combination, as well as the potential structuring of a transaction between SAFE and STAR. No discussions or negotiations of possible financial terms of a transaction took place at the meeting.
On June 9, 2022, the STAR special committee held a meeting with representatives of Lazard and Clifford Chance in attendance. The STAR special committee and its advisors reviewed, considered and discussed a revised version of the preliminary, non-binding illustrative scenarios that was revised to contemplate a value of $150.0 million plus earnout consideration in respect of the management contract. The preliminary illustrative transaction summary also contemplated that: (i) SAFE would make a $250.0 million loan to SpinCo; (ii) STAR would use the proceeds of this loan together with proceeds from sales of SAFE common stock and other assets to repay its liabilities; (iii) the SAFE shares held by SpinCo (which would be exchanged for combined company shares in the transaction) would be subject to an 18-month lockup; and (iv) and SpinCo would receive certain registration rights for such shares. The preliminary illustrative transaction summary further contemplated that SAFE and SpinCo would enter into a “reverse” management contract, which would provide for a management fee by SpinCo payable either in cash or shares of SAFE common stock. The STAR special committee directed Lazard to share this summary with J.P. Morgan.
On June 10, 2022, Lazard shared the preliminary illustrative transaction summary with J.P. Morgan, who shared the summary with the SAFE special committee and Kirkland that same day. Members of the SAFE special committee provided direction to J.P. Morgan regarding aspects of the preliminary transaction summary that may be acceptable to the SAFE special committee, as well as points with which they disagreed, and further noted to J.P. Morgan that the SAFE special committee wanted an option to internalize the management of SAFE if a transaction between STAR and SAFE could not be completed within a reasonable timeframe.
On June 13, 2022, Lazard and J.P. Morgan had a discussion regarding the preliminary illustrative transaction summary. Representatives of J.P. Morgan expressed that certain of the concepts in the preliminary illustrative transaction summary may be acceptable to the SAFE special committee, but communicated that the value being ascribed to the management contract was still higher than the value ascribed to it by the SAFE special committee, and the size of the secured loan was larger than the SAFE special committee would approve. Additionally, J.P. Morgan, at the direction of the SAFE special committee, communicated to Lazard that the SAFE special committee wanted an option to internalize the management of SAFE if a combination of STAR and SAFE could not be completed by an outside date to be agreed by the special committees.
On June 15, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. At the invitation of the STAR special committee, members of management also attended the meeting. The purpose of the meeting was to discuss the feasibility of selling legacy assets and shares of SAFE, which would be necessary in order for STAR to raise sufficient funding to achieve a leverage neutral transaction, recognizing that general market conditions and the share price of SAFE common stock had deteriorated in recent weeks in the broad market sell-off. After discussion, the consensus of the STAR special committee was that with sufficient time, STAR would be able to execute the necessary sales and that the announcement of an internalization transaction with SAFE could engender market interest in SAFE common stock.
On June 16, 2022, the SAFE special committee held a meeting with J.P. Morgan and Kirkland to discuss the preliminary illustrative transaction summary that had been shared by Lazard. At the meeting, the SAFE special committee and their advisors analyzed the funding gap that had been identified and Lazard’s proposed framework to address such funding gap. Discussion ensued regarding the magnitude of the gap in funding needed to satisfy STAR’s debt and the benefits of internalizing management, and the SAFE special committee weighed the prospects of continuing as an externally-managed REIT, as well as the allocation of execution risk. Kirkland also presented materials to the SAFE special committee regarding various possibilities for conducting a “market check”. The SAFE special committee and its advisors discussed the viability of any pre-signing “market check” or “go shop” process in light of STAR’s 65% ownership in SAFE. Following discussion, it was the consensus of the SAFE special committee that, unless STAR would be willing to contractually agree to support an alternative transaction, any such process was not likely to be meaningful. The SAFE special committee then directed its advisors to continue considering these issues and to meet again to further consider various aspects of the preliminary illustrative transaction summary.
On June 20, 2022, the SAFE special committee held a meeting with J.P. Morgan and Kirkland to further discuss various aspects of the preliminary transaction summary. Following discussion, the SAFE special committee provided input to its advisors to prepare a response to the preliminary illustrative transaction summary, and directed them to do so.
On June 21, 2022, J.P. Morgan, at the direction of the SAFE special committee, sent a revised preliminary illustrative transaction summary to Lazard, which contemplated that (i) the fees under the “reverse” management agreement would be payable by SpinCo solely in cash (as opposed to SpinCo having the option to pay in shares of SAFE common stock, as proposed in Lazard’s draft of the preliminary illustrative transaction summary); (ii) SAFE would make a loan of $100.0 million to SpinCo, as opposed to $250.0 million; (iii) SpinCo would obtain a margin loan from a third-party lender in the amount of $100.0 million that would be supported by SpinCo’s shares of SAFE common stock; (iv) the existing management agreement would be terminated for a value of $100.0 million, which would be satisfied by the assumption of STAR’s trust preferred securities by the combined company; and (v) internalization of management would be completed shortly after required stockholder approvals of the transaction were obtained. The revised preliminary transaction summary sent to Lazard also included an illustrative term sheet setting forth the potential terms of a margin loan that could be provided to SpinCo by J.P. Morgan.
Later that same day, a meeting was held between J.P. Morgan and Lazard, with representatives of Kirkland and Clifford Chance also in attendance, to discuss the revised preliminary illustrative transaction summary.
On June 22, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The STAR special committee discussed the revised preliminary illustrative transaction summary received from J.P. Morgan. After discussion, the STAR special committee considered that certain terms were acceptable, but concluded that the transaction summary did not assign enough value to the management contract and that the option for SAFE to internalize management shortly after obtaining required stockholder approvals and ahead of the closing of the merger was not acceptable given that no consideration would be payable for the internalization and the level of complexity that such a provision could introduce to the transaction. The STAR special committee instructed Lazard to seek improvement in the value of the management contract and other terms discussed at the meeting.
On June 22, 2022, Lazard provided J.P. Morgan with a revised preliminary illustrative transaction summary reflecting the STAR special committee’s input. Among other things, the revised preliminary illustrative transaction summary contemplated $200.0 million of value for the existing management agreement, of which half would be paid by the assumption of STAR’s trust preferred securities and the balance in SAFE common stock, which amount of SAFE common stock would decline if the merger closing extended beyond June 30, 2023 because of delays in STAR’s asset sales. The revised preliminary illustrative transaction summary also contemplated that SAFE would purchase STAR’s ground lease fund interests at their gross book value plus any additional amounts funded before closing. The revised summary also removed the option to complete internalization shortly after obtaining required stockholder approvals, but provided that if the transaction did not close by December 31, 2023, SAFE could elect to internalize and terminate the management contract with the payment of $150.0 million of SAFE common stock to STAR. Additionally, the revised preliminary illustrative transaction summary provided that SpinCo could terminate the reverse management agreement without payment of a termination fee and that the lockup on combined company shares to be held by SpinCo would be six months (as opposed to eighteen months).
Lazard and J.P. Morgan held additional discussions over the following days regarding the terms reflected in the June 22 preliminary illustrative transaction summary.

On July 5, 2022, the SAFE special committee held a meeting, with representatives of J.P. Morgan and Kirkland and members of management present. The SAFE special committee asked questions of management regarding the financial models that management had provided, including the draft management projections for SAFE. Thereafter, management left the meeting, and the SAFE special committee held a discussion on a proposed response to the revised preliminary illustrative transaction summary. The SAFE special committee instructed J.P. Morgan and Kirkland to prepare a further revised preliminary illustrative transaction summary reflecting the proposed responses that were discussed, and instructed J.P. Morgan to share this summary with Lazard and Clifford Chance.
On July 7, 2022, J.P. Morgan shared a revised preliminary illustrative transaction summary with Lazard and Clifford Chance. The revised summary indicated consensus on a number of items, but the value of the management agreement, the consequences to STAR of a delayed closing beyond a target closing date of March 31, 2023, the amount of the termination fee payable under the reverse management agreement and the length of the lock-up on the shares of SAFE to be held by SpinCo remained open points.
On July 8, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The committee and the advisors discussed the July 7 preliminary illustrative transaction summary received from J.P. Morgan. The STAR special committee determined to negotiate further to seek additional value for the management contract, to improve the proposed consequences to STAR of a delayed closing and to shorten the length of the lockup on the shares of SAFE to be held by SpinCo.
On July 8, 2022, representatives of Clifford Chance and Kirkland held a call to discuss documentation and process items for a potential transaction should agreement be reached on the general terms of a transaction.
On July 9, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. Mr. Ridings reported on a recent discussion he had with Mr. Sugarman regarding the amount of time that might be needed to raise sufficient liquidity through asset sales and sales of SAFE shares. Mr. Ridings also reported that management expected it could complete the necessary sales by the end of 2022 or the first quarter of 2023. The STAR special committee and its advisors discussed these matters, as well as the remaining open points in the July 7 preliminary illustrative transaction summary discussed at the previous meeting.
Representatives of the SAFE special committee and the STAR special committee engaged in discussions and negotiations regarding the open issues over the following days and reached consensus on several of the open points: (i) consideration of $150.0 million would be allocated to the management agreement and would be payable by the assumption of STAR’s trust preferred securities by the combined company and the issuance of $50.0 million of SAFE common stock that would be reduced if the closing of the transaction was delayed past March 31, 2023 due to delays in STAR’s asset sales; and (ii) the shares of the combined company to be held by SpinCo would be subject to a nine-month lockup. Additionally, the SAFE special committee and the STAR special committee instructed their respective counsel to begin drafting definitive documents reflecting the terms that had been agreed by that time.
On July 12, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance, to discuss progress made on the open issues.
On July 15, 2022, J.P. Morgan and Kirkland sent a list of financial and legal due diligence requests regarding STAR to management. Over the course of the following week, a number of calls were held between representatives of Kirkland, on the one hand, and management, on the other hand, to discuss specific legal due diligence topics, including with respect to real estate, environmental and intellectual property matters.
On July 19, 2022, Clifford Chance distributed a draft of the reverse management agreement to Kirkland, and on July 20, 2022, Clifford Chance distributed drafts of the separation and distribution agreement for the spin-off and a commitment letter and term sheet for the secured term loan to Kirkland. In addition, beginning on or around July 19, 2022, management solicited indicative terms from Morgan Stanley & Co. (which we refer to as “Morgan Stanley”) for the margin loan to SpinCo.

Members of management had spoken with representatives of MSD Partners from time to time over the past few years about the prospect of MSD Partners becoming a ground lease customer of SAFE and separately investing in SAFE and its Caret units. In early July 2022, Marcos Alvarado, STAR’s President, proposed to MSD Partners that they review SAFE’s publicly available information, given MSD Partners’ potential to be a strategic partner. After reviewing the publicly available information, a representative of MSD Partners contacted Mr. Alvarado and arranged a meeting on July 13, 2022, and during that meeting requested to review non-public information. The parties entered into a confidentiality agreement on July 20, 2022 and management began providing information to MSD Partners.
On July 20, 2022, Morgan Stanley provided STAR with proposed terms for a $100.0 million margin loan to SpinCo, which would be secured by $400.0 million of SAFE common stock to be contributed to SpinCo by STAR. The principal amount of the proposed margin loan was subsequently increased to up to $140.0 million. Representatives of STAR, Lazard and Clifford Chance, with the oversight and insight of the STAR special committee, engaged in discussions and negotiations of the margin loan term sheet and a commitment letter with Morgan Stanley and its counsel over the following weeks.
On July 20, 2022, the SAFE board of directors held a regularly scheduled meeting. At the meeting, management made a presentation regarding proposed changes to the Caret program.
On July 21, 2022, the SAFE special committee held a meeting, with representatives of J.P. Morgan and Kirkland present. At this meeting, the representatives of Kirkland led a discussion regarding certain positions that would be proposed in the merger agreement, voting agreement and governance agreement, including (i) the termination fees that could be payable by either party; (ii) the board and committee composition of the combined company and SpinCo; (iii) the applicable voting standard of SAFE stockholders; (iv) whether to request in the voting agreement that STAR be required to support a “superior proposal” recommended by the SAFE board of directors; and (v) post-closing restrictions on the shares of the combined company that would be held by SpinCo. A discussion ensued regarding whether SAFE would hold a “majority of the minority” vote, and the SAFE special committee determined that, in light of other protections for minority shareholders (including the fact that STAR was limited to directing the vote of no more than 41.9% of the outstanding SAFE stock pursuant to its existing stockholders agreement with SAFE), SAFE would not seek to require a “majority of the minority” vote but would require STAR to remain bound by its 41.9% voting cap in the existing stockholders agreement. The SAFE special committee further determined to request that the voting agreement require STAR to vote its 41.9% discretionary voting power in SAFE in favor of an alternative transaction approved by the SAFE special committee in lieu of the transaction with STAR.
On July 22, 2022, Kirkland distributed drafts of the merger agreement, voting agreement, governance agreement, registration rights agreement and SAFE’s disclosure schedules to Clifford Chance.
On July 25, 2022, Lazard provided Clifford Chance with a confirmatory relationship disclosure letter, which Clifford Chance reviewed and sent to the STAR special committee.
Also on July 25, 2022, MSD indicated that it was interested in entering into negotiations and preparing definitive documentation for a purchase of $200.0 million of SAFE common stock from STAR at a price of $34.00 per share, and 1% of SAFE’s Caret units. Management promptly informed the lead directors of each of SAFE and STAR of this development.
On July 26, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. The STAR special committee and its advisors reviewed a summary of the draft documents and a list of issues for discussion that had been prepared by Clifford Chance. Among the issues discussed were: (i) the draft merger agreement provided that if the transaction did not close by September 30, 2023, SAFE would have 18 months thereafter to elect to internalize management and terminate the management agreement; (ii) the draft governance agreement provided that New SAFE would have the right to appoint one or more directors to SpinCo’s board and that SpinCo would be subject to certain transfer, voting and standstill restrictions with regard to its combined company shares; and (iii) the voting agreement required STAR to vote its 41.9% discretionary voting power in SAFE in favor of an alternative transaction approved by the SAFE special committee in lieu of the transaction with STAR. The STAR special committee provided Clifford Chance with direction on the draft agreements and instructed Clifford Chance to prepare markups of the agreements and distribute them to Kirkland. The STAR special committee and its advisors also discussed the proposed transaction with MSD. The STAR special committee viewed the potential MSD transaction as a favorable development because it believed such a transaction would significantly de-risk STAR’s obligation to raise sufficient liquidity so that STAR would be able to pay off its senior unsecured notes.
Between July 25, 2022 and August 8, 2022, the SAFE special committee and the STAR special committee, along with their respective financial and legal advisors, held regular calls to discuss the status of the various workstreams for the potential transaction. During this time, representatives of Clifford Chance and Kirkland also engaged in numerous discussions regarding the terms of the transaction agreements and exchanged various drafts of the agreements.
On July 27, 2022, the SAFE special committee held a meeting to discuss the proposed terms of the $140.0 million margin loan to SpinCo from Morgan Stanley, with representatives of J.P. Morgan and Kirkland present. At this meeting, the SAFE special committee discussed the importance to SAFE of ensuring that the term loan being granted by SAFE to SpinCo would have priority over the margin loan, which was reflected in the margin loan term sheet circulated by Morgan Stanley.
On July 27 and 28, 2022, the STAR board of directors held regularly scheduled meetings. As part of the meetings, the STAR board of directors received a presentation from Morgan Stanley regarding capital markets strategies for STAR to potentially sell some of its shares of SAFE, including the possible sale to MSD. Through further negotiations between STAR and MSD, MSD agreed to increase the price of its proposed purchase of SAFE common stock from $34.00 to $37.00. The general consensus of the STAR board of directors was that the proposed pricing of $37.00 per share in the sale to MSD was reasonable because it was based on the 10-day volume weighted average trading price at the time, plus a discount that was not greater than, and was likely less than, the discount that would be charged by underwriters for a public distribution or placement agents in a private sale of the shares.
On August 1, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. Representatives of Clifford Chance provided an update on recent discussions with Kirkland regarding open issues on the transaction documents, including (i) the mechanics of determining the STAR share consolidation ratio; (ii) whether the shares of SAFE to be contributed to SpinCo would be fixed in number or by dollar value; and (iii) the ownership threshold and other triggers for terminating the transfer, voting and standstill restrictions under the governance agreement. The STAR special committee provided direction on the open issues, as well as a proposal to resolve the remaining open issue on the secured term loan and reverse management agreement. The STAR special committee and its advisors also discussed the proposed reciprocal merger termination fee of $63.0 million, which represented approximately 2.5% of SAFE’s equity market capitalization, based on recent trading prices, which the STAR special committee and its advisors determined was reasonable.
On August 1, 2022, the SAFE special committee also held a meeting, with representatives of Kirkland in attendance. The representatives from Kirkland led a discussion on the following topics: (i) the voting and support agreements that would be obtained in connection with the proposed transaction, with the SAFE special committee noting that it was important that any vote relating to the purchase of Caret units by MSD not be a condition to the merger; (ii) proposed board representation of the combined company and of SpinCo; (iii) compensation incentives for executives; (iv) the reverse management agreement; (v) the exchange ratio; and (vi) the underwriting of STAR’s secondary sale of SAFE stock, with the SAFE special committee noting its belief that J.P. Morgan’s involvement in such secondary sales would be beneficial to the transaction process given J.P. Morgan’s familiarity with SAFE.
On August 2, 2022, STAR publicly filed an amendment to its Schedule 13D reporting that STAR and SAFE were in advanced discussions with respect to a potential strategic corporate transaction.
On August 3, 2022, Clifford Chance circulated drafts of a stock purchase agreement, a stockholder’s agreement and a registration rights agreement to Hogan Lovells US LLP (which we refer to as “Hogan Lovells”), as counsel for MSD Partners. On the same day, Latham & Watkins LLP (which we refer to as “Latham”), counsel to SAFE, sent a draft MSD Caret unit subscription agreement to Hogan Lovells.
On August 3, 2022, the STAR special committee held a meeting, with representatives of Lazard and Clifford Chance in attendance. Clifford Chance provided an update on the open issues in the transaction documents for the transactions with SAFE and MSD, respectively. Representatives of Lazard presented Lazard’s financial analyses and indicated that Lazard would be prepared to render an oral fairness opinion that the transaction consideration to be received by holders of STAR common stock in the spin-off and the merger is fair, from a financial point of view, to STAR’s common stockholders, subject to finalization of the definitive transaction agreements.
On August 4, 2022, J.P. Morgan provided the SAFE special committee with an updated relationship disclosure letter.
On August 5, 2022, the SAFE special committee held a meeting, with representatives of J.P. Morgan and Kirkland in attendance. At this meeting, representatives of J.P. Morgan gave an overview of the work performed in connection with the fairness opinion that it expected to be asked to deliver to the SAFE special committee to the effect that the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders, as well as an overview of the underlying methodology and preliminary financial analyses. The members of the SAFE special committee asked questions of the J.P. Morgan representatives about their preliminary financial analyses.
On August 5, 2022 and August 6, 2022, MSD and Hogan Lovells provided comments to Clifford Chance and Latham on the initial set of draft documents providing for the sale of SAFE common stock and Caret units to MSD. Representatives of STAR, SAFE and MSD engaged in discussions and negotiations of the transaction documents through August 10, 2022 and kept the SAFE special committee and its advisors regularly updated regarding such discussions.
On August 8, 2022, a meeting of the SAFE board of directors was held, at which the SAFE board reviewed the proposed terms of the MSD transactions and the proposed changes to the Caret program then under discussion with MSD Partners. The independent directors of SAFE held an executive session to discuss separately the proposed Caret changes.
On August 10, 2022, the SAFE special committee held a meeting, with representatives of J.P. Morgan and Kirkland in attendance. Representatives of Kirkland provided an overview of the directors’ duties under Maryland law, as well as an overview and status update of the transaction documents, which were in substantially final form. Representatives of J.P. Morgan then provided an overview of their financial analyses regarding the SAFE Transactions and the work performed by J.P. Morgan. J.P. Morgan then reviewed with the SAFE special committee its financial analysis of the consideration to be paid to the holders of SAFE common stock provided for in the merger agreement and delivered to the SAFE special committee its oral opinion, which was confirmed by delivery of a written opinion, dated August 10, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders, as more fully described below in the section “Opinion of SAFE’s Financial Advisor, J.P. Morgan” beginning on page 82 of this joint proxy statement/prospectus. Based on the discussions and deliberations at this meeting and prior meetings, the various presentations of J.P. Morgan and Kirkland, including financial analyses presented by J.P. Morgan at the August 5, 2022 meeting, and various factors, including those described in “— SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors,” the SAFE special committee unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of SAFE and (ii) recommended that the SAFE board of directors approve and declare advisable the merger agreement and the transactions contemplated therein.
Shortly thereafter, the SAFE board of directors held a meeting, which began with a discussion regarding the outcomes of the latest negotiations with MSD regarding the MSD agreements. Thereafter, acting upon the SAFE special committee’s recommendation, the SAFE board of directors (other than Messrs. Sugarman and Ms. Josephs, who abstained from voting on the matters) unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SAFE and its stockholders; (ii) authorized and approved the merger agreement and the transactions contemplated thereby, including the merger; (iii) directed that the merger be submitted for consideration at a meeting of SAFE’s stockholders; and (iv) recommended that SAFE’s stockholders vote to approve the merger and the other transactions contemplated by the merger agreement. The SAFE board of directors also unanimously determined that the agreements with MSD are advisable and in the best interests of SAFE and its stockholders, and authorized and approved the agreements with MSD (including the material terms of the SAFE Caret changes) and the transactions contemplated thereby.
On August 10, 2022, the STAR special committee held a meeting, with representatives of Clifford Chance and Lazard in attendance. Representatives of Clifford Chance provided an update on the status of the transaction documents, substantially final forms of which were circulated to the STAR special committee in advance of the meeting. The representatives of Clifford Chance also reviewed with the committee their duties under Maryland law. At the request of the STAR special committee, Lazard delivered to the STAR special committee an oral opinion, which was confirmed by delivery of a written opinion, dated August 10, 2022, addressed to the STAR Special committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and conditions and limitations set forth in the opinion, the transaction consideration to be received by holders of STAR common stock in the spin-off and the merger transactions was fair, from a financial point of view, to STAR’s common stockholders, other than certain holders of excluded shares. Based on the discussions and deliberations at this meeting and prior meetings, the various presentations of Clifford Chance and Lazard, including financial analyses presented by Lazard at the August 3rd meeting, and various factors, including those described in “— STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors,” the STAR special committee unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, the charter amendment and the STAR stock issuance, were advisable and in the best interests of STAR and fair and reasonable to STAR and (ii) recommended that the STAR board of directors approve and declare advisable the merger agreement and the transactions contemplated therein.
Shortly thereafter, the STAR board of directors convened a meeting at which the STAR board of directors (other than Messrs. Sugarman and Eisenberg and Ms. Josephs, who abstained from voting on the matters), acting upon the STAR special committee’s recommendation,, by unanimous vote (i) determined that it was advisable and in the best interests of STAR to consummate the merger in accordance with the merger agreement; (ii) determined that the merger agreement and the transactions contemplated thereby, including the charter amendment and the STAR stock issuance, were advisable and fair and reasonable to STAR; (iii) authorized the merger agreement and the transactions contemplated thereby, including, without limitation, the charter amendments and the STAR stock issuance; (iv) directed that the merger and the other transactions contemplated by the merger agreement, including the STAR stock issuance, be submitted for consideration at a meeting of STAR’s stockholders; and (v) recommended that STAR’s stockholders vote to approve the merger and the other transactions contemplated by the merger agreement, including the STAR stock issuance. The STAR board of directors also unanimously determined that the agreements with MSD are advisable and in the best interests of STAR and its stockholders, and authorized and approved the agreements with MSD and the transactions contemplated thereby.
In the evening of August 10, 2022, STAR and SAFE executed the merger agreement and the voting agreement, and STAR, SAFE and MSD executed the stock purchase agreement for SAFE common stock and the MSD Caret unit subscription agreement.
A joint press release announcing the transactions was issued during the morning of August 11, 2022.
Certain Relationships between STAR and SAFE
In addition to the merger agreement, the other agreements being entered into in connection with the merger and the transactions contemplated thereby, certain relationships have existed and will continue to exist until the effective time of the merger among STAR, SAFE and their respective affiliates. These agreements and transactions are described (i) under the heading “Certain Relationships and Related Party Transactions” in STAR’s definitive proxy statement filed with the SEC on April 1, 2022, as amended on May 2, 2022; (ii) in Note 9, Other Investments — Safehold Inc. to STAR’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 25, 2022, as amended on August 22, 2022; (iii) in Note 8, Other Investments — Safehold Inc. to STAR’s consolidated financial statements included in STAR’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 filed with the SEC on August 4, 2022; (iv) under the heading “Certain Relationships and Related Party Transactions in SAFE’s definitive proxy statement filed with the SEC on April 5, 2022; (iv) in Note 13, Related Party Transactions to SAFE’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 15, 2022; and (vi) in Note 13, Related Party Transactions, to SAFE’s consolidated financial statements included in SAFE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 filed with the SEC on August 3, 2022, each of which is incorporated by reference in this joint proxy statement/prospectus.
STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors
The STAR board of directors (with the unanimous vote of the disinterested directors), at its meeting on August 10, 2022, acting upon the unanimous recommendation of the STAR special committee at its meeting on August 10, 2022, adopted resolutions declaring that the merger agreement and the transactions contemplated thereby, including the merger and the STAR stock issuance, are advisable and in the best interests of STAR, and recommending that the merger and the STAR stock issuance be submitted to the stockholders of STAR for their consideration and that the stockholders of STAR vote to approve the merger and the STAR stock issuance. Jay Sugarman, Robin Josephs and Dave Eisenberg abstained from voting on the matters due to their actual or potential interests in SAFE.
In reaching its determination and recommendation, the STAR special committee and the STAR board of directors consulted with and received the advice of financial and legal advisors, discussed certain matters with management and considered a number of factors that the STAR special committee and the STAR board of directors believed supported their determinations and recommendations, including the following factors:
•
that the merger and the spin-off represent the culmination of STAR’s stated corporate strategy, begun in 2019, to transition STAR’s business focus and resources to its ground lease strategy, monetize legacy assets and simplify its balance sheet;

•
the belief that the merger and the spin-off will separate the STAR stockholders’ existing interests in SAFE and the legacy assets into two more efficient structures;

•
the belief that STAR’s investment in SAFE represents an attractive long-term investment opportunity in a growth-oriented company and that the transactions will enhance SAFE’s growth prospects by: (i) removing the overhang on SAFE common stock related to STAR’s majority ownership; (ii) increasing the public float of SAFE common stock by more than 2.5 times, based on the companies’ share prices at the date of the public announcement of the merger; (iii) implementing a management structure that is more attractive to the investment community; (iv) retaining SAFE’s dedicated focus on ground leases; and (v) executing a leverage neutral transaction that is expected to be accretive to SAFE’s earnings and enhance its ratings momentum;

•
that the transaction consideration reflects $150.0 million of consideration in respect of the SAFE management agreement and an additional approximately $87 million of estimated consideration for STAR’s ground lease fund interests;

•
the expectation that, in addition to the consideration obtained for the management agreement and the ground lease fund interests, pre-closing STAR stockholders will be able to participate as stockholders of New SAFE after the merger in the potential upside of the New SAFE common stock, including potential upside relating to New SAFE’s Caret interests;

•
the fact that the reverse stock split and the merger provide a means for STAR stockholders to obtain value for their indirect interests in SAFE in a tax deferred transaction, without triggering built-in gains on STAR’s shares of SAFE;

•
the fact that the financing being obtained from the margin loan, the secured term loan and the MSD transaction will, together with proceeds from asset sales and repayments, enable STAR to repay its unsecured senior notes in full and monetize assets in an orderly fashion;

•
the expectation that streamlining the management of STAR and SAFE will reduce overhead and lead to cost savings over time;

•
the belief that the spin-off will provide pre-merger STAR stockholders with interests in a company that is focused on maximizing value from longer-term assets and has a simpler structure and lower leverage than historical STAR;

•
the belief that the shares of SAFE to be owned by SpinCo could provide SpinCo with a source of liquidity and provide SpinCo’s shareholders with the ability to participate in potential upside in the SAFE shares;

•
the belief that STAR’s sale of SAFE shares to MSD represented an efficient execution for monetizing the shares at a discount to market pricing that was not greater, and was likely less, than the discounts and commissions STAR would have had to pay for an underwritten public distribution or a private placement;

•
the fact that MSD is purchasing Caret units at the highest valuation at which such units have previously been sold, which indicates that investors are recognizing value in the Caret units, and STAR’s stockholders will own indirect interest in the Caret units owned by SAFE;

•
the fact that the STAR special committee consisted solely of independent and disinterested directors of STAR with the full power and authority to consider and make recommendations to the STAR board of directors in respect of any strategic transaction with SAFE;

•
the fact that the merger agreement, the merger and the transactions contemplated thereby were negotiated on an arm’s-length basis between the STAR special committee and its advisors, on the one hand, and the SAFE special committee and its advisors on the other hand;

•
feedback from STAR’s stockholders and research analysts who generally expressed support for pursuing an internalization transaction with SAFE;

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the belief that the merger and spin-off are more favorable to STAR stockholders than the potential value that would result from STAR continuing as a stand-alone company and the terms of the merger agreement would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal with respect to STAR following the announcement of the merger agreement;

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that, subject to certain conditions, the STAR board of directors is permitted to change its recommendation to its stockholders in response to a superior proposal or, in the absence of a superior proposal, in response to an intervening event, in each case if it determines that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and that the $63.0 million termination fee that is potentially payable by STAR upon termination of the merger agreement in such event represented approximately 2.5% of SAFE’s equity value based on recent trading prices at the date of the merger agreement;

•
the right to terminate the merger agreement if, among other things, the SAFE board of directors changes its recommendation to its stockholders in response to a superior proposal or an intervening event following a determination that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

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that SAFE’s ability to terminate the merger agreement as a result of a “material adverse effect” on STAR excludes, among others, any effects resulting from the negotiation, execution, consummation, existence, delivery, performance or announcement of the Merger Agreement to the business, financial condition or results of operation of STAR and its subsidiaries (excluding SAFE and its subsidiaries);

•
the likelihood that the merger will be consummated, based on, among other things, the nature of conditions to the merger, including the fact that the merger is not conditioned on the receipt of any regulatory approvals or third-party consents, other than the required stockholder approvals and consents described herein, and the fact that the sale of SAFE shares to MSD will significantly facilitate STAR’s repayment of its outstanding liabilities; and

•
the oral opinion of Lazard delivered to the STAR special committee, which was confirmed by delivery of a written opinion dated August 10, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in preparing the opinion, the Transaction Consideration in the proposed merger and spin-off transaction was fair, from a financial point of view, to the holders of STAR Common Stock, as more fully described in the section entitled “The Merger — Opinion of STAR’s Financial Advisor.” The full text of the written opinion of Lazard, dated August 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in preparing the opinion, is attached as Annex E to this joint proxy statement/prospectus.
In the course of its deliberations, the STAR special committee and the STAR board of directors considered a variety of risks and other countervailing factors concerning the merger agreement, the merger and the transactions contemplated thereby, including the following factors:
•
the elimination of STAR’s ownership interest in SAFE and the termination of the SAFE management agreement (which will terminate at the effective time of the merger) and the fact that, in light of the limitation on STAR’s discretionary voting power in SAFE, the SAFE special committee was unwilling to pay a control premium on STAR’s shares;

•
the early payment of STAR’s unsecured notes will trigger make-whole payments;

•
the restrictions on the conduct of STAR’s business until the consummation of the merger or termination of the merger agreement, which may delay or prevent STAR from undertaking certain opportunities that may arise;

•
STAR’s management and certain of its directors have interests in the merger and the spin-off that may be different from, or in addition to, the interests of other STAR stockholders, including certain payments to be made in connection with the closing of the transactions, among others, as more fully described in the section entitled “The Merger — Interests of STAR’s Directors and Officers in the Merger and the Spin-Off”;

•
the spin-off will be taxable to STAR’s stockholders;

•
the sale price of $37.00 per share for the SAFE shares to be sold to MSD reflects a material discount to the purchase price paid by STAR of $59.00 per share in March 2022 for the purchase of 3.24 million shares of SAFE common stock;

•
the risks that STAR may not be able to raise sufficient additional liquidity (which will be required to pay off its unsecured senior notes in full), which is a condition to the closing of the merger;

•
the fact that if the merger does not close by September 30, 2023, SAFE will have an option to internalize STAR management;

•
the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including approvals by STAR and SAFE stockholders and the completion of the spin-off, and that failure to complete the merger may have a potential negative impact on STAR and/or SAFE and their respective businesses and stock prices;

•
that, subject to certain conditions, the SAFE board of directors is permitted to change its recommendation to its stockholders in response to a superior proposal or, in the absence of a superior proposal, an intervening event, in each case if it determines that the failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law,

•
the fact that substantial costs will be incurred by both STAR and SAFE in connection with the merger and the transactions contemplated thereby, including in connection with any litigation that may result from the announcement or pendency of the merger and the transactions contemplated thereby;

•
the restrictions on STAR’s ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals; and

•
each of the factors described above in the section entitled “Risk Factors.”

The STAR special committee and the STAR board of directors weighed the benefits, advantages and opportunities against the risks and countervailing factors of entering into the merger agreement and completing the merger and the other transactions contemplated thereby. Although the STAR board of directors realized that there can be no assurance about future results or outcomes, including results expected or considered in the factors listed above, the STAR board of directors concluded that the potential benefits, advantages and opportunities of entering into the merger agreement and completing the merger and the other transactions contemplated thereby outweigh the risks and countervailing factors.
The foregoing discussion of the factors considered by the STAR board of directors in connection with its determination and recommendation on the fairness of the merger agreement, the merger and the transactions contemplated thereby, including the STAR stock issuance to STAR’s stockholders is not intended to be exhaustive but is believed to include the material factors considered by the STAR special committee. The STAR special committee did not find it practicable to assign, and did not quantify, rank or otherwise assign, relative weights to the individual factors considered in reaching its conclusions as to the fairness of the merger agreement, the merger and the transactions contemplated thereby, including the STAR stock issuance. Rather, the STAR board of directors made its fairness determination and recommendation after consideration of all of the foregoing factors as a whole. In addition, individual members of the STAR special committee may have given different weight to different information and factors.
In considering the recommendation of the STAR special committee and the STAR board of directors with respect to the merger agreement, the merger and the transactions contemplated thereby, including the STAR stock issuance, STAR stockholders should be aware that certain of STAR’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of STAR’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include, but are not limited to, the continued service of certain directors of STAR, the continued employment of the executive officers of STAR, and the treatment in the merger of the iPIP plans, equity awards and provisions in the merger agreement regarding continued indemnification of and advancement of expenses to STAR directors and officers. The members of the STAR special committee were aware of these interests and considered them, among others, in their approval of the merger agreement, the merger and the transactions contemplated thereby, including the STAR stock issuance, and in the recommendation that STAR’s stockholders approve the Merger and the STAR stock issuance. See “— Interests of STAR’s Directors and Officers in the Merger” for further discussion of these matters. The foregoing discussion of the information and factors considered by the STAR special committee contains statements that are forward-looking in nature. This information should be read in light of the factors described in “Cautionary Statement Regarding Forward-Looking Statements.”
SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors
The SAFE board of directors (with the unanimous vote of the disinterested directors), at its meeting on August 10, 2022, acting upon the unanimous recommendation of the SAFE special committee, at its meeting on August 10, 2022, adopted resolutions declaring that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SAFE, and recommending that the merger be submitted to the stockholders of SAFE for their consideration and that the stockholders of SAFE vote to approve the merger. Jay Sugarman and Robin Josephs abstained from voting on the matters due to their actual or potential interests in STAR.
In reaching its determination and recommendation, the SAFE special committee and the SAFE board of directors consulted with and received the advice of financial and legal advisors, discussed certain matters with the senior management team and considered a number of factors that the SAFE special committee and the SAFE board of directors believed supported their determinations and recommendations, including the following factors:
•
the expectation that New SAFE will maintain SAFE’s strategy of focusing on the modern ground lease business;

•
the belief that since SAFE is already operated by the same management team as STAR, the two companies are highly complementary, and therefore New SAFE would likely benefit from substantial operating and cost efficiencies over time, with lower integration risk than a transaction with an unrelated third party;

•
the belief that the internalization of STAR’s management team and intellectual property is expected to result in significant costs savings over time through lower net G&A and the elimination of management fees and reimbursable expenses payable to the manager, and new revenue streams for New SAFE through the management agreement being entered into with SpinCo and the senior secured loan being made to SpinCo;
•
the belief that following the merger, New SAFE is expected to maintain a highly experienced management team, which has a proven track record within the modern ground lease industry and has extensive knowledge of the business, operations, financial condition, and assets of SAFE and STAR that are not being spun out to SpinCo, as well as of the current and prospective environment in which New SAFE will operate, including economic and market conditions;

•
that the exchange ratio will not fluctuate as a result of changes in the price of SAFE common stock or STAR common stock prior to the effective time of the merger, which means that the market value of the merger consideration could increase prior to the effective time of the merger if the trading price of STAR common stock increases;

•
that the receipt of shares of STAR common stock as merger consideration provides SAFE stockholders the opportunity to continue their ownership in New SAFE, which is expected to provide them with potential appreciation of New SAFE common stock following the merger and the opportunity to participate in the benefits of the merger, including the following:

•
the enhanced credit profile, management structure and financials of New SAFE will likely improve future access to the capital markets, which can be used to support strategic investments to drive growth opportunities;

•
New SAFE’s stockholders are expected to benefit from the growth prospects of STAR’s fund management business, as well as potential monetization through the selling down of STAR’s interests in the Ground Lease Plus and Loan Plus funds;

•
SAFE stockholders are being provided with the opportunity to participate in the benefits of the merger and any potential appreciation of New SAFE common stock following the merger;

•
the merger is expected to result in improved liquidity for SAFE stockholders as a result of the increased free float and equity capitalization and more dispersed stockholder base of New SAFE;

•
the merger is expected to strengthen SAFE’s credit profile and directly addresses key ratings drivers;

•
New SAFE’s board of directors will be comprised of four individuals designated by SAFE and three individuals designated by STAR;

•
New SAFE will be governed by a charter and bylaws that are substantially similar to SAFE’s pre-merger charter and bylaws;

•
The August 10, 2022 oral opinion of J.P. Morgan delivered to the SAFE special committee, which was confirmed by delivery of a written opinion, dated August 10, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Opinion of SAFE’s Financial Advisor, J.P. Morgan” beginning on page 82 of this joint proxy statement/prospectus. The full text of the written opinion of J.P. Morgan, dated August 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference;

•
that the merger agreement permits SAFE to continue to pay its stockholders regular quarterly dividends in the ordinary course of business and otherwise to continue to conduct its business in the ordinary course in the period between the execution of the merger agreement and the effective time of the merger, subject only to limitations and restrictions on the taking of certain prescribed actions;

•
that SAFE and STAR intend for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the merger so qualifies, then U.S. holders of SAFE common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of merger consideration;

•
that the SAFE board of directors has the ability, acting on the recommendation of the SAFE special committee, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited bona fide acquisition proposals with respect to SAFE and to engage in negotiations with persons making any such acquisition proposal and to terminate the merger agreement in order to enter into a superior proposal (as defined in “The Merger Agreement — No Solicitation”), subject to certain notice requirements and the requirement that SAFE pays a $63 million termination fee to STAR. The SAFE special committee evaluated, in consultation with its legal and financial advisors, the amount of termination fee payable by SAFE in circumstances specified in the merger agreement, and determined that such fee is reasonable and would not unduly impede the ability of a third party to make a superior proposal;

•
that under certain circumstances, STAR will be required to pay SAFE a $63 million termination fee if the merger agreement is terminated because the STAR board of directors changes its recommendation in favor of the merger and the other transactions contemplated by the merger agreement;

•
the fact that if the merger does not close by September 30, 2023, SAFE will have an option to internalize STAR management;

•
the commitment on the part of each of SAFE and STAR to complete the merger as reflected in their respective obligations under the terms of the merger agreement and the absence of any required government consents, and the likelihood that the merger will be completed on a timely basis and without the challenges frequently encountered integrating unrelated companies, based on, among other things, that STAR has managed SAFE and its assets since inception;

•
that STAR has committed to vote 41.9% of the outstanding SAFE shares that it holds in favor of the merger, and against any action or agreement that could reasonably be expected to result in any condition to the consummation of the merger not being fulfilled, and against any action which could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•
that the SAFE special committee consisted solely of independent and disinterested directors of SAFE with the full power and authority to consider and make recommendations to the SAFE board of directors in respect of any strategic transaction with STAR;

•
that the merger agreement, the merger and the transactions contemplated by the merger agreement were negotiated on an arm’s length basis between the SAFE special committee and its advisors, on the one hand, the STAR special committee and its advisors, on the other hand; and

•
the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement.

The SAFE board of directors and the SAFE special committee also considered various risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:
•
the exchange ratio will not fluctuate as a result of changes in the price of STAR common stock or SAFE common stock prior to the effective time of the merger, which means that the market value of the merger consideration could decrease prior to the effective time of the merger if the trading price of SAFE common stock decreases;

•
the internalization of STAR’s management team and intellectual property involves a series of transactions and activities to internalize business operations within New SAFE, and there is no guarantee that the internalization will be successful or achieve the results that are expected;

•
the risk that a different strategic alternative could prove to be more beneficial to SAFE stockholders than the merger;

•
the ability of the STAR board of directors, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited bona fide acquisition proposals with respect to STAR and to engage in negotiations with persons making any such acquisition proposal and to terminate the merger agreement in order to enter into a superior proposal, subject to certain notice requirements and the requirement that STAR pays a $63 million termination fee to SAFE;
•
the possibility that the merger or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of SAFE or STAR, including the failure of SAFE stockholders or STAR stockholders to approve the merger, or the failure of SAFE or STAR to satisfy other requirements that are conditions to closing the merger;

•
the risk that failure to complete the merger could negatively affect the price of SAFE common stock and/or the future business and financial results of SAFE;

•
the potential diversion of management focus and resources from operational matters and other strategic opportunities while the merger is pending;

•
the risk of not realizing all of the anticipated strategic and financial benefits of the merger within the expected time frame or at all and that SAFE stockholders will be subject to future financial, business and operational risks associated with New SAFE;

•
the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the merger;

•
the terms of the merger agreement placing certain limitations on the ability of SAFE to initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or to provide any nonpublic information in connection with any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (unless such third party has made an unsolicited bona fide written acquisition proposal that constitutes or is reasonably likely to result in a superior proposal and such third party enters into a confidentiality agreement with SAFE having provisions that are no less favorable to SAFE than those contained in the confidentiality agreement between SAFE and STAR);

•
the obligation to pay STAR a termination fee of $63 million if the merger agreement is terminated under certain circumstances;

•
the restrictions on the conduct of SAFE’s business between the date of the merger agreement and the effective time of the merger;

•
the absence of appraisal rights for SAFE stockholders under Maryland law;

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that SAFE and STAR are affiliated entities with SAFE being managed by employees of STAR, and there are conflicts of interest inherent where the individuals who comprise the management teams of STAR and SAFE are assisting the STAR board in connection with the merger and providing certain assistance to SAFE; and

•
the other factors described in the section entitled “Risk Factors.”

In addition to the factors described above, the SAFE board of directors and the SAFE special committee considered the fact that some of SAFE’s directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of SAFE’s stockholders generally, as discussed in the section entitled “— Interests of SAFE’s Directors and Executive Officers in the Merger,” including the fact that two SAFE directors also serve as directors of STAR.
The above discussion of the factors considered by the SAFE board of directors and SAFE special committee is not intended to be exhaustive, but does set forth material factors considered by the SAFE board of directors and the SAFE special committee. In light of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement and the complexity of these matters, the SAFE board of directors and the SAFE special committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The SAFE board of directors and the SAFE special committee viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the merger.
This explanation of SAFE’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the SAFE board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of SAFE and approved the merger agreement. The SAFE board of directors recommends to SAFE’s stockholders that they vote “FOR” the SAFE merger proposal and “FOR” the SAFE adjournment proposal.
Opinion of the STAR Special Committee’s Financial Advisor, Lazard
The STAR Special Committee has retained Lazard to act as its financial advisor in connection with the related transactions (as defined below). In connection with this engagement, the STAR special committee requested that Lazard evaluate the fairness, from a financial point of view, to holders of STAR common stock (other than holders of excluded shares) of the shares of STAR common stock to be received by such holders by way of the reverse split and the common shares of SpinCo to be received by such holders in the spin-off (such shares of STAR common stock and common shares of SpinCo, together, the “transaction consideration”).
On August 10, 2022, at a meeting of the STAR special committee held to evaluate the related transactions agreements (as defined below) and the related transactions, Lazard rendered to the STAR special committee an oral opinion, which was confirmed by delivery of a written opinion dated August 10, 2022, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the transaction consideration to be received by holders of STAR common stock (other than holders of excluded shares) in the related transactions was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 10, 2022, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex E and is incorporated by reference in this document. The summary of the written opinion of Lazard, dated August 10, 2022, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex E. Lazard’s opinion was for the benefit of the STAR special committee (in its capacity as such) and Lazard’s opinion was rendered to the STAR special committee in connection with its evaluation of the related transactions and did not address any terms or other aspects (other than the transaction consideration to the extent expressly specified in Lazard’s opinion) of the related transactions. Lazard’s opinion did not address the relative merits of the related transactions compared to any other transaction or business strategy in which STAR might engage or the merits of the underlying decision by STAR to engage in the related transactions. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transactions or any matter relating thereto.
In connection with its opinion, Lazard, among other things:
•
Reviewed the financial terms and conditions of the merger agreement, the SpinCo management agreement, the separation and distribution agreement, the governance agreement, the final commitment letters and term sheets for the term loan facility and the margin loan facility, the MSD stock purchase agreement, the MSD stockholder’s agreement, and the MSD registration rights agreement (collectively, the “related agreements”);

•
Reviewed certain publicly available historical business and financial information relating to SAFE and STAR;

•
Reviewed various financial forecasts and other data provided to Lazard by SAFE relating to the business of SAFE, financial forecasts and other data provided to Lazard by STAR relating to the business of STAR and SpinCo;

•
Held discussions with members of the senior management of SAFE with respect to the businesses and prospects of SAFE, and members of the senior management of STAR and with respect to the businesses and prospects of STAR and SpinCo, respectively;

•
Reviewed public information with respect to certain other companies in lines of business similar in certain respects to the businesses of STAR and SpinCo, respectively;

•
Reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to a business of STAR;

•
Reviewed historical stock prices and trading volumes of SAFE common stock and STAR common stock;

•
Reviewed the potential pro forma financial impact of the Related Transactions on STAR based on the financial forecasts referred to above relating to SAFE, STAR and SpinCo; and

•
Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of SAFE, STAR or SpinCo or concerning the solvency or fair value of SAFE, STAR or SpinCo and Lazard was not furnished with any such valuation or appraisal. Management of STAR advised Lazard that, in the absence of the transactions, SAFE will continue to be externally managed and, accordingly, at the direction of the STAR special committee, Lazard utilized forecasts which assume such a management structure. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the STAR special committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of SAFE, STAR and SpinCo, respectively. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which shares of STAR common stock, SAFE common stock or SpinCo common stock may trade at any time subsequent to the announcement of the Related Transactions. In connection with Lazard’s engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties with respect to a potential transaction involving a portion of STAR and was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving the whole company. In addition, Lazard’s opinion did not address the relative merits of the related transactions as compared to any other transaction or business strategy in which STAR might engage or the merits of the underlying decision by STAR to engage in the related transactions.
In addition, Lazard assumed, at the STAR special committee’s direction, that (i) STAR will realize approximately $409 million of asset sales, net of capital expenditures and loan fundings not related to leasehold loans, prior to the closing of the merger, (ii) STAR will continue to receive shares of SAFE common stock as payment under the existing management contract between SAFE and its manager, a wholly-owned subsidiary of STAR (the “existing management contract”), through closing of the merger, including payment of any accrued amounts at the time of closing, (iii) STAR’s iPIP plan will be settled at the closing of the related transactions using a portion of SAFE common stock held by STAR and such plan represented a liability of $172 million based on the 10-day VWAP of SAFE common stock as of August 2, 2022, (iv) STAR’s ground lease plus and leasehold loan assets will be acquired by SAFE for cash at the closing of the related transactions and have a projected value of $87 million including the cost of additional funded amounts through year-end 2022, (v) in the event the transactions do not close by year-end 2022, a tax distribution of approximately $250 million related to the gain on STAR’s net lease portfolio sale earlier in 2022 will be made to STAR’s stockholders and STAR’s interim cash flow in each subsequent quarter will be a loss of approximately $25 million, (vi) the secondary sale of $200 million of SAFE common stock held by STAR to MSD Partners is completed on the terms agreed in the MSD stock purchase agreement, (vii) the term loan facility and margin loan facility are provided on the terms agreed in the respective commitment letters (the foregoing clauses (i) to (vii), together with the transactions contemplated by the related agreements, the “related transactions”) and that (viii) the value of a share of New SAFE common stock immediately following the related transactions will be $41.38 based on the 10-day VWAP of SAFE common stock as of August 2, 2022 and after giving effect to the contemplated reverse split.
In rendering its opinion, Lazard assumed, with the consent of the STAR special committee, that the related transactions will be consummated on the terms described in the related agreements, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the STAR special committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Related Transactions will not have an adverse effect on STAR, SAFE, SpinCo or the related transactions. Lazard further assumed, with the consent of the STAR special committee, that the merger contemplated by the related transactions will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the related transactions, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the STAR special committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the transaction consideration to the extent expressly specified in Lazard’s opinion) of the related transactions, including, without limitation, the form or structure of the related transactions or any agreements or arrangements entered into in connection with, or contemplated by, the related transactions. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the related transactions, or class of such persons, relative to the transaction consideration or otherwise.
Summary of the Financial Analyses of the STAR Special Committee’s Financial Advisor
In preparing its opinion to the STAR special committee, Lazard performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by Lazard, and underlying Lazard’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or method of analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Lazard believes that its analyses and factors summarized below must be considered as a whole and in context. Lazard further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of STAR. No company, business or transaction reviewed is identical or directly comparable to STAR, SAFE, SpinCo or their respective businesses or the related transactions. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of STAR, SAFE, SpinCo in or underlying Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of STAR, SAFE and their respective advisors.
In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Lazard regarding the actual values of STAR, SAFE or SpinCo. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 2, 2022, and is not necessarily indicative of current market conditions.
Lazard did not recommend that any specific consideration constituted the only appropriate consideration in the Related Transactions. The merger exchange ratio and the STAR share consolidation ratio were determined through negotiations between the STAR special committee and SAFE special committee, rather than by any financial advisor, and were approved by the STAR special committee. The decision to enter into the related transactions agreements was solely that of the STAR board of directors based on the recommendation of the STAR special committee. Lazard’s opinion and analyses were only one of many factors considered by the STAR special committee in its evaluation of the related transactions and the transaction consideration and should not be viewed as determinative of the views of the STAR special committee or the STAR board of directors with respect to the related transactions or the transaction consideration.
Summary of the Financial Analyses of Lazard
The following is a summary of the material financial analyses presented by Lazard to, and reviewed with, the STAR special committee in connection with the opinion delivered by Lazard.
Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Lazard. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Lazard’s financial analyses and its opinion.
In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of STAR, SAFE, SpinCo or any other parties to the transactions. None of STAR, SAFE, SpinCo or any of their respective affiliates or Lazard or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of STAR or SpinCo do not purport to be appraisals or reflect the prices at which STAR or SpinCo may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 2, 2022, and is not necessarily indicative of current market conditions.
In determining the fairness of the transaction, Lazard primarily relied on a sum-of-the-parts valuation analysis of each of STAR and of the transaction consideration.

Sum-of-the-Parts Based Analysis of STAR
Lazard performed a sum-of-the-parts analysis of STAR. STAR is made up of the following parts:
•
SAFE common stock;

•
ground lease plus and leasehold loan assets;

•
certain assets identified for near-term sale;

•
legacy assets expected to be contributed to SpinCo; and

•
the existing management contract between SAFE and its manager, a wholly-owned subsidiary of STAR.

Lazard performed a discounted cash flow analysis in respect of each of the existing management contract and legacy assets. In respect of the other parts of STAR, STAR management provided the following values for Lazard to use in its analysis, with the value per share of STAR common stock being calculated based on 86,343,433 projected fully diluted shares of STAR common stock outstanding as of December 31, 2022, as provided by STAR management as of August 2, 2022 (the “STAR share count”):
•
40.4 million shares of SAFE common stock owned by STAR as of December 31, 2022, being $19.38 per share of STAR common stock based on the assumed value of $41.38 for each share of SAFE common stock based on the 10-day VWAP of SAFE common stock as of August 2, 2022

•
$87 million for the ground lease plus and leasehold loan assets including the cost of additional funded amounts through year-end 2022, being $1.01 per share of STAR common stock; and

•
approximately $409 million for the assets identified for near-team sale based on asset sales, net of capital expenditures and loan fundings not related to leasehold loans, prior to the closing of the related transactions, being $4.74 per share of STAR common stock.

Legacy Assets
A discounted cash flow analysis is a valuation methodology used to derive an intrinsic valuation of an entity by calculating the present value of its estimated future cash flows. “Future cash flows” refers to projected unlevered free cash flows of an entity. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting the future cash flows or amounts by a discount rate that is intended to take into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, expected returns and other appropriate factors.
Lazard calculated the discounted cash flow value for the legacy assets as the sum of the net present value, as of December 31, 2022, of each of:
•
the estimated future cash flows that the legacy assets are expected by STAR management to generate for each of fiscal years 2023 through 2026; and

•
the sale of all remaining legacy assets in December 2026, as provided by STAR management.

The following is a summary of the unlevered free cash flow projections, based on STAR management projections and used in the discounted cash flow analysis:
	2023E	2024E	2025E	2026E		Cumulative Cash Flows
($ in MMs)				Jan – Nov	Dec(a)
Hotel Assets	$3.0	$2.8	$2.9	$2.9	$60.2	$71.8
Other Operating Properties	(0.7)	(0.5)	(0.8)	(0.6)	4.9	2.3
Net Operating Asset Cash Flows(b)	$2.3	$2.3	$2.1	$2.3	$65.2	$74.1
Land-Related Asset Sales	$106.5	$75.8	$107.3	$44.6	$8.7	$343.0
Capex on Land Assets(c)	(28.9)	(21.2)	(3.5)	8.6	—	(45.0)
Land Carry Costs, net	(12.1)	(13.7)	(17.3)	(3.4)	(0.2)	(46.8)

	2023E	2024E	2025E	2026E		Cumulative Cash Flows
($ in MMs)				Jan – Nov	Dec(a)
Land Assets, Net of Capex / Carry	$65.5	$40.9	$86.4	$49.8	$8.5	$251.1
Corporate Income (Tax) / Benefit	$(1.0)	$(1.0)	$(1.0)	$(0.8)	$(0.3)	$(4.1)
STAR G&A, net (incl. SBC)(d)	(27.8)	(23.7)	(17.2)	(16.6)	(1.5)	(86.8)
Other Cash Flows(e)	—	—	—	—	(2.9)	(2.9)
Corporate Overhead	$(28.9)	$(24.8)	$(18.2)	$(17.4)	$(4.6)	$(93.8)
Total Unlevered Cash Flows	$38.9	$18.3	$70.3	$34.7	$69.1	$231.4

(a)
Broken out to illustrate assumed sale proceeds on 12/31/2026 (i.e., projected wind-down date).

(b)
Cash flows include proceeds from projected asset sales, which are primarily reflected in December 2026 cash flow.

(c)
Net cash inflows reflect reimbursements.

(d)
Excludes (i) net standalone cost to run SAFE due to inclusion in valuation of existing management contract and (ii) any projected go-forward stock-based compensation related to iPIP due to iPIP’s inclusion as a separate liability.

(e)
Reflects settlement of Other Assets and (Liabilities).

Lazard then selected and applied a range of premium and discount of +20% and -20% to the projected cash inflows of the legacy assets, as provided by STAR management. Lazard selected the range of cash inflows based on its professional judgment and experience to reflect the potential variability in the amount of projected cash flows, including the projected asset sale proceeds. Lazard also presented a range of premium and discount of up to +30% and -30% to the projected cash inflows of the legacy assets, as provided by STAR management to the STAR Special Committee for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.
For its discounted cash flow calculations, Lazard applied discount rates ranging from 8.5% to 10.5% to the legacy assets future cash flows, as provided by STAR management. Such discount rates were based on Lazard’s estimated range of the weighted average cost of capital for the Legacy Assets, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk-free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the legacy assets within a status quo STAR and the respective select comparable entities.
Lazard divided the resulting value range by the STAR Share Count to estimate an implied gross value per share.
Implied Gross Value Per Share of STAR common stock
$1.06 – $3.09
Existing SAFE/STAR Management Contract
Lazard calculated the discounted cash flow value for the existing management contract as the sum of the net present value, as of December 31, 2022, of each of:
•
the estimated total profit that the existing management contract is expected by management of STAR to generate for each of fiscal years 2023 through 2026; and

•
the estimated value of the existing management contract at the end of 2026, or the terminal value.

The following is a summary of the profit projections, based on STAR management projections and used in the discounted cash flow analysis:
	2023E	2024E	2025E	2026E
Contractual Management Fees	$23.0	$26.2	$28.8	$32.1
Less: Net Standalone Cost to Run	(18.7)	(19.0)	(19.4)	(19.8)
Total Pre-Tax Profit	$4.3	$7.1	$9.4	$12.3
Less: Taxes at Illustrative 25.0% Rate	(1.1)	(1.8)	(2.4)	(3.1)
Total Profit	$3.2	$5.4	$7.1	$9.2
For its discounted cash flow calculations, Lazard applied discount rates ranging from 10.0% to 12.5% to the total profit for the management agreement, as provided by STAR management. Such discount rates were based on Lazard’s estimated range of the weighted average cost of capital for the existing management contract, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk-free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the existing management contract within a status quo STAR and the respective select comparable entities.
Lazard calculated the terminal value for the existing management contract by applying perpetuity growth rates in the range of 1.0% to 5.0%. The range of perpetuity growth rates was selected by Lazard in its professional judgment, which was partially informed by reference to the observed historical net equity issuance for select triple net REITs of a similar size as SAFE over a recent 10-year period.
Lazard divided the resulting value range by the STAR Share Count to estimate an implied gross value per share.
Implied Gross Value Per Share of STAR common stock
$0.80 – $1.75
Excess Overhead Beyond 2026E
Lazard calculated the discounted cash flow value for STAR’s corporate expense overhead beyond December 31, 2026 not otherwise allocated to the terminal value of the management agreement or through the projected expense reimbursement from SAFE back to STAR.
For its discounted cash flow calculations, Lazard applied discount rates ranging from 10.0% to 12.5% to the total excess expenses at the end of 2026, as provided by STAR management, and subsequently capitalized assuming a go-forward expense growth rate of 2.0% and applicable discount rates. Such discount rates were based on Lazard’s estimated range of the weighted average cost of capital for the existing management contract, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk-free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the management agreement within a status quo STAR and the respective select comparable entities.
Lazard divided the resulting value range by the STAR share count to estimate an implied gross value per share.
Implied Gross Cost Per Share of STAR common stock
($0.93) to ($1.34)
Summation
From this analysis, Lazard estimated an implied equity value range for STAR by taking the sum of value ranges for the legacy assets and existing management contract, and adding the values of SAFE common stock owned by STAR, ground lease plus and leasehold loan assets and certain assets identified for near-term sale, as provided by STAR management.

Lazard then added other assets (net of other liabilities) not allocated to SpinCo and subtracted (i) the liability relating to STAR’s performance incentive plan (“iPIP”) at its marked-to-market value assuming the SAFE share portion of the iPIP was realized at the 10-day VWAP of SAFE shares as of August 2, 2022, (ii) the outstanding principal amount and interest of STAR’s senior notes, (iii) STAR’s trust preferred securities due 2035, (iv) the excess overhead beyond 2026E and (v) the liquidation value of STAR’s preferred equity, in each case based on information provided by STAR management reflecting a transaction date of December 31, 2022 and divided by the STAR share count to provide values per share of STAR common stock.
This provided an estimated implied price range per share of STAR common stock.
Implied Price Range Per Share of STAR common stock
$14.34 – $16.91
Sum-of-the-Parts Analysis of Transaction Consideration
Lazard performed a sum-of-the-parts analysis of the transaction consideration, which consists of (i) SAFE common stock and (ii) SpinCo common stock.
SAFE Shares
Based on information provided by STAR management, Lazard assumed that STAR would own approximately 22.0 million shares of SAFE common stock, after giving effect to the contribution of shares of SAFE common stock to SpinCo, the settlement of the iPIP liability and the sale of shares of SAFE common stock to MSD, which when combined with the upward adjustment of approximately 1.2 million shares of SAFE common stock in respect of the existing management contract and multiplied by the assumed value of $41.38 for each share of SAFE common stock immediately following the related transactions, based on the 10-day VWAP of SAFE common stock as of August 2, 2022, represents an aggregate value of approximately $962 million, being $11.14 per share of STAR common stock based on the STAR share count.
SpinCo
Lazard performed a sum-of-the-parts analysis of SpinCo. SpinCo will own (i) certain legacy assets and (ii) SAFE common stock.
Lazard assumed that SpinCo would hold approximately 9.7 million shares of SAFE common stock immediately following the merger, which represents approximately $400 million at the assumed value of $41.38 for each share of SAFE common stock immediately following the related transactions, based on the 10-day VWAP of SAFE common stock as of August 2, 2022, and being $4.63 per share of STAR common stock based on the STAR share count.
Lazard calculated the discounted cash flow value for the legacy assets as the sum of the net present value, as of December 31, 2022, of each of:
•
the estimated future cash flows that the legacy assets are expected by STAR management to generate for each of fiscal years 2023 through 2026; and

•
the sale of all remaining legacy assets in December 2026, as provided by STAR management.

The following is a summary of the unlevered free cash flow projections, based on STAR management projections and used in the discounted cash flow analysis:
	2023E	2024E	2025E	2026E		Cumulative Cash Flow
($ in MMs)				Jan – Nov	Dec(a)
Hotel Assets	$3.0	$2.8	$2.9	$2.9	$60.2	$71.8
Other Operating Properties	(0.7)	(0.5)	(0.8)	(0.6)	4.9	2.3
Net Operating Asset Cash Flows(b)	$2.3	$2.3	$2.1	$2.3	$65.2	$74.1
Land-Related Asset Sales	$106.5	$75.8	$107.3	$44.6	$8.7	$343.0

	2023E	2024E	2025E	2026E		Cumulative Cash Flow
($ in MMs)				Jan – Nov	Dec(a)
Capex on Land Assets(c)	(28.9)	(21.2)	(3.5)	8.6	—	(45.0)
Land Carry Costs, net	(12.1)	(13.7)	(17.3)	(3.4)	(0.2)	(46.8)
Land Assets, Net of Capex / Carry	$65.5	$40.9	$86.4	$49.8	$8.5	$251.1
Reverse Management Fee	$(25.0)	$(15.0)	$(10.0)	$(4.6)	$(0.4)	$(55.0)
Corporate Income (Tax) / Benefit	(1.0)	(1.0)	(1.0)	(0.8)	(0.3)	(4.1)
Public Company Costs	(3.0)	(3.0)	(3.0)	(2.8)	(0.3)	(12.0)
Other Cash Flows(d)	—	—	—	—	(2.9)	(2.9)
Other Corporate Cash Flows	$(29.0)	$(19.0)	$(14.0)	$(8.1)	$(3.8)	$(74.0)
Total Unlevered Cash Flows	$38.7	$24.1	$74.5	$44.0	$69.9	$251.2

(a)
Broken out to illustrate assumed sale proceeds on 12/31/2026 (i.e., projected wind-down date).

(b)
Cash flows include proceeds from projected asset sales, which are primarily reflected in Dec 2026 cash flow.

(c)
Net cash inflows reflect reimbursements.

(d)
Reflects settlement of Other Assets and (Liabilities)

Lazard then selected and applied a range of premium and discount of +20% and -20% to the projected cash inflows of the legacy assets, as provided by STAR management. Lazard selected the range of cash inflows based on its professional judgment and experience to reflect the potential variability in the amount of projected cash flows, including the projected asset sale proceeds. Lazard also presented a range of premium and discount of up to +30% and -30% to the projected cash inflows of the legacy assets, as provided by STAR management, to the STAR special committee for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.
For its discounted cash flow calculations, Lazard applied discount rates ranging from 7.5% to 9.5% to the legacy assets future cash flows, as provided by STAR management. Such discount rates were based on Lazard’s estimated range of the weighted average cost of capital for the Legacy Assets, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk-free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the legacy assets within SpinCo and the respective select comparable entities.
Lazard divided the resulting value range by the STAR share count to estimate an implied gross value per share.
Implied Gross Value Per Share of STAR common stock
$1.27 – $3.32
Summation
From this analysis, Lazard estimated an implied value range for the common stock merger consideration by taking the value range for the legacy assets of SpinCo and adding the values of SAFE common stock to be received directly by holders of STAR common stock and to be held by SpinCo, based on information provided by STAR management.
Lazard then subtracted the net debt of SpinCo after giving effect to projected $30.5 million of excess cash raised by STAR that would be allocated to SpinCo as provided by STAR management as of December 31, 2022 and divided by the STAR share count to provide values per share of STAR common stock.
This provided an estimated implied common stock merger consideration value range per share of STAR common stock.
Implied Common Stock Merger Consideration Value Range Per Share of STAR common stock
$15.20 – $17.25

Other Factors
The analyses and data described below were presented to the STAR special committee for informational purposes only and did not provide the basis for the rendering of Lazard’s opinion.
STAR Trading History
To illustrate the trend in the historical trading prices of STAR common stock, Lazard considered, for informational purposes, historical data with regard to the trading prices of STAR common stock. In particular, Lazard noted that for the 52-week period from August 3, 2021 to August 2, 2022 the price of STAR common stock ranged from $13.70 per share to $27.26 per share.
STAR Analyst Price Targets
Lazard summarized analyst views and recommendations on STAR and reviewed, as of August 2, 2022, the price targets of STAR common stock published by research analysts associated with various Wall Street firms provided by STAR’s management to Lazard. The research analysts’ price targets of STAR common stock ranged from $17.00 per share to $37.00 per share. The share price targets published by such equity research analysts reflect analyst’s estimates of the future public market trading price of the shares of STAR common stock at the time the price target was published. Public market trading price targets do not necessarily reflect the current market trading price for STAR common stock and these estimates are subject to uncertainties, including future financial performance of STAR and future market conditions.
SAFE Trading History
To illustrate the trend in the historical trading prices of SAFE common stock, Lazard considered, for informational purposes, historical data with regard to the trading prices of SAFE common stock. In particular, Lazard noted that for the 52-week period from August 3, 2021 to August 2, 2022 the price of SAFE common stock ranged from $34.06 per share to $94.40 per share.
SAFE Analyst Price Targets
Lazard summarized analyst views and recommendations on SAFE and reviewed, as of August 2, 2022, the price targets of SAFE common stock published by research analysts associated with various Wall Street firms provided by SAFE’s management to Lazard. The research analysts’ price targets of SAFE common stock ranged from $46.00 per share to $98.00 per share. The share price targets published by such equity research analysts reflect analyst’s estimates of the future public market trading price of the shares of SAFE common stock at the time the price target was published. Public market trading price targets do not necessarily reflect the current market trading price for SAFE common stock and these estimates are subject to uncertainties, including future financial performance of SAFE and future market conditions.
SAFE Analyst Estimates of Net Asset Value
Lazard summarized analyst views and recommendations on SAFE and reviewed, as of August 2, 2022, the estimates of net asset value published by research analysts associated with various Wall Street firms provided by SAFE’s management to Lazard. The research analysts’ estimate of SAFE’s net asset value ranged from $24.69 per share to $49.80 per share. The net asset value estimates published by such equity research analysts reflect analyst’s estimates at the time the estimate was published. Net asset value estimates do not necessarily reflect the current net asset values for SAFE common stock and these estimates are subject to uncertainties, including future financial performance of SAFE and future market conditions.
Precedent Transaction Analysis
Lazard reviewed and compared the management fees and financial multiples paid in twenty two (22) selected REIT internalization transactions that Lazard, based on its experience with merger and acquisition transactions, deemed relevant.
Although none of the precedent transactions or the companies party to such transactions is directly comparable to the Related Transactions, SAFE, STAR or SpinCo, the Lazard precedent transactions were chosen because certain aspects of the precedent transactions, for purposes of this analysis and based on the professional judgment and experience of Lazard, may be relevant to the calculation of the value of the management agreement as part of Lazard’s sum-of-the-parts analysis of STAR. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved, the terms of the external management agreements in effect prior to each internalization transaction and other factors that could affect the precedent transactions differently than they would affect the STAR management agreement as part of Lazard’s sum-of-the-parts analysis of STAR.
For each of these selected REIT internalization transactions, using publicly available information, Lazard calculated and analyzed multiples of the management fee and cost savings, in each case, represented by the annualized management fees in place and cost savings projected to be realized, in each case following the closing of the transaction. The following table sets forth the transactions analyzed based on such characteristics, the date each transaction was announced and the results of such analysis.
	External Manager	Date Ann’d	Aggregate Consid.(a)	Annualized		Transaction Multiple
($ in MMs) REIT				Mgmt. Fee	Cost Savings	Mgmt. Fee	Cost Savings
Rithm Capital (fka New Residential Investment)	Fortress	Jun-22	$400	$101	$63	4.0x	6.4x
Colony Credit Real Estate	CLNC Manager	Apr-21	102	29	15	3.5x	6.8x
Resource REITs I, II & III(b)	C-III Capital Partners	Sep-20	135	31	24	4.4x	5.6x
Steadfast Apartment REIT	Steadfast REIT Investments	Sep-20	125	48	21	2.6x	6.0x
Carter Validus Mission Critical REIT II	Carter Validus REIT Management II	Jul-20	40	24	18	1.7x	2.2x
Global Medical REIT	Inter-American Management	Jul-20	18	8	n/a	2.2x	n/a
Two Harbors(c)	Pine River Capital Mgmt.	Apr-20	n/a	70	42	n/a	n/a
Granite Point Mortgage Trust	Pine River Capital Mgmt.	Mar-20	45	15	n/a	2.9x	n/a
Annaly Capital Management	Annaly Mgmt. Company	Feb-20	—	171	n/a	n/a	n/a
Preferred Apartment Communities	Preferred Apartment Advisors / NMP Advisors	Feb-20	154	32	32	4.8x	4.8x
Jernigan Capital	JCAP Advisors	Dec-19	32	8	18	3.8x	1.8x
Broadstone Net Lease	Broadstone Real Estate	Nov-19	206	30	25	6.8x	8.2x
Carey Watermark Investors I & II	Watermark Capital Partners / W.P. Carey	Oct-19	125	n/a	30	n/a	4.2x
New Senior	Fortress	Nov-18	50	15	10	3.3x	5.0x
Drive Shack	Fortress	Dec-17	11	10	2	1.0x	5.4x
Bluerock Residential	BRG Manager	Aug-17	41	12	4	3.6x	10.9x
Independence Realty Trust	RAIT Financial Trust	Sep-16	43	7	2	5.8x	19.1x
Milestone	TMG Partners LP	Jul-16	107	13	10	8.5x	11.2x
American Capital Agency Corp.(d)	American Capital	May-16	562	123	80	4.6x	7.0x
City Office REIT	City Office Real Estate Management	Nov-15	4	1	1	3.0x	2.7x
Silver Bay Realty Trust	Pine River Mgmt. / Provident RE Advisors	Aug-14	31	9	6	3.3x	5.2x
Inland American Real Estate	Inland American Manager	Mar-14	—	38	n/a	n/a	n/a
75th Percentile			$125	$38	$28	4.5x	7.0x
Median			45	24	18	3.6x	5.6x
25th Percentile			31	10	8	3.0x	4.8x

(a)
Excludes assumed debt where applicable and any potential earn-out consideration.

(b)
Cost savings represent all-in expected annual operational synergies.

(c)
Two Harbors originally announced termination consideration of ~$144MM for a ~3.4x cost savings multiple. Two Harbors subsequently announced a termination for cause for which no termination fee would be payable, and is subject to pending litigation.

(d)
Acquisition included entity that managed external party as well. Annualized management fee and cost savings include ~$15MM related to projected third party fee income.

Precedent Transaction Analysis — Management Fee Multiple
Based on its professional judgment and experience, and taking into consideration the observed management fee multiples for the precedent transactions, Lazard then applied a selected a range of management fee multiples of 3.0x to 4.5x, based on Lazard’s professional judgment and experience, to STAR’s projected annualized Q4 2022 management fee. Lazard then calculated a value per STAR share range based on the STAR share count. This provided a value range of $0.73 to $1.10 per share of STAR common stock.
Precedent Transaction Analysis — Cost Savings Multiple Based on an Externally Managed SAFE
Based on its professional judgment and experience, and taking into consideration the observed cost savings rates for the precedent transactions, Lazard then applied a selected a range of cost savings rates of 5.0x to 7.0x, based on Lazard’s professional judgment and experience, to SAFE’s projected estimated pre-tax cost savings for 2023 of approximately $4.3 million assuming a status quo, externally managed, SAFE corporate structure. Lazard then calculated the cost saving per share of STAR common stock based on the STAR share count. This provided a range of cost savings of $0.25 to $0.35 per share of STAR common stock.
Precedent Transaction Analysis — Cost Savings Multiple Based on an Upsized Equity Issuance (the “Internalized SAFE Case”)
Based on its professional judgment and experience, and taking into consideration the observed cost savings rates for the precedent transactions, Lazard then applied a selected a range of cost savings rates of 5.0x to 7.0x, based on Lazard’s professional judgment and experience, to SAFE’s upsized equity issuance case estimated pre-tax cost savings for 2023 of approximately $8.4 million, which reflected profits assuming SAFE had raised equity as an internally-managed company with more widely distributed equity float. This case was observed solely for reference due to the lack of applicability to STAR’s status quo business plan. Lazard then calculated the cost saving per share of STAR common stock based on the STAR Share Count. This provided a range of cost savings of $0.48 to $0.68 per share of STAR common stock.
Management Agreement — Discounted Cash Flow Analysis (Internalized SAFE Case)
Lazard calculated the discounted cash flow value for the management agreement as the sum of the net present value, as of December 31, 2022, of each of:
•
the estimated total profit that the management contract would be expected by management of STAR to generate in its internalized SAFE case for each of fiscal years 2023 through 2026; and

•
the estimated value of the management contract at the end of 2026, or the terminal value.

The following is a summary of the profit projections, based on STAR management projections in the internalized SAFE case and used in the discounted cash flow analysis:
	2023E	2024E	2025E	2026E
Contractual Management Fees	$27.0	$33.2	$39.9	$48.8
Less: Net Standalone Cost to Run	(18.7)	(19.0)	(19.4)	(19.8)
Total Pre-Tax Profit	$8.4	$14.2	$20.5	$29.0

	2023E	2024E	2025E	2026E
Less: Taxes at Illustrative 25.0% Rate	(2.1)	(3.5)	(5.1)	(7.2)
Total Profit	$6.3	$10.6	$15.4	$21.7

For its discounted cash flow calculations, Lazard applied discount rates ranging from 10.0% to 12.5% to the total profit for the management agreement, as provided by STAR management. Such discount rates were based on its estimated range of the weighted average cost of capital for the management contract, derived from a number of factors using the Capital Asset Pricing Model, taking into account certain metrics, including, among others, the applicable risk-free rate of return, unlevered risk profile, cost of long-term debt and leverage ratio of the management agreement and the respective select comparable entities. This case was observed solely for reference due to the lack of applicability to STAR’s status quo business plan.
Lazard calculated the terminal value for the management agreement by applying perpetuity growth rates in the range of 1.0% to 5.0%. The range of perpetuity growth rates was selected by Lazard in its professional judgment, which was partially informed by reference to the observed historical net equity issuance for select triple net REITs of a similar size as SAFE over a recent 10-year period.
Lazard divided the resulting value range by the STAR share count to estimate an implied gross value per share. This provided a range of implied gross value per share of STAR common stock of $1.85 to $4.10.
Miscellaneous.   Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Lazard’s opinion, Lazard has provided certain investment banking services to STAR, for which Lazard received compensation, including in respect of certain shareholder and capital structure matters and a lender consent solicitation for which Lazard received aggregate fees of approximately $2 million. In the two-year period prior to the date of Lazard’s opinion, Lazard has not been engaged to provide financial advisory or other services to SAFE and Lazard has not received any compensation from SAFE during this period. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of STAR, SAFE and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of STAR, SAFE and certain of their respective affiliates.
The STAR special committee selected Lazard as its financial advisor in connection with the transactions based on Lazard’s reputation, qualification and experience and knowledge of STAR’s business and affairs and the industry in which it operates. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the related transactions.
In connection with Lazard’s services as a financial advisor to the STAR special committee, STAR agreed to pay Lazard an aggregate fee of between $15 million and $20 million depending on the transaction value at the time of closing; however, such amount may be increased in the exercise of the special committee’s discretion. Of the aggregate fee, up to an aggregate of $1.75 million is payable as quarterly retainer fees and $2.0 million became payable upon the rendering of Lazard’s fairness opinion and the balance is contingent on the closing of the related transactions. In addition, STAR has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.
Opinion of the SAFE Special Committee’s Financial Advisor, J.P. Morgan
Pursuant to an engagement letter, SAFE retained J.P. Morgan as financial advisor to the SAFE special committee in connection with the SAFE transactions.
At the meeting of the SAFE special committee on August 10, 2022, J.P. Morgan rendered its oral opinion to the SAFE special committee that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its August 10, 2022 oral opinion by delivering its written opinion, dated as of August 10, 2022 to the SAFE special committee that, as of such date, the consideration to be paid to the holders of SAFE common stock in the SAFE transactions was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated as of August 10, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of SAFE common stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the SAFE special committee (in its capacity as such) in connection with and for the purposes of its evaluation of the SAFE transactions, was directed only to the consideration to be paid to the holders of SAFE common stock in the SAFE transactions and did not address any other aspect of the SAFE transactions. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid to the holders of SAFE common stock in connection with the SAFE transactions to the holders of any other class of securities, creditors or other constituencies of SAFE or as to the underlying decision by SAFE to engage in the SAFE transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of SAFE as to how such shareholder should vote with respect to the SAFE transactions or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•
reviewed a draft dated August 10, 2022 of the merger agreement;

•
reviewed certain publicly available business and financial information concerning SAFE and STAR and the industries in which they operate;

•
reviewed certain internal financial analyses and forecasts prepared by management relating to the businesses of SAFE and STAR, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the SAFE transactions (the “synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of SAFE and STAR with respect to certain aspects of the SAFE transactions, and the past and current business operations of SAFE and STAR, the financial condition and future prospects and operations of SAFE and STAR, the effects of the SAFE transactions on the financial condition and future prospects of SAFE and STAR, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by SAFE or STAR or otherwise reviewed by or for J.P. Morgan, including the value of STAR’s ground lease adjacent investments and the SpinCo term loan facility. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and pursuant to J.P. Morgan’s engagement letter with SAFE, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of SAFE or STAR under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of SAFE and STAR to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the SpinCo term loan facility will be issued at par value and the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to it. J.P. Morgan also assumed that the representations and warranties made by SAFE and STAR in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to SAFE with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the SAFE transactions will be obtained without any adverse effect on SAFE or STAR or on the contemplated benefits of the SAFE transactions.
The projections furnished to J.P. Morgan were prepared by management at the direction of the SAFE special committee, as discussed more fully under the section entitled “SAFE Unaudited Prospective Financial Information”, beginning on page 88 of this joint proxy statement/prospectus. SAFE does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the SAFE transactions, and such projections were not prepared with a view toward public disclosure. Such projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding such projections and other prospective financial information, please refer to the section entitled “SAFE Unaudited Prospective Financial Information”, beginning on page 88 of this joint proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of SAFE common stock in the SAFE transactions, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the SAFE transactions to the holders of any other class of securities, creditors or other constituencies of SAFE or as to the underlying decision by SAFE to engage in the SAFE transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the SAFE transactions, or any class of such persons relative to the consideration to be paid to the holders of SAFE common stock in the SAFE transactions or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which SAFE common stock or STAR common stock will trade at any future time.
J.P. Morgan was not directed to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of SAFE or any other alternative transaction.
The terms of the merger agreement, including the consideration to be paid to the holders of SAFE common stock, were determined through arm’s length negotiations between SAFE and STAR, and the decision to enter into the merger agreement was solely that of the SAFE special committee and the SAFE board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the SAFE special committee in its evaluation of the SAFE transactions and should not be viewed as determinative of the views of the SAFE special committee, the SAFE board of directors or management with respect to the SAFE transactions or the consideration to be paid to the holders of SAFE common stock.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the SAFE special committee on August 10, 2022, which was confirmed by delivery of a written opinion, dated August 10, 2022, and in the financial analysis presented to the SAFE special committee on August 10, 2022 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the SAFE special committee and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Value Creation Analysis.   J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of SAFE common stock based on the SAFE transactions.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied value of the assumption of the existing management agreement by New SAFE and SAFE’s external management becoming employees of New SAFE (the “internalization of management”) based on management projections of the cash flows that New SAFE is expected to save from the internalization of management during fiscal years 2023E through 2026E (as set forth in the section entitled “SAFE Unaudited Prospective Financial Information”, which were prepared by management at the direction of the SAFE special committee). J.P. Morgan calculated a range of terminal values at the end of the same period by applying perpetual growth rates ranging from 2.25% to 2.75% to estimates of the terminal cash flows at the end of fiscal year 2026E, based upon the management projections. J.P. Morgan then discounted the cash flow estimates of the internalization of management to present value as of December 31, 2022 using discount rates ranging from 7.25% to 8.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of SAFE.
Based on the foregoing, this analysis indicated the following ranges of implied value for the savings related to the internalization of management:
Implied Value
	Low	High
Internalization of Management Discounted Cash Flow	$165 million	$232 million
J.P. Morgan also conducted a discounted cash flow analysis for the purpose of determining the implied value of the fees paid by SpinCo pursuant to the SpinCo management agreement based on management projections of the cash flows that New SAFE is expected to generate from the fees paid by SpinCo pursuant to the SpinCo management agreement during fiscal years 2023E through 2026E (as set forth in the section entitled “SAFE Unaudited Prospective Financial Information”, which were prepared by management at the direction of the SAFE special committee). J.P. Morgan discounted the cash flow estimates to present value as of December 31, 2022 using discount rates ranging from 7.25% to 8.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of SAFE.
Based on the foregoing, this analysis indicated the following ranges of implied value for the fees expected to be paid by SpinCo pursuant to the SpinCo management agreement:
Implied Value
	Low	High
SpinCo Management Fee Discounted Cash Flow	$49 million	$50 million
J.P. Morgan then calculated the accretion in value resulting from the SAFE transactions to the existing holders of SAFE common stock by (1) adding the sum of (a) the net present value of SAFE’s expected savings related to the internalization of management from the SAFE transactions of approximately $194 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of the internalization of management described above, (b) the net present value of the fees expected to be paid by SpinCo pursuant to the SpinCo management agreement of approximately $50 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of the SpinCo management fee described above and (c) the estimated value of STAR’s ground lease adjacent investments, as reflected in estimates prepared by management, at the direction of the SAFE special committee, for use by J.P. Morgan in connection with its financial analyses, in the aggregate amount of approximately $87 million, and (2) subtracting the sum of (a) the consideration attributable to SAFE’s acquisition of STAR’s ground lease adjacent investments pursuant to the merger, based on the value of the ground lease adjacent investments, as reflected in estimates prepared by management, at the direction of the SAFE special committee, for use by J.P. Morgan in connection with its financial analyses, in the aggregate amount of approximately $87 million, and (b) the costs associated with the assumption of the existing management agreement by New SAFE pursuant to the merger and other transaction fees, in the aggregate amount of approximately $165 million, as reflected in estimates prepared by management, at the direction of the SAFE special committee, for use by J.P. Morgan in connection with its financial analyses. This analysis indicated that the SAFE transactions results in an implied value creation of approximately $78 million, which represents accretion in value of $1.24 per share for the existing holders of SAFE common stock. There can be no assurance, however, that the synergies, transaction related expenses and other impacts referred to above will not be substantially greater or less than those estimated by management and described above.
Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of SAFE or STAR. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning financial and operational characteristics of SAFE and STAR, as applicable, and other relevant factors.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise SAFE with respect to the SAFE transactions and deliver an opinion to the SAFE special committee with respect to the SAFE transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with SAFE, STAR and the industries in which they operate.
For financial advisory services rendered in connection with the transaction, SAFE has agreed to pay J.P. Morgan a fee of $5.5 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the SAFE transactions. In addition, SAFE has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with each of SAFE and STAR, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on SAFE’s revolving credit facility, joint bookrunner on SAFE’s offerings of debt securities in April and November of 2021, lead bookrunner on SAFE’s offerings of equity securities in November of 2020 and September of 2021 and bookrunner on SAFE’s private placement of equity securities in March 2022 and joint bookrunner on STAR’s offering of debt securities in August 2020. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of SAFE and STAR, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from SAFE were approximately $5.0 million and the aggregate fees received by J.P. Morgan from STAR were approximately $5.7 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of SAFE and STAR. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of SAFE or STAR for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments.
STAR Unaudited Prospective Financial Information
STAR does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of STAR has prepared the prospective unaudited financial information set forth below for STAR on a standalone basis, assuming no transaction with SAFE and no spin-off had occurred, and for SpinCo, in each case for the years ended December 31, 2023 through 2026. The prospective financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the STAR’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of STAR and SpinCo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
STAR has provided the below summaries of forecasts to provide STAR stockholders access to certain non-public information that was furnished to the STAR special committee in connection with its evaluation of the proposed merger with SAFE and the spin-off and to Lazard for its use in connection with its financial analyses under “― Opinion of STAR’s Financial Advisor, Lazard.” While Lazard assumed and relied upon the forecasts for purposes of its analyses, Lazard expressed no view or opinion as to the forecasts or the assumptions on which they were based.
Neither STAR’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of STAR as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Risk Factors” in this joint proxy statement/prospectus and in STAR’s filings with the SEC incorporated by reference herein for discussion of various factors that could materially affect STAR’s financial condition, results of operations, business, prospects and securities. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of STAR or SpinCo or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. Additional information relating to the principal assumptions used in preparing the projections is set forth in footnotes to the tables below.
STAR does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Neither STAR nor its respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. Neither STAR nor SpinCo intends to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither STAR nor SpinCo intends to update or revise the prospective financial information to reflect changes in general economic or industry conditions.
STAR has not made and makes no representation to SAFE or any stockholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding STAR’s or SpinCo’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, STAR urges all stockholders not to place undue reliance on such information and to review STAR’s most recent SEC filings for a description of STAR’s reported financial results.
The following table presents the forecasts described above for STAR on a standalone basis assuming neither the merger nor the spin-off has occurred, and for SpinCo on a standalone basis (dollars in millions):
	2023E	2024E	2025E	2026E
STAR Standalone – No Merger or Spin-Off
STAR Net Unlevered Cash Flows (including SpinCo assets)(1)	$(42)	47	112	160
SpinCo Standalone
SpinCo Standalone Unlevered Operating Cash Flows(2)	$(61)	(45)	(28)	(2)
SpinCo Standalone Unlevered Cash Flows From Asset Sales(3)	107	176	207	318

(1)
Net unlevered cash flows means operating cash flows from STAR assets plus dividends received on shares of SAFE common stock, reduced by general and administrative expenses. Net unlevered cash flows is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP. STAR net levered cash flows assumed that STAR distributed 5.52 million shares of SAFE common stock to holders of STAR common stock in a special distribution before the end of 2022. The actual STAR special distribution was approximately 6.63 million shares of SAFE common stock.

(2)
SpinCo operating cash flows refer to operating cash flows from SpinCo assets, net of payments of management fees under the management agreement with New SAFE, and assume that (i) the spin-off occurred on December 31, 2022 and (2) SpinCo initially holds real estate assets with a gross real estate value of approximately $342.0 million, 9.7 million shares of SAFE common stock (valued at $400 million at a price of $41.38 per share, which represented the 10-day VWAP of SAFE common stock as of August 2, 2022) and at least $50.0 million of cash. Operating cash flows is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP. There can be no assurance that the real estate assets assumed to be held by SpinCo for purposes of these forecasts will be the actual assets that SpinCo will own at the time of the spin-off or that the individual and aggregate gross real estate values of SpinCo's actual assets will be equal to the amounts assumed. Gross real estate value is the basis assigned to physical real estate property (net investment in leases, land & building), net of any impairments taken after acquisition date and net of basis reductions associated with unit / parcel sales, gross of accumulated depreciation and amortization, in each case as reported in iStar's financial statements for accounting purposes as of the dates the forecasts were prepared. iStar does not intend to imply that such amounts are equivalent to the fair values of such assets or that SpinCo will be able to realize such amounts on sales of the assets.

(3)
SpinCo’s business strategy is to seek to generate cash flows through asset management and asset sales; therefore, its actual cash flows will be highly variable and dependent on the timing of asset sales and the prices at which assets are sold, none of which can be predicted with any degree of certainty. 2024(E) — 2026(E) assume sales of SAFE common stock in the amounts of $100 million in 2024, $100 million in 2025 and $200 million in 2026 at a constant price of $41.38, which is the same assumed price that was used to calculate the number of shares of SAFE common stock contributed by STAR to SpinCo in connection with the spin-off (9.7 million shares).

SAFE Unaudited Prospective Financial Information
Although SAFE periodically may issue limited financial guidance to investors, SAFE does not as a matter of course make public long-term projections as to future revenues, earnings or other results. However, in connection with the merger, management prepared and provided to the SAFE special committee in connection with its evaluation of the transaction, and to its financial advisor, J.P. Morgan, for its use in connection with J.P. Morgan’s financial analyses and opinion described in the section entitled “Opinion of SAFE’s Financial Advisor, J.P. Morgan,” certain unaudited prospective financial information regarding (i) the cash flows that New SAFE is expected to save from the internalization of management during fiscal years 2023 through 2026 (which we refer to as the “SAFE internalization-related savings projections”) and (ii) the cash flows that New SAFE is expected to generate from the fees paid by SpinCo pursuant to the SpinCo management agreement during fiscal years 2023 through 2026 (which we refer to as the “SAFE SpinCo fee projections” and, together with the SAFE internalization-related savings projections, the “SAFE management projections”). The below summary of the SAFE internalization-related savings projections and the SAFE SpinCo fee projections are included for the purpose of providing stockholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any stockholder.
SAFE’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of the Company’s management was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief the expected course of action and the future financial performance of SAFE. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither the independent registered public accounting firm of SAFE, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of SAFE does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. SAFE’s unaudited prospective financial information included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, management. The independent registered public accounting firm’s reports, contained in SAFE’s Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus, relates to SAFE’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to SAFE’s and STAR’s respective businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of SAFE’s and STAR’s respective managements. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to SAFE’s and STAR’s respective businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. SAFE stockholders and STAR stockholders are urged to review the most recent SEC filings of SAFE and STAR, respectively, for a description of the reported and anticipated results of operations and financial condition and capital resources during 2022, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SAFE’s and STAR’s respective Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.
None of SAFE, STAR or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. SAFE undertakes no obligation to update or otherwise revise or reconcile this unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.
SAFE and STAR may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to SAFE and STAR may not be directly comparable to one another.
SAFE has not made and makes no representation to STAR or any stockholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding SAFE’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, SAFE urges all stockholders not to place undue reliance on such information and to review SAFE’s and STAR’s most recent SEC filings for a description of SAFE’s and STAR’s reported financial results.
SAFE internalization-related savings projections
The following is a summary of the SAFE internalization-related savings projections, which were based on a comparison of management’s projections of (i) management fees and expense reimbursement expected to be payable by SAFE to STAR pursuant to the existing management agreement for fiscal years 2023 through 2026, without giving effect to the merger or the internalization of management and as if the merger and the internalization of management had not been contemplated by SAFE (the “Externally-Managed Scenario”), and (ii) New SAFE’s standalone costs (net of management fees expected to be received by New SAFE pursuant to the SpinCo management agreement) and incremental stock-based compensation for fiscal years 2023 through 2026, giving effect to, and assuming the consummation of, the merger and the internalization of management (the “Internally-Managed Scenario”). The SAFE internalization-related savings projections are based solely on the information available to management at the time they were prepared.
The SAFE internalization-related savings projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, and (i) for purposes of the Externally-Managed Scenario, assuming $625 million of origination volume per year capitalized using 2x debt-to-equity (with equity proceeds raised June 30 of each year) and (ii) for purposes of the Internally-Managed Scenario, assuming $1.25 billion of origination volume in fiscal year 2023, $1.50 billion of origination volume in fiscal year 2024, $1.75 billion of origination volume in fiscal year 2025 and $2.00 billion of origination volume in fiscal year 2026, in each case capitalized using 2x debt-to-equity (with equity proceeds raised June 30 of each year).
The following table presents a summary of the SAFE internalization-related savings projections, as prepared by management, with all figures rounded to the nearest million.
	Year Ended December 31,
	2023E	2024E	2025E	2026E
	($ in millions)
Management fees(1)	$23	$26	$29	$32
Expense reimbursement to STAR(2)	18	23	30	30
Less: New SAFE standalone costs (after SpinCo management fees)(3)	(47)	(43)	(42)	(43)
Less: Incremental stock-based compensation(4)	(17)	(10)	(7)	(5)
Total cash flow	$(24)	$(5)	$9	$14

(1)
Represents projected management fees that would be payable to SAFE’s manager by SAFE under the management agreement during fiscal years 2023 through 2026, which New SAFE is expected to save from the internalization of management and the assumption of the management agreement by New SAFE in connection therewith. Under the terms of the management agreement, STAR receives a fee equal to 1.0% of total SAFE equity (as defined in the management agreement) up to $1.5 billion; 1.25% of total SAFE equity for incremental equity of $1.5 billion to $3.0 billion; 1.375% of total SAFE equity for incremental equity of $3.0 billion to $5.0 billion; and 1.5% of total SAFE equity for incremental equity over $5.0 billion.
(2)
Represents projected expenses that would be reimbursable to SAFE’s manager by SAFE under the management agreement during fiscal years 2023 through 2026, which New SAFE is expected to save from the internalization of management and the assumption of the management agreement by New SAFE in connection therewith.

(3)
Represents general and administrative expenses projected to be incurred by New SAFE during fiscal years 2023 through 2026 following the internalization of management and SAFE’s external management becoming employees of New SAFE in connection therewith. Includes payroll, public company costs, occupancy, information technology, board grants and other G&A costs. Amounts are netted by management fees paid by SpinCo to New SAFE of $25.0 million, $15.0 million, $10.0 million and $5.0 million in 2023 through 2026, respectively.

(4)
Represents incremental stock-based compensation projected to be paid to the management and employees of New SAFE during fiscal years 2023 through 2026 pursuant to a new incentive plan following the internalization of management and SAFE’s external management becoming employees of New SAFE in connection therewith. Excludes stock-based compensation payable to the board of directors during fiscal years 2023 through 2026, which is payable under both the Externally-Managed Scenario and the Internally-Managed Scenario.

SAFE SpinCo fee projections
The following is a summary of the SAFE SpinCo fee projections, which were based on management projections of the cash flows that New SAFE is expected to generate from the fees paid by SpinCo pursuant to the SpinCo management agreement during fiscal years 2023 through 2026. The SAFE SpinCo fee projections are based solely on the information available to management at the time they were prepared.
The SAFE SpinCo fee projections were based on numerous variables and assumptions, including the variables and assumptions discussed above as well as the following material assumptions: (1) the spin-off and the merger are each consummated in accordance with their respective terms; (2) the SpinCo management agreement is entered into by the parties thereto in substantially the form as attached as Annex G to this joint proxy statement/prospectus; (3) SpinCo has the financial ability to satisfy its obligations under the SpinCo management agreement through at least the end of fiscal year 2026; and (4) neither party to the SpinCo management agreement elects to terminate or not renew the SpinCo management agreement prior to the end of fiscal year 2026.
The following table presents a summary of the SAFE SpinCo fee projections, as prepared by management, with all figures rounded to the nearest million.
	Year Ended December 31,
	2023E	2024E	2025E	2026E
	($ in millions)
SpinCo fees	$25	$15	$10	$5
Total cash flow	$25	$15	$10	$5
Interests of STAR’s Directors and Executive Officers in the Merger
In addition to their interests in the merger and related transactions as STAR stockholders, the directors and executive officers of STAR have interests in the merger and related transactions that may be different from, or in addition to, those of STAR stockholders generally. The STAR special committee and board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in making its recommendations that the STAR stockholders approve the merger. These interests are described in more detail below.
Ownership of STAR Common Stock, SAFE Common Stock and Caret Units
The table below shows the direct and indirect beneficial ownership of STAR common stock, SAFE common stock and Caret units by STAR’s executive officers and directors and trusts for the benefit of their family members or third parties as of December 31, 2022. Each of the executive officers and directors will receive the same consideration in the merger with respect to the shares of STAR common stock and SAFE common stock held by them at the effective time of the merger as other holders of STAR common stock and SAFE common stock, and they will receive the same spin-off ratio of SpinCo shares in the spin-off in respect of their STAR shares as other holders of STAR common stock.
Name	STAR Common Stock (#)	SAFE Common Stock (#)	Caret Units (#)
Executive Officers
Jay Sugarman	2,959,952	332,252	551,250(1)
Marcos Alvarado	73,133	31,565	253,125(1)
Brett Asnas	42,944	3,364	15,000(1)
Directors
Clifford DeSouza	84,307	11,860	—
Dave Eisenberg	43,053	2,984	28,571.43(2)
Robin Josephs	280,846(3)	74,685	—
Richard Lieb	41,637	3,185	—
Barry Ridings	119,385(3)	11,504	—

(1)
These respective Caret unit amounts exclude 25% of each executive’s Caret units that the executive has agreed to subject to new vesting requirements, as discussed below under “Interests of SAFE Directors and Executive Officers in the Merger — Treatment of Caret Units and SAFE Restricted Stock Units in the Merger.”

(2)
Mr. Eisenberg’s Caret units are indirectly owned by an investment fund. Mr. Eisenberg is a member of the general partner of the fund.

(3)
These respective STAR common stock amounts include 86,309 common stock equivalents owned by Ms. Josephs and 7,634 common stock equivalents owned by Mr. Ridings that were paid to them as director compensation and will remain outstanding after the merger.

Treatment of Outstanding STAR Equity Awards
Restricted Stock Units.   Upon the effective time of the merger, each unvested STAR restricted stock unit will become fully vested, and all restricted stock units will receive the same consideration per underlying share of STAR common stock as all other shares of STAR common stock in the merger.
Prior to the effective time of the merger, in connection with the spin-off, holders of STAR restricted stock units will receive a number of fully vested common shares of SpinCo equal to the number of shares underlying a holder’s STAR restricted stock unit multiplied by the final spin-off ratio. In addition, prior to the effective time of the merger, in connection with the reverse split, the number of shares underlying each outstanding restricted stock unit will be converted into a reverse-split adjusted number of shares, based on the final reverse split ratio.
iPIP Terminations and Distributions.   The iPIP program was originally implemented in 2013 and approved by STAR’s stockholders in 2014. Under the program, participants who hold vested interests are entitled to receive up to 20% of the disposition (or deemed disposition) proceeds of STAR assets held in the pool after STAR has received a specified minimum return, subject to reductions based on STAR’s total stockholder return during the period from the initial adoption of the program on January 1, 2013 until the date of the distribution. If shares of SAFE common stock are the last material asset in an iPIP pool, STAR may elect to distribute shares of SAFE common stock in payment to iPIP participants (in lieu of cash and shares of STAR common stock). Under the terms of the iPIP plan, the value of the SAFE shares for purposes of determining the amount of distributions payable in respect of the relevant iPIP pool will be based on a 10-day average price of SAFE common stock prior to the date of the disposition or deemed disposition of the shares.
In connection with the closing of the spin-off and merger, STAR’s four remaining iPIP pools will terminate, all unvested iPIP interests will automatically vest and STAR will make liquidating distributions to all participants of amounts to which they are entitled in accordance with the terms of the shareholder approved plans. Final distributions in respect of the 2013/2014 pool (which holds no shares of SAFE common stock) will be made 50% in cash and 50% in shares of STAR common stock, in accordance with the terms of the plan. Final distributions in respect of the other pools will be made entirely in shares of SAFE common stock because such shares will be the last material asset held in each such pool at the time of the terminations. No distributions will be made in respect of the 2015/2016 pool because it terminated in the second quarter of 2022 and STAR has previously made final distributions for such pool in accordance with the terms of the iPIP plan.
All distributions paid will be net of applicable withholding taxes. A portion of the SAFE shares distributed to the executives will be subject to a lockup agreement under which the shares may only be sold proportionately as SpinCo disposes of the SAFE common stock contributed to it by STAR in the spin-off. For each executive, the percentage of his SAFE shares subject to this lockup agreement will be equal to the percentage that the number of SAFE shares contributed to SpinCo represent of the total number of SAFE shares used to determine the STAR share consolidation ratio.
The table below sets forth, for each STAR executive officer: (i) the number of shares covered by the executive’s outstanding STAR unvested restricted stock units as of December 31, 2022 (which is the latest practicable date prior to this filing); (ii) the number of shares of STAR common stock and SAFE common stock and the amount of cash payable to the executive in respect of the termination of the iPIP pools, assuming that: (x) the terminations took place on December 31, 2022, (y) real estate assets in the pools were disposed of at STAR’s currently expected disposition prices and SAFE shares were sold at the 10-day average price to December 31, 2022 of $29.51 and (z) the applicable return thresholds are satisfied; and (iii) the aggregate dollar value of (i) and (ii). The actual distributions payable in respect of the termination of the iPIP pools will be determined closer in time to the date the distributions are actually made and as a result, the actual amounts to be received by the executive officers may vary materially from the amounts set forth below.
For purposes of the table below, the dollar value was calculated by multiplying the number of shares of STAR common stock and SAFE common stock by the per share assumed transaction consideration for each company. The “assumed transaction consideration” is equal to $12.83 per share in respect of STAR shares (adjusted for the STAR special distribution) and $45.37 per share in respect of SAFE shares, which is the average closing market price of each company’s common stock over the first five business days after the first public announcement of the merger, in accordance with Item 402(t) of Regulation S-K. The amounts shown do not reflect amounts expected to be withheld from the payments for withholding taxes. The amounts also do not forecast any grants or additional issuances of equity-based awards following December 31, 2022, nor do they forecast any forfeitures of equity-based awards following the date of this joint proxy statement/prospectus, as no grants or additional issuances are expected. None of the directors holds restricted stock units with respect to STAR common stock or iPIP interests.

STAR RESTRICTED STOCK UNITS AND IPIP AWARDS
Name	Restricted Stock Unit Awards (#)	iPIP STAR Shares (#)	iPIP SAFE Shares (#)	iPIP Cash ($)	Total Amount ($)(1)
Jay Sugarman	—	35,533	1,583,986	$271,824	$72,593,170
Marcos Alvarado	98,330	—	707,033	—	$33,339,669
Brett Asnas	46,813	—	28,281	—	$1,883,735

(1)
As required by Item 402(t) of Regulation S-K, the dollar values presented in the Total Amount column are calculated using the “assumed transaction consideration” of $12.83 per share of STAR common stock and $45.37 per share of SAFE common stock, which is the average closing market price of each company’s common stock over the first five business days after the first public announcement of the merger. See the tables under the heading “Potential Payments to Named Executive Officers” for calculation of such amounts based on more recent stock prices.

2022 Annual Cash Bonuses and Merger Retention Awards
The STAR compensation committee has approved the payment of $10.0 million in respect of annual cash bonuses to executives and other employees for services in fiscal year 2022 pursuant to STAR’s annual incentive program. The amount of the pool was determined based on estimated performance for 2022 as against performance targets established by the compensation committee at the beginning of 2022. The annual bonuses will be paid in February 2023 in accordance with past practice. Annual bonuses are expected to be paid in the amounts of $1.71 million to Mr. Alvarado and $380,000 to Mr. Asnas.
In an effort to promote the retention of key personnel through the closing of the merger, the STAR compensation committee has approved the establishment of a retention pool comprised of up to $7.5 million in cash and up to 500,000 shares of SAFE common stock owned by STAR. Cash retention awards will be paid in February 2023 but will be subject to clawback if the employee resigns or is terminated for cause prior to the closing of the merger or if the merger has not closed by a specified date. Retention awards of SAFE common stock, if any, will be paid at the closing of the merger. Cash retention awards in the amounts of $1.29 million and $445,000 have been allocated to Messrs. Alvarado and Asnas, respectively. Retention awards of Safe common stock, if any, are at the discretion of the STAR compensation committee.
Mr. Sugarman was initially allocated annual and cash retention bonus awards, but as part of an employee reduction in force, he offered to forego such awards and the STAR compensation committee accepted his offer.
New SAFE Restricted Stock Unit Awards
The STAR compensation committee and the SAFE compensation committee have approved a pool of $25.0 million of restricted stock units (to be calculated based on the trading price of Safe common stock proximal to the closing date of the merger) to be granted to employees of New SAFE in respect of their service after consummation of the merger. The restricted stock units will vest proportionately over four years with 25% vesting on each anniversary of the grant date, subject to the recipient’s continued employment through each vesting date. The following grants are expected to be made to the executive officers: $5.0 million of units to Mr. Sugarman, $5.0 million of units to Mr. Alvarado and $1.7 million of units to Mr. Asnas. The balance of the pool will be awarded to other employees of New SAFE.
Board Service Following the Merger
In connection with the closing of the merger, Robin Josephs, Barry Ridings, Jay Sugarman and Marcos Alvarado will become directors of New SAFE. Ms. Josephs and Mr. Ridings are current directors of STAR, Mr. Sugarman is the chairman and chief executive officer and a director of STAR and Mr. Alvarado is the president and chief investment officer of STAR. See “The Merger Agreement — Directors and Officers.”
Clifford DeSouza and Richard Lieb, each a director of STAR, will resign from the board of directors of STAR as of the time of the spin-off and are expected to join the board of trustees of SpinCo. Mr. Eisenberg, a director of STAR, will resign from the board of directors of STAR at the time of the merger. He is expected to join the board of the Caret subsidiary of New SAFE in the future should such entity become a public company.
The directors of New SAFE, other than Messrs. Alvarado and Sugarman, and the trustees of SpinCo, will receive compensation for their services to the respective boards.
Officers of New SAFE Following the Merger
The parties have agreed that, from and after the effective time of the merger, and until such time as their successors have been duly appointed and qualified or until their earlier death, resignation or removal as in accordance with New SAFE’s organizational documents, the officers of STAR as immediately prior to the effective time will be the officers of New SAFE.
The current senior leadership teams of STAR and SAFE are not expected to change as a result of the merger and will be led by Mr. Sugarman, the Chairman and Chief Executive Officer of STAR and SAFE.
Compensation of STAR Special Committee
In consideration of their services on the STAR special committee, each of Messrs. DeSouza, Lieb and Ridings receive an annual retainer of $75,000 payable in quarterly installments in cash. This compensation was not and is not contingent on approval or consummation of the merger, the spin-off or related transactions.
Golden Parachute Compensation
The table below, entitled “Potential Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to STAR’s named executive officers, as determined for purposes of its 2022 annual proxy statement (each of whom we refer to as a “named executive officer”), which compensation is subject to an advisory vote of STAR’s stockholders, as described below in the section entitled “STAR Proposal 2: The STAR Non-Binding Advisory Compensation Proposal.” The table assumes the consummation of the merger occurred on December 31, 2022 (the latest practicable date prior to this filing). All of the payments are “single trigger,” meaning that they are payable immediately in connection with the merger and related transactions. The value of the shares of STAR common stock and SAFE common stock was calculated by multiplying the number of shares of STAR common stock subject to unvested restricted stock units and liquidating distributions of shares of STAR common stock, SAFE common stock and cash in respect of the termination of the iPIP plans by the per share assumed transaction consideration of $12.83 for STAR shares and $45.37 for SAFE shares, which, as required by Regulation S-K, is the average closing market price of each company’s common stock over the first five business days after the first public announcement of the transaction. Jeremy Fox-Geen was a named executive officer in STAR’s 2022 annual proxy statement; however, he left STAR in 2021 and is receiving no compensation in connection with the merger.
The calculations in the table below do not include (i) shares of STAR common stock and SAFE common stock already owned by the named executive officers or amounts STAR named executive officers are already entitled to receive or will be vested in as of December 31, 2022 (the assumed closing date); (ii) equity grants or other compensation to be paid in connection with port-merger employment; or (iii) amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of STAR.
Potential Payments to Named Executive Officers
Name	Cash ($)(1)	STAR Shares ($)(2)(4)	SAFE Shares ($)(3)(4)	Total $(4)
Jay Sugarman	271,824	455,883	71,865,462	72,593,170
Marcos Alvarado	1,290,000	1,261,574	32,078,095	34,629,669
Brett Asnas	445,000	600,611	1,283,124	2,328,735
Garett Rosenblum	167,700	221,061	1,540,847	1,929,608

(1)
Cash amounts are comprised of cash distributions in respect of the termination of iPIP plans and cash merger retention awards. See the table under “Interests of STAR’s Directors and Executive Officers in the Merger — Treatment of Outstanding Equity Awards” for a breakdown of the amounts for each component for Messrs. Sugarman, Alvarado and Asnas. Mr. Rosenblum is eligible to receive a cash merger retention award of $167,700 and no cash in respect of iPIP terminations.

(2)
STAR shares are comprised of the (i) shares underlying unvested restricted stock units that will become vested at the effective time of the merger and (ii) shares of STAR common stock expected to be distributed in respect of the termination of the iPIP plans. See the table under “Interests of STAR’s Directors and Executive Officers in the Merger — Treatment of Outstanding Equity Awards” for a breakdown of the amounts for each component for Messrs. Sugarman, Alvarado and Asnas. For Mr. Rosenblum, the breakdown is: 17,230 STAR shares underlying accelerated restricted stock units and 34,836 SAFE shares and no STAR shares in iPIP distributions.

(3)
SAFE shares consist of shares of SAFE common stock expected to be distributed in respect of the termination of the iPIP plans.

(4)
As required by Item 402(t) of Regulation S-K, all dollar values presented in this table are calculated using the “assumed transaction consideration” of $12.83 per share of STAR common stock and $45.37 per share of SAFE common stock, which is the average closing market price of each company’s common stock over the first five business days after the first public announcement of the merger. The table below presents total dollar values using more recent stock prices.

The amount and value of the potential payments shown above will vary based on changes in the market prices of SAFE common stock and STAR common stock. In particular, distributions in respect of STAR’s iPIP plans will largely be determined by the performance of the price of SAFE common stock as we approach the closing date of the merger. The table below presents the aggregate dollar value of the potential payments at various assumed stock prices for SAFE common stock and STAR common stock.
Assumed Prices		Total $ Value of Potential Payments
SAFE	STAR	J. Sugarman	M. Alvarado	B. Asnas	G. Rosenblum
$45.37	$12.83(1)	$72,593,170	$34,629,669	$2,328,735	$1,929,608
$28.62	$7.63(2)	$45,876,629	$22,275,547	$1,611,595	$1,271,151
$33.19	$8.71(3)	$53,153,821	$25,612,885	$1,791,398	$1,444,965

(1)
Average price for the five trading days after the date of public announcement of the merger.

(2)
Closing prices on December 30, 2022.

(3)
Closing prices on January 20, 2023.

Interests of SAFE’s Directors and Executive Officers in the Merger
In addition to their interests in the merger and related transactions as SAFE stockholders, the directors and executive officers of SAFE have interests in the merger and related transactions that may be different from, or in addition to, those of SAFE stockholders generally. The SAFE special committee and board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and making its recommendations that the SAFE stockholders approve the merger agreement and the transactions contemplated by the merger agreement. These interests are described in more detail below.
Ownership of SAFE Common Stock, Caret Units and STAR Common Stock
The table below shows the direct and indirect beneficial ownership of SAFE common stock, Caret units and STAR common stock by SAFE’s executive officers and directors and trusts for the benefit of their family members or third parties as of December 31, 2022. Each of the executive officers and directors will receive the same consideration in the merger with respect to the shares of SAFE common stock and STAR common stock held by them at the effective time of the merger as other holders of SAFE common stock and STAR common stock, and they will receive the same spin-off ratio of SpinCo shares in the spin-off as other holders of STAR common stock.
Name	SAFE Common Stock (#)	Caret Units (#)	STAR Common Stock (#)
Executive Officers
Jay Sugarman	332,252	551,250(1)	2,959,952
Marcos Alvarado	31,565	253,125(1)	73,133
Brett Asnas	3,364	15,000(1)	42,944
Directors
Dean Adler	53,513(2)	—	—
Jesse Hom	—(3)	—	—
Robin Josephs	74,685	—	280,846
Jay Nydick	63,546	—	10,000
Stefan Selig	58,546	—	—

(1)
These respective Caret unit amounts exclude 25% of each executive’s Caret units that he has agreed to subject to new vesting requirements, as discussed below under “Interests of SAFE’s Directors and Executive Officers in the Merger — Treatment of Caret Units and SAFE Restricted Stock Units in the Merger.”

(2)
These shares are indirectly owned by an investment fund. Mr. Adler is a member of the general partner of the fund. Mr. Adler disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest.

(3)
This amount excludes 4,248,435 shares of SAFE common stock and 197,425 shares of STAR common stock beneficially owned by affiliates of GIC Real Estate Private Limited, Mr. Hom’s employer. Mr. Hom expressly disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest.

Treatment of Caret Units and SAFE Restricted Stock Units in the Merger
At the effective time of the merger, each Caret unit outstanding will remain outstanding. All outstanding Caret units are fully vested; however, certain of SAFE manager’s key employees, including each of SAFE’s executive officers, have agreed to new re-vesting requirements with respect to 25% of their Caret units. These Caret units will become unvested as of the effective time of the merger and will vest on the second anniversary of the closing date.
In lieu of receiving shares of SAFE common stock in respect of annual director compensation, Ms. Josephs received 10,000 restricted stock units that will be settled by delivering 2,000 shares of common stock annually on July 1, 2027 to July 1, 2031. These restricted stock units will remain outstanding in accordance with their terms following the merger, but will be converted into restricted stock units in respect of shares of New SAFE common stock on a one-for-one basis. No other executive officer or director owns restricted stock units of SAFE.
New Caret Awards and New SAFE Restricted Stock Unit Awards
In connection with the post-merger employment of employees of New SAFE, the SAFE compensation committee has approved the award of 76,944 new Caret units to executive officers and other employees, other than Messrs. Sugarman and Alvarado. Mr. Asnas will receive 15,000 Caret units. The new Caret units will be granted after the closing of the merger and will cliff vest on the fourth anniversary of their grant date if New SAFE’s common stock has traded at an average price of $60.00 or more for at least 30 consecutive trading days during that four-year period. See “SAFE Proposal 2: The SAFE Caret Amendment Proposal” for information about proposed changes to the Caret unit program.

As discussed above under “Interests of STAR Directors and Executive Officers — New SAFE Restricted Stock Unit Awards,” the executive officers of SAFE will be awarded restricted stock units in respect of their service to New SAFE after the merger.
Board Service Following the Merger
In connection with the closing of the merger, Jesse Hom, Robin Josephs, Jay Nydick, Stefan Selig, Jay Sugarman and Marcos Alvarado will become directors of New SAFE. Ms. Josephs and Messrs. Hom, Nydick and Selig are current directors of SAFE, Mr. Sugarman is the chairman and chief executive officer and a director of SAFE and Mr. Alvarado is the president and chief investment officer of SAFE. See “The Merger Agreement — Directors and Officers.” Mr. Adler will be resigning from the board of SAFE at the closing of the merger
Officers of New SAFE Following the Merger
The current senior leadership teams of STAR and SAFE are not expected to change as a result of the merger and will be led by Mr. Sugarman, the Chairman and Chief Executive Officer of STAR and SAFE.
Directors and Officers of New SAFE After the Transactions
The parties have agreed that, from and after the effective time of the merger, and until such time their successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the directors of New SAFE shall consist of a total of seven directors, three of whom will be designated by STAR and four of whom will be designated by SAFE.
In addition, the parties have agreed that, from and after the effective time of the merger, and until such time their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the officers of STAR as immediately prior to the effective time will be the officers of New SAFE.
Accounting Treatment
STAR and SAFE prepare their financial statements, respectively, in accordance with GAAP. The merger will be accounted for by applying the acquisition method of accounting, with SAFE treated as the acquirer.
Regulatory Approvals
STAR and SAFE have each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.
The parties’ respective obligations to complete the merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court of competent jurisdiction that prohibits the merger; (ii) the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity of competent jurisdiction which makes the consummation of the merger illegal; and (iii) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the Form 10, in each case with no stop order in effect and no proceeding by the SEC seeking a stop order.
Exchange of Shares in the Merger
STAR will appoint an exchange agent who is reasonably acceptable to SAFE to handle the exchange of shares of SAFE common stock and STAR preferred stock for STAR common stock and the STAR preferred stock merger consideration. Within five business days after the effective time of the merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding SAFE common stock or STAR preferred stock, or (ii) holders of record of uncertificated SAFE common stock and STAR preferred stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the merger consideration or the preferred stock merger consideration, as applicable, that the holder is entitled to receive under the merger agreement.
Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of SAFE common stock will receive one or both of the following: (i) the merger consideration of one (1) newly issued share of New SAFE common stock for each share of SAFE common stock and (ii) the SAFE closing dividend (described below), to the extent such dividend has not been paid prior to the consummation of the merger, and any New SAFE dividend with a record date after the consummation of the merger, and each holder of STAR preferred stock will receive the STAR preferred stock merger consideration for each share of STAR preferred stock.
If you are a holder of STAR common stock, you are not required to take any action with respect to your shares of STAR common stock.
Dividends
The merger agreement permits each of STAR and SAFE to pay regular quarterly dividends to their respective common stockholders at a rate not in excess of $0.20 per share of SAFE common stock and $0.125 per share of STAR common stock. The declaration of quarterly dividends is a matter within the discretion of each company’s board of directors.
In connection with the closing of the merger, STAR will declare a dividend to the holders of STAR common stock, and SAFE will declare a dividend to the holders of SAFE common stock (which we refer to as the “SAFE closing dividend”), the record and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per share dividend amount payable by each of STAR and SAFE will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared.
In addition, STAR and SAFE have agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of entity-level income or excise tax under the Code or applicable state law (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.
Listing of New SAFE Common Stock in the Merger
It is a condition to the completion of the merger that the New SAFE common stock issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.
De-Listing and Deregistration of SAFE Common Stock
Pursuant to the merger agreement, when the merger is completed, the SAFE common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
No Appraisal or Dissenters’ Rights
Under Section 3-202 of the MGCL, holders of SAFE common stock do not have the right to receive the appraised value of their shares in connection with the merger.
Treatment of Indebtedness
In connection with the consummation of the merger, STAR intends to repay its outstanding preferred stock and senior notes and assume SAFE’s outstanding senior notes and credit facility. STAR’s $100.0 million of trust preferred securities will remain outstanding as obligations of New SAFE.

Litigation Relating to the Merger
Following the filing of this joint proxy statement/prospectus, a purported stockholder of SAFE filed a lawsuit challenging disclosures related to the Merger (O’Dell v. Safehold Inc., et. al., Case No. 1:22-cv-10862 (S.D.N.Y., December 23, 2022)) (the “Complaint”).
The Complaint alleges generally that SAFE and the individual defendants named in the Complaint violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and that the individual defendants violated Section 20(a) of the Exchange Act by preparing and disseminating a registration statement that misstates or omits certain allegedly material information.
The Complaint seeks, among other things, injunctive relief enjoining the consummation of the merger and costs of the action, including attorneys’ and experts’ fees. The defendants believe that the Complaint is without merit. Additional lawsuits arising out of the merger may also be filed in the future.

THE SPIN-OFF
Background
STAR will consummate the spin-off prior to the merger. Consummation of the spin-off is a condition of STAR and SAFE to complete the merger. STAR will accomplish the spin-off by transferring to SpinCo the equity of entities that own SpinCo’s portfolio of legacy assets, shares of common stock of SAFE that have a value of at least $400.0 million based on trading prices proximal to the time of the spin-off, at least $50.0 million of cash and certain other assets. SpinCo will assume all liabilities and obligations of STAR, other than those relating to the ground lease business that STAR is retaining. In consideration for these assets SpinCo will transfer to STAR common shares of SpinCo that STAR will distribute to its stockholders on a pro rata basis and the proceeds of SpinCo’s margin loan financing. STAR will retain all of its assets and liabilities relating to its retained ground lease business.
At the time of the spin-off, STAR and SpinCo will enter into a separation and distribution agreement that will govern the separation of their respective liabilities and a management agreement pursuant to which an affiliate of STAR will become SpinCo’s external manager. At the time of the merger, SpinCo and New SAFE will enter into the governance agreement and the registration rights agreement. In addition, at the time of the spin-off, SpinCo expects to have entered into an up to $140.0 million margin loan with Morgan Stanley, which loan will be collateralized by the shares of SAFE common stock owned by SpinCo, and at the time of the merger, SpinCo expects to enter into a $100.0 million senior secured term loan facility with New SAFE, which principal amount may be increased or decreased from time to time with the approval of both parties, including at the time of the merger. SpinCo has entered into commitment letters for these financings. Forms of the separation and distribution agreement, management agreement, governance agreement and registration rights agreement are filed as exhibits to this joint proxy statement/prospectus and are summarized below. The summaries are qualified in their entirety by reference to the agreements.
The Separation and Distribution Agreement
The following discussion summarizes the material provisions of the separation and distribution agreement. The separation and distribution agreement sets forth, among other things, SpinCo’s agreements with STAR (and SAFE after the merger) regarding the principal transactions necessary to separate SpinCo from STAR. It also sets forth other agreements that govern certain aspects of SpinCo’s relationship with STAR after the spin-off date.
Transfer of Assets and Assumption of Liabilities
The separation and distribution agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of SpinCo and STAR as part of the separation of the two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement provides, among other things, that subject to the terms and conditions contained therein:
•
certain assets related to SpinCo’s businesses (which we refer to as the “SpinCo assets”) will be retained by SpinCo or one of SpinCo’s subsidiaries or transferred to SpinCo or one of SpinCo’s subsidiaries, including:

•
all issued capital stock or other equity interests owned by STAR or a subsidiary thereof in each of its subsidiaries and entities agreed to in the separation and distribution agreement (which we refer to as the “transferred entities”);

•
all right, title and interest (whether as owner, mortgagee or holder of a security interest) in SpinCo’s portfolio of properties;

•
$400 million of shares of SAFE common stock;

•
all of the trademark rights of STAR or its subsidiaries in the name and logo of SpinCo, the names and logos of the subsidiaries of SpinCo, the names and logos of the real estate-related assets and development projects held by SpinCo and its subsidiaries and the know-how used to conduct the business of SpinCo, subject to certain exceptions;

•
certain computing peripherals (monitors, keyboards, webcams, etc.), tablets, conference room cameras/computers/display units, and server room equipment;

•
all contracts entered into in the name of, or expressly on behalf of, SpinCo, any subsidiary of SpinCo, or any of the transferred entities or a subsidiary thereof;

•
all other assets primarily related to the properties owned by the transferred entities, including all furniture, buildings, fixtures, equipment, easements and other appurtenances located at the real properties;

•
all shared contracts (as defined in the separation and distribution agreement) to the extent allocated to SpinCo or its subsidiaries pursuant to the separation and distribution agreement;

•
all permits of STAR or its subsidiaries used primarily in its business;

•
all books and records, wherever located, of STAR or its subsidiaries primarily related to SpinCo’s business (and subject to certain access rights retained by STAR and its subsidiaries pursuant to the separation and distribution agreement);

•
all accounts receivable, rights, claims, demands, causes of action, judgments, decrees, property tax appeals and rights to indemnify or contribution in favor of STAR or its subsidiaries that are primarily related to SpinCo’s business; and

•
other assets mutually agreed by the parties prior to the spin-off;

•
certain liabilities related to SpinCo’s businesses or the SpinCo assets (which we refer to as, collectively, the “SpinCo liabilities”) will be retained by or transferred to SpinCo or one of SpinCo’s subsidiaries, including:

•
all liabilities under contracts or agreements assumed in connection with SpinCo’s businesses;

•
all liabilities (including environmental liabilities) relating to underlying circumstances, facts existing or events occurring, prior to the spin-off;

•
all guarantees and indemnitees in respect of any of the SpinCo assets or SpinCo liabilities;

•
all third-party claims to the extent relating to SpinCo’s business and the SpinCo assets; and

•
all insurance charges related to SpinCo’s business and the SpinCo assets;

•
all of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the SpinCo assets and SpinCo liabilities, including such assets other than the SpinCo assets (which we refer to as the “STAR assets”) and such liabilities other than the SpinCo liabilities (which we refer to as the “STAR liabilities”), will be retained by or transferred to STAR or one of its subsidiaries.

Information in this registration statement with respect to the assets and liabilities of the parties following the spin-off is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement unless the context otherwise indicates.
Cash Assets
The separation and distribution agreement provides that, at or prior to the spin-off, STAR will contribute at least $50.0 million in cash to SpinCo, and, after the spin-off, will promptly pay to SpinCo any cash proceeds in respect of asset sales occurring prior to the spin-off date that generate proceeds in excess of amounts needed for STAR to retire its unsecured senior notes and cash out its preferred stock in connection with the merger and pay other liabilities.
Commercially Reasonable Efforts
The separation and distribution agreement provides that the parties will use commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the spin-off, including causing the conditions precedent to the spin-off to be satisfied, obtaining and making all necessary approvals and filings, obtaining third party consents, and executing any other necessary instruments.

Conditions to the Spin-Off
The separation and distribution agreement provides that the spin-off is subject to the satisfaction (or waiver by STAR) of certain conditions, including:
•
the agreements pertaining to the loans described more fully below in the section entitled “Material Indebtedness of SpinCo” have been executed or be ready to be executed, subject only to the completion of the spin-off and the merger;

•
the SEC declaring effective the registration statement of which this registration statement forms a part, with no stop order in effect with respect thereto, and no proceeding for such purpose pending before, or threatened by, the SEC;

•
the mailing of this registration statement;

•
no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the spin-off or any of the related transactions are in effect;

•
the SpinCo common shares to be distributed have been approved for listing on a designated exchange, subject to official notice of distribution;

•
the parties to the merger agreement have confirmed that the conditions to the closing of the merger have been satisfied or waived, other than the spin-off, the filing of the articles of merger and any other conditions that by their nature are satisfied at the closing of the merger; and

•
the execution of ancillary agreements by SpinCo and STAR, including the management agreement.

Release of Claims
SpinCo agreed to release and discharge STAR, its subsidiaries and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof or of any transferred entity from the SpinCo liabilities, all liabilities arising from or in connection with the transactions and activities to implement the spin-off and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from the transferred business, the SpinCo assets and SpinCo liabilities. STAR agreed to release and discharge SpinCo, SpinCo’s subsidiaries, and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof from all STAR liabilities and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from STAR’s business, STAR assets and STAR liabilities. The release described above will not include certain specified liabilities, including without limitation liabilities arising out of the agreements among the parties with respect to the spin-off, liabilities allocated pursuant to such agreements and liabilities in connection with any untrue or alleged untrue statement of material fact from disclosure documents, among others.
Indemnification
In the separation and distribution agreement, SpinCo agreed to indemnify, defend and hold harmless STAR, each of its affiliates and each of their respective directors, officers, employees and agents, from and against all liabilities relating to, arising out of or resulting from:
•
the SpinCo liabilities and SpinCo’s failure to pay any SpinCo liabilities in accordance with their terms;

•
third-party claims relating to SpinCo’s business or the SpinCo assets;

•
SpinCo’s breach of the separation and distribution agreement or any ancillary agreement;

•
the use by SpinCo or any subsidiary of any know-how licensed to SpinCo pursuant to the separation and distribution agreement;

•
any untrue statement or alleged untrue statement of material fact or omission or alleged omission in the registration statement to which this registration statement is a part or any other disclosure document filed by SpinCo; and

•
any untrue statement of material fact or omission with respect to certain specified statements made in SpinCo’s name in any disclosure document filed by STAR, including the joint proxy statement/prospectus filed by STAR.

STAR agreed to indemnify, defend and hold harmless, SpinCo and each of SpinCo’s affiliates and each of SpinCo’s and SpinCo’s affiliates’ respective directors, officers, employees and agents from and against all liabilities relating to, arising out of or resulting from:
•
all STAR liabilities and the failure of STAR to pay any STAR liabilities in accordance with their terms;

•
third-party claims relating to the STAR assets;

•
the breach by STAR of the separation and distribution agreement or any ancillary agreement;

•
any untrue statement or alleged untrue statement of material fact or omission or alleged omission in the registration statement to which this registration statement is a part or any other disclosure document filed by SpinCo, to the extent such statement is explicitly made in STAR’s name; and

•
any untrue statement of material fact or omission in any disclosure document filed by STAR, including the joint proxy statement/prospectus filed by STAR other than the specified statements of SpinCo referred to above.

Neither SpinCo nor STAR will be liable to the other for special, punitive or exemplary damages, except, in each case, to the extent such damages are finally awarded and actually paid by a party to a third party in connection with a third-party claim.
Insurance
The separation and distribution agreement provides that, at or after the effective time of the spin-off, STAR will be entitled to terminate coverage under its existing insurance policies with respect to the SpinCo assets that it previously owned and the SpinCo liabilities to which it previously was subject. The separation and distribution agreement further provides that SpinCo will cause the SpinCo assets and SpinCo liabilities to be covered by existing or new insurance policies of SpinCo. The separation and distribution agreement also contains procedures for asserting claims for losses arising prior to the separation and the spin-off under the policies that covered the property in question at the applicable time.
Non-Solicitation
Pursuant to the separation and distribution agreement, for a period of two years after the closing of the spin-off, neither SpinCo nor any of SpinCo’s subsidiaries may, directly or indirectly, solicit for employment or employ or cause to leave the employ of STAR or any of its subsidiaries any employee of STAR or any of its subsidiaries with a title of Vice President or higher, subject to customary exceptions.
Segregation of Accounts
The separation and distribution agreement provides that SpinCo and STAR will use commercially reasonable efforts to separate and de-link any common bank or brokerage accounts between them, and any outstanding checks issued or payments initiated prior to the effective time of the spin-off will be honored after the effective time of the spin-off by the party then owning the account on which the check is drawn or the payment was initiated.

Amendments
No provision of the separation and distribution agreement may be amended or modified except by a written instrument signed by the authorized representative of the party against whom it is sought to enforce such amendment or modification; provided that, any waiver, amendment, supplement or modification of any provisions of the separation and distribution agreement prior to the closing of the merger may only be made with the prior written consent of the SAFE special committee.

THE MSD TRANSACTIONS
MSD Stock Purchase Agreement
STAR and SAFE entered into a stock purchase agreement, dated as of August 10, 2022, with MSD Partners, L.P. (which we refer to as, “MSD Partners”) under which MSD Partners has agreed to purchase 5,405,406 shares of SAFE common stock from STAR for an aggregate purchase price of $200,000,022.00, or $37.00 per share, payable in cash. We refer to this transaction as the “MSD stock purchase.” The closing of the MSD stock purchase will take place immediately prior to, and on the same date as the closing of the merger, subject to the satisfaction of certain conditions including that the closing of the MSD Caret unit purchase, as described below, takes place substantially concurrently with the closing of the MSD stock purchase. If either the merger agreement or the subscription agreement for the Caret unit purchase is terminated for any reason, the MSD stock purchase agreement will also terminate. The closing of the MSD stock purchase is not a condition to the closing of the merger; however, if the MSD stock purchase does not close for any reason, STAR would need to raise additional cash from other sources in order to satisfy its covenant under the merger agreement to repay its senior unsecured notes in full. This summary is subject to, and qualified in its entirety by reference to, the stock purchase agreement governing the MSD stock purchase, (which we refer to as the “MSD stock purchase agreement”), which is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.
The MSD stock purchase agreement contains customary representations, warranties and covenants of STAR, SAFE and MSD Partners. Among other covenants, each party has agreed to use its reasonable best efforts, on a cooperative basis, to take or cause to be taken all actions to consummate the MSD stock purchase, including making all necessary registrations and filings as may be necessary to obtain any approval or waiver from governmental authorities. MSD Partners’ obligations to complete the MSD stock purchase are subject to the satisfaction or waiver of certain other conditions, including the following:
•
the merger agreement shall not have been terminated;

•
the merger agreement shall not have been amended in any manner that has an adverse impact on the economics of MSD Partners’ investment in New SAFE in any material respect, without MSD Partners’ prior written consent;

•
certain representations of STAR being true and correct in all respects and others being true and correct in all material respects;

•
certain representations of SAFE being true and correct in all material respects and others being true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have not had and would not reasonably be expected to have a “Company Material Adverse Effect,” as defined in the MSD stock purchase agreement;

•
all required clearances and consents having been obtained;

•
SAFE and STAR having complied with their respective covenants and agreements in all material respects;

•
the absence of legal restraints on the closing;

•
the delivery of certain officers’ certificates; and

•
the delivery of executed counterparts of the MSD stockholder’s agreement and registration rights agreement, each as discussed below.

Each SAFE’s and STAR’s obligations to consummate the closing under the MSD stock purchase agreement are subject to customary conditions.
The MSD stock purchase agreement may be terminated:
•
by any party if the merger agreement is terminated for any reason prior to the closing;

•
by mutual written consent of the parties;

•
by MSD Partners if SAFE or STAR has breached a representation, warranty or covenant that has prevented the satisfaction of a closing condition of MSD Partners and the breach is uncured for 30 days after written notice from MSD Partners;

•
by SAFE or STAR if MSD Partners has breached a representation, warranty or covenant that has prevented the satisfaction of a closing condition of SAFE or STAR, as applicable, and the breach is uncured for 30 days after written notice from SAFE or STAR, as applicable;

•
by any party if the MSD stock purchase has not been consummated by September 30, 2023, subject to certain conditions; or

•
by any party in the event of certain legal restraints to the closing.

If the MSD stock purchase agreement is terminated due to the termination of the merger agreement, STAR has agreed to reimburse MSD Partners for up to $1.0 million of certain out of pocket expenses. In addition to the expense reimbursement, a termination fee of $2.0 million will be payable to MSD if the merger and spin-off have not been completed by March 31, 2023 and the MSD stock purchase agreement is terminated thereafter because the merger has not been consummated.
MSD Caret Unit Subscription Agreement
SAFE and Caret Ventures entered into a subscription agreement, dated as of August 10, 2022, with MSD Partners under which MSD Partners subscribed for and has agreed to purchase 100,000 Caret units for an aggregate purchase price of $20,000,000.00, or $200.00 per Caret unit, payable in cash. We refer to this transaction as the “MSD Caret unit purchase.” The closing of the MSD Caret unit purchase will take place immediately prior to, and on the same date as, the closing of the merger, subject to the satisfaction of certain conditions including that the closing of the MSD stock purchase, as described above, takes place substantially concurrently with the closing of the MSD Caret unit purchase. If either the merger agreement or the MSD stock purchase agreement for the MSD stock purchase is terminated for any reason, the MSD Caret unit subscription agreement (as defined below) will also terminate. The closing of the MSD Caret unit purchase is not a condition to the closing of the merger; however, if the MSD Caret unit purchase does not close for any reason, STAR would need to raise additional cash from other sources in order to satisfy its covenant under the merger agreement to repay its senior unsecured notes in full. This summary is subject to, and qualified in its entirety by reference to, the subscription agreement governing the MSD Caret unit purchase (which we refer to as the “MSD Caret unit subscription agreement”), which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.
The MSD Caret unit subscription agreement contains customary representations, warranties and covenants of SAFE, Caret Ventures and MSD Partners. Among other covenants, each party has agreed to take, or cause to be taken, on a cooperative basis, all actions to consummate the MSD Caret unit purchase, including drafting, delivering and entering into such agreements and documents as may be necessary or reasonably advisable. MSD Partners’ obligations to complete the MSD Caret unit purchase are subject to the satisfaction or waiver of certain conditions, including the following:
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the closing of the merger and spin-off;

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the closing of the MSD stock purchase;

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the completion of the SAFE Caret amendment, including the approval of the SAFE Caret amendment proposal at the special meeting;

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the entry into certain related agreements by SAFE, Portfolio Holdings and MSD Partners;

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certain representations of Caret Ventures and SAFE being true and correct in all respects;

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certain representations of Caret Ventures and SAFE being true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have not had and would not reasonably be expected to have a “Safe Material Adverse Effect,” as defined in the MSD stock purchase agreement;

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there is no legal or regulator impediment to the closing of the MSD Caret unit purchase;

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SAFE and Caret Ventures having complied with their respective covenants and agreements in all material respects;

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Caret Ventures or Portfolio Holdings, as applicable, having delivered a tax opinion if it intends on the closing date of the MSD Caret unit purchase to qualify as a REIT;

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the Portfolio Holdings LLCA having been executed and delivered to MSD Partners; and

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the delivery of certain officers’ certificates.

Each of SAFE’s and Caret Ventures’ obligations to consummate the closing under the MSD Caret unit subscription agreement are subject to customary conditions.
The MSD Caret unit subscription agreement may be terminated:
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by any party if the merger agreement or MSD stock purchase agreement is terminated for any reason prior to the closing;

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by mutual written consent of the parties;

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by MSD Partners if SAFE or Caret has breached a representation, warranty or covenant that has prevented the satisfaction of a closing condition of MSD Partners and the breach is uncured for 60 days after written notice from MSD Partners;

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by SAFE or Caret Ventures if MSD Partners has breached a representation, warranty or covenant that has prevented the satisfaction of a closing condition of SAFE or STAR, as applicable, and the breach is uncured for 60 days after written notice from SAFE or Caret Ventures, as applicable;

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by any party if the MSD Caret unit purchase has not been consummated by September 30, 2023, subject to certain conditions; or

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by any party in the event of certain legal restraints to the closing.

Stockholder’s Agreement
SAFE and MSD Partners will enter into a stockholder’s agreement at the closing of the MSD stock purchase. The stockholder’s agreement will become effective at the earlier of the effective time of the merger and two business days after the closing of the MSD stock purchase. This summary is subject to, and qualified in its entirety by reference to, the form of stockholder’s agreement between SAFE and MSD Partners (which we refer to as the “stockholder’s agreement”), which is an exhibit to the MSD stock purchase agreement attached as Annex C to this joint proxy statement/prospectus and which is incorporated by reference into this joint proxy statement/prospectus.
The stockholder’s agreement provides MSD Partners with a preemptive right to purchase common stock of SAFE following certain new issuances of common stock by SAFE. In respect of a new issuance, MSD Partners will have the right to purchase a number of shares of SAFE common stock equal to its proportionate share of the new issuance, based on MSD Partners’ then current percentage ownership of SAFE common stock. MSD Partners will pay the same price to SAFE as third parties paid in the new issuance. New issuances pursuant to SAFE’s equity compensation plans are excluded from MSD Partners’ preemptive right.
The stockholder’s agreement prohibits MSD Partners from transferring any of the SAFE common stock it acquires in the MSD stock purchase on or before (a) the nine-month anniversary of the closing of the MSD stock purchase, if it closes on or before December 31, 2022, and (b) the later to occur of (i) September 30, 2023 and (ii) the three-month anniversary of the closing of the MSD stock purchase, if the closing occurs on or after January 1, 2023, in each case without SAFE’s prior consent, not to be unreasonably withheld. Certain transfers to affiliates and bona fide pledges are excluded.
The stockholder’s agreement also provides that (i) MSD Partners will be subject to certain standstill restrictions and (ii) MSD Partners will have the right to designate an observer to SAFE’s board of directors, in each case, until such time as MSD Partners and its affiliates own less than 5.0% of SAFE’s outstanding common stock, as calculated in accordance with the stockholder’s agreement.

Registration Rights Agreement
SAFE and MSD Partners will enter into a registration rights agreement at the closing of the MSD stock purchase that will obligate SAFE to file a shelf registration statement to register MSD Partners’ shares of SAFE common stock and other “registrable shares”, as defined in the agreement, for resale in accordance with distribution methods selected by MSD Partners which may include underwritten public offerings. SAFE will be required to reasonably cooperate with MSD Partners in connection with any underwritten offerings, block trades and bought deals. MSD Partners will also have piggyback registration rights. The registration rights agreement will become effective at the earlier of the effective time of the merger and two business days after the closing of the MSD stock purchase.
The agreement contains customary suspension provisions and restrictions on sales at certain times. SAFE also agrees to provide customary indemnification and contribution to MSD Partners. This summary is subject to, and qualified in its entirety by reference to, the form of registration rights agreement between SAFE and MSD Partners (which we refer to as the “registration rights agreement”), which is an exhibit to the MSD stock purchase agreement attached as Annex C to this joint proxy statement/prospectus and which is incorporated by reference into this joint proxy statement/prospectus.

THE MERGER AGREEMENT
The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.
The summary of the merger agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about STAR or SAFE or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of STAR, SAFE or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by STAR or SAFE.
Form of the Merger
Pursuant to the merger agreement, upon the terms and subject to the conditions of the merger agreement and in accordance with the MGCL, at the effective time of the merger, SAFE will be merged with and into STAR, with STAR continuing as the surviving corporation of the merger.
Merger Consideration
In connection with the merger, upon the terms and subject to the conditions of the merger agreement, each share of SAFE common stock (other than shares owned directly by SAFE or STAR or any of the wholly-owned subsidiaries of SAFE or STAR and not on behalf of third parties) outstanding immediately prior to the effective time of the merger will be converted into the right to receive one (1) newly issued share of New SAFE common stock (which we refer to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger.
Following the SpinCo reorganization and the SpinCo distribution and immediately prior to the merger, the charter amendment and the par value charter amendment will be effected, such that each share of STAR common stock issued and outstanding immediately prior to the charter amendment effective time will be consolidated, by means of a reverse stock split, into that number of shares of STAR common stock equal to the STAR share consolidation ratio, with the par value change to occur after the reverse split. Each share of STAR common stock issued and outstanding immediately following the par value charter amendment and immediately prior to the effective time shall remain outstanding as a share of New SAFE common stock and shall not be affected by the merger. In the event that, as a result of the reverse split, a holder of STAR common stock would hold a fractional share of STAR common stock, such stockholder’s fractional share shall be sold, and the net proceeds therefrom remitted to such stockholder, reduced by any and all commissions, transfer taxes and out-of-pocket transaction costs, as well as any expenses of the designated selling transfer agent incurred in connection with such sales.
Furthermore, at the effective time, each share of STAR Series D preferred stock, STAR 7.65% Series G Cumulative Redeemable Preferred Stock and STAR 7.50% Series I Cumulative Redeemable preferred stock issued and outstanding immediately prior to the effective time shall automatically be converted into the right to receive an amount in cash equal to $25.00 plus the aggregate amount of all accrued and unpaid dividends on such share of preferred stock as of the effective time.
For more information, see “— Exchange of Shares in the Merger.”
Treatment of STAR Equity Awards in the Charter Amendment and SAFE Equity Awards in the Merger
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At the charter amendment effective time, upon the terms and subject to the conditions of the merger agreement, each STAR restricted stock unit that is issued and outstanding immediately prior to the effective time of the merger will be adjusted to correspond to a number of shares of STAR common stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of STAR common stock subject to such STAR restricted stock unit as of immediately prior to the charter amendment effective time by (ii) the STAR share consolidation ratio. Each unvested STAR restricted stock unit issued and outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger and shall be converted at the closing into the right to receive the number of shares of STAR common stock then subject to such STAR restricted stock unit.

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At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, each SAFE restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be assumed by STAR and will be converted into a STAR restricted stock award with respect to a number of shares of STAR common stock (rounded to the nearest whole share) equal to the number of shares of SAFE common stock subject to such SAFE restricted stock unit as of immediately prior to the effective time of the merger.

Closing; Effective Time of the Merger
Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the merger agreement, the closing of the merger will take place remotely on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing).
Upon the terms and subject to the conditions of the merger agreement, the merger will become effective at the time the articles of merger for the merger of SAFE with and into STAR are accepted for record by the State Department of Assessments and Taxation of the State of Maryland or at such later time as may be agreed to by the parties in writing and specified in the articles of merger (not to exceed 30 days from filing).
Charter and Bylaws
At the effective time of the merger, STAR’s charter (which we refer to as the “STAR charter”) will be amended in the merger to be in the form of the charter of SAFE as in effect immediately prior to the effective time of the merger and, as so amended, will be the charter of New SAFE, as the surviving corporation in the merger, provided that the name of New SAFE will be amended to be “Safehold Inc.”
At the effective time of the merger, STAR’s bylaws (which we refer to as the “STAR bylaws”) as in effect immediately prior to the effective time of the merger will be the bylaws of New SAFE, as the surviving corporation in the merger, provided that the name of New SAFE will be amended to be “Safehold Inc.”
Directors and Officers
The parties have agreed that, from and after the effective time of the merger, and until such time their successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the directors of New SAFE shall consist of a total of seven directors, three of whom will be designated by STAR and four of whom will be designated by SAFE.
In addition, the parties have agreed that, from and after the effective time of the merger, and until such time their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with New SAFE’s organizational documents, the officers of STAR as immediately prior to the effective time will be the officers of New SAFE.
Exchange of Shares in the Merger
At or prior to the effective time of the merger, STAR will appoint an exchange agent who is reasonably acceptable to SAFE to handle the exchange of shares of SAFE common stock and STAR preferred stock for New SAFE common stock and the STAR preferred stock merger consideration, respectively. Within five business days after the effective time of the merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding SAFE common stock or STAR preferred stock or (ii) holders of record of uncertificated SAFE common stock or STAR preferred stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement, cash in lieu of fractional shares of STAR common stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of the merger agreement.
Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of SAFE common stock will receive one (1) share of New SAFE common stock for each share of SAFE common stock and each holder of STAR preferred stock will receive the STAR preferred stock merger consideration for each share of STAR preferred stock.
Holders of shares of STAR common stock are not required to take any action with respect to their shares of STAR common stock.
No fractional shares of New SAFE common stock will be issued upon the conversion of shares of SAFE common stock.
Representations and Warranties of STAR and SAFE
The merger agreement contains representations and warranties made by each of STAR and SAFE to each other. These representations and warranties are subject to qualifications and limitations agreed to by STAR and SAFE in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties of both STAR and SAFE contained in the merger agreement relate to, among other things:
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organization, standing, corporate power and organizational documents;

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capital structure;

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authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

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SEC documents, financial statements, internal controls, SEC correspondence and accounting and auditing practices;

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accuracy of information supplied or to be supplied in this joint proxy statement/prospectus, the registration statement of which it forms a part or the Form 10;

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absence of certain changes and non-existence of a material adverse effect, since December 31, 2021;

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board approval of the merger agreement and the transactions contemplated thereby, including the merger;

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exemption from anti-takeover statutes;

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required stockholder approval;

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brokers’ and finders’ fees in connection with the merger or the other transactions contemplated by the merger agreement; and

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receipt of opinions from each party’s financial advisors.

In addition, the merger agreement contains the following representations and warranties made by STAR to SAFE:
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compliance with laws;

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legal proceedings;

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tax matters, including qualification as a REIT;

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existence and validity of material contracts;

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benefit plans;

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collective bargaining agreements and other labor matters;

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real property and loans;

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compliance with environmental laws;

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ownership of or licenses to certain intellectual property;

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permits; and

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existence of insurance policies.

Definition of “Material Adverse Effect”
Many of the representations of STAR and SAFE are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect,” for purposes of the merger agreement, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that has a materially adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of STAR or SAFE, as applicable, including its subsidiaries, taken as a whole, except that no change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of or resulting from any of the following will constitute a material adverse effect:
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any changes in general U.S. or global economic conditions;

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changes generally affecting the industry or industries in which such party operates;

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any change in law or the interpretation thereof or GAAP or the interpretation thereof;

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acts of war, armed hostility or terrorism or any worsening thereof;

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pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters or calamities;

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quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19 or another pandemic;

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any effect to the extent attributable to the negotiation, announcement or consummation of the merger agreement or the transactions contemplated thereby;

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any litigation resulting from, arising out of or relating to the merger agreement or the consummation of the transaction contemplated thereby;

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any failure in and of itself by such party to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (however, the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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any change in the price or trading volume of such party’s common stock or any publicly traded securities of such party (however, the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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any reduction in the credit rating of such party or its subsidiaries (however, the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

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any bankruptcy, insolvency or reorganization of any tenant under any of its leases or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any of its leases.

However, if any change, effect, development, circumstance, condition, state of facts, event or occurrence described in any of the first five bullets above has had a disproportionate adverse impact on such party relative to other companies of comparable size to such party operating in the industry in which such party operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a “material adverse effect” has occurred.
Conduct of Business Pending the Merger
Under the merger agreement, between August 10, 2022 and the earlier of the effective time of the merger or the termination of the merger agreement, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in the parties’ confidential disclosure schedules exchanged by the parties in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to such party or its subsidiaries, (iv) in connection with COVID-19 measures or (v) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed) or in the case of SAFE, with the knowledge of STAR, each of STAR and SAFE and its respective subsidiaries have agreed to use reasonable best efforts to conduct its respective business in the ordinary course of business consistent with past practice, to use its respective reasonable best efforts to preserve its business organizations intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants and maintain the state of the applicable party as a REIT, as well as not to, and not to cause its subsidiaries to (subject to specified exceptions):
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split, combine, subdivide or reclassify any shares of capital stock or other equity interests (other than, in the case of STAR, the reverse split);

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repurchase, redeem or otherwise acquire its capital stock or other equity interests or securities convertible into or exercisable for any shares of capital stock, except for the acquisition of such party’s common stock in connection with the common shares tendered by holders of equity awards in order to pay the exercise price of such equity awards and/or satisfy tax withholding, and, in the case of STAR, acquisitions of STAR convertible notes in connection with conversion of STAR convertible notes for STAR common stock in accordance with the STAR convertible notes indenture or exchange of STAR convertible notes;

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enter into or adopt a plan of merger, liquidation, dissolution, consolidation, recapitalization or reorganization, including any bankruptcy related action, other than transactions among the parties’ wholly owned subsidiaries, and in the case of STAR, other than in connection with the SpinCo reorganization and SpinCo distribution;

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make acquisitions of assets or business, whether by merger, consolidation, purchase or otherwise, other than (i) in the case of STAR, (A) that would not be reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement and (B) for which the fair market value of the total consideration paid by STAR and its subsidiaries does not exceed $2.5 million per calendar quarter in the aggregate and (ii) in the case of SAFE, (A) that would not be reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement and (B) which are made in the ordinary course of SAFE’s business;

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sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (in the case of STAR, tangible or intangible), or, in the case of STAR, voluntarily exercise any purchase or sale rights or rights of first offer, other than (i) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to such party’s property or assets, or that of its subsidiaries, (ii) with respect to property or assets with a fair market value of less than $30 million per calendar quarter in the aggregate, (iii) transactions solely among each party’s wholly owned subsidiaries or (iv) sales required by existing purchase rights or options made available to the other party prior to August 10, 2022, and, in the case of STAR, (A) sales of assets that would otherwise be owned by SpinCo and its subsidiaries after the SpinCo distribution if such assets had not been sold, (B) sales of SAFE common stock expressly permitted by the voting agreement, (C) syndicating limited partnership interests in the STAR joint ventures and (D) sales of GL+ assets to SAFE pursuant to existing agreements between STAR and SAFE to purchase the assets;

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incur, create, assume, refinance, prepay or replace any indebtedness (including issuance or amendment of debt securities, as well as assumption or guaranteeing of the indebtedness of any other person), other than (i) borrowings under the parties’ existing credit agreements in the ordinary course of business, (ii) indebtedness owed by the parties’ wholly owned subsidiaries to such party or between wholly owned subsidiaries, (iii) refinancing of existing indebtedness of the parties or any of their subsidiaries to the extent that the material terms are reasonable market terms and the aggregate principal amount of such financing is not increased (other than, in the case of STAR, to pay for accrued but unpaid interest on such refinanced indebtedness and the reasonable fees and expenses incurred in connection with such refinancing) and (iv) in the case of STAR, the redemption of STAR’s 4.75% senior notes due 2024, STAR’s 4.25% senior notes due 2025 and STAR’s 5.50% senior notes due 2026 and termination of the STAR credit facilities;

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change their methods of accounting or accounting policies, except as required by changes in GAAP or in applicable law or SEC regulations;

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make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by each party or its wholly owned subsidiaries to such party or another wholly owned subsidiary, (ii) loans or advances required to be made under each party’s leases, (iii) capital contributions or investments required to be made by each party or its subsidiaries or (iv) in the ordinary course of business;

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take or fail to take any action which would reasonably be expected to cause STAR or SAFE to fail to qualify as a REIT;

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take or fail to take any action which would reasonably be expected to cause any subsidiary of either STAR or SAFE to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or a REIT under the Code;

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take or knowingly fail to take any action which could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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make, change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle or compromise any material income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or surrender any right to claim any material tax refund, in each case: (i) preserve the REIT qualification of STAR or SAFE (as applicable) or (ii) preserve the status of any subsidiary of each of STAR or SAFE (as applicable) as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code; or

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agree to, or make any commitment to, take, or authorize any of the actions prohibited by the foregoing.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in STAR’s confidential disclosure schedule provided to STAR in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to STAR or its subsidiaries, (iv) in connection with COVID-19 measures or (v) consented to by SAFE (which consent may not be unreasonably withheld, conditioned or delayed), STAR has agreed that it shall not, and shall cause its subsidiaries not to satisfy the conditions to completion of the merger:
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not cause SAFE or any of its subsidiaries, to directly or indirectly, take any actions or fail to take any actions, as a result of which actions or failure to take actions SAFE or any of its subsidiaries would be unable to satisfy the conditions to completion of the merger or would be in breach of the merger agreement;

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amend any of the organizational documents of STAR or any of its subsidiaries (other than the organizational documents of SpinCo and subsidiaries of STAR that will be subsidiaries of SpinCo in connection with the SpinCo reorganization) or waive any provision thereunder, other than the charter amendment or par value charter amendment;

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enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or other similar arrangement with a third party;

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declare, set aside or pay any dividends or other distributions, other than (i) as described under “— Dividends,” (ii) up to $0.125 per share per quarter, with customary declaration, record and payment dates, (iii) pursuant to the terms of STAR’s Series D Preferred Stock, Series G Preferred Stock and Series I Preferred Stock, (iv) by STAR’s wholly owned subsidiaries, (v) as reasonably necessary for STAR and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity level income or excise tax, (vi) distributions among wholly-owned subsidiaries as part of the SpinCo reorganization or (vii) the SpinCo distribution;

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issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or that of any subsidiary, voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible or exchangeable securities, except (i) issuances of shares of STAR common stock upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plans and awards as in effect on August 10, 2022, (ii) issuances by a wholly owned subsidiary of its capital stock or other equity interests to its parent or to another wholly owned subsidiary or (iii) issuances of STAR common stock in connection with (A) conversions of STAR convertible notes in accordance with the terms of the STAR convertible notes indenture or (B) exchanges of STAR convertible notes in accordance with certain limitations;

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enter into, renew, modify, amend or terminate, waive, release, compromise or assign any material rights or claims under specified types of material contracts, except for (i) any material rights or claims under any STAR material contract or materially change its course of conduct under the management agreement or alter its past practices for computing amounts payable thereunder in the ordinary course of business on market terms or (ii) entering into any new contract or renewing any contract in the ordinary course of business on market terms;

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other than with respect to matters for which STAR and its subsidiaries will not be responsible after giving effect to the SpinCo reorganization and the SpinCo distribution, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve only the payment of monetary damages that do not exceed $2.5 million in the aggregate, (ii) do not involve the imposition of injunctive relief against STAR or any of its subsidiaries and (iii) do not provide for any admission of any liability by STAR or any of its subsidiaries;

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enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under any lease, other than (i) entering into any new lease or renewing any lease in the ordinary course of business on market terms, (ii) terminating any lease as a result of a default by the counterparty to such lease (in accordance with the terms of such lease and subject to any applicable cure period therein) or (iii) any termination or renewal in accordance with the terms of any existing lease that occurs automatically without any action by STAR or any of its subsidiaries;

•
except as required by law or the terms of any STAR benefit plan in effect as of August 10, 2022, (i) increase or materially decrease the compensation of any current or former directors, employees or other individual service providers of STAR or any of its subsidiaries, (ii) grant any new equity-based awards to any current or former directors grant any new equity-based awards to current or former directors, employees or other individual service providers, (iii), establish, adopt, enter into or amend any STAR benefit plan if in effect on August 10, 2022 or (iv) take any action to accelerate the vesting or payment, or fund or in any way secure the payment of compensation or benefits under any STAR benefit plan, except in the cases of (ii) and (iii), (A) in conjunction with annual renewal or plan design changes for STAR benefit plans, providing group health or welfare benefits that are made in the ordinary course of business and do not materially increase the cost to STAR or any of its subsidiaries or (B) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, consistent with past practice;
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negotiate, extend or enter into any labor agreement or reorganize or certify any labor union, labor organization or group of employees as the bargaining representative for any employees of STAR or its subsidiaries;

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implement any reductions in force, plant closings, temporary layoffs, material work schedule changes or other such actions that could implicate the WARN act;

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waive or release any restrictive covenant obligation of any current or former employee or independent contractor;

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enter into any contract with, or engage in any transaction with, any of its affiliates (other than its subsidiaries, or with the prior approval of the independent directors of each of SAFE and STAR, STAR or Subsidiaries of STAR), directors or stockholders (or affiliates of the foregoing (other than its subsidiaries, or with the prior approval of the independent directors of each of SAFE and STAR, STAR or subsidiaries of STAR), other than transactions with directors and officers in the ordinary course as long as such transactions are applicable for all directors or all officers, respectively; or

•
agree to, or make any commitment to, take, or authorize any of the actions prohibited by the foregoing.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in SAFE’s confidential disclosure schedule provided to STAR in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to SAFE or its significant subsidiaries, (iv) in connection with COVID-19 measures or (v) consented to by STAR (which consent may not be unreasonably withheld, conditioned or delayed) or with the knowledge of STAR, SAFE has agreed that it shall not, and shall cause its subsidiaries not to:
•
other than in the ordinary course of business or in a manner that is not adverse to SAFE in any material respect, amend any of its organizational documents of SAFE or the SAFE operating partnership or waive any provision thereunder;

•
declare, set aside or pay any dividends or other distributions, other than (i) as described under “— Dividends,” (ii) up to $0.20 per share per quarter, with customary declaration, record and payment dates, (iii) by SAFE’s wholly owned subsidiaries (including distributions of assets to SAFE or to another direct or indirect wholly-owned subsidiary of SAFE) or (iv) as reasonably necessary for SAFE and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity level income or excise tax;

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issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or that of any subsidiary, voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible or exchangeable securities, except for (i) issuances of shares of SAFE common stock upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plans and awards as in effect on August 10, 2022 and (ii) issuances by a wholly owned subsidiary of its capital stock or other equity interests to its parent or to another wholly owned subsidiary of SAFE;

•
enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any SAFE material contract except for any termination or renewal in accordance with the terms of any existing SAFE material contract that occurs automatically without any action by SAFE or any of its subsidiaries;
•
make or commit to make any capital expenditures, other than in the ordinary course of business (including routine, maintenance and repairs and in respect of new construction) or to address obligations under existing contracts or in connection with emergency repairs; or

•
agree to, or make any commitment to, take, or authorize any of the actions prohibited by the foregoing.

Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants related to:
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cooperation between STAR and SAFE in the preparation of this joint proxy statement/prospectus;

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each of SAFE and STAR taking all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required vote of its stockholders to approve the merger;

•
STAR’s agreement to afford the representatives of SAFE access to its books, contracts and records during normal business hours;

•
each party’s agreement to cooperate to prepare the applicable filings, or obtain the applicable clearances, consents, authorizations, approvals or waivers with respect to the merger, the charter amendment, the par value charter amendment, the SpinCo reorganization, the SpinCo distribution, the STAR stock issuance, and the other transactions contemplated by the merger agreement under any applicable laws;

•
STAR’s agreement to take all actions to obtain the Additional Cash Proceeds (as such term is defined in the merger agreement) as promptly as practicable;

•
STAR’s agreement to use its reasonable best efforts to cause the shares of New SAFE common stock to be issued in connection with the merger to be approved for listing on the NYSE and the SpinCo common shares being distributed in connection with the SpinCo distribution to be approved for listing on SpinCo’s designated exchange, subject to official notice of issuance and to consummate and make effective the charter amendment, the par value charter amendment, the SpinCo reorganization, the SpinCo distribution, the STAR stock issuance and the other transactions contemplated by the merger agreement;

•
STAR’s agreement to assist and cooperate in good faith to cause SAFE to fulfill all of its obligations under the merger agreement, to cause the SpinCo manager to follow all instructions of the SAFE special committee to cause SAFE to take actions or not take actions and for the SpinCo manager to provide all services contemplated by the management agreement in connection with any acquisition proposal or superior proposal;

•
cooperation between both parties in connection with press releases and other public statements with respect to the merger;

•
the use by both parties of reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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SAFE’s agreement to provide commercially reasonable efforts to cooperate and assist with STAR’s assumption of SAFE’s outstanding SAFE’s debt agreements, provided that SAFE shall not be required to take any action until STAR shall have provided SAFE with the drafts of necessary documentation required in connection with such debt assumption at least ten business days prior to the date of such requested action, it being understood that STAR shall, promptly upon request by SAFE, reimburse SAFE and its subsidiaries and representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by SAFE or its subsidiaries in connection with any cooperation;

•
STAR’s agreement to take all such steps as may be necessary to pay or cause to be paid the full amount of interest under the STAR existing notes and existing indentures;

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each party’s agreement to give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against the other party or any of its subsidiaries, directors, officers or employees relating to the merger or the other transactions contemplated by the merger agreement;

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cooperation between both parties in connection with the delisting of SAFE’s common stock from the NYSE and termination of registration under the Exchange Act;

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each party’s agreement to take reasonably necessary and advisable steps to cause any disposition of SAFE’s securities or acquisition of STAR securities pursuant to the merger by SAFE’s directors or officers to be exempt under Rule 16b-3 under the Exchange Act;

•
with respect to the SpinCo reorganization and SpinCo distribution, each party’s agreement to cooperate in good faith and use their reasonable best efforts to take all actions to cause (A) the SpinCo reorganization and SpinCo distribution to be executed and (B) effect the SpinCo reorganization and the SpinCo distribution in accordance with their terms, including STAR’s reasonable best efforts to prepare and cause SpinCo to file the Form 10;

•
SAFE’s option to internalize the management business from STAR if the merger agreement is terminated by either STAR or SAFE and the outside date has occurred; and

•
STAR’s agreement to use reasonable best efforts to seek syndication of STAR’s limited partner interests in existing joint ventures of STAR.

Dividends
Prior to the closing, STAR and SAFE may continue to pay their regular quarterly dividends, in the case of SAFE, at a rate not to exceed a quarterly rate of $0.20 per share of SAFE common stock and, in the case of STAR, at a rate not to exceed a quarterly rate of $0.125 per share of STAR common stock.
In connection with the closing of the merger, STAR will declare a dividend to the holders of STAR common stock, and SAFE will declare a dividend to the holders of SAFE common stock, the record date and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per share dividend amount payable by each of STAR and SAFE will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared.
In addition, STAR and SAFE have agreed that the other party, with notice to the other, can declare or pay a REIT dividend. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount.
Conditions to Completion of the Merger
The respective obligations of STAR and SAFE to effect the charter amendment, the par value charter amendment and the merger are subject to certain conditions being satisfied or waived by both parties in writing. These conditions include, among others:
•
the affirmative vote of holders of at least a majority of the outstanding shares of STAR common stock and STAR Series D preferred stock entitled to vote thereon, voting together as a single class (with each share of STAR common stock entitling the holder thereof to one vote and each share of STAR Series D preferred stock entitling the holder thereof to 0.25 of a vote), to approve the STAR merger proposal;

•
the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of STAR common stock and STAR Series D preferred stock, voting together as a single class (with each share of STAR common stock entitling the holder thereof to one vote and each share of STAR Series D preferred stock entitling the holder thereof to 0.25 of a vote), to approve the STAR stock issuance proposal;

•
the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon to approve the SAFE merger proposal;

•
the SpinCo reorganization and the SpinCo distribution shall have been consummated;

•
the approval of listing of STAR common stock to be issued in the merger shall have been approved on the NYSE, and the SpinCo common shares being distributed in connection with the SpinCo distribution shall have been approved for listing on SpinCo’s designated exchange;

•
the SEC having declared effective the Form 10 and the registration statement of which this joint proxy statement/prospectus forms a part, and the Form 10 and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•
the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court or other governmental entity of competent jurisdiction that prevents the consummation of the charter amendment, the par value charter amendment or the merger; and

•
the absence of any action taken or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the charter amendment, par value charter amendment or the merger by any governmental entity of competent jurisdiction which makes the consummation of the charter amendment, the par value charter amendment or the merger illegal.

In addition, the obligation of STAR to effect the charter amendment, the par value charter amendment and the merger is subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of SAFE set forth in the merger agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share due authorization, valid issuance, fully paid and non-assessable and free of pre-emptive rights) and board approval shall be true and correct in all material respects as of August 10, 2022 and as of the closing date (except to the extent expressly made as of on an earlier date, in which case as of such earlier date);

•
the representations and warranties of SAFE set forth in the merger agreement with respect to absence of a material adverse effect that is continuing since December 31, 2021 being true and correct in all respects as of the closing date;

•
the representations and warranties of SAFE set forth in the merger agreement with respect to all other matters being true and correct as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) has not and would not reasonably be expected to have a material adverse effect, provided that no representation or warranty of SAFE set forth in the merger agreement shall be deemed to be true and correct to the extent (x) STAR or any subsidiary of STAR (including the SpinCo manager) has knowledge as of August 10, 2022 of such failure to be true and correct or (y) the principal cause of such failure to be true or correct resulted from any action or failure to take any action of STAR or any subsidiary of STAR other than at the express direction of the STAR special committee;

•
SAFE having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing, provided that STAR shall not be deemed to have breached any obligation set forth in the merger agreement to the extent (i) STAR or any subsidiary of STAR (including the SpinCo manager) has knowledge as of the date of the merger agreement of such breach or (ii) the principal cause of such breach resulted from any action or failure to take any action of STAR or any subsidiary of STAR other than at the express direction of the STAR special committee;

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the receipt of an officer certificate signed by the chief executive officer or chief financial officer of SAFE, certifying that the conditions set forth in the four immediately preceding bullets have been satisfied;

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the receipt of an opinion of Clifford Chance US LLP (or, if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to STAR), to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and
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the receipt of an opinion from Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to SAFE) to the effect that, at all times since SAFE’s taxable year ended 2017 and through the closing date, SAFE has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled SAFE to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code.

The obligation of SAFE to effect the merger is subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of STAR set forth in the merger agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share due authorization, valid issuance, fully paid and non-assessable and free of pre-emptive rights) and board approval being true and correct in all material respects as of the closing date as though made on and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of STAR set forth in the merger agreement with respect to the absence of a material adverse effect that is continuing since December 31, 2021 being true and correct in all respects as of the closing date;

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the representations and warranties of STAR set forth in the merger agreement with respect to all other matters being true and correct as of closing date as though made on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) has not had and would not reasonably be expected to have a material adverse effect;

•
STAR having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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the receipt of an officer certificate signed by the chief executive officer or chief financial officer of STAR, certifying that the conditions set forth in the four immediately preceding bullets have been satisfied;

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STAR having obtained Additional Cash Proceeds (as such term is defined in the merger agreement and which includes, without limitation, 50% of any legacy asset sales above $409.0 million, sales of shares of SAFE common stock owned by STAR and certain other reductions of STAR liabilities), which shall be equal to or greater than (i) $194,000,000, if closing is required to occur on or prior to March 31, 2023, (ii) $217,000,000, if closing is required to occur on or prior to April 1, 2023 but on or prior to June 30, 2023, (iii) $239,000,000, if closing is required to occur on or after July 1, 2023, provided that the condition shall be satisfied if STAR has satisfied its obligations to terminate the STAR credit facilities and any other indebtedness for borrowed money of STAR or its subsidiaries and repay in full obligations in respect of the indebtedness thereunder, other than STAR’s trust preferred securities and certain specified indebtedness;

•
the receipt of an opinion of Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to SAFE), to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the receipt of an opinion from Clifford Chance US LLP (or if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to STAR), to the effect that, at all times since STAR’s taxable year ended 2016 and through the closing date, STAR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable STAR to continue to meet the requirements for qualification and taxation as a REIT under the Code;

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SAFE’s receipt of a copy of the reverse management agreement duly executed by SpinCo; and

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SAFE’s receipt of copies of the governance agreement and the registration rights agreement duly executed by each of SpinCo and STAR.

No Solicitation
In the merger agreement, each of STAR and SAFE agreed to, and to cause its subsidiaries and its and their representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted with respect to any acquisition proposal. In addition, each of STAR and SAFE has agreed that neither it nor any of its subsidiaries nor any of the affiliates, directors, officers and employees of it or its subsidiaries will, and each company will cause its other representatives not to, directly or indirectly:
•
initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or any other effort or attempt to make or implement an acquisition proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•
provide any nonpublic information or data in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•
approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal (which we refer to as an “alternative acquisition agreement”); or

•
propose or agree to any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” means any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving STAR or SAFE, as applicable, or any of their respective subsidiaries, or any acquisition by any person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in each case, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of STAR or SAFE (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of subsidiaries) of STAR or SAFE, as applicable, in each case other than the transactions contemplated by the merger agreement and other than sales of assets of STAR that would be owned by SpinCo and its subsidiaries after giving effect to the SpinCo reorganization and the SpinCo distribution.
Notwithstanding the foregoing, upon the terms and subject to the conditions of the merger agreement, each of STAR and SAFE will be permitted, prior to its respective special meeting of stockholders and subject to first entering into a confidentiality agreement and subject to its compliance with the other provisions of its nonsolicitation covenant, to engage in discussions and negotiations with, or provide nonpublic information or data to, any person making an unsolicited bona fide written acquisition proposal with respect to STAR or SAFE, as applicable, which did not result from a breach of the terms of its nonsolicitation covenant and which the STAR special committee or the SAFE special committee, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes, or is reasonably likely to result in, a superior proposal. The foregoing actions may be undertaken only if the applicable special committee conclude in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the duties of the applicable board under applicable law.
For purposes of the merger agreement, a “superior proposal” means a bona fide written acquisition proposal (with references to “15% or more” in the definition of “acquisition proposal” being replaced with a reference to “more than 50%”) that the STAR special committee or SAFE special committee, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of STAR or SAFE, respectively, than the transactions contemplated by the merger agreement.
Each party is required to notify the other party within 48 hours after receipt of an acquisition proposal or receipt of any request for nonpublic information relating to a party or its subsidiaries, or if either party enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in connection with an acquisition proposal. Each party has also agreed to keep the other party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including providing a copy of all material documentation or correspondence relating to such proposals, offers, discussions or negotiations (such as proposed agreements), and any material change in its intentions as previously notified.
Change in Recommendation Restrictions and Exceptions
Prior to the special meetings of their respective stockholders, each of the STAR board of directors and the SAFE board of directors agreed that it will not, and will not publicly propose to, nor will any committee of the STAR board of directors or the SAFE board of directors, withhold, withdraw, qualify or modify in any manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement, the merger or the transactions contemplated thereby (which we refer to as a “change in recommendation”). Nevertheless, the STAR board of directors (acting on the recommendation of the STAR special committee) and the SAFE board of directors (acting on the recommendation of the SAFE special committee) may make a change in recommendation prior to the special meetings of their respective stockholders in the following circumstances:
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if such board of directors has determined in good faith that an unsolicited bona fide written acquisition proposal that it has received from a third party, which has not been withdrawn and did not result from any violation of the nonsolicitation covenant, constitutes a superior proposal, and the applicable board of directors (acting upon the recommendation of the applicable special committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to make such change in recommendation would be inconsistent with the duties of the applicable board under applicable law; or

•
if a material change or development, which does not involve or relate to an acquisition proposal and was neither known to nor reasonably foreseeable by the applicable board as of August 10, 2022, has occurred on or after August 10, 2022, and the applicable board of directors (acting upon the recommendation of the applicable special committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to make such change in recommendation would be inconsistent with the duties of the applicable board under applicable law, as applicable.

Notwithstanding the foregoing, prior to making any change in recommendation, STAR or SAFE, as applicable, must give five business days’ notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five business day period and prior to making any change in recommendation, the board of directors (acting at the recommendation of the applicable special committee thereof) of the party proposing to make a change in recommendation must again make the determinations described above, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party. If there is any amendment to any material term of such superior proposal (including any change in the form or amount of consideration), a new five business day notice and negotiation period will be required.
In addition, subject to compliance with the foregoing terms and the payment of the termination fee described below, either of STAR or SAFE may terminate the merger agreement to enter into an acquisition agreement providing for a superior proposal with respect to STAR or SAFE, as applicable. However, prior to terminating the merger agreement, STAR or SAFE, as applicable, must give five business days’ notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal leading to the proposed termination, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five business day period and prior to any such termination, the board of directors (acting at the recommendation of the applicable special committee thereof) of the party proposing to terminate the merger agreement must again make the determinations described above, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party. If there is any amendment to any material term of such superior proposal (including any change in the form or amount of consideration), a new five business day notice and negotiation period will be required.
Fees and Expenses
Other than as provided below, whether or not the merger, charter amendment, the par value charter amendment, the SpinCo reorganization, the SpinCo distribution and/or the STAR stock issuance are consummated, all costs and expenses incurred in connection with the merger agreement, the separation and distribution agreement and the transactions contemplated hereby and thereby will be paid by the party incurring such expense. Any expenses incurred by STAR in connection with the merger agreement, the separation and distribution agreement and the transactions contemplated thereby shall not constitute “Expenses” (as such term is defined under the management agreement) reimbursable to the SpinCo manager by SAFE pursuant to the management agreement.
Termination of the Merger Agreement
Termination.   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:
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by mutual written consent of STAR and SAFE;

•
by either STAR or SAFE:

•
if any governmental entity of competent jurisdiction issues a final and nonappealable order, decree or ruling, in each case that permanently enjoins or otherwise prohibits the consummation of the merger; however, this right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in such order, decree or ruling; provided, further, that SAFE shall not be deemed to have failed to comply with any provision of the merger agreement to the extent the principal cause of such failure to comply resulted from any action or failure to take any action of STAR or any Subsidiary of STAR that resulted in a failure by STAR to comply with the provisions of the merger agreement, other than at the express direction of the STAR special committee;

•
if the merger is not consummated on or before 5:00 p.m., New York time, on September 30, 2023; however, this right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated before such date; provided, further, that SAFE shall not be deemed to have failed to comply with any provision of the merger agreement to the extent the principal cause of such failure to comply resulted from any action or failure to take any action of STAR or any Subsidiary of STAR that resulted in a failure by STAR to comply with the provisions of the merger agreement, other than at the express direction of the STAR special committee;

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if there has been a breach by the other party of any covenants or agreements or any of the representations and warranties set forth in the merger agreement, which breach would result in the related closing conditions set forth in the merger agreement not being satisfied on the closing date, and such breach is not cured or is not curable by the earlier of September 30, 2023, or 30 days after receiving notice of such breach, provided that SAFE shall not be deemed to have breached any representation or warranty set forth in the merger agreement to the extent STAR or any subsidiary of STAR (including the SpinCo manager) has knowledge of such breach as of August 10, 2022 and SAFE shall not be deemed to have breached any representation, warranty, covenant or agreement set forth in the agreement to the extent the principle course of such breach resulted from any action or failure to take any action of STAR or any subsidiary of STAR that resulted in a failure by STAR to comply with the provisions of the merger agreement, other than at the express direction of the STAR special committee; or
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if the required approvals of either STAR’s stockholders or SAFE’s stockholders have not been obtained upon a vote thereon at the duly convened STAR special meeting or SAFE special meeting;

•
by SAFE:

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at any time before the required vote of the STAR stockholders to approve the merger is obtained, upon a change in recommendation of the STAR special committee regarding the approval of the STAR merger proposal;

•
at any time before the required vote of the STAR stockholders to approve the merger is obtained, to enter into a superior proposal (subject to compliance with the provisions of the merger agreement regarding nonsolicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fees discussed below have been paid in full prior to or concurrently with such termination; or

•
upon a willful and material breach by STAR of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals;

•
by STAR:

•
at any time before the required vote of the SAFE stockholders to approve the merger is obtained, upon a change in recommendation of the SAFE special committee regarding the approval of the SAFE merger proposal;

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at any time before the required vote of the SAFE stockholders to approve the merger is obtained, to enter into a superior proposal (subject to compliance with the provisions of the merger agreement regarding nonsolicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fees discussed below have been paid in full prior to or concurrently with such termination; or

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upon a willful and material breach by SAFE of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals.

Effect of Termination.   If the merger agreement is terminated, it will become null and void and there will be no liability or obligation on the part of any party or their respective directors or representatives, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the merger agreement, and except that the provisions of the merger agreement relating to the internalization option, fees and expenses, effects of termination, termination fees and the general provisions will continue in effect notwithstanding termination of the merger agreement.
Termination Fees and Expense Reimbursement.
STAR.   STAR has agreed to pay a termination fee of $63 million to SAFE in the following circumstances:
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if STAR terminates the merger agreement to enter into a superior proposal;

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if SAFE terminates the merger agreement because of a change of recommendation by the STAR special committee; or

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(1) an acquisition proposal with respect to STAR has been communicated to the STAR special committee or any person or group of persons has publicly made or announced an acquisition proposal with respect to STAR and, in the case of termination as a result of the failure to obtain the STAR stockholder vote, such acquisition proposal has not been publicly withdrawn prior to the date of the STAR special meeting, (2) thereafter the merger agreement is terminated (i) because of the failure to obtain the STAR stockholder vote, (ii) because the merger has not been consummated by September 30, 2023 or (iii) due to STAR’s breach of its representations or covenants, and (3) within 12 months of such termination, STAR consummates an acquisition proposal in which the third party that has made the acquisition proposal referenced in clause (1) above acquires at least 50% of STAR’s common stock or assets.
Such termination fee will be the maximum amount owed by STAR in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by STAR. The amount payable by STAR may also be reduced to the extent necessary to maintain SAFE’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, the unpaid amount of the fee will be escrowed and paid out over a five- year period.
SAFE.   SAFE has agreed to pay a termination fee of $63 million to STAR in the following circumstances:
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if SAFE terminates the merger agreement to enter into a superior proposal;

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if STAR terminates the merger agreement because of a change of recommendation by the SAFE special committee; or

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(1) an acquisition proposal with respect to SAFE has been communicated to the SAFE special committee or any person or group of persons has publicly made or announced an acquisition proposal with respect to SAFE and, in the case of termination as a result of the failure to obtain the SAFE stockholder vote, such acquisition proposal has not been publicly withdrawn prior to the date of the SAFE special meeting, (2) thereafter the merger agreement is terminated (i) because of the failure to obtain the SAFE stockholder vote, (ii) because the merger has not been consummated by September 30, 2023 or (iii) due to SAFE’s breach of its representations or covenants, and (3) within 12 months of such termination, SAFE consummates an acquisition proposal in which the third party that has made the acquisition proposal referenced in clause (1) above acquires at least 50% of SAFE’s common stock or assets.

Such termination fee will be the maximum amount owed by SAFE in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by SAFE. The amount payable by SAFE may also be reduced to the extent necessary to maintain STAR’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, the unpaid amount of the fee will be escrowed and paid out over a five-year period.
Director and Officer Indemnification and Insurance
The merger agreement provides that, for a period of six years from and after the effective time of the merger, New SAFE will indemnify present and former directors and officers of SAFE and its subsidiaries to the extent permitted by law against all costs or expenses (including advancement of expenses), for pre-closing acts or omissions (whether asserted or claimed prior to, at or after the closing of the merger) to the same extent as SAFE would have been permitted to do so pursuant to its or its subsidiaries’ organizational documents.
For six years after the effective time of the merger, New SAFE is required to maintain in effect the provisions in the organizational documents of any SAFE subsidiary, and any agreements (other than insurance contracts) of SAFE and its subsidiaries with any indemnified party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on August 10, 2022, to the extent that such agreements have been made available to STAR prior to August 10, 2022, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger).
Prior to the effective time of the merger, in consultation with STAR, SAFE will purchase a six-year prepaid “tail” policy for the extension of coverage of SAFE’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the merger, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to SAFE’s existing policies, subject to an aggregate premium cap 300% of the last annual premium paid by SAFE prior to August 10, 2022. After the effective time of the merger, New SAFE is required to maintain the “tail” policy in full force and effect. SAFE is required to cooperate in good faith and consult with STAR with respect to the procurement of the “tail” policy, including the selection of the broker and the available policy price and coverage options, and is required to consider STAR’s recommendations with respect to such procurement.
Amendment and Waiver of the Merger Agreement
Amendment.   Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended or modified if such amendment or modification is in writing and signed by both SAFE and STAR.
Waiver.   Subject to the provisions of applicable law, at any time prior to the effective time the merger, the merger agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.
Governing Law
The merger agreement is governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).
Specific Performance; Remedies
STAR and SAFE agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement or the transactions contemplated thereby were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that, in addition to any other remedy to which each party would be entitled at law or in equity, each party will be entitled to an injunction or other equitable relief to prevent breaches of the merger agreement or the transactions contemplated thereby and to enforce specifically the terms and provisions the merger agreement in the Circuit Court for Baltimore City, Maryland (or if such court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division). In addition, each of the parties has further consented to the assignment of any action or proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 (or any successor thereto).
Internalization Option
If the merger agreement is terminated because the merger has not occurred by September 30, 2023, SAFE will have the option under certain circumstances to terminate the existing external management agreement and internalize STAR’s management, which may adversely affect STAR. If SAFE exercises its option under the merger agreement to internalize management, it must pay STAR $100.0 million in shares of SAFE common stock, which is less than the $150.0 million of consideration that was allocated to the termination of the existing management agreement in the negotiations of the merger. If SAFE exercises this option, STAR would become externally-managed by SAFE pursuant to a management agreement that SAFE and STAR have agreed to negotiate in good faith.

CERTAIN AGREEMENTS RELATED TO THE TRANSACTIONS
Voting Agreement with STAR
The following section summarizes material provisions of the voting agreement between STAR and SAFE. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the voting agreement, which is attached as Annex H to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the voting agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.
Concurrently with the execution of the merger agreement, SAFE entered into a voting agreement with STAR, which, after giving effect to the STAR special distribution paid on December 7, 2022, beneficially owns approximately 33.9 million shares of SAFE common stock, representing approximately 54.3% of the outstanding shares of SAFE common stock. The voting agreement generally requires STAR to vote the shares of SAFE common stock representing 41.9% of the issued and outstanding SAFE common stock at such time (which we refer to as the “covered securities”) in favor of (a) approval of the merger and any other matters set forth in this Joint Proxy Statement to be voted upon by holders of SAFE common stock, including the SAFE Caret amendment proposal and (b) any proposal to adjourn or postpone the SAFE special meeting to a later date if there are not sufficient votes to approve the merger and against any acquisition proposals, alternative acquisition agreements (as such terms are respectively defined in “The Merger Agreement — No Solicitation”) or any of the transactions contemplated thereby. The voting agreement also requires that STAR vote the covered securities against (i) any action or agreement that could reasonably be expected to result in any condition to the consummation of the merger not being fulfilled or (ii) any action that could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and any action which could reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of STAR in the merger agreement. In accordance with the terms of the existing stockholders’ agreement between SAFE and STAR, the remainder of the SAFE common stock owned by STAR will be voted in the same manner and proportion as the votes cast by the remaining shareholders of SAFE.
In addition, the voting agreement generally requires STAR not to transfer the shares of SAFE common stock beneficially owned by STAR prior to the consummation of the merger, other than certain permitted transfers including (a) transfers under the MSD stock purchase agreement, (b) distributions to STAR stockholders required to satisfy REIT requirements for fiscal year 2022, and (c) transfers made pursuant to the “interim share sale provisions” described below. Pursuant to the interim share sale provisions, STAR has an exclusive right to sell shares of SAFE common stock that it owns for a period commencing on the date of the voting agreement and continuing to and including the date that is 90 calendar days after the date of the voting agreement (i.e., from August 10, 2022 until November 8, 2022) (the “STAR exclusivity period”). Following the STAR exclusivity period, SAFE has the exclusive right to issue shares of SAFE common stock during the period beginning on the date that is 91 calendar days after the date of the voting agreement and continuing to and including the date that is 180 calendar days after the date of the voting agreement (i.e., from November 9, 2022 until February 6, 2023), provided that, in connection with any such issuance by SAFE, STAR will have a participation right to sell a number of shares of SAFE common stock in such issuance equal to up to 20% of the total number of shares of SAFE common stock to be sold in such issuance (the “SAFE exclusivity period”). Following the SAFE exclusivity period, during the period beginning on the date that is 181 calendar days after the date of the voting agreement (i.e., February 7, 2023) and ending on the date the voting agreement terminates, SAFE and STAR will jointly participate and coordinate on any sales or issuances of SAFE common stock and will each have a participation right to sell a number of shares of SAFE common stock in any such sale or issuance equal to up to 50% of the total number of shares of SAFE common stock to be sold in such sale or issuance. Notwithstanding the foregoing, during the STAR exclusivity period, STAR’s right to sell shares of SAFE common stock will be suspended, and SAFE will have the exclusive right to sell shares of SAFE common stock, for so long as (i) SAFE is at material risk of a ratings downgrade or (ii) the failure of SAFE to sell shares of SAFE common stock would have a material and adverse impact on SAFE’s ability to service existing indebtedness or maintain required leverage ratios.
The voting agreement terminates upon the earliest of (a) the effective time of the merger, (b) a change in recommendation of the SAFE board of directors, (c) the termination of the merger agreement according to its terms or (d) the date both parties mutually consent in writing to such termination.
SpinCo Management Agreement
SpinCo will enter into the SpinCo management agreement with the SpinCo manager concurrently with the completion of the spin-off. Pursuant to the SpinCo management agreement, the SpinCo manager will provide SpinCo with a management team and support personnel.
The SpinCo management agreement requires the SpinCo manager to manage SpinCo’s assets and its subsidiaries’ day-to-day operations in accordance with the management agreement and subject to the supervision of SpinCo’s board of trustees. The SpinCo manager will have only such functions and authority as SpinCo may delegate to it. The management agreement delineates a non-exclusive list of such functions and authorities, including, without limitation, the following:
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managing, financing, retaining, selling, restructuring or disposing of SpinCo’s assets, in accordance with any specific parameters established by SpinCo’s board of trustees;

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advising on the terms of transactions entered into by SpinCo and its subsidiaries and general corporate strategy of SpinCo and its subsidiaries;

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representing and making recommendations to SpinCo in connection with the development, management, leasing, finance and sale of assets;

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with respect to prospective transactions, contracts, leases, sales or exchanges involving assets, conducting negotiations on SpinCo’s behalf with buyers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;

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advising SpinCo on, negotiating and entering into, on SpinCo’s behalf, credit facilities (including term loans and revolving facilities), mortgage indebtedness, repurchase agreements, warehouse lines, financing vehicles, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for SpinCo to conduct its business;

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overseeing tenants, borrowers and other counterparties;

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retaining, supervising and directing asset-level personnel and consultants;

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engaging and supervising, on SpinCo’s behalf and at SpinCo’s expense, service providers and independent contractors which provide construction consulting, real estate brokerage, hotel management, investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services and all other services as may be required relating to SpinCo’s assets.

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administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to SpinCo’s management as may be agreed upon by the SpinCo manager and its board of trustees, including, without limitation, the collection of rents and the payment of SpinCo’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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communicating on SpinCo’s behalf with the holders of any of its equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders; and

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performing such other services as may be required from time to time for management and other activities relating to SpinCo’s assets and business as SpinCo’s board of trustees shall reasonably request or the SpinCo manager shall deem appropriate under the particular circumstances.

Unless otherwise agreed by SpinCo’s board of trustees and the SpinCo manager or as otherwise in connection with the ordinary course management and operation of SpinCo’s assets, the SpinCo manager will not be responsible for assisting SpinCo in the acquisition, purchase or origination of additional assets.
SpinCo will pay the SpinCo manager an annual management fee fixed at $25.0 million, $15.0 million, $10.0 million and $5.0 million in each of the first four annual terms of the agreement, and 2.0% of the gross book value of SpinCo’s assets thereafter, excluding the shares of Safe common stock owned by SpinCo. The management fee is payable in cash quarterly, in arrears. If SpinCo does not have sufficient net cash proceeds on hand from sales of its assets or other available sources to pay the management fee in full when due, SpinCo may defer payment of the shortfall amount until it has sufficient net proceeds to cover such shortfall in full; provided that in no event may such shortfall in respect of any fiscal quarter remain unpaid by the 12 month anniversary of the original due date.
In general, SpinCo will pay its own operating expenses, including the costs of asset-level consultants. SpinCo will not reimburse the SpinCo manager or its affiliates for the compensation paid to its personnel except for the compensation costs paid to up to two accounting personnel who will be dedicated to performing services for SpinCo, whose compensation will be subject to the reasonable approval of our independent trustees. In addition, the SpinCo manager will be solely responsible for any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the SpinCo manager and its affiliates required for SpinCo’s operations.
The SpinCo management agreement contains customary exculpation and indemnification provisions. In general, the SpinCo manager will not be liable to SpinCo for, and will be indemnified by SpinCo for, all losses other than those arising from acts of the manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of the manager’s duties under the SpinCo management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The SpinCo manager has agreed to indemnify SpinCo and its trustees and executive officers with respect to all losses arising from acts of the SpinCo manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the SpinCo management agreement.
Pursuant to the terms of the SpinCo management agreement, the SpinCo manager is required to provide SpinCo with a management team, including a chief executive officer, a chief financial officer and a chief compliance officer, along with support personnel, to provide the management services to be provided by the SpinCo manager to SpinCo. None of the SpinCo manager or its affiliates will be obligated to dedicate any of its officers or employees exclusively to SpinCo.
The SpinCo management agreement has an initial one-year term and will be automatically renewed for successive one-year terms each anniversary date thereafter unless previously terminated as described below. The SpinCo management agreement may be terminated by SpinCo without cause by not less than one hundred eighty days’ written notice to the SpinCo manager upon the affirmative vote of at least two-thirds of SpinCo’s independent directors, provided, however, that if the date of termination occurs prior to the fourth anniversary of the spin-off, the termination will be subject to payment of the applicable termination fee to the SpinCo manager. SpinCo may also terminate the SpinCo management agreement at any time, including during the initial term, with 30 days’ prior written notice from SpinCo’s board of trustees for “cause,” as defined in the SpinCo management agreement.
If the gross book value, determined in accordance with STAR’s historical practices, of SpinCo’s consolidated assets as of the end of a fiscal quarter is less than an applicable threshold amount set forth in the management agreement, the SpinCo manager may terminate the agreement on not less than one hundred eighty days’ notice. In addition, if SpinCo defaults in the performance of any material term of the SpinCo management agreement and the default continues for a period of 30 days after written notice to SpinCo (or 60 days after written notice of such breach if SpinCo has taken steps to cure such breach within 30 days after the written notice), the SpinCo manager may terminate the SpinCo management agreement upon 60 days’ written notice.
In the event of a termination without cause by SpinCo prior to the fourth anniversary of the spin-off, SpinCo will pay the SpinCo manager a termination fee of $50.0 million minus the aggregate amount of management fees actually paid to the SpinCo manager prior to the termination date. However, if SpinCo has completed the liquidation of its assets on or before the termination date, the termination fee will consist of any portion of the annual management fee that remained unpaid for the remainder of the then current annual term plus, if the termination date occurs on or before the third anniversary of the spin-off, the amount of the management fee that would have been payable for the next succeeding annual term, or if the termination date occurs after the third anniversary of the spin-off, zero.
In the event of a termination based on a reduction in the amount of SpinCo’s consolidated assets below designated thresholds, SpinCo will pay the SpinCo manager a termination fee of $30.0 million if the termination occurs in the first year, $15.0 million if the termination occurs in the second year and $5.0 million if the termination occurs in the third year, in each case, plus the balance of any unpaid portion of the annual management fee for the applicable year.
Governance Agreement
The following section summarizes material provisions of the governance agreement. This summary does not purport to be complete and may not contain all of the information about the governance agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the governance agreement, which is attached as Annex I to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties thereto are governed by the express terms and conditions of the governance agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the governance agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.
Following the SpinCo Distribution and effective upon the effective time of the merger, New SAFE will enter into the governance agreement with SpinCo, in order to establish various arrangements and restrictions with respect to the governance of New SAFE, and certain rights and restrictions with respect to shares of New SAFE common stock owned by SpinCo, after the effective time of the merger.
Pursuant to the terms of the governance agreement, SpinCo and its subsidiaries are subject to customary restrictions on the transfer of any New SAFE common stock held by SpinCo for nine months following the closing date. Furthermore, SpinCo and its subsidiaries are prohibited from transferring at any time any shares of New SAFE common stock held by SpinCo or its subsidiaries to any person who is known by SpinCo or its subsidiaries to be an “Activist” or “Company Competitor” (as such terms are defined in the governance agreement), or to any group that, to the knowledge of SpinCo or its subsidiaries, includes as “Activist” or “Company Competitor,” without first obtaining New SAFE’s prior written consent.
In addition, pursuant to the governance agreement, SpinCo and its affiliates will be subject to customary standstill restrictions until the earliest to occur of (a) the termination of the management agreement; (b) the date on which both (i) SpinCo ceases to beneficially own at least 7.5% of the outstanding shares of New SAFE common stock and (ii) SpinCo is no longer managed by New SAFE or affiliates of New SAFE; or (c) a “change of control” of New SAFE (as such term is defined in the governance agreement) (together, the “restrictive period”).
The standstill restrictions will limit SpinCo’s and its affiliates’ purchases of additional New SAFE common stock in excess of the ownership threshold then applicable to SpinCo. The standstill restrictions will also restrict SpinCo’s and its affiliates’ ability to, among other things, propose a merger or other acquisition transaction relating to all or part of New SAFE, call a special meeting of the stockholders, submit any stockholder proposal, participate in a group for such actions, enter into any voting trust or other agreement with respect to the voting of New SAFE common stock, or seek a change in the composition of New SAFE’s board of directors (including seeking representation on the board).
In addition, during the restrictive period, SpinCo and its subsidiaries will vote all shares of New SAFE common stock owned by them (a) in favor all persons nominated to serve as directors of New SAFE by the board of directors of New SAFE or its nominating and corporate governance committee, (b) against any stockholder proposal that is not recommended by the board of directors of New SAFE and (c) in accordance with the recommendations of the board of directors of New SAFE on all other proposals brought before the stockholders of New SAFE.

Registration Rights Agreement
The following section summarizes material provisions of the registration rights agreement. This summary does not purport to be complete and may not contain all of the information about the registration rights agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the registration rights agreement, which is attached as Annex J to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties thereto are governed by the express terms and conditions of the registration rights agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the registration rights agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.
In connection with the consummation of the merger, New SAFE will enter into a registration rights agreement with SpinCo, pursuant to which New SAFE will be required to file within seven months following the consummation of the merger a shelf registration statement covering the Registrable Shares (as defined in the registration rights agreement) owned by SpinCo (and its permitted assigns) and keep such shelf registration statement effective so long as SpinCo (and its permitted assigns) own Registrable Shares. In addition, SpinCo (and its permitted assigns) will be able to cause New SAFE to undertake one demand registration (including pursuant to an underwritten take down). The registration rights agreement will also grant SpinCo certain customary piggyback registration rights.
SpinCo Secured Term Loan
SAFE, as a lender and an administrative agent, has committed to provide SpinCo, as a borrower, a senior secured term loan facility in an aggregate principal amount of up to $100.0 million, which principal amount may be increased or decreased from time to time with the approval of both parties, including at the time of the merger (which we refer to as the “secured term loan facility”) and an additional commitment amount of up to $25.0 million at SpinCo’s election (which we refer to as the “incremental term loan facility”, together with the secured term loan facility, the “term loan facility”) in connection with the merger. The commitment of SAFE is subject to the terms and conditions set forth in the commitment letter entered into between SAFE and SpinCo.
The secured term loan facility will be a secured, non-recourse credit facility available in a single drawing on the date of the closing of the pending merger. Borrowings under the term loan facility will bear interest at a fixed rate of 8.00% per annum, which may increase to 10.00% per annum if either (i) any loans remain outstanding under the incremental term loan facility or (ii) SpinCo elects for interest due for any two fiscal quarters to be paid in kind. Interest rate will increase to 12.00% per annum if both (i) and (ii) in the previous sentence occur. The term loan facility will have a maturity of four years from the initial funding date. The term loan facility will be secured by a first-priority perfected security pledge of all of the equity interests held by SpinCo and the guarantors. Within five business days after SpinCo has delivered its unaudited quarterly financial statements, SpinCo will apply any unrestricted cash on balance sheet in excess of the aggregate of (i) the operating reserve; and (ii) $50 million, to prepay the facility. The operating reserve will be calculated quarterly and is equal to the aggregate of projected operating expenses (excluding management fees and public company costs), projected land carry costs, projected capital expenditure and projected interest expense on the margin loan facility and term loan facility for the next twelve months; less the projected operating revenues for the next twelve months consistent with the operating budget approved by SAFE.
The term loan facility is expected to contain certain customary covenants, including affirmative covenants on reporting, maintenance of property, continued ownership of interests in SAFE as well as negative covenants relating to investments, indebtedness and liens, fundamental changes, asset dispositions, repayments, distributions and affiliate transactions. Furthermore, the term loan facility is expected to contain customary events of default, including payment defaults, failure to perform covenants, cross-default and cross acceleration to other indebtedness, including the margin loan facility, impairment of security interests and change of control.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of certain material U.S. federal income tax consequences of (i) the reverse split to holders of STAR common stock, and (ii) the merger to U.S. holders (as defined below) of SAFE common stock that exchange their shares of SAFE common stock for shares of New SAFE common stock in the merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations with respect to FATCA or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Except as expressly stated herein, the following discussion applies only to U.S. holders of shares of STAR common stock or SAFE common stock, as applicable, who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax provisions of the Code, holders who acquired STAR common stock or SAFE common stock, as applicable, pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of STAR common stock or SAFE common stock, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of STAR common stock or SAFE common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates, and, except to the extent discussed below, persons that are not U.S. holders).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of STAR common stock or SAFE common stock, as applicable, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds STAR common stock or SAFE common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds STAR common stock or SAFE common stock and any partners in such partnership are urged to consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are urged to consult your tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Reverse Split to Holders of Shares of STAR Common Stock
Assuming the reverse split is completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein, neither a U.S. holder nor a non-U.S. holder of STAR common stock will recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional STAR share, as discussed below. Such holder’s aggregate tax basis in the STAR common stock received pursuant to the reverse split will equal the aggregate tax basis of the STAR common stock surrendered (excluding any portion of such basis that is allocated to a fractional STAR share), and such holder’s holding period in the STAR common stock received will include the holding period in the STAR common stock surrendered. U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the STAR common stock surrendered to the STAR common stock received pursuant to the reverse split. Holders of STAR common stock acquired at different times or at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such surrendered shares to the shares received pursuant to the reverse split.
Cash in Lieu of Fractional Shares
A U.S. holder of STAR common stock that receives cash in lieu of a fractional STAR share pursuant to the reverse split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the STAR common stock surrendered that is allocated to such fractional STAR share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such STAR common stock surrendered exceeds one year at the effective time of the reverse split. For U.S. holders that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
A non-U.S. holder that holds 10% or less of the stock of STAR generally is not expected to be subject to U.S. federal income tax with respect to cash received in lieu of a fractional STAR share pursuant to the reverse split, provided that the non-U.S. holder does not otherwise hold its STAR common shares in connection with a U.S. trade or business of the non-U.S. holder. Non-U.S. holders should speak to their own tax advisors regarding the U.S. federal income tax consequences to them of the reverse split.
Information Reporting and Backup Withholding
A U.S. holder of STAR common stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the reverse split. A U.S. holder of STAR Common Stock will be subject to backup withholding if such U.S. holder is not otherwise exempt and such U.S. holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders of STAR common stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Shares of SAFE Common Stock
STAR and SAFE intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligation of STAR to effect the merger is conditioned on STAR’s receipt of an opinion from Clifford Chance US LLP (or, if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to STAR), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of SAFE to effect the merger is conditioned on SAFE’s receipt of an opinion from Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to SAFE), to the effect that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.
These opinions of counsel will not address any state, local or foreign tax consequences of the merger. They will be based on certain assumptions and representations as to factual matters from SAFE and STAR, as well as certain covenants by those parties. In addition, the opinions will be based on law at the time the opinions are issued and cannot be relied upon if the law changes with retroactive effect. The opinions of counsel are not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. SAFE and STAR do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the opinions cannot be relied upon and the U.S. federal income tax consequences of the merger could differ from those described below.
Subject to the qualifications and limitations set forth herein, the U.S. federal income tax consequences of the merger to U.S. holders of SAFE common stock generally will be as follows:
Upon exchanging your SAFE common stock for New SAFE common stock, you generally will not recognize gain or loss. The aggregate tax basis of New SAFE common stock that you receive in the merger will equal your aggregate adjusted tax basis in the shares of SAFE common stock you surrender in the merger. Your holding period for the shares of New SAFE common stock that you receive in the merger will include your holding period for the shares of SAFE common stock that you surrender in the merger. If you acquired different blocks of SAFE common stock at different times or at different prices, the New SAFE common stock you receive will be allocated pro rata to each block of SAFE common stock, and the basis and holding period of each block of New SAFE common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of SAFE common stock exchanged for such New SAFE common stock.
Certain U.S. holders of SAFE common stock may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received pursuant to the merger. Backup withholding will not apply, however, to a U.S. holder of SAFE common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS in a timely manner.
This preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. Holders of SAFE common stock are urged to consult their tax advisors regarding the specific tax consequences to them of the merger, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

SPECIAL MEETING OF STOCKHOLDERS OF STAR
Date, Time and Place
The STAR special meeting will be held at 9:00 a.m., Eastern Time, on March 9, 2023 in a virtual format.
Purpose of the STAR Special Meeting
At the STAR special meeting, STAR stockholders will be asked to consider and vote on the following matters:
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the STAR merger proposal;

•
the STAR stock issuance proposal;

•
the STAR non-binding advisory compensation proposal; and

•
the STAR adjournment proposal, if necessary or appropriate.

Recommendation of the STAR Special Committee and the STAR Board of Directors
Based on the unanimous recommendation of the STAR special committee, the STAR board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of STAR and has approved the merger agreement.
Based on the unanimous recommendation of the STAR Special Committee, the STAR board of directors recommends to STAR’s stockholders that they vote “FOR” the STAR merger proposal, “FOR” the STAR stock issuance proposal, “FOR” the STAR non-binding advisory compensation proposal and “FOR” the STAR adjournment proposal.
STAR Record Date; Stock Entitled to Vote
Only holders of record of shares of STAR common stock and STAR Series D preferred stock at the close of business on January 27, 2023, the record date for the STAR special meeting, will be entitled to notice of, and to vote at, the STAR special meeting or any adjournments or postponements thereof. You may cast one vote for each share of STAR common stock and 0.25 votes for each share of STAR Series D preferred stock that you owned on the record date.
As of the record date for the STAR special meeting, there were 86,831,977 shares of STAR common stock and 4,000,000 shares of STAR Series D preferred stock outstanding and entitled to vote at the STAR special meeting.
As of the record date for the STAR special meeting, approximately 4.0% of the outstanding shares of STAR common stock and 0.05% outstanding shares of STAR Series D preferred stock were held by STAR directors and executive officers. STAR currently expects that the STAR directors and executive officers will vote their shares in favor of all of the proposals set forth above, although none has entered into any agreements obligating them to do so.
Quorum
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the STAR special meeting will constitute a quorum at the STAR special meeting. All shares of STAR common stock and STAR Series D preferred stock represented at the STAR special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will be treated as present for purposes of determining the presence or absence of a quorum at the STAR special meeting.

Required Vote
Approval of the STAR merger proposal requires the affirmative vote of the holders of shares of STAR common stock and STAR Series D preferred stock entitled to cast a majority of all the votes entitled to be cast on the proposal, voting together as a single class. Approval of the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal and the STAR adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of STAR common stock and STAR Series D preferred stock, voting together as a single class, at the STAR special meeting, assuming a quorum is present. If a quorum is not present, the chair of the STAR special meeting may adjourn the meeting.
The approval of each of the STAR merger proposal and the STAR stock issuance proposal is a condition to the completion of the merger.
Abstentions and Broker Non-Votes
If you are a STAR stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock or STAR Series D preferred stock, your broker may not vote your shares on any of the STAR proposals. This will have the same effect as a vote against the STAR merger proposal but will have no effect on the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal or the STAR adjournment proposal, assuming a quorum is present.
If you are a STAR stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the STAR merger proposal, but it will have no effect on the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal or the STAR adjournment proposal, assuming a quorum is present. If a quorum is not present, the holders of a majority of STAR common stock present in person or by proxy at the STAR special meeting may adjourn the meeting.
A broker non-vote occurs when a broker, bank or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the broker, bank or other nominee has discretionary authority. It is expected that all proposals to be voted on at the STAR special meeting will be “non-routine” matters; and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the STAR special meeting. If your broker, bank or nominee holds your shares of STAR common stock or STAR Series D preferred stock “street name,” such entity will vote your shares only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Held in Street Name
If you hold your shares of common stock or STAR Series D preferred stock in a stock brokerage account or if your shares of common stock or STAR Series D preferred stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock or STAR Series D preferred stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock or STAR Series D preferred stock held in street name by returning a proxy card directly to STAR or by voting in person at the STAR special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of STAR common stock or STAR Series D preferred stock on behalf of their customers may not give a proxy to STAR to vote those shares without specific instructions from their customers.
If you are a STAR stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the STAR merger proposal but will have no effect on the STAR stock issuance proposal, the STAR non-binding advisory compensation proposal or the STAR adjournment proposal, assuming a quorum is present. If a quorum is not present, and you are not present in person or by proxy at the STAR special meeting, failure to instruct your broker, bank or nominee will have no effect on the STAR adjournment proposal, and if you are present in person or by proxy, failure to instruct your broker, bank or nominee will have the same effect as a vote against the STAR adjournment proposal.
Attending the Meeting
The STAR special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the STAR special meeting online and submit your questions during the meeting by visiting www.meetnow.global/MRQGCDJ. You also will be able to vote your shares online by attending the STAR special meeting by webcast.
To participate in the STAR special meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the STAR special meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special annual meeting virtually on the Internet.
To register to attend the STAR special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your STAR holdings along with your name and email address to Computershare. Requests for registration should be directed to:
Computershare
iStar Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time on February 27, 2023.
You will receive a confirmation of your registration by email after we receive your registration materials.
Voting of Proxies
A proxy card is enclosed for your use. STAR requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of STAR common stock or STAR Series D preferred stock represented by it will be voted at the STAR special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the shares of STAR common stock or STAR Series D preferred stock represented by the proxy are to be voted with regard to a particular proposal, the STAR common stock or STAR Series D preferred stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, STAR’s management has no knowledge of any business that will be presented for consideration at the STAR special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of STAR. In accordance with the STAR bylaws and the MGCL, business transacted at the STAR special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the STAR special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the STAR special meeting.
Revocability of Proxies or Voting Instructions
If you are a holder of record of STAR common stock or STAR Series D preferred stock on the record date for the STAR special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the STAR special meeting. You can revoke your proxy in one of three ways:
•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
you can attend the STAR special meeting and personally vote at the meeting, which will automatically cancel any proxy previously given; merely attending the meeting will not revoke any proxy that you have previously given.

Attending the STAR special meeting without voting will not, by itself, revoke your proxy.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of STAR at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, no later than the beginning of the STAR special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.
If your shares of STAR common stock or STAR Series D preferred stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
Solicitation of Proxies
The cost of proxy solicitation for the STAR special meeting will be borne by STAR. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of STAR, without additional remuneration, by personal interview, telephone, facsimile or otherwise. STAR will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. STAR has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $50,000, plus reasonable expenses, for these services and an additional fee of $25,000 for a successful voting outcome.

STAR PROPOSALS
STAR PROPOSAL 1: THE STAR MERGER PROPOSAL
STAR is asking its stockholders to approve the merger, as contemplated in the merger agreement. Based upon (i) the number of outstanding shares of STAR common stock and SAFE common stock as of December 31, 2022; and (ii) the number of shares of SAFE common stock owned by STAR on that date, we estimate the STAR share consolidation ratio would be approximately 0.153 and that STAR will issue over 50.0 million shares of STAR common stock in the merger and New SAFE will have approximately 63.8 million shares outstanding upon completion of the merger. For a detailed discussion of the terms of the merger agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger — STAR’s Reasons for the Merger; Recommendations of the STAR Board of Directors,” the STAR board of directors, based on the unanimous recommendation of the STAR special committee, approved the merger agreement and transactions contemplated thereby, including the merger, and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of STAR.
Approval of the STAR merger proposal is a condition to the closing of the merger.   If the STAR merger proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”
Required Vote
Approval of the STAR merger proposal requires the affirmative vote of holders of shares of STAR common stock and STAR Series D preferred stock entitled to cast a majority of all of the votes entitled to be cast on the proposal, voting together as a single class, assuming a quorum is present.
The STAR board of directors recommends that STAR stockholders vote “FOR” the approval of the STAR merger proposal.

STAR PROPOSAL 2: THE STAR STOCK ISSUANCE PROPOSAL
STAR is asking its stockholders to approve the issuance of shares of STAR common stock in connection with the merger. Under NYSE rules, a listed company is required to obtain stockholder approval prior to the issuance of common stock if the issuance is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance. In the merger, STAR expects to issue over 50.0 million shares of STAR common stock, which will exceed this 20% threshold; accordingly, STAR is asking its stockholders to approve the issuance.
Approval of the STAR stock issuance proposal is a condition to the closing of the merger.   If the STAR stock issuance proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”
Required Vote
Approval of the STAR stock issuance proposal requires the affirmative vote of a majority of the votes cast by the holders of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present.
The STAR board of directors recommends that STAR stockholders vote “FOR” the STAR stock issuance proposal.

STAR PROPOSAL 3: THE STAR NON-BINDING ADVISORY COMPENSATION PROPOSAL
Under Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the applicable SEC rules issued thereunder, STAR is required to submit a proposal to its common stockholders for an advisory (nonbinding) vote to approve certain compensation that may be paid or become payable to STAR’s named executive officers in connection with the completion of the merger as discussed in the section entitled “The Merger — Interests of STAR’s Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion. The STAR board of directors unanimously recommends that STAR’s stockholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of STAR, Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table headed “Potential Payments to Named Executive Officers” in the section of the joint proxy statement/prospectus entitled “The Merger — Interests of STAR’s Directors and Executive Officers in the Merger — Golden Parachute Compensation,” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
Required Vote
The vote on the STAR non-binding advisory compensation proposal is a vote separate and apart from the vote on the STAR merger proposal. Accordingly, you may vote to approve the STAR merger proposal and vote not to approve the STAR non-binding advisory compensation proposal and vice versa. Because the vote on the STAR non-binding advisory compensation proposal is advisory only, it will not be binding on STAR or SAFE. Accordingly, if the merger agreement is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the STAR non-binding advisory compensation proposal.
The approval of the STAR non-binding advisory compensation proposal requires the affirmative vote of a majority of the votes cast by holders of STAR common stock and STAR Series D preferred stock, voting together as a single class, assuming a quorum is present; however, such vote is nonbinding and advisory only.
The STAR board of directors recommends that you vote “FOR” the STAR non-binding advisory compensation proposal.

STAR PROPOSAL 4: THE STAR ADJOURNMENT PROPOSAL
STAR stockholders are being asked to approve the adjournment of the STAR special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the STAR merger proposal, and/or the STAR stock issuance proposal, if there are insufficient votes at the time of such adjournment to approve any such proposal.
STAR is asking its stockholders to authorize the holder of any proxy solicited by the STAR board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the STAR special meeting to another time and place for the purpose of soliciting additional proxies. If the STAR stockholders approve this proposal, STAR could adjourn the STAR special meeting and any adjourned session of the STAR special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from STAR stockholders who have previously voted.
Required Vote
Approval of the STAR adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of STAR common stock and STAR Series D preferred stock at the STAR special meeting, voting together as a single class, assuming a quorum is present. If a quorum is not present, the chairman of the STAR special meeting may adjourn the meeting.
The STAR board of directors recommends that STAR stockholders vote “FOR” the STAR adjournment proposal.

SPECIAL MEETING OF STOCKHOLDERS OF SAFE
Date, Time and Place
The SAFE special meeting will be held at 10:00 a.m., Eastern Time, on March 9, 2023 in a virtual format.
Purpose of the SAFE Special Meeting
At the SAFE special meeting, SAFE stockholders will be asked to consider and vote upon the following matters:
•
the SAFE merger proposal;

•
the SAFE Caret amendment proposal; and

•
the SAFE adjournment proposal, if necessary or appropriate.

Recommendations of the SAFE Special Committee and the SAFE Board of Directors
Based on the unanimous recommendation of the SAFE special committee, the SAFE board of directors has approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of SAFE and its stockholders. In addition, the SAFE board of directors has approved the SAFE Caret amendment and declared such amendments and the transactions contemplated thereby to be advisable and in the best interests of SAFE and its stockholders.
Based on the unanimous recommendation of the SAFE Special Committee, the SAFE board of directors recommends to SAFE’s stockholders that they vote “FOR” the SAFE merger proposal, “FOR” the SAFE Caret amendment proposal and “FOR” the SAFE adjournment proposal.
SAFE Record Date; Stock Entitled to Vote
Only holders of record of SAFE common stock at the close of business on January 27, 2023, the record date for the SAFE special meeting, will be entitled to notice of, and to vote at, the SAFE special meeting or any adjournments or postponements thereof. Each share of SAFE common stock is entitled to cast one vote on all matters that come before the SAFE special meeting.
As of the record date for the SAFE special meeting, there were 62,397,416 shares of SAFE common stock outstanding and entitled to vote at the SAFE special meeting.
As of the record date for the SAFE special meeting, approximately 1.0% of the outstanding shares of SAFE common stock was held by SAFE directors and executive officers and their affiliates. SAFE currently expects that the directors and executive officers of SAFE will vote their shares in favor of the SAFE merger proposal, the SAFE Caret amendment proposal and the SAFE adjournment proposal, although, other than STAR, none has entered into any agreements obligating them to do so. STAR, which has the power to vote approximately 41.9% of the outstanding shares of SAFE common stock as of the date of the merger agreement, has agreed to vote in favor of the transactions contemplated by the merger agreement, including the SAFE merger proposal, pursuant to the terms and conditions of the voting agreement. In accordance with the terms of the existing stockholders’ agreement between SAFE and STAR, the remainder of the SAFE common stock owned by STAR will be voted in the same manner and proportion as the votes cast by the remaining shareholders of SAFE. For more information, see “Certain Agreements Related to the Transactions — Voting Agreement.”
Quorum
Stockholders who hold the outstanding SAFE common stock on the record date entitled to cast a majority of all the votes entitled to be cast must be present in person or represented by proxy to constitute a quorum at the SAFE special meeting. All shares of SAFE common stock represented at the SAFE special meeting, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum at the SAFE special meeting.
Required Vote
The approval of the SAFE merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon, assuming a quorum is present.
The approval of each of the SAFE Caret amendment proposal and the SAFE adjournment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present. If a quorum is not present, the chair of the SAFE special meeting may adjourn the meeting.
The approval of the SAFE merger proposal is a condition to the completion of the merger. Neither the approval of the SAFE Caret amendment proposal nor the approval of the SAFE adjournment proposal is a condition to the completion of the merger.
Abstentions and Broker Non-Votes
If you are a SAFE stockholder and you fail to instruct your broker, bank or nominee to vote your shares of SAFE common stock, your broker may not vote your shares on any of the SAFE proposals. Broker non-votes will have the same effect as a vote against the SAFE merger proposal, but will have no effect on either the SAFE Caret amendment proposal or the SAFE adjournment proposal.
If you are a SAFE stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the SAFE merger proposal, but it will have no effect on either the SAFE Caret amendment proposal or the SAFE adjournment proposal. Abstentions will be considered present for the purpose of determining the presence of a quorum.
A broker non-vote occurs when a broker, bank or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the broker, bank or other nominee has discretionary authority. It is expected that all proposals to be voted on at the SAFE special meeting will be “non-routine” matters; and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the SAFE special meeting. If your broker, bank or nominee holds your shares of SAFE common stock in “street name,” such entity will vote your shares only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Held in Street Name
If you hold your shares of common stock in a stock brokerage account or if your shares of SAFE common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of SAFE common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of SAFE common stock held in street name by returning a proxy card directly to SAFE or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of SAFE common stock on behalf of their customers may not give a proxy to SAFE to vote those shares without specific instructions from their customers.
If you are a SAFE stockholder and you do not instruct your broker, bank or nominee to vote, your broker may not vote your shares on any of the SAFE proposals. Broker non-votes will have the same effect as a vote against the SAFE merger proposal, but will have no effect on either the SAFE Caret amendment proposal or the SAFE adjournment proposal. Broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Attending the Meeting
The SAFE special meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the SAFE special meeting online and submit your questions during the meeting by visiting www.meetnow.global/MWAJW2J. You also will be able to vote your shares online by attending the special meeting by webcast.
To participate in the special meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter your Control Number printed on your proxy card to participate in the special meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the special meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special annual meeting virtually on the Internet.
To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your SAFE holdings along with your name and email address to Computershare. Requests for registration should be directed to:
Computershare
Safehold Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time on February 27, 2023.
You will receive a confirmation of your registration by email after we receive your registration materials.
Voting of Proxies
A proxy card is enclosed for your use. SAFE requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of SAFE common stock represented by it will be voted at the SAFE special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the shares of SAFE common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of SAFE common stock represented by the proxy will be voted in favor of each such proposal, as applicable. As of the date hereof, the management of SAFE has no knowledge of any business that will be presented for consideration at the SAFE special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of SAFE. In accordance with the SAFE bylaws and the MGCL, business transacted at the SAFE special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the SAFE special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the SAFE special meeting.

Revocability of Proxies or Voting Instructions
If you are a holder of record of shares of SAFE common stock on the record date for the SAFE special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the SAFE special meeting. You can revoke your proxy in one of three ways:
•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend the SAFE special meeting and personally vote, which will automatically cancel any proxy previously given; merely attending the meeting alone will not revoke any proxy that you have previously given.

Attending the SAFE special meeting without voting will not, by itself, revoke your proxy.
If your shares of SAFE common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of SAFE at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, no later than the beginning of the SAFE special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.
Solicitation of Proxies
The cost of proxy solicitation for the SAFE special meeting will be borne by SAFE. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of SAFE, without additional remuneration, by personal interview, telephone, facsimile or otherwise. SAFE will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. SAFE has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $17,000, plus reasonable expenses, for these services.

SAFE PROPOSALS
SAFE PROPOSAL 1: THE SAFE MERGER PROPOSAL
SAFE is asking its stockholders to approve the merger, as contemplated by the merger agreement, including the merger. For a detailed discussion of the terms of the merger agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger — SAFE’s Reasons for the Merger; Recommendations of the SAFE Board of Directors,” after consideration, the SAFE board of directors, upon the recommendation of the SAFE special committee, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of SAFE and its stockholders.
Approval of the SAFE merger proposal is a condition to the closing of the merger.   If the SAFE merger proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”
Required Vote
Approval of the SAFE merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of SAFE common stock entitled to vote thereon, assuming a quorum is present.
The SAFE board of directors recommends that SAFE stockholders vote “FOR” the SAFE merger proposal.

SAFE PROPOSAL 2: THE SAFE CARET AMENDMENT PROPOSAL
SAFE is asking its stockholders to approve the SAFE Caret amendment. After consideration, the SAFE board of directors approved the SAFE Caret amendment and declared such amendment and the transactions contemplated thereby to be advisable and in the best interests of SAFE.
Required Vote
Approval of the SAFE Caret amendment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present.
The SAFE board of directors recommends that SAFE stockholders vote “FOR” the SAFE Caret amendment proposal.
Overview of the SAFE Caret Amendment Proposal
In order to improve the recognition of the value of unrealized capital appreciation in SAFE’s Ground Lease portfolio, simplify the overall structure of SAFE’s Caret program and better position SAFE to make potential future sales of Caret units to investors in either private or public offerings, the SAFE board of directors, together with the financial and legal advisors of SAFE, has been evaluating potential modifications to the terms of the Caret program.
Additionally, in connection with the merger, SAFE entered into the MSD stock purchase agreement with MSD Partners and STAR, pursuant to which STAR has agreed to sell, and MSD Partners has agreed to buy, 5,405,406 shares of SAFE common stock owned by STAR in the MSD stock purchase shortly before the closing of the merger. MSD Partners has also subscribed to purchase 100,000 Caret units from SAFE for an aggregate purchase price of $20.0 million in the MSD Caret unit purchase, conditioned on the closing of the spin-off, the merger and the MSD stock purchase.
In connection with the MSD Caret unit purchase, MSD Partners negotiated for certain revisions to the Caret program related to its rights as a minority investor in Caret units, including many revisions consistent with those independently considered by the SAFE board of directors in order to improve the marketability of the program. The adoption of these revisions, and their approval by SAFE’s stockholders, are a condition to the closing of the MSD Caret unit purchase. Therefore, SAFE stockholders are asked to approve the changes included in the terms of the Portfolio Holdings LLCA, which reflect the result of the negotiation with MSD Partners and which have been recommended by the SAFE board of directors. Although the MSD Caret unit purchase is also conditioned on the completion of the merger, the SAFE board of directors shall have discretion to implement the changes described herein even if the merger is not completed. References in this SAFE Proposal 2 to “SAFE” shall refer to “New SAFE” if the merger is completed, unless context otherwise requires.
Background of the Caret Program
Residual Rights and Unrealized Capital Appreciation
SAFE’s business consists of one reportable segment of acquiring, managing and capitalizing ground leases with respect to a large and historically growing portfolio of high quality diversified commercial real estate projects (which we refer to, collectively, as “Ground Leases”). SAFE generally owns the land underlying commercial real estate projects that is leased on a long-term basis (base terms are typically 30 to 99 years, often with tenant renewal options) to the owners/operators of the real estate projects built thereon. SAFE’s Ground Leases generally require that such owners/operators pay rent on a monthly basis to SAFE. The property is generally leased on a triple net basis with the tenant generally responsible for taxes, maintenance and insurance as well as all operating costs and capital expenditures. Ground Leases typically provide that when the lease term ends (including a termination by reason of a tenant default), the land, building and all other improvements revert to the landlord. Accordingly, if an owner/operator were to default, it would put at risk its and its leaseholder lender’s investments in the project.
SAFE has become the industry leader in Ground Leases by demonstrating the value of the product to real estate investors, owners, operators and developers and expanding their use throughout major metropolitan areas. SAFE believes that its business has characteristics comparable to a high-grade, fixed income investment business, but with certain unique advantages. Because the manner in which SAFE sizes its Ground Lease investments and the priority of rent over other components of the capital stack of the underlying commercial real estate project, the rental payments due under the Ground Lease are extremely secure, and SAFE believes that such rental payments are comparable to the payments that would be due under a very highly rated bond. Relative to alternative fixed income investments generally, SAFE’s Ground Leases typically benefit from built-in growth derived from contractual base rent increases (either at a specified percentage or consumer price index based, or both), and the opportunity to realize value from “residual rights” pursuant to which SAFE or its subsidiaries, as the owner of the land, are able to take ownership of the buildings and other improvements on SAFE’s land at the end of the lease term for no additional consideration. SAFE believes that these features offer SAFE the opportunity to realize superior risk-adjusted total returns when compared to certain alternative highly-rated investments.
The value of the land and improvements subject to a Ground Lease in excess of SAFE’s investment basis (which we sometimes refer to as “unrealized capital appreciation” or “UCA”) in SAFE’s or its subsidiaries’ Ground Lease Assets stood at approximately an estimated $437 million at SAFE’s initial public offering in June 2017. As of the third quarter of 2022, UCA was approximately an estimated $10.5 billion. Thus, UCA is estimated to have grown by nearly 23 times in approximately five years. For more information on UCA, including certain limitations and qualifications, please refer to SAFE’s Current Report on Form 8-K filed with the SEC on November 1, 2022 and the section entitled “Risk Factors” in SAFE’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 15, 2022.
Unrealized Capital Appreciation(1)

$0.4b
$1.6b
$2.8b
$5.1b
$6.7b
$10.5b
IPO
Q3'18
Q3'19
Q3'20
Q3'21
Q3'22

(1)
For more information on UCA, including certain limitations and qualifications, please refer to SAFE’s Current Report on Form 8-K filed with the SEC on November 1, 2022 and the section entitled “Risk Factors” in SAFE’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 2, 2022.

The growth of UCA comes from two separate sources. First, historically the value of SAFE’s assets has grown over time. SAFE has estimated the combined value of land and improvements for each project subject to a Ground Lease, generally annually, using estimates from a third party (CBRE) and recent market transaction data. Second, every time SAFE adds a new Ground Lease to its portfolio, the value of the land and improvements in excess of SAFE’s cost basis is added to UCA.

Combined Property Value, UCA and Ground Lease Cost(1)

$16.4b
$10.6b
$7.9b
$4.3b
$2.4b
$0.7b
$0.4b
$0.3b
$1.6b
$0.8b
$2.8b
$1.5b
$5.1b
$2.8b
$6.7b
$3.9b
$10.5b
$5.9b
IPO
Q3'18
Q3'19
Q3'20
Q3'21
Q3'22
Ground Lease Cost
UCA

(1)
Combined Property Value (“CPV”) reflects the current combined value of the land, buildings and improvements relating to a commercial property, as if there was no ground lease on the land at the property. CPV is generally based on independent appraisals; however, SAFE uses actual sales prices/management estimates for recently acquired and originated ground leases for which appraisals are not yet available. For construction projects, CPV represents the total cost associated with the acquisition, development, and construction of the project.

Description of the Caret Program
In 2018, in an effort to create transparency and encourage the market to recognize and reward the link between UCA and SAFE’s long-term success, SAFE established the Caret program through the formation of a subsidiary called Caret Ventures LLC (which we refer to as “Caret Ventures”). The Caret program is designed to recognize the two distinct components of value in SAFE’s Ground Lease portfolio by separating them into:
•
the “bond component,” which consists of the bond-like income stream SAFE receives from contractual rents payments under its Ground Leases, plus the return of SAFE’s investment basis in each asset; and

•
the “Caret component,” which consists of the unrealized capital appreciation above SAFE’s investment basis in its Ground Leases due to SAFE’s ownership of the land and improvements at the end of the term of the applicable Ground Lease.

Caret Venture’s two classes of limited liability company interests are designed to track these two components: “GL units” are intended to track the bond component and “Caret units” are designed to track the Caret component (the “Caret program”). SAFE currently holds all of the GL units indirectly through its operating partnership, Safehold Operating Partnership LP, a Delaware limited partnership (which we refer to as “Safehold OP”).
In general, all of SAFE’s Ground Leases are subject to the Caret program. However, by virtue of the proposed changes in the Caret program (as described below and elsewhere in this joint proxy statement/prospectus), non-commercial ground leases and pre-development Ground Leases will be excluded.
In general, the holders of Caret units are entitled to amounts equal to the net proceeds from the disposition of a Ground Lease Asset in excess of the cost borne by SAFE to acquire such Ground Lease

Asset (including amounts paid to the tenant in connection with the initial development of improvements at the properties). However, SAFE is entitled to deduct from the amount payable to the holders of Caret units on account of such net proceeds: (i) accrued unpaid rent under the applicable Ground Lease; and (ii) by virtue of the proposed amendments to the Caret program, (a) unrecovered acquisition costs borne by Portfolio Holdings in connection with other Ground Lease Assets that were disposed following the termination of the applicable Ground Leases by reason of defaults of tenants, and (b) unrecovered costs relating to the issuance, maintenance and management of Caret units as a separate security, among other costs.
Ownership of Caret
As of the date hereof, 9,531,627 of the 10,000,000 currently authorized Caret units are issued and outstanding.
SAFE Ownership of Caret Units
As of December 31, 2022, SAFE held 8,000,000 Caret units, representing 83.93% of the then-outstanding Caret units and 80.00% of the then-authorized Caret units.
SAFE Management’s Ownership of Caret Units and the Caret Performance Incentive Plan
In a further attempt to increase stockholder value, during the third quarter of 2018, SAFE adopted, and in the second quarter of 2019, its stockholders approved, the Caret Performance Incentive Plan (which we refer to as the “Plan”). The Plan is intended to encourage personnel to make attractive Ground Lease investments. Under the Plan, 1,500,000 Caret units were reserved for grants of performance-based awards to Plan participants, including certain executives of STAR, or its affiliates, directors of SAFE and service providers of SAFE. Grants under the Plan were subject to graduated vesting based on time-based service conditions and hurdles of SAFE’s common stock price, all of which were satisfied as of December 31, 2021, except with respect to approximately 38,206 Caret units that vested on December 31, 2022 and 1,100 Caret units that are scheduled to vest on December 31, 2023.
As of December 31, 2022, Plan participants held 1,423,056 Caret units, representing 14.93% of the then-outstanding Caret units and 14.23% of the then-authorized Caret units, which includes 735,000 Caret units, representing 7.71% of the then-outstanding Caret units and 7.35% of the then-authorized Caret units, and 337,500 Caret units, representing 3.54% of the then-outstanding Caret units and 3.38% of the then-authorized Caret units, held directly and indirectly by Jay Sugarman, SAFE’s and STAR’s Chairman and Chief Executive Officer, and Marcos Alvarado, SAFE’s and STAR’s President and Chief Investment Officer, respectively.
New Caret Awards
In connection with the post-merger employment of employees of New SAFE, the SAFE compensation committee has approved the award of 76,944 new Caret units to executive officers and other employees, other than Messrs. Sugarman and Alvarado. Mr. Asnas will receive 15,000 Caret units. The new Caret units will be granted after the closing of the merger and will cliff vest on the fourth anniversary of their grant date if New SAFE’s common stock has traded at an average price of $60.00 or more for at least 30 consecutive trading days during that four-year period.
February 2022 Investment
In February 2022, SAFE sold an aggregate of 108,571 Caret units, or 1.08% of the then-authorized Caret units, for a purchase price of $175 per unit, to certain third-party investors and received a commitment to purchase 28,571 Caret units for a purchase price of $175 per unit, representing 0.29% of the then-authorized Caret units, from an affiliate of GIC Private Limited, an existing stockholder (which is affiliated with one of SAFE’s independent directors), representing an aggregate of 1.37% of the then-authorized Caret units. In connection with the February sale of Caret units, SAFE agreed to use commercially reasonable efforts to provide public market liquidity for the Caret units by seeking to provide a listing of the Caret units (or securities into which the Caret units may be exchanged) on a public exchange within two years of the sale. In the event market liquidity of the Caret units is not achieved within such two year period at a valuation not less than the purchase price for the Caret units purchased in February 2022, reduced by an amount equal to the amount of subsequent cash distributions made to the investors on account of such Caret units, then the investors in the February 2022 transaction have the right to cause their Caret units purchased in February 2022 to be redeemed by Caret Ventures at such purchase price as so reduced.
November 2022 Investment
In November 2022, SAFE entered into subscription agreements for an aggregate of 22,500 Caret units for a purchase price of $200 per unit, with certain third-party investors.
Caret Realization Event and Related Potential Distribution
On September 22, 2022, SAFE announced that it entered into an agreement, as approved by the SAFE board of directors, to sell a Ground Lease in the Washington, D.C. market for $136.0 million to a third-party purchaser. The sale closed on September 29, 2022. The transaction generated a net book gain for SAFE of approximately $46.8 million. After paying closing costs, establishing reserves for Caret-related expenses and deducting the original $76.7 million cost basis to SAFE, the remaining proceeds have been distributed approximately 83% to SAFE and approximately 17% to the minority holders of Caret units. In addition, MSD Partners will receive a credit against their purchase price for Caret units equal to the amount they would have received had they held Caret units at the time of the distribution.
Restructuring
As part of a restructuring in connection with the merger (which we refer to as the “restructuring”), Safehold OP will convert to a Delaware limited liability company and rename itself Safehold GL Holdings LLC (which we refer to as “Portfolio Holdings”). In addition, holders of Caret units in SAFE’s subsidiary, Caret Ventures, will contribute their interests in Caret Ventures to Portfolio Holdings in return for Caret units to be issued by Portfolio Holdings. Following the restructuring, 100% of the equity interests in Caret Ventures will be held by Portfolio Holdings and New SAFE, management of New SAFE, employees and former employees of STAR, MSD Partners and other outside investors will own 100% of the issued and outstanding equity of Portfolio Holdings in the percentages shown in the chart below. References in this SAFE Proposal 2 to “Caret units” and “GL units” shall refer to Caret units and GL units, respectively, of Caret Ventures as defined in Caret Ventures’ Limited Liability Company Agreement dated August 16, 2018 (which we refer to as the “Existing LLCA”) prior to the restructuring, and to Caret units and GL units, respectively, of Portfolio Holdings as defined in the Portfolio Holdings LLCA following the restructuring, unless context otherwise requires.
The following chart illustrates the organizational structure of New SAFE following the completion of each of the merger, the spin-off, the MSD transactions and the restructuring, after giving effect to the implementation of the changes contemplated by the Caret amendment proposal:

(1)
9,531,627 Caret units are outstanding as of December 31, 2022; 10.0 million Caret units are authorized before approval of the SAFE Caret amendment proposal and 12.0 million Caret units will be authorized after approval of the SAFE Caret amendment proposal.

Description of the Portfolio Holdings Limited Liability Company Agreement and Ancillary Agreements
A summary of the material terms of the Portfolio Holdings LLCA and certain ancillary agreements can be found at page 195 of this joint proxy statement/prospectus. This summary is subject to, and qualified in its entirety by reference to, the Portfolio Holdings LLCA, which is attached as Annex K to this joint proxy statement/ prospectus and is incorporated by reference into this joint proxy statement/prospectus. When used in reference to the Existing LLCA or Portfolio Holdings LLCA, “Ground Lease” means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member (as defined below) determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such Ground Lease) and the lessee thereunder and/or its affiliates; provided, however, that the term “Ground Lease” shall not include a ground lease with respect to property that is intended for individual residential use; any commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease where Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such commercial ground lease or sublease) is lessee but not a lessor thereunder; or any pre-development Ground Lease.
Comparison of Significant Provisions of the Portfolio Holdings LLCA Against the Existing LLCA
The following table compares and contrasts certain economic rights of GL unit holders and Caret unit holders under the terms of the Existing LLCA and the terms of the Portfolio Holdings LLCA if the SAFE Caret amendment proposal is approved by SAFE stockholders. Capitalized terms used herein but not defined shall have the meaning set forth under “The Portfolio Holdings Limited Liability Company Agreement” and “Certain Defined Terms”.

	Terms of Existing LLCA	Terms of Portfolio Holdings LLCA
Issuance Limitation	Caret Ventures is authorized to issue 10,000,000 Caret units.	Portfolio Holdings is authorized to issue 12,000,000 Caret units.
SAFE Ownership Requirement	None.	At least 51%.
Refinancing	Caret units holders are entitled to the net refinancing proceeds received from the refinancing of a fee interest and related Ground Lease above Caret Venture’s basis in the refinanced asset.	Caret unit holders will not be entitled to any refinancing proceeds received from the refinancing of a fee interest and related Ground Lease. All burdens and benefits of refinancings accrue to the GL units.
Lease Expiration and Early Termination	Subject to certain limitations, Caret Ventures has an obligation to sell the real property subject to a Ground Lease within 12 months upon the termination of the Ground Lease by Caret upon the default of a tenant.	Subject to certain limitations, Portfolio Holdings has an obligation to sell a Company GL Asset upon the expiration or termination of a Ground Lease.
Disposition
Net cash proceeds from the sale of the real property, less any reserves determined by the Managing Member, are distributable:
•
first, to the holders of GL units aggregate amounts up to the remaining cost basis, which includes acquisition costs, cost of improvements, any carrying or financing costs not covered by revenues and any unpaid past due rents, and

•
thereafter, to the holders of the Caret units.

Any sale of any Company GL Asset must be to an unaffiliated third party or via an arm’s length marketed process and, in the case of a sale to an affiliate of SAFE following a Liquidity Transaction, as agreed to by a majority of the members of the Independent Directors Committee. The net cash and other proceeds received from sale will be allocable:
•
first, to reduce the Investment Amount until it is reduced to zero dollars,

•
second, to reduce the Accrued Unpaid Rent Amount until it is reduced to zero dollars,

•
third, to reduce the Recoverable Amount until it is reduced to zero dollars,

•
fourth, to reduce the Caret Operating Expense Amount until it is reduced to zero dollars, and thereafter

•
an amount equal to the balance shall be distributable pro rata to the holders of Caret units.

Early Lease Extension	In the event that any Ground Lease is extended prior its initial expiration or if Caret Ventures changes a Company GL Asset in a manner that reduces the value, or extends the timing for the realization, of the	Net operating income received by Portfolio Holdings in respect of a Materially Changed GL Asset will be allocable: • first, to reduce the Origination Economics of such Materially

	Terms of Existing LLCA	Terms of Portfolio Holdings LLCA
amounts which Caret unit holders would otherwise receive (“GL Material Change”), the holders of GL units are entitled to any amounts paid in connection with such early extension or GL Material Change, including all increases in rent and all fees paid in connection with such extension or other GL Material Change.
Changed GL Asset until it is reduced to zero dollars (with an amount equal to any net operating income paid or payable to Portfolio Holdings in connection with a GL Material Change of such Company GL Asset including any related upsized rent first being applied to reduce the Invested Amount of such Materially Changed GL Asset until it is reduced to zero dollars, and then being applied to the balance of the Origination Economics of such Materially Changed GL Asset),
•
second, to reduce the Recoverable Amount until it is reduced to zero dollars,

•
third, to reduce the Caret Operating Expense Amount until it is reduced to zero dollars ($0.00), and thereafter

•
an amount equal to the balance shall be distributable pro rata to the holders of Caret units.

Portfolio Holdings is required to seek to dispose of a Company GL Asset after the Origination Economics of the Materially Changed GL Asset is reduced to zero dollars. Any such disposition must be made to either (i) an unaffiliated third-party or (ii) via a marketed process on an arms-length term. In the case of a sale to an affiliate of SAFE following a Liquidity Transaction, the sale must be agreed to by a majority of the members of the Independent Directors Committee.

Cross Collateralization	None.	If Portfolio Holdings fails to recover the Invested Amount upon application of the proceeds from the disposition of a Company GL Asset following an Involuntary Ground Lease Termination, the remaining amount will be recoverable from future proceeds that could otherwise be payable to the Caret unit holders.

	Terms of Existing LLCA	Terms of Portfolio Holdings LLCA
Upsize	The GL unit holder is entitled to the increased rent and an increase in basis of the Ground Lease on account of an upsize (e.g., new, post-completion advances made to a tenant).	The GL unit holder is entitled to the increased rent on account of an upsize provided it is not made together with a GL Material Change but not any increase in basis on account of an upsize.
Caret Operating Expenses	There is no provision to reduce amounts distributable to Caret units on account of net out-of-pocket operating expenses attributable to the administration, management, transfer, redemption or issuance of Caret units and related company or governance matters.	Distributions to holders of Caret units will be reduced on account of Caret Operating Expenses.
Use of Proceeds	Not specified.	The proceeds of any primary issuance of Caret units by Portfolio Holdings may only be used for general corporate purposes of a commercial ground lease business. The net proceeds from certain debt financings must be used solely to pay for Caret Operating Expenses, and any remaining proceeds will be distributed to holders of Caret units.
Drag-Along Rights	None.	Prior to a Liquidity Transaction, SAFE (or its successor) will have a drag-along right in the event of (i) a change of control of SAFE (or its successor), (ii) a sale of the majority of the consolidated assets of SAFE or its subsidiaries or (iii) the sale of the majority of the consolidated assets of Portfolio Holding’s Ground Lease Business, allowing the drag-along sale of all Caret units. The drag-along right will be subject to customary minority protections. Members will receive their pro rata allocation of proceeds received from a drag-along transaction.
Right of First Offer	None.	Prior to a Liquidity Transaction, SAFE will have a right of first offer prior to the transfer by a Member of their Caret units (other than a Permitted Transfer).
Redemption Rights	Only GL unit holders have redemption rights.	Neither GL unit holders nor Caret unit holders have redemption rights.
Amendments to the agreement	The Existing LLCA could not be amended in a manner that disproportionately effects any class of units without the consent of	Certain provisions of the Portfolio Holdings LLCA cannot be amended without the consent of Caret unit holders (other than SAFE or any

	Terms of Existing LLCA	Terms of Portfolio Holdings LLCA
	holders holding a majority of the affected class.	person that is employed by SAFE or its subsidiaries) holding a majority of Caret units.
Transfer Restrictions	Transfers by Members of Units are subject to certain customary restrictions.
Prior to a Liquidity Transaction or before the two year anniversary of the date of the Portfolio Holdings LLCA, Caret unit holders (other than SAFE or its controlled affiliates) may not transfer Caret units without the consent of SAFE other than by means of (i) a transfer by a Member to certain affiliates, (ii) pursuant to a drag-along transaction or Liquidity Transaction, or (iii) direct or indirect transfers of shares of stock publicly traded on a nationally recognized stock exchange (each, a “Permitted Transfer”).
All transfers by Members of Units, even following such date, are subject to certain other customary restrictions.

Additionally, in connection with the adoption of the Portfolio Holdings LLCA, SAFE expects to enter into additional agreements with Caret unitholders and MSD Partners, a description of which can be found on page 106 of this joint proxy statement/prospectus.
Principal Reasons for Changes to the Caret Program
The SAFE board of directors believes that the proposed modifications to the Caret program reflects various enhancements that should help to achieve the stated purpose of improving the recognition of the value of unrealized capital appreciation in SAFE’s Ground Lease portfolio, simplify the overall structure of SAFE’s Caret program and better position SAFE to make potential future sales of Caret units to investors in either private or public offerings. The SAFE board of directors has also evaluated the potential modifications to the Caret program in the context of the overall benefits and/or detriments to SAFE’s business, SAFE’s interest as the GL unit holder and majority Caret unit holder and stockholder value.
Economic Rights
The SAFE board of directors believes that the proposed changes to the economic and other rights of GL units and Caret units provide more protection, value, clarity and flexibility to SAFE as the holder of the GL units while providing more certainty to holders of Caret units, including SAFE. By narrowing the triggers for a Caret unit distribution, such as eliminating Caret unit holders’ rights to refinancing proceeds, and limiting distributions to Caret units in certain circumstances, such as restricting future Caret unit distributions until holders of GL units are made whole in the event Portfolio Holdings fails to recover its investment basis in a Ground Lease that has been terminated by reason of a tenant default, SAFE, as the owner of the GL units, has an enhanced likelihood of receiving a full return of the investment basis in the underlying Ground Lease.
Conversely, by explicitly expanding the circumstances pursuant to which Portfolio Holdings is required to sell a Ground Lease Asset, such as by requiring Portfolio Holdings to sell such property upon all Ground Lease expirations, and by requiring sales of a Ground Lease Asset be to an unaffiliated third party or through an arm’s length marketed process, holders of Caret units will have more certainty as to when a distribution will occur. Caret units will also benefit from upfront rent payments and/or increased rents when a Ground Lease is extended prior to its initial expiration once GL units have been made whole for the aggregate amount of the original rent for the original lease term plus Portfolio Holdings’ investment basis in the Ground Lease.
In the event there is an increase in the amount of rent or other amounts payable by a lessee under a Ground Lease that the lessee was not previously required to pay other than in connection with a GL Material Change (as defined in the Portfolio Holdings LLCA), the Portfolio Holdings LLCA provides that GL unit distributions will benefit from the increased rent, but will not benefit from any increase in the investment basis of the Ground Lease so that Caret units can benefit from the capital appreciation above the original investment basis of the Ground Lease upon its sale. The Portfolio Holdings LLCA also clarifies the circumstances that trigger a revision to the investment basis, so that certain unreimbursed expenses increase basis but fees paid by tenants for ordinary asset management do not reduce basis.
Corporate Matters
The SAFE board of directors believes that proposed changes to corporate matters regarding GL units and Caret units may provide benefits to both GL units and Caret units and protections for minority investors, apart from certain changes to Caret unit distributions.
Additionally, the SAFE board of directors has negotiated with senior management of SAFE and STAR to impose a new time-vesting requirement for Caret units held by certain members of senior management. Although Caret units awarded under the Plan were subject to stock price hurdles and time-based service conditions, such hurdles and conditions for such senior management have been satisfied and such grants have fully vested, except with respect to approximately 38,206 Caret units that vested on December 31, 2022 and 1,100 Caret units that are scheduled to vest on December 31, 2023. Under the proposed revisions, Jay Sugarman, SAFE’s and STAR’s Chairman and Chief Executive Officer, Marcos Alvarado, SAFE’s and STAR’s President and Chief Investment Officer, Brett Asnas, SAFE’s and STAR’s Chief Financial Officer, Garett Rosenblum, SAFE’s and STAR’s Chief Accounting Officer, and certain other management and employees of SAFE, representing approximately 95% of the then-outstanding Caret units held by management and employees of SAFE, will now be subject to an incremental two-year vesting period with respect to 25% of their vested Caret units. The SAFE board of directors believes these changes will facilitate retaining such personnel, which will benefit holders of GL units and Caret units.
Under the Portfolio Holdings LLCA, SAFE will have a drag-along right that requires the sale of all Caret units in the event of a change of control in SAFE (or any successor entity) prior to a Liquidity Transaction. The SAFE board of directors believes that the drag-along right would provide more certainty as to the outcome of a change of control event, potentially benefitting both holders of GL units and holders of Caret units in favor of a sale of their units.
In order to protect minority investors from future adverse changes to the terms of the Caret program, the Portfolio Holdings LLCA will provide that any material amendment that adversely impacts the interest of Caret unit holders will require the consent of a majority of unit holders that are not SAFE or members of its management. Further, prior to any REIT Conversion (as defined below), pursuant to the Portfolio Holdings LLCA, and for such time following the REIT Conversion as required by an ancillary agreement described below, SAFE (or any successor entity) will be required to maintain ownership, directly or indirectly, of at least 51% of the Caret units in order to promote alignment between SAFE and holders of Caret units by ensuring that SAFE remains a significant holder of Caret units.
The SAFE board of directors has considered the impact of the changes of the SAFE Caret amendment proposal in the aggregate and reviewed financial modeling prepared by a third-party firm based on a range of scenarios prepared by management and concluded that the proposed changes included in the Portfolio Holdings LLCA do not increase the value of the Caret units held by SAFE management.
Certain Matters Considered by the SAFE Board of Directors
The SAFE board of directors intends that the proposed changes to the Caret program will improve the recognition of the value of unrealized capital appreciation in SAFE’s Ground Lease portfolio by market participants. However, it is possible that such recognition will not occur or will result in an increase in the market price of SAFE’s common stock.
If the SAFE board of directors implements the SAFE Caret amendment proposal, SAFE may be compelled to dispose of a Ground Lease Asset other than as currently expressly provided under the Caret program. Such a disposition will result in distributions to SAFE and the other holders of Caret units. Issuances of additional Caret units may dilute the economic interests of SAFE; however, SAFE controls whether Portfolio Holdings makes such issuances. The SAFE board of directors has proposed increasing the total number of authorized Caret units from the current authorized limit of 10,000,000 to 12,000,000, which, if fully issued to third parties, would dilute the holdings of current Caret unit holders by 20%.
When the Caret program was established and the Plan approved by SAFE’s common stockholders, the SAFE board of directors recognized that there were inherent conflicts of interest between holders of SAFE common stock and the holders of Caret units. The proposed changes to the Caret program do not eliminate these conflicts. Conflicts of interest may arise with respect to investment, management and capital and operational decisions, and while SAFE management and the SAFE board of directors may consider SAFE’s interest as a Caret unit holder, neither is obligated to separately consider the interests of Caret unit holders when making such decisions. Additionally, certain members of SAFE’s management, including Jay Sugarman, SAFE’s and STAR’s Chairman and Chief Executive Officer, and Marcos Alvarado, SAFE’s and STAR’s President and Chief Investment Officer, are Caret unit holders as discussed above, and this creates potential conflicts of interest when SAFE management is faced with decisions that could have different implications for holders of Caret units and holders of SAFE common stock, as SAFE management may have incentives to make decisions that benefit holders of Caret units.
The Portfolio Holdings LLCA will also contain provisions that limit SAFE’s ability to make future changes to the agreement that could be beneficial to SAFE and its stockholders without the consent of Caret unit holders (other than SAFE and certain of its employees). Caret unit holders’ approval rights, particularly with respect to any amendments or modifications to SAFE’s drag-along right in the Portfolio Holdings LLCA, could make SAFE a less attractive target for acquisition and therefore delay, deter or prevent a transaction or a change in control that might involve a premium price for SAFE common stock or otherwise be in the best interests of SAFE stockholders.
Accounting Effects of the SAFE Caret Changes
Prior to the SAFE Caret changes, the Plan has been treated for accounting purposes as an equity compensation plan under Accounting Standards Codification 718, Compensation — Stock Compensation (which we refer to as “ASC 718”), with grants treated as equity awards under ASC 718. Equity classified awards are generally recognized as compensation cost over the requisite service period on the basis of the fair-value-based measure of the award on the grant date. Given that awards under the Plan were subject to both market conditions (hurdles of SAFE’s common stock price) and service conditions (time-based), SAFE has previously recognized compensation costs as the requisite service was rendered. Following the restructuring, the Plan will continue to be treated as an equity compensation plan under ASC 718. As such, any future issuance of Caret units under the Plan will be treated for accounting purposes in the same manner they were treated before the restructuring and the SAFE Caret changes. The Caret units will be treated as compensation costs on the basis of the fair-value measure of the award on the grant date, with compensation costs recognized over the requisite service period. In addition, changes in value will not be recorded as proscribed under ASC 718 and any payment made to employees in excess of the amount expensed will be charged against equity.
In order to assist in the analysis of the SAFE Caret changes, SAFE engaged an outside advisor to perform a valuation based solely on the financial implications of the SAFE Caret changes. The outside advisor concluded that the proposed SAFE Caret changes would result in a decrease in value to the Caret program. In addition, based on an initial analysis that has not been concluded, it has been determined that the MSD transactions will not change the conclusion that the SAFE Caret changes will result in an overall reduction in value to the Caret program. As a result, under the applicable accounting guidance, the SAFE Caret changes will not result in an accounting charge, given that any proposed changes will not result in an increase in value to the Plan.

Implementation of Changes to the Caret Program
The SAFE board of directors shall have discretion as to whether or not to implement the changes to the Caret program contemplated by the SAFE Caret amendment proposal. While the completion of the merger and spin-off and approval by SAFE stockholders of the SAFE Caret amendment proposal are conditions to the consummation of the MSD Caret unit purchase, the SAFE board of directors shall also have discretion to implement such changes if the SAFE Caret amendment proposal is not approved.
Required Vote
Approval of the SAFE Caret amendment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present.
The SAFE board of directors recommends that SAFE stockholders vote “FOR” the SAFE Caret amendment proposal.

SAFE PROPOSAL 3: THE SAFE ADJOURNMENT PROPOSAL
SAFE stockholders are being asked to approve the adjournment from time to time of the SAFE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the SAFE merger proposal at the time of the SAFE special meeting or any adjournment or postponement thereof.
SAFE is asking its stockholders to authorize the holder of any proxy solicited by the SAFE board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the SAFE special meeting to another time and place for the purpose of soliciting additional proxies. If the SAFE stockholders approve this proposal, SAFE could adjourn the SAFE special meeting and any adjourned session of the SAFE special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SAFE stockholders who have previously voted.
Required Vote
Approval of the SAFE adjournment proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of SAFE common stock, assuming a quorum is present. If a quorum is not present, the chairman of the SAFE special meeting may adjourn the meeting.
The SAFE board of directors recommends that SAFE stockholders vote “FOR” the SAFE adjournment proposal.

DESCRIPTION OF NEW SAFE CAPITAL STOCK
General
At the effective time of the merger, the charter and bylaws of STAR will be amended and restated. The charter and bylaws of New SAFE, as the surviving corporation of the merger, will govern the combined company. The New SAFE charter and bylaws are similar to the SAFE charter and bylaws in all material respects. The New SAFE charter provides that New SAFE may issue up to 400,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Under Maryland law, stockholders are not generally liable for New SAFE’s debts or obligations solely as a result of their status as stockholders.
The following summary of the terms and provisions of New SAFE’s common stock, the New SAFE charter, the New SAFE bylaws and Maryland law does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of Maryland law and to the New SAFE charter and New SAFE bylaws, which are filed as exhibits to this joint proxy statement/prospectus.
Common Stock
Subject to the provisions of the New SAFE charter regarding the restrictions on ownership and transfer of New SAFE’s stock and except as may otherwise be specified in the New SAFE charter, each outstanding share of common stock entitles the holder thereof to one vote on all matters on which the holders of common stock are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will vote together as a single class. New SAFE’s directors are elected by New SAFE’s stockholders to serve until the next annual meeting and until their respective successors are duly elected and qualified. There is no cumulative voting in the election of New SAFE’s directors.
Holders of shares of common stock generally have no preference, conversion, exchange, sinking fund or redemption rights and generally have no appraisal rights unless New SAFE’s board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Holders of shares of common stock generally have no preemptive rights to subscribe for any securities of New SAFE; however, New SAFE has granted contractual preemptive rights to certain stockholders, as discussed below under “Stockholders Agreements with Certain Investors.” Subject to the provisions of the New SAFE charter regarding the restrictions on ownership and transfer of New SAFE’s stock and except as otherwise provided in the New SAFE charter, shares of common stock have equal dividend, distribution, liquidation and other rights.
Restrictions on Ownership and Transfer
With certain limited exceptions, the New SAFE charter provides that no person shall beneficially or constructively own (i) more than 9.8% in number or value (whichever is more restrictive) of the aggregate outstanding shares of New SAFE capital stock; or (ii) more than 9.8% in number or value (whichever is more restrictive) of the aggregate outstanding shares of New SAFE common stock. The New SAFE board of directors may increase the ownership limits described above from time to time. No person shall beneficially or constructively own shares of New SAFE capital stock to the extent that such ownership would result in SAFE/New SAFE being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations described above, the transfer as to that number of shares that would be owned by the transferee in excess of the ownership limitations (the “excess shares”) will be automatically transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to such transfer, and the purported transferee will acquire no rights to such shares. If the transfer to the charitable trust of the shares that were transferred in violation of the REIT ownership limits discussed above is not automatically effective for any reason, the transfer that resulted in the violation of the REIT ownership limit or that otherwise would cause New SAFE to fail to qualify as a REIT will be void ab initio, and the transferee will acquire no rights to such shares.
The trustee will sell the excess shares within 20 days and the transferee will receive the lesser of (i) its cost of acquiring the shares (or market price if the shares were a gift) and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. New SAFE has the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date New SAFE or its designee agrees to purchase the shares.
The New SAFE charter further prohibits any person from transferring any shares of our capital stock if the transfer would result in the shares of our capital stock being owned by fewer than 100 persons or otherwise would cause the company not to qualify as a REIT, and any such attempted transfer will be void and the intended transferee will acquire no rights in such shares.
Additionally, if the New SAFE board of directors determines that a restricted transfer has occurred, the Board may take action it deems advisable to refuse to give effect to such transfer, including (i) causing New SAFE to redeem shares, (ii) refusing to give effect to such transfer on the books of New SAFE or (iii) instituting proceedings to enjoin such transfer.
The New SAFE board of directors in its discretion may exempt a person from certain ownership limits if certain conditions are met and if it receives representations and undertakings that such person’s ownership would not result in New SAFE owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by New SAFE from such tenant for the taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of New SAFE’s gross income, or (b) an amount that would cause New SAFE to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and if such person agrees that, in the event of any failure of these representations, excess shares will automatically transfer to a trust as if the existing general ownership limits applied.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of New SAFE’s stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of New SAFE’s stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as New SAFE may request in order to determine the effect of the stockholder’s beneficial ownership on New SAFE’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide New SAFE with such information as New SAFE may request in good faith in order to determine New SAFE’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These restrictions on ownership and transfer will not apply if New SAFE’s board of directors determines that it is no longer in New SAFE’s best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for New SAFE’s common stock or otherwise be in the best interest of New SAFE’s stockholders.
Removal of Directors
The New SAFE charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause is defined in the New SAFE charter to mean, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power to of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power to of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, New SAFE’s board of directors intends, by resolution, to exempt business combinations between New SAFE and any other person and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between New SAFE and any person as described above. As a result, any person described above may be able to enter into business combinations with New SAFE that may not be in the best interest of New SAFE’s stockholders without compliance with the supermajority vote requirements and other provisions of the statute.
We cannot assure you New SAFE’s board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that has been consummated or upon any agreements existing at the time of such modification or repeal. If New SAFE’s board of directors opts back into the business combination statute, the business combination statute may discourage others from trying to acquire control of the company and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power to of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power to (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power to in electing directors within one of the following ranges of voting power to: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power to. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power to with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.
The New SAFE bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of New SAFE’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a special meeting of stockholders.
New SAFE has not elected to be subject to any of the provisions of Subtitle 8. Moreover, the New SAFE charter provides that, without the affirmative vote of a majority of the votes cast on the matter by New SAFE’s stockholders entitled to vote generally in the election of directors, New SAFE may not elect to be subject to any of the provisions of Subtitle 8.
Amendments to the New SAFE Charter and Bylaws
The New SAFE charter generally may be amended only with the approval of New SAFE’s board of directors and the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, New SAFE’s board of directors, without stockholder approval, has the power to under the New SAFE charter to amend the New SAFE charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New SAFE are authorized to issue, to authorize us to issue authorized but unissued shares of New SAFE’s common stock or preferred stock and to classify or reclassify any unissued shares of New SAFE’s common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Power to Reclassify New SAFE’s Unissued Shares of Stock” and “— Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.”
The New SAFE bylaws provide that the board of directors has the power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. In addition, pursuant to a binding stockholder proposal, the stockholders have the power to alter, amend or repeal the New SAFE bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter.
Dissolution of New SAFE
The dissolution of New SAFE must be declared advisable by a majority of New SAFE’s entire board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
The New SAFE bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to New SAFE’s board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to New SAFE’s notice of the meeting, (ii) by or at the direction of New SAFE’s board of directors or (iii) by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by the New SAFE bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in the New SAFE bylaws.
With respect to special meetings of stockholders, only the business specified in New SAFE’s notice of meeting may be brought before the meeting. Nominations of individuals for election to New SAFE’s board of directors may be made only (i) by or at the direction of New SAFE’s board of directors or (ii) provided that the meeting has been called in accordance with the New SAFE bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by the New SAFE bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in the New SAFE bylaws.
Such provisions may have the effect of precluding the consideration of stockholder proposals, including stockholder nominations for the election of directors, if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to New SAFE and its stockholders.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of the New SAFE Charter and Bylaws
The New SAFE charter and New SAFE bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for New SAFE’s shares of common stock or otherwise be in the best interest of New SAFE’s stockholders, including restrictions on ownership and transfer of New SAFE’s stock, the power of New SAFE’s board to authorize additional shares of capital stock and classify or reclassify capital stock without stockholder approval, limitations on the removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were to be rescinded, if New SAFE were to opt into the business combination provisions of the MGCL, or if New SAFE’s stockholders were to approve New SAFE’s election to be subject to a classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Stockholders Agreements with Certain Investors
SFTY Venture LLC.   New SAFE will be a party to a stockholder’s agreement with SFTY Venture LLC, which made an investment in SAFE prior to its initial public offering, which provides the investor the right to purchase additional shares of New SAFE’s common stock up to an amount equal to 10% of future issuances of common stock by us in single issuances of at least $1 million, and on a quarterly basis in respect of other issuances. The purchase price paid by SFTY Venture LLC will generally be the same price as the price per share implied by the transaction that resulted in the relevant issuance. SFTY Venture LLC will also have the right to designate a non-voting board observer and participate as a co-investor in real estate investments for which New SAFE are seeking co-investment partners. The foregoing rights are conditioned on SFTY Venture LLC owning at least the lesser of (i) 5.0% of New SAFE’s outstanding common stock and (ii) common stock with a value of $50 million. The stockholder’s agreement with SFTY Ventures LLC is incorporated by reference as an exhibit to this joint proxy statement/prospectus.
As discussed under “The Merger — MSD Transaction,” New SAFE will enter into a stockholder’s agreement with MSD in connection with the closing of that transaction. The stockholder’s agreement provides MSD certain rights to purchase additional shares of New SAFE common stock in connection with new issuances of common stock by New SAFE, as more fully described in that section of the joint proxy statement/prospectus.
Transfer Agent and Registrar
The transfer agent and registrar for New SAFE’s common stock and preferred stock is Computershare Trust Company, N.A.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT/DIRECTORS OF STAR
To STAR’s knowledge, the following table sets forth certain information regarding the beneficial ownership of STAR common stock as of the close of business on December 31, 2022 (except as noted in the footnotes below) with respect to: each person known by STAR to beneficially own 5% or more of the outstanding shares of STAR common stock; each member of the STAR board of directors; each named executive officer; and the members of the STAR board of directors and STAR’s current executive officers as a group.
STAR has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, STAR believes, based on the information furnished to STAR, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of STAR common stock that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on 86,831,977 shares of STAR common stock outstanding as of, and common stock equivalents, or “CSEs,” and additional shares of STAR common stock that have been or would be issued upon the vesting of restricted stock units held by directors or executive officers within 60 days of, December 31, 2022, the latest practicable date before the filing of this joint proxy statement/prospectus.
Security Ownership of Directors and Executive Officers
Included in the computation of the number of shares of STAR common stock outstanding and beneficially owned by a person and the percentage ownership of that person in the table below are shares of STAR common stock that are subject to CSEs and restricted stock units held by that person that are or will be fully vested within 60 days of December 31, 2022, the latest practicable date before the filing of this joint proxy statement/prospectus. These shares of STAR common stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 1114 Avenue of the Americas, 39th Floor, New York, New York 10036.
	Prior to the Effective Time+		Following the Effective Time‡
Name of Beneficial Owner	Beneficial Ownership	Percent of Class	Beneficial Ownership	Percent of Class
5% Stockholders as of December 31, 2022
BlackRock, Inc.(1)	16,588,417	19.1%	2,538,027	4.0%
FMR LLC(2)	6,306,977	7.3%	964,967	1.5%
The Vanguard Group(3)	10,993,724	12.7%	1,682,039	2.6%
STAR directors and named executive officers for the fiscal year ended December 31, 2021, each as of December 31, 2022
Marcos Alvarado	73,133	*	11,189	*
Brett Asnas	42,944	*	6,570	*
Clifford DeSouza	84,307	*	12,898	*
David Eisenberg	43,053	*	6,587	*
Robin Josephs(4)	280,846	*	42,969	*
Richard Lieb	41,637	*	6,370	*
Barry W. Ridings(5)	119,385	*	18,265	*
Jay Sugarman(6)	2,959,952	3.4%	452,872	*
All current directors and executive officers as a group (8) persons)	3,645,257	4.2%	557,724	*

+
This column does not give effect to the reverse split or the consummation of the merger.

‡
This column gives effect to the reverse split and consummation of the merger and is based on an assumed STAR share consolidation ratio of 0.153. Assumes that New SAFE will have approximately 63.8 million shares outstanding immediately after the effective time of the merger.

*
Indicates less than 1% of STAR common stock.

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 20, 2023. The address of BlackRock, Inc. is 55 E. 52nd Street, New York, New York 10055.

(2)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Includes 43,683 shares owned directly by Ms. Josephs and 86,309 CSEs held under the iStar Inc. Non-Employee Directors’ Deferral Plan that are fully vested. Also includes 137,714 shares owned indirectly through a family trust and 13,140 shares owned indirectly through an IRA, as to which Ms. Josephs disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

(5)
Includes 111,751 shares of common stock owned directly by Mr. Ridings and 7,634 CSEs held under the iStar Inc. Non-Employee Directors’ Deferral Plan that are fully vested.

(6)
Includes 2,731,277 shares of common stock owned directly by Mr. Sugarman and 40,544 shares owned indirectly through Mr. Sugarman’s spouse. Also includes 151,866 shares owned indirectly through family trusts and 34,667 shares owned indirectly through a foundation, as to which Mr. Sugarman disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT/DIRECTORS OF SAFE
To SAFE’s knowledge, the following table sets forth certain information regarding the beneficial ownership of SAFE common stock as of the close of business on December 31, 2022 (except as noted in the footnotes below) with respect to: each person known by SAFE to beneficially own 5% or more of the outstanding shares of SAFE common stock; each member of the SAFE board of directors; each named executive officer; and the members of the SAFE board of directors and SAFE’s current executive officers as a group.
SAFE has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, SAFE believes, based on the information furnished to SAFE, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of SAFE common stock that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on 62,397,416 shares of SAFE common stock outstanding as of December 31, 2022, the latest practicable date before the filing of this joint proxy statement/prospectus. SAFE has no options or similar securities outstanding that are exercisable within 60 days of the date of this joint proxy statement/prospectus.
Security Ownership of Directors and Executive Officers
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 1114 Avenue of the Americas, 39th Floor, New York, New York 10036.
	Prior to the Effective Time+		Following the Effective Time‡
Name of Beneficial Owner	Beneficial Ownership	Percent of Class	Beneficial Ownership	Percent of Class
5% Stockholders as of December 31, 2022
GIC Private Limited(1)	4,248,435	6.8%	4,248,435	6.7%
SAFE directors and named executive officers for the fiscal year ended December 31, 2021, each as of December 31, 2022
Dean S. Adler(2)	53,513	*	53,513	*
Marcos Alvarado	31,565	*	31,565	*
Brett Asnas	3,364	*	3,364	*
Jesse Hom(3)	—	*	—	*
Robin Josephs(4)	74,685	*	74,685	*
Jay Nydick(5)	63,546	*	63,546	*
Stefan M. Selig	58,546	*	58,546	*
Jay Sugarman(6)	332,252	*	332,252	*
All current directors and executive officers as a group (8) persons)	617,471	*	617,471	*

†
The Percent of Class column does not give effect to the reverse split or the consummation of the merger.

‡
The Percent of Class column gives effect to the reverse split and consummation of the merger and is based on an assumed STAR share consolidation ratio of 0.153. Assumes that New SAFE will have approximately 63.8 million shares outstanding immediately after the effective time of the merger.

*
Indicates less than 1% of SAFE common stock.

(1)
Based solely on a Schedule 13D filed with the SEC on December 27, 2021. 2,125,000 shares are held directly by SFTY Ventures LLC. GIC Real Estate, Inc., the investment manager for SFTY Venture LLC, has the power to vote and dispose of such shares. GIC Real Estate, Inc. shares such powers with GIC

Real Estate Private Limited and GIC Private Limited. 2,123,435 shares are held directly by GIC Private Limited, which has the sole power to vote and the sole power to dispose of the shares beneficially owned by it.
(2)
At Mr. Adler’s direction, the shares of SAFE common stock which Mr. Adler has been entitled to receive as compensation for his services as a director have been issued and delivered to SFTY VII-B LLC. Based on a Form 4, dated December 3, 2021, filed with the SEC by Mr. Adler, Mr. Adler’s reported ownership includes 55,313 shares of common stock owned directly by SFTY VII-B LLC. STFY VII-B LLC’s sole member is Lubert-Adler Real Estate Fund VII-B, L.P. Lubert-Adler Real Estate Fund VII-B, L.P.’s general partner is Lubert Adler Group VII-B, LLC. Lubert Adler Group VII-B, LLC’s sole member is Lubert-Adler Group VII-B Holdings, L.P. Lubert Adler Group VII-B Holdings, L.P.’s general partner is Lubert-Adler Group VII-B Holdings, LLC. Mr. Adler is one of two members of Lubert-Adler Group VII-B Holdings, LLC. As a result, Mr. Adler may be deemed to share beneficial ownership of the reported shares. Mr. Adler expressly disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(3)
Mr. Hom is an officer of entities affiliated with GIC Private Limited. He disclaims beneficial ownership of shares of SAFE common stock beneficially owned by GIC Private Limited.

(4)
Includes 15,750 shares owned directly by Ms. Josephs and 10,000 restricted stock units that are fully vested and will be settled in five equal annual installments from July 2027 — July 2031. Also includes 34,046 shares owned indirectly through a family trust, as to which Ms. Josephs disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

(5)
Includes 25,500 shares owned directly by Mr. Nydick and 38,046 shares owned by a family trust.

(6)
Includes 32,634 shares of common stock owned directly by Mr. Sugarman and shares owned indirectly through family trusts, as to which Mr. Sugarman disclaims beneficial ownership, except to the extent of any pecuniary interest therein.

COMPARISON OF RIGHTS OF STAR STOCKHOLDERS AND NEW SAFE STOCKHOLDERS
After the merger is consummated, common stockholders of SAFE and common stockholders of STAR will be common stockholders of New SAFE. The rights of SAFE stockholders are currently governed by the MGCL, the SAFE charter and the SAFE bylaws. The rights of STAR stockholders are currently governed by the MGCL, the STAR charter and the STAR bylaws.
Upon closing, New SAFE will be governed by the New SAFE charter and New SAFE bylaws rather than the STAR charter and the STAR bylaws, as well as the MGCL. The New SAFE charter is substantially similar to the SAFE charter, except that the SAFE charter requires certain supermajority stockholder approvals that have been eliminated in the New SAFE charter. The New SAFE bylaws are substantially similar to the STAR bylaws.
The following is a summary of the material differences between the rights of STAR common stockholders and New SAFE common stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the New SAFE common stock. The MGCL applies similarly to STAR, SAFE and New SAFE and rather than duplicating the text of the MGCL provisions being described for each company, the summary notes that it is the same for each company. The following summary is qualified in its entirety by reference to the relevant provisions of the MGCL and the charter and bylaws of STAR, SAFE and New SAFE.
This section does not include a complete description of all the differences, or a complete statement of the specific rights and provisions referred to in this summary. Furthermore, the identification of specific differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of STAR, SAFE and New SAFE, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
Corporate Governance
STAR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
The rights of STAR stockholders are governed by the MGCL, the STAR charter and the STAR bylaws.

SAFE is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
The rights of SAFE stockholders are governed by the MGCL, the SAFE charter and the SAFE bylaws.

New SAFE will be a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.
The rights of New SAFE stockholders will be governed by the MGCL, the New SAFE charter and the New SAFE bylaws.

Authorized Capital Stock or Shares of Beneficial Interest	STAR is currently authorized to issue an aggregate of 230 million shares of capital stock, consisting of (1) 200 million shares of common stock, par value $0.001 per share, and (2) 30 million shares of preferred stock, par value $0.001 per share.	SAFE is, and New SAFE will be, authorized to issue an aggregate of 450 million shares of capital stock, consisting of (1) 400 million shares of common stock, par value $0.01 per share, and (2) 50 million shares of preferred stock, par value $0.01 per share.	Same as SAFE.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
As of the record date for the STAR special meeting, there were issued and outstanding 86,831,977 shares of STAR common stock, and 12.2 million shares of STAR preferred stock, consisting of 4 million shares of 8% Series D Cumulative Redeemable Preferred Stock, 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock, and 5 million shares of 7.50% Series I Cumulative Redeemable Preferred Stock.	As of the record date for the SAFE special meeting, there were issued and outstanding 62,397,416 shares of SAFE common stock and no shares of SAFE preferred stock.
Preferred Stock. The STAR board of directors is authorized, without stockholder action, to cause STAR to issue preferred stock from time to time and to, among other things, classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such shares of capital stock.	Preferred Stock. The SAFE board of directors is authorized, without stockholder approval, to cause the company to issue preferred stock from time to time in one or more classes or series of stock. Subject to the provisions of the SAFE charter regarding transfer and ownership of shares of capital stock, each class or series may have different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that may be established by the board of directors without approval from the stockholders.	Same as SAFE.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
Voting Rights	Each holder of STAR common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote. In addition, each holder of STAR Series D preferred stock is entitled to 0.25 votes per share on all matters upon which stockholders are entitled to vote.	Each holder of SAFE common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.	Same as SAFE.
	If a quorum is present at a duly called meeting of stockholders, a majority of the votes cast is required to approve a matter which may properly come before a meeting, unless more than a majority of the votes cast is required by the MGCL or the STAR charter, except with respect to the election of directors, who are elected by a plurality of all of the votes cast.	If a quorum is present at a duly called meeting of stockholders, a majority of the votes cast is required to approve a matter which may properly come before a meeting, unless more than a majority of the votes cast is required by the MGCL or the SAFE charter, except with respect to the election of directors, who are elected by a plurality of all of the votes cast	Same as SAFE.
Size of the Board of Directors	The number of directors, which must be between seven and 18, may be changed by a majority of the STAR board of directors or by the affirmative vote of holders of a majority of the combined voting power of all shares of capital stock entitled to vote thereon, provided that the number of directors must not be less than the minimum number required by the MGCL. Currently, the STAR board of directors consists of six directors.	The number of directors must not be less than the minimum number required by the MGCL nor more than 15. The number of directors may be changed by a majority of the SAFE board of directors. Currently, the SAFE board of directors consists of six directors.	Same as SAFE, except that the New SAFE board of directors will initially consist of seven directors.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
Classified Board / Term of Directors	The STAR board of directors is not classified. The directors of STAR hold office for a term of one year and serve until their successors are elected and qualified or until their earlier resignation or removal.	The SAFE board of directors is not classified. The directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.	Same as SAFE.
Removal of Directors
The MGCL provides that stockholders may remove directors with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally for the election of directors unless the charter of the corporation provides otherwise. However, if a director is elected by a particular class or series, that director may only be removed by the affirmative vote of a majority of all the votes of that class or series.
The STAR charter provides that, subject to the rights of holders of any series of stock, if any, to elect or remove one or more directors, directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the combined voting power of all shares of capital stock entitled to vote on the election of directors voting together as a single class. “Cause” is defined in STAR’s charter as a director’s willful violations of the STAR charter or the STAR bylaws which violations are materially adverse to the interests of the stockholders, or gross

Same.
The SAFE charter provides that, subject to the rights of holders of any class of preferred stock, if any, to elect or remove one or more directors, directors may be removed only for cause by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in the SAFE charter, with respect to any particular director, as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to SAFE through bad faith or active and deliberate dishonesty.
Same as SAFE.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
negligence in the performance of his or her duties.
Election of Directors
The STAR bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.
The STAR board of directors has adopted a policy that, in an uncontested election, an incumbent nominee who fails to receive the requisite majority of votes cast must offer to resign from the board.
		The SAFE bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.	Same as STAR.
Filling Vacancies of Directors	Any vacancy on the STAR board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, although such majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors.	The SAFE bylaws provide that any vacancy not caused by an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy caused by an increase in the number of directors may be filled by a majority vote of the entire board.	Same as STAR.
Charter Amendments	The MGCL provides that (in addition to approval by the corporation’s board of directors) the affirmative vote of two-thirds of all outstanding stock entitled to vote, or of each class if more than one class is entitled to vote, is required to amend the charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval
Same.
The SAFE charter provides that an amendment to the charter may be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, except with respect to an amendment to provisions regarding the removal of directors or restrictions on transfer and ownership of shares. Amendments to these provisions will be valid only if approved by the
Same as SAFE, except that the supermajority vote requirements for specified amendments will be eliminated so that all amendments to the charter may be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

of an amendment to the charter by a lesser percentage, but not less than a majority of the shares outstanding and entitled to be cast.
The STAR charter provides that an amendment to the charter may be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.
affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
Bylaw Amendments	The STAR bylaws provide that the STAR board of directors has the power to alter, amend or repeal any provision of the bylaws and to adopt new bylaws. In addition, pursuant to a binding stockholder proposal, the stockholders have the power to alter, amend or repeal the STAR bylaws by the affirmative vote of a majority of all votes entitled to be cast on the matter.	The SAFE bylaws provide that the board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.	Same as STAR.
Vote on Merger, Consolidations or Sales of Substantially All Assets	The MGCL provides that a merger shall be approved by the corporation’s board of directors and by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by a lower percentage, but not less than the affirmative vote of a majority of the
Same.
Under the SAFE charter, any “extraordinary action” (which includes a merger, consolidation or sale of substantially all assets) that, under Maryland law, would permit or require such action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all
Same as SAFE.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

shares outstanding and entitled to be cast.
However, the STAR charter provides that, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of capital stock entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares of capital stock entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise specifically provided in the STAR charter.
the votes entitled to be cast on the matter.
REIT Ownership Limitations
With certain limited exceptions, no person shall beneficially or constructively own more than 9.8% in number or value (whichever is more restrictive) of the aggregate outstanding shares of STAR capital stock. The STAR board of directors may increase or decrease the ownership limit described above from time to time. No person shall beneficially or constructively own shares of STAR capital stock to the extent that such ownership would result in STAR being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
In the event of a purported transfer or
		With certain limited exceptions, no person shall beneficially or constructively own (i) more than 9.8% in number or value (whichever is more restrictive) of the aggregate outstanding shares of SAFE capital stock; or (ii) more than 9.8% in number or value (whichever is more restrictive) of the aggregate outstanding shares of SAFE common stock. The SAFE board of directors may increase the ownership limits described above from time to time. No person shall beneficially or constructively own shares of SAFE capital stock to the extent that such ownership would result in SAFE being “closely	Same as SAFE.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

other event that would, if effective, result in the ownership of shares in violation of the ownership limitations described above, the transfer as to that number of shares that would be owned by the transferee in excess of the ownership limitations (the “excess shares”) will be automatically transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to such transfer, and the purported transferee will acquire no rights to such shares. If the transfer to the charitable trust of the shares that were transferred in violation of the REIT ownership limits discussed above is not automatically effective for any reason, the transfer that resulted in the violation of the REIT ownership limit or that otherwise would cause STAR to fail to qualify as a REIT will be void ab initio, and the purported transferee will acquire no rights to such shares.
The trustee will sell the excess shares within 60 days after the latest of (i) the date of the purported transfer and (ii) the date the STAR board of directors determines in good faith that a transfer resulting in the transfer to the charitable trust has occurred. The transferee will receive the lesser of held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations described above, the transfer as to that number of shares that would be owned by the transferee in excess of the ownership limitations (the “excess shares”) will be automatically transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to such transfer, and the purported transferee will acquire no rights to such shares. If the transfer to the charitable trust of the shares that were transferred in violation of the REIT ownership limits discussed above is not automatically effective for any reason, the transfer that resulted in the violation of the REIT ownership limit or that otherwise would cause SAFE/New SAFE to fail to qualify as a REIT will be void ab initio, and the transferee will acquire no rights to such shares.
The trustee will sell the excess shares within 20 days and the transferee will receive the lesser of (i) its cost of acquiring the shares (or market price if the shares

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

(x) its cost of acquiring the shares (or market price if the shares were a gift) and (y) the proceeds from the sale by the trustee. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be immediately paid to the beneficiary of the charitable trust. STAR has the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date STAR or its designee agrees to purchase the shares.
The STAR charter further prohibits any person from transferring any shares of STAR capital stock if the transfer would result in the shares of STAR capital stock being owned by fewer than 100 persons or otherwise would cause STAR not to qualify as a REIT, and any such attempted transfer will be void ab initio, and the intended transferee will acquire no rights in such shares.
Additionally, if the STAR board of directors determines that a restricted transfer has were a gift) and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. SAFE has the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date SAFE or its designee agrees to purchase the shares.
The SAFE charter further prohibits any person from transferring any shares of our capital stock if the transfer would result in the shares of our capital stock being owned by fewer than 100 persons or otherwise would cause the company not to qualify as a REIT, and any such attempted transfer will be void and the intended transferee will acquire no rights in such shares.
Additionally, if the SAFE board of directors determines that a restricted transfer has occurred, the Board may take action it deems advisable to refuse to give effect to such transfer, including (i) causing SAFE to redeem shares, (ii) refusing to give effect

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

occurred, the board may take action it deems advisable to refuse to give effect to such transfer, including (i) refusing to give effect to such transfer on the books of STAR or (ii) instituting proceedings to enjoin such transfer.
The STAR board of directors in its discretion may exempt a person from certain ownership limits upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the STAR board of directors and upon such other conditions as the STAR board of directors may direct.

to such transfer on the books of SAFE or (iii) instituting proceedings to enjoin such transfer.
The SAFE board of directors in its discretion may exempt a person from certain ownership limits if certain conditions are met and if it receives representations and undertakings that such person’s ownership would not result in SAFE owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by SAFE from such tenant for the taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of (a) one percent (1%) of SAFE’s gross income, or (b) an amount that would cause SAFE to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; and if such person agrees that, in the event of any failure of these representations, excess shares will automatically transfer to a trust as if the existing general ownership limits applied.

Redemption Rights	STAR may, at its option, redeem the STAR Series D, G and I preferred stock, in whole or in part, at any time and from time to time, for cash at a redemption price equal to 100% of the liquidation preference of $25.00 per share, plus accrued and unpaid	Prior to the issuance of classified or reclassified shares of any class or series, the SAFE board of directors shall set or change (subject to the ownership limit described above and subject to the express terms of any class or series of stock outstanding at the time)	Same as SAFE.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
	dividends, if any, to the redemption, subject to certain limitations with respect to the STAR Series D preferred stock.	the qualifications and terms and conditions of redemption for each class or series.
Annual Meetings of the Stockholders	An annual meeting of STAR stockholders for the election of directors and the transaction of any business within the powers of the company shall be held on such date and at such time and place as shall be set by the board of directors.	An annual meeting of SAFE stockholders for the election of directors and the transaction of any business within the powers of the company shall be held on a date and at the time and place set by the SAFE board of directors.	Same as STAR.
Special Meetings of the Stockholders
A special meeting of STAR stockholders may be called at any time by the STAR board of directors, the chairman of the board of directors, the president or the chief executive officer. A special meeting of STAR’s stockholders may also be called by STAR’s secretary upon receipt of the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter to be considered at such a meeting.
Business transacted at a special meeting of STAR stockholders will be limited to the purposes stated in the meeting notice.

A special meeting of SAFE’s stockholders may be called by SAFE’s chairman of the board, chief executive officer, president or board of directors. A special meeting of SAFE’s stockholders may also be called by SAFE’s secretary upon receipt of the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter to be considered at such a meeting.
Business transacted at a special meeting of SAFE stockholders will be limited to the purposes stated in the meeting notice.
Same as STAR.
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals	The STAR bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the STAR board of directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be	The SAFE bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the SAFE board of directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be	Same as STAR.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
made only:	made only:

•
pursuant to STAR’s notice of meeting;

•
by or at the direction of the STAR board of directors; or

•
upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice and entitled to vote at the meeting.

•
pursuant to SAFE’s notice of meeting;

•
by or at the direction of the SAFE board of directors; or

•
upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, unless the annual meeting is advanced or delayed by more than 30 days from the first anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made of the date of the meeting and the nominees proposed by the STAR board of directors.	In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, unless the annual meeting is advanced or delayed by more than 30 days from the first anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.
Only such business shall be conducted at a special meeting of STAR stockholders as shall have been brought before the meeting pursuant to	Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
	STAR’s notice of the meeting. Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the meeting or the 10th day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the STAR board of directors.	SAFE’s notice of the meeting. Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the meeting or the 10th day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the SAFE board of directors.
Notice of Stockholder Meetings	Not less than 10 days nor more than 90 days before each meeting of stockholders, the secretary shall deliver written notice of the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting, to each stockholder of record entitled to vote at such meeting and to each other stockholder entitled to notice of the meeting.	Not less than 10 days nor more than 90 days before each meeting of stockholders, the secretary shall give written notice of the time and place of such meeting to each stockholder entitled to vote at such meeting and each stockholder not entitled to vote who is entitled to notice of the meeting. In the case of special meetings, such notice must also state the purpose for which the meeting is called.	Same as STAR.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
State Anti-Takeover Statutes	Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation.	Same. As permitted by the MGCL, the SAFE bylaws contain a provision exempting from the control share acquisition statute shares of SAFE’s capital stock.	Same as STAR.
“Control shares” are outstanding shares of voting stock that, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
voting power: (i) one-tenth or more but less than one-third; (ii) one- third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.
As permitted by the MGCL, the STAR bylaws contain a provision exempting from the control share acquisition statute shares of STAR’s capital stock.
Business Combinations. Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an
Same.
The SAFE board of directors has exempted, and the New SAFE board of directors will exempt, by resolution, business combinations between SAFE and any other person from the business combination provisions of the MGCL.
Same as STAR.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements.
The STAR board of directors has by resolution exempted business combinations between STAR and any other person from the business combination provisions of the MGCL.

Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent	Same. The SAFE charter prohibits the company from electing to be subject to any provision in Subtitle 8 unless the election is approved by the affirmative vote of a	Same as SAFE.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:	majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

•
a classified board;

•
a two-thirds stockholder vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that any vacancy on the board be filled only by the remaining directors in office;

•
a requirement that the directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•
a requirement for the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
STAR has opted out of making the elections described above and STAR may not opt back in to any portion of Subtitle 8 without the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
Liability and Indemnification of Officers and Directors
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and was material to the cause of action.
The STAR charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
		Same. The SAFE charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.	Same as SAFE.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

The MGCL requires a corporation (unless its charter provides otherwise, which the STAR charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act

Same.
The SAFE bylaws obligate the company to provide any indemnification permitted by the laws of Maryland and to indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any individual who is a present or former director or officer of SAFE and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of SAFE and at the request of the company, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

•
The SAFE bylaws provide that the rights to indemnification and advance of expenses

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

provided above shall vest immediately upon election or appointment of a director or officer. SAFE may, with the approval of its board of directors, provide such indemnification and advance for expenses to a person who served as a predecessor of SAFE in any of the capacities described above and to any employee or agent of SAFE or a predecessor of SAFE.

Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders

The STAR bylaws obligate STAR to provide any indemnification permitted by the laws of Maryland and to indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any individual who is a present or former director or officer of STAR and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; and

any individual who, while a director or officer of STAR and at the request of STAR, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.
Same as STAR.
The STAR bylaws provide that the rights to indemnification and advance of expenses provided above shall vest immediately upon election of a director or officer. STAR may, with the approval of its board		Same as STAR.

	Rights of STAR Stockholders	Rights of SAFE Stockholders	Rights of New SAFE Stockholders
of directors, provide such indemnification and advance for expenses to a person who served as a predecessor of STAR in any of the capacities described above and to any employee or agent of STAR or a predecessor of STAR.
Dissenters’ Rights
The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, subject to certain exceptions.
However, rights of objecting stockholders generally are not available to holders of shares, such as shares of STAR common stock, that are listed on a national securities exchange.

Same.
The SAFE charter provides that holders of shares of SAFE stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the SAFE board of directors, upon such terms and conditions as may be specified by that board of directors, determines that such rights apply.
Same as SAFE.
REIT Qualification	The STAR charter provides that the STAR board of directors may revoke or otherwise terminate STAR’s REIT election if it determines that it is no longer in STAR’s best interests to continue to qualify as a REIT.	The SAFE charter provides that the SAFE board of directors may revoke or otherwise terminate the company’s REIT election if it determines that it is no longer in the company’s best interests to attempt to or continue to qualify as a REIT. The SAFE board of directors may also determine that compliance with any restriction or limitation on stock ownership and transfers (described above) is no longer required for REIT qualification.	Same as SAFE.

THE PORTFOLIO HOLDINGS LIMITED LIABILITY COMPANY AGREEMENT
AND RELATED AGREEMENTS
The following is a description of the material terms of the Portfolio Holdings LLCA. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the Portfolio Holdings LLCA. This summary is subject to, and qualified in its entirety by reference to, the Portfolio Holdings LLCA, which is attached as Annex K to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.
Purpose
The purpose of Portfolio Holdings is to conduct any business, enterprise or activity permitted by or under the Delaware Limited Liability Company Act (the “Act”). Portfolio Holdings may conduct the business of owning, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, disposing, financing, leasing, transferring, encumbering, conveying and exchanging any of its assets or properties, including interests in real property, fee interests in real property, interests in Ground Leases, among others. Additionally, Portfolio Holdings may invest in any securities and/or loans relating to its property. Portfolio Holdings may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act. Portfolio Holdings may also provide property and asset management and brokerage services.
Additionally, it is specifically a purpose of Portfolio Holdings to be operated so as to qualify for taxation as a REIT following a REIT Conversion, and to own, directly or indirectly, one or more “taxable REIT subsidiaries” of SAFE or, following a REIT Conversion, of Portfolio Holdings. Portfolio Holdings’ business and arrangements and interests will be limited to and conducted in such a manner to permit SAFE and, following a REIT Conversion, Portfolio Holdings, to at all times qualify as a REIT unless SAFE or Portfolio Holdings, as applicable, determines to cease to qualify as a REIT or chosen not to attempt to qualify as a REIT, and to permit Portfolio Holdings to be able to effect a REIT Conversion.
Units
Interests in Portfolio Holdings are denominated in units of limited liability company interests. Currently there are two separate classes of limited liability company interests, “GL units” and “Caret units,” and additional units of equity interest may be authorized subject to certain limitations (collectively, the “Units”). Portfolio Holdings is authorized to issue 12,000,000 Caret units. Holders of Units are “Members” of Portfolio Holdings.
Managing Member
Under the Portfolio Holdings LLCA, the management of Portfolio Holdings is vested exclusively in SAFE, as managing member (in such capacity, the “Managing Member”). The Portfolio Holdings LLCA provides that the Managing Member has extensive authority to make all decisions affecting the management, business and affairs of Portfolio Holdings and to take all actions as it deems necessary to accomplish the business purposes of Portfolio Holdings, including the authority to cause Portfolio Holdings to elect to be treated as a REIT. Upon a REIT Conversion, Portfolio Holdings will be under the management of a board of directors (the “Board”), which will have the same management rights as the Managing Member and whose members will be designated by SAFE. In addition, upon a REIT Conversion, the Board and the officers of Portfolio Holdings will have full discretion to operate Portfolio Holdings so as to comply with any REIT rules.
The Portfolio Holdings LLCA also provides that the right to resolve any ambiguity with respect to the Portfolio Holdings LLCA is vested in the Managing Member. In addition, the Portfolio Holdings LLCA provides that the determination of certain matters by the Managing Member, will be final and conclusive and binding on Portfolio Holdings and each Member.
The Managing Member may delegate any or all of its powers to one or more committees. An advisory committee will be appointed by the Managing Member (the “Advisory Committee”). The Advisory

Committee’s role will be to provide advice and make suggestions for the Managing Member to consider on matters relating to the potential marketing and business avenues of Caret Ventures. Following a transaction whereby the Caret units or securities into which Caret units may be exchanged become tradeable on the NYSE, NASDAQ or other nationally recognized public exchange or electronic quotation system (which may include a public offering by Portfolio Holdings, Caret Ventures or SAFE) (which we refer to as a “Liquidity Transaction”), the Managing Member may establish a committee composed entirely of one or more independent persons (the “Independent Director Committee”). In order to serve on the Independent Director Committee, a person appointed to such committee must meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder or by any national securities exchange or automated trading system.
Capital Contributions
Generally, the Members will have no obligation or right to make any additional capital contributions or loans to Portfolio Holdings. However, SAFE will have the right to make, in its sole discretion, additional capital contributions to Portfolio Holdings.
Economics
The Portfolio Holdings LLCA provides for distributions of specified amounts to Caret unit holders. All other amounts which Portfolio Holdings determines to distribute are to be distributable to the GL unit holders or as directed by the Managing Member. All commercial Ground Lease Assets that are directly or indirectly owned by SAFE are required to be owned directly or indirectly by Portfolio Holdings, and Portfolio Holdings may designate any pre-development Ground Lease owned by SAFE, its subsidiaries or non-controlled joint venture as a Ground Lease when such Ground Lease ceases to be a pre-development Ground Lease upon terms and conditions approved by the Managing Member.
For purposes of this section:
•
“Accrued Unpaid Rent Amount” means, with respect to any Company GL Asset, the aggregate amount of accrued unpaid rent due under the applicable Ground Lease as of the date of the disposition of such Company GL Asset determined without regard to any termination of such Ground Lease or acceleration of the rent thereunder;

•
“Caret Financing” means any debt financing (a) in which the Portfolio Holdings and/or its subsidiaries are, together, the sole borrowers and (b) that is serviced solely by cash proceeds that would be distributable to Caret unit holders in accordance with the terms of the Portfolio Holdings LLCA but for such debt financing, but excluding, for the avoidance of doubt, any debt financing that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL units or available to service other debt or liabilities of Portfolio Holdings and its subsidiaries (such as secured or unsecured ordinary course corporate facilities or asset based facilities).

•
“Caret Operating Expenses” means any net out-of-pocket operating expenses of Portfolio Holdings that are (i) attributable to the administration, management, transfer, redemption or issuance of any Caret units or company or governance matters with respect thereto (including the expenses of external advisors) (subject to first applying the proceeds of such issuance against expenses relating to such issuance), (ii) in connection with a Liquidity Transaction of Portfolio Holdings, (iii) following a Liquidity Transaction, in connection with the status of Portfolio Holdings or a successor entity as a public registrant (including board of director expenses, customary director and officer insurance and related coverages, cost of outside auditors and attorneys, transfer agent fees, listing fees and franchise taxes), (iv) indemnity payments made by Portfolio Holdings or any of its subsidiaries that are primarily related to the Caret units (including in connection with any issuance thereof) or the holders thereof, (v) expenses incurred in connection with any Caret Financing and (vi) reasonable reserves for other Caret Operating Expenses, in each case as determined by the Managing Member. For the avoidance of doubt, Caret Operating Expenses shall not include overhead allocation or charge through of employees or other platform expense (including financing costs and expenses (including those incurred in connection with the issuance or distribution of any preferred units, or in connection with the REIT Conversion or maintaining qualification as a REIT thereafter), other than those incurred in connection with any Caret Financing).
•
“Company GL Asset” means any Ground Lease Asset owned or, if the context requires, previously owned directly or indirectly by Portfolio Holdings or its subsidiaries (including, for the avoidance of doubt, any Ground Lease Asset owned directly or indirectly by any joint venture of which Portfolio Holdings or any of its subsidiaries owns equity securities, but which joint venture is either not controlled by Portfolio Holdings or any of its subsidiaries or Portfolio Holdings or its subsidiaries do not have the right to cause a disposition or other revenue generation of such joint venture’s properties without the consent or approval of a third party);

•
“Crossed GL Asset” means any Company GL Asset which has been disposed following an Involuntary Ground Lease Termination Event of the applicable Ground Lease whose Invested Amount is greater than zero dollars ($0.00) after giving effect to the application of its net sale proceeds to such Invested Amount in accordance with the Portfolio Holdings LLCA; such amount remaining that is greater than zero dollars ($0.00) being the “Remaining Crossed Amount”;

•
“GL Material Change” means with respect to a Company GL Asset (i) a lease extension with respect to such Company GL Asset or (ii) another voluntary act done (or consented to) directly or indirectly by Portfolio Holdings with respect to such Company GL Asset with the applicable lessee or at its request, or with a third party, which Portfolio Holdings was not previously obligated to do (or consent to) that materially reduces the value, or extends the timing for the realization, of the amounts which Caret unit holders are entitled to receive under the Portfolio Holdings LLCA with respect to such Company GL Asset (as determined by the Managing Member in its sole discretion) including the granting to a lessee of a fixed price purchase option at the end or the term of its Ground Lease. For the avoidance of doubt, no determination by Portfolio Holdings to obtain debt or equity financing or to secure such financing directly or indirectly with Company GL Assets shall constitute a GL Material Change;

•
“Invested Amount” means, at any time, with respect to any Company GL Asset, the excess of (i) the sum of the following (without duplication): (a) the value of cash or other consideration (for the avoidance of doubt, other than any primary issuance of Caret units or securities convertible into Caret units issuable in a primary issuance) paid or otherwise remitted (directly or indirectly) by Portfolio Holdings or on its behalf (including by a qualified intermediary in connection with a like kind exchange under Section 1031 of the Code) in connection with the acquisition or development of such Company GL Asset either on or prior to the date on which such Company GL Asset first becomes a Company GL Asset (the “Origination Date”) for such Company GL Asset or pursuant to the Ground Lease as originally in effect; plus (b) any unreimbursed third party out of pocket costs pertaining to such acquisition or development; plus (c) all out of pocket expenditures for items which are capitalized under GAAP borne (without reimbursement) (directly or indirectly) by Portfolio Holdings pursuant to the terms of the applicable Ground Lease as originally in effect (including any such costs or expense which Portfolio Holdings is to bear (directly or indirectly) pursuant to the terms of any agreement or other arrangement binding on Portfolio Holdings or the applicable Company GL Asset as in effect as of the applicable Origination Date for which Portfolio Holdings is not entitled to reimbursement (directly or indirectly) from the lessee under the applicable Ground Lease as originally in effect); plus (d) with respect to any Company GL Asset, the sum, without duplications, of (1) the amount of all real estate taxes and insurance premiums or other property related expenses borne directly or indirectly by Portfolio Holdings (without reimbursement) following a default by the applicable Lessee under its Ground Lease or the expiration or earlier termination of the applicable Ground Lease; plus (2) the amount of all third-party out of pocket costs borne (without reimbursement) directly or indirectly by Portfolio Holdings in connection with (x) enforcing the Ground Lease pertaining to such Company GL Asset and/or in exercising any self-help (or similar) right under such Ground Lease (including completing any construction which the lessee was to have completed) and/or (y) making the applicable Company GL Asset safe or secure, preparing the same for disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential disposition or lease) or maintaining the Company GL Asset; plus (e) other out of pocket expenditures by Portfolio Holdings similar to (a)  — (d) above that (1) are specific to such Company GL Asset (2) are not considered to be, or are expressly excluded from being a Caret Operating

Expense and (3) the Managing Member in good faith determines should reasonably be included or excluded in the Invested Amount thereof (which, for the avoidance of doubt, may not include any amounts expended to obtain upsized rents); over (ii) the aggregate amount previously applied to such Invested Amount pursuant to the terms of the Portfolio Holdings LLCA;
•
“Materially Changed GL Asset” means a Company GL Asset with respect to which a GL Material Change has occurred.

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“Origination Economics” means with respect to each Materially Changed GL Asset and its Ground Lease, without duplication, the Origination Rent under such Ground Lease first coming due after such Materially Changed GL Asset became a Materially Changed GL Asset, plus such Materially Changed GL Asset’s Invested Amount, minus amounts applied to the reduction of such Origination Economics pursuant to the terms of the Portfolio Holdings LLCA;

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“Origination Rent” means with respect to each Materially Changed GL Asset and its Ground Lease, the operating revenues payable directly or indirectly to Portfolio Holdings under such Ground Lease other than any net operating income paid or payable to Portfolio Holdings (directly or indirectly) in connection with a GL Material Change of a Company GL Asset including any upsize rent (net of actual applicable operating expenses). Origination Rent dependent on the level of future inflation shall be determined by the Managing Member based on consistently applied inflation assumptions until the actual inflation level is known; provided that inflation for these purposes shall be 2% unless the Managing Member determines otherwise. Otherwise, if the Ground Lease provides for a payment of an additional component of Origination Rent upon the occurrence of an event or circumstance (other than the mere passage of time), such component shall be excluded from Origination Rent but only until the event or circumstances occurs. By way of example only, if a Ground Lease provides for the fixed rent component to increase based on the fair market value of the asset in the future or future operating revenues of the lessee, then until the amount of increase is determined, such increase shall be excluded from Origination Rent. However, if the Ground Lease provides for an automatic increase in rent in the future, such increase shall be included in Origination Rent; and

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“Recoverable Amount” means, at any time, the excess of (i) the aggregate sum of all Remaining Crossed Amounts, over (ii) the aggregate amount previously applied to the Recoverable Amount pursuant to the terms of the Portfolio Holdings LLCA.

Disposition of Ground Lease Assets
(i) Any amount or value received (or deemed received) directly or indirectly by Portfolio Holdings from the disposition of a Company GL Asset (including any amounts paid on account of accrued unpaid rent due under the applicable Ground Lease) net of the out-pocket costs and expenses borne directly or indirectly by Portfolio Holdings in the transaction resulting in the applicable proceeds (specifically excluding any amounts paid or incurred in connection with discharging any financing or any lien securing the same but specifically including brokerage fees, attorneys’ fees and transfer taxes), (ii) net casualty or other property insurance proceeds attributable to a Company GL Asset (other than rent or business interruption insurance) which are not applied to the restoration of the applicable Company GL Asset and (iii) net operating income received by Portfolio Holdings in respect of a Company GL Asset following any expiration of a Ground Lease at the end of its term or termination thereof by agreement of the applicable lessor and lessee (a “Voluntary Ground Lease Termination Event”) or any termination of the Ground Lease other than a Voluntary Ground Lease Termination Event (an “Involuntary Ground Lease Termination Event”) but prior to the disposition thereof, in each case shall be allocable:
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first, to reduce the Invested Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),

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second, to reduce the Accrued Unpaid Rent Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),

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third, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00),

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fourth, to reduce the amount of the excess of (i) the aggregate sum of all Caret Operating Expenses, over (ii) the aggregate amount previously applied to Caret Operating Expenses (which we refer to as the “Caret Operating Expenses Amount”) until it is reduced to zero dollars ($0.00), and thereafter

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an amount equal to the balance shall be distributable pro rata to the holders of the Caret units.

Distributions to the holders of Caret units pursuant to this provisions of the Portfolio Holdings LLCA will not be reduced by debt of Portfolio Holdings.
Portfolio Holdings is required to seek to dispose of a Company GL Asset promptly after the underlying Ground Lease is subject to either an Involuntary Ground Lease Termination Event or a Voluntary Ground Lease Termination Event or any Materially Changed GL Asset, promptly after the Origination Economics of the Materially Changed GL Asset is reduced to zero dollars ($0.00). Any such disposition must be made to either (i) an unaffiliated third-party or (ii) via a marketed process on an arms-length term. In the case of a sale to an affiliate of SAFE following a Liquidity Transaction, the sale must be agreed to by a majority of the members of the Independent Directors Committee. Portfolio Holdings will not be required to dispose of a Company GL Asset on terms or conditions that (i) are contrary to, would violate or result in a default under the terms of any outstanding debt of Portfolio Holdings or its subsidiaries, (ii) could in the Managing Member’s good faith determination reasonably be expected to adversely affect the qualification of SAFE or, following a REIT Conversion, Portfolio Holdings as a REIT or result in either such entity being subject to additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related successor provision of the Code, (iii) are contrary to the contractual terms of a Ground Lease, (iv) are contrary to other material contractual obligations of SAFE or its affiliates (including Portfolio Holdings or its subsidiaries), or (v) are contrary to the best interests of SAFE or Portfolio Holdings. In addition, though Portfolio Holdings is required to use commercially reasonable efforts to dispose of real property in which it does not have a controlling interest, Portfolio Holdings will not be obligated to dispose of such real property.
Material Change of Company Ground Lease Assets
All amounts equal to net operating income (other than net operating income resulting from upsized rent that does not pertain to a GL Material Change) received by Portfolio Holdings in respect of a Materially Changed GL Asset, shall be allocable:
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first, to reduce the Origination Economics of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00) (with an amount equal to any net operating income paid or payable to Portfolio Holdings in connection with a GL Material Change of such Company GL Asset including any upsized rent first being applied to reduce the Invested Amount of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00), and then being applied to the balance of the Origination Economics of such Materially Changed GL Asset),

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second, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00), and thereafter,

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third, to reduce the Caret Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter,

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the balance shall be distributable pro rata to the holders of the Caret units.

Notwithstanding anything to the contrary, the Caret unit holders shall not be entitled to any increase or acceleration of amounts by reason of any upsize rent that does not pertain to a GL Material Change. Distributions to the holders of Caret units pursuant to this provision of the Portfolio Holdings LLCA will not be reduced by debt of Portfolio Holdings.
All Other Cash Proceeds
All other amounts received by Portfolio Holdings may be distributed to SAFE as holder of the GL units or as directed by the Managing Member.
Timing for Distributions
Distributions on account of net disposition proceeds to Caret unit holders will be made within 180 days from the receipt of such net proceeds. However, the timing for distributions may be tolled (a) in order (i) to comply with the terms of any Unit designations, (ii) to comply with the terms of debt or other material contractual obligations of SAFE, Portfolio Holdings, their respective subsidiaries and any person in which they own equity securities or (ii) tolling for up to two years in order for SAFE, Portfolio Holdings, and their respective subsidiaries to take action to prevent or mitigate any matter that the Managing Member in good faith determines is reasonably likely to result in a material detriment to SAFE (together with its subsidiaries, taken as a whole) or Portfolio Holdings and (b) due to concerns regarding SAFE’s or Portfolio Holdings’ ability to qualify as a REIT and to prevent the incurrence of income and excise taxes.
Rights of Members
Outside Activities of Members
Under the terms of the Portfolio Holdings LLCA, the Managing Member, Members, their affiliates and representatives are generally able to engage in business activities in addition to those relating to Portfolio Holdings, including activities that are in direct or indirect competition with Portfolio Holdings or that are enhanced by the activities of Portfolio Holdings. Notwithstanding the foregoing, the Portfolio Holdings LLCA does not give either Portfolio Holdings or any Member a right to any business ventures or opportunities of any other Member, the assignee of any Member or the Managing Member. In addition, Members are generally not obligated to offer any interest in any business venture or opportunity to Portfolio Holdings, even if such opportunity is of a character that could be taken by Portfolio Holdings or another Member. Notwithstanding the foregoing, subject to certain exceptions, all commercial Ground Leases and real property, including any improvements built thereon, that are directly or indirectly owned by SAFE must be owned through Portfolio Holdings.
Member Meetings
A quorum will exist for a meeting of the Members so long as any number of Members are present (either in person or by proxy) who together hold at least a majority of the voting power of (i) all holders (other than SAFE or any person that is employed by SAFE or its subsidiaries) or (ii) the class of Units for which a meeting has been called. The Portfolio Holdings LLCA provides that each Member will be entitled to vote its Units in accordance with their own interests and without regard to the interests of the other Members. Members are entitled to vote the number of votes provided for in the Portfolio Holdings LLCA for each Unit registered in the name of the Member in the books of Portfolio Holdings on the respective record date. Meetings of the Members will be held at the time and place determined by the Managing Member (including remotely), and the Managing Member may adjust the time or cancel any meeting once called.
Transfer of Membership Units; Drag-Along; Right of First Offer
Transfer of Membership Units
Generally, in order for a Member other than SAFE to transfer all or any portion of, or any interest or right in, their Caret units the following conditions must be met:
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until the earlier of (i) a Liquidity Transaction and (ii) the second anniversary of the date of the Portfolio Holdings LLCA (which period will be extended if at the expiration of such period Portfolio Holdings is actively pursuing a Liquidity Transaction through the date of the consummation or failure of such Liquidity Transaction, not to exceed six (6) months), no person may transfer any Caret unit (other than any Caret unit held directly or indirectly by SAFE or its controlled affiliates) without the consent of SAFE other than by means of (i) a transfer by a Member to certain affiliates, (ii) pursuant to a drag-along transaction or Liquidity Transaction, or (iii) direct or indirect transfers of shares of stock publicly traded on a nationally recognized stock exchange (each, a “Permitted Transfer”);

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such transfer is made only to an “accredited investor” within the meaning of Regulation D under the Securities Act;

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the transferee in such transfer assumes by express agreement all of the obligations of the transferring Member under the Portfolio Holdings LLCA with respect to the transferred Units;

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the transfer will not violate, or require registration of any Units under any federal or state securities laws including the Securities Act;

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the transfer will not result in Portfolio Holdings being required to register as an “investment company” under the Investment Company Act of 1940, as amended;

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the transfer will not cause any person, other than SAFE, Caret Management Holdings LLC (“Caret Management”), STAR and any entity in which SAFE, Caret Management or STAR owns a direct or indirect interest, to own, directly or indirectly, more than 9.8% of the total Units in Portfolio Holdings, except as otherwise provided in the Portfolio Holdings LLCA or as authorized by the Managing Member;

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prior to the date that either (i) the relevant class of Units qualifies as a class of “publicly-offered securities” (within the meaning of the Plan Asset Regulations); or (ii) Portfolio Holdings qualifies for another exception to the Plan Asset Regulations (other than the exception found in Section 2510.3-101(a)(2)(ii) of the Plan Asset Regulations), the transfer does not result in ownership of any “class” of Units as defined by ERISA by (x) plans described in or subject to the Plan Asset Regulations, (y) persons acting on behalf of a plan described in or subject to the Plan Asset Regulations, and (z) persons using the assets of a plan described in or subject to the Plan Asset Regulations in excess of, in the aggregate, 24.8% of the value of any “class” of Units as calculated in accordance with the Plan Asset Regulations; and

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the transferring Member or the transferee will be responsible for paying all expenses incurred by Portfolio Holdings in connection with the transfer.

Drag-Along Rights
The Portfolio Holdings LLCA contains a drag-along provision for the benefit of SAFE. The drag-along provision provides that prior to a Liquidity Transaction, if a transaction or series of transactions on arms-length terms and not with an affiliate of SAFE that result in (i) a person or group in the aggregate directly or indirectly acquires a majority of the outstanding equity securities of SAFE, (ii) the transfer of at least a majority of the consolidated assets of SAFE and its subsidiaries to a person or group, or (iii) the transfer directly or indirectly of at least a majority of the consolidated assets of our Ground Lease Business to a person or group, SAFE will have a drag-along right, allowing SAFE to acquire all, but not less than all, of the Units held by other Members. The drag-along right will be subject to customary minority protections. Members will be forced to sell their Units in that transaction regardless of whether they believe the transaction is the best or highest value for their Units, and regardless of whether they believe the transaction is in their best interests. Members will receive their pro rata allocation of proceeds received from a drag-along transaction. The Portfolio Holdings LLCA provides that each Member agrees to appoint as its proxy and grants a power of attorney to SAFE and Portfolio Holdings with respect to matters relating to a drag-along transaction.
SAFE Right of First Offer
Prior to a Liquidity Transaction, the Portfolio Holdings LLCA contains a right of first offer for the benefit of SAFE prior to the making of a direct or indirect transfer (excluding through a Permitted Transfer) by a Member of their Caret units to a third-party (other than (i) those held, directly or indirectly, by SAFE or its controlled affiliates or (ii) transfers of shares of stock publicly traded on a nationally recognized stock exchange). The selling Member will be required to deliver a notice to SAFE setting forth the quantity of Units the selling Member would like to transfer. SAFE may elect to deliver an offer setting forth an offer price and other terms and conditions to the Member within fifteen (15) business days and the selling Member will have the right to accept SAFE’s offer within fifteen (15) business days after the delivery of SAFE’s notice to the Member. If SAFE fails to deliver an offer within the allotted period, SAFE rejects participation in an offer, or the selling Member fails to accept SAFE’s offer, the selling Member will be free to transfer all of the initially offered Units to a different buyer within one hundred twenty (120) days following the earlier of (i) fifteen (15) business days after delivery of an offer notice by the selling Member and (ii) delivery by SAFE of rejection of an offer, provided that if SAFE makes an offer, the transfer may only be effected if it is on terms more favorable to the selling Member in the aggregate than the terms set forth in the notice delivered by SAFE, including at a purchase price greater than that offered by SAFE.

Restructuring
The Managing Member has the authority, without the vote or consent of the Members, to incorporate Portfolio Holdings, or any of its subsidiaries, or to engage in certain restructuring transactions which will require the Members to exchange their Units for securities of the surviving entity upon a restructuring.
Use of Proceeds
The net proceeds from any issuance of Caret units by Portfolio Holdings must be used by Portfolio Holdings or its subsidiaries only for general Ground Lease business corporate purposes, which may include Caret Operating Expenses. All net proceeds from any Caret Financing must be used solely to pay for Caret Operating Expenses and any remaining proceeds will be distributed to the holders of Caret units.
Amendments to the Portfolio Holdings LLCA
In general, the Managing Member may amend the Portfolio Holdings LLCA without the approval of any Member, provided that all amendments to the Portfolio Holdings LLCA affect all Caret units equally. Other than (a) amending the Portfolio Holdings LLCA as requested by the Managing Member in connection with a restructuring or Liquidity Transaction, which Members are required to facilitate in good faith, and (b) amending the Portfolio Holdings LLCA in connection with a REIT Conversion, which the Managing Member can do without consent of the Members, any material amendment adverse to the interest of Caret unit holders with respect to (i) capital contributions, (ii) the designation and number of Units, (iii) economics, (iv) restrictions on the Managing Member’s authority, (v) certain decisions with respect to Ground Leases and the fee or other interest in real property subject to a Ground Lease, (vi) SAFE’s commitment that, subject to certain exceptions, all commercial Ground Leases and real property, including any improvements built thereon, that are directly or indirectly owned by SAFE must be owned through Portfolio Holdings, (vii) the use of proceeds from the issuance of Caret units by Portfolio Holdings or Caret Financings, (viii) drag-along rights or (ix) amendments to the Portfolio Holdings LLCA, as well as any definitions related to such matters, will required the consent of (1) prior to a Liquidity Transaction, Caret unit holders (other than SAFE or any person that is employed by SAFE or its subsidiaries) (“Outside Unitholders”) holding a majority of Caret units held by Outside Unitholders and (2) following a Liquidity Transaction, the majority of the members of the Independent Directors Committee and, for certain amendments, Outside Unitholders holding a majority of Caret units held by Outside Unitholders.
Indemnification and Liabilities of Covered Persons
Each of (i) the Managing Member, members of the Advisory Committee, members of the Independent Directors Committee, any officer, authorized agent, employee or representative of Portfolio Holdings or any subsidiary, or controlling person of Portfolio Holdings or a subsidiary thereof (including by reason of being named a person who is about to become an officer, member of the Advisory Committee, member of the Independent Directors Committee, authorized agent, employee or representative of Portfolio Holdings or any subsidiary); (ii) any of SAFE, its subsidiaries and any other person in which any of SAFE or its subsidiaries holds any equity securities; (iii) the “partnership representative” designated pursuant to Section 6223 of the Code; (iv) any “designated individual” appointed pursuant to Regulations Section 301.6223-1(b); and (v) such other persons as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability) (each, a “Covered Person”) will be indemnified by Portfolio Holdings against any losses, claims, damages, judgments, fines or liabilities paid in investigating, defending or settlement of any claim sustained (“Losses”) by it in connection with (a) the Covered Person’s activities for Portfolio Holdings, any Member or any subsidiary of Portfolio Holdings or a Member in connection with the business of Portfolio Holdings, or in connection with the business of Portfolio Holdings. Portfolio Holdings’ indemnification obligations will extend to liability incurred in connection with a loan guaranty for any indebtedness of Portfolio Holdings or its subsidiaries. Portfolio Holdings’ indemnification obligations will not apply in the case of (i) acts or omissions of the Covered Persons that are material to the matter giving rise to the proceedings and that either were committed in bad faith, or for fraud or willful misconduct or (ii) in the case of a criminal proceeding where the Covered Person had a reasonable cause to believe their actions or omissions were unlawful. Reasonable expenses will be payable in advance. Additionally, Portfolio Holdings may purchase insurance against any liability that may be asserted against or expenses that be incurred by a Covered Person in connection with Portfolio Holdings’ activities.
Members and Covered Persons are entitled to consider only such interests and factors as such Covered Person desires, including their own interests, when making a decisions, and have no duty or obligation to give any consideration to the interests of Portfolio Holdings or any other person, unless expressly required to do so by the provisions of the Portfolio Holdings LLCA or any other contract. Members and Covered Persons will not be liable for Losses sustained, liabilities incurred or benefits derived by Portfolio Holdings, its subsidiaries, any Member or person bound by the Portfolio Holdings LLCA in connection with such decisions, if the Members’ or Covered Person’s conduct (i) did not constitute bad faith or willful misconduct, and (ii), in the case of the Managing Member, complied with its standard of conduct set forth in the Portfolio Holdings LLCA. Additionally, to the extent that a Covered Person has any duties, including fiduciary duties, and liabilities related to such duties to Portfolio Holdings or any other Member under applicable law, such Covered Persons will not be liable to Portfolio Holdings or any other Member when they act in good faith reliance on the provisions of the Portfolio Holdings LLCA. Members and their representatives are not subject to any fiduciary duties.
Dissolution, Liquidation and Termination of Portfolio Holdings
Dissolution
Portfolio Holdings will be dissolved, and its affairs be would up, upon the first to occur of: (i) an election to dissolve Portfolio Holdings made by the Managing Member if it has determined to no longer engage in the Ground Lease business; (ii) at any time there are no members of Portfolio Holdings unless Portfolio Holdings is continued without dissolution in accordance with the Act; or (iii) entry of a decree of judicial dissolution of Portfolio Holdings pursuant to the provisions of the Act (each, a “Liquidating Event”).
Winding Up
Upon the occurrence of a Liquidating Event, the Managing Member or any person elected by the Members holding the majority of the GL units (the “Liquidator”), will be responsible for overseeing the winding up of Portfolio Holdings and will take full account of Portfolio Holdings’ liabilities and property. The Liquidator shall be responsible for liquidating Portfolio Holdings’ property, and the proceeds of such liquidation will be distributed as follows:
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first, to creditors of Portfolio Holdings, other than the Members and their assignees who are creditors, to the extent otherwise permitted by law, in satisfaction of the debts and liabilities of Portfolio Holdings (whether by payment or the making of reasonable provision for payment thereof),

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second, to the satisfaction of all of Portfolio Holdings’ debts and liabilities to the Members and any assignees (whether by payment or the making of reasonable provision for payment thereof), and

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the balance, if any, will be distributed to the Members and any assignee in accordance with their capital account balances, after giving effect to all contributions, distributions and allocations for all periods. Under the Portfolio Holdings LLCA, prior to the distribution of the proceeds from a liquidation of Portfolio Holdings, the positive capital account balance of each Member is meant to equal the amount that such Member is entitled to receive pursuant to the Portfolio Holdings LLCA.

If the Liquidator determines that an immediate sale of part or all of Portfolio Holdings’ assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Portfolio Holdings’ liabilities (including liabilities to Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the terms of the Portfolio Holdings LLCA, undivided interests in such assets as the Liquidator deems not suitable for liquidation.
Notwithstanding the order of distributions listed above the Liquidator may determine that a pro rata portion of the distributions that would have otherwise been made to the Members may be:

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distributed to a trust established for the benefit of the Members for the purpose of liquidating Portfolio Holdings’ assets, collecting amounts owed to Portfolio Holdings, and paying any contingent or unforeseen liabilities or obligations of Portfolio Holdings arising out of or in connection with Portfolio Holdings and/or Care Holdings’ activities, or

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withheld or escrowed to provide a reasonable reserve for Portfolio Holdings’ liabilities (contingent, conditional, unmatured or otherwise) and to reflect the unrealized portion of any installment obligations owed to Portfolio Holdings.

Governing law; Consent to New York Jurisdiction
The Portfolio Holdings LLCA and the rights of the Members under the Portfolio Holdings LLCA are governed by the laws of the State of Delaware. Each Member consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or to the extent the Chancery Court of the State of Delaware lacks jurisdiction, of any other state or federal court sitting in the State of Delaware.
REIT Conversion
As discussed above, the Managing Member is permitted to cause Portfolio Holdings to elect to be treated as a REIT for U.S. federal income tax purposes (the “REIT Conversion”). Once the REIT Conversion has occurred, the Board and officers of Portfolio Holdings will have the full discretion to operate the business and activities of Portfolio Holdings so as to comply with the REIT rules. The terms of Portfolio Holdings LLCA are to be construed so as to preserve Portfolio Holdings’ ability to effect the REIT Conversion and, following such REIT Conversion, to qualify as a REIT. Under the terms of the Portfolio Holdings LLCA the Managing Member is permitted, without the consent of any Member, to amend and restate the Portfolio Holdings LLCA as contemplated by the Portfolio Holdings LLCA to effectuate the REIT Conversion (the “REIT LLCA”). Following the REIT Conversion, certain material terms of the Portfolio Holdings LLCA will be amended to effectuate the REIT Conversion. The REIT LLCA will include certain changes to (i) conform with REIT qualification requirements, (ii) provide for management by the Board, (iii) include certain ownership limitations customary for REITs, (iv) eliminate certain transfer restrictions and (v) authorize the issuance of a separate class of preferred units for purposes of qualifying as a REIT, among others.
Profits Interests
Pursuant to the terms of the Portfolio Holdings LLCA, Portfolio Holdings may from time to time issue Caret units in connection with the performance of services pursuant to a management incentive plan. Such Caret units (which we refer to as “Profits Interests”) may be issued to any employee, manager, consultant, advisor, or other individual providing services to or for the benefit of Portfolio Holdings or any of its affiliates. Generally, such Profits Interests will have the same economic interests as other Caret units other than in relation to certain equity compensation matters.
Related Agreements
In connection with the adoption of the Portfolio Holdings LLCA, SAFE expects to enter into additional agreements with Caret unitholders and MSD Partners providing for, among other matters, (i) additional minority investor protections, (ii) transfer restrictions and permitted transfers following the REIT Conversion, and (iii) that, subject to any exceptions necessary for Portfolio Holdings to qualify as a REIT, SAFE (and its successors) shall be required to maintain beneficial ownership, directly or indirectly, of at least 51% of the outstanding Caret units.

LEGAL MATTERS
The validity of the shares of New SAFE common stock offered by this joint proxy statement/prospectus will be passed on by Clifford Chance US LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for STAR by Clifford Chance US LLP and for SAFE by Kirkland & Ellis LLP.
EXPERTS
The financial statements of iStar Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this joint proxy statement/prospectus by reference to iStar Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of iStar Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The financial statements of Safehold Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this joint proxy statement/prospectus by reference to Safehold Inc.’s annual report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Safehold Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
FUTURE STOCKHOLDER PROPOSALS
STAR
STAR held its 2022 annual meeting of stockholders on May 12, 2022. In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in STAR’s proxy materials and presented at the 2023 annual meeting must be sent in writing, by certified mail, return receipt requested, to STAR at its principal office, addressed to its Secretary, and must be received by STAR no later than December 1, 2022.
If you wish to submit a shareholder proposal to be considered at STAR’s 2023 annual meeting but not included in STAR’s proxy materials, the proposal must contain the information required by the STAR bylaws. Such proposals must be submitted between November 1, 2022, and December 1, 2022. However, if the date of the 2023 annual meeting is advanced more than 30 days prior to, or delayed more than 30 days after, May 12, 2023, such proposals must be delivered between the 150th day prior to the date of the 2023 annual meeting and the later of  (i) the 120th day prior to the date of the 2023 annual meeting or (ii) the tenth day following the date on which public announcement of the date of the 2023 annual meeting of shareholders is first made.
SAFE
SAFE held its 2022 annual meeting of stockholders on May 16, 2022. If the merger is completed in the expected time frame, there will be no annual meeting of SAFE stockholders in 2023. If the merger is not completed in the expected time frame, SAFE will hold an annual meeting of stockholders in 2023. In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in SAFE’s proxy materials and presented at the annual meeting to be held in 2023 must be sent in writing, by certified mail, return receipt requested, to SAFE at its principal office, addressed to its corporate secretary, and must be received by SAFE no later than December 5, 2022. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at SAFE’s 2023 annual meeting, the proposal must contain the information required by the SAFE bylaws and be received by SAFE in accordance with its bylaws. Pursuant to SAFE’s current bylaws, shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than December 5, 2022 and not earlier than November 5, 2022; provided, however, in the event that the date of the 2023 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after May 16, 2023, in order for a proposal by a shareholder to be timely, such proposal must be delivered not earlier than the 150th day prior to the date of the 2023 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (1) the 120th day prior to the date of the 2023 annual meeting or (2) the 10th day following the date on which public announcement of the date of the 2023 annual meeting of shareholders is first made.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the STAR board of directors nor the SAFE board of directors knows of any matters that will be presented for consideration at either the STAR special meeting or the SAFE special meeting other than as described in this joint proxy statement/prospectus. In accordance with the STAR bylaws, the SAFE bylaws and Maryland law, business transacted at the STAR special meeting and the SAFE special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the STAR special meeting or the SAFE special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
STAR has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to STAR stockholders residing at the same address, unless such stockholders have notified STAR of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a STAR stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call Innisfree M&A Incorporated, the proxy solicitor for STAR, toll-free at (877) 825-8777. If you are a STAR stockholder and hold shares in street name, you may request a separate copy by calling (212) 930-9400 or sending a written request addressed to iStar Inc., Attn: Investor Relations, 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. For future annual or special meetings, STAR stockholders may request separate voting materials, or request that STAR send only one set of proxy materials by contacting STAR at the above phone number or address.
SAFE has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of SAFE common stock held through brokerage firms. If your household has multiple accounts holding shares of SAFE common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your request. SAFE stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.
WHERE YOU CAN FIND MORE INFORMATION
STAR and SAFE file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including SAFE and STAR, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of STAR or SAFE for more information concerning the merger. The website of STAR is www.istar.com. The website of SAFE is www.safeholdinc.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.
STAR has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of New SAFE common stock to be issued to SAFE stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New SAFE common stock. The rules and regulations of the SEC allow STAR and SAFE to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows STAR and SAFE to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that STAR has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about STAR, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2021 filed with the SEC on August 22, 2022.

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 4, 2022, August 4, 2022 and November 4, 2022, respectively.

•
The portions of STAR’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2022 and incorporated by reference in STAR’s Annual Report on Form 10-K for the year ended December 31, 2021.

•
Current Reports on Form 8-K filed with the SEC on February 2, 2022, February 7, 2022, March 28, 2022, April 14, 2022, May 13, 2022, July 21, 2022, August 11, 2022, August 25, 2022, November 3, 2022 and November 30, 2022 (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

•
Any description of shares of STAR common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, STAR incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the STAR special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from STAR by requesting them in writing or by telephone at the following address:
iStar Inc.
1114 Avenue of the Americas, 39th Floor
New York, NY 100036
Attention: Investor Relations
Telephone: (212) 930-9400

These documents are available from STAR without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that SAFE has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about SAFE, its financial condition or other matters:
•
Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 15, 2022.

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 filed with the SEC on April 21, 2022, August 3, 2022 and November 2, 2022, respectively.

•
The portions of SAFE’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2022 and incorporated by reference in SAFE’s Annual Report on Form 10-K for the year ended December 31, 2021.

•
Current Reports on Form 8-K filed with the SEC on January 31, 2022, February 7, 2022, February 15, 2022, March 2, 2022, March 7, 2022, April 21, 2022, May 16, 2022, May 18, 2022, August 3, 2022, August 11, 2022, November 1, 2022 and January 9, 2023 (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

In addition, SAFE incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the SAFE special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or SAFE will provide you with copies of these documents, without charge, upon written or oral request to:
Safehold Inc.
1114 Avenue of the Americas
39th Floor
New York, NY 10036
Attention: Investor Relations
Telephone: (212) 930-9400
This document is a prospectus of STAR and is a joint proxy statement of STAR and SAFE for the STAR special meeting and the SAFE special meeting. Neither STAR nor SAFE has authorized anyone to give any information or make any representation about the merger agreement and the transactions contemplated thereunder, including the merger, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that STAR or SAFE has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
On August 10, 2022, STAR and SAFE entered into the merger agreement. The merger agreement provides that, subject to the terms and conditions thereof, SAFE will be merged with and into STAR, with STAR continuing as the surviving corporation and operating under the name “Safehold Inc.,” which we refer to as “New SAFE.” The merger is expected to close in the first quarter or second quarter of 2023.
At the effective time of the merger: (1) each share of SAFE common stock issued and outstanding immediately prior to the effective time (other than any shares owned directly by STAR or any of the wholly-owned subsidiaries of STAR or SAFE and in each case not held on behalf of third parties) will be converted into the right to receive one share of newly issued New SAFE common stock; and (2) each share of STAR Series D, Series G and Series I preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the liquidation preference of $25.00 per share plus accrued and unpaid dividends to the closing date, payable in cash.
The unaudited pro forma condensed combined balance sheets assume the merger and related STAR transactions (see also Adjusted STAR spin-off transaction and Other pre-merger transactions below) occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations presented for the nine months ended September 30, 2022 and the year ended December 31, 2021 assume the merger and related transactions occurred on January 1, 2021.
The following unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the merger and related transactions been completed on the dates indicated above. The unaudited pro forma condensed combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Risk Factors” section, beginning on page 34.
The unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with:
(i)
the consolidated financial statements of STAR and accompanying notes thereto included in STAR’s annual report on Form 10-K for the year ended December 31, 2021, as amended by Form 10-K/A, and quarterly report on Form 10-Q for the period ended September 30, 2022, incorporated herein by reference;

(ii)
the consolidated financial statements of SAFE and accompanying notes thereto included in SAFE’s annual report on Form 10-K for the year ended December 31, 2021 and quarterly report on Form 10-Q for the period ended September 30, 2022, incorporated herein by reference; and

(iii)
other information relating to STAR and SAFE contained in or incorporated by reference into this joint proxy statement/prospectus. For more information, see “Summary Historical Financial Data of STAR, “Summary Historical Financial Data of SAFE” and “Where You Can Find More Information.”

In management’s opinion, all adjustments necessary to reflect the merger, the issuance of shares of New SAFE’s common stock in the merger and the cash out of STAR preferred stock in the merger have been made to present the unaudited pro forma condensed combined financial statements fairly, in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined financial information is presented to illustrate (i) adjustments to STAR’s historical financial position and results of operations for the planned spin-off of the non-ground lease businesses into a separate public company and other pre-merger transactions; and (ii) acquisition accounting adjustments for the merger and other ancillary adjustments in connection with the merger.
Adjusted STAR, as presented in Note 2, reflects the impacts of the following:
The spin-off transaction includes:
•
STAR consummating a series of reorganization and separation transactions pursuant to which, among other things, STAR will separate its legacy non-ground lease assets and businesses into a separate public company, “Star Holdings.” Prior to the closing of the merger, STAR will distribute to the stockholders of STAR, on a pro rata basis, all of the issued and outstanding common shares, par value $0.01 per share, of Star Holdings;

•
STAR contributing shares of SAFE common stock with an aggregate market value of at least $400 million and transferring at least $50 million of cash to Star Holdings;

•
STAR providing Star Holdings with a $100 million senior secured term loan, the proceeds of which will be distributed to STAR as consideration for the legacy assets contributed to Star Holdings; and

•
Star Holdings entering into a $140 million margin loan collateralized by Star Holdings’ shares of SAFE common stock and distributing the proceeds to STAR as consideration for the legacy assets contributed to Star Holdings.

Other pre-merger transactions include:
•
STAR distributing to its shareholders an in-kind dividend of an aggregate of approximately 6.63 million shares of SAFE common stock paid on December 7, 2022 on a pro-rata basis to holders of record as of December 1, 2022;

•
STAR using cash on hand together with the proceeds of the new secured term loan and margin loan described above and the proceeds of the sale of certain legacy assets being marketed for sale to repay in full its outstanding unsecured debt obligations and associated prepayment premiums in cash (excluding its $100 million trust preferred securities), which STAR is obligated to do pursuant to the merger agreement;

•
STAR selling 5.4 million shares of SAFE common stock to MSD Capital for $200 million in the MSD stock purchase; and

•
STAR effectuating a reverse stock split to reduce the number of shares of its common stock outstanding based on the STAR share consolidation ratio, which is assumed to be 0.138 based on a stock price as of September 30, 2022.

Acquisition accounting adjustments include:
•
The business combination with SAFE, as accounting acquirer, accounting for the acquisition of STAR’s assets and liabilities in accordance with ASC 805 for a total purchase price of $216.2 million (see Note 1 — Preliminary Estimated Purchase Price);

•
STAR entering into a management agreement with Star Holdings;

•
STAR redeeming its Series D, G and I preferred equity shares at their liquidation preference of $25.00 per share, or $305 million in the aggregate;

•
SAFE drawing $205 million under its existing unsecured revolving credit facility to pay cash consideration to STAR and pay transaction expenses;

•
SAFE terminating its management agreement with STAR; and

•
STAR and SAFE incurring approximately $32 million in additional expenses attributable to the merger and related transactions.

Other ancillary adjustments include:
•
MSD Capital acquiring 100,000 Caret units from New SAFE for $20 million in the MSD Caret unit purchase;

•
third-party investors acquiring 22,500 Caret Units from New SAFE for an aggregate $4.5 million; and

•
STAR settling its obligations under its iPIP and long-term employee incentive programs with a combination of cash and shares of New SAFE common stock.

Unaudited Pro Forma Condensed Combined Balance Sheets as of September 30, 2022
(in thousands)
			Transaction Accounting Adjustments
	Historical SAFE	Adjusted STAR (Note 2)	Acquisition Accounting Adjustments (Note 3)		Other Ancillary Adjustments (Note 3)		Company Pro Forma
ASSETS
Net investment in leases	$3,066,113	$—	$295	3(a)	$—		$3,066,408
Ground Lease receivables	1,326,632	—	—		—		1,326,632
Real estate
Real estate, at cost	740,971	—	—		—		740,971
Less: accumulated depreciation	(32,864)	—	—		—		(32,864)
Real estate, net	708,107	—	—		—		708,107
Real estate available and held for sale	—	982	—		—		982
Real estate-related intangible assets	219,469	—	—		—		219,469
Total real estate, net and real estate-related intangible assets, net	927,576	982	—		—		928,558
Other investments	178,643	565,539	(479,392)	3(b)	—		264,790
Loans receivable and other lending investments, net	—	100,000	—		—		100,000
Cash and cash equivalents	35,574	176,255	(136,493)	3(c)	792	3(n)	76,128
Restricted cash	58,001	—	—		—		58,001
Goodwill	—	—	163,485	3(d)	—		163,485
Deferred operating lease income receivable, net	141,005	—	—		—		141,005
Deferred expenses and other assets, net	58,330	31,337	(6,277)	3(e)	—		83,390
Total assets	$5,791,874	$874,113	$(458,382)		$792		$6,208,397
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$122,662	$83,780	$(10,541)	3(f)	$(48,540)	(3o)	$147,361
Real estate-related intangible liabilities	64,800	—	—		—		64,800
Debt obligations, net	3,458,905	98,774	196,514	3(g)	—		3,754,193
Total liabilities	3,646,367	182,554	185,973		(48,540)		3,966,354
Redeemable noncontrolling interest	19,658	—	—		—		19,658
Equity:
Shareholders’ equity:
Preferred Stock Series D, G and I, liquidation preference $25.00 per share	—	12	(12)	3(h)	—		—
Common Stock	622	87	(100)	3(i)	25	3(p)	634
Additional paid-in capital	1,981,155	3,457,961	(3,413,981)	3(j)	69,120	3(q)	2,094,255
Retained earnings (accumulated deficit)	140,475	(2,778,388)	2,746,154	3(k)	(8,085)	3(r)	100,156
Accumulated other comprehensive loss	(8,420)	(1,596)	1,596	3(l)	—		(8,420)
Total shareholders’ equity	2,113,832	678,076	(666,343)		61,060		2,186,625
Noncontrolling interests	12,017	13,483	21,988	3(m)	(11,728)	3(s)	35,760
Total equity	2,125,849	691,559	(644,355)		49,332		2,222,385
Total liabilities and equity	$5,791,874	$874,113	$(458,382)		$792		$6,208,397
See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2022
(in thousands, except per share data)
			Transaction Accounting Adjustments
	Historical SAFE	Adjusted STAR (Note 2)	Acquisition Accounting Adjustments (Note 3)		Other Ancillary Transactions (Note 3)		Company Pro Forma
Revenues:
Interest income from sales-type leases	$146,014	$861	$—		$75	3(ff)	$146,950
Operating lease income	49,925	—	—		—		49,925
Interest income	—	6,075	—		(75)	3(ff)	6,000
Other income	1,004	20,811	(3,700)	3(aa)	—		18,115
Total revenues	196,943	27,747	(3,700)		—		220,990
Costs and expenses:
Interest expense	91,050	13,240	360	3(bb)	6,366	3(gg)	111,016
Real estate expense	2,272	1,644	—		—		3,916
Depreciation and amortization	7,215	424	—		—		7,639
General and administrative	29,203	4,524	(14,315)	3(cc)	—		19,412
Impairment of assets	—	18	—		—		18
Other expense	6,777	6,350	—		567	3(ff)	13,694
Total costs and expenses	136,517	26,200	(13,955)		6,933		155,695
Gain on sale of net investment in lease	55,811	—	—		—		55,811
Income from sales of real estate	—	1,443	—		—		1,443
Income (loss) from operations before earnings (losses) from equity method investments and other items	116,237	2,990	10,255		(6,933)		122,549
Loss on early extinguishment of debt, net(1)	—	(131,200)	—		—		(131,200)
Earnings (losses) from equity method investments	6,772	51,720	(46,250)	3(dd)			12,242
Net income (loss) from operations before income taxes	123,009	(76,490)	(35,995)		(6,933)		3,591
Income tax (expense) benefit	—	(567)	—		567	3(ff)	—
Net income (loss) from operations	123,009	(77,057)	(35,995)		(6,366)		3,591
Net (income) from operations attributable to noncontrolling interests	(9,381)	—	—		—		(9,381)
Net income (loss) attributable to the Company	113,628	(77,057)	(35,995)		(6,366)		(5,790)
Preferred dividends	—	(17,622)	17,622	3(ee)	—		—
Net income (loss) allocable to common shareholders	$113,628	$(94,679)	$(18,373)		$(6,366)		$(5,790)
Earnings (loss) per share 3(hh)	$1.87						$(0.09)
Weighted average shares outstanding
Basic	60,776						61,971
Diluted	60,776						61,971

(1)
For the nine months ended September 30, 2022, Adjusted STAR includes losses on early extinguishment of debt of $131.2 million resulting from STAR’s redemption of its unsecured notes and the repayment of its senior term loan. The Company does not expect losses on early extinguishment of debt to be a recurring item.

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2021
(in thousands, except per share data)
			Transaction Accounting Adjustments
	Historical SAFE	Adjusted STAR (Note 2)	Acquisition Accounting Adjustments (Note 3)		Other Ancillary Adjustments (Note 3)		Company Pro Forma
Revenues:
Interest income from sales-type leases	$118,824	$1,215	$—		$1,707	3(nn)	$121,746
Operating lease income	67,667	—	—		—		67,667
Interest income	—	9,707	—		(1,707)	3(nn)	8,000
Other income	523	15,891	(14,866)	3(ii)	25,000	3(oo)	26,548
Total revenues	187,014	26,813	(14,866)		25,000		223,961
Costs and expenses:
Interest expense	79,707	34,910	458	3(jj)	8,488	3(pp)	123,563
Real estate expense	2,663	868	—		—		3,531
Depreciation and amortization	9,562	585	—		—		10,147
General and administrative	28,753	85,363	(14,148)	3(kk)	7,257	3(qq)	107,225
Merger Expenses	—	—	—		32,234	3(rr)	32,234
Other expense	868	10,647	—		882	3(ss)	12,397
Total costs and expenses	121,553	132,373	(13,690)		48,861		289,097
Income (loss) from operations before earnings (losses) from equity method investments and other items	65,461	(105,560)	(1,176)		(23,861)		(65,136)
Loss on early extinguishment of debt, net	(216)	(31,058)	—		—		(31,274)
Earnings (losses) from equity method investments	6,279	16,543	(13,402)	3(ll)	—		9,420
Selling profit from sales-type leases	1,833	—	—		—		1,833
Net income (loss) from operations before income taxes	73,357	(120,075)	(14,578)		(23,861)		(85,157)
Income tax benefit (expense)	—	118	—		(118)	3(nn)	—
Net income (loss) from operations	73,357	(119,957)	(14,578)		(23,979)		(85,157)
Net (income) loss from operations attributable to noncontrolling interests	(234)	—	—		172	3(tt)	(62)
Net income (loss) attributable to the Company	73,123	(119,957)	(14,578)		(23,807)		(85,219)
Preferred dividends	—	(23,496)	23,496	3(mm)	—		—
Net income (loss) allocable to common shareholders	$73,123	$(143,453)	$8,918		$(23,807)		$(85,219)
Earnings (loss) per share 3(uu)	$1.35						$(1.54)
Weighted average shares outstanding
Basic	54,167						55,362
Diluted	54,180						55,362
See notes to unaudited pro forma condensed combined financial statements.

New SAFE
Notes to Pro Forma Condensed Combined Financial Statements
Note 1:   Basis of Presentation
The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. On August 10, 2022, STAR and SAFE entered into the merger agreement. The merger agreement provides that, subject to the terms conditions thereof, SAFE will be merged with and into STAR, with STAR continuing as the surviving corporation and operating under the name “Safehold Inc.,” which we refer to as “New SAFE.” The merger is expected to close in the first quarter or second quarter of 2023.
At the effective time of the merger: (i) each share of SAFE common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by STAR or any of the wholly-owned subsidiaries of STAR or SAFE and in each case not held on behalf of third parties) will be converted into the right to receive one share of newly issued new SAFE common stock; and (ii) each share of STAR Series D, Series G and Series I preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the liquidation preference of $25.00 per share plus accrued and unpaid dividends to the closing date, payable in cash.
The pro forma condensed combined financial statements have been prepared with the merger being accounted for as a business combination using the acquisition method of accounting under Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with STAR as the legal acquirer and SAFE as the acquirer for financial reporting. We considered the following relevant facts for this determination:
•
At the time of the merger closing, SAFE shareholders, excluding the SAFE shares held directly by STAR, members of STAR management and Star Holdings, will control the majority of the voting interests in New SAFE and the combined company will operate under the name “Safehold Inc.;”

•
the composition of the combined company’s board of directors, which will include three directors from SAFE and two directors from STAR, and two management members of both SAFE and STAR;

•
SAFE is the larger entity by size when comparing the key metrics of total assets, total revenue and net income (loss) from continuing operations and allocable to common shareholders; and

•
substantially all of the assets and liabilities of New SAFE will consist of the historical assets and liabilities of SAFE, and the go-forward business plan of New SAFE is to conduct the ground lease business being conducted by SAFE prior to the merger.

The transaction will be accounted for as a reverse acquisition. As a result, upon consummation of the merger: (i) the historical financial statements of SAFE will become the historical financial statements of the Combined Company; and (ii) the acquisition method of accounting will be utilized to recognize the identifiable assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of STAR at fair value at the date of the merger. Fair value estimates were determined based on a preliminary valuation analysis. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the mergers could cause material differences in the information presented. Accordingly, actual amounts eventually recorded for purchase accounting in “Real estate available and held for sale,” “Net investment in leases,” “Other Investments,” “Loans receivable and other lending investments, net,” and “Debt obligations, net” on the Company’s condensed combined balance sheets may differ materially from the information presented. Acquisition costs incurred in connection with a business combination are expensed at the time of acquisition.
The unaudited pro forma combined statements of operations are only presented through income (loss) from continuing operations in accordance with Article 11 of Regulation S-X. Accordingly, the historical results of STAR exclude activity of its net lease portfolio which is presented within discontinued operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021. In addition, the unaudited pro forma condensed combined financial information is presented to illustrate: (i) adjustments to STAR’s historical financial position and results of operations for the spin-off transaction and other pre-merger transactions; and (ii) acquisition accounting adjustments for the merger and other ancillary adjustments in connection with the merger. The impacts of (i) are presented in the historical financial position and results of operations of “Adjusted STAR.”
To the extent necessary, certain reclassifications have been reflected in the pro forma adjustments to conform STAR’s historical financial statement presentation to that of SAFE. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of STAR to those of SAFE.
The pro forma adjustments represent management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Also, the pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined.
The pro forma balance sheet combines the historical consolidated balance sheets of STAR and SAFE as of September 30, 2022, giving effect to the merger and related transactions as if they had been consummated on September 30, 2022. The pro forma statements of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 combine the historical consolidated statements of operations of STAR and SAFE, giving effect to the merger and related transactions as if they had been consummated on January 1, 2021.
Completion of the merger is subject to, among other things, approval by STAR and SAFE stockholders.
Preliminary Estimated Purchase Price (in thousands, except share and per share amounts)
Total New SAFE shares to be transferred to STAR shareholders	14,315,152
Less: Shares issued as settled for STAR preexisting investment in SAFE(1)	(13,120,118)
Total New SAFE shares as purchase price(1)	1,195,034
Stock price of SAFE’s common stock(2)	$26.46
Estimated fair value of SAFE stock to be transferred	31,621
Cash consideration paid by SAFE to STAR	181,105
Fair value of equity compensation plans for prior service	3,464
Estimated purchase price	$216,190

(1)
The total New SAFE shares to be held by STAR shareholders includes 14.3 million shares that were issued as consideration for the investment in SAFE previously held by Adjusted STAR that will be retired in connection with the merger. Accordingly, these shares are excluded from the purchase price as they reflect as treasury stock repurchase and retirement by SAFE. If the closing of the merger occurs after March 31, 2023 and STAR has not raised certain additional cash proceeds from asset sales and other transactions, the upward adjustment amount of 1,195,034 shares will be reduced by 358,511 shares and will be reduced to zero shares if the closing has not occurred and STAR has not raised certain additional cash proceeds by June 30, 2023.

(2)
Based on the closing price of SAFE’s common stock, which was $26.46 as of September 30, 2022. The final purchase price will be determined based on the price of SAFE stock as of the date of the merger. Goodwill is calculated as the excess of purchase price over the fair value of the net identifiable assets acquired and primarily relates to the acquisition of STAR’s workforce and future synergies expected to be realized after the completion of the merger. The following reflects sensitivity of changes in the stock price on the purchase price and resulting impact to goodwill (in thousands, except per share amounts):

Price per share of SAFE common stock	$21.46	$26.46	$31.46
Estimated purchase price	210,215	216,190	222,165
Preliminary estimate of the fair value of the net identifiable assets acquired	(70,583)	(52,705)	(36,874)
Goodwill	139,632	163,485	185,291
The following table presents STAR’s assets acquired and liabilities assumed at their fair values as if the merger occurred on September 30, 2022, after giving effect to spin-off transaction and other pre-merger transactions (amounts in thousands):
Cash and cash equivalents	$52,361
Real estate available and held for sale	982
Other investments	86,147
Loans receivable and other lending investments, net	100,000
Net investment in leases	295
Deferred expenses and other assets, net	25,059
Total assets acquired	264,844
Accounts payable, accrued expenses and other liabilities(1)	(86,282)
Debt obligations, net	(90,386)
Noncontrolling interests(1)	(35,471)
Total liabilities assumed	(212,139)
Net identifiable assets acquired	52,705
Estimated purchase price	$216,190
Less: net identifiable assets acquired	(52,705)
Estimated goodwill	163,485

(1)
Includes $48.5 million attributable to STAR’s liability-classified iPIP plans that are expected to be settled at closing of the merger in a combination of cash and stock. In addition, STAR has iPIP plans that are classified as equity plans that are also expected to be settled at closing of the merger by the transfer of 2.5 million shares of New SAFE common stock owned by STAR to the employee participants. The value of these plans and the number of shares used to settle these plans will vary depending on the price per share of SAFE common stock.

2.   Adjusted STAR
The historical financial statements of STAR have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to asset sales, the Spin-off transaction and other pre-merger transactions.
Asset Sales and Other Activity
To address STAR’s requirement under the merger agreement that STAR redeem its outstanding senior unsecured notes in full prior to closing the merger and pay all amounts due on such redemptions, and the closing condition under the merger agreement that STAR raise certain minimum cash proceeds from sales of assets or securities or other liability management transactions, STAR has identified certain legacy assets that it is actively marketing for sale or are otherwise due to be monetized prior to the closing of the merger. Although the timing and amount of any sales or monetization are not yet determined and may never occur, the Company has determined that it is appropriate to reflect pro forma adjustments for the planned transactions in order to meet the required closing conditions of the merger. Accordingly, a pro forma balance sheet adjustment has been made to reflect the sale of such assets at their historical carrying value. No pro forma adjustments have been made to reflect any anticipated gain or loss on the monetization of these assets, as the sale proceeds are not known.
Spin-off Transaction
Prior to the merger, STAR will consummate a series of reorganization and separation transactions (which we refer to, collectively, as the “spin-off reorganization”) pursuant to which, among other things, STAR will separate its remaining legacy non-ground lease assets and businesses into a separate public company, Star Holdings, a Maryland statutory trust. Following the spin-off reorganization, but prior to the effective time of the merger (which we refer to as the “effective time”), STAR will distribute to its stockholders, on a pro rata basis, all of the issued and outstanding common shares of beneficial interest, par value $0.01 per share, of Star Holdings (which we refer to as the “spin-off distribution” and, together with the spin-off reorganization, the “spin-off”).
The spin-off is required to be completed prior to the completion of the merger. Accordingly, the unaudited pro forma financial information has been adjusted to reflect the pending merger, which management has assessed as probable of occurring.
Other Pre-merger Transactions
Prior to the merger, STAR will be (i) distributing an in-kind dividend of an aggregate of approximately 6.63 million shares of SAFE common stock owned by STAR; (ii) selling 5.4 million shares of SAFE common stock to MSD Capital for $200 million; (iii) settling its unsecured debt obligations for cash; and (iv) effectuating a reverse stock split to reduce the number of its common shares outstanding based on the STAR share consolidation ratio.

Adjusted STAR Pro Forma Balance Sheet as of September 30, 2022
(in thousands)
	Historical STAR	Asset Sales and Other Activity(1)	Spin-off Transaction		Other Pre Merger Transactions		Adjusted STAR
ASSETS
Real estate
Real estate, at cost	$111,719	$(17,364)	$(94,355)	A	$—		$—
Less: accumulated depreciation	(22,575)	5,268	17,307	A	—		—
Real estate, net	89,144	(12,096)	(77,048)		—		—
Real estate available and held for sale	1,283	(301)	—	A	—		982
Total real estate	90,427	(12,397)	(77,048)		—		982
Real estate and other assets available and held for sale and classified as discontinued operations	11,925	—	(11,925)	A	—		—
Land and development, net	248,246	—	(248,246)	A	—		—
Loans receivable and other lending investments, net	176,623	(157,223)	80,600	B	—		100,000
Other investments	1,605,268	(55,279)	(548,126)	A	(436,324)	D	565,539
Cash and cash equivalents	1,335,722	226,976	53,545	C	(1,439,988)	E	176,255
Accrued interest and operating lease income receivable, net	1,035	(344)	(691)	A	—		—
Deferred operating lease income receivable, net	2,842	(1,678)	(1,164)	A	—		—
Deferred expenses and other assets, net	50,044	(908)	(14,402)	A	(3,397)	E	31,337
Total assets	$3,522,132	$(853)	$(767,457)		$(1,879,709)		$874,113
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$140,876	$(853)	$(32,405)	A	$(23,838)	F	$83,780
Liabilities associated with real estate held for sale and classified as discontinued operations	2,918	—	(2,918)	A	—		—
Debt obligations, net	1,680,708	—	—		(1,581,934)	G	98,774
Total liabilities	1,824,502	(853)	(35,323)		(1,605,772)		182,554
Equity:
Shareholders’ equity:
Preferred Stock Series D, G and I, liquidation preference $25.00 per share	12	—	—		—		12
Common Stock	87	—	—		—		87
Additional paid-in capital	3,457,961	—	—		—		3,457,961
Accumulated deficit	(1,772,843)	—	(730,144)	A	(275,401)	H	(2,778,388)
Accumulated other comprehensive loss	(4,898)	—	1,838	A	1,464	I	(1,596)
Total shareholders’ equity	1,680,319	—	(728,306)		(273,937)		678,076
Noncontrolling interests	17,311	—	(3,828)	A	—		13,483
Total equity	1,697,630	—	(732,134)		(273,937)		691,559
Total liabilities and equity	$3,522,132	$(853)	$(767,457)		$(1,879,709)		$874,113

(1)
STAR is required under the merger agreement to redeem its outstanding senior unsecured notes in full prior to closing the merger and pay all amounts due on such redemptions. In addition, to satisfy the closing condition under the merger agreement that STAR raise certain minimum cash proceeds from sales of assets or securities or other liability management transactions, STAR has identified certain legacy assets that it is actively marketing for sale or are otherwise due to be monetized prior to the closing of the merger. Although the timing and amount of any sales or monetization are not yet determined and may never occur, the Company has determined that it is appropriate to reflect pro forma adjustments for the planned transactions in order to meet the required closing conditions of the merger. Accordingly, a pro forma balance sheet adjustment has been made to reflect the sale of such assets at their historical carrying value. No pro forma adjustments have been made to reflect any anticipated gain or loss on the monetization of these assets, as the sale proceeds are not known.

Spin-off Transaction		Amount ($ in 000’s)
A	Represents the carrying value of STAR’s legacy assets, liabilities and amounts attributable to noncontrolling interests that will be spun off through a distribution of
	its interests in Star Holdings if not sold prior to the merger closing.
B	Represents the carrying value of loans and other lending investments, net that that will be spun off through a distribution of STAR’s interests in Star Holdings prior to the merger.	$(19,400)
	Represents the senior secured term loan originated by STAR to Star Holdings.	100,000
		80,600
C	Distribution of cash to Star Holdings, although the Company does not expect that all of this cash will be available at the time of the merger closing.	(85,066)
	Net proceeds from the up to $140 million margin loan secured by shares of SAFE common stock held by Star Holdings, the proceeds of which will be retained by STAR and used to repay corporate debt. The liability is assumed by Star Holdings.	138,611
		53,545
Other Pre Merger Transactions		Amount ($ in 000’s)
D	Other investments is reduced by STAR’s carrying value of the 5.4 million shares of SAFE common stock to be sold to MSD Capital for $200.0 million, using an assumed carrying value of $36.23 per share, which is the average carrying value of all shares of SAFE common stock held by STAR as of the date of the pro forma financial statements.	(195,860)
	Other investments is reduced for the carrying value of STAR’s approximately 6.63 million shares of SAFE common stock distributed to STAR stockholders as an in-kind dividend, using an assumed carrying value of $36.23 per share, which is the average carrying value of all shares of SAFE common stock held by STAR as of the date of the pro forma financial statements.	(240,464)
		(436,324)
E	Proceeds from sale of SAFE shares to MSD Capital, net of fees.	193,445
	Reclassification of restricted cash from other assets at STAR to cash and cash equivalents.	3,397
	Payments to settle unsecured notes, including $23.8 million of accrued interest.	(1,626,302)
	Prepayment penalty on early termination of unsecured notes.	(10,528)
		(1,439,988)
F	Payments of accrued interest on settlement of unsecured notes.	(23,838)

Other Pre Merger Transactions		Amount ($ in 000’s)
G	Represents the carrying value of unsecured notes, net of $20.5 million of unamortized costs, to be repaid or redeemed prior to the merger closing.	(1,581,934)
H	Loss on the sale of SAFE common stock to MSD Capital representing the difference between the carrying value of $195.9 million and net proceeds of $193.5 million and realization of $2.3 million of unrealized AOCI losses.	(3,072)
	Prepayment penalty and other adjustment to accumulated deficit from repayment of unsecured notes.	(31,058)
	Carrying value of SAFE shares to be distributed to STAR shareholders in the form of a dividend.	(241,271)
		(275,401)
I	Realization of STAR’s share of unrealized accumulated other comprehensive loss associated with sales and distributions of SAFE common stock.	1,464

Adjusted STAR Pro Forma Statement of Operations for the Nine Months Ended September 30, 2022
(in thousands, except per share data)
	Historical STAR	Spin-off Transaction(A)	Other Pre- Merger Transactions	Adjusted STAR
Revenues:
Operating lease income	$9,715	$(9,715)	$—	$—
Interest income	11,262	(11,187)	6,000(B)	6,075
Interest income from sales-type leases	861	—	—	861
Other income	51,545	(30,734)	—	20,811
Land development revenue	54,390	(54,390)	—	—
Total revenues	127,773	(106,026)	6,000	27,747
Costs and expenses:
Interest expense	76,056	(33,296)	(29,520)(C)	13,240
Real estate expense	39,337	(37,693)	—	1,644
Land development cost of sales	55,369	(55,369)	—	—
Depreciation and amortization	3,985	(3,561)	—	424
General and administrative	10,406	(5,882)	—	4,524
(Recovery of) provision for loan losses	22,556	(22,556)	—	—
Impairment of assets	1,768	(1,750)	—	18
Other expense	6,624	(274)	—	6,350
Total costs and expenses	216,101	(160,381)	(29,520)	26,200
Income from sales of real estate	1,443	—	—	1,443
Income (loss) from operations before earnings from equity method investments and other items	(86,885)	54,355	35,520	2,990
Loss on early extinguishment of debt, net	(131,200)	—	—	(131,200)
Earnings from equity method investments	102,222	(50,502)	—	51,720
Net income (loss) from operations before income taxes	(115,863)	3,853	35,520	(76,490)
Income tax expense	(567)	—	—	(567)
Net income (loss) from operations	(116,430)	3,853	35,520	(77,057)
Net loss (income) from operations attributable to noncontrolling interests	(46)	46	—	—
Net income (loss) attributable to the Company	(116,476)	3,899	35,520	(77,057)
Preferred dividends	(17,622)	—	—	(17,622)
Net income (loss) allocable to common shareholders	$(134,098)	$3,899	$35,520	$(94,679)
Loss per share	$(1.70)

(A)
Represents the operations of STAR’s legacy assets and liabilities that will be spun off to Star Holdings if not sold prior to the merger closing.

(B)
Interest income on the $100.0 million senior secured term loan originated by STAR to Star Holdings that bears interest at a fixed rate of 8.0% per annum.

(C)
Represents a reduction of interest expense attributable to $1.6 billion of STAR’s corporate debt obligations that will be repaid in contemplation of the merger.

Adjusted STAR Pro Forma Statement of Operations for the Year Ended December 31, 2021
(in thousands, except per share data)
	Historical STAR	Spin-off Transaction(A)	Other Pre Merger Transactions	Adjusted STAR
Revenues:
Operating lease income	$16,824	$(16,824)	$—	$—
Interest income	31,229	(29,522)	8,000(B)	9,707
Interest income from sales-type leases	1,215	—	—	1,215
Other income	70,259	(54,368)	—	15,891
Land development revenue	189,103	(189,103)	—	—
Total revenues	308,630	(289,817)	8,000	26,813
Costs and expenses:
Interest expense	115,400	(51,369)	(29,121)(C)	34,910
Real estate expense	45,994	(45,126)	—	868
Land development cost of sales	171,961	(171,961)	—	—
Depreciation and amortization	7,072	(6,487)	—	585
General and administrative	131,703	(46,340)	—	85,363
(Recovery of) provision for loan losses	(8,085)	8,085	—	—
Impairment of assets	678	(678)	—	—
Other expense	8,114	2,533	—	10,647
Total costs and expenses	472,837	(311,343)	(29,121)	132,373
Income from sales of real estate	26,319	(26,319)	—	—
Loss from operations before earnings from equity method investments and other items	(137,888)	(4,793)	37,121	(105,560)
Loss on early extinguishment of debt, net	—	—	(31,058)(D)	(31,058)
Earnings (losses) from equity method investments	154,344	(83,458)	(54,343)(E)	16,543
Net income (loss) from operations before income taxes	16,456	(88,251)	(48,280)	(120,075)
Income tax benefit	118	—	—	118
Net income (loss) from operations	16,574	(88,251)	(48,280)	(119,957)
Net loss (income) from operations attributable to noncontrolling interests	75	(75)	—	—
Net income (loss) attributable to the Company	16,649	(88,326)	(48,280)	(119,957)
Preferred dividends	(23,496)	—	—	(23,496)
Net income (loss) allocable to common shareholders	$(6,847)	$(88,326)	$(48,280)	$(143,453)
Loss per share	$(0.10)

(A)
Represents the operations of STAR’s legacy assets and liabilities that will be spun off to Star Holdings if not sold prior to the merger closing.

(B)
Interest income on the $100.0 million senior secured term loan originated by STAR to Star Holdings that bears interest at a fixed rate of 8.0% per annum.

(C)
Represents a reduction of interest expense attributable to $1.6 billion of STAR’s corporate debt obligations that will be repaid in contemplation of the merger.

(D)
Represents a loss on early extinguishment of debt attributable to $1.6 billion of STAR’s corporate debt obligations that will be repaid in contemplation of the merger.

(E)
Includes a loss of $3.1 million on the sale of SAFE common stock to MSD Capital representing the difference between the carrying value of $195.9 million and net proceeds of $193.5 million and realization of $0.7 million of unrealized AOCI losses and a loss of $51.2 million on the distribution of SAFE common stock in the form of a dividend to STAR shareholders (this item is nonrecurring in nature).

3. Transaction Accounting Adjustments
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of September 30, 2022 are as follows:
Acquisition accounting adjustments		Amount ($ in 000’s)
(a)	Represents the acquisition at fair value of net investment in leases.	$295
(b)	Elimination of carrying value of Adjusted STAR investment in SAFE that will be retired in connection with the merger, using an assumed carrying value of $36.23 per share, which is the average carrying value of all shares of SAFE common stock held by STAR as of the date of the pro forma financial statements.	(479,396)
	Represents the fair value adjustment to other investments for the acquisition by New SAFE of STAR’s interests in STAR’s ground lease plus fund and leasehold loan fund.	4
		(479,392)
(c)	Payment of STAR and SAFE expensed transaction costs.	(36,395)
	Drawdown on SAFE unsecured revolving credit facility to fund transaction expenses and pay cash consideration to STAR.	204,902
	Payments to settle STAR’s outstanding Series D, G, and I preferred shares at each series’ liquidation preference of $25.00 per share, or $305 million in aggregate.	(305,000)
		(136,493)
(d)	Represents the recording of the estimated goodwill created from the merger as described in Note 1.	163,485
(e)	Elimination of SAFE deferred fees as management agreement will be terminated in connection with the merger.	(8,881)
	Adjustment to operating lease right-of-use assets acquired.	4,043
	Fair value adjustment to deferred expenses and other assets acquired.	(1,439)
		(6,277)
(f)	Payment of accrued transaction fees of STAR and SAFE.	(4,161)
	Elimination of SAFE accrued management fees payable as management agreement will be terminated in connection with the merger.	(8,881)
	Fair value adjustment to assumed iPIP obligations and other liabilities.	2,501
		(10,541)
(g)	The drawdown on the SAFE unsecured revolving credit facility.	204,902
	Represents the fair value adjustment of STAR’s debt assumed. SAFE assumes $100.0 million principal amount of trust preferred debt.	(8,388)
		196,514
(h)	Represents the par value of preferred stock to be settled in the merger.	(12)
(i)	Adjustment to par value of common stock related to the issuance and recapitalization of equity in connection with the reverse acquisition.	(100)
(j)	Elimination of historical additional paid in capital of Adjusted STAR.	(3,096,418)
	Represents settlement of outstanding Series D, G and I preferred stock at each series’ liquidation preference of $25.00 per share.	(282,478)
	Represents the estimated stock purchase price, net of the adjustment to common stock in (i).	(35,085)
		(3,413,981)

Acquisition accounting adjustments		Amount ($ in 000’s)
(k)	Elimination of the historical amount in retained earnings for Adjusted STAR.	2,800,898
	Represents the expense of additional STAR and SAFE transaction costs that were not accrued as of September 30, 2022.	(32,234)
	Premium above book value on settlement of preferred stock.	(22,510)
		2,746,154
(l)	Represents the elimination of the historical amount in accumulated other comprehensive loss for Adjusted STAR.	1,596
(m)	Acquisition fair value adjustment to STAR’s noncontrolling interest relating to its iPIP equity plans.	21,988
Other Ancillary Adjustments
(n)	Cash portion of payments to settle STAR’s obligations under iPIP plans.	(22,122)
	Represents the proceeds from the sale of Caret Units to third-party investors, which represent noncontrolling interests in a subsidiary of New SAFE.	4,500
	Represents the net proceeds from the sale of Caret Units to MSD Capital, which represent noncontrolling interests in a subsidiary of New SAFE.	18,414
		792
(o)	Settlement of STAR’s iPIP obligations under liability classified plans.	(48,540)
(p)	Issuance of common stock for settlement of STAR’s iPIP obligations.	25
(q)	Represents the impact to additional paid in capital from the acceleration of vesting of STAR’s long-term incentive plan awards.	2,820
	Represents the impact to additional paid in capital in connection with the settlement of STAR’s iPIP obligations under its iPIP equity plans with 2.5 million shares of New Safe common stock.	66,300
		69,120
(r)	Represents the impact to accumulated deficit from the acceleration of vesting of STAR’s long-term incentive plan awards.	(2,820)
	Represents the impact to accumulated deficit from the acceleration of vesting of STAR’s long-term incentive plan awards.	(4,437)
	Fees associated with the Caret amendment.	(828)
		(8,085)
(s)	Settlement of STAR’s iPIP obligations.	(35,470)
	Fees associated with the Caret amendment attributable to noncontrolling interests.	(172)
	Represents the proceeds from the sale of Caret Units to third-party investors, which represent noncontrolling interests in a subsidiary of New SAFE.	4,500
	Represents the net proceeds from the sale of Caret Units to MSD Capital, which represent noncontrolling interests in a subsidiary of New SAFE.	19,414
		(11,728)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, are as follows:
Acquisition Accounting Adjustments		Amount $(in 000’s)
(aa)	Represents elimination of intercompany management fee earned by STAR from SAFE.	(14,950)
	Represents revenue from the new management agreement with Star Holdings.	11,250
		(3,700)
(bb)	Represents incremental interest expense based on fair value adjustment to debt obligations acquired.	360
(cc)	Represents elimination of intercompany management fee expense incurred by SAFE to STAR.	(14,950)
	Adjustment to straight-line rent expense for corporate office leases.	635
		(14,315)
(dd)	Represents elimination of earnings from equity method investments in SAFE.	(46,593)
	Represents adjustment to earnings from equity method investments from purchase accounting adjustments.	343
		(46,250)
(ee)	Represents the reversal of preferred dividends in contemplation of STAR’s cashing out its preferred stock in the merger.	17,622
Other Ancillary Transactions
(ff)	Represents accounting policy alignment to conform classification of interest income from sales-type leases, other expense and income tax expense to SAFE’s presentation.
(gg)	Represents incremental interest expense on $205 million draws from the Safe unsecured revolving credit facility. Assumes a borrowing rate of LIBOR plus 1.0%. For this purpose LIBOR was 3.14%, which represented the LIBOR rate as of September 30, 2022. A 0.125% change in LIBOR would increase or decrease interest expense by $0.2 million.	6,366
(hh)	The change in share count for earnings per share was attributable to shares issued as part of purchase consideration.
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, are as follows:
Acquisition Accounting Adjustments		Amount ($ in 000’s)
(ii)	Represents elimination of intercompany management fees earned by STAR from SAFE.	(14,866)
(jj)	Represents incremental interest expense based on fair value adjustment to debt obligations acquired.	458
(kk)	Represents elimination of intercompany management fees incurred by SAFE to STAR.	(14,866)
	Incremental lease cost for corporate office leases.	718
		(14,148)
(ll)	Represents elimination of earnings from equity method investments in SAFE.	(13,402)
(mm)	Represents the reversal of preferred dividends in contemplation of cashing out STAR’s preferred stock in the merger.	23,496

Other Ancillary Transactions
(nn)	Represents accounting policy alignment to conform classification of interest income from sales-type leases and income tax expense to SAFE’s presentation.
(oo)	Represents $25.0 million of income from the new management agreement with Star Holdings.	25,000
(pp)	Represents incremental interest expense on $205 million draws from the SAFE unsecured revolving credit facility used to fund repayments of STAR’s corporate unsecured corporate debt. Assumes a borrowing rate of LIBOR plus 1.0%. For this purpose LIBOR was 3.14%, which represented the LIBOR rate as of September 30, 2022. A 0.125% change in LIBOR would increase or decrease interest expense by $0.3 million.	8,488
(qq)	Represents incremental expense of $2.8 million for the acceleration of awards issued under STAR’s long-term incentive program (this item is nonrecurring in nature).	2,820
	Represents incremental expense of $4.4 million for the acceleration of awards issued under STAR’s iPIP program (this item is nonrecurring in nature).	4,437
		7,257
(rr)	Represents transaction fees incurred by STAR and SAFE in connection with the merger (this item is nonrecurring in nature).	32,234
(ss)	Fees associated with the Caret amendment.	1,000
	Represents accounting policy alignment to conform classification of other expense to SAFE’s presentation.	(118)
		882
(tt)	Fees associated with the Caret amendment attributable to noncontrolling interests.	172
(uu)	The change in share count for earnings per share was attributable to shares issued as part of purchase consideration.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
SAFEHOLD INC.
and
iSTAR INC.
Dated as of August 10, 2022

A-i

A-ii

Exhibit A	Separation and Distribution Agreement
Exhibit B	Governance Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Star Charter Amendment
Schedule I	SpinCo Reorganization and SpinCo Distribution Steps
Schedule II	Internalization Agreement
Schedule III	Internalization Steps Plan
Schedule IV	Reverse Management Agreement
Schedule V	Sample Star Share Consolidation Ratio Calculation

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2022 (this “Agreement”), is by and between iStar Inc., a Maryland corporation (“Star”), and Safehold Inc., a Maryland corporation (“Safe”). Star and Safe are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties intend that prior to the Charter Amendment Effective Time and the Effective Time, Star will, and will cause its applicable Subsidiaries to, consummate the SpinCo Reorganization and the SpinCo Distribution;
WHEREAS, following the SpinCo Reorganization and the SpinCo Distribution, and immediately prior to the Merger, the Parties intend for the charter of Star to be amended (the “Charter Amendment”) to effect a consolidation of each share of Star Common Stock issued and outstanding immediately prior to the Charter Amendment Effective Time, by means of a reverse stock split (the “Reverse Split”), into that number of shares of Star Common Stock equal to the Star Share Consolidation Ratio and further amended (the “Par Value Charter Amendment” ) to change the par value per share of Star Common Stock following the Reverse Split to $0.01 per share of Star Common Stock (the “Par Value Change”);
WHEREAS, following the Reverse Split and the Par Value Change, the Parties intend to effect a business combination through the Merger of Safe with and into Star, with Star being the surviving corporation of the Merger, pursuant to which each share of Safe Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall be converted into the right to receive one (1) newly issued share of Star Common Stock (the “Common Stock Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, a special committee of independent directors of the Board of Directors of Safe (the “Safe Special Committee”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Safe and (ii) recommended to the Board of Directors of Safe that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of Safe, acting upon the recommendation of the Safe Special Committee, has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Safe, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, a special committee of independent directors of the Board of Directors of Star (the “Star Special Committee”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, are advisable and in the best interests of Star and (ii) recommended to the Board of Directors of Star that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of Star, acting upon the recommendation of the Star Special Committee, has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, to be advisable and in the best interests of Star, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Star has entered into a voting agreement with Safe (the “Voting Agreement”), which provides, among other things, for the voting of its shares of Safe Common Stock in accordance with the terms thereof; and
WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended

(the “Code”), and (ii) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Section 354 and Section 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
MERGER
Section 1.1   SpinCo Reorganization and SpinCo Distribution.
(a)   SpinCo Reorganization and SpinCo Distribution.   Prior to the Charter Amendment Effective Time, Star shall, and shall cause its Subsidiaries to, consummate the SpinCo Reorganization and the SpinCo Distribution substantially in accordance with the provisions of Schedule I hereto and the separation and distribution agreement substantially in the form attached as Exhibit A hereto (the “Separation and Distribution Agreement”).
(b)   After the SpinCo Distribution and effective upon the Effective Time, SpinCo and Star will enter into a governance agreement substantially in the form attached as Exhibit B hereto (the “Governance Agreement”) and a registration rights agreement substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”), which each provide, among other things, for certain post-Closing matters.
Section 1.2   Charter Amendments.
(a)   Charter Amendment.   Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Charter Amendment Effective Time, the charter of Star shall be amended by the filing of the duly executed Charter Amendment, in the form of Exhibit D-1, with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Charter Amendment shall become effective at the effective time set forth therein, which the Parties intend to be immediately prior to the Par Value Charter Amendment Effective Time (the effective time of the Charter Amendment is referred to as the “Charter Amendment Effective Time”).
(b)   Reverse Split.   At the Charter Amendment Effective Time, by virtue of the Charter Amendment and without any action on the part of Safe, Star or the holders of any shares of capital stock of Safe or Star, the Reverse Split shall be effected pursuant to the Charter Amendment whereby each share of Star Common Stock outstanding immediately prior to the Charter Amendment Effective Time shall be consolidated into a fraction of a share of Star Common Stock equal to the Star Share Consolidation Ratio.
(c)   No Fractional Shares.   In the event that, as a result of the Reverse Split, a holder of Star Common Stock would hold a fractional share of Star Common Stock (after aggregating all fractional shares that would be held by such stockholder after giving effect to the Reverse Split), such stockholder’s fractional share shall be sold, and the proceeds therefrom remitted to such stockholder, as follows: As promptly as practicable following the Charter Amendment Effective Time, Star’s existing transfer agent or another transfer agent designated by Star (the “Transfer Agent”) shall determine the aggregate number of shares of Star Common Stock comprising the fractional shares of Star Common Stock to be sold pursuant to this Section 1.2(c) (such excess shares being herein referred to as the “Excess Shares”). As promptly as practicable following the Charter Amendment Effective Time, the Transfer Agent, as agent for such stockholders (the “Existing Star Holders”), shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to Existing Star Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Star Holders. The net proceeds of any such sale or sales of Excess Shares shall be remitted to Existing Star Holders, reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Star Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Star Holder would otherwise be entitled (after taking into account all shares of Star Common Stock held by such Existing Star Holder immediately prior to the effectuation of the Reverse Split and rounded to the nearest thousandth when expressed in decimal form) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be remitted to Existing Star Holders with respect to any fractional share interests, the Transfer Agent shall promptly remit such amounts to such holders subject to and in accordance with the foregoing. No dividends or other distributions with respect to Star Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Star Common Stock. The remittance of cash proceeds from the sale of such fractional shares of Star Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions as a result of the Reverse Split. From and after the Charter Amendment Effective Time, certificates that represented shares of Star Common Stock prior to the Charter Amendment Effective Time shall, until presented for exchange, represent only the number of shares of Star Common Stock into which such shares were combined pursuant to the Reverse Split.
(d)   Par Value Change.   Immediately after the Charter Amendment Effective Time, the charter of Star shall be amended by the filing of the duly executed Par Value Charter Amendment, in the form of Exhibit D-2, with the SDAT in accordance with the MGCL. The Par Value Charter Amendment shall become effective at the effective time set forth therein, which the Parties intend to be immediately prior to the Effective Time (the effective time of the Par Value Charter Amendment is referred to as the “Par Value Charter Amendment Effective Time” ). At the Par Value Effective Time by virtue of the Par Value Charter Amendment and without any action on the part of Safe, Star or the holders of any share of capital stock of Safe or Star, the Par Value Change Split shall be effected pursuant to the Par Value Charter Amendment whereby the par value of each share of Star Common Stock outstanding immediately following the Par Value Charter Amendment Effective Time shall be $0.01 per share.
Section 1.3   Merger.
(a)   Merger.   Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, Safe shall be merged with and into Star (the “Merger”). As a result of the Merger, the separate existence of Safe shall cease, and Star shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects provided in this Agreement and as specified in the MGCL.
(b)   Effective Time.   The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger with the SDAT, in such form as required by, and executed in accordance with, the relevant provisions of the MGCL (the “Articles of Merger”). The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (not to exceed 30 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).
Section 1.4   Closing.   The closing of the Merger (the “Closing”) will take place remotely by the exchange of documents by electronic transmission on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions at the Closing), or such other time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.5   Post-Closing Governance.
(a)   Name.   Effective as of the Effective Time, Star shall cause (i) the name of Star to be changed to “Safehold Inc.” and (ii) the ticker symbol of the Surviving Corporation to be “SAFE”.
(b)   Articles and Bylaws.   At the Effective Time, the charter of Star as in effect immediately prior to the Effective Time shall be amended and restated pursuant to the Articles of Merger to be in the form of the charter of Safe as in effect immediately prior to the Effective Time,and as so amended, shall be the charter of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided, however, that the name of the Surviving Corporation will be amended to be “Safehold Inc.” At the Effective Time, the bylaws of Star as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided, however, that at the Effective Time the bylaws of Star will be amended so that the name of the Surviving Corporation will be “Safehold Inc.”
(c)   Officers of the Surviving Corporation.   From and after the Effective Time, and until such time their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, the officers of Star as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
(d)   Directors of the Surviving Corporation.   From and after the Effective Time, and until such time their successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of a total of seven (7) directors, three (3) of whom shall be designated by Star and four (4) of whom shall be designated by Safe.
(e)   Necessary Actions.   Prior to the Closing, the Board of Directors of Star shall duly adopt resolutions and Star shall take all other such actions as are necessary to give effect to this Section 1.5.
Section 1.6   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1   Treatment of Securities.
(a)   Treatment of Safe Common Stock.   At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Star or Safe, each share of common stock, par value $0.01 per share, of Safe (the “Safe Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Safe Common Stock owned directly by Star or any of the wholly-owned Subsidiaries of Star or Safe and in each case not held on behalf of third parties (such excluded shares, the “Excluded Shares” and such eligible shares, the “Eligible Shares”), shall be automatically converted into the right to receive the Common Stock Merger Consideration. For the avoidance of doubt, shares of Safe Common Stock held by SpinCo and its Subsidiaries shall be Eligible Shares. The parties hereto agree that the one-for-one exchange ratio and the Common Stock Merger Consideration were determined assuming that the Reverse Split shall have occurred prior to the Merger.
(b)   Cancellation of Excluded Shares.   At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Safe or Star, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.
(c)   Star Common Stock.   At the Effective Time, each share of Star Common Stock issued and outstanding immediately following the Par Value Charter Amendment and immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

(d)   Star Preferred Stock.
(i)   At the Effective Time, each share of Star Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to $25.00 plus the aggregate amount of all accrued and unpaid dividends on such share of Star Series D Preferred Stock as of the Effective Time (the “Star Series D Preferred Stock Merger Consideration”).
(ii)   At the Effective Time, each share of Star Series G Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an amount in cash equal to $25.00 plus the aggregate amount of all accrued and unpaid dividends on such share of Star Series G Preferred Stock as of the Effective Time (the “Star Series G Preferred Stock Merger Consideration”).
(iii)   At the Effective Time, each share of Star Series I Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an amount in cash equal to $25.00 plus the aggregate amount of all accrued and unpaid dividends on such share of Star Series I Preferred Stock as of the Effective Time (the “Star Series I Preferred Stock Merger Consideration,” and together with the Star Series D Preferred Stock Merger Consideration and the Star Series G Preferred Stock Merger Consideration, the “Preferred Stock Merger Consideration,” and the Preferred Stock Merger Consideration together with the Common Stock Merger Consideration, the “Merger Consideration”).
(e)   Conversion of Safe Common Stock and Star Preferred Stock.   As a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Safe or Star, as of the Effective Time, all of the Eligible Shares and the Star Preferred Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares and Star Preferred Stock immediately prior to the Effective Time (the “Book-Entry Shares”) and each certificate previously representing any Eligible Shares and Star Preferred Stock immediately prior to the Effective Time (the “Certificates”) shall thereafter represent only the right to receive the applicable Merger Consideration into which such Eligible Shares and Star Preferred Stock have been converted pursuant to Section 2.1(a) and 2.1(e) and any dividends or other distributions pursuant to Section 2.2(c) or Section 6.9(c).
Section 2.2   Exchange of Certificates.
(a)   Exchange Agent.   Prior to Effective Time, Star shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Star and reasonably acceptable to Safe to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares and the Star Preferred Stock, (i) an aggregate number of shares of Star Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Star Common Stock required to be issued as the Merger Consideration pursuant to Section 2.1(a) and (ii) an aggregate amount of cash comprising the Preferred Stock Merger Consideration. In addition, Star shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 6.9(c). Such shares of Star Common Stock, Preferred Stock Merger Consideration and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.
(b)   Exchange Procedures.
(i)   Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Eligible Shares and Star Preferred Stock notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(g)) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.2(g)) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the applicable Merger Consideration, cash in lieu of fractional shares of Star Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the applicable Merger Consideration, cash in lieu of fractional shares of Star Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.
(ii)   Upon surrender to the Exchange Agent of Eligible Shares or Star Preferred Stock that are represented by Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 2.2(g)) or that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by the Surviving Corporation and the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) in the case of Eligible Shares, (1) that number of whole shares of Star Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (2) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of (1) any cash in lieu of fractional shares payable pursuant to Section 2.2(g) plus (2) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 6.9(c) and (B) in the case of Star Preferred Stock, an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) in an amount equal to the aggregate Preferred Stock Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(c).
(iii)   No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares or Star Preferred Stock, and any Certificate or ledger entry relating to Book-Entry Shares formerly representing shares of Safe Common Stock or Star Preferred Stock that have been so surrendered shall be cancelled by the Exchange Agent.
(iv)   In the event of a transfer of ownership of certificated Eligible Shares or Star Preferred Stock that is not registered in the transfer records of Safe or Star, as applicable, prior to the Effective Time, the applicable Merger Consideration, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of cash to be paid upon due surrender of the Certificate and any dividends or other distributions in respect thereof, may be issued or paid to such a transferee if the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and the Surviving Corporation. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Safe or Star, as applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the applicable Merger Consideration in accordance with this Article II, and any dividends or other distributions in accordance with Section 2.2(c) or Section 6.9(c), in each case without interest.

(c)   Distributions with Respect to Unexchanged Shares.   All shares of Star Common Stock to be issued as Common Stock Merger Consideration shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Star in respect of Star Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Star Common Stock issuable as Merger Consideration pursuant to this Agreement. No dividends or other distributions in respect of Star Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) or Book-Entry Share representing such Eligible Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Star Common Stock issued as Common Stock Merger Consideration in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Star Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Star Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of Safe of the shares of Safe Common Stock or Star of the shares of Star Preferred Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Safe Common Stock or Star Preferred Stock, as applicable, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of Safe who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for delivery of any shares of Star Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.1(c), Section 2.2(c), Section 2.2(e) and Section 6.9(c), in each case, without any interest thereon.
(f)   No Liability.   Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Safe Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(g)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Star, the posting by such Person of a bond, in such reasonable amount as Star may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(e), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the shares of Star Common Stock or cash into which the shares of Safe Common Stock or Star Preferred Stock represented by such Certificate were converted pursuant to Section 2.1(a) or Section 2.1(c), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.
(h)   Withholding.   Each of Star, Safe, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Star, Safe, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.3   Further Assurances.   If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.
Section 2.4   Treatment of Safe Equity Awards.
(a)   Safe Restricted Stock Units.   As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted stock units with respect to Safe Common Stock granted under the Safe Equity Plan (each, a “Safe Restricted Stock Unit”) that is outstanding as of immediately prior to the Effective Time shall be assumed by Star and shall be converted into a Star Restricted Stock Unit (which, for the avoidance of doubt, will not be adjusted pursuant to Section 2.5) with respect to a number of whole shares of Star Common Stock (rounded to the nearest whole share) equal to the number of shares of Safe Common Stock subject to such Safe Restricted Stock Unit as of immediately prior to the Effective Time. Except as otherwise provided in this Section 2.4(a), each Safe Restricted Stock Unit assumed and converted into a Star Restricted Stock Unit pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Safe Restricted Stock Unit as of immediately prior to the Effective Time (including, for the avoidance of doubt, the right to have shares of Star Common Stock withheld to satisfy any tax liabilities associated with the vesting of such Star Restricted Stock Units); provided, that, to the extent any such amount relates to a Safe Restricted Stock Unit that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts following the Closing Date at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Safe Restricted Stock Unit that shall not trigger a Tax or penalty under Section 409A of the Code.
(b)   Safe Actions.   Prior to the Effective Time, Safe shall take such actions as are necessary to provide for the treatment of the Safe Equity Awards as contemplated by this Section 2.4.
(c)   Plans and Awards Assumed by Star; Star Actions.   At the Effective Time, Star shall assume all obligations in respect of the Safe Equity Plan, including each outstanding Safe Equity Award. Star shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Star Common Stock for delivery upon settlement or vesting of the Star Restricted Stock Units in accordance with this Section 2.4. If registration of any plan interests in the Safe Equity Plan or the shares of Star Common Stock issuable thereunder is required under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on the Closing Date, Star shall promptly file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Star Common Stock subject to such awards.
Section 2.5   Treatment of Star Equity Awards.   As of the Charter Amendment Effective Time, by virtue of the Charter Amendment and without any action on the part of the holders thereof, each award of restricted stock units with respect to Star Common Stock (each, a “Star Restricted Stock Unit”) issued and outstanding immediately prior to the Effective Time shall be adjusted to correspond to a number of shares of Star Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Star Common Stock subject to such Star Restricted Stock Units as of immediately prior to the Charter Amendment Effective Time by (ii) the Star Share Consolidation Ratio.

Except as otherwise provided in this Section 2.5, each Star Restricted Stock Unit adjusted pursuant to this Section 2.5 shall continue to have, and shall be subject to, all the terms and conditions of the governing plan and award agreement as of immediately prior to the Charter Amendment Effective Time, and shall not otherwise be affected by the Merger.
Section 2.6   Adjustments to Prevent Dilution.   If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Safe Common Stock or shares of Star Common Stock, or securities convertible or exchangeable into shares of Safe Common Stock or shares of Star Common Stock, in each case, as a result of a reclassification, stock split (including any reverse stock split other than the Reverse Split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, then any number or amount contained herein (including any exchange ratio) which is based upon the number of shares of Star Common Stock or Safe Common Stock, as the case may be, shall be equitably adjusted to provide the holders of Eligible Shares and Star with the same economic effect as contemplated by this Agreement prior to such event.
Section 2.7   No Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Charter Amendment, the Par Value Charter Amendment or the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SAFE
Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Star by Safe immediately prior to the execution of this Agreement (the “Safe Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Safe Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Safe SEC Documents filed with the SEC since December 31, 2019 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Safe hereby represents and warrants to Star as follows:
Section 3.1   Organization, Standing and Power.
(a)   Safe is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Safe is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect. Safe and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect.
Section 3.2   Capital Structure.
(a)   As of the date hereof, the authorized capital stock of Safe consists of 400,000,000 shares of Safe Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Safe Preferred Stock”). As of the close of business on August 10, 2022 (the “Safe Capitalization Date”), (i) 62,187,433 shares of Safe Common Stock were issued and outstanding (including 10,000 shares underlying Safe Restricted Stock Units), (ii) no shares of Safe Preferred Stock were issued and outstanding, (iii) 698,500 shares of Safe Common Stock were reserved for issuance under the Safe Equity Plan and (iv) no shares of Safe capital stock were held by any Subsidiaries of Safe. All the outstanding shares of Safe Common Stock are, and all shares of Safe Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.
(b)   Except as set forth in Section 3.2(a), as of the date hereof: there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Safe or any of its Subsidiaries is a party or otherwise bound obligating Safe or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Safe or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Safe or a wholly owned Subsidiary of Safe); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Safe, other than the Safe Operating Partnership, that is not wholly owned.
(c)   Other than the Stockholder’s Agreement, dated as of January 2, 2019, between Star and Safe (as amended from time to time), there are no voting trusts or other agreements or understandings to which Safe or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Safe or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
Section 3.3   Authority; No Violation.
(a)   Safe has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Safe Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Safe and the performance by Safe of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Safe and all other necessary corporate action on the part of Safe, other than the receipt of the Safe Required Vote and the filing of the Articles of Merger with the SDAT, and no other corporate proceedings on the part of Safe are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Safe and constitutes, subject to the execution and delivery by Star, a valid and binding obligation of Safe, enforceable against Safe in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).
(b)   The execution and delivery by Safe of this Agreement does not, and, except as described in Section 3.3(c), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Safe will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any material Contract filed as an exhibit to Safe’s annual report on Form 10-K for the year ended on December 31, 2021 (each, a “Safe Material Contract”), permit, concession, franchise or right binding upon Safe or any Subsidiary of Safe or result in the creation of any Lien upon any of the properties or assets of Safe or any Subsidiary of Safe, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other organizational documents (“Organizational Documents”) of Safe or any Subsidiary of Safe or (iii) conflict with or result in any violation of any Laws applicable to Safe or any Subsidiary of Safe or any of their respective properties or assets, other than in the case of each of clauses (i), (ii) (with respect to Subsidiaries of Safe that are not Significant Subsidiaries) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect.

(c)   Except for (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (iii) any filings or approvals required under the rules and regulations of the NYSE and (iv) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization or arbitral body (public or private) (a “Governmental Entity”) is required by or with respect to Safe or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Safe or the consummation by Safe of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect.
Section 3.4   SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a)   Safe has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2019, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Safe SEC Documents”). As of their respective dates, the Safe SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Safe SEC Documents, and none of the Safe SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Safe, none of the Safe SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Safe has not received any comments from the SEC with respect to any of the Safe SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Safe that have not been adequately addressed.
(b)   The financial statements of Safe included in the Safe SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Safe and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(c)   Safe has established and maintains a system of internal control over financial reporting (as defined in Rules 13a – 15(f) and 15d – 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Safe (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a – 15(e) and 15d – 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Safe in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Safe’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Star, Safe’s outside auditors and the audit committee of the Board of Directors of Safe (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Safe’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Safe’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any Safe SEC Document has been so disclosed.
(d)   Since December 31, 2019, neither Safe nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Safe or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2019, including any such complaint, allegation, assertion or claim that Safe or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e)   There are no liabilities or obligations of Safe or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations reflected or reserved against in Safe’s most recent balance sheet or in the notes thereto contained in the Safe SEC Documents filed with the SEC prior to the date of this Agreement; (ii) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect.
(f)   Neither Safe nor any Subsidiary of Safe is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Safe or any Subsidiary of Safe, on the one hand, and any unconsolidated Affiliate of Safe or any Subsidiary of Safe, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Safe or any Subsidiary of Safe or any of their financial statements.
Section 3.5   Information Supplied.   None of the information supplied or to be supplied by Safe for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Safe with respect to statements made or incorporated by reference therein based on information supplied by Star for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.
Section 3.6   Absence of Certain Changes.
(a)   From December 31, 2021 through the date of this Agreement, Safe and its Subsidiaries, taken as a whole, have conducted their business in the ordinary course in all material respects. For purposes of this Agreement, “ordinary course” with respect to Safe’s conduct of business shall be construed to mean that the conduct is consistent with Safe’s publicly disclosed corporate strategy of acquiring, originating, owning, selling and managing ground leases and ground lease related assets, capitalizing such activities with debt or equity, pursuing a strategy to express the value of Caret Ventures LLC through sales, amendments to the interests issuable and issued by Caret Ventures LLC, marketing or otherwise and taking any and all corporate actions in connection with the foregoing or otherwise consistent with and in furtherance of the performance of its obligations under this Agreement and satisfying its obligations hereunder.
(b)   Since December 31, 2021, no Effects have occurred which have had a Safe Material Adverse Effect that is continuing.

Section 3.7   Board Approval.   The Safe Special Committee, at a meeting duly called and held, unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Safe and (b) recommended to the Board of Directors of Safe that it approve and declare advisable this Agreement, and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein. The Board of Directors of Safe, by resolutions duly adopted, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Safe, (ii) subject to Section 6.4, resolved to recommend that the stockholders of Safe approve the Merger and directed that such matter be submitted for consideration by Safe stockholders at the Safe Stockholders Meeting and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Safe Common Stock as set forth in Safe’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.
Section 3.8   Vote Required.   The affirmative vote of the stockholders entitled to cast a majority of all the votes entitled to be cast on the Merger (the “Safe Required Vote”) is the only vote of the holders of any class or series of capital stock of Safe necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).
Section 3.9   Brokers or Finders.   Neither Safe nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Safe Special Committee has employed J.P. Morgan Securities LLC as its financial advisor.
Section 3.10   Opinion of Safe Special Committee Financial Advisor.   The Safe Special Committee has received the opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion set forth therein, the Common Stock Merger Consideration to be received by the holders of Eligible Shares is fair, from a financial point of view, to the holders of shares of Safe Common Stock. A copy of such opinion will be provided to Star by Safe solely for informational purposes after the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Safe Special Committee and may not be relied upon by Star or any director, officer or employee of Star for any purpose.
Section 3.11   No Additional Representations.   Except for the representations and warranties contained in Article IV, Safe acknowledges that neither Star nor any Subsidiary or Representative of Star makes, and Safe acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Star or with respect to any other information provided or made available to Safe in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Safe or to Safe’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STAR.
Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Safe by Star immediately prior to the execution of this Agreement (the “Star Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Star Disclosure Letter shall be deemed to be disclosed for all purposes of this Article IV as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article IV is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Star SEC Documents filed with the SEC since December 31, 2019 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Star hereby represents and warrants to Safe as follows:
Section 4.1   Organization, Standing and Power.   Star is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Star is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect. Star and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect. Star has previously made available to Safe true and complete copies of the Organizational Documents, as applicable, of Star, its Significant Subsidiaries, other than Significant Subsidiaries that will be Subsidiaries of SpinCo after giving effect to the SpinCo Reorganization and the SpinCo Distribution, and the Star Joint Ventures, in each case, as in effect as of the date hereof. Each of Star and the Star Joint Ventures’ Organizational Documents are in full force and effect, and each of Star and the Star Joint Ventures is not in violation of any of their respective Organizational Documents.
Section 4.2   Capital Structure.
(a)   As of the date hereof, the authorized capital stock of Star consists of 200,000,000 shares of Star Common Stock, $0.001 par value per share and 30,000,000 shares of Star Preferred Stock, $0.001 par value per share. As of the close of business on August 10, 2022 (the “Star Capitalization Date”), (i) 85,373,182 shares of Star Common Stock were issued and outstanding, (ii) 4,000,000 shares of Star Series D Preferred Stock were issued and outstanding, (iii) 3,200,000 shares of Star Series G Preferred Stock were issued and outstanding, (iv) 5,000,000 shares of Star Series I Preferred Stock were issued and outstanding, (v) 2,331,985 shares of Star Common Stock were reserved for issuance under the Star Equity Plans (including no shares underlying Star Restricted Stock Units) and (vi) no shares of Star capital stock were held by Subsidiaries of Star. All the outstanding shares of Star Common Stock and Star Preferred Stock are, and all shares of Star Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.
(b)   Except as set forth in Section 4.2(a), and except for the Star Convertible Notes, as of the date hereof: (i) Star does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Star Common Stock that have become outstanding after the Star Capitalization Date as a result of any conversion of any Star Convertible Notes, in accordance with the Star Convertible Notes Indenture and exchanges of Star Convertible Notes as reported in the Star SEC Documents and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Star or any of its Subsidiaries is a party or otherwise bound obligating Star or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Star or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Star or a wholly owned Subsidiary of Star); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Star that is not wholly owned by Star.
(c)   Other than the Star Convertible Notes, no bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of Star or any of its Subsidiaries is issued or outstanding.
(d)   Other than the Voting Agreement and Article IX of Star’s charter, there are no voting trusts or other agreements or understandings to which Star or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Star or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
Section 4.3   Authority; No Violation.
(a)   Star has, and SpinCo will have prior to the Closing, all requisite corporate power and authority to execute, deliver and perform all of their respective obligations under this Agreement and the Separation and Distribution Agreement, and, subject to the receipt of the Star Required Vote, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Separation and Distribution Agreement by Star and SpinCo and the performance by Star and SpinCo of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Star and will be duly authorized prior to the Closing by the Board of Directors of SpinCo and all other necessary corporate action on the part of each of Star and SpinCo, other than the receipt of the Star Required Vote and the filing of the Charter Amendment, the Par Value Charter Amendment and the Articles of Merger with the SDAT, and no other corporate proceedings on the part of Star or SpinCo are necessary to authorize this Agreement or the Separation and Distribution Agreement or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Star and constitutes, subject to the execution and delivery by Safe, a valid and binding obligation of Star, enforceable against Star in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions. The Separation and Distribution Agreement will be duly and validly executed and delivered by each of Star and SpinCo prior to the Closing, and will constitute, as of immediately prior to the Closing, a valid and binding obligation of each of Star and SpinCo, enforceable against each of Star and SpinCo in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.
(b)   The execution and delivery by Star of this Agreement does not, and, the execution and delivery of Star and SpinCo of the Separation and Distribution Agreement, and, except as described in Section 4.3(c), the consummation of the transactions contemplated by this Agreement and the Separation and Distribution Agreement and compliance with the provisions of this Agreement and the Separation and Distribution Agreement by each of Star and SpinCo will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Star or any Subsidiary of Star (including SpinCo prior to and at the Closing) or result in the creation of any Lien upon any of the properties or assets of Star or any Subsidiary of Star (including SpinCo prior to and at the Closing), other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Star or any Subsidiary of Star (including SpinCo prior to and as of the Closing) or (iii) conflict with or result in any violation of any Laws applicable to Star or any Subsidiary of Star (including SpinCo prior to and at the Closing) or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Subsidiaries of Star that are not Significant Subsidiaries) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(c)   Except for (i) the applicable requirements, if any, of Blue Sky Laws, (ii) required filings or approvals under the Exchange Act and the Securities Act, (iii) any filings or approvals required under the rules and regulations of the NYSE and (iv) the filing of the Charter Amendment, the Par Value Charter Amendment and the Articles of Merger with, and the acceptance for record of the Charter Amendment, the Par Value Charter Amendment and the Articles of Merger by the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Star or any of its Subsidiaries (including SpinCo prior to and at the Closing) in connection with the execution and delivery of this Agreement by Star or of the Separation and Distribution Agreement by each of Star and SpinCo, or the consummation by Star and SpinCo of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.

Section 4.4   SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a)   Star has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2019, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Star SEC Documents”). As of their respective dates, the Star SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Star SEC Documents, and none of the Star SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Star, none of the Star SEC Documents are as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Star has not received any comments from the SEC with respect to any of the Star SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Star that have not been adequately addressed.
(b)   The financial statements of Star included in the Star SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Star and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(c)   Star has established and maintains a system of internal control over financial reporting (as defined in Rules 13a – 15(f) and 15d – 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Star (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a – 15(e) and 15d – 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Star in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Star’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Safe, Star’s outside auditors and the audit committee of the Board of Directors of Star (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Star’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Star’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any Star SEC Document has been so disclosed.
(d)   Since December 31, 2019, neither Star nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Star or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2019, including any such complaint, allegation, assertion or claim that Star or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e)   There are no liabilities or obligations of Star or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations reflected or reserved against in Star’s most recent balance sheet or in the notes thereto contained in the Star SEC Documents filed with the SEC prior to the date of this Agreement; (ii) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(f)   Neither Star nor any Subsidiary of Star is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Star or any Subsidiary of Star, on the one hand, and any unconsolidated Affiliate of Star or any Subsidiary of Star, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Star or any Subsidiary of Star or any of their financial statements.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by Star for inclusion or incorporation by reference in (a) the Form S-4 or the Form 10 will, at the time the Form S-4 or the Form 10, as applicable, is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (c) the SpinCo Information Statement will, at the date of effectiveness of the Form 10 and of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4, the Form 10, the Joint Proxy Statement/Prospectus and the SpinCo Information Statement will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Star with respect to statements made or incorporated by reference therein based on information supplied by Safe for inclusion or incorporation by reference in the Form S-4, Form 10, the Joint Proxy Statement/Prospectus or the SpinCo Information Statement, as applicable. As of the date of this Agreement, Star does not have knowledge of the existence of any Effect that constitutes a Safe Material Adverse Effect.
Section 4.6   Compliance with Laws.   Star and each of its Subsidiaries (other than SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution) are, and since December 31, 2019 have been, in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect. Neither Star nor any of its Subsidiaries (other than SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution) has received any written notice since December 31, 2019 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
Section 4.7   Legal Proceedings.   There is no suit, action, claim, charge, complaint, audit, investigation, arbitration, inquiry or proceeding (whether judicial, arbitral, administrative or other) (each, an “Action”) pending or, to the knowledge of Star, threatened, by, against or affecting Star or any of its Subsidiaries or any of their respective properties or assets (other than SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution) which have had or would reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect. There is no judgment, decree, writ, injunction, ruling, award or order of any Governmental Entity or arbitrator outstanding against Star or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.

Section 4.8   Taxes.   Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect:
(a)   Star and each of its Subsidiaries have (i) duly and timely filed (or caused to be filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (ii) duly and timely paid in full (or caused to be paid in full on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (iii) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;
(b)   in the past five years, neither Star nor any of its Subsidiaries has received a written claim by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(c)   there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Star or any of its Subsidiaries, and neither Star nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
(d)   no deficiency for Taxes of Star or any of its Subsidiaries has been claimed, proposed or assessed in writing by any governmental authority, which deficiency has not yet been settled;
(e)   neither Star nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;
(f)   neither Star nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;
(g)   neither Star nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;
(h)   neither Star nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);
(i)   since Star’s taxable year ended December 31, 2016, (A) neither Star nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Star nor any of its Subsidiaries have incurred any material liability for any other Taxes, and no event has occurred, and no condition or circumstance exists, which presents a risk that any amount of such Tax will be imposed upon Star or any of its Subsidiaries, in each case other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property;
(j)   there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Star or any of its Subsidiaries, and after the Closing Date neither Star nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Tax protection agreements;
(k)   neither Star nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Star or a Subsidiary of Star) or (ii) has any liability for the Taxes of any Person (other than Star or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(l)   Star (i) for all taxable years commencing with its taxable year ended December 31, 2016 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years, (ii) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Effective Time) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Star, threatened;
(m)   each Subsidiary of Star has been since the later of its acquisition, formation, or the taxable year ended December 31, 2016, and continues to be treated for federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (iii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (iv) a REIT;
(n)   neither Star nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code;
(o)   neither Star nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(p)   neither Star nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
(q)   there is no Tax protection agreement to which Star or any of its Subsidiaries is a party;
(r)   to the knowledge of Star, there are no Tax Liens upon any property or assets of Star or any of its Subsidiaries, except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(s)   Star is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
(t)   neither Star nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement, other than the distribution of SpinCo to Star in the SpinCo Reorganization.
Section 4.9   Material Contracts.   Section 4.9 of the Star Disclosure Letter sets forth a true, complete and correct list of all Star Material Contracts as of the date of this Agreement. A true, complete and correct copy of each Star Material Contract, as of the date of this Agreement, has been made available by Star to Safe prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, each of the Star Material Contracts is a valid and binding obligation of Star or the Subsidiary of Star that is a party thereto, and, to the knowledge of Star, the other parties thereto, enforceable against Star and its Subsidiaries and, to the knowledge of Star, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Star or any of its Subsidiaries is, and to the knowledge of Star no other party is, in breach, default or violation (and no event has occurred or not occurred through Star’s or any Subsidiary of Star’s action or inaction or, to the knowledge of Star, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Star Material Contract to which Star or any Subsidiary of Star is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
Section 4.10   Benefit Plans.
(a)   Section 4.10(a)   of the Star Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed to by Star or any of its Subsidiaries, or which Star or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or under or with respect to which Star or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation, other than any plan or program maintained by a Governmental Entity to which Star or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Star Benefit Plans”). No Star Benefit Plan is established or maintained outside of the United States or for the benefit of current or former directors, officers, employees or other service providers of Star or any of its Subsidiaries residing outside of the United States.
(b)   Star has made available to Safe prior to the date of this Agreement a true, correct and complete copy of each Star Benefit Plan currently in effect and, with respect thereto, if applicable, (i) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (ii) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Star Benefit Plan, (iii) the most recent determination, opinion or advisory letter from the IRS (if applicable) for such Star Benefit Plan and (iv) any non-routine correspondence with a Governmental Entity regarding any Star Benefit Plan.
(c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, (i) each Star Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (ii) each Star Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely upon a favorable opinion or advisory letter from the IRS as to its qualification, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (iii) none of Star, any of its Subsidiaries or, to the knowledge of Star, any other Person has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Star or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (iv) there does not now exist, nor, to the knowledge of Star, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability (contingent or otherwise) of Star, any of its Subsidiaries or any of their respective ERISA Affiliates, (v) all contributions or other payments required to be made by or with respect to each Star Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Star or its Subsidiaries in accordance with the provisions of each of the Star Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Star in accordance with GAAP and (vi) there are no pending or, to the knowledge of Star, threatened Actions by or on behalf of any Star Benefit Plan, by any employee or beneficiary covered under any Star Benefit Plan or otherwise involving any Star Benefit Plan or any trusts related thereto (other than routine claims for benefits). Neither Star nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.
(d)   None of Star, any of its Subsidiaries or any of their respective ERISA Affiliates, sponsors, maintains, contributes to, or participates in, or has any current or contingent obligation or liability in connection with: (i) a plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iv) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (v) any plan, program or arrangement which provides for retiree, post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof or any other Person, except pursuant to Section 4980B of the Code or other applicable Law for which the recipient pays the full cost.
(e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Star or any of its Subsidiaries under any Star Benefit Plan, (ii) increase any benefits otherwise payable or trigger any other obligation under any Star Benefit Plan, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.
(f)   No Star Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.
Section 4.11   Employment and Labor Matters.
(a)   Neither Star nor any of its Subsidiaries is a party to or bound by any Labor Agreement, and no labor union labor organization or employee association represents any employees of Star or any of its Subsidiaries.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, there are (i) no pending, or, to the knowledge of Star, threatened strikes or lockouts with respect to any employees of Star or any of its Subsidiaries, (ii) no demand or proceedings for recognition or certification by any labor union, or other labor organization, or, to the knowledge of Star, labor organizing efforts or activities with respect to any employees of Star or its Subsidiaries, (iii) no unfair labor practice charges, labor disputes (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Star, threatened with respect to any employees of Star or its Subsidiaries and (iv) no slowdowns or work stoppages in effect or, to the knowledge of Star, threatened with respect to any employees of Star or its Subsidiaries, nor has Star or any of its Subsidiaries experienced any events described in clauses (i), (ii), (iii) or (iv) within the past three years.
(c)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, Star and its Subsidiaries are, and have been since December 31, 2019, in compliance with all applicable Laws relating to employment and labor, including all applicable Laws relating to terms and conditions of employment, wages, hours, labor relations, employment discrimination, harassment or retaliation, classification of non-employee service providers (including independent contractors, consultants and leased employees) and exempt and non-exempt employees, safety and health, workers’ compensation, unemployment insurance, disability, equal opportunity, affirmative action, plant closures and layoffs (including the WARN Act), immigration (including the completion of Forms I-9 and the proper confirmation of employee visas), employee leave, COVID-19, pay equity and the collection and payment and withholding of social security. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, Star and its Subsidiaries have fully and timely paid all wages, salaries, premiums, commissions, bonuses, severance, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.
(d)   To the knowledge of Star: (i) no current or former employee or independent contractor of Star or its Subsidiaries is in any material respect in violation of any employment agreement, restrictive covenant agreement or other obligation: (A) owed to Star or its Subsidiaries, or (B) owed to any third party with respect to such person’s right to be employed or engaged by Star or its Subsidiaries; and (ii) no current employee of Star or its Subsidiaries with annualized compensation at or above $100,000 intends to terminate his or her employment prior to the one year anniversary of the Closing.

Section 4.12   Absence of Certain Changes.
(a)   Since December 31, 2021 through the date of this Agreement, Star and its Subsidiaries, taken as a whole, have conducted their business in the ordinary course in all material respects. For purposes of this Agreement, “ordinary course” with respect to Star’s conduct of business shall be construed to mean that the conduct is consistent with Star’s publicly disclosed corporate strategy of simplifying its balance sheet, selling legacy assets and transitioning the focus of its portfolio and resources to the ground lease sector or otherwise consistent with and in furtherance of the performance of its obligations under this Agreement to effectuate the SpinCo Reorganization and the SpinCo Distribution and satisfy its other obligations hereunder.
(b)   Since December 31, 2021, no Effects have occurred which have had a Star Material Adverse Effect that is continuing.
Section 4.13   Board Approval.   The Star Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, are advisable and in the best interests of Star and (ii) recommended to the Board of Directors of Star that it approve and declare advisable this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, upon the terms contained herein and therein. The Board of Directors of Star, by resolutions duly adopted, has (a) approved and adopted this Agreement and the Separation and Distribution Agreement and declared this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance, to be advisable and in the best interests of Star, (b) subject to Section 6.4, resolved to recommend that the stockholders of Star approve the Merger and the Star Stock Issuance and direct that such matters be submitted for consideration by Star stockholders at the Star Stockholders Meeting, and (c) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Star Common Stock as set forth in Star’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. Prior to the Closing, the Board of Directors of SpinCo and the sole stockholder of SpinCo will have taken all actions required for the execution and delivery of the Separation and Distribution Agreement and the consummation of the transactions contemplated thereby.
Section 4.14   Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Star Common Stock voting together as a single class with the holders of the Star Series D Preferred Stock to approve the Merger and the affirmative vote of the holders of a majority of the votes cast by holders of shares of Star Common Stock voting together as a single class with the holders of the Star Series D Preferred Stock at the Star Stockholders Meeting to approve the Star Stock Issuance (collectively, the “Star Required Vote”) are the only votes of the holders of any class or series of shares of capital stock of Star necessary to approve this Agreement, the Voting Agreement, the Governance Agreement, the Registration Rights Agreement, the Separation and Distribution Agreement and the transactions contemplated hereby and thereby (including the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance).
Section 4.15   Properties; Loans.
(a)   Section 4.15(a) of the Star Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned or leased by Star or any of its Subsidiaries, other than real properties that will be owned or leased by Subsidiaries of SpinCo after giving effect to the SpinCo Reorganization and the SpinCo Distribution, whether such property is owned, leased (as lessee) or subleased (as sublessee) and the name of the entity that owns or leases such real property (but specifically excluding all ground leased and ground subleased properties) (all such real property interests, together with all right, title and interest of Star and any of its Subsidiaries as of the date of this Agreement that will not be contributed to SpinCo pursuant to the Separation and Distribution Agreement in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and

(ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as a “Star Leased Property” or “Star Owned Property”, as applicable, and collectively referred to herein as the “Star Owned or Leased Properties”). Section 4.15(a)of the Star Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Star or a Subsidiary of Star for purchase or which is required under a written agreement to be leased or subleased by Star or a Subsidiary of Star after the date of this Agreement, and that will not be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution. Except as set forth on Section 4.15(a)of the Star Disclosure Letter, there are no real properties that Star or any of its Subsidiaries is obligated to buy, lease, ground lease, sublease or ground sublease at some future date, and that will not be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution. True, correct and complete copies of all lease agreements and all amendments or modifications thereto for Star Leased Properties (the “Star Leases”) have been made available to Safe. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect (A) neither Star nor any of its Subsidiaries is and, to the knowledge of Star, no other party is, in breach or violation of, or default under, any Star Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Star Lease by Star or any of its Subsidiaries, or, to the knowledge of Star, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Star Lease is in monetary default under such Star Lease, and (C) each Star Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Star or a Subsidiary of Star and, to the knowledge of Star, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions.
(b)   Section 4.15(b) of the Star Disclosure Letter lists each parcel of real property currently ground leased or ground subleased by Star or any of its Subsidiaries (each individual referred to herein as a “Star Ground Leased Property” and collectively referred to herein as the “Star Ground Leased Properties” and together with the Star Owned or Leased Properties each individually referred to herein as a “Star Property” and collectively referred to herein as the “Star Properties”) and sets forth the party holding such ground leasehold interest and a list of the ground lease or ground sublease (collectively, with each other agreement or amendment modifying, supplementing or assigning such ground lease or ground sublease or related to “PILOT” or other tax-abatement arrangements entered into at such Star Ground Leased Properties, the “Ground Lease Documents”) as of the Effective Time. True, correct and complete copies of all Ground Lease Documents have been made available to Safe. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, each of the Ground Lease Documents is valid, binding and in full force and effect and enforceable as against Star or the applicable Subsidiary of Star and, to the knowledge of Star, as against the other party thereto, subject to the applicable Bankruptcy and Equitable Exceptions. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, neither Star nor any Subsidiary of Star (i) has received or delivered any written notice of default under any of the Ground Lease Documents that remains uncured or (ii) is in default (with or without notice or lapse of time or both), under the Ground Lease Documents, and, to the knowledge of the Safe, the other party under the Ground Lease Documents is not in default (with or without notice or lapse of time or both) thereunder.
(c)   Star or a Subsidiary of Star owns good and marketable indefeasible fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Star Properties, in each case, free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, none of Star nor any Subsidiary of Star has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Star Properties.
(e)   Star or its Subsidiaries, as applicable, are in possession of title insurance policies with respect to each Star Property that is owned in fee or ground leased (each, a “Star Title Insurance Policy”). Since

December 31, 2019, no written claim has been made against any Star Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(f)   Star and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property that will be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect. None of Star’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(g)   Neither Star nor any of its Subsidiaries has (i) received written notice of any structural defects relating to any Star Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, or (ii) received written notice of any physical damage to any Star Properties which has had or would reasonably be expected have, individually or in the aggregate, a Star Material Adverse Effect.
(h)   Each Subsidiary of Star set forth on Section 4.15(h) of the Star Disclosure Letter, as applicable, is the sole owner and holder of the loan or loans identified across from its name therein that will not be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution (each, a “Loan”). The applicable Subsidiary’s right, title and interest in, to, under and with respect to such Loan is owned free and clear of any liens, pledges, participations, charges or security interests. On or prior to the date hereof, Star has delivered to Safe true, correct and complete copies of all loan documents with respect to each Loan (the “Loan Documents”) and all Loan Documents remain in full force and effect. The applicable Subsidiary represents that it has possession or custody of the original file of Loan Documents with respect to each Loan, including, without limitation, the original promissory note or notes for each Loan. No party under any Loan Document is in default thereunder beyond notice and grace periods, and no Subsidiary has delivered a notice of an event of default to any borrower or guarantor.
(i)   Other than the Star Properties, neither Star nor any of its Subsidiaries own, directly or indirectly, any fee simple, leasehold or other ownership interest in any real property as of the Effective Time that will not be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution. There are no outstanding options, rights of first offer or rights of first refusal or other rights to purchase any Star Owned or Leased Properties or any portion thereof or interest therein and there are no agreements to enter into any contract for sale or letter of intent to sell any Star Property or any portion thereof, which, in each case, is in favor of any party other than Star or a Subsidiary of Star or Safe. Neither Star nor any of its Subsidiaries is a party to any agreement pursuant to which Star or any of its Subsidiaries manages, or manages the development of, any material real property for any other party.
Section 4.16   Environmental Matters.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect:
(i)   (A) Star, each of its Subsidiaries and each of the Star Properties are, and since December 31, 2019 have been, in compliance with all applicable Environmental Laws, which has included obtaining, maintain and complying with all Permits required under Environmental Laws; (B) there is no litigation, Action, investigation, request for information or other proceeding pending or, to the knowledge of Star, threatened against, and no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against, Star or any of its Subsidiaries under any Environmental Laws; and (C) since December 31, 2019 (or earlier to the extent unresolved), Star has not received any written notice regarding any actual or alleged violation of or liability under any Environmental Laws.

(ii)   Neither Star nor any of its Subsidiaries has any liability (contingent or otherwise) under any Environmental Law with respect to any release or disposal of, contamination by, or exposure of any person to any Hazardous Materials, none of the Star Properties are contaminated by any Hazardous Materials, and, to the knowledge of Star, there are currently no asbestos-containing materials, polychlorinated biphenyls, or underground storage tanks, active or abandoned, used for the storage of Hazardous Materials at any Star Properties in violation of applicable Environmental Laws.
(b)   Star and its Subsidiaries have made available to Safe all environmental assessments, audits and reports and other material environmental, health or safety documents relating to the Star Properties that are in their possession or reasonable control.
Section 4.17   Intellectual Property, Rights Information Technology and Data Security.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, (a) Star and its Subsidiaries exclusively own or have a valid license or other right to use all Intellectual Property Rights (including any registrations or applications for registration of any of the foregoing) that will be used in or necessary to carry on their business after the SpinCo Reorganization and the SpinCo Distribution (collectively, the “Star Intellectual Property”) free and clear of all Liens (except for Permitted Liens) and the consummation of the transactions contemplated by this Agreement will not adversely affect such ownership or license or right to use, (b) Section 4.17(b) of the Star Disclosure Letter contains a complete and accurate list of all registered or applied for Star Intellectual Property owned by Star or any of its Subsidiaries that will continue to be owned by them after the SpinCo Reorganization and the SpinCo Distribution, all of which is valid and enforceable, (c) all Persons who have been involved in the development of any Intellectual Property Rights for Star or any of its Subsidiaries have signed agreements assigning to Star or the applicable Subsidiary of Star all such Intellectual Property Rights (except to the extent such Intellectual Property Rights vest initially in Star or its Subsidiaries by operation of Law), (d) no proprietary source code of Star or its Subsidiaries has been disclosed to any third party, (e) neither Star nor any of its Subsidiaries is subject to any license of Open Source Software that requires Star or any of its Subsidiaries to provide any source code for any proprietary software to any Person, (f) neither Star nor any of its Subsidiaries has infringed, misappropriated or violated and neither Star nor any of its Subsidiaries has received any written notice of infringement, misappropriation or violation of the rights of others with respect to the conduct of the business of Star and its Subsidiaries or the use of any Star Intellectual Property, (g) to the knowledge of Star, no Person is infringing on, misappropriating or violating any of the Star Intellectual Property, (h) Star and each of its Subsidiaries has taken commercially reasonable steps to safeguard the confidentiality, security and integrity of the Systems and such Systems are free from any virus, malware or material vulnerability and are sufficient for the operation of the business of Star and its Subsidiaries and (i) there have been no material failures, breakdowns, continued substandard performance or other adverse events affecting any Systems that have not been remediated in all material respects and since December 31, 2019, neither Star nor any of its Subsidiaries has experienced a Security Incident.
Section 4.18   Permits.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect, (a) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”), held by Star and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Star and its Subsidiaries and for the operation of the Star Properties, (b) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (c) neither Star nor any of its Subsidiaries has received any claim or notice indicating that Star or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Star, no such noncompliance exists.
Section 4.19   Insurance.   Star and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Star or the applicable Subsidiary of Star has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Star nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Star or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business or such as is normal and customary in Star’s industry.
Section 4.20   Brokers or Finders.   Neither Star nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution or the Star Stock Issuance or the other transactions contemplated by this Agreement, except that the Star Special Committee has employed Lazard Freres & Co. LLC as its financial advisor.
Section 4.21   Opinion of Star Special Committee Financial Advisor.   The Star Special Committee has received the written opinion of its financial advisor, Lazard Freres & Co. LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Common Stock Merger Consideration and SpinCo Common Shares to be received by the holders of Star’s Common Stock pursuant to this Agreement is fair, from a financial point of view, to Star. A true and correct copy of such opinion will be provided to Safe by Star solely for informational purposes after the date of this Agreement.
Section 4.22   No Additional Representations.   Except for the representations and warranties contained in Article III, Star acknowledges that neither Safe nor any Subsidiary or Representative of Safe makes, and Star acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Safe or with respect to any other information provided or made available to Star in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Star or to Star’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1   Covenants of Safe.
(a)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 5.1 of the Safe Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Safe or any of its Subsidiaries, (iv) in connection with COVID-19 Measures or (v) with Star’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed) or knowledge, Safe shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct their businesses, taken as a whole, in the ordinary course of business and, consistent with the foregoing, use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Safe as a REIT.
(b)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 5.1 of the Safe Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Safe or any of its Significant Subsidiaries, (iv) in connection with COVID-19 Measures or (v) with Star’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Safe shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 5.1(b) such action or inaction shall be deemed permitted pursuant to Section 5.1(a)):
(i)   other than in the ordinary course of business or in a manner that is not adverse to Safe in any material respect, amend any of the Organizational Documents of Safe or the Safe Operating Partnership or waive any provision thereunder;

(ii)   split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Safe or the Safe Operating Partnership;
(iii)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Safe or any of its Subsidiaries or other equity securities or ownership interests in Safe or any of its Subsidiaries, except for (A) the declaration and payment by Safe of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.20 per share of Safe Common Stock, and (B) the declaration and payment of dividends or other distributions (including distributions of assets to Safe or to another direct or indirect wholly owned Subsidiary of Safe) by any direct or indirect wholly owned Subsidiary of Safe or Safe; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 5.1(b)(iii), Safe and any of its Subsidiaries shall, subject to Section 6.9, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Safe or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Safe Distribution”);
(iv)   except for (A) issuances of shares of Safe Common Stock upon the exercise or settlement of Safe Equity Awards in accordance with the terms of the Safe Equity Plan and awards as in effect on the date of this Agreement and (B) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Safe, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Safe’s capital stock or other equity interests or that of a Subsidiary of Safe, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Safe Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;
(v)   repurchase, redeem or otherwise acquire, or permit any Subsidiary of Safe to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Safe Common Stock tendered by holders of Safe Equity Awards in accordance with the terms of the Safe Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;
(vi)   enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Safe;
(vii)   other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) which are made in the ordinary course of Safe’s business, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Safe;

(viii)   sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any assets of Safe or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $30,000,000, (C) transactions solely between or among wholly owned Subsidiaries of Safe, and (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Star prior to the date of this Agreement;
(ix)   incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Safe), in each case, other than in the ordinary course of business, except (A) Indebtedness of any wholly owned Subsidiary of Safe to Safe or to another wholly owned Subsidiary of Safe, and (B) the refinancing of any existing Indebtedness of Safe or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to pay for accrued but unpaid interest on such refinanced Indebtedness and the reasonable fees and expenses incurred in connection with such refinancing or to pay costs) and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Safe or any of its Subsidiaries under, or result in the creation of any lien under such Indebtedness, or would reasonably likely require the preparation of separate financial statements of Safe and/or any of its Subsidiaries following the Closing;
(x)   change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;
(xi)   enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Safe Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Safe Material Contract), except for (A) any action permitted under clauses (A) through (B) of Section 5.1(b)(ix) or under Section 5.1(b)(xii), or (B) any termination or renewal in accordance with the terms of any existing Safe Material Contract that occurs automatically without any action by Safe or any of its Subsidiaries;
(xii)   make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Safe or a wholly owned Subsidiary of Safe to Safe or another wholly owned Subsidiary of Safe, or (B) loans, advances or capital contributions required to be made under any Safe Lease or in the ordinary course of business;
(xiii)   take any action, or fail to take any action, which would reasonably be expected to cause Safe to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xiv)   make or commit to make any capital expenditures, other than in the ordinary course of business (including routine maintenance and repairs and in respect of new construction) or to address obligations under existing contracts or in connection with emergency repairs;
(xv)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvi)   make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Safe’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Safe as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be; or
(xvii)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.9, nothing in this Agreement shall prohibit Safe from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Safe, upon advice of counsel to Safe, is reasonably necessary for Safe to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Safe in accordance with this Agreement or otherwise.
(d)   Safe shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 7.2(d) and Section 7.3(d), (ii) deliver to Kirkland & Ellis LLP (or such other counsel rendering such opinion) and Clifford Chance US LLP (or such other counsel rendering such opinion) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Safe, containing representations of Safe as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP (or such other counsel rendering such opinion) and Clifford Chance US LLP (or such other counsel rendering such opinion) to render the opinions described in Section 7.2(d) and Section 7.3(c) respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (an “Safe Tax Representation Letter”), and (iii) deliver to Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Safe and containing representations of Safe as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP to render the opinion described in Section 7.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).
Section 5.2   Covenants of Star.
(a)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 5.2 of the Star Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Star or any of its Subsidiaries, (iv) in connection with COVID-19 Measures or (v) with Safe’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Star shall, and shall cause each of its Subsidiaries to, (A) use reasonable best efforts to conduct its business in the ordinary course of business and, consistent with the foregoing, use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (B) shall maintain the status of Star as a REIT and (C) not cause Safe or any of its Subsidiaries, to directly or indirectly, take any actions or fail to take any actions, as a result of which actions or failure to take actions Safe or any of its Subsidiaries would be unable to satisfy the conditions set forth in Section 7.1 or Section 7.3 of this Agreement or would be in breach of this Agreement.
(b)   From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 5.2 of the Star Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to

Star or any of its Subsidiaries, (iv) in connection with COVID-19 Measures or (v) with Safe’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Star shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 5.2(b) such action or inaction shall be deemed permitted pursuant to Section 5.2(a)):
(i)   amend any of the Organizational Documents of Star or any of its Subsidiaries (other than the Organizational Documents of SpinCo and Subsidiaries of Star that will be Subsidiaries of SpinCo in connection with the SpinCo Reorganization) or waive any provision thereunder, other than the Charter Amendment and the Par Value Charter Amendment;
(ii)   split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Star or any of its Subsidiaries (other than the Reverse Split);
(iii)   enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;
(iv)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Star or any of its Subsidiaries or other equity securities or ownership interests in Star or any of its Subsidiaries, except for (A) the declaration and payment by Star of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.125 per share of Star Common Stock, (B) the declaration and payment by Star of dividends pursuant to the terms of the Star Series D Preferred Stock, Star Series G Preferred Stock and Star Series I Preferred Stock, (C) the declaration and payment of dividends or other distributions to Star by any direct or indirect wholly owned Subsidiary of Star, (D) distributions among wholly-owned Subsidiaries as part of the SpinCo Reorganization and (E) the SpinCo Distribution; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 5.2(b)(iv), Star and any of its Subsidiaries shall, subject to Section 6.9, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Star or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Star Distribution”);
(v)   except for (A) issuances of shares of Star Common Stock upon the exercise or settlement of Star equity awards in accordance with the terms of the applicable Star Equity Plan and awards as in effect on the date of this Agreement, (B) issuances by a wholly owned Subsidiary of its capital stock or other equity interests to its parent or to another wholly owned Subsidiary of Star and (C) issuances of Star Common Stock in connection with (i) conversions of Star Convertible Notes in accordance with the terms of the Star Convertible Notes Indenture or (ii) exchanges of Star Convertible Notes in accordance with the limitations set forth in Section 5.2(b)(v) of the Star Disclosure Letter, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Star’s capital stock or other equity interests or that of a Subsidiary of Star, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Star Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;
(vi)   repurchase, redeem or otherwise acquire, or permit any Subsidiary of Star to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of shares of Star Common Stock tendered by holders of Star equity awards in accordance with the terms of the applicable Star Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) acquisitions of Star Convertible Notes in connection with conversion of Star Convertible Notes for Star Common Stock in accordance with the Star Convertible Notes Indenture or exchange of Star Convertible Notes in accordance with the limitations set forth in Section 5.2(b)(vi) of the Star Disclosure Letter;
(vii)   enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Star and other than in connection with SpinCo Reorganization and SpinCo Distribution;
(viii)   other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) for which the fair market value of the total consideration paid by Star and its Subsidiaries in such Acquisitions does not exceed $2,500,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Star;
(ix)   sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets (tangible or intangible), or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Star Property or any other assets of Star or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $30,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Star, (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Safe prior to the date of this Agreement, (E) sales of assets that would otherwise be owned by SpinCo and its Subsidiaries after the SpinCo Distribution if such assets had not been sold, (F) sales of Safe Common Stock expressly permitted in the Voting Agreement, (G) syndicating limited partnership interests in the Star Joint Ventures and (H) sales of GL+ assets to Safe pursuant to existing agreements between Star and Safe to purchase the assets;
(x)   incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Star), except (A) Indebtedness incurred under Star’s existing revolving credit facility for working capital purposes in the ordinary course of business, (B) Indebtedness of any wholly owned Subsidiary of Star to Star or to another wholly owned Subsidiary of Star, and (C) the refinancing of any existing Indebtedness of Star or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing (other than to pay for accrued but unpaid interest on such refinanced Indebtedness and the reasonable fees and expenses incurred in connection with such refinancing) and (D) the redemption of Star’s Existing Notes and the termination of the Star Credit Facilities in accordance with Section 6.12;
(xi)   change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;
(xii)   enter into, renew, modify, amend or terminate, waive, release, compromise or assign any material rights or claims under, any Star Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Star Material Contract), or materially changes its course of conduct under the Management Agreement or alter its past practices for computing amounts payable thereunder, except for (A) any action permitted under Section 5.2(b)(iii), clauses (A) through (C) of Section 5.2(b)(x) or under Section 5.2(b)(xiii), (B) entering into any new Contract or renewing any Contract in the ordinary course of business on market terms or (C) any termination or renewal in accordance with the terms of any existing Star Material Contract that occurs automatically without any action by Star or any of its Subsidiaries;
(xiii)   enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Star Lease (or any lease for real property that, if existing as of the date hereof, would be a Star Lease), except for (A) entering into any new lease or renewing any Star Lease in the ordinary course of business on market terms, (B) terminating any Star Lease as a result of a default by the counterparty to such Star Lease (in accordance with the terms of such Star Lease and subject to any applicable cure period therein), or (C) any termination or renewal in accordance with the terms of any existing Star Lease that occurs automatically without any action by Star or any of its Subsidiaries;
(xiv)   make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Star or a wholly owned Subsidiary of Star to Star or another wholly owned Subsidiary of Star, (B) loans or advances required to be made under any Star Lease or (C) loans made in the ordinary course of business;
(xv)   take any action, or fail to take any action, which would reasonably be expected to cause Star to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xvii)   make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Star’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Star as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xviii)   other than with respect to matters for which Star and its Subsidiaries will not be responsible after giving effect to the SpinCo Reorganization and the SpinCo Distribution, waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Star or any of its Subsidiaries, and (C) do not provide for any admission of any liability by Star or any of its Subsidiaries;
(xix)   except as required by applicable Law or the terms of any Star Benefit Plan in effect as of the date hereof and listed on Section 4.10(a) of the Star Disclosure Letter, (A) increase or materially decrease the compensation of any current or former directors, employees or other individual service providers of Star or any of its Subsidiaries, (B) grant any new equity-based awards to any current or former directors, employees or other individual service providers of Star or any of its Subsidiaries, other than any equity-based awards granted in the ordinary course of business;

(C) establish, adopt, enter into or amend any Star Benefit Plan or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Star Benefit Plan if in effect on the date hereof or (D) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Star Benefit Plan; except, in the case of clauses (B) and (C), (1) in conjunction with annual renewal or plan design changes for the Star Benefit Plans providing group health or welfare benefits that are made in the ordinary course of business and do not materially increase the cost to Star or any of its Subsidiaries or (2) in conjunction with new hires, promotions and changes in job position or status of any current employee or other service provider, consistent with past practice (including taking actions otherwise prohibited by Section 5.2(b)(v) when consistent with past practice);
(xx)   negotiate, extend, or enter into any Labor Agreement or recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any employees of Star or its Subsidiaries;
(xxi)   implement any reductions in force, plant closings, temporary layoffs, material work schedule changes or other such actions that could implicate the WARN Act;
(xxii)   waive or release any restrictive covenant obligation of any current or former employee or independent contractor;
(xxiii)   enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries, or, with the prior approval of the independent directors of each of Safe and Star, Star or Subsidiaries of Star), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries, or, with the prior approval of the independent directors of each of Safe and Star, Star or Subsidiaries of Star), other than transactions with directors and officers in the ordinary course as long as such transactions applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xix); or
(xxiv)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.9, nothing in this Agreement shall prohibit Star from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Star, upon advice of counsel to Star, is reasonably necessary for Star to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Star in accordance with this Agreement or otherwise.
(d)   Star shall (i) use its reasonable best efforts to obtain the opinion of counsel described in Section 7.2(e) and Section 7.3(c), (ii) deliver to Clifford Chance US LLP (or such other counsel rendering such opinion) and Kirkland & Ellis LLP (or such other counsel rendering such opinion) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Star, containing representations of Star as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP (or such other counsel rendering such opinion) and Kirkland & Ellis LLP (or such other counsel rendering such opinion) to render the opinions described in Section 7.2(d) and Section 7.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Star Tax Representation Letter”); and (iii) deliver to Clifford Chance US LLP (or such other counsel rendering such opinion) an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Star, containing representations of Star as shall be reasonably necessary or appropriate to enable Clifford Chance US LLP (or such other counsel rendering such opinion) to render the opinion described in Section 7.2(e) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

(e)   Following the Effective Time, Star shall use commercially reasonable efforts to take any action reasonably required to be taken by Star, as successor to Safe, in order to cure any failure of Safe to qualify as a REIT for U.S. federal income tax purposes for any period ending on or prior to the Effective Time, unless Star determines that such action would have a material adverse impact on Star.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1   Preparation of Joint Proxy Statement; Stockholders Meetings.
(a)   As promptly as reasonably practicable following the date of this Agreement, Star and Safe shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Safe stockholders at the Safe Stockholders Meeting and to the Star stockholders at the Star Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Star shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Star Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Star and Safe shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Star and Safe shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Star and Safe shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Star and Safe shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Star Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Star and Safe.
(b)   Safe shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Safe Stockholders Meeting”) for the purpose of obtaining the Safe Required Vote. Unless a Change in Safe Recommendation has occurred in accordance with Section 6.4, Safe and the Board of Directors of Safe shall use their reasonable best efforts to obtain from the stockholders of Safe the Safe Required Vote. Unless a Change in Safe Recommendation has occurred in accordance with Section 6.4, Safe and its Board of Directors will recommend to its stockholders approval of the Merger and Safe shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 6.1(b), if, on the date for which the Safe Stockholders Meeting is scheduled, Safe has not received proxies representing a sufficient number of shares of Safe Common Stock to obtain the Safe Required Vote, whether or not a quorum is present, Safe shall have the right to (and at the request of Star shall) make one or more successive postponements or adjournments of the Safe Stockholders Meeting; provided that, without the prior consent of Star, the Safe Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Safe Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Safe of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. Safe agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Safe Stockholders Meeting pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Safe or its Board of Directors of any Acquisition Proposal, by any Change in Safe Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Safe Recommendation.
(c)   Star shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Star Stockholders Meeting”) for the purpose of obtaining the Star Required Vote. Unless a Change in Star Recommendation has occurred in accordance with Section 6.4, Star and the Board of Directors of Star shall use its reasonable best efforts to obtain from the stockholders of Star the Star Required Vote. Unless a Change in Star Recommendation has occurred in accordance with Section 6.4, Star and its Board of Directors will recommend to its stockholders approval of the Merger and the Star Stock Issuance and Star shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 6.1(c), if, on the date for which the Star Stockholders Meeting is scheduled, Star has not received proxies representing a sufficient number of shares of Star Common Stock to obtain the Star Required Vote, whether or not a quorum is present, Star shall have the right to (and at the request of Safe shall) make one or more successive postponements or adjournments of the Star Stockholders Meeting; provided that, without the prior consent of Safe, the Star Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Star Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Star of its obligation to submit the Merger and the Star Stock Issuance to its stockholders for a vote on the approval thereof. Star agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Star Stockholders Meeting pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Star or its Board of Directors of any Acquisition Proposal, by any Change in Star Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Star Recommendation.
(d)   Each of Star and Safe shall cooperate and use their reasonable best efforts to cause the Star Stockholders Meeting and the Safe Stockholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.
Section 6.2   Access to Information.   Upon reasonable notice, and at the reasonable request of Safe, Star shall (and shall cause its Subsidiaries to) afford to the Representatives of Safe, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives; provided that all such access shall be coordinated through Star or its Representatives in accordance with such procedures as they may reasonably establish. Neither Star nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by Safe shall affect the representations and warranties of Star.

Section 6.3   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each of Star and Safe shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (i) each of Star and Safe shall (A) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement and in timely making all such filings, (B) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (C) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (D) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable and (ii) Star shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Additional Cash Proceeds as promptly as practicable and in any event prior to the Outside Date.
(b)   Each of the Parties shall, in connection with the efforts referenced in Section 6.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (A) to remove references concerning the valuation of Star, Safe or the Surviving Corporation; (B) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Star shall keep Safe promptly informed of its efforts to obtain the Additional Cash Proceeds and shall promptly furnish Safe with all information and documents reasonably requested by Safe or its Representatives in connection with such efforts.
(c)   In furtherance and not in limitation of the foregoing, each of Star and Safe shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).
(d)   Star and Safe shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance or the other transactions contemplated by this Agreement; provided that Star and Safe shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.
(e)   Each of Safe and Star shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance and the other transactions contemplated hereby.
Section 6.4   Non-Solicitation; Change in Recommendation.
(a)   Each of Safe and Star agrees that it will and will cause its Subsidiaries and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
(b)   Each of Safe and Star agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing.
(c)   Notwithstanding the foregoing, prior to its respective meeting of stockholders to be held pursuant to Section 6.1, in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from such Party’s breach of this Section 6.4) made after the date of this Agreement, subject to compliance with the other terms of this Section 6.4 and Safe or Star, as applicable, first entering into an Acceptable Confidentiality Agreement with the Person who has made such Acquisition Proposal, Safe or Star, as applicable, shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information or data in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Safe Special Committee or the Star Special Committee, as applicable, determines in good faith after consultation with outside legal counsel that (1) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (2) the failure to take such action would be inconsistent with the duties of the directors of the applicable board under applicable Law. Safe or Star, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Safe or Star, as applicable.
(i)   Each of Safe and Star shall notify the other Party promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence, including proposed agreements). Each Party shall also promptly, and in any event within 48 hours, notify the other Party if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.4(c) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.
(ii)   Except as provided in Section 6.4(c)(iii) or Section 6.4(c)(iv), neither the Board of Directors of Safe, the Board of Directors of Star, nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the other Party, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Board of Directors of Safe or the Board of Directors of Star, as applicable, or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in Safe Recommendation” or a “Change in Star Recommendation,” respectively).
(iii)   Notwithstanding anything in this Agreement to the contrary (but subject to this Section 6.4(c)(iii)), prior to its respective meeting of stockholders to be held pursuant to Section 5.1, with respect to an Acquisition Proposal, the Board of Directors of Safe (acting on the recommendation of the Safe Special Committee) or Board of Directors of Star (acting on the recommendation of the Star Special Committee), as applicable, may make a Change in Safe Recommendation or a Change in Star Recommendation, as applicable, or authorize Safe or Star, as applicable, to terminate this Agreement to enter into an Acquisition Agreement, in each case, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.4) is made to Safe or Star, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of Safe (acting upon the recommendation of the Safe Special Committee) or the Board of Directors of Star (acting on the recommendation of the Star Special Committee), as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Safe (acting on the recommendation of the Safe Special Committee) or the Board of Directors of Star (acting on the recommendation of the Star Special Committee), as applicable, has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law, (D) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal Recommendation Change and a new five Business Day period), (E) during such five Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the applicable Board of Directors proposing to take such action, following such five Business Day period, acting at the recommendation of the Safe Special Committee or the Star Special Committee, as applicable, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that such Acquisition Proposal constitutes a Superior Proposal and failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law; provided, that in the case of termination of this Agreement to enter into an Acquisition Agreement pursuant to this Section 6.4(c)(iii), (1) the terminating Party shall pay or cause to be paid to the other Party the Safe Termination Fee or the Star Termination Fee, as applicable, required to be paid pursuant to Section 8.2(b) or Section 8.2(c), respectively, in connection with such termination and (2) neither the Party nor any Subsidiary or Representative thereof shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or substantially concurrently terminated in accordance with its terms.
(iv)   Notwithstanding anything in this Agreement to the contrary (but subject to this Section 6.4(c)(iv)), in circumstances not involving or relating to an Acquisition Proposal, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, the Board of Directors of Safe or Board of Directors of Star, as applicable, may make a Change in Safe Recommendation or a Change in Star Recommendation, as applicable, if and only if (A) a material change or development has occurred or arisen after the date of this Agreement that was neither known to such Party or its directors nor reasonably foreseeable as of the date of this Agreement (and which change or development does not involve or relate to an Acquisition Proposal), (B) the Board of Directors of Safe (acting on the recommendation of the Safe Special Committee) or the Board of Directors of Star (acting on the recommendation of the Star Special Committee), as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law, (C) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such five Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five Business Day period, acting at the recommendation of the Safe Special Committee or the Star Special Committee, as applicable, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law.
(v)   Nothing contained in this Section 6.4 shall prohibit the Board of Directors of Safe, the Safe Special Committee, the Board of Directors of Star or the Star Special Committee, as applicable, from: (A) taking and disclosing to the stockholders of Safe or Star, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any “stop, look and listen” communication to the stockholders of Safe or Star, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of Safe, the Board of Directors of Star or any committee thereof, as applicable, to make any Change in Safe Recommendation or Change in Star Recommendation, as applicable, except as permitted by Section 6.4(c)(iii) or Section 6.4(c)(iv).
Section 6.5   Listing of Shares.   Star shall use reasonable best efforts to cause (a) the shares of Star Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE and (b) the SpinCo Common Shares being distributed in connection with the SpinCo Distribution to be approved for listing on the Designated Exchange, in each case, subject to official notice of issuance.
Section 6.6   Fees and Expenses.   Whether or not the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and/or the Star Stock Issuance are consummated, all costs and expenses incurred in connection with this Agreement, the Separation and Distribution Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2. Any expenses incurred by Star in connection with this Agreement, the Separation and Distribution Agreement and the transactions contemplated hereby and thereby shall not constitute Expenses (as such term is defined under the Management Agreement) reimbursable to the Manager by Safe pursuant to Section 10 of the Management Agreement.
Section 6.7   Indemnification and D&O Insurance.
(a)   For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of Safe and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), in connection with such Indemnified Parties serving as a director, officer, employee, agent or other fiduciary of Safe or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of Safe or any of its Subsidiaries, in each case to the extent permitted by Law and to the same extent that Safe or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of Safe or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.7, the provisions of this Section 6.7 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b)   For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Organizational Documents of any Subsidiary of Safe and (ii) except to the extent such agreement provides for an earlier termination, any other agreements (other than insurance contracts) of Safe and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, to the extent such agreements have been made available to Star prior to the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).

(c)   Prior to the Effective Time, in consultation with Star as provided in this Section 6.7(c), Safe shall purchase a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Safe’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Safe with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that Safe shall not be required to commit or spend for any individual year of coverage for such “tail” policy more than 300% of the last aggregate annual premium paid by Safe prior to the date of this Agreement for Safe’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, Safe shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, the Surviving Corporation shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. Safe shall in good faith cooperate and consult with Star prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Star’s recommendations with respect thereto.
(d)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.
(e)   The provisions of this Section 6.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 6.8   Assistance to Safe.
(a)   Star will, and will cause each of its Subsidiaries to, except as otherwise instructed by the Safe Special Committee, assist and cooperate in good faith to cause Safe to fulfill all of its obligations in this Article VI and elsewhere in this Agreement, including causing the Manager to do all things in its power to cause Safe to fulfill all of its obligations in this Article VI and elsewhere in this Agreement. Without limiting the preceding sentence, Star will cause the Manager to follow all instructions of the Safe Special Committee to cause Safe to take actions or not take actions between the date of this Agreement and the Outside Date.
(b)   The Parties acknowledge that in connection with any Acquisition Proposal or Superior Proposal, the Manager or one or more of its Affiliates will be required to provide a substantial amount of services pursuant to the Management Agreement. Accordingly, the Parties agree that in connection with any Acquisition Proposal, the Manager or one or more of its Affiliates will provide all services contemplated by the Management Agreement in connection with any such Acquisition Proposal and if the Board of Directors of Safe or the Safe Special Committee determines to accept a Superior Proposal or otherwise determines to pursue a Superior Proposal giving rise to a Change in Safe Recommendation, in each case, in compliance with Section 6.4(c), the Manager, without waiving any rights hereunder, will provide, subject to the oversight of the Safe Special Committee, all services contemplated by the Management Agreement to consummate such Superior Proposal. The parties acknowledge that services in connection with Acquisition Proposals or Superior Proposals may include, but are not limited to, (i) assembling and providing reasonable access to real estate, financial, transaction agreement and other customary due diligence materials, (ii) facilitating meetings with management at reasonable times upon reasonable advance notice, (iii) facilitating site visits at the properties of Safe or any of its Subsidiaries, (iv) assisting with financial analyses, (v) providing reasonable assistance with obtaining required consents in connection with such Acquisition Proposals or Superior Proposals from lenders, tenants or other third parties, including discussions and other interactions with such lenders, tenants and other third parties, (vi) preparing and filing all documents required to be filed with Governmental Entities in connection with any Superior Proposal and (vii) to the extent requested in writing by the Safe Special Committee, providing mutually agreed dedicated Manager personnel to provide some or all of the foregoing services. Safe may implement such informational safeguards in connection with any of the foregoing matters that it reasonably deems appropriate so long as such safeguards do not conflict with Safe’s obligations under Section 6.4.
Section 6.9   Dividends.
(a)   Each of Safe and Star shall declare a dividend to their respective stockholders, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor. The per share dividend amount payable by Safe shall be an amount equal to (i) the per share amount of Safe’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share (the “Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable by Safe is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Star shall be an amount equal to (A) the per share amount of Star’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (B) the Additional Dividend Amount (on a per share basis), if any.
(b)   If Safe determines that it is necessary to declare a Special Safe Distribution in accordance with Section 5.1(b)(iii) or if Star determines that it is necessary to declare a Special Star Distribution in accordance with Section 5.2(b)(iv), such Party shall notify the other Party in writing at least 10 Business Days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Safe, to holders of shares of Safe Common Stock, in an amount per share equal to the Special Star Distribution declared by Star with respect to each share of Star Common Stock and (ii) in the case of Star, to holders of shares of Star Common Stock, in an amount per share equal to the Special Safe Distribution declared by Safe with respect to each share of Safe Common Stock. The record date and payment date for any dividend payable pursuant to this Section 6.9 shall be the Closing Dividend Date.
(c)   In the event that a dividend or other distribution with respect to the shares of Safe Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Safe Common Stock shall be entitled to receive such dividend or distribution pursuant to and in accordance with Section 2.2.
Section 6.10   Public Announcements.   Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to Safe’s or Star’s rights pursuant to Section 6.4, Safe and Star shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement, including the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution and the Star Stock Issuance.
Section 6.11   Tax Matters.   Safe and Star agree to use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 6.12   Financing Cooperation, Debt Assumption and Debt Repayment.
(a)   Concurrently with the Closing, Star shall assume the outstanding Safe Debt Agreements and the Indebtedness incurred pursuant thereto in compliance with all applicable terms and conditions of the applicable Safe Debt Agreement (the “Debt Assumption”). Safe shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Star in connection with the Debt Assumption (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Assumption Documents (as defined below) to be entered into prior to Closing and delivering all officer’s certificates, supplemental indentures and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Assumption Documents shall be expressly conditioned on the Closing. Safe shall not be required to take any action in respect of any Debt Assumption until Star shall have provided Safe with drafts of the necessary documentation required in connection with such Debt Assumption in a form reasonably satisfactory to Safe (collectively, the “Debt Assumption Documents”) at least 10 Business Days prior to the date of such requested action. It is understood and agreed that a failure to effectuate any Debt Assumption shall not constitute a failure by Safe to satisfy its obligations under this Section 6.12(a). Star shall, promptly upon request by Safe, reimburse Safe and its Subsidiaries and Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by Safe or its Subsidiaries in connection with any cooperation provided under Section 6.12 (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses, but excluding the costs of Safe’s preparation of its annual and quarterly financial statements).
(b)   Star shall, and shall cause its Subsidiaries to, terminate at or before the Effective Time all commitments in respect of each of the Star Credit Facilities and any other Indebtedness for borrowed money of Star or its Subsidiaries (other than, for the avoidance of doubt, the Indebtedness described on Section 6.12(b) of the Star Disclosure Letter), and repay in full on the Closing Date all obligations in respect of the Indebtedness thereunder.
(c)   Star shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of each of the Star Credit Facilities and any other Indebtedness for borrowed money of Star or its Subsidiaries (other than, for the avoidance of doubt, the Indebtedness described on Section 6.12(b) of the Star Disclosure Letter), the repayment in full on the Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, Star and its Subsidiaries shall use commercially reasonable efforts to deliver to Safe (i) at least 10 Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Star Credit Facilities and any other Indebtedness for borrowed money (including mortgages) of Star or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Star Credit Facilities (the “Payoff Letters”) and any other Indebtedness for borrowed money (including mortgages) of Star or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the Persons to whom such Indebtedness is owed or, as applicable, the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Star Credit Facilities or any other Indebtedness for borrowed money (including mortgages) of Star to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of Star and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.
(d)   Effective as of the Effective Time, Star shall take all such steps as may be necessary to, substantially concurrently with the consummation of the Closing, pay or cause to be paid the full amount of principal and accrued interest, and any and all of the fees and premium payable under the Star Existing Notes and Star Existing Indentures, and shall deliver evidence satisfactory to Safe of repayment of such Star Existing Notes; provided, that any such redemption may be conditioned on the occurrence of the Closing. At least 30 days prior to the Effective Time, Star shall, in accordance with the applicable redemption provisions of the Star Existing Notes and the Star Existing Indentures, issue a notice of redemption, which may be conditioned on the occurrence of the Closing, for all of the outstanding aggregate principal amount of Star Existing Notes, pursuant to the applicable provisions of the Star Existing Indentures. At the Effective Time, Star shall have all funds necessary to fund in full any such redemption. To the extent that any cash remains available at Star and its Subsidiaries after giving effect to Star’s obligations under this Section 6.12, it will be addressed in accordance with the Separation and Distribution Agreement.
Section 6.13   Transaction Litigation.   Each Party shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation against it or any of its Subsidiaries, directors, officers or employees relating to the Merger or the other transactions contemplated by this Agreement; provided that the first Party shall in any event control such defense; provided, further, that no Party shall, nor shall it permit any of its Subsidiaries, directors, officers or employees to settle any such litigation without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.14   Delisting.   Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Safe Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.15   Rule 16b-3 Matters.   Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Safe equity securities (including derivative securities) and acquisitions of Star equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Safe subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Safe to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.16   SpinCo Reorganization and Distribution.
(a)   Each of the Parties shall cooperate in good faith and use their respective reasonable best efforts to, (i) subject to clause (ii), take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable under Law to (A) cause the Separation and Distribution Agreement to be executed as promptly as practicable after the date hereof and agree on, and cause to be approved and executed, any and all other agreements necessary to effect the SpinCo Reorganization and the SpinCo Distribution and (B) effect the SpinCo Reorganization and the SpinCo Distribution in accordance with Schedule I and the Separation and Distribution Agreement in all material respects and (ii) take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Law to effect any modifications to the SpinCo Reorganization and the SpinCo Distribution mutually agreed upon by Safe and Star.
(b)   As promptly as reasonably practicable following the date hereof, Star shall use reasonable best efforts to prepare and cause SpinCo to file a prospectus relating to the securities of SpinCo to be issued in the SpinCo Distribution to the stockholders of Star immediately prior to the Effective Time (such prospectus, and any amendments or supplements thereto, the “SpinCo Information Statement”), and Star shall use reasonable best efforts to prepare and cause SpinCo to file with the SEC a registration statement on Form 10 (of which the SpinCo Information Statement shall be a part) with respect to the SpinCo Distribution (such Form 10, and any amendments or supplements thereto, the “Form 10”). Prior to the filing of the Form 10 or responding to any comments of the SEC with respect thereto, Star shall cooperate and provide Safe with a reasonable opportunity to review and comment on such document or response, and Star will provide Safe with a copy of all such proposed filings made with the SEC, which shall be reasonably acceptable to Safe. Star shall use reasonable best efforts to have the SpinCo Information Statement cleared by the SEC and the Form 10 declared effective by the SEC and to keep the Form 10 effective as long as is necessary to consummate the SpinCo Distribution and the transactions contemplated thereby. Star shall, as promptly as practicable after receipt thereof, provide Safe with copies of any written comments and advise Safe of any oral comments with respect to the SpinCo Information Statement or the Form 10 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with SpinCo Distribution, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Star will advise Safe, promptly after it receives notice thereof, of the time when the Form 10 has become effective, the issuance of any stop order, the suspension of the qualification of the securities of SpinCo issuable in connection with the SpinCo Distribution for offering or sale in any jurisdiction, or any request by the SEC for amendment of the SpinCo Information Statement or the Form 10. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the SpinCo Information Statement or the Form 10 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.
(c)   Each of Safe and Star will promptly advise the other upon receiving any communication from any Governmental Entity and any material communication given or received in connection with any proceeding by a private party, in each case in connection with the SpinCo Distribution.
Section 6.17   Management Transactions.
(a)   Internalization Option.
(i)   If this Agreement is terminated by either Star or Safe pursuant to Section 8.1(c), Safe shall have the option (the “Internalization Option”), exercisable by written notice to Star at any time beginning on the Outside Date until the earlier of four (4) months after the Outside Date, to acquire the Management Business from Star through a merger of iStar Asset Services Inc., a Delaware corporation and indirect Subsidiary of Star (“IAS”), with and into Safehold Management Services LLC, a newly formed Delaware limited liability company and direct wholly-owned Subsidiary of Safe (“SMS”), on the terms and subject to the conditions of an agreement and plan of merger in the form attached as Schedule II hereto (the “Internalization Merger”, and such agreement and plan of merger, the “Internalization Merger Agreement”).
(ii)   If Safe has exercised the Internalization Option, the Parties shall, as promptly as practicable thereafter (and in any event within six (6) months following the date on which the Internalization Option was exercised), (A) complete the actions contemplated by Schedule III hereto, (B) transfer sponsorship of and assets relating to the iStar Savings and Retirement Plan Trust to IAS and (C) to the extent assignable, transfer all assets and Contracts relating to the Management Business, including those assets and Contracts set forth on Section 6.17(a) of the Star Disclosure Letter, to IAS (the foregoing clauses (A)-(C) collectively, the “Reorganization”). In furtherance of the foregoing, each of the Parties shall use their reasonable best efforts to obtain, or cause to be obtained, any approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity required to effect the Reorganization.
(iii)   As promptly as practicable following the Reorganization, the Parties shall, and shall cause IAS and SMS to, execute and deliver the Internalization Merger Agreement, and each of the Parties shall, and shall cause IAS and SMS to, use their respective reasonable best efforts to promptly do, execute, deliver or cause to be done all further acts, documents and things in connection with the Reorganization, the Internalization Merger Agreement and the Internalization Merger that the other Party may reasonably require for the purposes of giving effect to the exercise of the Internalization Option and the consummation of the Internalization Merger.
(iv)   If Safe has exercised the Internalization Option, the Parties shall, as promptly as practicable thereafter, negotiate in good faith the terms of a management agreement to be entered into by Star and Safe (or their respective Affiliates) upon the consummation of the Internalization Merger, which shall provide for the provision of management services by Safe to Star following the consummation of the Internalization Merger.
(v)   If Safe has exercised the Internalization Option, from and after the date of such exercise, Star may not hire, engage, terminate (without cause), or temporarily lay off any employee or independent contractor of the Management Business.

(vi)   Notwithstanding anything to contrary herein, this Section 6.17(a) shall survive any termination of this Agreement pursuant to Section 8.1(c).
Section 6.18   Investment Syndication.   Prior to the Closing, Star shall use its reasonable best efforts to seek syndication of Star’s limited partner interests in the Star Joint Ventures.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation.   The respective obligations of each of Star and Safe to effect the Charter Amendment, the Par Value Charter Amendment, and the Merger shall be subject to the satisfaction or waiver by Star and Safe in writing, at or prior to the Closing, of the following conditions:
(a)   Stockholder Approvals.   Safe shall have obtained the Safe Required Vote, and Star shall have obtained the Star Required Vote.
(b)   SpinCo Reorganization and SpinCo Distribution.   The SpinCo Reorganization and the SpinCo Distribution shall have been consummated.
(c)   Listing.   The shares of Star Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, and the SpinCo Common Shares being distributed in connection with the SpinCo Distribution shall have been approved for listing on the Designated Exchange, in each case, subject to official notice of issuance.
(d)   Form S-4 and Form 10.   The Form S-4 and the Form 10 shall have become effective under the Securities Act and the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order.
(e)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Charter Amendment, the Par Value Charter Amendment or the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Charter Amendment, the Par Value Charter Amendment or the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Charter Amendment, the Par Value Charter Amendment or the Merger illegal.
Section 7.2   Conditions to Obligations of Safe.   The obligation of Safe to effect the Merger is subject to the satisfaction or waiver by Safe in writing, at or prior to the Closing, of the following additional conditions:
(a)   Star Representations and Warranties.   (i) The representations and warranties of Star set forth in Section 4.1, the first two sentences of Section 4.2(a) and Section 4.13, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Star set forth in Section 4.12(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iii) the other representations and warranties of Star set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Star Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Star Material Adverse Effect.
(b)   Performance of Star Obligations.   Star shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   Minimum Cash.   The Additional Cash Proceeds shall be equal to or greater than (i) if Closing is otherwise required to occur pursuant to Section 1.4 on or prior to March 31, 2023, $194,000,000, (ii) if

Closing is otherwise required to occur pursuant to Section 1.4 on or after April 1, 2023 but on or prior to June 30, 2023, $217,000,000 or (iii) if Closing is otherwise required to occur pursuant to Section 1.4 on or after July 1, 2023, $239,000,000; provided, that if Star has satisfied its obligations under Section 6.12 to terminate the Star Credit Facilities and any other Indebtedness for borrowed money of Star or its Subsidiaries (other than, for the avoidance of doubt, the Indebtedness described on Section 6.12(b) of the Star Disclosure Letter), and repay in full all obligations in respect of the Indebtedness thereunder, this condition shall be satisfied.
(d)   Section 368 Opinion.   Safe shall have received the written opinion of Kirkland & Ellis LLP (or, if Kirkland & Ellis LLP is unable or unwilling to render such opinion, Clifford Chance US LLP or another nationally recognized counsel as may be reasonably acceptable to Safe), dated the Closing Date and in form and substance reasonably satisfactory to Safe, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland & Ellis LLP (or such other counsel rendering such opinion) may rely upon the Safe Tax Representation Letter, the Star Tax Representation Letter, and the Star REIT opinion referenced in Section 7.2(e).
(e)   REIT Opinion.   Star shall have received a tax opinion of Clifford Chance US LLP (or, if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to Safe), on which Safe shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Safe, to the effect that, at all times since its taxable year ended 2016 and through the Closing Date, Star has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Star to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, Clifford Chance US LLP may rely upon customary representations contained in an officer’s certificate executed by Star and provided pursuant to Section 5.2(d) and on the Safe REIT opinion referenced in Section 7.3(d).
(f)   Closing Certificate.   Safe shall have received a certificate signed on behalf of Star by the Chief Executive Officer or the Chief Financial Officer of Star, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(g)   Reverse Management Agreement.   Safe shall have received a copy of the Reverse Management Agreement duly executed by SpinCo.
(h)   Governance Agreement and Registration Rights Agreement.   Safe shall have received copies of the Governance Agreement and the Registration Rights Agreement duly executed by each of SpinCo and Star.
Section 7.3   Conditions to Obligations of Star.   The obligation of Star to effect the Charter Amendment, the Par Value Charter Amendment and the Merger is subject to the satisfaction or waiver by Star in writing, at or prior to the Closing, of the following additional conditions:
(a)   Safe Representations and Warranties.   (i) The representations and warranties of Safe set forth in Section 3.1, the first two sentences of Section 3.2(a) and Section 3.7 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Safe set forth in Section 3.6(b) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, and (iii) the other representations and warranties of Safe set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Safe Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Safe Material Adverse Effect; provided that no representation or warranty of Safe set forth in this Agreement shall be deemed not to be true and correct to the extent (x) Star or any

Subsidiary of Star (including the Manager) has knowledge as of the date of this Agreement of such failure to be true and correct or (y) the principal cause of such failure to be true or correct resulted from a Star Breach Event.
(b)   Performance of Safe Obligations.   Safe shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing; provided, that Safe shall not be deemed to have breached any obligation set forth in this Agreement to the extent (i) Star or any Subsidiary of Star (including the Manager) has knowledge as of the date of this Agreement of such breach or (ii) the principal cause of such breach resulted from a Star Breach Event.
(c)   Section 368 Opinion.   Star shall have received the written opinion of Clifford Chance US LLP (or, if Clifford Chance US LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized counsel as may be reasonably acceptable to Star), dated the Closing Date and in form and substance reasonably satisfactory to Star, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Clifford Chance US LLP (or such other counsel rendering such opinion) may rely upon the Star Tax Representation Letter, the Safe Tax Representation Letter, and the Safe REIT opinion referenced in Section 7.3(d).
(d)   REIT Opinion.   Safe shall have received a tax opinion of Kirkland & Ellis LLP on which Star shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Star, to the effect that, at all times since its taxable year ended 2017 and through the Closing Date, Safe has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Safe to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon customary representations contained in an officer’s certificate executed by Safe and provided pursuant to Section 5.1(d).
(e)   Closing Certificate.   Star shall have received a certificate signed on behalf of Safe by the Chief Executive Officer or the Chief Financial Officer of Safe, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Star or Safe (as applicable) only as follows:
(a)   by mutual written consent of Star and Safe;
(b)   by either Star or Safe, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling; provided, further, that Safe shall not be deemed to have failed to comply with any provision of this Agreement to the extent the principal cause of such failure to comply resulted from a Star Breach Event;
(c)   by either Star or Safe, if the Merger shall not have been consummated by 5:00 p.m., New York time, on September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date; provided, further, that Safe shall not be deemed to have failed to comply with any provision of this Agreement to the extent the principal cause of such failure to comply resulted from a Star Breach Event;
(d)   by Safe, at any time before the time the Star Required Vote is obtained, upon a Change in Star Recommendation;

(e)   by Star, at any time before the time the Safe Required Vote is obtained, upon a Change in Safe Recommendation;
(f)   by Safe, if Star shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Star shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Safe to Star of such breach, failure to perform or failure to be true; provided, that Safe shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Safe is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that (1) Safe shall not be deemed to have breached any representation or warranty set forth in this Agreement to the extent Star or any Subsidiary of Star (including the Manager) has knowledge of such breach as of the date of this Agreement and (2) Safe shall not be deemed to have breached any representation, warranty, covenant or agreement set forth in this Agreement to the extent the principle course of such breach resulted from a Star Breach Event;
(g)   by Star, if Safe shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Safe shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Star to Safe of such breach, failure to perform or failure to be true; provided that Star shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if Star is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, that (1) Safe shall not be deemed to have breached any representation or warranty set forth in this Agreement to the extent Star or any Subsidiary of Star (including the Manager) has knowledge of such breach as of the date of this Agreement and (2) Safe shall not be deemed to have breached any representation, warranty, covenant or agreement set forth in this Agreement to the extent the principle course of such breach resulted from a Star Breach Event;
(h)   by either Star or Safe, if the Safe Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Safe Stockholders Meeting or at any adjournment or postponement thereof;
(i)   by either Star or Safe, if the Star Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Star Stockholders Meeting or at any adjournment or postponement thereof;
(j)   by Safe, at any time prior to receiving the Safe Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.4(c)(iii) (it being understood that Safe shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Safe Termination Fee shall be paid pursuant to Section 8.2(b) prior to or concurrently with the termination of this Agreement by Safe pursuant to this Section 8.1(j); or
(k)   by Star, at any time prior to receiving the Star Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.4(c)(iii) (it being understood that Star shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Star Termination Fee shall be paid pursuant to Section 8.2(c) prior to or concurrently with the termination of this Agreement by Star pursuant to this Section 8.1(k).

Section 8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Safe or Star as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Safe or Star or their respective directors or Representatives, except with respect to Section 6.6, Section 6.17(a), this Section 8.2 and Article IX, each of which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement (which, for the avoidance of doubt, shall include for purposes of this Section 8.2 and any other claim for damages by Safe under this Agreement any lost shareholder premium and any other benefits to holders of Safe Common Stock (other than Star) of the Merger and the other transactions contemplated by this Agreement, which shall be enforceable on behalf of such shareholders solely by Safe (acting through the Safe Special Committee)).
(b)   Safe Termination Fee.
(i)   If Star terminates this Agreement pursuant to Section 8.1(e), then Safe shall pay to Star the Safe Termination Fee within two Business Days after the date of such termination.
(ii)   In the event that (A) an Acquisition Proposal with respect to Safe shall have been communicated to the Safe Special Committee or any Person or group of Persons shall have publicly made or announced an Acquisition Proposal with respect to Safe and, in the case of termination pursuant to Section 8.1(h), such Acquisition Proposal shall not have been withdrawn prior to the date of the Safe Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Star or Safe pursuant to Section 8.1(c) or Section 8.1(h) or (2) by Star pursuant to Section 8.1(g) and (C) before the date that is 12 months after the date of such termination, Safe consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, in each case with the Person or group of Persons making the Acquisition Proposal described in clause (A) above, then Safe shall, on the date such Acquisition Proposal is consummated, pay to Star the Safe Termination Fee (provided, that for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).
(iii)   In the event that Safe terminates this Agreement pursuant to Section 8.1(j), then Safe shall prior to or substantially concurrently with such termination pay to Star the Safe Termination Fee.
(c)   Star Termination Fee.
(i)   If Safe terminates this Agreement pursuant to Section 8.1(d), then Star shall pay to Safe the Star Termination Fee within two Business Days after the date of such termination.
(ii)   In the event that (A) an Acquisition Proposal with respect to Star shall have been communicated to the Board of Directors of Star or any Person or group of Persons shall have publicly made or announced an Acquisition Proposal with respect to Star and, in the case of termination pursuant to Section 8.1(i), such Acquisition Proposal shall not have been withdrawn prior to the date of the Star Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Star or Safe pursuant to Section 8.1(c) or Section 8.1(i) or (2) by Safe pursuant to Section 8.1(f) and (C) before the date that is 12 months after the date of such termination, Star consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, in each case, with the Person or group of Persons making the Acquisition Proposal described in clause (A) above, then Star shall, on the date such Acquisition Proposal is consummated, pay to Safe the Star Termination Fee (provided, that for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii)   In the event that Star terminates this Agreement pursuant to Section 8.1(k), then Star shall prior to or substantially concurrently with such termination pay to Safe the Star Termination Fee.
(d)   In no event shall this Section 8.2 require (i) Safe to pay the Safe Termination Fee on more than one occasion or (ii) Star to pay the Star Termination Fee on more than one occasion.
(e)   Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Safe or Star fails to pay all amounts due to the other Party under this Section 8.2 on the dates specified, then either Safe or Star, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Each of the Parties acknowledges that each of the Star Termination Fee and Safe Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(f)   The “Safe Termination Fee” shall be an amount equal to the lesser of (i) $63,000,000 (the “Safe Base Amount”) and (ii) the maximum amount, if any, that can be paid to Star without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Star has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Star which was not Qualifying Income), in each case as determined by independent accountants to Star. Notwithstanding the foregoing, in the event Star receives Tax Guidance providing that Star’s receipt of the Safe Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Safe Termination Fee shall be an amount equal to the Safe Base Amount and Safe shall, upon receiving notice that Star has received the Tax Guidance, pay to Star the unpaid Safe Base Amount within five Business Days. In the event that Star is not able to receive the full Safe Base Amount due to the above limitations, Safe shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Star unless and until Star receives either one or a combination of the following once or more often: (x) a letter from Star’s independent accountants indicating the maximum amount that can be paid at that time to Star without causing Star to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Safe shall pay to Star the lesser of the unpaid Safe Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Safe has been notified thereof. The obligation of Safe to pay any unpaid portion of the Safe Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Safe to pay the Safe Termination Fee terminates shall be released to Safe. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A) – (H) and 856(c)(3)(A) – (I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.
(g)   The “Star Termination Fee” shall be an amount equal to the lesser of (i) $63,000,000 (the “Star Base Amount”) and (ii) the maximum amount, if any, that can be paid to Safe without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Safe has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Safe which was not Qualifying Income), in each case as determined by independent accountants to Safe. Notwithstanding the foregoing, in the event Safe receives Tax Guidance providing that Safe’s receipt of the Star Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Star Termination Fee shall be an amount equal to the Star Base Amount and Star shall, upon receiving notice that Safe has received the Tax Guidance, pay to Safe the unpaid Star Base Amount within five Business Days. In the event that Safe is not able to receive the full Star Base Amount due to the above limitations, Star shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Safe unless and until Safe receives either one or a combination of the following once or more often: (x) a letter from Safe’s independent accountants indicating the maximum amount that can be paid at that time to Safe without causing Safe to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Star shall pay to Safe the lesser of the unpaid Star Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Star has been notified thereof. The obligation of Star to pay any unpaid portion of the Star Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Star to pay the Star Termination Fee terminates shall be released to Star.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Survival.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.
Section 9.2   The Special Committees.
(a)   Until the Effective Time, each of the following actions by Safe or by the Board of Directors of Safe may be effected only if such action is recommended by or taken at the direction of the Safe Special Committee: (i) any action by Safe or its Board of Directors with respect to any amendment or waiver of any provision of this Agreement; (ii) termination of this Agreement by Safe or its Board of Directors; (iii) extension by Safe or its Board of Directors of the time for the performance of any of the obligations or other acts of Star, or any waiver or assertion of any of Safe’s rights under this Agreement; or (iv) any other approval, agreement, authorization, consent or other action by Safe or its Board of Directors with respect to this Agreement or the transactions contemplated hereby.
(b)   Until the Effective Time, each of the following actions by Star or by the Board of Directors of Star may be effected only if such action is recommended by or taken at the direction of the Star Special Committee: (i) any action by Star or its Board of Directors with respect to any amendment or waiver of any provision of this Agreement; (ii) termination of this Agreement by Star or its Board of Directors; (iii) extension by Star or its Board of Directors of the time for the performance of any of the obligations or other acts of Safe, or any waiver or assertion of any of Star’s rights under this Agreement; or (iv) any other approval, agreement, authorization, consent or other action by Star or its Board of Directors with respect to this Agreement or the transactions contemplated hereby.
Section 9.3   Amendment; Waiver.   Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Safe and Star, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger, the Charter Amendment, the Par Value Charter Amendment, the SpinCo Reorganization, the SpinCo Distribution, the Star Stock Issuance and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.4   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon delivery if no automated notice of delivery failure is received by the sender), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).
(a)   if to Safe, to:
Safehold Inc.
c/o Special Committee of the Board of Directors
1114 Avenue of the Americas, 39th Floor
New York, NY 10036
Attention:
Stefan M. Selig
Jay S. Nydick

Email:
[*]
[*]

(b)   with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:
Eric L. Schiele, P.C.
Michael P. Brueck, P.C.
David L. Perechocky

Email:
eric.schiele@kirkland.com
michael.brueck@kirkland.com
david.perechocky@kirkland.com

(c)   if to Star, to:
iStar Inc.
1114 Avenue of the Americas, 39th Floor
Attention:
Barry Ridings, Chair of the Special Committee of the Board of Directors

Email:
[*]

with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention:
Kathleen L. Werner, Esq.

Email:
kathleen.werner@cliffordchance.com

Section 9.5   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects” and shall refer to an action taken by a person that is consistent in all material respects in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal operations of such person. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase

“to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” References to a wholly owned subsidiary of Safe shall include the Safe Operating Partnership and any wholly owned subsidiary of the Safe Operating Partnership.
Section 9.6   Counterparts.   This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.7   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein), together with the Voting Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) except (i) as provided in Section 6.7(e) and Section 8.2(a) and (ii) following the Effective Time, the rights of the holders of Safe Common Stock to receive the Merger Consideration and cash payments in lieu of fractional shares and the rights of holders of Safe Equity Awards to receive Star Restricted Stock Units, in each case, in accordance with the terms and subject to the conditions of Article II, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 9.8   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 9.10   Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).
Section 9.11   Submission to Jurisdiction.   Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the Parties further consents to the assignment of any action or proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 (or any successor thereto). The consent to jurisdiction set forth in this Section 9.11 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 9.11. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12   Enforcement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.13   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE X
DEFINITIONS
Section 10.1   Certain Definitions.   For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality or non-disclosure agreement with confidentiality provisions that are customary for public companies investigating potential change of control or significant asset sale transactions, as reasonably determined by the board of directors (or a committee thereof) of the applicable Party after consultation with outside counsel; provided, that such confidentiality or non-disclosure agreement shall permit compliance with Section 6.4 and may permit any non-public communications, requests or proposals with or to the board of directors (or a committee thereof) of the applicable Party, including, for the avoidance of doubt, the making or negotiating of any Acquisition Proposal or Superior Proposal, and such confidentiality agreement need not contain a standstill provision.
“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Safe or Star, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Safe or Star (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of Safe or Star, as applicable, in each case other than the transactions contemplated by this Agreement and other than sales of assets of Star that would be owned by SpinCo and its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution.
“Additional Cash Proceeds” means the aggregate of the following of Star or its Subsidiaries obtained after the date hereof:
(i)
50% of the net cash proceeds to Star resulting from the sale of assets of Star or its Subsidiaries (or in the case of assets that are receivables or Indebtedness owing to Star or any its Subsidiaries, cash proceeds from the repayment of such receivables or Indebtedness to Star or such applicable Subsidiary) that would be Transferred Assets (as such term is defined in the Separation and Distribution Agreement) in excess of the first $409 million of such proceeds;

(ii)
the net cash proceeds to Star resulting from the sale of Safe Common Stock by Star, including any such sales of Safe Common Stock by Star occurring concurrent with the Closing;

(iii)
the net cash proceeds to Star resulting from the sale of Star Common Stock by Star;

(iv)
the net amount of the reduction in long-term liabilities of Star or its Subsidiaries (as determined under GAAP) that are extinguished by Star or such Subsidiary of Star (other than iPIP) for non-cash consideration; and

(v)
the net amount of the reduction in long-term liabilities of Star and its Subsidiaries (as determined under GAAP) resulting from liability management transactions by Star or such Subsidiary of Star.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, Star shall not be deemed to be an Affiliate of Safe and Safe shall not be deemed to be an Affiliate of Star.
“Benefit Plan” means, any compensation benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized by law or executive order to be closed.
“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law and (e) as a result of a failure to comply with the requirements of Section 414(t) of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof, or related or associated epidemics, pandemic or disease outbreaks.
“Designated Exchange” means Nasdaq or NYSE (or any such exchange’s affiliated exchanges) or such other primary stock exchange on which the SpinCo Common Shares will be listed following the consummation of the transactions contemplated by the Separation and Distribution Agreement; provided, that the Designated Exchange shall be NYSE, unless (a) in the case of Nasdaq (or one of its affiliated exchanges), (i) Star reasonably determines, in good faith and after consultation with Safe, that the Designated Exchange should be Nasdaq (or one of its affiliated exchanges) based on adverse developments in the listing process of NYSE following the date hereof and such change from NYSE to Nasdaq would not reasonably be expected to materially delay the Closing of the transactions contemplated hereby and by the Separation and Distribution Agreement and would not adversely affect any of the covenants, agreements, rights or obligations of any Party to this Agreement or the Separation and Distribution Agreement or (ii) such exchange is mutually agreed to in writing by Safe and Star prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by Safe or Star) or (b) in the case of any exchange other than Nasdaq or NYSE (or their affiliated exchanges), such exchange is mutually agreed to in writing by Safe and Star prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by Safe or Star).
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Laws” means all Laws relating to pollution, public worker health or safety or protection of the environment or natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business (whether or not incorporated) which, together with such Person, is (or at any relevant time has been or would

be) a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.
“Extension Share Deduction” means: (i) if Star has not raised $198.0 million of Additional Cash Proceeds by March 31, 2023 (and Star’s exclusivity rights under Section 1(A) of Annex A to the Voting Agreement have not been previously suspended pursuant to Section 1B thereof), 358,511; and (ii) if Star has not raised $223.0 million of Additional Cash Proceeds by June 30, 2023 (and Star’s exclusivity rights under Section 1(A) of Annex A to the Voting Agreement have not been suspended pursuant to Section 1B thereof), 1,195,034.
“GAAP” means United States generally accepted accounting principles.
“Hazardous Materials” means any material, waste or other substance which is regulated by or may give rise to standards of conduct or liability under Environmental Laws, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, per and polyfluoroalkyl substances, noise, odor, mold or radiation.
“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property Rights” means any and all of the following statutory or common law rights: (a) patents, patent applications, patent disclosures, inventions and all improvements thereto (whether or not patentable or reduced to practice), (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names, and registrations and applications for registration thereof and including all of the goodwill associated with any of the foregoing, (c) copyrights and copyrightable works, works of authorship, all registrations and applications for registration thereof, and all moral rights and rights in data, databases, and data collections, (d) trade secrets and other confidential information, know-how, concepts, ideas, technologies, protocols, methods, algorithms, layouts, specifications, designs, plans, and proposals, (e) all rights in software and (f) other intellectual property rights.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union or labor organization.
“Law” means any federal, state, local or foreign law (including common law), act, statute, code, ordinance, rule, regulation, judgment, order, determination, injunction, ruling, award, decree, writ or requirement of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, license, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Management Agreement” means that certain Amended and Restated Management Agreement dated as of January 2, 2019 between Safe, the Safe Operating Partnership and the Manager, as may be amended, restated, supplemented or modified from time to time.
“Management Business” means the assets and employees of Star used in the provision of services to Safe described in Section 2(c) of the Management Agreement.

“Manager” means SFTY Manager, LLC, a Delaware limited liability company.
“Minimum Distribution Dividend” shall mean a distribution with respect to Safe’s taxable year ending at the Effective Time which is sufficient to allow Safe to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“NYSE” shall mean the New York Stock Exchange.
“Open Source Software” means any software that is licensed pursuant to a (i) a license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.
“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 10.1(a) of the Star Disclosure Letter or Section 10.1(a) of the Safe Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Star Property, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Star Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Star Property, or the continued use and operation of the applicable Star Property, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of Intellectual Property Rights.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
“Reverse Management Agreement” means that certain Management Agreement to be entered into at the Closing by and between the Surviving Corporation and SpinCo, substantially in the form attached as Schedule IV hereto.
“Safe Debt Agreements” means, collectively, (i) the indenture, dated as of May 7, 2021, by and between the Safe Operating Partnership, as issuer, Safe, as guarantor, and U.S. Bank, National Association, as trustee, (ii) the first supplemental indenture, dated as of May 7, 2021, among the Safe Operating Partnership, as issuer, Safe, as guarantor, and U.S. Bank, National Association, as trustee, (iii) the second supplemental indenture, dated as of November 18, 2021, among the Safe Operating Partnership, as issuer, Safe, as guarantor, and U.S. Bank, National Association, as trustee, (iv) the master note purchase agreement, dated as of January 27, 2022, by and among the Safe Operating Partnership, as issuer, Safe, as parent guarantor, and the purchasers named therein, (v) the note purchase and private shelf agreement, dated as of May 13, 2022, by and among Safe Operating Partnership, as issuer, Safe, as parent guarantor, and the purchasers named therein and (vi) the credit agreement, dated as of March 31, 2021, by and among Safe Operating Partnership, as borrower, Safe, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, in each case as amended, modified or supplemented from time to time.
“Safe Equity Awards” means the Safe Restricted Stock Units.
“Safe Equity Plans” means the Safety, Income and Growth Operating Partnership 2017 Equity Incentive Plan.
“Safe Lease” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Safe and used or intended to be used in, or otherwise related to, the Business, together with all leases, licenses or other agreements (written or oral) pursuant to which Safe conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any such real property or portion thereof.
“Safe Material Adverse Effect” means any Effect that has a material adverse effect on to the assets, properties, liabilities, financial condition, business or results of operations of Safe and its Subsidiaries, taken as a whole; provided, however, that a Safe Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Safe operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or another pandemic (“COVID-19 Measures”); (g) any Effect attributable to the negotiation, announcement or consummation of this Agreement or and the transactions contemplated hereby (provided that this clause (g) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (h) any litigation resulting from, arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (i) any failure by Safe to meet any internal or published projections (whether published by Safe or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Safe Material Adverse Effect may be taken into account in determining whether there has been a Safe Material Adverse Effect); (j) any change in the price or trading volume of shares of Safe Common Stock or any other publicly traded securities of Safe (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Safe Material Adverse Effect may be taken into account in determining whether there has been a Safe Material Adverse Effect); (k) any reduction in the credit rating of Safe or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Safe Material Adverse Effect may be taken into account in determining whether there has been a Safe Material Adverse Effect); and (l) any bankruptcy, insolvency or reorganization of any tenant under any Safe Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Safe Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Safe relative to other companies of comparable size to Safe operating in the industry in which Safe operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Safe Material Adverse Effect has occurred.

“Safe Operating Partnership” means Safehold Operating Partnership, LP.
“Safe Superior Proposal” means a Superior Proposal with respect to Safe.
“SEC” means the U.S. Securities and Exchange Commission.
“Security Incident” means any (a) breach of security (including any phishing incident, ransomware or malware attack, man-in-the-middle attack or other security incident) affecting the Systems or (b) incident in which personal information was or may have been accessed, disclosed, destroyed, processed, used, transferred or exfiltrated in an unauthorized manner (whether any of the foregoing was in possession or control of Star or any of its Subsidiaries or by another Person on behalf of Star or any of its Subsidiaries at the time of such incident).
“Significant Subsidiary” means any Subsidiary of Star or Safe, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.
“SpinCo” means the Subsidiary of Star to be incorporated after the date of this Agreement to which certain properties and assets of Star and its subsidiaries, as well as certain Liabilities of Star and its subsidiaries, will be contributed pursuant to the SpinCo Reorganization.
“SpinCo Common Shares” means the common shares of beneficial interest of SpinCo.
“SpinCo Distribution” means the distribution of all of the SpinCo Common Shares on a pro rata basis by Star to the stockholders of Star, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement.
“SpinCo Reorganization” means the series of restructuring and distribution transactions set forth on Schedule I and on the terms and subject to the conditions set forth in the Separation and Distribution Agreement.
“Star Breach Event” means any action or failure to take any action of Star or any Subsidiary of Star that resulted in (a) any representation or warranty set forth in this Agreement to be untrue or incorrect, (b) a breach of any representation, warranty, covenant or agreement set forth in this Agreement or (c) any other failure to comply with the provisions of this Agreement, in each case, other than at the express direction of the Safe Special Committee.
“Star Common Stock” means common stock, par value $0.001 per share, of Star.
“Star Convertible Notes” means Star’s 3.125% Senior Convertible Notes due 2022.
“Star Convertible Notes Indenture” means that certain Base Indenture, dated as of February 5, 2001, by and among Star and U.S. Bank National Association, as trustee (the “Trustee”) as amended, supplemented or otherwise modified to date, including by that certain Thirty-Second Supplemental Indenture, dated as of September 20, 2017, by and among Star and the Trustee, governing the Star Convertible Notes.
“Star Credit Facilities” means the Second Amended and Restated Credit Agreement, dated as of September 27, 2019, by and among Star, the Banks listed therein and JP Morgan Chase, N.A., as Administrative Agent.
“Star Equity Plan” means the Star 2009 Long Term Incentive Plan.
“Star Existing Notes” means, collectively, (i) Star’s 4.75% Senior Notes due 2024, (ii) Star’s 4.25% Senior Notes due 2025 and (iii) Star’s 5.50% Senior Notes due 2026.
“Star Existing Indentures” means that certain Base Indenture, dated as of February 5, 2001, by and among Star and the Trustee, as amended, supplemented or otherwise modified to date, including by those certain (i) Thirty-Third Supplemental Indenture, dated as of September 16, 2019, by and among Star and the Trustee, governing Star’s 4.75% Senior Notes due 2024, (ii) Thirty-Fourth Supplemental Indenture, dated as of December 16, 2019, by and among Star and the Trustee, governing Star’s 4.25%

Senior Notes due 2025 and (iii) Thirty-Fifth Supplemental Indenture, dated as of September 1, 2020, by and among Star and the Trustee, governing Star’s 5.50% Senior Notes due 2026.
“Star Joint Ventures” means iStar LH Fund LLC, a Delaware limited liability company, and iStar GL Venture REIT LLC, a Delaware limited liability company and “Star Joint Venture” means either one of them.
“Star Material Adverse Effect” means any Effect that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Star and its Subsidiaries, taken as a whole; provided, however, that a Star Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Star operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) COVID-19 Measures; (g) any Effect attributable to the negotiation, announcement or consummation of this Agreement or and the transactions contemplated hereby (provided that this clause (g) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (h) any litigation resulting from, arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (i) any failure by Star to meet any internal or published projections (whether published by Star or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Star Material Adverse Effect may be taken into account in determining whether there has been a Star Material Adverse Effect); (j) any change in the price or trading volume of shares of Star Common Stock or any other publicly traded securities of Star (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Star Material Adverse Effect may be taken into account in determining whether there has been a Star Material Adverse Effect); (k) any reduction in the credit rating of Star or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Star Material Adverse Effect may be taken into account in determining whether there has been a Star Material Adverse Effect); and (l) any bankruptcy, insolvency or reorganization of any tenant under any Star Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Star Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Star relative to other companies of comparable size to Star operating in the industry in which Star operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Star Material Adverse Effect has occurred.
“Star Material Contract” means any Contract to which Star or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, other than Contracts that are binding only on SpinCo and Subsidiaries of Star that will be Subsidiaries of SpinCo after giving effect to the SpinCo Distribution and the SpinCo Reorganization, that:
(a)   is required to be filed as an exhibit to the Star SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;
(b)   relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party involving a financial commitment exceeding $15,000,000;
(c)   contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that would restrict or limit in any material respect the business to be conducted by the Surviving Corporation or any of its Subsidiaries after giving effect to the SpinCo Reorganization and the SpinCo Distribution, or that otherwise would restrict or limit in any material respect the lines of business to be conducted by the Surviving Corporation or any of its

Subsidiaries or the geographic area in which the Surviving Corporation or any of its Subsidiaries may conduct business, in each case after giving effect to the SpinCo Reorganization and the SpinCo Distribution, other than any ground lease and other than Contracts that are terminable on 12 months or less notice without material cost or penalty;
(d)   involves any merger, consolidation or similar business combination transaction, other than such actions that involve only wholly-owned Subsidiaries of Star;
(e)   relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without material cost or penalty and requiring aggregate payments by Star or any of its Subsidiaries in excess of $1,000,000 during their remaining term;
(f)   evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder and other than ordinary course equipment leases;
(g)   constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;
(h)   grants to any Person a right of first refusal, a right of first offer or an option, in each case, to purchase, acquire, sell or dispose of any Star Property that has a fair market value of greater than $1,000,000;
(i)   is for the employment or engagement of any director, officer, employee or individual independent contractor on a full-time, part-time, consulting or other basis providing for annual compensation opportunities in excess of $100,000 (other than any “at will” contract that may be terminated by Star upon 30 days or less advance notice);
(j)   is a bonus, equity, severance, retention, transaction or change of control bonus, pension, profit sharing, retirement or other form of deferred compensation plan or arrangement;
(k)   (a) relating to the licensing or granting of any Intellectual Property Right by Star or any of its Subsidiaries to a third party or by a third party to Star or any of its Subsidiaries, including covenants not to sue (other than (i) licenses to Star or its Subsidiaries for generally available commercial, unmodified, “off the shelf” software used solely for Star’s or its Subsidiaries’ own internal use or in the provision of managerial services to Safe for an aggregate consideration of no more than $500,000 and (ii) assignment of Intellectual Property Rights to Star or its Subsidiaries by employees or consultants under Star’s or its respective Subsidiary’s standard form employment or consultant agreements) or (b) affecting Star’s or its Subsidiaries’ ability to use or enforce any Intellectual Property Right;
(l)   is a Labor Agreement;
(m)   is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Star or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(n)   prohibits the payment of dividends or other distributions in respect of Star Common Stock or shares or other equity interests of any Subsidiary of Star; or
(o)   constitutes a loan to any Person (other than a wholly owned Subsidiaries of Star) by Star or any of its Subsidiaries in an amount in excess of $1,000,000.
“Star Preferred Stock” means preferred stock, par value $0.001 per share, of Star.
“Star Share Consolidation Ratio” means a fraction of a share of Star Common Stock equal to (i) (a) the number of shares of Safe Common Stock held by Star and its wholly-owned Subsidiaries as of immediately prior to the Charter Amendment Effective Time (after completion of the SpinCo Reorganization and the SpinCo Distribution, the termination and settlement of Star’s iPIP plans and any sales of Safe Common Stock by Star to third parties in connection with the Closing or that would take place concurrently with the Closing), plus (b) the sum of (x) 1,195,034 plus (y) the number of shares of Safe Common Stock payable to Star in respect of the Management Fee (as such term is defined in the Management Agreement) that has accrued but remains unpaid as of the Closing Date pursuant to the Management Agreement (if any) minus (c) any Extension Share Deduction, divided by (ii) the aggregate number of issued and outstanding shares of Star Common Stock as of immediately prior to the Charter Amendment Effective Time, calculated in a manner consistent with the sample calculations set forth in Schedule V.
“Star Stock Issuance” means the issuance of Star Common Stock in connection with the Merger.
“Star Superior Proposal” means a Superior Proposal with respect to Star.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest. For the avoidance of doubt, each Star Joint Venture shall be considered a Subsidiary of Star. Notwithstanding the foregoing, neither Safe nor any Subsidiary of Safe shall be considered a Subsidiary of Star.
“Superior Proposal” means, with respect to Safe or Star, as applicable, a bona fide written Acquisition Proposal that the Safe Special Committee or the Star Special Committee, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of Safe or Star, respectively, than the transactions contemplated by this Agreement; provided, that for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 10.1, except that the references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.
“Systems” means software, firmware, servers, hardware systems (whether general or special purpose), websites, databases, circuits, networks, computer and telecommunication assets and equipment, middleware, network equipment, routers, platforms, peripherals, interfaces, websites, servers, and other information technology equipment, and the information contained therein or processed or transmitted thereby, in each case, owned, licensed, leased or used or held for use by or for the benefit of Star or any of its Subsidiaries.
“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.
“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“to Safe’s knowledge” or “to the knowledge of Safe” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 10.1(b) of the Safe Disclosure Letter.
“to Star’s knowledge” or “to the knowledge of Star” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 10.1(b) of the Star Disclosure Letter.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws.
“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party, whether or not breaching this Agreement was the conscious object of such act or omission; provided, that Safe shall not be deemed to have committed a Willful Breach to the extent such breach or failure to perform was the result of a Star Breach Event.
Section 10.2   Terms Defined Elsewhere.   The following terms are defined elsewhere in this Agreement, as indicated below:
Acquisition Agreement	49
Acquisitions	36
Action	23
Additional Dividend Amount	55
Agreement	1
Articles of Merger	4
Bankruptcy and Equitable Exceptions	13
Base Amount	53
Blue Sky Laws	14
Book-Entry Shares	6
Certificates	6
Change in Safe Recommendation	50
Change in Star Recommendation	50
Charter Amendment	1
Charter Amendment Effective Time	3
Chosen Courts	72
Closing	4
Closing Date	4
Closing Dividend Date	55
Code	2
Common Stock Merger Consideration	1
Debt Assumption	56
Debt Assumption Documents	56
Effective Time	4
Eligible Shares	5
Excess Shares	3
Exchange Act	14
Exchange Agent	7
Exchange Fund	7
Excluded Shares	5
Existing Star Holders	3

Form 10	58
Form S-4	44
Governance Agreement	2
Governmental Entity	14
Ground Lease Documents	30
IAS	59
Indemnified Parties	52
Internalization Merger	59
Internalization Merger Agreement	59
Internalization Option	59
Joint Proxy Statement/Prospectus	44
Letter of Transmittal	7
Loan	31
Loan Documents	31
Merger	4
Merger Consideration	6
MGCL	2
Notice of Superior Proposal Recommendation Change	51
Organizational Documents	14
Outside Date	64
Par Value Change	1
Par Value Change Amendment	1
Par Value Charter Amendment Effective Time	4
Parties	1
Party	1
Payoff Letters	57
Permits	33
Preferred Stock Merger Consideration	6
Qualifying Income	67
Registration Rights Agreement	2
REIT Requirements	67
Reorganization	59
Reverse Split	1
Safe	1
Safe Base Amount	67
Safe Capitalization Date	12
Safe Common Stock	5
Safe Disclosure Letter	12
Safe Material Contract	13
Safe Preferred Stock	12
Safe Required Vote	17
Safe Restricted Stock Unit	10
Safe SEC Documents	14
Safe Special Committee	1

Safe Stockholders Meeting	45
Safe Tax Representation Letter	38
Safe Termination Fee	67
Sarbanes-Oxley Act	14
SDAT	3
Securities Act	11
Separation and Distribution Agreement	2
SMS	59
Special Safe Distribution	35
Special Star Distribution	39
SpinCo Information Statement	58
Star	1
Star Base Amount	68
Star Benefit Plans	26
Star Capitalization Date	18
Star Disclosure Letter	17
Star Ground Leased Properties	30
Star Ground Leased Property	30
Star Intellectual Property	32
Star Leased Property	29
Star Leases	30
Star Owned or Leased Properties	29
Star Owned Property	29
Star Properties	30
Star Property	30
Star Required Vote	29
Star Restricted Stock Unit	11
Star SEC Documents	20
Star Series D Preferred Stock Merger Consideration	6
Star Series G Preferred Stock Merger Consideration	6
Star Series I Preferred Stock Merger Consideration	6
Star Special Committee	1
Star Stockholders Meeting	46
Star Tax Representation Letter	44
Star Termination Fee	68
Star Title Insurance Policy	31
Surviving Corporation	4
Tax Guidance	68
Transfer Agent	3
Voting Agreement	2
Voting Debt	19
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Star and Safe have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.
iSTAR INC.
By:
/s/ Brett Asnas

Name: Brett Asnas
Title:   Chief Financial Officer
SAFEHOLD INC.
By:
/s/ Marcos Alvarado

Name: Marcos Alvarado
Title:   President and Chief Investment Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT D
Star Charter Amendment

FINAL FORM
EXHIBIT D-1
ISTAR INC.
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
FIRST: The charter (the “Charter”) of iStar Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, upon the Effective Time (as defined below), every [      ] shares of Common Stock, par value $0.001 per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, par value $[0.      ] per share, of the Corporation.
SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.
THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.
FOURTH: These Articles of Amendment shall become effective at [      ] [a.m.][p.m.], Eastern Time, on [           ] (the “Effective Time”).
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its [                 ] and attested to by its [                 ] on this [      ] day of [                 ].
ATTEST:	ISTAR INC.
Name: Title:	By:	Name: Title:	(SEAL)

FINAL FORM
EXHIBIT D-2
ISTAR INC.
ARTICLES OF AMENDMENT
THIS IS TO CERTIFY THAT:
FIRST: The charter (the “Charter”) of iStar Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (as defined below) from $0.[      ] per share to $0.01 per share.
SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.
THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.
FOURTH: These Articles of Amendment shall become effective at [           ] [a.m.][p.m.], Eastern Time, on [                 ] (the “Effective Time”).
FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its [                 ] and attested to by its [                 ] on this [      ] day of [                 ].
ATTEST:	ISTAR INC.
Name: Title:	By:	Name: Title:	(SEAL)

Annex B
FINAL FORM
Dated as of [•]
iSTAR INC.
and
[SPINCO]

SEPARATION AND DISTRIBUTION AGREEMENT

B-i

Exhibit A	Transferred Assets and Liabilities
Exhibit B	Excluded Assets and Liabilities
Exhibit C	Management Agreement
Exhibit D	Distribution Steps Plan

B-ii

SEPARATION AND DISTRIBUTION AGREEMENT
THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•] (this “Agreement”), is by and among iStar Inc., a Maryland corporation (together with its successors and assigns, “iStar”), and [SPINCO]1, a Maryland business trust (together with its successors and assigns, “SpinCo”).
RECITALS
WHEREAS, iStar entered into an Agreement and Plan of Merger, dated August 10, 2022 (as amended from time to time, the “Merger Agreement”), by and among iStar and Safehold Inc., a Maryland corporation (together with its successors and assigns, “SAFE”), pursuant to which SAFE will merge with and into iStar (the “Merger”), with iStar continuing as the surviving corporation and operating under the name “Safehold Inc.”;
WHEREAS, as a condition to the closing of the Merger, iStar has agreed to consummate a series of reorganization and separation transactions (the “Separation”) pursuant to which, among other things, the direct or indirect ownership interests in certain properties and other assets of iStar and its subsidiaries, as well as certain Liabilities of iStar and its subsidiaries, will be contributed to SpinCo;
WHEREAS, following the Separation, but prior to the effective time of the Merger, iStar will distribute to the stockholders of iStar all of the issued and outstanding SpinCo Common Stock (the “Distribution,” and together with the Separation, the “Separation Transactions”);
WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of SpinCo as a wholly owned Subsidiary of iStar;
WHEREAS, SpinCo has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form 10, which includes an information statement, with respect to the shares of SpinCo Common Stock to be distributed by iStar in the Distribution, which was declared effective by the SEC on [•];
WHEREAS, contemporaneously with the execution of this Agreement, in furtherance of the foregoing, the board of directors of iStar (the “iStar Board”) has approved the Distribution of all of the issued and outstanding shares of SpinCo common stock, par value $0.01 per share (“SpinCo Common Stock”), at a ratio of one share of SpinCo Common Stock for one share of iStar common stock, par value $0.001 per share, subject to adjustment as provided in Section 3.4(a) (the “Distribution Ratio”) held as of the close of business on the Record Date, subject to the satisfaction of the conditions of the Distribution set forth in this Agreement; and
WHEREAS, the Parties desire to enter into this Agreement to set forth each of the Separation Transactions to be effectuated by the Parties, and to set forth certain other agreements relating to the Separation Transactions and the relationship of iStar, SpinCo and their respective Affiliates following the Distribution.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Accounting Principles” shall mean GAAP applied on a consistent basis.

1
Name of SpinCo to be jointly determined by Star and Safe prior to the Distribution Effective Time.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, from and after the Distribution Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the iStar Group and (b) no member of the iStar Group shall be deemed to be an Affiliate of any member of the SpinCo Group.
“Agent” shall mean a distribution agent, transfer agent and registrar that is duly appointed by iStar to act in such capacities for the SpinCo Common Stock in connection with the Distribution.
“Agreement” shall have the meaning set forth in the preamble hereof.
“Allowed Amount” shall have the meaning set forth in Section 7.7.
“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties and/or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation Transactions or the other transactions contemplated by this Agreement, including the Management Agreement, the Governance Agreement, the Term Loan Facility, the Registration Rights Agreement and the Transfer Documents.
“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including: (i) rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement; (ii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person or all loans, advances or other extensions of credit or capital contribution to any Subsidiary or any other Person; (iii) all other investments in securities of any Person; (iv) all rights as a partner, joint venturer or participant; and (v) all deposits, letters of credit, performance bonds and other surety bonds.
“Assumed Liabilities” shall mean (without duplication) all of the Liabilities of iStar, SpinCo or any member of the SpinCo Group or iStar Group, other than the Excluded Liabilities, which Assumed Liabilities shall include:
(i)   except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent relating to, arising out of or resulting from any Transferred Assets or the operation or conduct of the Transferred Business whether arising before, at or after the Distribution Effective Time, including any divested Assets or operations of the Transferred Business;
(ii)   all liabilities reflected in the most recent unaudited pro forma balance sheet of the SpinCo Group included in the Form 10;
(iii)   the obligations related to the SpinCo Group portion of any Shared Contract pursuant to Section 2.7;
(iv)   all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by SpinCo or any other member of the SpinCo Group (including indemnification obligations thereunder);
(v)   all Liabilities pursuant to the SpinCo Loan Agreements;
(vi)   all Liabilities of the iStar Group relating to any Disclosure Document (excluding any Liabilities to the extent relating to information supplied by the iStar Group regarding its role as the manager of the SpinCo Group or the Management Agreement, which for the avoidance of doubt shall be Excluded Liabilities); and
(vii)   those Liabilities set forth on Exhibit A.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are closed for business.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Cutoff Date” shall have the meaning set forth in Section 7.1(a).
“Deed” shall have the meaning set forth in Section 5.3(a).
“Designated Exchange” means Nasdaq or NYSE (or any such exchange’s affiliated exchanges) or such other primary stock exchange on which the SpinCo Common Stock will be listed following the consummation of the transactions contemplated by this Agreement; provided, that the Designated Exchange shall be NYSE, unless (a) in the case of Nasdaq (or one of its affiliated exchanges), (i) iStar reasonably determines, in good faith and after consultation with SAFE, that the Designated Exchange should be Nasdaq (or one of its affiliated exchanges) based on adverse developments in the listing process of NYSE following the date hereof and such change from NYSE to Nasdaq would not reasonably be expected to materially delay the closing of the transactions contemplated hereby and the Merger Agreement and would not adversely affect any of the covenants, agreements, rights or obligations of any Party to this Agreement or the Merger Agreement or (ii) such exchange is mutually agreed to in writing by SAFE and iStar prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by Safe or iStar) or (b) in the case of any exchange other than Nasdaq or NYSE (or their affiliated exchanges), such exchange is mutually agreed to in writing by Safe and iStar prior to the Separation (such agreement not to be unreasonably withheld, conditioned or delayed by SAFE or iStar).
“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation, the Distribution or the SpinCo Group, or primarily relates to the transactions contemplated hereby.
“Distribution” shall have the meaning set forth in the recitals hereof.
“Distribution Date” shall mean the date on which the Distribution occurs.
“Distribution Steps Plan” shall have the meaning set forth in Section 2.1.
“Distribution Effective Time” shall mean 12:01 p.m., Eastern time, on the Distribution Date.

“Environmental Law” shall mean any Law relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials, (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material, (c) the treatment, storage, disposal or management of Hazardous Materials, (d) exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances, (e) the transportation, release or any other use of Hazardous Materials, or (f) the pollution, protection or regulation of the environmental or natural resources.
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Escrowed Amount” shall have the meaning set forth in Section 7.7.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Excluded Assets” shall mean, other than the Transferred Assets, all of the Assets of the iStar Group (which, for the avoidance of doubt, shall include the SAFE Group after the effective time of the Merger). Without limiting the foregoing, the Excluded Assets shall include each of the Assets set forth on Exhibit B.
“Excluded Business” shall mean the businesses, operations and activities of (i) the iStar Group conducted prior to the Distribution Effective Time that relate to the origination, acquisition, creation of, investment in, financing of, management of or fundraising for, fee and leasehold interests in ground leases, ground lease related assets and entities that own and hold such assets (including SAFE, any other member of the SAFE Group and iStar GL Venture REIT LLC; (ii) the SAFE Group, whether conducted before or after the Distribution Effective Time (including as part of the iStar Group after the effective time of the Merger); and (iii) the iStar Group conducted after the Distribution Effective Time.
“Excluded Liabilities” shall mean:
(i)   all Liabilities to the extent relating to, arising out of or resulting from:
(1)
the operation or conduct of the Excluded Business as conducted at any time prior to the Distribution Effective Time by the iStar Group (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, which act or failure to act relates to the Excluded Business);

(2)
the operation or conduct of the Excluded Business or any other business conducted by the iStar Group at any time after the Distribution Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative, which act or failure to act relates to the Excluded Business or such other business); or

(3)
the Excluded Assets;

(ii)   the obligations related to the iStar Group portion of any Shared Contract pursuant to Section 2.7;
(iii)   all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by iStar or any member of the iStar Group (including indemnification obligations thereunder);

(iv)   all Liabilities for payment of amounts due in respect of indebtedness and preferred stock of iStar; and
(v)   those Liabilities set forth on Exhibit B.
“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
“Governance Agreement” shall mean the Governance Agreement entered into at the closing of the Merger between iStar and SpinCo.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, industry self-regulatory organization or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Group” shall mean the SpinCo Group, the iStar Group and/or the SAFE Group, as the context requires.
“Hazardous Materials” shall mean each element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Information Statement” shall mean the information statement to be sent to the holders of iStar common stock in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.
“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Insurance Termination Date” shall have the meaning set forth in Section 5.1(c).
“Insured Party” shall have the meaning set forth in Section 5.1(c).
“Intellectual Property” shall mean all of the following anywhere in the world: (a) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), patents and patent applications, and all continuations and continuations in part, divisions, reissues, reexaminations, renewals, and extensions thereof, (b) all copyrightable works, copyrights, mask works, and industrial designs, and all registrations and applications for registration thereof, (c) all trademarks, service marks, trade dress trade names, logos, domain names, social media accounts and handles, and other indicia of origin, and all registrations and applications for the registration thereof, and all goodwill of the business connected with the use thereof and symbolized thereby, (d) all trade secrets, and other intellectual property and proprietary rights in know-how, technology, technical data, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and all other proprietary information of every kind (collectively, “Know-How”), (e) all software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, (f) all databases and data collections, (g) all other intellectual property rights, and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
“iStar” shall have the meaning set forth in the preamble hereof.
“iStar Accounts” shall have the meaning set forth in Section 2.8(a).
“iStar Board” shall have the meaning set forth in the recitals hereof.
“iStar Group” shall mean iStar and each Person that is a Subsidiary of iStar, including, after the effective time of the Merger, SAFE and each Person that is a Subsidiary of SAFE (in each case, other than SpinCo and any other member of the SpinCo Group).
“iStar Indemnitees” shall have the meaning set forth in Section 4.2.
“iStar Statement” shall have the meaning set forth in Section 2.10(a).
“Joint Proxy Statement / Prospectus” shall mean the joint proxy statement / prospectus of iStar and SAFE filed on Form S-4 with the SEC, which was declared effective by the SEC on [•].
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty, license, Permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Linked” shall have the meaning set forth in Section 2.8(a).
“Loss Party” shall have the meaning set forth in Section 5.1(d).
“Losses” shall mean actual losses (including any diminution in value), costs, damages, Taxes, penalties and expenses (including legal and accounting fees, and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Management Agreement” shall mean the management agreement to be entered into by and between iStar and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement in the form attached hereto as Exhibit C.
“Margin Loan” shall mean the $140.0 million margin loan to be entered into by SpinCo on the date of the Separation and secured by the SAFE Shares.
“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Agreement” shall have the meaning set forth in the recitals hereof.
“Parties” shall mean the parties to this Agreement.
“Payor” shall have the meaning set forth in Section 7.2(c).
“Permit” shall mean a permit, approval, authorization, consent, license or certificate of any kind issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Policy” shall have the meaning set forth in Section 5.3(b).
“Positive Tax Opinion or Ruling” shall have the meaning set forth in Section 7.7.
“Privileged Information” shall mean any information, in written, oral, electronic, or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.
“Qualifying Income” shall have the meaning set forth in Section 7.7.
“Real Property” shall have the meaning set forth in Section 5.3(a).
“Record Date” shall mean the close of business on the date to be determined by the iStar Board as the record date for determining holders of iStar capital stock entitled to receive shares of SpinCo Common Stock pursuant to the Distribution.
“Record Holders” shall mean the holders of record of iStar capital stock as of the Record Date.
“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into at the closing of the Merger between iStar and SpinCo.
“REIT” shall mean “a real estate investment trust” within the meaning of Section 856 of the Code.
“Required Party” shall have the meaning set forth in Section 7.2(c).
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“SAFE” shall have the meaning set forth in the preamble hereof.
“SAFE Group” shall mean SAFE and each Person that is a Subsidiary of SAFE, including, after the effective time of the Merger, SAFE and each Person that is a Subsidiary of SAFE.
“SAFE Shares” shall mean the number of shares of common stock of SAFE equal to the SpinCo Share Contribution transferred to the SpinCo Group in the Separation Transactions.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the recitals hereof.
“Separation Transactions” shall have the meaning set forth in the recitals hereof.
“Shared Contract” shall have the meaning set forth in Section 2.7(a).
“SpinCo” shall have the meaning set forth in the preamble hereof.

“SpinCo Account” shall have the meaning set forth in Section 2.8(a).
“SpinCo Common Stock” shall have the meaning set forth in the recitals hereof.
“SpinCo Group” shall mean (a) prior to the Distribution Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of or immediately after the Distribution Effective Time, including the Transferred Entities, even if, prior to the Distribution Effective Time, such Person is not a Subsidiary of SpinCo; and (b) from and after the Distribution Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo or that was a Subsidiary of iStar prior to the Distribution Effective Time and is not a Subsidiary of the iStar Group after the Distribution Effective Time.
“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.
“SpinCo Loan Agreements” shall mean, collectively, the Margin Loan and the Term Loan Facility, each entered into by SpinCo in connection with the Distribution.
“SpinCo Share Contribution” shall mean a number of shares of common stock of SAFE having a value of $400 million as determined in accordance with the terms of the Margin Loan.
“Spin-Off Distribution” shall mean the $140.0 million distribution to be made by SpinCo to iStar immediately prior to the Separation (using the proceeds of the Margin Loan) in consideration of the Transferred Assets.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, REIT, or other organization, whether incorporated or unincorporated, or other legal entity of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity; (b) the total combined equity interests of such entity, or (c) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.
“Tax Advisor” shall mean a Tax counsel or accountant, in each case of recognized national standing.
“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” shall mean any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.
“Tax Contest” shall mean an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax Law” shall mean the Law of any Governmental Authority or political subdivision thereof relating to any Tax.
“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Term Loan Facility” shall mean the Term Loan Facility entered into between a member of the iStar Group and SpinCo prior to the date hereof in an initial aggregate principal amount of $100.0 million (as amended and restated in connection with the closing of the Merger).
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transaction Documents” shall mean this Agreement, the Ancillary Agreements, the SpinCo Loan Agreements and the Merger Agreement.
“Transfer” shall have the meaning set forth in Section 2.1(a).
“Transferee” shall have the meaning set forth in Section 5.3(a).
“Transferor” shall have the meaning set forth in Section 5.3(a).
“Transfer Documents” shall mean any documents relating to the transfer of Assets and/or Liabilities in connection with the Separation Transactions, including such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between the Parties or members of their respective Groups, as applicable, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation Transactions.
“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Separation Transactions (excluding in each case, for the avoidance of doubt, any Income Taxes).
“Transferred Assets” shall mean (i) all of the equity interests in each of the Subsidiaries comprising the SpinCo Group (other than SpinCo) and each of the other Assets identified as Transferred Assets on Exhibit A, taking into account the effect to the Separation Transactions, (ii) any other Assets mutually agreed by iStar and SAFE and reflected on the most recent unaudited pro forma balance sheet of the SpinCo Group included in the Form 10 and (iii) the Cash Contribution and other cash payable to SpinCo, if any, pursuant to Section 2.10; provided, however, that in the cases of clauses (i) and (ii), Transferred Assets shall not include any such Assets that are disposed of or that are repaid prior to the Distribution Effective Time, but shall include the Additional Cash Proceeds (as such term is defined in the Merger Agreement) remaining after iStar has satisfied its obligations under Section 6.12 of the Merger Agreement.
“Transferred Business” shall mean the businesses, operations, activities, Assets and Liabilities of iStar and its Subsidiaries prior to the Separation Transactions other than the Excluded Business.
“Transferred Entities” shall have the meaning set forth on Exhibit A.
ARTICLE II
THE SEPARATION
2.1   Separation Transactions.   Promptly following the execution of this Agreement, the Parties shall engage in and effectuate the Separation Transactions in accordance with this Agreement, including the Distribution Steps Plan attached hereto as Exhibit D (the “Distribution Steps Plan”). The Parties acknowledge that the Separation Transactions are intended to result in the iStar Group retaining the Excluded Assets and the Excluded Liabilities and the SpinCo Group owning the Transferred Assets and assuming the Assumed Liabilities. For the avoidance of doubt, to the extent a specific aspect of the Separation Transactions is expressly depicted by the Distribution Steps Plan, the Distribution Steps Plan shall take precedence in the event of any conflict between the terms of this Article II and the Distribution Steps Plan, and any transfers of assets or liabilities made pursuant to this Agreement or any Ancillary Agreement after the Distribution Effective Time shall be deemed to have been made prior to the Distribution Effective Time consistent with the Distribution Steps Plan. Upon the terms and subject to the conditions set forth in this Agreement:
(a)   Transferred Assets.   iStar shall, and shall cause the members of the iStar Group to, contribute, convey, transfer, assign and/or deliver (“Transfer”) to SpinCo or the applicable SpinCo Group member, and SpinCo or the applicable SpinCo Group member shall acquire and accept from iStar or its applicable member of the iStar Group, all of the respective right, title and interest of iStar or its applicable member of the iStar Group in and to the Transferred Assets. The Parties acknowledge and agree that any Transferred Asset held by any Transferred Entity shall be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Transferred Assets do not include any Excluded Assets, and iStar or the applicable member of the iStar Group shall retain all right, title and interest in and to any and all Excluded Assets.
(b)   Assumed Liabilities.   SpinCo shall, and shall cause the applicable SpinCo Group member to, assume and agree to perform and fulfill when due and, to the extent applicable, comply with, any and all of the Assumed Liabilities in accordance with their respective terms. The Parties acknowledge and agree that any Assumed Liability of any Transferred Entity shall be assumed for all purposes hereunder as a result of the Transfer of the equity interests in such Transferred Entity. For the avoidance of doubt, the Assumed Liabilities do not include any Excluded Liabilities, and no SpinCo Group member is assuming or agreeing to perform and fulfill when due or comply with any Excluded Liabilities.
2.2   Transfer Documents.   Following the execution of this Agreement and prior to the Distribution Effective Time, the Parties shall, and shall cause the applicable members of their respective Groups to, execute and deliver all Transfer Documents that are necessary or desirable to effect the Separation. The Parties agree that each Transfer Document shall be in a form consistent with the terms and conditions of this Agreement or the applicable Ancillary Agreement(s) with such provisions as are required by applicable Law in the jurisdiction in which the relevant Assets or Liabilities are located.
2.3   Waiver of Bulk-Sale and Bulk-Transfer Laws.   Each Party hereby waives compliance by each other Party and its respective Group members with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the Separation Transactions.
2.4   Approvals and Notifications.
(a)   To the extent that the Transfer of any Asset or assumption of any Liability contemplated by Section 2.1 requires any Approvals or Notifications, from and after the date hereof, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable. SpinCo shall reimburse and make whole any member of the iStar Group that makes such payment, incurs such Liability or grants any accommodation to any Third Party to obtain any such Approvals or Notifications, to such Party’s reasonable satisfaction.
(b)   If and to the extent that the valid and complete Transfer of any Asset or the valid and complete assumption of any Liability contemplated by Section 2.1 would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made prior to the Distribution Effective Time, then, unless the Parties mutually shall otherwise determine, the Transfer of such Asset, or assumption of such Liability, as the case may be, shall be automatically deemed deferred and any such purported Transfer or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any Asset that constitutes an Excluded Asset or Transferred Asset shall continue to constitute an Excluded Asset or Transferred Asset, and any Liability that constitutes an Excluded Liability or Assumed Liability shall continue to constitute an Excluded Liability or Assumed Liability for all other purposes of this Agreement and be subject to Section 2.4(c). In respect of the deferral of any such Liabilities, the applicable Group member to whom such Liability shall Transfer shall, to the extent not prohibited by Law, (i) indemnify, defend and hold harmless the Group of each other Party and pay, perform and discharge fully all of its obligations or other Liabilities that constitute a deferred Liability from and after the Distribution Effective Time, and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the applicable Group. If and when the legal or contractual impediments the presence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are removed or any Approvals or Notifications the absence of which caused the deferral of Transfer or assumption of any Asset or Liability pursuant to this Section 2.4(b) are obtained or made, the Transfer or assumption of the applicable Asset or Liability shall be effected promptly without further consideration in accordance with the terms of this Agreement and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.
(c)   If the Transfer or assumption of any Asset or Liability intended to be Transferred or assumed pursuant to Section 2.1 is not consummated prior to or at the Distribution Effective Time as a result of the provisions of Section 2.4(b) or for any other reason (including any misallocated transfers subject to Section 3.2), then, insofar as reasonably possible and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) shall thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Transfer or assumption thereof (or as otherwise determined by the Parties); and (ii) with respect to any deferred Assets or Liabilities, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Asset or Liability in substantially the same economic position as if such Asset or Liability had been Transferred or assumed as contemplated by Section 2.1 and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Group entitled to the receipt of such Asset or required to assume such Liability and as a result, to the extent reasonably practicable, no decisions shall be made with respect thereto without consent of the party entitled to receive such asset. Subject to Section 2.4(a), any Person retaining an Asset or a Liability due to the deferral of the Transfer or assumption of such Asset or Liability, as the case may be, shall not be required, in connection with the foregoing, to make any payments, incur any Liability or offer or grant any accommodation to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.
2.5   Release of Guarantees.   In furtherance of, and not in limitation of, the obligations set forth in Section 2.4:
(a)   Each of iStar and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to, as soon as reasonably practicable following the applicable Separation Transactions, (i) have any member(s) of the iStar Group removed as guarantor of, indemnitor of or obligor for any Assumed Liability, including the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of, indemnitor of or obligor for any Excluded Liability, including the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability.
(b)   If and to the extent required:
(i)   to obtain a release of any member of the iStar Group from a guarantee or indemnity for any Assumed Liability, SpinCo or one or more members of the SpinCo Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Excluded Asset that may serve as collateral or security for any such Assumed Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which SpinCo or the SpinCo Group would be reasonably unable to comply or (ii) which SpinCo or the SpinCo Group would not reasonably be able to avoid breaching;
(ii)   to obtain a release of any member of the SpinCo Group from a guarantee or indemnity for any Excluded Liability, iStar or one or more members of the iStar Group shall execute a guarantee or indemnity agreement in substantially the form of the existing guarantee or indemnity or such other form as is reasonably agreed to by the relevant parties to such guarantee or indemnity agreement, which agreement shall include the termination and release of any Security Interest on or in any Transferred Asset that may serve as collateral or security for any such Excluded Liability; provided, that, no such new guarantee or indemnity shall be required to the extent that the corresponding existing guarantee or indemnity contains representations, covenants or other terms or provisions either (i) with which iStar or the iStar Group would be reasonably unable to comply or (ii) which iStar or the iStar Group would not reasonably be able to avoid breaching.
(c)   Until such time as iStar or SpinCo has obtained, or has caused to be obtained, any removal or release as set forth in clauses (a) and (b) of this Section 2.5, (i) the Party or the relevant member of its Group that has assumed the Liability related to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability (in respect of a mortgage or otherwise) arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor, indemnitor or obligor, pay, perform and discharge fully all the obligations or other Liabilities (in respect of mortgages or otherwise) of such guarantor, indemnitor or obligor thereunder; and (ii) each of iStar and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, decrease any rights under or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto have theretofore terminated by documentation satisfactory in form and substance to such other Party.
2.6   Termination of Agreements, Settlement of Accounts between iStar and SpinCo.
(a)   Except as set forth in Section 2.6(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and iStar and each member of the iStar Group, on the other hand, hereby terminate all contracts and agreements between such Groups, effective as of the Distribution Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)   The provisions of Section 2.6(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) the Transaction Documents and any other agreement entered into in connection with the Transaction Documents (and each other agreement or instrument contemplated by, or that would be in furtherance of consummating the transactions contemplated by, the Transaction Documents), or any other agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.6(c); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of iStar or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) any Shared Contracts.

(c)   Except as provided for in Section 2.10, all of the intercompany accounts receivable and accounts payable between any member of the iStar Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Distribution Effective Time shall, as promptly as practicable after the Distribution Effective Time, but in any event, no later than the last day of the quarter in which the Distribution Effective Time occurs, be repaid, settled or otherwise eliminated by means of cash payments or otherwise as determined by the Parties acting in good faith.
2.7   Treatment of Shared Contracts.
(a)   Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree, the portion of any contract, agreement, arrangement, commitment or understanding to which any member of the iStar Group is a party or by which any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time, that is related to the Transferred Business (any such contract, agreement, arrangement, commitment or understanding, a “Shared Contract”), shall be assigned, at or prior to the Distribution Effective Time, in relevant part to the applicable member(s) of the SpinCo Group, or appropriately amended prior to, at or after the Distribution Effective Time, so that the applicable member(s) of the SpinCo Group shall, as of the Distribution Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Transferred Business to the same extent received and borne as of immediately prior to the Distribution Effective Time with respect to such Shared Contract; provided, however, that (i) in no event shall any member of any iStar Group be required to assign (or amend) any portion of any Shared Contract which is not so assignable (or cannot be so amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group to receive the rights and benefits of that portion of each Shared Contract that relates to the Transferred Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the SpinCo Group pursuant to this Section 2.7(a), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the SpinCo Group pursuant to this Section 2.7. Notwithstanding the foregoing, no member of the iStar Group shall be required by this Section 2.7 to maintain in effect any Shared Contract, and no member of the SpinCo Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.
2.8   Bank Accounts.
(a)   Each Party agrees to use commercially reasonable efforts to take, or cause the members of its Group to take, at the Distribution Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend or substitute all contracts or agreements governing each bank and brokerage account owned by SpinCo (including any iStar bank or brokerage account that is part of the Transferred Business) or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by iStar (including any iStar bank or brokerage account that is not part of the Transferred Business) or any other member of the iStar Group (collectively, the “iStar Accounts”) so that each such SpinCo Account and iStar Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any iStar Account or SpinCo Account, respectively, is de-Linked from such iStar Account or SpinCo Account, respectively.
(b)   With respect to any outstanding checks issued or payments initiated by iStar, SpinCo, or any of the members of their respective Groups prior to the Distribution Effective Time, such outstanding checks and payments shall be honored following the Distribution Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

2.9   Cash Contribution.   At or prior to the Distribution Effective Time, iStar shall have made a cash contribution of $50.0 million to SpinCo (the “Cash Contribution”).
2.10   Prorations.
(a)   Within 30 Business Days following the Distribution Effective Time, iStar shall prepare and deliver to SpinCo a statement, with reasonably detailed supporting calculations, setting forth its good faith calculation of proration amounts for customary items between the iStar Group and the SpinCo Group (the “iStar Statement”). Within fifteen (15) Business Days following the date on which iStar shall have delivered the iStar Statement, the relevant party shall pay, or cause to be paid, to the other Party or its designee the amount due as shown on the statement. The Parties will work together in good faith to resolve any questions or disagreements regarding the calculation of the proration payments due.
2.11   Disclaimer of Representations and Warranties.   EACH OF ISTAR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ISTAR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO THE PURCHASE AND SALE AGREEMENT PHYSICAL CONDITION OF ANY ASSETS, RIGHTS OR PROPERTIES COMPRISING ANY PART OF ANY TRANSFERRED ASSET OR EXCLUDED ASSET OR WHICH IS THE SUBJECT OF ANY LEASE, SUBLEASE, LOAN AGREEMENT, PURCHASE AND SALE AGREEMENT OR OTHER CONTRACT TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE PART OF ANY TRANSFERRED ASSET OR THE SUBJECT OF ANY REAL PROPERTY LEASE, SUBLEASE OR PURCHASE AND SALE AGREEMENT TO BE ASSUMED AT THE DISTRIBUTION EFFECTIVE TIME, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH OF ISTAR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ISTAR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF ANY ASSETS TRANSFERRED HEREUNDER. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED, OR HAS HAD AN OPPORTUNITY TO CONDUCT, AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS TRANSFERRED HEREUNDER AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS TRANSFERRED HEREUNDER AS SUCH PARTY HAS DEEMED NECESSARY OR APPROPRIATE, EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE

TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
ADDITIONAL COVENANTS; CONDITIONS
3.1   Commercially Reasonable Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, in addition to the actions specifically provided for elsewhere in this Agreement, and subject to Section 2.4, each of the Parties agrees to use commercially reasonable efforts, prior to, at and after the Distribution Effective Time, to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective the Separation Transactions and the other transactions contemplated by this Agreement and the Ancillary Agreements, including using commercially reasonable efforts to (a) cause the conditions precedent set forth in Section 3.3 to be satisfied; (b) obtain all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any); (c) obtain all third party consents required to be obtained in order to effectuate the Separation Transactions (subject to Article II above); and (d) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. To the extent any Liability to any Governmental Authority or any Third Party arises out of any such action or inaction described in clauses (a) through (d), the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability subject to Section 2.4.
3.2   Cooperation; Misallocations.
(a)   Without limiting the foregoing, each Party shall, and shall cause each of its respective Group members to, cooperate with the other Party, subject to Section 2.4, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all Transfer Documents and to make all filings with and provide all required Approvals or Notifications to, and to obtain all required Approvals or Notifications from, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Transferred Assets and the Excluded Assets and the assignment and assumption of the Assumed Liabilities and the Excluded Liabilities and the other transactions contemplated hereby and thereby.
(b)   To the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by SpinCo or the SpinCo Group is ultimately determined to be an Excluded Asset, or SpinCo or the SpinCo Group is found to be subject to an Excluded Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the iStar Group but is received by or otherwise in the possession of SpinCo or the SpinCo Group, SpinCo will or will cause the applicable SpinCo Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be an Excluded Asset or Excluded Liability, and such Person shall accept such Asset or Liability. Conversely, to the extent that, from time to time after the Distribution Effective Time, any Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) retained by iStar or the iStar Group is ultimately determined to be a Transferred Asset, or iStar or the iStar Group is found to be subject to an Assumed Liability or otherwise identifies, receives or otherwise comes to possess an Asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable) or Liability that is allocated under this Agreement to the SpinCo Group but is received by or otherwise in the possession of iStar or the

iStar Group, iStar will or will cause the applicable iStar Group member to Transfer (for no additional consideration) such Asset or Liability to the Person to which such Asset or Liability has been allocated under this Agreement or is otherwise determined to be a Transferred Asset or Assumed Liability, and such Person shall accept such Asset or Liability.
(c)   In each of the scenarios described in Section 3.2(b), the Parties or their respective Group members shall execute such Transfer Documents and take such further acts which are reasonably necessary or desirable to effect the Transfer of such Assets or Liability to the Person to which such Asset or Liability has been allocated or determined under this Agreement, in each case such that each Party is put into the same after-Tax economic position as if such action had been taken on or prior to the Distribution Effective Time. In furtherance of the foregoing, each Party shall promptly pay or deliver to the Person to which such Asset or Liability has been allocated or otherwise determined under this Agreement any monies or checks which have been sent to such Party or its respective Group members by customers, suppliers or other contracting parties of the relevant business in respect of that business and which should have been sent to the Person to which such Asset or Liability has been allocated or otherwise determined (including promptly forwarding any invoices or similar documentation received in connection therewith).
(d)   Prior to the time any such Asset or Liability is so transferred, assigned or delivered to the applicable Person pursuant to this Section 3.2, such Asset or Liability shall be held in accordance with Section 2.4.
(e)   On or prior to the Distribution Effective Time, iStar and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by iStar, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
3.3   Conditions to the Distribution.
(a)   The consummation of the Distribution will be subject to the satisfaction of, or waiver by iStar of, the following conditions:
(i)   the SpinCo Loan Agreements shall have been executed or shall be ready to be executed, subject only to completion of the Distribution and the Merger;
(ii)   the SEC shall have declared effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect, and with no proceedings for such purposes instituted or threatened by the SEC;
(iii)   the Information Statement shall have been mailed to, or shall be concurrently mailed to, the Record Holders;
(iv)   each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto or shall be ready to be executed upon consummation of the Merger;
(v)   no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation Transactions, the Distribution or any of the transactions related thereto shall be in effect;
(vi)   the SpinCo Common Stock to be distributed to the iStar stockholders in the Distribution shall have been accepted for listing on the Designated Exchange, subject to official notice of distribution; and
(vii)   the Parties to the Merger Agreement shall have confirmed that the conditions to the closing of the Merger have been satisfied or waived, other than the Distribution, the filing of Articles of Merger and any other conditions that by their nature are satisfied at the closing of the Merger.
(b)   The foregoing conditions are for the sole benefit of iStar and shall not give rise to or create any duty on the part of iStar or the iStar Board to waive or not waive any such condition or in any way limit iStar’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in Article VIII. Any determination made by the iStar Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.
3.4   Certain Provisions Regarding the Distribution.
(a)   If iStar undertakes a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or similar change in its common stock prior to the Distribution Effective Time, the Distribution Ratio shall be appropriately adjusted and publicly reported in advance of the Distribution Effective Time.
(b)   Subject to Section 3.3, on or prior to the Distribution Effective Time, iStar will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of SpinCo Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for the iStar common stock to instruct the Agent to distribute at the Distribution Effective Time the appropriate number of shares of SpinCo Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates in respect of shares of SpinCo Common Stock. The Distribution shall be effective at the Distribution Effective Time.
(c)   No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Effective Time, iStar shall direct the Agent to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing market prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of iStar, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.4(c). Neither iStar nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of iStar or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of iStar capital stock held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(d)   Any shares of SpinCo Common Stock or cash in lieu of fractional shares with respect to shares of SpinCo Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo shall hold such shares of SpinCo Common Stock for the account of such Record Holder, and the Parties agree that all obligations to provide such shares of SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and iStar shall have no Liability with respect thereto.
(e)   Until the shares of SpinCo Common Stock are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Distribution Effective Time, SpinCo will regard the Persons entitled to receive such shares of SpinCo Common Stock as record holders of SpinCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the

Distribution Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock then held by such holder.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1   Release of Pre-Distribution Claims.
(a)   Release of iStar.   Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge (i) iStar and the members of the iStar Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the iStar Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Distribution Effective Time are or have been stockholders, directors, officers, agents or employees of any Transferred Entity and who are not, as of immediately following the Distribution Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all Assumed Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation Transactions, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Transferred Business, the Transferred Assets or the Assumed Liabilities.
(b)   Release of SpinCo.   Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Effective Time, iStar does hereby, for itself and each other member of the iStar Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the iStar Group (in each case, in their respective capacities as such), release and forever discharge (i) SpinCo and the members of the SpinCo Group, and their respective successors and assigns and (ii) all Persons who at any time prior to the Distribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Excluded Liabilities and (B) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Excluded Business, the Excluded Assets or the Excluded Liabilities.
(c)   Obligations Not Affected.   Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce any Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.6(b) as not to terminate as of the Distribution Effective Time, in each case in accordance with its terms. For the avoidance of doubt, nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)   any Liability provided in or resulting from any agreement among any members of the iStar Group or the SpinCo Group that is specified in Section 2.6(b) as not to terminate as of the

Distribution Effective Time, or any other Liability specified in Section 2.6(b) as not to terminate as of the Distribution Effective Time;
(ii)   any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under any Transaction Document;
(iii)   any Liability that the Parties may have arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any Disclosure Document filed by SpinCo, iStar or any member of their respective Groups;
(iv)   any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Transaction Documents;
(v)   any Liability that the Parties may have arising out of such Party’s willful or intentional misconduct or fraud; or
(vi)   any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the iStar Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the iStar Group on or prior to the Distribution Effective Time, subject to the applicable exceptions in any indemnification agreement to which such director, officer, or employee is a party, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Assumed Liability, SpinCo shall indemnify iStar for such Liability (including iStar’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)   No Actions.   SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against iStar or any other member of the iStar Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a), except for Liabilities excluded pursuant to Section 4.1(c). iStar shall not make, and shall not permit any other member of the iStar Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b), except for Liabilities excluded pursuant to Section 4.1(c).
(e)   Execution of Further Releases.   At any time at or after the Distribution Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2   Indemnification by SpinCo.   Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Transaction Document, from and after the Distribution Effective Time, to the fullest extent permitted by Law, SpinCo shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless iStar, each other member of the iStar Group (including the SAFE Group after the effective time of the Merger) and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “iStar Indemnitees”), from and against any and all Liabilities of the iStar Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)   any Assumed Liability, or any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;

(b)   third-party claims relating to the Transferred Business or Transferred Assets;
(c)   any breach by SpinCo or any other member of the SpinCo Group of any of the Transaction Documents;
(d)   any use by SpinCo or any other member of the SpinCo Group of any Know-How licensed to the SpinCo Group pursuant to this Agreement;
(e)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement, or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group, other than the matters described in Section 4.3(d); and
(f)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in SpinCo’s or any SpinCo Group member’s name in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group; it being agreed that all other information in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group shall be deemed to be information supplied by iStar or any member of the iStar Group.
4.3   Indemnification by iStar.   Except as otherwise specifically set forth in this Agreement (including Section 9.13) or in any Transaction Document, from and after the Distribution Effective Time, to the fullest extent permitted by Law, iStar shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless SpinCo each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)   any Excluded Liability, or any failure of iStar, any other member of the iStar Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, on or after the Distribution Effective Time;
(b)   third-party claims relating to the Excluded Business or Excluded Assets;
(c)   a breach by iStar or any other member of the iStar Group of any of the Transaction Documents;
(d)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in iStar or any iStar Group member’s name in the Form 10, the Information Statement or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group; it being agreed that all other information in the Form 10, the Information Statement or any other Disclosure Document filed by SpinCo or any member of the SpinCo Group shall be deemed to be information supplied by SpinCo or any member of the SpinCo Group; and
(e)   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Joint Proxy Statement / Prospectus or any other Disclosure Document filed by iStar or any member of the iStar Group, other than the matters described in Section 4.2(e).
4.4   Limitations on Indemnification Obligations.
(a)   The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.
(b)   The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under any Transaction Document.
(c)   The Parties agree that no Indemnitee shall be entitled to indemnification, contribution or reimbursement pursuant to this Article IV for any special, punitive or exemplary damages, except, in each case, to the extent such damages are finally awarded and actually paid by the Indemnitee to a Third Party in connection with a Third-Party Claim.
4.5   Procedures for Indemnification of Third-Party Claims.
(a)   Notice of Claims.   If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the iStar Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)   Control of Defense.   An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party

Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)   Allocation of Defense Costs.   If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)   Right to Monitor and Participate.   An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.6 and 6.7, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees if the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim.
(e)   No Settlement.   Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
4.6   Additional Matters.
(a)   Timing of Payments.   Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)   Notice of Direct Claims.   Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within the thirty (30)-day period, the Indemnitee shall send a second notice to the Indemnifying Party, marked at the top in bold lettering with the following language: “A RESPONSE IS REQUIRED WITHIN 10 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE SEPARATION DISTRIBUTION, AND TRANSITION SERVICES AGREEMENT WITH THE UNDERSIGNED AND FAILURE TO RESPOND SHALL RESULT IN YOUR RIGHT TO OBJECT BEING WAIVED” and the envelope containing the notice must be marked “PRIORITY.” If the Indemnifying Party does not respond within such ten (10)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such later ten (10)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)   Pursuit of Claims Against Third Parties.   If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)   Subrogation.   In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)   Substitution.   In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
4.7   Right of Contribution.
(a)   Contribution.   If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)   Allocation of Relative Fault.   Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the ownership, operation or activities of the Transferred Business (except for the gross negligence or intentional misconduct of a member of the iStar Group) prior to the Distribution Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of iStar or any other member of the iStar Group; and (ii) any fault associated with the ownership, operation or activities of the Excluded Business prior to the Distribution Effective Time shall be deemed to be the fault of iStar and the other members of the iStar Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.
4.8   Covenant Not to Sue.   Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Assumed Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Excluded Liabilities by iStar or a member of the iStar Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.
4.9   Remedies Cumulative.   The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
4.10   Survival of Indemnities.   The rights and obligations of each of iStar and SpinCo and their respective Indemnitees under this Article IV shall survive (a) any merger, consolidation, business combination, sale of all or substantially all of its Assets; (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group or (c) any sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities. In the event of any transaction described in clause (a), (b) or (c), the surviving company of such transaction shall expressly assume and be bound by this Agreement.

ARTICLE V
CERTAIN OTHER MATTERS
5.1   Insurance Matters.
(a)   From and after the Distribution Effective Time, (i) iStar shall be entitled to terminate, or cause to be terminated, coverage under existing insurance policies with respect to the Transferred Assets and Assumed Liabilities, (ii) iStar shall be entitled to cause the Excluded Assets and Excluded Liabilities to be covered by existing or new insurance policies of the iStar Group, and (iii) SpinCo shall cause the Transferred Assets and the Assumed Liabilities to be covered by existing or new insurance policies of the SpinCo Group.
(b)   This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of either Group in respect of any insurance policy or any other contract or policy of insurance.
(c)   From and after the Distribution Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group or the iStar Group, as the case may be (the “Loss Party”), arising from events or occurrences prior to the date on which the Distribution Effective Time occurs (“Insurance Termination Date”), iStar or SpinCo, respectively (the “Insured Party”), will provide the Loss Party with access to, and the Loss Party may, upon ten (10) days’ prior written notice to the Insured Party, make claims under the Insured Party’s third-party insurance policies in place prior to the Insurance Termination Date and the Insured Party’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Loss Party’s Group prior to the Insurance Termination Date; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
(i)   the Loss Party shall report any claim to the Insured Party as promptly as practicable, and in any event in sufficient time so that such claim may be made in accordance with the Insured Party’s claim reporting procedures provided in advance to the Loss Party and in effect immediately prior to the Insurance Termination Date (or in accordance with any modifications to such procedures after the Insurance Termination Date communicated by the Insured Party to the Loss Party in writing in advance of any such claim);
(ii)   the Loss Party and the members of its Group shall exclusively bear and be liable for (and neither the Insured Party, nor any member of its Group, shall have any obligation to repay or reimburse Loss Party or any member of its Group for), and shall indemnify, hold harmless and reimburse the Insured Party and the members of its Group for, any deductibles, self-insured retention, fees and expenses incurred by the Insured Party or any members of its Group to the extent resulting from any access by the Loss Party or any other members of its Group to, or any claims made by the Loss Party or any other members of its Group under, any insurance provided pursuant to this Section 5.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the Loss Party’s Group, its employees or Third Parties; and
(d)   All payments and reimbursements by the Loss Party pursuant to this Section 5.1 will be made within thirty (30) days after the Loss Party’s receipt of an invoice therefor from the Insured Party. If the Insured Party incurs costs to enforce the Loss Party’s obligations herein, the Loss Party agrees to indemnify and hold harmless the Insured Party for such enforcement costs, including reasonable attorneys’ fees. The Insured Party shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Loss Party Liabilities and/or claims the Loss Party has made or could make in the future, and no member of the Loss Party’s Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Insured Party’s insurers with respect to any of the Insured Party’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. The Loss Party shall cooperate with the Insured Party and share such information as is reasonably necessary in order to permit the Insured Party to manage and conduct its insurance matters as it deems appropriate. Neither the Insured Party nor any of the members of the Insured Party’s Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Insured Party or any member of the Insured Party’s Group for any acts or omissions by any member of the Loss Party’s Group incurred prior to the Insurance Termination Date.
5.2   Late Payments.   Except as expressly provided to the contrary in this Agreement, any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand shall accrue interest at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal.
5.3   Warranties of Title to Real Property.
(a)   The parties acknowledge that certain land, improvements, fixtures, and related rights with respect to certain real property (“Real Property”) will be transferred as a Transferred Asset via a special warranty, limited warranty, grant deed, or similar instrument (each “Deed”) by one or members of iStar Group (each, “Transferor”) to a member of the SpinCo Group receiving such Real Property (each, “Transferee”) as set forth on Schedule 5.3(a) attached hereto.
(b)   Each such Transferor is the named insured (or successor insured) under that certain Owner’s Policy of Title Insurance covering the Real Property owned by such Transferor and being conveyed by Deed to a Transferee as set forth on such Schedule 5.3(b) attached hereto (each, a “Policy”) listed opposite the name of such Transferor, Transferee and Real Property.
5.4   Inducement.   SpinCo acknowledges and agrees that iStar’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the Assumed Liabilities pursuant to the Separation Transactions and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.
5.5   Post-Effective Time Conduct.   The Parties acknowledge that, after the Distribution Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party or members of such other Party’s Group.
5.6   Non-Solicitation Covenant.   For a period of two (2) years from and after the Distribution Effective Time, neither SpinCo nor any of its Subsidiaries shall, and SpinCo shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to directly or indirectly solicit for employment or employ or cause to leave the employ of iStar or any of its Subsidiaries any employee of iStar or any of its Subsidiaries with a title of Vice President or higher. Nothing in this Section 5.6 shall prohibit SpinCo (and its Subsidiaries or Representatives acting on their behalf) from (i) making general solicitations for employment not specifically directed at iStar, its Subsidiaries or Affiliates or any of its employees and employing any person who responds to such solicitations, (ii) soliciting for employment, hiring or employing any person referred to it by a recruiter who has not been engaged for the purpose of specifically recruiting, nor given instructions to recruit specifically, such person or employees of iStar or its Subsidiaries or Affiliates generally, or (iii) soliciting for employment, hiring or employing any person who ceased to be employed by iStar or its Subsidiaries at least six (6) months prior to such solicitation, hiring or employment.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1   Agreement for Exchange of Information.   Subject to Section 6.8 and any other applicable confidentiality obligations, each of iStar and SpinCo, on behalf of itself and each member of its Group,

agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Distribution Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group reasonably requests to the extent that (i) such Information relates to the Transferred Business, or any Transferred Asset or Assumed Liability (including information, books and records primarily related to the Transferred Business contained on the Yardi Systems accounts of iStar or the iStar Group), if SpinCo is the requesting Party, or to the Excluded Business, or any Excluded Asset or Excluded Liability, if iStar is the requesting Party; (ii) such Information is reasonably required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is reasonably required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, could violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege or the work product doctrine, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.3.
6.2   Ownership of Information.   The provision of any Information pursuant to Section 6.1 or Section 6.6 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.
6.3   Record Retention.   For a period of two (2) years from and after the Distribution Effective Time or until such later date as may be required by applicable Law or the policies of iStar or SpinCo in effect as of the Distribution Effective Time, to facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control at the Distribution Effective Time.
6.4   Limitations of Liability.   Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information. No Party shall be liable to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.3.
6.5   Other Agreements Providing for Exchange of Information.
(a)   The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.
(b)   Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.6   Production of Witnesses; Records; Cooperation.
(a)   Subject to Section 6.8 and any other applicable confidentiality obligations, after the Distribution Effective Time, except in the case of an adversarial Action or dispute between iStar and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)   If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon reasonable advance written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)   Without limiting any provision of this Section 6.6, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, each of the Parties shall cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.
(d)   The obligation of the Parties to provide witnesses pursuant to this Section 6.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether such persons could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.6(a)).
6.7   Privileged Matters.
(a)   The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the collective benefit of each of the members of the iStar Group and the SpinCo Group, and that each of the members of the iStar Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time, which services will be rendered solely for the benefit of the iStar Group or the SpinCo Group, as the case may be.
(b)   The Parties agree as follows:
(i)   iStar shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Excluded Business and not to the Transferred Business, whether or not the Privileged Information is in the possession or under the control of any member of the iStar Group or any member of the SpinCo Group. iStar shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Excluded Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the iStar Group or any member of the SpinCo Group;

(ii)   SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Transferred Business and not to the Excluded Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the iStar Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Assumed Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the iStar Group; and
(iii)   if the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.
(c)   Subject to the remaining provisions of this Section 6.7, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.7(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)   If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.
(e)   In the event of any adversarial Action or dispute between iStar and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.7(c); provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.
(f)   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.7 or otherwise, to prevent the production or disclosure of such Privileged Information.
(g)   In the event either Party inadvertently discloses any Privileged Information or inadvertently waives any privilege or immunity as to which the other Party has any interest, that Party shall immediately (i) advise the other Party of the inadvertent disclosure or waiver and (ii) take all reasonably available steps to claw back any waived or disclosed Information and restore the privilege or immunity.
(h)   Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement of iStar and SpinCo set forth in this Section 6.7 and in Section 6.8 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(i)   In connection with any matter contemplated by Section 6.6 or this Section 6.7, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.8   Confidentiality.
(a)   Confidentiality.   Subject to Section 6.9, from and after the Distribution Effective Time until the five (5) year anniversary of the Distribution Effective Time or, as it relates to confidential and proprietary Information that is a trade secret, until such time such Information is no longer a trade secret, each of iStar and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that is applied to protecting such Party’s own Information, all confidential and proprietary Information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) is generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential Information of the other Party or any member of such Party’s Group. If any confidential and proprietary Information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.
(b)   No Release; Return or Destruction.   Each Party agrees not to release or disclose, directly or indirectly, or permit to be released or disclosed, any Information addressed in Section 6.8(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.9. Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after written request of the other Party either return to the other Party all Tangible Information (including all copies thereof and all notes, extracts or summaries based thereon) or destroy, and notify the other Party in writing that it has destroyed, such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Tangible Information maintained on routine computer system backup tapes, disks or other backup storage.
(c)   Third-Party Information; Privacy or Data Protection Laws.   Each Party acknowledges that it and members of its Group may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.
6.9   Protective Arrangements.   In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules of an applicable stock exchange or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.
ARTICLE VII
TAX MATTERS
7.1   Allocation of Tax Liabilities
(a)   iStar shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against, any liability for Taxes that are attributable to Tax Periods, or portions thereof, ending on the date that SpinCo is distributed out of, and is no longer wholly-owned by, iStar REO Holdings TRS LLC (the “Cutoff Date”). SpinCo shall be liable for, and shall indemnify and hold harmless the iStar Group from and against, any liability for any Taxes of SpinCo that are attributable to any Tax Period, or portion thereof, beginning after the Cutoff Date.
(b)   To the extent that any Tax Period begins before and ends after the Cutoff Date, all Taxes of SpinCo shall be apportioned between the periods before and after the Cutoff Date based on a closing of the books and records on the close of the Cutoff Date, provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.
(c)   Any Transfer Taxes resulting from the Distribution or any related transaction shall be payable by SpinCo, unless otherwise agreed by iStar.
(d)   Any payment made pursuant to this Section 7.1 shall be made without duplication for any payment made under Section 2.10 as a proration payment.
7.2   Tax Return Filings and Tax Payments.
(a)   SpinCo shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by it after the Cutoff Date. With respect to any such Tax Return that could reasonably be expected to materially impact the Tax Liability of any member of the iStar Group, SpinCo shall notify iStar within 15 Business Days prior to filing such Tax Return and shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by iStar.

(b)   SpinCo hereby agrees that, unless iStar consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, no member of the SpinCo Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Tax Return of the iStar Group or any Tax allocable to iStar under Section 7.1 without the prior consent of iStar.
(c)   If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) Business Days after the Payor’s written demand therefor.
7.3   Tax Refunds.   The iStar Group shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes allocable to iStar pursuant to Section 7.1, and SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable hereunder. A party receiving a refund to which another party is entitled hereunder shall pay over such refund to such other party within twenty (20) Business Days after such refund is received.
7.4   Assistance and Cooperation
(a)   The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
(b)   Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that iStar determines that the provision of any information or documents to SpinCo or any of its Affiliates, or SpinCo determines that the provision of any information or documents to iStar or any iStar Affiliate, could be commercially detrimental, violate any Law or agreement or waive any privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.
7.5   Tax Contests.   Any matters arising from a pending Tax audit, assessment or proceeding or any other Tax Contest shall be governed by Section 4.5 of this Agreement.
7.6   Tax Treatment of Indemnity Payments.   Unless otherwise required by applicable Law, the Parties will treat any Indemnity Payments made pursuant to this Agreement or any Ancillary Agreement by iStar or SpinCo, or vice versa, or any of their Affiliates, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that iStar and SpinCo treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than iStar or SpinCo, as the case may be, or their Affiliates shall be treated as if made or received by the payor or the recipient as agent for iStar or SpinCo, in each case as appropriate. No Party shall take any position inconsistent with the treatment described in the preceding sentence; provided, however, that neither Party shall be required to litigate before any court any challenge to such treatment. To the extent any payment to any member of the iStar Group is properly attributable to a taxable REIT subsidiary of iStar (or any successor thereto), the parties shall treat such payment in a manner consistent with the receipt of such payment by the taxable REIT subsidiary or its successor, rather than any other entity in the iStar Group.
7.7   Indemnity Payment Escrow.   Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, if SpinCo is required to pay any member of the iStar Group any Indemnity Payment that could reasonably result in income to iStar for U.S. federal income Tax purposes if paid, then, unless iStar shall have received a tax opinion of a Tax Advisor or a ruling from the Internal Revenue Service to the effect that its receipt of such payment should be treated as qualifying income with respect to iStar for purposes of Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”) or shall be excluded from income for such purposes (such opinion or ruling, a “Positive Tax Opinion or Ruling”), and notified SpinCo in writing of its receipt of such Positive Tax Opinion or Ruling and directed that payment be made otherwise than into escrow as provided below, the amounts payable to iStar shall be limited to the maximum amount (“Allowed Amount”) that can be paid without causing iStar’s receipt of its share of such funds to cause iStar to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and iStar has 0.5% of its gross income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), as determined by independent accountants to iStar, and any excess of the amount of the indemnification payment over the Allowed Amount (such excess, the “Escrowed Amount”) shall be placed into escrow. Any such Escrowed Amount shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of SpinCo. iStar shall pay all costs associated with obtaining any tax opinion of a Tax Advisor or ruling from the Internal Revenue Service described above. The Escrowed Amount shall be fully disbursed (and therefore any unpaid portion of the indemnification payment shall be paid to iStar) upon the escrow agent’s receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to iStar that any additional amount of the indemnification payment may be disbursed to iStar without causing iStar to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and iStar has 0.5% of its gross income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed to iStar. At the end of the third calendar year beginning after the date on which SpinCo’s obligation to pay the indemnification payment arose (or earlier if directed by iStar), any remainder of the Escrowed Amount (together with interest thereon) then being held by the escrow agent shall be disbursed to SpinCo and, in the event that the indemnification payment has not by then been paid in full, such unpaid portion shall never be due. SpinCo shall bear any and all expenses associated with the escrow of the Escrowed Amount.
7.8   Intended Tax Treatment.   The Parties intend to treat the Distribution as a distribution under Section 301 of the Code. No Party shall take any position inconsistent with the treatment described in the preceding sentence.
ARTICLE VIII
TERMINATION
8.1   Termination.   This Agreement may be terminated prior to the Distribution Effective Time by iStar, on behalf of the iStar Group or on behalf of the SpinCo Group, only if (1) the Merger Agreement is terminated or (2) any order, injunction or decree issued by any Governmental Authority of competent jurisdiction or any other legal restraint or prohibition shall be in effect permanently preventing the consummation of the Separation Transactions or any of the transactions related thereto, which order, decree, ruling or other action is final and nonappealable. After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties with the prior authorization of the independent directors of each Party.
8.2   Effect of Termination.   In the event of any termination of this Agreement prior to the Distribution Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE IX
MISCELLANEOUS
9.1   Counterparts; Entire Agreement; Corporate Power.
(a)   This Agreement (including the exhibits, schedules and appendices hereto), along with the Merger Agreement, the schedules and exhibits thereto and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.
(b)   iStar represents on behalf of itself and each other member of the iStar Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)   each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and
(ii)   this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(c)   This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon delivery if no automated notice of delivery failure is received by the sender), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to iStar, to:
iStar Inc.
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention:   Chief Legal Officer
E-mail:      [*]
If to SpinCo, to:
[SPINCO]
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention:   Chief Financial Officer
E-mail:      [*]
A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.3   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.4   Third-Party Beneficiaries.   Except for the indemnification rights under this Agreement of any iStar Indemnitee or SpinCo Indemnitee in their respective capacities as such and the consent rights of the Special Committee of the Board of Directors of SAFE provided in Section 9.12, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.
9.5   Governing Law.   This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of Laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies. Each of the Parties hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the federal court located in Baltimore, Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Parties accepts, for itself and in respect of its property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other Party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 9.2 or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any of the Parties in any such courts. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. Each of the Parties hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.
9.6   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Distribution that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
9.7   Assignment.   Neither this Agreement, nor any of the rights, interests or obligations of the Parties hereunder, shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, subject to Section 4.10, (a) any merger, consolidation, business combination, sale of all or substantially all of a Parties’ Assets; or (b) any restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group shall not require the prior written consent of the other Parties. No assignment permitted by this Section 9.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
9.8   No Set-Off.   Except as set forth in this Agreement or any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to either such Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.
9.9   Specific Performance.   In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
9.10   Survival of Covenants.   Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation Transactions and shall remain in full force and effect.
9.11   Waivers of Default.   Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
9.12   Amendments.   No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that. notwithstanding anything to the contrary in this Agreement, any waiver, amendment, supplement or modification of any provision of this Agreement prior to the closing of the Merger may only be made with the prior written consent of the Special Committee of the Board of Directors of SAFE.
9.13   Limitations of Liability.   Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by this Agreement, neither SpinCo or any member of the SpinCo Group, on the one hand, nor iStar or any member of the iStar Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
9.14   Performance.   iStar will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the iStar Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
9.15   Responsibility for Expenses.
(a)   Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Distribution Effective Time in connection with the preparation, execution, delivery and consummation of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by SpinCo.
(b)   Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Distribution Effective Time.
9.16   Further Assurances.   Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.
iSTAR INC.
By:

Name:
Title:
[SPINCO]
By:

Name:
Title:
[Signature Page to Separation and Distribution Agreement]

Annex C
Execution Version
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of August 10, 2022, by and among MSD Partners, L.P., a Delaware limited partnership (the “Purchaser”), iStar Inc., a Maryland corporation (the “Seller”), and Safehold Inc., a Maryland corporation (the “Company”), and solely with respect to Section 1(a)(ii) and Section 10, MSD Capital, L.P. (the “Guarantor”).
WHEREAS, the Seller wishes to transfer, assign, sell, convey and deliver to the Purchaser, and the Purchaser wishes to purchase from the Seller, 5,405,406 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company at the price and on the terms and subject to the conditions set forth in this Agreement (the “Secondary Sale Transaction”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser is entering into a Subscription Agreement (the “Caret Subscription Agreement”) with CARET Ventures LLC, an affiliate of the Company, pursuant to which the Purchaser is subscribing to purchase “Caret Units,” as such term is defined under the Caret Subscription Agreement;
WHEREAS, the Company and the Seller have entered into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which (i) the Company will merge with and into the Seller, with the Seller being the surviving corporation in the merger (the “Merger”), and (ii) prior to the effective time of the Merger, certain legacy assets of the Seller will be spun off into a new public entity (the “Spin-Off,” and together with the Merger and the other transactions contemplated by the Merger Agreement, the “Merger and Spin-Off Transactions”); and
WHEREAS, the sale of the Shares to the Purchaser and the transactions contemplated by the Caret Subscription Agreement will take place in connection with the closing of the Merger and Spin-Off Transactions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.   Purchase and Sale of the Shares.
(a)   (i) At the Closing (as defined below), and subject to the terms and conditions hereof, the Seller will transfer, assign, sell, convey and deliver to the Purchaser, 5,405,406 Shares, free and clear of all liens, mortgages, security interests, pledge deposits, encumbrances or other similar restrictions (“Liens”), and the Purchaser will purchase the Shares from the Seller. The Shares are, and as of the Closing Date will be, validly issued, fully paid and non-assessable and free of any pre-emptive rights. In connection with such transfer, the Seller will deliver the Shares to be sold by it to the Purchaser (as provided in Section 2(a), below). In consideration for the transfer of the Shares, the Purchaser shall pay the Seller an aggregate purchase price of $200,000,022.00 (the “Purchase Price”) in cash, representing a per Share price of $37.00 (as provided in Section 2(b) below). (ii) Guarantor hereby guarantees to the Seller the due and punctual performance, observance and discharge of the payment obligations of the Purchaser to pay the Purchase Price in accordance with the terms of this Agreement, and agrees to pay to Seller the Purchase Price at the Closing in the event that, and solely to the extent that, Purchaser does not have cash on hand necessary to pay the Purchase Price at the time of the Closing, it being understood that in no event shall Purchaser and Guarantor, collectively, have payment obligations pursuant to this Section 1 in excess of the Purchase Price. The Guarantor hereby expressly waives all suretyship defenses at law and waives any requirements that the Seller or the Company exhaust all remedies against Purchaser prior to enforcing this guarantee.
(b)   The Seller shall keep the Purchaser apprised on a reasonably current basis (and promptly, in response to any inquiries of the Purchaser) of the status of the Merger and Spin-Off Transactions and shall provide the Purchaser with at least 20 days advance notice of the anticipated closing date of the

Merger and Spin-Off Transactions (the “Merger Closing Date”). No later than 10 days prior to the Merger Closing Date, the parties shall establish an escrow account with a recognized financial institution or other recognized service provider mutually agreed to by the Purchaser and the Seller that provides escrow services for transactions like the Secondary Sale Transaction (the “Escrow Agent”). No later than two New York City business days prior to the Merger Closing Date, the Purchaser shall cause the Purchase Price to be deposited in the Escrow Account and the Seller shall cause Computershare Trust Company, N.A., as the Company’s transfer agent (the “Transfer Agent”), to deposit the Shares in the Escrow Account, in each case for release by the Escrow Agent at the Closing, or otherwise make arrangements reasonably acceptable to Purchaser for the delivery of the Shares to the Purchaser at the Closing.
(c)   The closing of the Secondary Sale Transaction (the “Closing”) shall take place virtually on the same date as the Merger Closing Date, but immediately prior to the closing of the Merger on such date, or at such other time or place as the parties hereto shall mutually agree (the actual day of the Closing, the “Closing Date”), subject to Section 7 below, and subject to the condition that the closing of the Purchaser’s purchase of Caret Units under the Caret Subscription Agreement shall take place substantially concurrently with the Closing hereunder. If the Merger Agreement is terminated for any reason on or prior to the Closing, or if the Caret Subscription Agreement is terminated for any reason prior to the Closing, then this Agreement shall be deemed to have automatically terminated at the same time, and none of the Seller, the Purchaser or the Company shall have any further rights, obligations or liabilities to any party under this Agreement.
2.   Deliveries at Closing.
(a)   At Closing, the Escrow Agent or Transfer Agent if applicable shall deliver or cause to be delivered the Shares to the Purchaser, which may be via the facilities of the Transfer Agent.
(b)   At Closing, the Escrow Agent shall deliver or cause to be delivered the Purchase Price to the Seller by wire transfer of immediately available funds to the account designated by the Seller.
(c)   At Closing, the Company, the Purchaser and the Seller, as applicable, shall each execute and deliver a signed counterpart of a stockholder’s agreement and a registration right agreement, in the forms of Exhibits A and B hereto (the “Stockholder’s Agreement” and the “Registration Rights Agreement,” respectively, and together, the “Ancillary Agreements”).
certifying that (i) neither the Company nor Seller has any knowledge of any facts or circumstances that could reasonably be expected to cause the conditions to consummation of the Merger and Spin-Off Transactions not to be satisfied as of the Merger Closing Date and (ii) the condition set forth in Section 7.2(c) of the Merger Agreement has been satisfied, taking into account the proceeds from the Secondary Sale Transaction.
(d)   At Closing, the Company and Seller shall each execute and deliver a certificate of each of Seller and the Company executed by a duly authorized officer of each of Seller and the Company confirming that the conditions set forth in Sections 7(a)(i), (ii) and (iv) of this Agreement have been duly satisfied.
3.   Purchaser Representations.   In purchasing the Shares, the Purchaser acknowledges, represents and warrants to the Seller on the date hereof and on the Closing Date that:
(a)   The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement in accordance with its terms.
(b)   This Agreement has been duly authorized by the Purchaser, has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)   Each of the Ancillary Agreements has been duly authorized by the Purchaser and, on the Closing Date, will have been duly executed and delivered by the Purchaser and will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)   Assuming the making of all filings, notifications, and notices as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt of all clearances, consents, authorizations, and waiting period expirations or terminations required thereunder, the purchase of the Shares by the Purchaser hereunder, the execution and delivery of the Ancillary Agreements by the Purchaser and the performance by the Purchaser of its obligations hereunder and under the Ancillary Agreements will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Purchaser, (ii) the organizational documents of the Purchaser or (iii) the terms of any indenture or other agreement or instrument to which such Purchaser is a party or bound, or any judgment, order or decree applicable to the Purchaser of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Purchaser, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the purchase of the Shares and the consummation of the transactions contemplated herein and in the Ancillary Agreements.
(e)   Assuming the making of all filings, notifications, and notices as may be required under the HSR Act and the receipt of all clearances, consents, authorizations, and waiting period expirations or terminations required thereunder, no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Purchaser of its purchase of the Shares hereunder and the execution and delivery of the Ancillary Agreements by the Purchaser and the performance by the Purchaser of its obligations under the Ancillary Agreements.
(f)   The Purchaser is purchasing the Shares in the ordinary course of its business and has no arrangement with any person, directly or indirectly, to participate in the distribution of the Shares.
(g)   The Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Shares. The Purchaser is able to bear the economic risk of its investment in the Shares and is presently able to afford the complete loss of such investment and has been afforded access to information about the Company, the Seller, and their affiliates and their financial condition, results of operations, business, property and management, and the Merger and Spin-Off Transactions sufficient to enable the Purchaser to evaluate its investment in the Shares. The Purchaser was given a meaningful opportunity to negotiate the terms of the transactions contemplated hereby and none of the Seller, the Company nor any of their respective affiliates or representatives put any pressure on the Purchaser to respond to the opportunity to participate in the transactions contemplated hereby. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act and the Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
(h)   The Purchaser (i) has received such information about the Seller and the Company and the Merger and Spin-Off Transactions as requested by the Purchaser; (ii) understands and accepts that the Shares to be issued pursuant to this Agreement involve risk, and (iii) has made an independent decision to acquire the Shares based on the information available to such Purchaser. Such Purchaser acknowledges that it has independently made its own analysis and decision to acquire the Shares without reliance upon the Seller, Company or their respective representatives and based on such information as it has deemed appropriate in its independent judgment. The Purchaser further acknowledges that (i) it has had the opportunity to consult its own tax advisors and (ii) it has not relied on the Seller, the Company or their respective affiliates or representatives for any tax advice related to the transactions contemplated hereunder.
(i)   The Purchaser is acquiring the Shares pursuant to this Agreement for investment purposes and solely for its account without a view to the distribution thereof.
(j)   None of the Seller, the Company or any of their respective affiliates, representatives, officers, employees, agents or controlling persons has provided any investment advice or rendered any opinion to such Purchaser as to whether the transaction contemplated hereby is prudent or suitable.

(k)   The Purchaser did not become aware of the transactions contemplated hereby through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act or otherwise through a “public offering” under Section 4(a)(2) of the Securities Act. As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder.
(l)   As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder.
(m)   The Purchaser is not a party to any contract, agreement or understanding with any person that would give rise to a claim against the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the purchase of the Shares.
(n)   Except for the express representations and warranties contained in this Agreement, neither the Seller nor the Company, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Purchaser.
4.   Seller Representations.   The Seller acknowledges, represents and warrants to the Purchaser on the date hereof and on the Closing Date that:
(a)   The Seller is a corporation organized under the laws of the State of Maryland. The Seller has full corporate power and authority to enter into, execute, deliver and perform this Agreement.
(b)   This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(c)   Each of the Ancillary Agreements has been duly authorized by the Seller and, on the Closing Date, will have been duly executed and delivered by the Seller and will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)   The Seller is the record and beneficial owner of the Shares to be sold by it in the Secondary Sale Transaction. The Seller has not granted, and there does not remain outstanding, any option of any sort with respect to or Lien on the Shares or any right to acquire the Shares or any interest therein other than to the Purchaser under this Agreement.
(e)   The transfer of the Shares to be sold by the Seller hereunder, the execution and delivery of the Ancillary Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Seller, (ii) the organizational documents of the Seller or (iii) the terms of any indenture or other agreement or instrument to which the Seller is a party or bound, or any judgment, order or decree applicable to the Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Shares and the consummation of the transactions contemplated herein.
(f)   No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Seller of the sale of the Shares hereunder, the execution and delivery of the Ancillary Agreements by the Seller and the performance by the Seller of its obligations under the Ancillary Agreements.

(g)   As of the date hereof, there is no proceeding before or brought by any governmental authority now pending or, to the knowledge of the Seller, threatened against or affecting the Seller, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated herein and in the Ancillary Agreements or the performance by the Seller of its obligations hereunder and thereunder.
(h)   The Seller is not a party to any contract, agreement or understanding with any person that would give rise to a claim against the Purchaser for a brokerage commission, finder’s fee or like payment in connection with the sale of the Shares.
(i)   Assuming the accuracy of the Purchaser’s representations in Section 3 hereof, it is not necessary in connection with the sale of the Shares to the Purchaser in the manner contemplated by this Agreement to register such issuances and sales under the Securities Act.
(j)   The assets that the Seller will hold directly and indirectly through all entities under the control of the Seller at the time of the Merger as determined under the HSR Act that do not qualify for an exemption under the HSR Act collectively have a fair market value of less than the $50,000,000 as adjusted HSR threshold.
(k)   Any loan the Seller has made to SpinCo (as defined in the Merger Agreement) prior to the Merger has been secured 100% by realty and is an exempt asset under the HSR Act.
(l)   Except for the express representations and warranties contained in this Agreement, neither the Purchaser nor the Company, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Seller.
5.   Company Representations.   The Company acknowledges, represents and warrants to the Purchaser on the date hereof and on the Closing Date that:
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has full corporate power and authority to enter into, execute, deliver and perform this Agreement. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Capitalization
(i)   As of August 10, 2022 (the “Capitalization Date”), the authorized capital stock of the Company consists of 400,000,000 shares of common stock, par value $0.01 per share (“Safe Common Stock”) and 50,000,000 shares of preferred stock, par value $0.01 per share (“Safe Preferred Stock”). As of the close of business on August 10, 2022 (the “Safe Capitalization Date”), (i) 62,187,433 shares of Safe Common Stock were issued and outstanding (including 10,000 shares underlying each award of restricted stock units with respect to Safe Common Stock granted under the Safety, Income and Growth Operating Partnership 2017 Equity Incentive Plan (the “Safe Equity Plan”) (“Safe Restricted Stock Units”)), (ii) no shares of Safe Preferred Stock were issued and outstanding, (iii) 698,500 shares of Safe Common Stock were reserved for issuance under the Safe Equity Plan and (iv) no shares of Company capital stock were held by any subsidiaries of the Company.
(ii)   As of the Capitalization Date: except as disclosed in the SEC Reports, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its subsidiaries is a party or otherwise bound obligating the Company or any of its subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned subsidiary of the Company); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in, any subsidiary of Safe, other than its operating partnership subsidiary, that is not wholly-owned.
(iii)   Other than the Stockholder’s Agreement, dated as of January 2, 2019, between Seller and the Company (as amended from time to time), as of the date hereof, except as disclosed in the SEC Reports, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.
(c)   This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)   Each of the Ancillary Agreements has been duly authorized by the Company and, on the Closing Date, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(e)   The execution and delivery by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of its obligations hereunder and thereunder will not conflict with, result in a breach or violation of, or constitute a default under, (i) any law applicable to the Company, (ii) the organizational documents of the Company or (iii) the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company, except in the cases of (i) and (iii), for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Shares and the consummation of the transactions contemplated herein and in the Ancillary Agreements.
(f)   As of the date hereof, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition and results of operations of the Company and its subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated herein and in the Ancillary Agreements or the performance by the Company of its obligations hereunder and thereunder (a “Company Material Adverse Effect”).
(g)   No consent, approval, authorization or order of any court or governmental agency or body is required for the execution and delivery of the Ancillary Agreements by the Company and the performance by the Company of its obligations under the Ancillary Agreements.
(h)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries have filed in a timely manner all material federal, state, local and foreign tax returns required to be filed through the date hereof (or have properly requested and been granted extensions thereof, for which adequate reserves have been provided in accordance with generally accepted accounting principles), and have paid all taxes related thereto, and, if due and payable, any related similar assessment, fine or penalty levied against any of them; and there is no material tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.
(i)   Commencing with its taxable year ended December 31, 2017, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (“Code”), and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year that includes the Closing Date.
(j)   SEC Reports; Financial Statements
(i)   The Company has filed all reports, schedules, statements and other document required to be filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable United States federal securities laws since December 31, 2019 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Reports”). As of their respective filing dates, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the Exchange Act. None of the SEC Reports when filed with the SEC and, if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements that are made in them, in the light of the circumstances under which they were made, not misleading.
(ii)   The financial statements of the Company included in the Company SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(iii)   The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Seller, the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any SEC Report has been so disclosed.
(k)   The closing of the Secondary Sale Transaction will not cause the Company to violate the Aggregate Stock Ownership Limit or Common Stock Ownership Limit (as such terms are defined in Article VII of the Articles of Amendment and Restatement of the Company, dated as of June 27, 2017, as amended (the “Charter”)), assuming, for purposes of this representation, that the Purchaser is

Beneficially Owned (as such term is defined in the Charter) by a single individual and no member of the Purchaser Beneficially Owns or Constructively Owns (as such term is defined in the Charter) any shares of Common Stock of the Company other than the shares acquired in the Secondary Sale Transaction.
(l)   Seller and the Company have provided or have made available through the SEC Reports, copies of all registration rights agreements, and investor rights agreements, stock purchase agreements and other similar agreements and side letters regarding similar matters between Seller and Company in effect at the date hereof.
(m)   The Company is not, and immediately after receipt of payment hereunder and prior to the closing of the Secondary Sale Transaction, will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.
(n)   The assets that the Company will hold directly and indirectly through all entities under the control of the Company at the time of the closing of the Secondary Sale Transaction as determined under the HSR Act that do not qualify for an exemption under the HSR Act collectively have a fair market value of less than the $50,000,000 as adjusted HSR threshold.
(o)   Any loan the Company has made to SpinCo (as defined in the Merger Agreement) prior to the Secondary Sale Transaction has been secured 100% by realty and is an exempt asset under the HSR Act.
(p)   Except for the express representations and warranties contained in this Agreement, neither the Purchaser, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.
6.   Pre-Closing Covenants.
(a)   Subject to the terms and conditions of this Agreement and the Ancillary Agreements, the parties shall use their respective reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable law to consummate the Secondary Sale Transaction as soon as reasonably practicable, recognizing that it is intended to close on the same date as the Merger Closing Date, including using their respective reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, waiting period expirations or terminations, consents and approvals, including any governmental approvals from any governmental authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority; provided, however, that notwithstanding any provision of this Agreement, no party shall have any obligation to offer or agree to any commitment or arrangement, or any term, condition, limitation or restriction of any type or nature, that would reasonably be expected to constitute or result in any impediment with respect to such party or any of its affiliates.
(b)   The parties shall cooperate in the determination of which registrations, filings and governmental approvals are necessary to consummate the Secondary Sale Transaction and the transactions contemplated by the Ancillary Agreements and the preparation of any such registrations or filings or such applications for the governmental approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-actions letters and approvals reasonably deemed by any of parties to be necessary to discharge their respective obligations under the Agreement or otherwise advisable under applicable law in connections with the transactions contemplated by the Agreement.
(c)   If the Purchaser determines that the notification and waiting period requirements of the HSR Act would be required in connection with its acquisition of the Shares pursuant to this Agreement, then the Company and the Purchaser shall, or shall cause their ultimate parent entities as that term is defined in the HSR Act to, file as soon as reasonably practicable the Notification and Report Forms required by the HSR Act (the “HSR Filings”). Each of the Purchaser and the Company shall (i) promptly supply the other with any information which may be required by the other in order to complete its HSR Filing and (ii) submit promptly any additional information which may be reasonably requested by any such governmental authority in connection with the HSR Filings.
(d)   Prior to making any filings with the Securities and Exchange Commission or other public statements, press releases or similar communications to the extent that they mention Purchaser or its affiliates, the Company and Seller shall provide Purchaser a reasonable opportunity to review and comment on such portions of filings, statements, press releases or similar communications; provided that no prior review and comment by Purchaser shall be required to the extent that the public statements, press releases and communications are consistent in all material respects with prior public filings, statements, press releases or communications previously approved by Purchaser for public dissemination.
7.   Conditions Precedent to Obligations of the Seller, the Purchaser and the Company.
In addition to the condition that the Closing under this Agreement shall only occur if the closing under the Caret Subscription Agreement occurs substantially concurrently with the Closing hereunder, the parties agree as follows:
(a)   The obligations of the Purchaser are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) the Merger Agreement shall not have been amended in any manner that has an adverse impact on the economics of the Purchaser’s investment in the Company in any material respect (except with the prior written consent of Purchaser); (iii) (A) the representations and warranties of the Seller contained in Section 4(d) shall be true and correct in all respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), and (B) all other representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date); (iv) (A) the representations and warranties of the Company contained in Sections 5(a), (b),(c) and (d) herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), and (B) all other representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations shall be disregarded); (v) all clearances, consents, authorizations and waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act or any other antitrust law shall have been obtained; (vi) each of the Seller and the Company shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects; (vii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition, (viii) each of the Company and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and duly executed by an officer of each of the Company and Seller, certifying that (A) neither the Company nor Seller has any knowledge of any facts or circumstances that could reasonably be expected to cause the conditions to consummation of the Merger and Spin-Off Transactions not to be satisfied as of the Merger Closing Date, and (B) the condition set forth in Section 7.2(c) of the Merger Agreement has been satisfied, taking into account the proceeds from the Secondary Sale Transaction; (ix) Purchaser shall have received a duly executed counterpart of each of the Ancillary Agreements from Seller and the Company along with escrow instructions from each of Seller and the Company that grant Purchaser the right to release such signature pages at the earlier to occur of the effective time of the Merger and two days following the Closing, and (viii) Purchaser shall have received a certificate of each of Seller and the Company executed by a duly authorized officer of each of Seller and the Company confirming that the conditions set forth in Sections 7(a)(i), (ii), (iii), (iv) and (vi) of this Agreement have been duly satisfied.

(b)   The obligations of the Seller are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) (A) the representations and warranties of the Purchaser contained in Sections 3(a), (b) and (c) herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date) and (B) all other representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated herein and in the Ancillary Agreements or the performance by the Purchaser of its obligations hereunder and thereunder (provided that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations shall be disregarded), (iii) the Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects, (iv) Seller shall have received a duly executed counterpart of each of the Ancillary Agreements from Purchaser, and (v) Seller shall have received a certificate of Purchaser executed by a duly authorized officer of each of Purchaser confirming that the conditions set forth in Sections 7.1(b)(ii) and (iii) of this Agreement have been duly satisfied.
(c)   The obligations of the Company are subject to the satisfaction of the conditions precedent that (i) the Merger Agreement shall not have been terminated prior to the Closing, (ii) the representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (including as if made both on the date hereof and on the Closing Date), (iii) the Purchaser shall have complied with all of its covenants and agreements contained in this Agreement to be performed on or prior to the Closing Date in all material respects, (iv) the Company shall have received a duly executed counterpart of each of the Ancillary Agreements from Purchaser, and (v) the Company shall have received a certificate of Purchaser executed by a duly authorized officer of each of Purchaser confirming that the conditions set forth in Sections 7.1(c)(ii) and (iii) of this Agreement have been duly satisfied.
8.   Additional Agreements.
(a)   The representations and warranties set forth in Section 3, Section 4 and Section 5 of this Agreement shall survive the Closing for a period of nine months following the Closing.
9.   Termination.
(a)   This Agreement may be terminated at any time prior to the Closing:
(i)   by any party, if the Merger Agreement shall have been terminated for any reason prior to the Closing;
(ii)   by the mutual written consent of the parties;
(iii)   by the Purchaser, if there has been a violation or breach by the Seller or the Company of any covenant, representation or warranty of Seller or the Company contained in this Agreement that has prevented the satisfaction of any condition to the obligation of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser, or cured by the Seller or the Company within thirty (30) days after written notice thereof from the Purchaser;
(iv)   by the Seller, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty of the Purchaser contained in this Agreement that has prevented the satisfaction of any condition to the obligation of the Seller, and such violation or breach has not been waived by the Seller, or cured by the Purchaser within thirty (30) days after written notice thereof from the Seller;
(v)   by any of the Purchaser, the Seller or the Company, if the transactions contemplated hereby have not been consummated on or prior to September 30, 2023 (the “Outside Date”);

provided, however, that the right to terminate this Agreement under this Section 7(a)(v) shall not be available to any party (or its affiliate) whose failure to fulfil any obligation under this Agreement shall have been the principal cause of, or shall have result in, the failure of the Closing to occur on or prior to such date; or
(vi)   by any of the parties, upon written notice to the other parties, in the event that any governmental authority of competent jurisdiction has enacted, issued or entered any statute, rule, regulation, injunction or other order that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such statute, rule, regulation, injunction or other order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7(a)(vi) will not be available to any party (or its affiliate) whose failure to fulfil any obligation under this Agreement resulted in such statute, rule, regulation, injunction or other order being enacted, issued or entered.
(b)   In the event of any termination of this Agreement as provided above, this Agreement shall immediately become void and of no further force or effect (other than Section 10 hereof, which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability on the part of any of the Purchaser, the Seller or the Company hereunder, except for any wilful breaches of this Agreement that occurred before such termination.
10.   Miscellaneous.
(a)   This Agreement, the Ancillary Agreements and the Confidentiality Agreement, dated as of July 20, 2022 among the Seller and the Purchaser (the “NDA”), constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. Except as expressly provided in this Agreement, the respective agreements, representations, warranties and other statements of the Purchaser and the Seller, as set forth in this Agreement, shall expire as of the Closing. The NDA shall survive any termination of this Agreement.
(b)   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights and obligations hereunder to an affiliate of MSD Capital, L.P. or MSD Partners (GP), LLC and, following such assignment and the consummation of the Closing, the Purchaser and the Guarantor shall have no further obligations or liabilities pursuant to this Agreement.
(c)   Nothing herein or in the Ancillary Agreements shall be construed to obligate the Seller and the Company to consummate the Merger and Spin-Off Transactions, or to make the Purchaser a third-party beneficiary of the Merger Agreement or the other definitive agreements governing the Merger and Spin-Off Transactions. In the event of termination of this Agreement due to the failure of Seller and the Company to consummate the Merger, Seller shall, promptly upon written request by the Purchaser, reimburse the Purchaser for all documented and reasonable out-of-pocket costs and expenses incurred by the Purchaser or its subsidiaries or Affiliates in connection with the transactions contemplated hereby and by the Subscription Agreement, dated as of the date of this Agreement, by and between CARET Ventures LLC and MSD Partners, L.P. (the “Subscription Agreement”), in an amount not to exceed one million dollars ($1,000,000.00) (the “Expense Reimbursement”). In addition to and without limitation of the any Expense Reimbursement owed to Purchaser, in the event that the Merger and Spin-Off Transactions are not consummated prior to March 31, 2023 and this Agreement is terminated on or after March 31, 2023 due to the failure of Seller and the Company to consummate the Merger, then Seller shall pay Purchaser a non-refundable fee in the amount of two million dollars ($2,000,000.00) (the “Termination Fee”) in cash within two business days of the termination of this Agreement. Seller acknowledges that (i) the covenants and obligations contained in this Section 10(c) are an integral part of the Secondary Sale Transaction, and that, without these covenants and obligations, Purchaser would not have entered into this Agreement, and (ii) the Termination Fee is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Subscription Agreement and in reliance on this Agreement and on the expectation of the consummation of the Secondary Sale Transaction and the transactions contemplated by the Subscription Agreement, which amount would otherwise be impossible to calculate with precision. If the Seller fails to pay when due any amount payable pursuant to this Section 10(c), then the Seller shall reimburse the Purchaser for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Purchaser of its rights pursuant to this Section 10(c).
(d)   This Agreement may be amended only by written agreement among the parties hereto. Any reference to any agreement herein shall be deemed to refer to such agreement as it may be amended or supplemented in accordance with its terms. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
(e)   This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).
(f)   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(g)   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
(h)   Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:
If to the Company:
Safehold Inc.
c/o Special Committee of the Board of Directors
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention: Doug Heitner, Chief Legal Officer
Email: [*]
with a copy (for informational purposes only) to:
Kirkland & Ellis LLP
601 Lexington Street
New York, New York 10022
Attention: Eric L. Schiele, P.C.; Michael P. Brueck; David L. Perechocky
Email: eric.schiele@kirkland.com; michael.brueck@kirkland.com; david.perechocky@kirkland.com
If to the Seller:
c/o iStar Inc.
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention: Brett Asnas, Chief Financial Officer
Email: [*]

with a copy (for informational purposes only) to:
Clifford Chance US LLP
31 W 52nd Street
New York, New York 10019
Attention: Kathleen L. Werner
Email: kathleen.werner@cliffordchance.com
If to the Purchaser:
MSD Partners (GP), LLC
1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori
Email: [*]
with copies (for informational purposes only) to:
Hogan Lovells US
555 13th Street NW
Washington, D.C. 20004
Attention:
Bruce W. Gilchrist
Katherine Keeley

Email:
bruce.gilchrist@hoganlovells.com
katherine.keeley@hoganlovells.com

If to the Guarantor:
MSD Capital, L.P.
1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori
Email: [*]
with copies (for informational purposes only) to:
Hogan Lovells US
555 13th Street NW
Washington, D.C. 20004
Attention:
Bruce W. Gilchrist
Katherine Keeley

Email:
bruce.gilchrist@hoganlovells.com
katherine.keeley@hoganlovells.com

(i)   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
(j)   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k)   The parties acknowledge and agree that in the event of a breach or threatened breach at any time of the provisions of this Agreement, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances.

(l)   This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a signature delivered by email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
(m)   Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in the event of any dispute with regard to this Agreement between the parties, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party pay promptly on demand reasonable fees and expenses of counsel for the prevailing party.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Purchaser:
MSD Partners, L.P.
By:
/s/ Marcello Liguori

Name: Marcello Liguori
Title:   Managing Director
[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Guarantor:
MSD Capital, L.P.
By:
/s/ Marcello Liguori

Name: Marcello Liguori
Title:   Authorized Signatory
[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Seller:
iSTAR INC.
By:
/s/ Brett Asnas

Name: Brett Asnas
Title:   Chief Financial Officer
[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Company:
SAFEHOLD INC.
By:
/s/ Marcos Alvarado

Name: Marcos Alvarado
Title:   President and Chief Investment Officer
[Signature Page to Stock Purchase Agreement]

Execution Version
Exhibit A
Form of Stockholder’s Agreement

STOCKHOLDER’S AGREEMENT
BETWEEN
SAFEHOLD INC.,
iSTAR INC.
AND
MSD PARTNERS, L.P.
Dated as of

STOCKHOLDER’S AGREEMENT
THIS STOCKHOLDER’S AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of [                 ], is made and entered into by and between Safehold Inc., a Maryland corporation (the “Safe”), iStar Inc., a Maryland corporation (“Star”), and MSD Partners, L.P., a Delaware limited partnership (“Investor”), and shall become effective upon the earlier to occur of (i) the Effective Time and (ii) two business days following the Closing.
WHEREAS, pursuant to a Stock Purchase Agreement, dated as of August 10, 2022, by and between Investor, Star, and Safe (the “Stock Purchase Agreement”), Investor purchased 5,405,406 shares of the common stock, par value $0.001 per share, of Safe (the “Company Common Stock”);
WHEREAS, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them effective from and after the closing of the merger under the Agreement and Plan of Merger, dated as of August 10, 2022, between Star and Safe, pursuant to which Safe will merge with and into Star, with Star being the surviving corporation of the Merger (the “Surviving Corporation,” and such merger transaction, the “Merger”); and
WHEREAS, Investor, Star and Safe are also entering into a Registration Rights Agreement on the date hereof (such agreement, together with the Stock Purchase Agreement, the “Related Documents”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1.   Defined Terms.   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.
“Board” means the Board of Directors of the Company.
“Business Day” means any day which is not a Saturday a Sunday or a day on which commercial banks in New York, New York are not open for business.
“Closing” shall have the meaning given to such term in the Stock Purchase Agreement.
“Company” means: (i) prior to the Effective Time, Safe, and (ii) following the Effective Time, the Surviving Corporation.
“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, (iv) any preferred equity or debt securities and instruments of the Company, the Operating Partnership or any of their subsidiaries, and (v) any options, warrants or rights to acquire any of the foregoing.
“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.
“Effective Time” means the effective time of the Merger.
“Equity Securities” means any common equity securities of the Company or the Operating Partnership, irrespective of voting interests, that entitle the holder thereof to receive common dividends and distributions as and when declared and paid by the Board and/or the Operating Partnership (including where subject to applicable vesting), including Company Common Stock, OP units and LTIP units.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.
“fully diluted” or “fully diluted economic interests” means (irrespective of the meaning of such term(s) under United States generally accepted accounting principles) as determined inclusive of all outstanding Equity Securities.
“Group Owner” means MSD Capital, L.P. and MSD Partners (GP), LLC.
“LTIP units” means long term incentive units of partnership interest in the Operating Partnership.
“Minimum Ownership Amount” means a number of shares of Company Common Stock equal to 5% of the Company Common Stock outstanding from time to time, excluding from the denominator (a) any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by Investor pursuant to the Quarterly Top Up Right described in Section 2.2, and (b) any New Common Stock as to which the Top Up Right does not apply (including pursuant to Section 2.3(b)).
“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the date of this Agreement.
“NYSE” means the New York Stock Exchange.
“OP units” means common units of limited partnership interests in the Operating Partnership.
“Operating Partnership” means Safehold Operating Partnership, LP, a Delaware limited partnership.
“Opt-Out Notice” means a notice delivered by Holder to the Company instructing the Company not to deliver any notices with respect to Large Issuances or Investor’s Large Issuance Top Up Right, which notice shall be effective for the term specified therein.
“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Own,” “Owned” and “Owner” shall have correlative meaning.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.
“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and Investor.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).
“Stockholder Group” means, collectively, each Group Owner and each of their respective controlled Affiliates (including Investor).
“Termination Date” means the earliest date on which the Stockholder Group collectively ceases to Own the Minimum Ownership Amount; provided that if the Investor is entitled to a Top Up Right as of the date upon which the Stockholder Group collectively ceases to Own the Minimum Ownership Amount, then the date upon which Ownership of the Minimum Ownership Amount shall be assessed shall be the earlier to occur of (i) if the Investor fails to exercise its Top Up Right in accordance with the terms of this Agreement, the 11th Business Day following the date of the Large Issuance Notice or Quarterly Top Up Notice provided to the Investor in respect of such Top Up Right and (ii) if the Investor exercises its Top Up Right in accordance with the terms of this Agreement, the Business Day following the date upon which Company Common Stock is issued pursuant to an exercise of such Top Up Right.
“Transfer” means any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Company Security or interest in any Company Security. “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.
“Voting Securities” means Company Common Stock and all other securities of the Company or its subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 3.1.
Section 1.2.   Table of Defined Terms.   Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:
DEFINED TERM	SECTION NO.
Agreement	Preamble
Antitrust Laws	Section 2.1(b)
Board Observer	Section 4.1(a)
Code	Section 5.1(e)
Committee	Section 4.1(a)
Company	Preamble
Company Common Stock	Recitals
HSR Act	Section 2.1(b)
Investor	Recitals
JAMS	Section 5.5(b)
Large Issuance	Section 2.1(a)
Large Issuance Exercise Notice	Section 2.1(b)
Large Issuance Notice	Section 2.1(b)
Large Issuance Top Up Right	Section 2.1(a)
Merger	Recitals
Net New Common Stock	Section 2.2(b)
Quarterly Top Up Exercise Notice	Section 2.2(d)
Quarterly Top Up Notice	Section 2.2(b)
Quarterly Top Up Right	Section 2.2(a)
Quarterly Top Up Shares	Section 2.2(b)
Related Documents	Recitals
Safe	Recitals
Star	Recitals
Stockholder Representative	Section 5.3(a)
Stock Purchase Agreement	Recitals
Surviving Corporation	Recitals
Top Up Right	Section 2.2(a)
Top Up Shares	Section 2.3(c)

ARTICLE II
TOP UP RIGHTS
Section 2.1.   Large Issuance Top Up Right.
(a)   Large Issuance Top Up Right.   For so long as the Stockholder Group collectively Owns at least the Minimum Ownership Amount, then in connection with each issuance of New Common Stock with an aggregate value equal to or in excess of $1.0 million (a “Large Issuance”), Investor shall have the right (in accordance with this Section 2.1), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to Investor, following the closing of the Large Issuance, up to the number of shares of Company Common Stock equal to the product of (i) the Investor’s pro rata percentage Ownership of Company Common Stock outstanding immediately prior to the Large Issuance (such percentage ownership calculated as if any Net New Common Stock issued in the current or prior calendar quarter for which corresponding Quarterly Top Up Shares remain subject to potential acquisition by Investor pursuant to the Quarterly Top Up Right described in Section 2.2 are not outstanding) multiplied by (ii) the number of shares of New Common Stock issued in the Large Issuance (such right, the “Large Issuance Top Up Right”). Notwithstanding anything in the foregoing to the contrary, issuances of New Common Stock pursuant to an at-the-market program or dividend reinvestment program shall be deemed not to constitute Large Issuances, and issuances of New Common Stock pursuant to such programs shall be addressed through the Quarterly Top-Up Right pursuant to Section 2.2.
(b)   Procedures.   The Company will give Investor written notice (a “Large Issuance Notice”) of its intention to issue New Common Stock in a Large Issuance as soon as practicable, but in no event later than the time authorization for such Large Issuance is granted by the Board; provided that the Company shall not deliver any Large Issuance Notice to the Investor if the Company shall have received an Opt-Out Notice form the Investor, for so long as the Opt- Out Notice remains in effect in accordance with its terms. The Large Issuance Notice shall describe the price (or range of prices), anticipated number of shares of New Common Stock to be issued, timing and other material terms of the Large Issuance, as well as the number of shares of New Common Stock that Investor is entitled to purchase pursuant to the Large Issuance Top Up Right. Investor will have ten (10) Business Days from the date of the Large Issuance Notice to advise the Company in writing (a “Large Issuance Exercise Notice”) that it intends to exercise its Large Issuance Top Up Right and the applicable number of shares of New Common Stock it determines to acquire. Subject to Section 2.3 below, a Large Issuance Top Up Right may be exercised in whole or in part. If Investor delivers a Large Issuance Exercise Notice with respect to a Large Issuance, then closing for Investor’s Large Issuance Top Up Right will be contingent upon, and will take place simultaneously with, or as soon as practicable after, the closing of such Large Issuance. If Investor determines that an advance filing is required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other antitrust law (collectively with the HSR Act, the “Antitrust Laws”) in connection with its acquisition of New Common Stock in a Large Issuance, then closing for Investor’s Large Issuance Top Up Right shall not occur until after all clearances, authorizations, consents, or waiting period expirations or terminations as may be required under any Antitrust Law have been obtained. Failure by Investor to deliver a Large Issuance Exercise Notice within ten (10) Business Days from the date of delivery of the Large Issuance Notice shall be deemed a waiver of Investor’s Large Issuance Top Up Right with respect to such Large Issuance. Investor agrees that it will, and will cause each member of the Stockholder Group to, maintain the confidentiality of any information included in any Large Issuance Notice delivered by the Company unless otherwise required by law, regulation, government order or subpoena. Investor acknowledges that information included in any Large Issuance Notice may constitute material non-public information and effecting an acquisition or disposition of any Company securities while in possession of such material non-public information may constitute a violation of applicable U.S. federal securities laws.
(c)   The per-share purchase price for the New Common Stock issued by the Company pursuant to the Large Issuance Top Up Right shall equal the per-share purchase price, consideration or implied value paid by investors for the New Common Stock being issued in the Large Issuance.
(d)   For the avoidance of doubt, the Company shall not be obligated to consummate any proposed Large Issuance, nor be liable to Investor if the Company fails to consummate any proposed Large Issuance for whatever reason.

Section 2.2.   Quarterly Top Up Right.
(a)   Quarterly Top Up Right.   For so long as the Stockholder Group collectively Owns at least the Minimum Ownership Amount, Investor shall have the right (in accordance with this Section 2.2), but not the obligation, to purchase from the Company, and the Company shall have the obligation to sell to Investor, in each calendar quarter following the Closing, up to an aggregate number of shares of Net New Common Stock equal to the Quarterly Top Up Shares (defined below) for the prior quarter (such right, the “Quarterly Top Up Right”). The Large Issuance Top Up Right and the Quarterly Top Up Right are sometimes referred to herein collectively as the “Top Up Right.”
(b)   Quarterly Top Up Notice.   Within thirty (30) days after the end of each calendar quarter following the Effective Time, the Company shall provide to Investor a notice (each, a “Quarterly Top Up Notice”) disclosing the aggregate number of shares of New Common Stock issued by the Company in such calendar quarter, less (i) any shares of New Common Stock reacquired by the Company during such calendar quarter and (ii) any shares of New Common Stock issued in a Large Issuance during such calendar quarter as to which Investor exercised its Large Issuance Top Up Right (such number, less the items described in clauses (i) and (ii), being referred to as the “Net New Common Stock” for such quarter) and the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter; provided, however, that the Net New Common Stock for the calendar quarter in which this Agreement commences shall equal the number of shares of Net New Common Stock issued by the Company for the period beginning on the date of this Agreement and ending on the last day of such calendar quarter. The “Quarterly Top Up Shares” for a given calendar quarter shall equal that number of shares of Company Common Stock equal to the product of (i) the Investor’s pro rata percentage Ownership of Company Common Stock Outstanding as of the end of such calendar quarter multiplied by (ii) the number of shares of Net New Common Stock issued during such calendar quarter.
(c)   Certificate from Stockholder.   In order to assist the Company in calculating the number of Quarterly Top Up Shares that Investor will have the option to purchase in any given calendar quarter, the Company shall notify Investor, at the end of any given calendar quarter, of the aggregate number of shares of Company Common Stock reflected on the books and records of the Company’s transfer agent as held by the Stockholder Group as at the end of such calendar quarter, and if Investor desires to exercise its Quarterly Top Up Right, Investor shall, within ten (10) Business Days following receipt of such Notice, notify the Company of the number of shares of Company Common Stock (calculated on a fully diluted basis) that the Stockholder Group Owned as of the end of such calendar quarter.
(d)   Quarterly Top Up Exercise Notice.   Within ten (10) Business Days after Investor receives a Quarterly Top Up Notice from the Company, Investor, if it so elects, shall provide the Company with written notice (each, a “Quarterly Top Up Exercise Notice”) that it is exercising the Quarterly Top Up Right for the applicable quarter. Subject to Section 3.3 below, a Quarterly Top Up Right may be exercised in whole or in part.
(e)   Issuance of Common Stock.   Subject to the terms and conditions hereof, closings of the sale and issuance of the Company Common Stock to be purchased by Investor each quarter under this Agreement shall occur on the tenth (10th) Business Day following Investor’s delivery of a Quarterly Top Up Exercise Notice to the Company or such other day as is agreed by the parties hereto. If Investor determines that an advance filing is required under any Antitrust Law in connection with its acquisition of Company Common Stock as described in this Section 2.2, then the closing related to such acquisition shall not occur until after all clearances, authorizations, consents, or waiting period expirations or terminations as may be required under any Antitrust Law have been obtained.
(f)   Purchase Price.   The per-share purchase price for the Company Common Stock issued by the Company pursuant to the Quarterly Top Up Right in a given quarter shall be included in the Quarterly Top Up Notice and shall equal the weighted average per-share purchase price, consideration or implied value paid by investors for the Net New Common Stock issued.

Section 2.3.   Additional Top Up Right Terms.
(a)   Stockholder Group.   Notwithstanding anything herein to the contrary, Investor shall be entitled to exercise Top Up Rights pursuant to this Article II in its own capacity as well as on behalf of another member of the Stockholder Group, in which case references in this Section 2.3 to Investor shall be deemed to be references to such other member of the Stockholder Group, unless the context otherwise requires. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Stockholder Group, collectively, have the right to exercise Top Up Rights to acquire Top Up Shares in an amount that is, in the aggregate, in excess of the number of Top Up Shares to which Investor would be entitled to acquire hereunder individually in connection with any given Top Up Right.
(b)   Exceptions.   Notwithstanding anything in this Article II to the contrary, no Top Up Right shall apply to (i) issuances of New Common Stock with respect to which the Company reasonably determines in good faith that the exercise of such Top Up Right would violate applicable law or would require the Company to obtain a stockholder approval pursuant to applicable rules and regulations of the NYSE that would not be required in the absence of Investor’s exercise of a Top Up Right; and (ii) issuances of New Common Stock pursuant to the Company’s equity compensation plans.
(c)   Delivery of Shares.   At each closing for any shares of Company Common Stock acquired by Investor pursuant to a Top Up Right hereunder (collectively, “Top Up Shares”), the Company will, or will cause its transfer agent to, electronically transfer the Top Up Shares to be sold at such closing to Investor against payment by or on behalf of Investor of the aggregate purchase price for the shares as provided herein by wire transfer to an account designated by the Company, or by such other means as shall be mutually agreeable to Investor and the Company. Each closing shall take place at the offices of the Company or by mail or email facilities or such other place or means as the Company and Investor may agree. The Company hereby represents and warrants to Investor and each member of the Stockholder Group, as of the date hereof, and as of each closing for any shares of Company Common Stock acquired by Investor (or any member of the Stockholder Group) pursuant to the terms of this Agreement, that (i) the Company has the requisite corporate power and authority to sell the Top Up Shares and that all the Top Up Shares are (or at the time of closing will be) duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board is required, (ii) the issuance of the Top Up Shares does not (or at the time of closing will not) (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (b) result in any violation of the organizational documents of the Company; or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, and (iii) when issued, delivered and paid for in the manner set forth in this Agreement, the Top Up Shares are (or at the time of closing will be) (a) free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances or restrictions of any nature, other than restrictions on transfer set forth in the Company’s organizational documents, (b) validly issued, fully paid and nonassessable and (c) not issued in violation of any preemptive rights, rights of first refusal or other similar rights pursuant to the Company’s organizational documents or any agreement or commitment of the Company.
(d)   Securities Law Matters.   Investor understands and agrees that any Top Up Shares acquired by it hereunder are being offered and issued to it in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No U.S. federal or state agency or any other government or governmental agency has passed or will pass on, or made or will make any recommendation or endorsement of, the Top Up Shares or the fairness or suitability of an investment in the Top Up Shares. Investor is and will be an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D under the Securities Act, at any time it acquires Top Up Shares hereunder. Investor understands that its investment in the Top Up Shares involves a high degree of risk, and Investor is able to afford a complete loss of such investment.

Investor has or will seek such accounting, legal and tax advice as necessary to make an informed investment decision with respect to its acquisition of the Top Up Shares. Investor will purchase the Top Up Shares for its own account for investment and not with a view toward, or for resale in connection with, the public sale or distribution thereof. Investor understands that the Top Up Shares will be “restricted securities” under applicable U.S. federal securities laws and that the Securities Act and the rules and regulations promulgated thereunder provide in substance that Investor may dispose of the Top Up Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Investor understands that, except as provided in the Registration Rights Agreement, the Company has no obligation or intention to register the offer and resale of any of the Top Up Shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Consequently, Investor understands that Investor may bear the economic risks of its investment in the Top Up Shares for an indefinite period of time. Investor understands that the certificates or other instruments representing any Top Up Shares may bear legends as required by the Company’s charter documents, the Securities Act and the “blue sky” laws of any state as reasonably determined by the Company (and a stop-transfer order may be placed against transfer of such share certificates). Each of the Company and Investor acknowledge that it may have reporting obligations under applicable law with respect to the exercise of Top Up Rights hereunder.
ARTICLE III
TRANSFER RESTRICTIONS; STANDSTILL
Section 3.1.   Transfer Restrictions.   No member of the Stockholder Group shall Transfer any Company Securities on or before (a) the nine-month anniversary of the Closing, if the Closing occurs on or prior to December 31, 2022, and (b) the later to occur of (I) September 30, 2023 and (II) the three-month anniversary of the Closing, if the Closing occurs on or after January 1, 2023 (the “Lock-Up Termination Date”), other than Transfers (i) among the Stockholder Group, (ii) with the prior written consent of the Company, which consent will not be unreasonably withheld, and (iii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as the Stockholder Group retains the sole voting control over the right to vote such shares in the absence of a default thereunder; provided, that if any member of the Stockholder Group ceases to be a part of the Stockholder Group before the Lock-Up Termination Date, any Company Securities Transferred to such member pursuant to clause (i) of this Section 3.1 shall be Transferred back to the Stockholder Group prior to or concurrently with the time such member ceases to be a part of the Stockholder Group.
Section 3.2.   Standstill.   The Company and Investor agree that the standstill provisions of the Confidentiality Agreement between them, dated as of July 20, 2022 are hereby terminated. Investor hereby agrees that until the date on which the Stockholder Group collectively Owns less than the Minimum Ownership Amount, Investor will not, and will cause each member of the Stockholder Group not to, without the prior written consent of the Board:
(a)   other than as a result of any stock split, stock dividend or distribution or similar involuntary transaction, purchase or otherwise acquire (or agree to acquire, propose or offer to acquire) any Company Common Stock and other Company Securities above the ownership limit set forth in the Company’s charter or any exception thereto granted to Investor;
(b)   solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in, any solicitation of any proxy, consent or other authority to vote any Voting Securities, with respect to the election of directors that have not been approved and recommended by the independent directors of the Company or any other matter that has not been approved and recommended by the Company, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the independent directors of the Company, including relating to the removal or the election of directors;
(c)   form, join or in any other way participate in a “group,” within the meaning of Section 13(d)(3) of the Exchange Act (excluding members of the Stockholder Group) with respect to any Voting

Securities, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clause (b) above;
(d)   deposit any Voting Securities in a voting trust or similar contract, arrangement or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities, in each case, other than (i) any proxy granted to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or the Board or (ii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as Investor retains the sole voting control over the right to vote such shares in the absence of a default thereunder;
(e)   call, or publicly request the call of, a special meeting of the stockholders of the Company, make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or initiate or propose any action by written consent of the stockholders of the Company;
(f)   seek representation on the Board or the removal of any director from the Board or propose or request to, or otherwise act, alone or in concert with others, to seek to, change the management, Board, governance structure, policies (including dividend policies), capitalization, corporate structure or organizational documents of the Company;
(g)   publicly solicit, effect, offer or propose to effect, or cause, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of material assets, sale or purchase of more than a majority of the Company’s Voting Securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its subsidiaries; provided that nothing in this Agreement shall prohibit Stockholder Group from tendering or exchanging any Company Securities in an exchange offer or tender offer initiated by a third party and not in breach of the Investor’s obligations pursuant to this Agreement and provided further that the foregoing limitations shall not relate to any transaction involving bank debt or debt securities of the Company or its subsidiaries, including, without limitation, the acquisition of such debt, the enforcement of any rights thereunder and any restructuring of such debt;
(h)   make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media), in support of any solicitation described in clause (b) above;
(i)   contest the validity or enforceability of the agreements contained in this Section 3.1 (including this clause (i));
(j)   take any action which could reasonably be expected to cause or require the Company to make a public announcement, disclosure or filing regarding any of the foregoing, or publicly request to amend, waive or terminate any provision of this Section 3.1;
(k)   enter into any agreement, arrangement or understanding with a third party with respect to any of the foregoing; or
(l)   advise, assist, intentionally encourage or seek to persuade others to take any action with respect to any of the foregoing; it being understood and agreed that nothing in this Section 3.1 shall not limit (i) the activities of any director or Board Observer of the Company taken in good faith in his or her capacity as a director or Board Observer or any member of the Advisory Board of CARET Ventures LLC (“Caret”) (or any other entity in which any member of the Stockholder Group acquires securities pursuant to that certain Subscription Agreement, dated as of August 10, 2022, by and between Caret, Safe and Investor (the “Subscription Agreement”)) designated by Investor taken in good faith in his or her capacity as a director or Board Observer or (ii) the rights of any member of the Stockholder

Group to enforce its rights under any agreement with the Company or its affiliates (including the organizational documents of [Caret]1 and the Subscription Agreement).
ARTICLE IV
BOARD OBSERVER RIGHTS
Section 4.1.   Board Observer Rights.
(a)   Subject to Section 4.1(d), Investor shall have the right to designate one representative (the “Board Observer”) to attend, as a non-voting observer, each meeting of the Board, whether such meeting is conducted in person or by teleconference or videoconference. The appointment of a Board Observer pursuant to this Section 4.1(a) shall be effective upon written notice from Investor to the Company of the name and contact information of the individual so appointed. If the individual appointed to act as Board Observer is no longer able or willing to act as Board Observer, or is not able or willing to attend one or more meetings of the Board, Investor may appoint another individual to act as Board Observer. If Investor determines that it does not wish to retain the right to designate a Board Observer, Investor may deliver a notice informing the Company of the same, and the rights and obligations of Investor, the Company and any Board Observer pursuant to this Section 4.1 shall terminate immediately upon delivery of such notice and this Section 4.1 shall be of no further force and effect.
(b)   A Board Observer shall have the right to present matters for consideration by the Board and to speak on matters presented by others at such meetings of the Board. A Board Observer shall not have the right to vote on any matter presented to the Board. Subject to the confidentiality provisions of Section 4.1(e), the Company shall cause the Board Observer to be provided with copies of all notices, minutes, presentations, reports, and other materials that the Company provides to members of the Board when such documents and materials are provided to members of the Board, including every form of action by unanimous consent in lieu of a meeting of the Board, together with the exhibits and annexes to any such consent. The Board Observer shall be entitled to the same notice as is provided for regular or special meetings of the Board under the Company’s charter and bylaws.
(c)   Notwithstanding the foregoing, the Company may exclude the Board Observer from accessing any material or attending any meeting, or any portion thereof, if: (i) the Board concludes in good faith, upon the advice of the Company’s outside legal counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; (ii) such portion of a meeting is established for the purpose of negotiating a transaction with Investor; or (iii) such portion of a meeting is an executive session limited solely to independent directors, independent auditors and/or legal counsel, as the Board may designate, and the Board Observer (if the Board Observer was a member of the Board) would not meet the then-applicable standards for independence adopted by the exchange on which the Company’s securities are then traded.
(d)   Investor’s right to designate a Board Observer, or to appoint a replacement thereto, shall only apply if the Stockholder Group collectively Owns at least the Minimum Ownership Amount. If the Stockholder Group collectively cease to Own the Minimum Ownership Amount, then Investor’s right to designate a Board Observer, and the rights of any such Board Observer, under this Agreement shall terminate.
(e)   The Board Observer shall hold in confidence and trust and not use or disclose any confidential information provided to or learned by him or her in connection with the Board Observer’s rights hereunder for any purpose that is adverse to the Company unless otherwise required by law, regulation or court order (except (i) in connection with Investor’s enforcement of its rights under any agreement with the Company or its affiliates or under the Company’s organizational documents or other documents granting rights to its stockholders and (ii) in connection with Investor’s the ownership and disposition

1
NTD: Name of entity to be updated in execution version if the Investor’s Caret Units under the Subscription Agreement are held in an entity other than Caret Ventures LLC.

of Company Securities and other investments with the Company and its affiliates); provided, however, that the Board Observer may share any such information with Investor and its Affiliates. Investor shall cause the Board Observer to enter into such further agreements or undertakings with the Company to maintain the confidentiality of information so provided as the Company may reasonably request, provided that such agreements or undertakings are consistent with the terms of this agreement and are no more restrictive than agreements or arrangements entered into by other members of the Board. The Board Observer shall not be required to enter inter or undertake any agreements or policies other than those described in the immediately preceding sentence.
(f)   The Board Observer shall be entitled to the same rights to indemnification and advancement of expenses as the directors of the Company.
(g)   The Company shall reimburse the Board Observer for all reasonable out-of- pocket expenses incurred by the Board Observer in connection with attendance at Board and Committee meetings. All reimbursements payable by the Company pursuant to this Section 4.1(g) shall be paid to the Board Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect; provided, however, that any such reimbursement shall be paid to the Board Observer no later than comparable reimbursement is paid to the members of the Board.
ARTICLE V
GENERAL PROVISIONS
Section 5.1.   Termination.   This Agreement shall automatically terminate on the Termination Date. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement or other obligations of any party incurred, in each case, prior to such termination.
Section 5.2.   Notifications.   Upon written request, each of Investor and the Company shall, within ten (10) Business Days of a request by the other party, provide such other party in writing with details of Investor’s Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement. Upon written request, the Company shall, within ten (10) Business Days of a request by Investor, provide Investor in writing with the then outstanding number of shares of Company Common Stock and such other information regarding the Company’s Equity Securities as is necessary for Investor to confirm its rights pursuant to this Agreement.
Section 5.3.   Stockholder Group Representative.
(a)   Investor and any and all members of the Stockholder Group who at any time and from time to time become party to this Agreement hereby irrevocably appoint Investor to act as a representative for the benefit of the Stockholder Group, as the exclusive agent and attorney- in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement, which shall include the power and authority:
(i)   to delegate Top Up Rights to one or more members of the Stockholder Group pursuant to Section 2.1(b) hereunder.
(ii)   to enforce and protect the rights and interests of the Stockholder Group arising out of or under or in any manner relating to this Agreement and the Related Documents, and to take any and all actions which Investor believes are necessary or appropriate under this Agreement for and on behalf of the Stockholder Group, including asserting or pursuing or defending any claim, action, proceeding or investigation by or against any member of the Stockholder Group; and
(iii)   to make, execute, amend, waive (in whole or in part), acknowledge and deliver all such notices, agreements, documents, instruments or other writings required to be delivered, and, in general, to do any and all things and to take any and all actions that are necessary or proper or convenient in connection with or to carry out the matters contemplated by this Agreement; provided, however, that to the extent that Investor transfers Company Common Stock to other members of the Stockholder Group or such members otherwise acquire any Company Common Stock, Investor shall be entitled to resign as representative and agent and attorney-in- fact, and, to the extent Investor resigns, Investor and all members of the Stockholder Group shall appoint any other member of the Stockholder Group to which Company Common Stock of the Company shall have been transferred to act as a representative for the benefit of the Stockholder Group and as the exclusive agent and attorney-in-fact to act on behalf of the Stockholder Group, in connection with and to facilitate the matters contemplated by this Agreement (Investor or any other member of the Stockholder Group acting in such capacity, the “Stockholder Representative”). Investor shall provide the Company with written notice specifying the name, address and email of any new Stockholder Representative at least five (5) days prior to the effectiveness of the appointment of the new Stockholder Representative, and Schedule 1 of this Agreement shall be amended as appropriate to reflect the information contained in such notice. The new Stockholder Representative, when so duly appointed, shall, unless the context requires otherwise, be considered the “Stockholder Representative” for all purposes of this Agreement, including with respect to any notices or other communications by, to or with the Company or its Affiliates in connection with this Agreement.
(b)   The Company shall have the right to rely upon all actions taken or omitted to be taken by Investor pursuant to this Agreement, on behalf of the members of the Stockholder Group.
(c)   The grant of authority provided for herein is coupled with an interest and shall survive the bankruptcy or liquidation of Investor.
Section 5.4.   Subsidiary Obligations.   In the case of any obligation, liability or commitment of the Company created by this Agreement that would generally apply to or be understood as an obligation, liability or commitment of the Operating Partnership or other subsidiaries, the Company agrees in its capacity as general partner of the Operating Partnership or in its applicable capacity with respect of such other subsidiaries, to cause the Operating Partnership or such other subsidiaries to perform, honor or pay any such obligation, liability or commitment in accordance with the terms of this Agreement.
Section 5.5.   Governing Law; Arbitration.
(a)   All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland. Subject to paragraph (b), the Company and Investor hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Company and Investor accepts, for itself and in respect of such Stockholder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 5.10 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any Stockholder in any such courts. The Company and Investor hereby agree that the provisions of this Section 5.5 for service of process are intended to constitute a “special arrangement for service” in accordance with the provisions of the Foreign Sovereign Immunities Act of 1976, 28. U.S.C. Section 1608(a)(1) et seq. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. Each of the Company and Investor hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.
(b)   Notwithstanding anything to the contrary contained in Section 5.5(a), the Company and Investor hereby agree that the Company and Investor shall have the right to elect to arbitrate and compel arbitration of any dispute hereunder through final and binding arbitration before JAMS (or its successor) (“JAMS”). Any party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS, with a copy to the other Stockholder; provided, however, that either any party may, without inconsistency with this arbitration provision, apply to any court in accordance with Section 5.5(a) and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any arbitration to be conducted pursuant to this Section 5.5(b) will be conducted in New York, New York or in the State of Maryland, as determined by the party initiating the arbitration, in its sole discretion, by a three-member Arbitration Panel operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. Each of the Company and Investor shall nominate one neutral arbitrator from the JAMS panel of neutrals, and the two arbitrators thus nominated shall select the Chair of the Arbitration Panel, also from the JAMS panel of neutrals. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, but not limited to, the issuance of an injunction; provided, however, that the arbitration award shall not include factual findings or conclusions of law and no punitive damages shall be awarded. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. The provisions of this Section 5.5(b) with respect to the arbitration conducted pursuant to this Section 5.5(b) before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable out-of-pocket attorney’s fees, to be paid by the party (or parties) against whom enforcement is ordered. The parties agree that this Section 5.5(b) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described herein, and that this Section 5.5(b) shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters, in the event the Company or Investor elects to compel arbitration.
Section 5.6.   Counterparts.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
Section 5.7.   Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 5.8.   Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
Section 5.9.   Entire Agreement; Amendments; Waiver.   This Agreement and the Related Documents supersede all other prior oral or written agreements between Investor, the Company, their affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Investor. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
Section 5.10.   Notices.   Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:
c/o Safehold Inc.
1114 Avenue of the Americas
39th Floor
New York, New York 10036
Attention: Doug Heitner, Chief Legal Officer
Email: [*]
with a copy (for informational purposes only) to:
Clifford Chance US LLP
31 W 52nd Street
New York, New York 10019
Attention: Kathleen L. Werner
Email: kathleen.werner@cliffordchance.com
If to Investor:
MSD Partners, L.P.
1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori
Email: [*]
with copies to:
Hogan Lovells US
555 13th Street NW
Washington, D.C. 20004
Attention:
Bruce W. Gilchrist
Katherine Keeley

Email:
bruce.gilchrist@hoganlovells.com
katherine.keeley@hoganlovells.com

Section 5.11.   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor. Investor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, in connection with a permitted transfer of shares of Company Common Stock to another member of the Stockholder Group, in which event such assignee shall be deemed to be included as Investor hereunder with respect to such assigned rights and obligations and such transferor shall cease to be deemed the Investor pursuant to this Agreement and shall cease to have the rights and obligations of the Investor pursuant to this Agreement. In the event that Investor transfers all of its shares of Company Common Stock, such transferor shall cease to cease to be deemed the Investor pursuant to this Agreement and shall cease to have the rights and obligations of the Investor pursuant to this Agreement.
Section 5.12.   No Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
Section 5.13.   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.14.   Specific Performance.   The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances. Notwithstanding the foregoing, the Company’s sole remedy for a breach of Section 3.1 by a member of the Stockholder Group shall be to recover damages for breach of contract.
Section 5.15.   Costs and Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.
Section 5.16.   Effective Time.   This Agreement shall automatically become effective, with no further action necessary from the parties, upon the earlier to occur of (i) the Effective Time and (ii) two days after the Closing.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder’s Agreement to be duly executed as of the date first above written.
SAFEHOLD INC.
By:

Name:
Title:
iSTAR INC.
By:

Name:
Title:
MSD PARTNERS, L.P.
By:

Name:
Title:
[Signature Page to Stockholder's Agreement]

SCHEDULE 1
(1)	(2)	(3)
Stockholder	Address, Email and Jurisdiction	Number of Shares of Company Common Stock Owned
	Attention:

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT
BETWEEN
SAFEHOLD INC.
AND
MSD PARTNERS, L.P.
Dated as of [•]

REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of [?], is made and entered into by and between Safehold Inc., a Maryland corporation (the “Company”), and MSD Partners, L.P., a Delaware limited partnership (together with any of its subsidiaries and Affiliates that owns Registrable Shares from time to time, the “Holder”), and shall become effective at the Effective Time, as defined herein.
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2022, by and between the iStar Inc. (“iStar”) and Safehold Inc. (“Old Safe”), (i) Old Safe merged with and into iStar (the “Merger”) with iStar surviving the Merger and changing its name to “Safehold Inc.,” which is the “Company” under this Agreement and (ii) each share of Safe Common Stock will be exchanged for a number of shares of Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement);
WHEREAS, as of the Effective Time, the Holder will receive 5,405,406 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company in the Merger (such shares received, the “Owned Shares”);
WHEREAS, the Company desires to enter into this Agreement with the Holder in order to grant the Holder the registration rights contained herein from and after the closing of the Merger.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1.   Defined Terms.   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited” investor (as defined in Rule 501(a) of Regulation D under the Securities Act), bought deal, over-night deal or similar transaction through a broker, sales agent or distribution agent, whether as agent or principal, that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, or the issuance of a legal opinion by the Company’s legal counsel.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
“Commission” means the U.S. Securities and Exchange Commission.
“Effective Time” means the effective time of the Merger.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.
“Opt-Out Notice” means a notice delivered by Holder to the Company instructing the Company not to deliver any notices with respect to any Piggyback Registration, which notice shall be effective for the term specified therein.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.
“Prospectus” means any prospectus or prospectuses included in, or relating to, any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.
“Registrable Shares” with respect to the Holder, means at any time (i) any Common Stock beneficially owned by the Holder and (ii) any Common Stock issued or issuable with respect to any securities described in clause (i) above by way of a share distribution or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, Holder shall be deemed to be a holder of Registrable Securities whenever Holder has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected); provided, however, that Registrable Shares shall cease to be Registrable Shares with respect to the Holder upon the earliest to occur of (A) when such Registrable Shares shall have been disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144 under the Securities Act, (B) when all of the Holder’s Registrable Shares may be sold without restriction or pursuant to Rule 144(b) under the Securities Act and such Holder, together with its Affiliates, owns less than 5% of the outstanding shares of Common Stock, or (C) when the Holder’s Registrable Shares shall have ceased to be outstanding.
“Registration Expenses” means any and all fees and expenses incident to the performance of or compliance with this Agreement, which shall be borne and paid by the Company as provided below, whether or not any Registration Statement is filed or becomes effective, including, without limitation: (i) all registration, qualification and filing fees (including fees and expenses with respect to (A) filings required to be made with the Commission and the U.S. Financial Industry Regulatory Authority and (B) compliance with securities or “blue sky” laws), (ii) typesetting and printing expenses, (iii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (iv) the fees and expenses incurred in connection with the listing of the Registrable Shares, (v) the fees and disbursements of legal counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company, and any transfer agent and registrar fees and (vi) the reasonable fees and expenses of any special experts retained by the Company; provided, however, that “Registration Expenses” shall not include, and the Company shall not have any obligation to pay, any underwriting fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Holder, or any legal fees and expenses of counsel to the Holder and any underwriter engaged by the Holder or any other expenses incurred in connection with the performance by the Holder of its obligations under the terms of this Agreement.
“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which permits the public offering of any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.
“Stockholder’s Agreement” means that certain Stockholder’s Agreement, dated as of the date of this Agreement, by and among Holder, the Company and iStar.
“Top Up Shares” shall have the meaning given to such term in the Stockholder’s Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

Table of Defined Terms.   Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:
Defined Term	Section No.
Agreement	Preamble
Common Stock	Recitals
Company	Preamble
Controlling Person	Section 4.1
Demand Registration	Section 2.1(a)(i)
Demand Request	Section 2.1(a)(i)
End of Suspension Notice	Section 3.1(b)
Holder	Preamble
iStar	Recitals
Liabilities	Section 4.1(a)
Maximum Number of Securities	Section 2.1(b)
Merger	Recitals
Merger Agreement	Recitals
Offering Blackout Period	Section 3.1
Owned Shares	Recitals
Piggyback Registration	Section 2.1(a)
Required Filing Date	Section 2.1(a)(ii)
Suspension Event	Section 3.1(b)
Suspension Notice	Section 3.1(b)
Suspension Period	Section 3.1(b)
ARTICLE II
REGISTRATION RIGHTS
Section 2.1.   Shelf Registration.   The Company shall file or cause to be filed on or before the seven months anniversary of the date of this Agreement with the Commission a Registration Statement on an appropriate form (which shall be, if the Company is then eligible, an Automatic Shelf Registration Statement) providing for the registration of, and the sale by the Holder of, all of the Registrable Shares held by the Holder at the time of such filing on a continuous or delayed basis by the Holder, from time to time in accordance with the methods of distribution elected by the Holder, pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission; provided, however, that the Holder acknowledges and agrees that, pursuant to Section 3.1 of the Stockholder’s Agreement, it is subject to certain restrictions on transfer of the Registrable Shares. The Company will use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. To the extent that the Company has an effective shelf registration statement on file and it is effective with the Commission at the time the Company is going to file a Registration Statement hereunder, the Company may (but will not be required to) instead file a prospectus or post-effective amendment, as applicable, to include in such shelf registration statement the Registrable Shares to be registered pursuant to this Agreement (in such a case, such prospectus or post-effective amendment together with the previously filed shelf registration statement will be considered the Registration Statement).
Section 2.2.   Effectiveness.   The Company shall use its reasonable best efforts to keep each Registration Statement continuously effective (or in the event a Registration Statement expires pursuant to Rule 415(a)(5) under the Securities Act, file a replacement Registration Statement and keep such replacement Registration Statement effective) for the period beginning on the date on which the Registration Statement is declared or becomes effective and ending on the date that all Registrable Shares registered thereunder have been disposed of or withdrawn.

Section 2.3.   Notification and Distribution of Materials.   The Company shall notify the Holder of the effectiveness of any Registration Statement applicable to the Registrable Shares and shall furnish to the Holder such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements, if any) and any documents incorporated by reference in such Registration Statement or such other documents as the Holder may reasonably request in order to facilitate the sale of the Registrable Shares in the manner described in such Registration Statement.
Section 2.4.   Amendments and Supplements.   During the period that a Registration Statement is effective, the Company shall prepare and file with the Commission from time to time such amendments and supplements to such Registration Statement and Prospectus used in connection therewith as may be necessary to keep such Registration Statement (or a successor Registration Statement filed with respect to such Registrable Shares) effective and to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered thereby. The Company shall file, as promptly as practicable (in any event, within twenty (20) Business Days), any supplement or post-effective amendment to a Registration Statement to add Registrable Shares to any shelf Registration Statement as a result of the issuance of Top Up Shares pursuant to the Stockholder’s Agreement, or as is otherwise reasonably necessary to permit the sale of the Holder’s Registrable Shares pursuant to such Registration Statement. The Company shall furnish to and afford the Holder a reasonable opportunity to review and comment on all amendments and supplements proposed to be filed to a Registration Statement (in each case at least two (2) Business Days prior to such filing). The Company shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing. The Holder agrees to deliver such notices, questionnaires and other information as the Company may reasonably request in writing, if any, to the Company within fifteen (15) Business Days after such request.
Section 2.5.   Underwritten Offerings.
(a)   The Holder may request, by written notice to the Company, that the Company cooperate with the Holder in any underwritten offering of Registrable Shares initiated by the Holder under a Registration Statement. The Company agrees to reasonably cooperate with any such request for an underwritten offering and to take all such other reasonable actions in connection therewith, including entering into such agreements (including an underwriting agreement in form, scope and substance as is customary for similar underwritten offerings) and taking all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of Registrable Shares included in such underwritten offering, including (i) making such representations and warranties to the underwriters with respect to the business of the Company and the Registration Statement and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings by selling stockholders; (ii) obtaining customary opinions and negative assurance letters of counsel to the Company; and (iii) obtaining customary “cold comfort” letters and updates thereof from the independent registered public accountants of the Company (to the extent permitted by applicable accounting rules and guidelines); and (iv) filing any supplements to the Registration Statement and Prospectus as may be necessary in order to enable the Registrable Shares to be distributed in the underwritten offering.
(b)   If the Holder desires to engage in a Block Trade or bought deal pursuant to a shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing shelf Registration Statement), then notwithstanding the time periods set forth in Section 2.4, the Holder may notify the Company of the Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. If requested by the Holder, the Company will use its reasonable best efforts to facilitate such Block Trade or bought deal (which may close as early as two (2) Business Days after the date it commences).
Section 2.6.   Piggyback Registration.
(a)   Piggyback Rights.   From and after the closing date of the Merger, unless Holder has delivered to the Company an Opt-Out Notice (and only for so long as such Opt-Out Notice is effective pursuant to the terms set forth therein), if the Company proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of common equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into common equity securities of the Company, for its own account (but not for the account of other stockholders of the Company), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a Block Trade, then the Company shall give written notice of such proposed offering to the Holder not less than three (3) Business Days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a shelf Registration Statement, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any and if known, in such offering, and (B) offer to the Holder the opportunity to include in such registered offering such number of Registrable Shares as the Holder may request in writing within three (3) Business Days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall cause such Registrable Shares to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Shares requested by the Holder pursuant to this Section 2.6(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. The inclusion of the Holder’s Registrable Shares in a Piggyback Registration shall be subject to the Holder’s agreement to abide by the terms of Section 3.2 below.
(b)   Reduction of Piggyback Registration.   If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holder, in each case, participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holder hereunder and (ii) the Registrable Shares, if any, as to which registration has been requested pursuant to this Section 2.6, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in any such registration (A) first, the Common Stock or other equity securities that the Company desires to sell and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock or other equity securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights of stockholders of the Company, including the Registrable Shares of the Holder exercising its rights to register its Registrable Shares pursuant to Section 2.6(a) (pro rata based on the number of securities then owned by such holders), which can be sold without exceeding the Maximum Number of Securities.
(c)   Piggyback Registration Withdrawal.   The Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of the Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a shelf Registration Statement, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include shelf registration statement) at any time prior to the effectiveness of such Registration Statement.

Section 2.7.   New York Stock Exchange.   The Company shall file any necessary listing applications or amendments to the existing applications to cause the Registrable Shares registered under any Registration Statement to be then listed or quoted on the New York Stock Exchange or such other primary exchange or quotation system on which the Common Stock is then listed or quoted.
Section 2.8.   Notice of Certain Events.
(a)   The Company shall promptly notify the Holder in writing of the filing of any Registration Statement or Prospectus, amendment or supplement related thereto or any post- effective amendment to a Registration Statement and the effectiveness of any post-effective amendment; provided, however, that this Section 2.8(a) shall not apply to (i) an amendment or supplement relating solely to securities other than the Registrable Shares, and (ii) an amendment or supplement by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Proxy Statement on Schedule 14A, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments thereto filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Registration Statement or Prospectus.
(b)   At any time when a Prospectus relating to a Registration Statement is required to be delivered under the Securities Act by the Holder to a transferee, the Company shall immediately notify the Holder of the happening of any event as a result of which the Company believes the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall promptly prepare and, if applicable, furnish to the Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Shares sold under the Prospectus, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall, if necessary, promptly amend the Registration Statement of which such Prospectus is a part to reflect such amendment or supplement. The Holder agrees that, upon receipt of any notice from the Company of the occurrence of an event as set forth above, the Holder will forthwith discontinue disposition of Registrable Shares pursuant to any Registration Statement covering such Registrable Shares until the Holder’s receipt of written notice from the Company that the use of the Registration Statement may be resumed. The Holder also agrees that it will treat as confidential the receipt of any notice from the Company of the occurrence of an event as set forth above and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement, or as required by law, regulation, governmental order or subpoena.
Section 2.9.   In-Kind Distributions.   If the Holder seeks to effectuate an in-kind distribution of all of part of the Registrable Shares to its direct or indirect equityholders, the Company will work with the Holder to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.
ARTICLE III
SALES RESTRICTIONS
Section 3.1.   Suspension of Registration Requirements.
(a)   The Company shall promptly notify the Holder in writing of the issuance by the Commission or any state instrumentality of any stop order suspending the effectiveness of a Registration Statement with respect to the Holder’s Registrable Shares or the initiation of any proceedings for that purpose. The Company shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement as promptly as practicable after the issuance thereof.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, the Company may postpone the filing or the effectiveness of a Registration Statement or suspend the use of a prospectus that is part of a shelf Registration Statement (and therefore suspend sales of the Registrable Shares off the shelf Registration Statement) as the Company may reasonably determine necessary and advisable (but in no event more than two times in any rolling 12-month period commencing on the date of this Agreement or more than 60 consecutive days (the “Suspension Period”)) in the event of pending negotiations relating to, or consummation of, a material transaction or the occurrence of a material event that, in the Company’s reasonable determination, (i) would require additional disclosure of material non-public information by the Company in the Registration Statement or such filing, as to which the Company has a bona fide business purpose for preserving confidentiality, and the premature disclosure of which would adversely affect the Company, or (ii) render the Company unable to comply with Commission requirements (any such circumstances being hereinafter referred to as a “Suspension Event”). In case of a Suspension Event, the Company will give a notice to the Holder (a “Suspension Notice”) to suspend sales of the Registrable Shares and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. The Holder agrees not to effect any sales of its Registrable Shares pursuant to the Registration Statement (or related filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. The Holder may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or related filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holder promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period). The Holder agrees that it will treat as confidential the receipt of any Suspension Notice from the Company of the occurrence of an event as set forth above and shall not disclose or use the information contained in such notice without the prior written consent of the Company until the End of Suspension Notice.
Section 3.2.   Restriction on Sales.
(a)   The Holder agrees that, following the effectiveness of any Registration Statement relating to its Registrable Shares, the Holder will not effect any dispositions of any of its Registrable Shares pursuant to such Registration Statement or any filings under any state securities laws at any time after the Holder has received notice from the Company to suspend dispositions as a result of the occurrence or existence of any Suspension Event or so that the Company may correct or update the Registration Statement or such filing. The Holder will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law, regulation, governmental order or subpoena. The Holder may recommence effecting dispositions of the Registrable Shares pursuant to the Registration Statement or such filings, and all other obligations which are suspended as a result of a Suspension Event shall no longer be so suspended, following further notice to such effect from the Company, which notice shall be given by the Company promptly after the conclusion of any such Suspension Event.
(b)   The Holder further agrees, if requested by the managing underwriter or underwriters in an underwritten offering, not to effect any disposition of any of the Registrable Shares during the period (the “Offering Blackout Period”) beginning upon receipt by the Holder of written notice from the Company, but in any event no earlier than the fifteenth (15th) day preceding the anticipated date of pricing of such underwritten offering, and ending no later than ninety (90) days after the closing date of such underwritten offering, and in no event for any longer period of time than is applicable to the Company’s directors and officers in connection with such underwritten offering; provided, however, that the Holder shall not be required to observe or comply with the Offering Blackout Period if the Holder is not disposing of any of its Registrable Share in such underwritten offering; provided further, that such lockup shall not prohibit the Holder from pledging its Registrable Shares pursuant to a bona fide margin loan or prevent the lender from exercising foreclosure remedies pursuant to such loan. Such Offering Blackout Period notice shall be in writing in a form reasonably satisfactory to the Company and the managing underwriter or underwriters. The Holder will maintain the confidentiality of any information included in such notice delivered by the Company unless otherwise required by law, regulation, governmental order or subpoena.
(c)   The Holder confirms its agreements to the restrictions on sales of Registrable Shares set forth in Section 3.1 of the Stockholder’s Agreement.

ARTICLE IV
INDEMNIFICATION
Section 4.1.   Indemnification by the Company.   The Company agrees to indemnify and hold harmless the Holder, and the officers, directors, direct or indirect owners, members, managers, partners, affiliates, accountants, attorneys, trustees, employees, representatives and agents of the Holder, and each Person (a “Controlling Person”), if any, who controls (within the meaning of Section 15(a) of the Securities Act or Section 20(a) of the Exchange Act) any of the foregoing Persons, as follows (to the fullest extent permitted by applicable law):
(a)   from and against any and all costs, losses, liabilities, obligations, claims, damages, judgments, fines, penalties, awards, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred by any of them, arising out of or in connection with (A) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom at such date of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(b)   from and against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4.4 below) any such settlement is effected with the prior written consent of the Company; and
(c)   from and against any and all legal or other expenses whatsoever, as incurred (including the reasonable fees and disbursements of one counsel chosen by any indemnified party) in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above; provided, however, that this indemnity agreement shall not apply to any Liabilities to the Holder or its Controlling Persons to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).
Section 4.2.   Indemnification by the Holder.   The Holder agrees to indemnify and hold harmless the Company, and the officers, directors, stockholders, members, partners, managers, employees, trustees, executors, representatives and agents of the Company, and each of their respective Controlling Persons, to the fullest extent permitted by applicable law, from and against any and all Liabilities described in the indemnity contained in Section 4.1 hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to the Holder furnished to the Company by the Holder expressly for use in the Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that the Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds (after deducting underwriters’ discounts and commissions) received by the Holder from the sale of Registrable Shares pursuant to such Registration Statement, and provided further, that the obligations of the Holder hereunder shall not apply to amounts paid in settlement of any such Liabilities if such settlement is effected without the prior written consent of the Holder to the extent such consent is required under Section 4.3.
Section 4.3.   Notices of Claims, etc.   Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder unless the indemnifying party is actually materially prejudiced as a result thereof, and in such case, only to the extent of such prejudice, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate therein at its own expense and, to the extent that it shall wish, assume the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. Notwithstanding the indemnifying party’s rights in the immediately preceding sentence, the indemnified party shall have the right to employ its own counsel (in addition to any local counsel), and the indemnifying party shall bear the reasonable fees, costs, and expenses of such separate counsel if (a) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (b) actual or potential defendants in, or targets of, any such proceeding include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be a legal defense available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (c) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of the institution of such proceeding; or (d) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whosoever in respect of which indemnification or contribution could be sought under this Article 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
Section 4.4.   Indemnification Payments.   If at any time an indemnified party shall have requested an indemnifying party consent to any settlement of the nature contemplated by Section 4.1(b), such indemnifying party agrees that it shall be liable for such settlement, including any such related fees and expenses of counsel, effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have responded to such indemnified party in accordance with such request prior to the date of such settlement.
Section 4.5.   Contribution.
(a)   If the indemnification provided for in this Article 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the applicable Holder on the other hand in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations.
(b)   The relative fault of the Company on the one hand and the Holder on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(c)   The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Article 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Article 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
(d)   No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
TERMINATION; SURVIVAL
Section 5.1.   Termination; Survival.   The rights of the Holder under this Agreement shall terminate upon the date that the Holder ceases to hold Registrable Shares. Notwithstanding the foregoing, the rights and obligations of the parties under Article 4 and Article 6 of this Agreement shall remain in full force and effect following any termination of this Agreement after the closing of the Merger.
ARTICLE VI
MISCELLANEOUS
Section 6.1.   Covenants Relating to Rule 144.   For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act, the Company covenants that it will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of the Holder of Registrable Shares (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act and it will take such further action as the Holder of Registrable Shares may reasonably request, and (c) take such further action that is reasonable in the circumstances, in each case to the extent required from time to time to enable the Holder to sell its Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (ii) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the Commission. Upon the request of the Holder of Registrable Shares, the Company will deliver to the Holder a written statement as to whether it has complied with such requirements and of the Securities Act and the Exchange Act, a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or stockholder communications of the Company, and take such further actions consistent with this Section 6.1, as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such Registrable Shares without registration.
Section 6.2.   No Conflicting Agreements.   The Company hereby represents and warrants that the Company has not entered into and the Company will not after the date of this Agreement enter into any agreement which conflicts with the rights granted to the Holder of Registrable Shares pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement. The Company hereby represents and warrants that the rights granted to the Holder hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.
Section 6.3.   Additional Shares.   The Company, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, treasury or other Common Stock of or owned by the Company and any of its subsidiaries or any Common Stock or other securities of the Company owned by any other security holder or security holders of the Company.
Section 6.4.   Governing Law; Arbitration.   All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. The Company and the Holder hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of New York and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. The Holder accepts, for itself and in respect of the Holder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the Holder may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 6.9 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the Holder in any such courts. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. The Company and the Holder hereby (i) expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agree that any such action shall be tried before a court and not before a jury.
Section 6.5.   Counterparts.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a signature delivered by email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
Section 6.6.   Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 6.7.   Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
Section 6.8.   Entire Agreement; Amendments; Waiver.   This Agreement supersedes all other prior oral or written agreements between the Holder, the Company, their respective affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
Section 6.9.   Notices.   Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent via email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:
If to the Company:
Safehold Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: Doug Heitner, Chief Legal Officer
Email: [*]

If to the Holder:
MSD Partners, L.P.
1 Vanderbilt Ave, 26th Floor
New York, NY 10017-5407
Attention: Marcello Liguori
Email: [*]
Section 6.10.   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party hereto.
Section 6.11.   No Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person other than as expressly set forth in Article 4 and this Section 6.11.
Section 6.12.   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 6.13.   Specific Performance.   The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and the Holder and the Company agree not to plead sufficiency of damages as a defense in such circumstances.
Section 6.14.   Costs and Expenses.   The Company shall bear all Registration Expenses incurred in connection with the registration of the Registrable Shares pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement; provided, however, that the Holder shall bear all underwriting fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Holder, or any legal fees and expenses of counsel to the Holder and any underwriter engaged by the Holder and all other expenses incurred in connection with the performance by the Holder of its obligations under the terms of this Agreement. All other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated; provided, however, that in the event of any dispute with regard to this Agreement between the parties, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
Section 6.15.   Effective Time.   This Agreement shall automatically become effective at the Effective Time with no further action necessary from the parties. This Agreement shall not be effective prior to the Effective Time.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.
SAFEHOLD INC.
By:

Name: [•]
Title:   [•]
MSD PARTNERS, L.P.
By:

Name: [•]
Title:   [•]
[Signature Page to Registration Rights Agreement]

Annex D
EXECUTION VERSION
THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT.
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of August 10, 2022 is by and among CARET Ventures LLC, a Delaware limited liability company (“Caret”), Safehold Inc., a Maryland corporation (“Safe”), the investor signatory hereto (the “Investor”), and, solely with respect to Sections 1.1(b) and 6.1-6.18, MSD Capital, L.P. (the “Guarantor”). Caret, Safe, the Investor and the Guarantor are sometimes individually referred to herein as a “Party” and collectively as the “Parties” and Caret and Safe are sometimes individually referred to herein as a “Caret Party” and collectively as the “Caret Parties.”
RECITALS
WHEREAS, pursuant to this Agreement on the date hereof, the Investor desires to subscribe for (i) “Caret Units” (as defined in the Limited Liability Company Agreement of Caret, dated as of August 16, 2018, as amended or modified from time to time in accordance with its terms (the “Limited Liability Company Agreement”) as a result of the Restructuring (as defined below)) or (ii) equity interests in another entity to be controlled by Safe that will hold, directly or indirectly, Caret Units (the Caret Units or the equity interests described in clause (ii), the “Caret Interests” and the issuer of the Caret Interests in the case of either clause (i) or (ii), the “Caret Entity”) for a purchase price equal to the amount set forth on the Investor’s signature page hereto (the “Purchase Price”).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements contained herein and in reliance on the representations and warranties herein and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
I.   SUBSCRIPTION.
1.1   Subscription.
(a)   The Investor hereby subscribes for and agrees to purchase from Caret Entity for the Purchase Price, and Caret hereby agrees to cause Caret Entity to issue and sell to the Investor, such number of Caret Interests as set forth on the Investor’s signature page hereto, on the terms provided for herein, which Caret Interests, if they do not consist of Caret Units, shall have the same economic interest as the equivalent number of Caret Units.
(b)   The Guarantor hereby guarantees to the Seller the due and punctual performance, observance and discharge of the payment obligations of the Investor to pay the Purchase Price in accordance with the terms of this Agreement, and agrees to pay to Caret Entity the Purchase Price at the Closing in the event that, and solely to the extent that, the Investor does not pay the Purchase Price at the time of the Closing, it being understood that in no event shall the Investor and the Guarantor, collectively, have payment obligations pursuant to this Section 1.1(b) in excess of the Purchase Price. The Guarantor hereby expressly waives all suretyship defenses at law or in equity and waives any requirement that the Caret Parties exhaust all rights against the Investor prior to enforcing this guarantee.
1.2   Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent on the satisfaction or valid waiver of the conditions set forth in Section 1.3 below. The Subscription shall be consummated on the Closing Date at such time and place thereon as is designated by Caret substantially contemporaneously with the consummation of the Merger and Spin-Off and the Restructuring and the consummation of the Purchase Agreement.
1.3   Closing Conditions.
(a)   Mutual Conditions.   The Closing is subject to the satisfaction or valid waiver by each Party of the conditions that, on the Closing Date: (i) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; (ii) iStar Inc. (“iStar”) and Safe shall have completed the Closing (as such term is defined in the Merger Agreement (as defined below)) under that certain Agreement and Plan of Merger, dated as of the date hereof, by and between iStar and Safe (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”) and the spin-off of certain assets of iStar Inc. into a new public entity (collectively, “Merger and Spin-Off”) substantially contemporaneously; (iii) the Investor, iStar and Safe shall have completed the Closing (as such term is defined in the Purchase Agreement (as defined below)) under that certain Stock Purchase Agreement, dated as of the date hereof, by and among iStar, Safe and the Investor (as amended or modified from time to time in accordance with its terms, the “Purchase Agreement”) substantially contemporaneously (provided, however, that this condition may not be asserted by any party (or its affiliate) who is in breach (which breach has not been cured) of the Purchase Agreement); (iv) Safe shall have completed a restructuring of the units issued under the Limited Liability Company Agreement of Caret as well as the governance of Caret, which restructuring will include the concepts described in Exhibit A, and such other changes which do not impair (other than in a de minimis manner) the provisions of Exhibit A, as are approved by the Board of Directors of Safe; provided that such changes shall equally affect the members of management of Safe and third party holders of such units of Caret (the “Restructuring”); and (v) the applicable parties shall have duly executed and delivered the applicable Side Letters (as defined below), which Side Letters will include the concepts described in Exhibit D and shall not include provisions which impair (other than in a de minimis manner) the provisions of Exhibit D.
(b)   Caret Conditions.   The obligations of Caret to consummate the Closing are also subject to the satisfaction or valid waiver by Caret of the additional conditions that, on the Closing Date: (i) all representations and warranties of the Investor contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), except in all cases where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had a material adverse effect on the Investor; (ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing; and (iii) the Investor shall have delivered to Caret at Closing a certificate of a duly authorized officer of the Investor, dated the Closing Date, stating that the conditions specified in subsections (i) and (ii) above have been satisfied.
(c)   Investor Conditions.   The obligations of the Investor to consummate the Closing are also subject to the satisfaction or valid waiver by the Investor of the additional conditions that, on the Closing Date: (i) all representations and warranties of Caret contained in this Agreement, other than those representations listed in subsection (ii) below, shall be true and correct in all respects as of the date hereof and as of the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date), except in all cases where the failure to be true and correct (without regard to any materiality or Safe Material Adverse Effect (as such term is defined in the Merger Agreement) qualifications contained therein), individually or in the aggregate, has not had a Safe Material

Adverse Effect; (ii) all representations and warranties contained in Sections 2.1(e) (other than de minimis inaccuracies), 2.1(f), 2.1(g), 2.1(h), 2.1(i), 2.1(k), 2.1(m) and 2.1(n) of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (as if made both on the date hereof and on the Closing Date) (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date); (iii) Caret and Safe shall have performed, satisfied and complied in all material respects with all covenants and agreements in Section 4.2 and Section 4.3 which are required by this Agreement to be performed, satisfied or complied with by them at or prior to Closing; (iv) solely in the event Caret Entity intends, on the Closing Date, to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for its taxable year that includes the Closing Date, then, the Investor shall have received a copy of a tax opinion of a nationally recognized law firm experienced in matters relating to REITs, addressed to Caret Entity and dated as of the Closing Date (on which the Investor may not rely), to the effect that, commencing with its taxable year that includes the Closing Date, Caret Entity has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Caret Entity’s proposed method of operation will enable Caret Entity to continue to meet the requirements for qualification and taxation as a REIT under the Code; (v) Caret Entity shall have executed and delivered to the Investor the limited liability company agreement (or similar organizational document) of Caret Entity (the “Caret Entity LLCA”); and (vi) Caret Entity shall have delivered to the Investor at Closing a certificate of a duly authorized officer of Caret Entity, dated the Closing Date, stating that the conditions specified in subsections (i), (ii) and (iii) above have been satisfied.
1.4   Subscription for Caret Interests.   Subject to the terms and conditions of this Agreement, effective as of the Closing Date, the Investor shall purchase Caret Interests with a purchase price equal to the Purchase Price, and, upon the Investor’s payment in cash by wire transfer of immediately available funds of an amount equal to the Purchase Price to an account designated by Caret, Caret Entity shall issue to the Investor, free and clear of all liens and encumbrances (other than liens and encumbrances created pursuant to an Agreement between the Investor and Caret, including, without limitation, the Caret Entity LLCA), a number of Caret Interests equal to (1) the Investor’s Purchase Price divided by (2) 200 (such transaction, the “Subscription”). Notwithstanding anything to the contrary contained herein, to the extent Caret makes a distribution in respect of the Caret Units (pursuant to the Limited Liability Company Agreement) on or after the date hereof, but prior to the Closing Date, the Purchase Price to be paid by the Investor shall be reduced by an amount equal to the amount the Investor would have received if its Caret Interests to be acquired hereunder were issued and outstanding at the time of such distribution.
1.5   Legends, etc.   All certificates (if any) representing Caret Interests issued by Caret Entity to the Investor shall be endorsed with the following legend:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE COMPANY, IS AVAILABLE.”
II.   CARET’S REPRESENTATIONS AND WARRANTIES, AND AGREEMENTS, ACKNOWLEDGMENTS AND COVENANTS.
2.1   Representations and Warranties.   In connection with Caret Entity’s issuance of Caret Interests in connection with the Subscription pursuant to the terms and conditions hereof, except (i) as set forth in the disclosure schedules (subject to Section 6.19) delivered to the Investor on the date hereof (the “Disclosure Schedules”) or (ii) as disclosed in the SEC Reports, Caret represents and warrants to the Investor as of the date hereof and as of the Closing Date as follows:

(a)   Organization; Good Standing.   Each Caret Party (i) has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted (or otherwise contemplated); and (iii) is duly qualified to transact business and is in good standing as a foreign entity in all jurisdictions where it is required to be so qualified, except where the lack of such qualification, individually or in the aggregate, would not be material. At the Closing, Caret Entity will (i) have been duly organized and be validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) have the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted (or otherwise contemplated); and (iii) be duly qualified to transact business and be in good standing as a foreign entity in all jurisdictions where it is required to be so qualified, except where the lack of such qualification, individually or in the aggregate, would not be materially adverse to Caret Entity’s ability to operate its business.
(b)   Authorization, etc.   Each Caret Party has the full power and authority to execute, deliver and perform this Agreement, and its execution, delivery and performance of this Agreement has been authorized by all necessary action on its behalf, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other applicable laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(c)   Compliance with Laws and Other Instruments.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of each obligation of each Caret Party hereunder will not conflict with, or result in any violation of or default under, any judgment, decree, statute, order, rule or regulation applicable to such Caret Party, in each case except where such conflict, violation or default could not reasonably be expected to have a material adverse effect on the Caret Parties’ ability to consummate the transactions contemplated hereby.
(d)   Litigation.   As of the date hereof, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Caret’s knowledge, threatened against or affecting a Caret Party’s ability to consummate the transactions contemplated under this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against a Caret Party or any of such Caret Party’s respective properties or rights and affecting the Caret Parties’ ability to consummate the transactions contemplated under this Agreement.
(e)   Capitalization of Caret and Caret Entity.   Caret has issued 9,533,002.4286 Caret Units as of the date hereof, and Section 2.1(e) of the Disclosure Schedule lists the record owners of Caret Units as of the date hereof. The maximum number of Caret Units that Caret is authorized to issue is 10,000,000 as of the date hereof and will not exceed 12,000,000 as of the Closing Date. All Caret Units are duly authorized, validly issued and outstanding, fully paid, nonassessable, free and clear of all liens, other than as to the holders thereof under the governing documents of Caret, liens arising under securities laws and as set forth on Section 2.1(e) of the Disclosure Schedule. Except as set forth on Section 2.1(e) of the Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements to which Caret is a party or by which Caret is bound obligating Caret to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, Caret Units or any security or rights convertible into or exchangeable or exercisable for any Caret Units. At the Closing, except as set forth in Section 2.1(e) of the Disclosure Schedule: (i) the maximum number of outstanding Caret Interests of Caret Entity will not exceed 10,000,000; (ii) all outstanding Caret Interests will be duly authorized, validly issued, fully paid, nonassessable, free and clear of all liens, other than as to the holders thereof under the governing documents of Caret Entity, and liens arising under securities laws; and (iii) there will be no options, warrants, equity securities, calls, rights, commitments or agreements to which Caret Entity is a party or by which Caret is bound obligating Caret Entity to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, Caret Interests or any security or rights convertible into or exchangeable or exercisable for any Caret Interests.
(f)   Authorization of Caret Interests.   The Caret Interests, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all liens, other than as to the holders thereof under the governing documents of, and any other agreements of the Investor with, Caret Entity, liens arising under securities laws or as set forth in Section 2.1(e) of the Disclosure Schedule.
(g)   REIT Qualification.   Solely in the event that Caret Entity intends to elect to qualify as a REIT under the Code for the taxable year that includes the Closing Date, Caret Entity has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Caret Entity’s proposed method of operation will enable Caret Entity to continue to meet the requirements for qualification and taxation as a REIT under the Code.
(h)   Ownership Limit.   The Caret Interests to be issued to the Investor pursuant to this Agreement will constitute less than 9.8%, by value, of all outstanding Caret Interests as of the Closing.
(i)   Ownership of Ground Leases.   Except as set forth in Section 2.1(i) of the Disclosure Schedule, all ground leases and the combined properties subject to the ground leases in which Safe has an ownership interest are owned, directly or indirectly, by Caret.
(j)   SEC Reports.   Safe has filed all reports, schedules, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or other applicable United States federal securities laws since December 31, 2019 (such documents, as supplemented or amended since the time of filing and together with all information incorporated by reference therein and exhibits thereto, the “SEC Reports”). As of their respective filing dates, the SEC Reports complied as to form in all material respect with the applicable requirements of the Exchange Act. None of the SEC Reports when filed with the SEC and, if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements that are made in them, in the light of the circumstances under which they were made, not misleading. The financial statements of Safe included in the SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Safe and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(k)   Investment Company Act.   Caret is not, and immediately after receipt of payment hereunder and prior to the closing of the Transaction, Caret Entity will not be, an “investment company” within the meaning of the Investment Company Act of 1940.
(l)   Registration Rights Agreements.   No holders of Caret Units have been granted registration rights with respect to its investment in Caret Units.
(m)   No Registration.   Assuming the accuracy of Investor’s representations and warranties set forth in Section 3.1, in connection with the offer, sale and delivery of the Caret Interests in the manner contemplated by this Agreement, it is not necessary to register the Caret Interests under the Securities Act of 1933, as amended (the “Securities Act”). The Caret Interests (i) were not offered to Investor by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws

(n)   No Tokenization.   Safe is not currently contemplating a Tokenization (as defined in the Limited Liability Company Agreement) or crypto execution of Caret.
2.2   Acknowledgements and Covenants.
(a)   In connection with the Subscription and the transactions contemplated hereby, Caret acknowledges, covenants and agrees as follows:
(i)   Notwithstanding anything to the contrary in the Limited Liability Company Agreement or otherwise, following the Closing and prior to the consummation of a transaction whereby Caret Interests or securities into which they may be exchanged shall be tradeable on the New York Stock Exchange, NASDAQ or other nationally recognized public exchange or electronic quotation system (which may include, without limitation, a public offering by Caret Entity, Caret, Safe, Safehold Operating Partnership LP (“Safehold OP”) or an affiliated entity thereof) (a “Liquidity Transaction”), the Investor shall have the right to purchase (the “Preemptive Right”), with respect to the issuance by Caret Entity of Caret Interests, up to a number of such additional Caret Interests as may be necessary in order to permit the Investor to maintain its then-current Investor Percentage (as defined below); provided, however, that the Investor shall not have a Preemptive Right with respect to (a) the issuance by Caret Entity of compensatory grants of any Caret Interests to, or for the benefit of, directly or indirectly, officers, directors, service providers or employees of Caret or any of its affiliates in respect of services rendered to Caret or any of its affiliates pursuant to equity awards, (b) the issuance by Caret Entity of Caret Interests to any person or entity as consideration in any merger, consolidation or recapitalization involving Caret Entity or any of its affiliates or as consideration for the acquisition by Caret Entity or any of its affiliates of the assets or equity securities of any person or entity, (c) a subdivision of Caret Interests (including any dividend or split) and corresponding subdivision of Caret Units, any combination of Caret Interests (including any reverse split) and corresponding combination of Caret Units or any recapitalization, reorganization or reclassification of Caret or any of its subsidiaries, (d) any equity securities or indebtedness of Caret or its parent or successor to be issued in connection with a Liquidity Transaction, (e) any Caret Interests issued to third party lenders in connection with any debt financing transactions, (f) any Caret Interests issued by a wholly-owned subsidiary of Caret to Caret or another wholly-owned subsidiary of Caret, (g) any Caret Interests issued to any person or entity in connection with joint ventures or (h) the issuance by Caret Entity of Caret Interests to customers or service providers in connection with a customer acquisition or retention program (or service provider appreciation program) developed by Caret. Such Preemptive Right will be offered to the Investor (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from Caret Entity (such written notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice shall specify the material terms and conditions of the offering, including (w) the aggregate offering amount and offering price per Caret Interests, (x) the identity of each proposed purchaser in the offering, (y) the number of Caret Interests proposed to be acquired by the proposed purchasers and their applicable purchase price and (z) all written financial information and other disclosures provided by Caret Entity to any other proposed investor in the offering. The Investor shall have ten (10) business days from the date of the Preemptive Rights Notice to notify Caret Entity in writing of its binding acceptance of such Preemptive Rights Offer with respect to all or any portion of the Caret Interests which the Investor is entitled to purchase thereunder pursuant to the Preemptive Rights Offer (the “Election Notice”). Caret shall not deliver any Preemptive Rights Notice pursuant to this Agreement and the Investor shall have no Preemptive Rights for so long as an Opt-Out Notice remains effective in accordance with its terms. “Investor Percentage” means, with respect to the Investor and as of any time of measurement, a fraction, expressed as a percentage, equal to the quotient of (A) the total number of Caret Interests held by the Investor divided by (B) the total number of Caret Interests outstanding as of such time. As of the date hereof, there are 10,000,000 Caret Units authorized. “Opt-Out Notice” means a notice delivered by the Investor to Caret instructing Caret not to deliver any notices with respect to any Preemptive Rights, which notice shall be effective for the term specified therein. The Parties acknowledge and agree that Preemptive Rights that would have been triggered during the effective period of an Opt-Out Notice shall expire and the Investor shall have no further ability to exercise any Preemptive Rights that arose during the effective period of an Opt-Out Notice.
(ii)   If the Investor elects to purchase Caret Interests pursuant to the Election Notice, the closing of the applicable Preemptive Rights Offer shall be consummated concurrently with the closing of the transaction triggering such Preemptive Rights; provided, that if such transaction fails to close with 180 days of the Election Notice, each Election Notice in connection with such transaction shall be null and void and Caret Entity shall be required to comply again with Section 2.2(a)(i) prior to any issuance of Caret Interests and; provided, further, that if Investor determines that an advance filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other antitrust law (collectively with the HSR Act, the “Antitrust Laws”) in connection with its acquisition of Caret Units under this Section 2.2, then the closing of the Preemptive Rights Offer shall not occur until after all clearances, authorizations, consents, or waiting period expirations or terminations as may be required under any Antitrust Law have been obtained.
(iii)   Notwithstanding anything to the contrary contained herein, in the event of an urgent need as determined by the managing member or other governing body in good faith, Caret Entity may consummate an issuance otherwise subject to Preemptive Rights without first complying with Sections 2.2(a)(i)-(ii); provided that in such case Caret Entity shall provide (or cause to provide) the Investor with the right to purchase from Caret Entity thirty (30) days after such issuance giving rise to the Preemptive Right, the same amount of Caret Interests that the Investor would have had the right to purchase under Section 2.2(a)(i). In such event, the Investor shall be entitled to receive, upon such issuance, any cash, securities or other property that would have been distributable in respect of such Caret Interests if such Caret Interests had been issued concurrent with the issuance giving rise to the Investor’s Preemptive Rights.
(iv)   Following the Closing and prior to the consummation of a Liquidity Transaction, so long as the Investor holds not less than 100,000 Caret Interests (adjusted for splits and combinations), the Investor shall be entitled to appoint a member to the Advisory Board of Caret. The Advisory Board shall have no authority or rights with respect to Caret and shall (i) receive regular updates from Caret regarding Caret’s business, and (ii) discuss potential marketing and business avenues for Caret.
III.   INVESTOR’S REPRESENTATIONS, WARRANTIES, AGREEMENTS, ACKNOWLEDGEMENTS AND COVENANTS.
3.1   Representations and Warranties.   In connection with the Subscription and the other transactions related thereto or contemplated hereby, the Investor represents and warrants to the Caret Parties as of the date hereof and as of the Closing Date as follows:
(a)   Investment Intention; Securities Laws.   The Investor (i) understands and has taken cognizance of all the risk factors related to the investment in Caret Entity, (ii) has been granted the opportunity to ask questions of, and receive satisfactory answers from, representatives of the Caret Parties concerning the terms and conditions of the investment in Caret Entity and has had the opportunity to obtain and has obtained any additional information that it deems necessary regarding the investment in Caret Entity, and (iii) has relied solely upon (A) the representations set forth in this Agreement and (B) the Investor’s own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information of its investment decision. The Investor acknowledges that the investment in Caret is intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act. The Investor has the financial ability to bear the economic risk of this investment. The Investor is acquiring Caret Interests solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and the Investor understands that such Caret Interests may not be disposed of by the Investor in contravention of the governing documents of Caret, the Securities Act, or any applicable state securities laws.

(b)   Accredited Investor.   The Investor is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in Caret Interests. Prior to the Closing, but no later than ten (10) days prior thereto, the Investor shall deliver to Caret a duly executed and complete Investor Questionnaire, in the form attached hereto as Exhibit B.
(c)   Power.   The Investor has the right, power, authority and capacity to execute, deliver and perform the Investor’s obligations under this Agreement and to consummate the transactions contemplated hereby.
(d)   Authorization, etc.   The acquisition of the Caret Interests and the Investor’s execution, delivery and performance of this Agreement have been authorized by all necessary action on the Investor’s behalf, and this Agreement is the Investor’s legal, valid and binding obligation, enforceable against the Investor in accordance with this Agreement’s terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other applicable laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(e)   Compliance with Laws and Other Instruments.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of each obligation of the Investor hereunder will not conflict with, or result in any violation of or default under, any agreement or other instrument to which the Investor is a party or by which the Investor or any of his properties are bound, or any judgment, decree, statute, order, rule or regulation applicable to the Investor, in each case except where such conflict, violation or default could not reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the acquisition of Caret Interests contemplated hereby.
(f)   Litigation.   As of the date hereof, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Investor’s knowledge, threatened against or affecting the Investor or the Investor’s ability to consummate the transactions contemplated under this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Investor or any of his respective properties or rights and affecting the Investor’s ability to consummate the transactions contemplated under this Agreement.
3.2   Acknowledgements and Covenants.
(a)   In connection with the Subscription and the transactions contemplated hereby, the Investor acknowledges, covenants and agrees as follows:
(i)   Notwithstanding anything to the contrary in the Limited Liability Company Agreement or otherwise, in the event of a Liquidity Transaction, the Investor shall, and hereby agrees, to take all actions as Caret or any of its affiliates may determine necessary or advisable in connection with such Liquidity Transaction, including, without limitation, (w) amending, modifying or changing the economic terms of the Caret Interests, subject to the provisions regarding the amendment of the Restructuring Documents pursuant to Exhibit A, (x) voting in favor thereof, exchanging or converting the Caret Interests into equity securities of a newly formed corporation (or other applicable entity in connection with a reorganization) with substantially the same economic rights and value, (y) otherwise consenting to and raising no objection thereof, (z) entering into customary registration rights, lock-up, resale and other agreements reasonably required by Caret, any of its affiliates or the underwriters in connection therewith, provided that any such actions or amendments described in (w)  — (z) do not eliminate or impair (other than in a de minimis manner) the concepts set forth on Exhibit A and affect all holders of Caret Interests equally (other than in a de minimis manner).

(ii)   The Investor shall have complied with all of its obligations under that certain Confidentiality Agreement, between the Investor’s affiliate, MSD Real Estate Partners, L.P., and iStar Inc., dated July 20, 2022.
(iii)   The Investor acknowledges and agrees that Caret Entity, Caret, Safe or any of their affiliates may publicly disclose the name of MSD Partners, L.P. without the prior written consent of the Investor (v) in connection with the consummation of the transactions set forth in this Agreement, (w) in connection with marketing a Liquidity Transaction or Caret Entity generally, (x) in any filing with any regulatory agency or trading market, (y) as required by the federal securities laws, rules or regulations or (z) to the extent such disclosure is required by other laws, rules or regulations; provided that the Investor has had the opportunity to review references to Investor in the initial public disclosure and the subsequent public disclosures contain no information regarding the Investor other than the information contained in such initial disclosure.
(iv)   The Investor acknowledges and agrees that neither Caret nor any of its affiliates or directors, officers, employees, advisors, representatives, investment bankers, consultants, attorneys and accountants (together, “Representatives”) makes any representation or warranty as to the tax treatment of the transactions contemplated by this Agreement, except for the representation set forth in Section 2.1(g).
(v)   None of this Agreement (or any term or provision hereof), the issuance (or receipt by the Investor) of the Investor’s Caret Interests, or any other transaction expressly comprising the Subscription creates any employee/employer relationship or other similar relationship between Caret or any of its subsidiaries or affiliates, on the one hand, and the Investor, on the other hand.
(vi)   The Investor shall execute and deliver to Caret Entity on the Closing Date a joinder to the Caret Entity LLCA, in the form attached hereto as Exhibit C.
(vii)   On or prior to the Closing Date, the Investor shall deliver to Caret Entity an IRS Form W-9.
(viii)   The rights and obligations of the Investor with respect to such Investor’s Caret Interests received pursuant to this Agreement, including in respect of voting and transfer rights, shall be as provided in the Caret Entity LLCA, free and clear of all liens and encumbrances other than under applicable law and the governing documents of Caret Entity, as such documents may be amended from time to time in accordance with their terms.
(ix)   The Investor is responsible for the payment of its own taxes relating to this Agreement and/or the transactions contemplated hereby.
3.3   Independent Investigation.   The Investor acknowledges and agrees that neither the Caret Parties nor any of their affiliates or Representatives is advising the Investor as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, and neither the Caret Parties nor any of their affiliates or Representatives shall have any responsibility or liability to the Investor with respect thereto. The Investor acknowledges and agrees that it has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and neither the Caret Parties nor any of their affiliates or Representatives shall have responsibility or liability to the Investor with respect thereto.
3.4   Non-Disclosure.   In connection with the Subscription and the transactions contemplated hereby, the Investor acknowledges, covenants and agrees as to itself only as follows:
(a)   Non-Disclosure.   The Investor acknowledges that all Confidential Information (as defined below) obtained by the Investor is a valuable, special and unique asset of Caret and its affiliates (the “Caret Group”). In light of the highly competitive nature of the industry in which the businesses of the Caret Group is conducted, the Investor agrees that the Investor shall not, without the written consent of Caret, disclose any of the Confidential Information to any person other than its affiliates, title insurers, financial advisors, accountants, and attorneys, for any reason or purpose whatsoever, except (i) Investor may furnish Confidential Information to potential purchasers of its Caret Interests and potential purchasers of interests in Investor of any affiliate of Investor, in each case subject to customary confidentiality obligations imposing restrictions on disclosure and use substantially similar to those contained in this paragraph and shall be responsible for any breach thereof by such Persons; and (ii) in response to a valid court order, law, rule, regulation, or other governmental requirement, provided that: (A) Caret is notified in writing prior to disclosure of the information and given reasonable opportunity to obtain a protective order and (B) the Investor assists the Caret Group, at the Caret Group’s expense, in any attempt by the Caret Group to limit or prevent the disclosure of the Confidential Information. The Investor agrees that it shall not use any Confidential Information in a manner detrimental to the Caret Group; provided that, notwithstanding the foregoing, the Investor shall not be restricted in its use of Confidential Information in connection with (I) the ownership and disposition of its Caret Interests and other investments with the Caret Group and its affiliates and (II) the Investor’s enforcement of its rights under any agreement with the Caret Group or its affiliates or under the any of the Caret Groups’s organizational documents or other documents granting rights to its stockholders. For purposes of this Agreement, “Confidential Information” means confidential or proprietary information provided to the Investor, which is not generally known to the public, it being understood that Confidential Information includes, but is not limited to, information relating to or regarding customers, projects, strategies or approaches, financial performance and analysis, financial projections, accounting, business plans, marketing plans, contacts of the Caret Group (including any previously identified acquisition target), the skills, performance, compensation, and qualifications of the Caret Group’s personnel, pricing, legal disputes, settlements, employment and administrative matters arising out of or relating to the business, properties, account, customers, employees and affairs of the Caret Group, and trade secrets, formulas, patterns, compilations, programs, devices, methods, techniques, processes or improvements, financial data, customer information, financial performance and strategies, and financial projections, that derives independent economic value, whether actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts by any member of the Caret Group that are reasonable under the circumstances to maintain its secrecy and any information marked “Confidential” or “Proprietary” or “Trade Secret” by the Caret Group or any of its subsidiaries or affiliates. The term “Confidential Information” does not include information that (i) is already in the Investor’s or its affiliate’s possession, (ii) is, or becomes, available to the public other than as a result of a disclosure by the Investor in breach of this Agreement, (iii) becomes available to the Investor or its affiliate from a source other than the Caret Group or its representatives, unless, to Investor or its affiliate’s knowledge (after reasonably due inquiry), such source provided such information to it in violation of a confidentiality agreement with or other obligation of secrecy to the Caret Group or its representatives, or (iv) is independently developed by or for the Investor without reference to, or use of, the Confidential Information.
(b)   Severability.   The covenants in this Section 3.4 are severable and separate, and the unenforceability of any specific covenant in this Section 3.4 is not intended by any Party to, and shall not, affect the provisions of any other covenant in this Section 3.4. All of the covenants in this Section 3.4 are intended by each Party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Investor against any member of the Caret Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any member of the Caret Group of any covenant in this Section 3.4. Caret and the Investor hereby agrees that this Section 3.4 is a material and substantial part of this Agreement, and absent the Investor entering the restrictions of this Section 3.4, Caret would not have entered into this Agreement and would not have consummated the transactions contemplated hereby.

IV.   EFFORTS; OTHER COVENANTS.
4.1   Each Party hereby agrees to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable law, to consummate and make effective, the Subscription and the other transactions contemplated hereunder, including drafting, delivering and entering into such agreements and documents as may be necessary or reasonably advisable to effect the foregoing.
4.2   Restructuring Terms.   During the period between signing of this Agreement and the Closing, the Parties agree to reasonably cooperate regarding the manner in which the general principles set forth on Exhibit A will be incorporated into the following documents through which the Restructuring will be implemented: the Caret Entity LLCA, Caret Entity by-laws, shareholder agreement amongst holders of Caret Interests or other similar documents or instruments, but specifically excluding any proxy materials or any reports, schedules, statements and other documents filed with or submitted to, the SEC (collectively, the “Restructuring Documents”). The Investor shall have the opportunity to propose any amendments to Exhibit A and the Caret Parties shall consider any such amendments in good faith; to the extent that the Parties agree to such amendments to Exhibit A, they shall agree by way of mutual written consent. The Caret Parties agree to provide drafts of the Restructuring Documents to the Investor and allow a reasonable amount of time for the Investor to review such drafts and provide its comments thereon to the Caret Parties. The Caret Parties shall make themselves available upon reasonable notice to discuss comments made by the Investor and will consider the comments made by Investor in good faith. The Investor acknowledges that the Caret Parties shall not be required to accept comments made by the Investor after such good faith consideration. If the Caret Parties do not accept comments made by the Investor and, as a result, the Investor reasonably believes that the Restructuring Documents fail in any material respect to give effect to each of the provisions on Exhibit A or impair (other than in a de minimis manner) any provision on Exhibit A, then the Investor shall provide Caret written notice of such belief within ten (10) business days of receipt of such initial draft (or five (5) days following any revised draft), including a reasonable description of the underlying concern, and the Parties shall reasonably cooperate in good faith to resolve such differences. Promptly following agreement between the Parties with respect to the manner in which the general principles set forth on Exhibit A will be incorporated into the Restructuring Documents and the absence of impairment (other than in a de minimis manner) of any provision of Exhibit A, the Investor shall provide Caret Entity with a written certificate confirming such agreement, which certificate shall be deemed to satisfy the condition described in Section 1.3(a)(iv).
4.3   Side Letter(s).   During the period between signing of this Agreement and the Closing, the Parties agree to reasonably cooperate regarding the manner in which the general principles set forth on Exhibit D will be incorporated into letter agreements between the Parties, as applicable, in form and substance satisfactory to each of the parties party thereto (collectively, the “Side Letters”). The Caret Parties agree to provide drafts of the Side Letters to the Investor and allow a reasonable amount of time for the Investor to review such drafts and provide its comments thereon to the Caret Parties. The Caret Parties shall make themselves available upon reasonable notice to discuss comments made by the Investor and will consider the comments made by Investor in good faith. The Investor acknowledges that the Caret Parties shall not be required to accept comments made by the Investor after such good faith consideration. If the Caret Parties do not accept comments made by the Investor and, as a result, the Investor reasonably believes that the Side Letters fail in any material respect to give effect to each of the provisions on Exhibit D or impair (other than in a de minimis manner) any provision of Exhibit D, then the Investor shall provide Caret written notice of such belief within ten (10) business days of receipt of such initial draft (or five (5) days following any revised draft), including a reasonable description of the underlying concern, and the Parties shall reasonably cooperate in good faith to resolve such differences. Promptly following agreement between the Parties with respect to the manner in which the general principles set forth on Exhibit D will be incorporated into the Side Letters and the absence of impairment (other than in a de minimis manner) of any provision of Exhibit D, the Investor shall provide Caret Entity with a written certificate confirming such agreement, which certificate shall be deemed to satisfy the condition described in Section 1.3(a)(v).

V.   TERMINATION.
5.1   This Agreement may be terminated at any time prior to the Closing:
(a)   By any party, (i) if the Merger Agreement shall have been terminated for any reason prior to the Closing or (ii) the Purchase Agreement shall have been terminated; provided, however, that the right to terminate this Agreement under this Section 5.1(a)(ii) shall not be available to any party (or its affiliate) whose failure to fulfill any obligation under the Purchase Agreement or this Agreement shall have been the principal cause of, or shall have resulted in, such termination of the Purchase Agreement;
(b)   By the mutual written consent of the parties;
(c)   By the Investor, if there has been a violation or breach by any Caret Party of any covenant, representation or warranty of such Caret Party contained in this Agreement that has prevented the satisfaction of any condition to the obligation of the Investor to purchase the Caret Interests at the Closing, and such violation or breach has not been waived by the Investor, or cured by Safe, Caret or Caret Entity within sixty (60) days after written notice thereof from the Investor;
(d)   By Safe or Caret, if there has been a violation or breach by the Investor of any covenant, representation or warranty of the Investor contained in this Agreement that has prevented the satisfaction of any condition to the obligation of Safe or Caret at the Closing, and such violation or breach has not been waived by Safe or Caret, or cured by the Investor within sixty (60) days after written notice thereof from Safe or Caret;
(e)   By any of the Parties, if the transactions contemplated hereby have not been consummated on or prior to September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(e) shall not be available to any party (or its affiliate) whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or
(f)   By any of the parties, upon written notice to the other parties, in the event that any governmental authority of competent jurisdiction has enacted, issued or entered any statute, rule, regulation, injunction or other order that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such statute, rule, regulation, injunction or other order has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 5.1(f) will not be available to any party whose failure to fulfil any obligation under this Agreement resulted in such statute, rule, regulation, injunction or other order being enacted, issued or entered.
5.2   In the event of any termination of this Agreement, as provided above, this Agreement shall immediately become void and of no further force and effect (other than Article VI hereof, which shall survive the termination of this Agreement in accordance with its terms), and there shall be no liability on the part of any of the parties hereunder, except for any willful breaches of this Agreement that occurred before such termination.
VI.   MISCELLANEOUS.
6.1   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail or electronically via PDF format to the email address set out below (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to Caret:	Doug Heitner Chief Legal Officer 1114 Sixth Avenue New York, New York 10013 [*]
If to Safe:	c/o Special Committee of the Board of Directors 1114 Avenue of the Americas 39th Floor New York, New York 10036 Attention: Doug Heitner, Chief Legal Officer Email: [*]
If to the Investor:	To the address set forth on the Investor’s signature page hereto.
If to the Guarantor:	Marcello Liguori Partner & Chief Corporate Counsel 1 Vanderbilt Ave, 26th Floor New York, NY 10017-5407 [*]
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
6.2   Binding Effect; Benefits.   This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Parties to this Agreement or their respective spouses, successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
6.3   Waiver.   No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No failure on the part of any Party to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, and no single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. This Agreement may not be amended, modified or supplemented except by a written agreement signed by each Party.
6.4   No Reliance.   Except for the representations of Caret in Section 2.1, the Investor is not relying upon any representation, warranty or other statement of or from Caret or any of its affiliates, members, managers, officers, employees or counsel regarding Caret, the subject matter of this Agreement or the transactions contemplated hereby.
6.5   Amendment.   This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.
6.6   Assignability.   Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the other Party; provided, however, that the Investor may, upon prior notice to Caret, assign its rights and obligations hereunder to affiliates of MSD Capital, L.P. or MSD Partners, L.P, and, following such assignment and the consummation of the Closing, the Investor and Guarantor shall have no further obligations or liabilities pursuant to this Agreement.
6.7   Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated by or leading to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.
(b)   Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by or leading to this Agreement; (ii) agrees that all claims in respect of such action, suit or proceeding may be heard and determined in any such court; and (iii) agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final, non-appealable judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable law.
6.8   EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
6.9   Specific Performance.   The Investor acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under this Agreement in accordance with its terms and accordingly, the Investor acknowledges and agrees that (i) Caret (and Safe, in addition to, or in lieu of, Caret) shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.7(b), without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to such Caret Party is entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, the Caret Parties would not have entered into this Agreement. Each Caret Party acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under Sections 1.1, 1.4, 2.2, 4.2 and 4.3 of this Agreement in accordance with its terms and accordingly, such Caret Party acknowledges and agrees that (i) the Investor shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of such provisions and to enforce specifically such provisions in the courts described in Section 6.7(b), without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to the Investor is entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, the Investor would not have entered into this Agreement.
6.10   Limitation of Liability.   NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT. CONSEQUENTIAL, PUNITIVE, SPECIAL, INCIDENTAL, AND INDIRECT DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

6.11   Non-Recourse.   This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto (“Non-Party Affiliates”), or any of their successors or permitted assigns, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, legal suit or other legal proceeding based on, in respect of or by reason of this Agreement; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.
6.12   Severability.   Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by applicable law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
6.13   Entire Agreement.   This Agreement and the schedules and exhibits and other documents delivered by the Parties in connection herewith and the Limited Liability Company Agreement contain the complete agreement between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties hereto with respect thereto.
6.14   Survival.   The representations and warranties of the Parties contained in Sections 2.1 and 3.1 shall survive in full force and effect until the date nine (9) months after the Closing Date at which time they shall terminate and no claims shall be made thereafter with respect to breach of any such representation or warranty. The covenants and agreements of the Parties contained in this Agreement required to be performed prior to the Closing shall expire at the Closing and the covenants and agreements required to be performed after the Closing shall survive the Closing for the period contemplated by such covenant or agreement, or, if no period is contemplated, shall survive indefinitely.
6.15   Third-Party Beneficiaries.   Notwithstanding anything to the contrary contained herein, each member of the Caret Group is an intended third-party beneficiary of Section 3.4, in each case, entitled to enforce such provisions in accordance with its terms.
6.16   Section and Other Headings.   The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
6.17   Counterparts.   This Agreement may be executed by facsimile or PDF signature and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
6.18   Fees and Expenses.   All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
6.19   Disclosure Schedules.   The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of the Investor, (b) the disclosure by Caret of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Caret that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of Section 2.1 or the Disclosure Schedules reasonably apparent, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of any Caret Party except as and to the extent provided in this Agreement.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Subscription Agreement as of the day and year first above written.
CARET VENTURES LLC
By:
/s/ Marcos Alvarado

Name: Marcos Alvarado
Title:   President and Chief Investment Officer
SAFEHOLD INC.
By:
/s/ Marcos Alvarado

Name: Marcos Alvarado
Title:   President and Chief Investment Officer
MSD PARTNERS, L.P.
By:

Name:
Title:
MSD CAPITAL, L.P.
By:

Name:
Title:
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have executed this Subscription Agreement as of the day and year first above written.
CARET VENTURES LLC
By:

Name:
Title:
SAFEHOLD INC.
By:

Name:
Title:
MSD PARTNERS, L.P.
By:
/s/ Marcello Liguori

Name: Marcello Liguori
Title:   Managing Director
MSD CAPITAL, L.P.
By:
/s/ Marcello Liguori

Name: Marcello Liguori
Title:   Authorized Signatory
[Signature Page to Subscription Agreement]

INVESTOR:
MSD PARTNERS, L.P. Investor	Purchase Price: Twenty Million Dollars ($20,000,000) Caret Interests: 100,000 Address: MSD Partners, L.P. 1 Vanderbilt Ave, 26th Floor New York, NY 10017-5407 Attention: Marcello Liguori Email: [*]
[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

Annex E
August 10, 2022
The Special Committee of the Board of Directors
iStar Inc
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Dear Members of the Special Committee:
We understand that iStar Inc, a Maryland corporation (“Star”) and Safehold Inc., a Maryland corporation (“Safe”), propose to enter into an Agreement and Plan of Merger, dated as of August 10, 2022 (the “Agreement”), pursuant to Safe will be merged with and into Star with Star surviving the merger and immediately being renamed as Safe (the “Merger” and together with the Related Transactions (as defined below), the “Transaction”).
Pursuant to the Agreement, (i) prior to the consummation of the Merger, Star will enter into a Separation and Distribution Agreement with SpinCo (the “Separation and Distribution Agreement”) to effect an internal reorganization pursuant to which, among other things, (x) certain of the assets held, owned or used by Star and its subsidiaries will be transferred to, and certain liabilities associated therewith will be assumed by, Spin Co., a to-be-formed Maryland business trust (“SpinCo”), (y) the extension of a term loan from Star or one of its subsidiaries to SpinCo pursuant to the terms of a term loan agreement (the “Term Loan Facility”) and (z) the outstanding shares of the common stock, par value $0.01 per share of SpinCo (the “SpinCo Common Stock”) will be distributed by Star to holders of Star’s Common Stock (as defined below) through a pro rata distribution (“SpinCo Distribution”) (ii) following the consummation of the SpinCo Reorganization and SpinCo Distribution, SpinCo and Star will enter into a governance agreement (the “Governance Agreement”), (iii) thereafter, each share of the common stock, par value $0.001 per share of Star (the “Star Common Stock”) will be reverse stock split into that fraction of a share of Star Common Stock equal to (x) (a) the number of shares of the common stock, par value $0.01 per share of Safe (the “Safe Common Stock”) owned by Star immediately prior to the SpinCo Reorganization and the SpinCo Distribution plus (b) the sum of (1) 1,195,034 plus (2) the number shares of Safe Common Stock payable to Star in respect of accrued but unpaid management fees as of the closing of the Merger minus (c) any deductions relating to the non-achievement of certain funding deadlines set forth in the Agreement divided by (y) the number of shares of Star Common Stock outstanding immediately prior to the SpinCo Reorganization and the SpinCo Distribution, calculated in a manner consistent with the sample calculations set forth in the Agreement, subject to certain adjustments as more fully described in the Agreement, as to which we express no opinion (iv) thereafter,each share of Safe Common Stock, other than shares of Safe Common Stock owned directly by Star, Safe or any of their respective subsidiaries and in each case not held on behalf of third parties (such holders, “Excluded Holders”), will be converted into the right to receive one share of Star Common Stock (such number of shares so issuable the “Stock Consideration” and together with the SpinCo Common Stock, the “Consideration”), subject to certain adjustments as more fully described in the Agreement, as to which we express no opinion and (iv) at the closing of the Merger, SpinCo and a subsidiary of Star. will enter into a reverse management agreement (the “Reverse Management Agreement” and together with Separation and Distribution Agreement, the Governance Agreement, the Commitment Papers (as defined below) and MSD Agreements (as defined below), the “Related Agreements”). The terms and conditions of the Merger and the Related Transactions (as defined below) are more fully set forth in the Agreement and the Related Agreements.
The Special Committee of the Board of Directors of Star (the “Special Committee” or “you”) has requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Star’s Common Stock (other than Excluded Holders) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have:
(i)
Reviewed the financial terms and conditions of the Agreement, the Related Agreements, certain commitment papers and term sheets relating to the Term Loan Facility and a margin loan to be made by Morgan Stanley to SpinCo (the Margin Loan, and such commitment papers and term sheets, the “Commitment Papers”) and the Stockholder Purchase Agreement (as defined below), stockholder’s agreement and registration rights agreement (the “MSD Agreements”);

(ii)
Reviewed certain publicly available historical business and financial information relating to Safe and Star;

(iii)
Reviewed various financial forecasts and other data provided to us by Safe relating to the business of Safe, financial forecasts and other data provided to us by Star relating to the business of Star and SpinCo;

(iv)
Held discussions with members of the senior management of Safe with respect to the businesses and prospects of Safe, and members of the senior management of Star and with respect to the businesses and prospects of Star and SpinCo respectively;

(v)
Reviewed public information with respect to certain other companies in lines of business similar in certain respects to the businesses of Star and SpinCo, respectively;

(vi)
Reviewed the financial terms of certain business combinations involving companies in lines of business similar in certain respects to a business of Star;

(vii)
Reviewed historical stock prices and trading volumes of Safe Common Stock and Star Common Stock;

(viii)
Reviewed the potential pro forma financial impact of the Transaction on Star based on the financial forecasts referred to above relating to Safe, Star and SpinCo; and

(ix)
Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Safe, Star or SpinCo or concerning the solvency or fair value of Safe, Star or SpinCo, and we have not been furnished with any such valuation or appraisal. Management of Star has advised us that, in the absence of the Transaction, Safe will continue to be externally managed and, accordingly, at your direction, we have utilized forecasts which assume such a management structure. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Safe, Star and SpinCo, respectively. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
In addition, we have assumed, at your direction, that (i) Star will realize approximately $409 million of asset sales, net of capex and loan fundings not related to leasehold loans, prior to the closing of the Merger, (ii) Star will continue to receive shares of Safe Common Stock as payment under the management contract through closing, including payment of any accrued amounts at the time of closing, (iii) Star’s iPIP plans will be settled at the closing of the Merger using a portion of Safe Common Stock held by Star and currently represent a liability of $172 million based on the 10-day VWAP of Safe Common Stock as of August 2, 2022, (iv) Star’s ground lease plus and leasehold loan assets will be acquired by Safe for cash at the closing of the Merger and have a projected value of $87 million including the cost of additional funded amounts through year-end 2022, (v) in the event the Transaction does not close by year-end 2022, a tax distribution of approximately $250 million related to the gain on Star’s net lease portfolio sale earlier this year will be made to Star’s shareholders and Star’s interim cash flow in each subsequent quarter will be a loss of approximately $25 million, (vi) the secondary sale of $200 million of Safe Common Stock held by Star to MSD Capital is completed on the terms agreed in the Stock Purchase Agreement, by and among MSD Capital, Star and Safe (the “Stock Purchase Agreement”) (vii) the Term Loan Facility and Margin Loan are provided on the terms agreed in the Commitment Papers (the foregoing clauses (i) to (vii), together with the transactions contemplated by the Related Agreements, the “Related Transactions”) and that (viii) that the value of a Star Common Share immediately following the Merger will be $41.38 based on the 10-day VWAP of Safe Common Stock as of August 2, 2022 and after giving effect to the contemplated reverse stock split.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Star Common Stock, Safe Common Stock or SpinCo Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction other than the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Star might engage or the merits of the underlying decision by Star to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement and Related Agreements, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction as well as satisfying the conditions precedent to the Transaction stated in the Agreement will not have an adverse effect on Star, Safe, SpinCo or the Transaction. We further have assumed, with the consent of the Special Committee, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Special Committee obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including the Related Transactions.
In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which fee is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to Star, for which we have received compensation, including, in the past two years, having advised Star with respect to certain shareholder and capital structure matters and a lender consent solicitation. In addition, in the ordinary course, Lazard and our affiliates and employees may trade securities of Star, Safe and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Star, Safe and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
The opinion expressed herein is for the benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by holders of Star’s Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.
Very truly yours,
LAZARD FRERES & CO. LLC
By
/s/ Matthew J. Lustig

Matthew J. Lustig
Managing Director

Annex F
August 10, 2022
The Special Committee of the Board of Directors
Safehold Inc.
1114 Avenue of the Americas
39th Floor
New York, NY 10036
Members of the Special Committee of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Safehold Inc., a Maryland corporation (the “Company”), of the consideration to be paid to such holders in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), between the Company and iStar Inc., a Maryland corporation (the “Acquiror”). Pursuant to the Merger Agreement, (i) the Acquiror will (a) effect a series of restructuring and distribution transactions referred to in the Merger Agreement as the SpinCo Reorganization (the “SpinCo Reorganization”), (b) distribute all of its beneficial interests of the subsidiary of the Acquiror to which certain properties, assets and liabilities of the Acquiror and its subsidiaries will be contributed pursuant to the SpinCo Reorganization (such subsidiary, “SpinCo”) to the stockholders of the Acquiror (the “SpinCo Distribution”) and (c) issue a loan (the “SpinCo Loan”) to a subsidiary of SpinCo (as defined below) in an amount equal to $100,000,000 (the “SpinCo Loan Issuance”), (ii) following the SpinCo Reorganization and the SpinCo Distribution, the Acquiror will effect a consolidation of each share of the Acquiror’s common stock (the “Acquiror Common Stock”), by means of a reverse stock split (the “Reverse Split”), whereby each share of Acquiror Common Stock outstanding immediately prior to the Charter Amendment Effective Time (as defined in the Merger Agreement) will be consolidated into a fraction of a share of Acquiror Common Stock equal to the Star Share Consolidation Ratio (as defined in the Merger Agreement), (iii) in connection with the Reverse Split, the par value per share of the Acquiror Common Stock will be changed from $0.001 per share to $0.01 per share (the “Par Value Change”) and (iv) the Company will be merged with and into the Acquiror (the “Merger”), and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Acquiror or any wholly-owned subsidiaries of the Acquiror or the Company, will be converted into the right to receive 1 share (the “Consideration”) of Acquiror Common Stock. The SpinCo Reorganization, the SpinCo Distribution, the SpinCo Loan Issuance, the Reverse Split, the Par Value Change and the Merger, together and not separately, are referred to herein as the “Transaction”.
In connection with preparing our opinion, we have (i) reviewed a draft dated August 10, 2022 of the Merger Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) reviewed certain internal financial analyses and forecasts prepared by the management of the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (iv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company, and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, including the value of the Acquiror’s ground lease adjacent investments and the SpinCo Loan. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the SpinCo Loan will be issued at par value and the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Merger Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We note that we were not directed to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company’s revolving credit facility, joint bookrunner on the Company’s offerings of debt securities in April and November of 2021, lead bookrunner on the Company’s offerings of equity securities in November of 2020 and September of 2021 and bookrunner on the Company’s private placement of equity securities in March 2022 and joint bookrunner on the Acquiror’s offering of debt securities in August 2020 In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC.This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, a copy of which may be provided by the Special Committee of the Board of Directors of the Company to the other independent directors of the Company (in their capacity as such) for informational purposes. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

Annex G
FINAL FORM
MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT is entered into on                         , by and between [SPINCO], a Maryland business trust (“SpinCo”), and [MANAGER], a Delaware limited liability company (together with its permitted assignees, the “Manager”).
WHEREAS, in connection with the separation transactions and the distribution of all of the interests in SpinCo to the stockholders of iStar (the “Spin-Off”), as contemplated by the Separation and Distribution Agreement dated as of the date hereof between SpinCo and iStar, the parties desire to enter into this Agreement to provide for the Manager to provide management and advisory services to SpinCo from and after the Spin-Off on the terms set forth herein; and
WHEREAS, upon consummation of the merger of iStar and SAFE, the surviving company of the merger (the “Surviving Company”), to be named “Safehold Inc.,” will be the ultimate parent company of the Manager.
NOW THEREFORE, in consideration of the mutual agreements herein set forth and such other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.   Definitions.   The following terms have the following meanings assigned to them:
(a)   “Accelerated Termination Date” shall have the meaning set forth in Section 14(c) of this Agreement.
(b)   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, SpinCo shall not be deemed to be an Affiliate of the Manager and the Manager shall not be deemed to be an Affiliate of SpinCo.
(c)   “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.
(d)   “Annual Term” means the Initial Term and each Automatic Renewal Term.
(e)   “Assets” means the assets of SpinCo and the Subsidiaries.
(f)   “Automatic Renewal Term” means each successive one year term of the Agreement after the end of the Initial Term.
(g)   “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
(h)   “Board of Trustees” means the Board of Trustees of SpinCo.
(i)   “Code” means the Internal Revenue Code of 1986, as amended.
(j)   “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(k)   “Company Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of SpinCo.
(l)   “Company Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.
(m)   “Excess Funds” shall have the meaning set forth in Section 2(j) of this Agreement.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)   “Expenses” shall have the meaning set forth in Section 10(a) of this Agreement.
(p)   “GAAP” means generally accepted accounting principles, as applied in the United States.
(q)   “Governance Agreement” means the Governance Agreement to be entered into on the date hereof by and between iStar and SpinCo.
(r)   “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.
(s)   “Indemnitee” shall have the meaning set forth in Section 12(b) of this Agreement.
(t)   “Indemnitor” shall have the meaning set forth in Section 12(c) of this Agreement.
(u)   “Independent Trustees” means the members of the Board of Trustees who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with SpinCo’s Governing Instruments and, if applicable, the rules of any national securities exchange on which Company Common Shares are listed.
(v)   “Initial Term” means the period from the date hereof through the first anniversary of such date.
(w)   “Investment Company Act” means the Investment Company Act of 1940, as amended.
(x)   “iStar” means iStar Inc., a Maryland corporation, or any Person which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of iStar, or similar transaction) to iStar, including, from and after the consummation of the Merger, the Surviving Company.
(y)   “Management Fee” means the per annum management fee set forth in the table below for each relevant Annual Term of the Agreement beginning on the date hereof, in each case calculated and payable quarterly in arrears:
Annual Term	Annual Fee
Initial Term	$25.0 million
First Annual Renewal Term	$15.0 million
Second Annual Renewal Term	$10.0 million
Third Annual Renewal Term	$5.0 million
Thereafter	2.0% of the gross book value of SpinCo’s Assets, excluding shares of common stock or other securities of SAFE, as of the end of each fiscal quarter, as reported in its SEC filings.
(z)   “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(aa)   “Manager Change of Control” means that iStar (i) ceases to be the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of the Manager’s then outstanding equity interests or (y) the Manager’s outstanding equity interests, or (ii) ceases to hold the exclusive power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Manager Change of Control shall not include (i) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof; or (ii) a change of control of iStar.
(bb)   “Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.
(cc)   “Merger” means the merger of iStar and SAFE pursuant to the Agreement and Plan of Merger, dated as of                  , 2022, between iStar and SAFE.
(dd)   “Original Due Date” shall have the meaning set forth in Section 8(b) of this Agreement.
(ee)   “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(ff)   “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.
(gg)   “SAFE” means Safehold Inc, a Maryland corporation, or any Person which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of SAFE, or similar transaction) to SAFE prior to the consummation of the Merger (which, for the avoidance of doubt, does not include the Surviving Company).
(hh)   “Securities Act” means the Securities Act of 1933, as amended.
(ii)   “Shortfall Amount” shall have the meaning set forth in Section 8(b) of this Agreement.
(jj)   “SpinCo” shall have the meaning set forth in the introductory paragraph of this Agreement.
(kk)   “Spin-Off” shall have the meaning set forth in the recitals of this Agreement.
(ll)   “Subsidiary” means any subsidiary of SpinCo; any partnership, the general partner of which is SpinCo or any subsidiary of SpinCo; any limited liability company, the managing member of which is SpinCo or any subsidiary of SpinCo; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by SpinCo or any subsidiary of SpinCo.
(mm)   “Termination Fee” means:
(i)   in respect of a Termination Without Cause by SpinCo pursuant to Section 14(b), (x) $50.0 million minus (y) the aggregate amount of Management Fees actually paid to the Manager prior to the termination date; provided, however, that if SpinCo has completed the liquidation of its Assets on or before the termination date, the Termination Fee shall mean the sum of (x) any portion of the annual Management Fee that remained unpaid for the remainder of the Annual Term in which the termination date occurs plus, (y) if the termination date occurs on or before the third anniversary of the Spin-Off, the amount of the Management Fee that would have been payable for the next succeeding Annual Term, or, if the termination date occurs after the third anniversary of the Spin-Off, zero; and
(ii)    in respect of a termination by the Manager pursuant to Section 14(c), the Termination Fee shall be the amount determined in accordance with the table below, based on the Annual Term in which the termination date occurs, plus the balance of any unpaid portion of the annual Management Fee for the year in which the Manager delivers a notice of termination pursuant to Section 14(c):

Annual Term	Threshold Amount	Termination Fee
Initial Term	$120.0 million	$30.0 million
First Annual Renewal Term	75.0 million	15.0 million
Second Annual Renewal Term	45.0 million	5.0 million
Third Annual Renewal Term and thereafter	N/A	0
(nn)   “Termination Notice” shall have the meaning set forth in Section 14(b) of this Agreement.
(oo)   “Termination Without Cause” shall have the meaning set forth in Section 14(b) of this Agreement
(pp)   “Threshold Amount” means the relevant “Threshold Amount” for an Annual Term, as set forth in the definition of “Termination Fee.”
Section 2.   Appointment and Duties of the Manager.
(a)   SpinCo hereby appoints the Manager to manage the Assets and the day-to-day operations of SpinCo, subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager subject to the terms and conditions set forth in this Agreement.
(b)   The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of SpinCo and its Subsidiaries and the Assets; (ii) the Manager is an affiliate of iStar; (iii) the Manager performs its services for SpinCo and its Subsidiaries through the personnel and facilities of iStar; and (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of iStar, or (B) other persons who are subject to the supervision and control of iStar.
(c)   The Manager, in its capacity as manager of the Assets and the day to day operations of SpinCo and the Subsidiaries, at all times will be subject to the supervision of the Board of Trustees and will have only such functions and authority as SpinCo may delegate to it including, without limitation:
(i)   managing, financing, retaining, selling, restructuring or disposing of Assets, in accordance with any specific parameters established by the Board of Trustees;
(ii)   advising on the terms of transactions entered into by SpinCo and the Subsidiaries and general corporate strategy of SpinCo and the Subsidiaries;
(iii)   representing and making recommendations to SpinCo in connection with the development, management, financing, sale and commitment to sell assets;
(iv)   with respect to prospective transactions, contracts, leases, sales or exchanges involving Assets, conducting negotiations on behalf of SpinCo and the Subsidiaries with buyers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;
(v)   advising SpinCo on and, negotiating and entering into, on behalf of SpinCo and the Subsidiaries, credit facilities (including term loans and revolving facilities), mortgage indebtedness, repurchase agreements, warehouse lines, financing vehicles, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper programs, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for SpinCo and the Subsidiaries to conduct their business;
(vi)   overseeing tenants, borrowers and other counterparties;
(vii)   retaining, supervising and directing asset level personnel and consultants (subject to Section 10(a)(xix));
(viii)   engaging and supervising, on behalf of SpinCo and the Subsidiaries and at SpinCo’s expense, independent contractors which provide construction consulting, hotel and property management, real estate brokerage, investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;
(ix)   advising SpinCo on, preparing, negotiating and entering into, on behalf of SpinCo, applications and agreements relating to governmental programs;
(x)   coordinating and managing operations of any co-investment interests or joint venture held by SpinCo and the Subsidiaries and conducting all matters with the co-investment partners or joint ventures;
(xi)   arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote SpinCo’s Assets;
(xii)   providing executive and administrative personnel, office space and office services required in rendering services to SpinCo and the Subsidiaries;
(xiii)   administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of SpinCo and the Subsidiaries as may be agreed upon by the Manager and the Board of Trustees, including, without limitation, the collection of rents and interest payments, the payment of the debts and obligations of SpinCo and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;
(xiv)   communicating on behalf of SpinCo and the Subsidiaries with the holders of any of their equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders;
(xv)   counseling SpinCo in connection with policy decisions to be made by the Board of Trustees;
(xvi)   evaluating and recommending to the Board of Trustees hedging strategies and engaging in hedging activities on behalf of SpinCo and the Subsidiaries, consistent with such strategies as so modified from time to time;
(xvii)   counseling SpinCo regarding tax matters and tax compliance;
(xviii)   counseling SpinCo and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;
(xix)   furnishing reports and statistical and economic research to SpinCo and the Subsidiaries regarding their activities and services performed for SpinCo and the Subsidiaries by the Manager;
(xx)   monitoring the performance of the Assets and providing periodic reports with respect thereto to the Board of Trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xxi)   investing and reinvesting any moneys and securities of SpinCo and the Subsidiaries (including investing in short-term Assets pending the disposition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of SpinCo and the Subsidiaries) and advising SpinCo and the Subsidiaries as to their capital structure and capital raising;
(xxii)   assisting SpinCo and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures,

internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;
(xxiii)   assisting SpinCo and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xxiv)   assisting SpinCo and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;
(xxv)   assisting SpinCo and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports;
(xxvi)   handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on SpinCo’s and/or the Subsidiaries’ behalf in which SpinCo and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Trustees;
(xxvii)   using commercially reasonable efforts to cause expenses incurred by SpinCo and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Trustees from time to time;
(xxviii)   advising SpinCo and the Subsidiaries with respect to and structuring long term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such financing;
(xxix)   serving as SpinCo’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by SpinCo and the Subsidiaries including (1) assisting SpinCo and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising SpinCo and the Subsidiaries with respect to obtaining appropriate financing for their investments;
(xxx)   performing such other services as may be required from time to time for management and other activities relating to the Assets and business of SpinCo and the Subsidiaries as the Board of Trustees and the Manager, each acting reasonably shall agree from time to time; and
(xxxi)   using commercially reasonable efforts to cause SpinCo and the Subsidiaries to comply with all applicable laws.
Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of SpinCo and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to: consulting with SpinCo and the Subsidiaries on the underwriting, and sale of, and other opportunities in connection with, SpinCo’s portfolio of Assets; the collection of information and the submission of reports pertaining to SpinCo’s Assets, tenants, borrowers, market conditions, interest rates and general economic conditions; periodic review and evaluation of the performance of SpinCo’s portfolio of Assets; acting as liaison between SpinCo and the Subsidiaries and real estate brokerage, hotel management, construction management, development, tenant, banking, mortgage banking, investment banking and other parties with respect to the financing and disposition of Assets; and other customary functions related to portfolio management as the Board of Trustees and the Manager, each acting reasonably, shall agree from time to time. For the avoidance of doubt, unless otherwise agreed by the Board of Trustees and the Manager or as otherwise in connection with the ordinary course management and operation of the Assets, the Manager shall not be responsible for assisting SpinCo in the acquisition, purchase or origination of additional Assets.
(d)   For the period and on the terms and conditions set forth in this Agreement, SpinCo and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such development agreements, management agreements, construction agreements, leases, purchase agreements, financing agreements, organizational documents, guaranties, joint venture agreements, brokerage agreements, hedging agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.
(e)   The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of SpinCo and the Subsidiaries to provide services to SpinCo and the Subsidiaries (including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets of SpinCo and the Subsidiaries; provided that any such agreements entered into with Affiliates of the Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and shall be subject to approval by a majority of the Independent Trustees. Except as otherwise agreed by SpinCo, the Manager shall remain personally liable for the performance of such services by its Affiliates.
(f)   In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to SpinCo and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to SpinCo and the Subsidiaries, and (ii) shall be subject to approval by a majority of the Independent Trustees of SpinCo.
(g)   The Manager may retain, for and on behalf and at the sole cost and expense of SpinCo and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, construction consulting firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of SpinCo and the Subsidiaries.
(h)   The Manager may effect transactions by or through the agency of another Person through an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits, the nature of which is such that provision can reasonably be expected to benefit SpinCo and the Subsidiaries as a whole and may contribute to an improvement in the performance of SpinCo and the Subsidiaries or the Manager or its Affiliates in providing services to SpinCo and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.
(i)   The Manager shall prepare, or cause to be prepared at the sole cost and expense of SpinCo and the Subsidiaries:
(i)   regular reports for the Board of Trustees to enable the Board of Trustees to review SpinCo’s and the Subsidiaries’ investments, financing arrangements, performance, compliance with the Governing Instruments and compliance with other policies approved by the Board of Trustees from time to time;
(ii)   with respect to any Asset, such reports and other information as may be reasonably requested by SpinCo;
(iii)   any materials required to be filed with any governmental body or agency;
(iv)   reports required by debt providers; and
(v)   such reports and other materials including, without limitation, an annual audit of SpinCo’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(j)   Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by SpinCo to have been required as a direct result of the Manager’s acts or omissions which result in the right of SpinCo and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by SpinCo and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by SpinCo and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of SpinCo and the Subsidiaries under Section 14 of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.
(k)   In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at SpinCo’s and the Subsidiaries’ sole cost and expense.
(l)   SpinCo and the Manager acknowledge that an affiliate of the Manager (the “Lender”) has provided a term loan facility to SpinCo (the “Term Loan”). SpinCo and the Manager agree that the rights, obligations and liabilities of the Lender and SpinCo with respect to the Term Loan shall be determined solely pursuant to the documents governing the Term Loan and not this Agreement.
Section 3.   Devotion of Time; Additional Activities.
(a)   The Manager and its Affiliates will provide SpinCo and the Subsidiaries with a management team, including a chief executive officer, a chief financial officer, a chief compliance officer and other appropriate support personnel, to provide the management services hereunder. None of the Manager or its Affiliates shall be obligated to dedicate any of its officers or employees exclusively to SpinCo, nor is the Manager or any of its Affiliates or any of their respective personnel obligated to dedicate any specific portion of its or their time to SpinCo.
(b)   Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of SpinCo), whether or not the objectives or policies of any such other Person or entity are similar to those of SpinCo or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting. When making decisions where a conflict of interest may arise, the Manager will use its reasonable best efforts to allocate opportunities in a fair and equitable manner over time as between SpinCo and the Subsidiaries and the Manager’s other clients, taking into account SpinCo’s business strategy which is primarily to manage the Assets and sell them over time and not to acquire or originate new Assets.
(c)   Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, trustees, officers, employees, personnel, agents, nominees or signatories for SpinCo and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Trustees pursuant to SpinCo’s Governing Instruments. When executing documents or otherwise acting in such capacities for SpinCo or the Subsidiaries, such persons shall use their respective titles in SpinCo or the Subsidiaries.
Section 4.   Agency.   The Manager shall act as agent of SpinCo and the Subsidiaries in transactions and contracts involving the Assets, disbursing and collecting the funds of SpinCo and the Subsidiaries, paying the debts and fulfilling the obligations of SpinCo and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of SpinCo and the Subsidiaries and handling, prosecuting and settling any claims of or against SpinCo and the Subsidiaries, the Board of Trustees, holders of SpinCo’s securities or representatives or property of SpinCo and the Subsidiaries.

Section 5.   Bank Accounts.   At the direction of the Board of Trustees, the Manager may establish and maintain one or more bank accounts in the name of SpinCo or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Trustees may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Trustees and, upon request, to the auditors of SpinCo or any Subsidiary.
Section 6.   Records; Confidentiality.   The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of SpinCo or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of a majority of the Independent Trustees; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of SpinCo’s business; (iv) to governmental officials having jurisdiction over SpinCo or any Subsidiary; (v) in connection with any governmental or regulatory filings of SpinCo or any Subsidiary or disclosure or presentations to SpinCo’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. Clauses (v) and (vi) of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 7.   Obligations of Manager; Restrictions.
(a)   The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect SpinCo’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over SpinCo or any Subsidiary or that would otherwise not be permitted by SpinCo’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager shall not be liable to SpinCo or any Subsidiary, the Board of Trustees, or SpinCo’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 12 of this Agreement.
(b)   The Board of Trustees shall periodically review SpinCo’s portfolio of Assets. The Manager shall be permitted to rely upon the direction of the Secretary of SpinCo to evidence the approval of the Board of Trustees or the Independent Trustees with respect to a proposed transaction involving the Assets.
(c)   Neither SpinCo nor the Subsidiaries shall acquire or dispose of any security issued by SAFE or any entity managed by the Manager or any Affiliate thereof, other than the acquisition of the shares of SAFE that are part of SpinCo’s portfolio at the time of the Spin-Off, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates, unless (i) the transaction is approved in advance by a majority of the Independent Trustees; and (ii) the transaction is made in accordance with applicable laws and the Governance Agreement.
(d)   In the event that SpinCo or any Subsidiary invests in, acquires or sells assets to any joint ventures with iStar or its Affiliates, or if SpinCo or any Subsidiary purchases assets from, sells assets to, arranges financing from, or provides financing to, iStar or any of its Affiliates, any such transactions shall require the approval of the Independent Trustees other than the acquisition of the shares of

SAFE that are part of SpinCo’s portfolio at the time of the Spin-Off, and other than the secured term loan being provided by SAFE to SpinCo in connection with the Spin-Off.
(e)   The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of SpinCo and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
Section 8.   Compensation.
(a)   SpinCo shall pay one-fourth of the annual Management Fee to the Manager quarterly in arrears in cash, subject to Section 8(b).
(b)   The Manager shall deliver an invoice which shall include a computation of each installment of the Management Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the invoice shall thereafter, for informational purposes only and subject in any event to Section 14 of this Agreement, promptly be delivered to the Board of Trustees. Payment of the Management Fee shall be due no later than five business days after the date of such invoice to the Board of Trustees (the “Original Due Date”); provided, however that if SpinCo does not have sufficient net cash proceeds on hand from Asset sales (after giving effect to mandatory prepayments of debt triggered by such Asset sales) or other available sources to pay the Management Fee in full by the Original Due Date, SpinCo shall pay the maximum amount available to it by the Original Due Date and the remaining shortfall (the “Shortfall Amount”) shall be carried forward and shall be paid within 10 days after sufficient net proceeds have been generated by subsequent Asset sales to cover the Shortfall Amount in full; provided further, however, that in no event shall a Shortfall Amount in respect of any fiscal quarter remain unpaid by the 12 months anniversary of the Original Due Date.
Section 9.   Ground Lease Exclusivity.   During the term of this Agreement, SpinCo shall not originate or create a ground lease on any of its Assets unless it has first given SAFE at least 14 days advance notice of the proposed ground lease, which notice shall include the material terms of the proposed ground lease, and offered SAFE the opportunity to provide the ground lease on similar or more favorable terms, and SAFE shall have rejected the opportunity or failed to accept it within the 14 day period.
Section 10.   Expenses of SpinCo.
(a)   SpinCo shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) except those expenses that are specifically the responsibility of the Manager as set forth herein. Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as SpinCo’s, together with the following:
(i)   expenses in connection with the transaction costs incident to transactions involving Assets including, without limitation, the leasing, disposition and financing of Assets;
(ii)   costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for SpinCo and the Subsidiaries by providers retained by the Manager;
(iii)   the compensation and expenses of SpinCo’s directors and the allocable share to SpinCo of the cost of directors’ and officers’ liability insurance;
(iv)   costs associated with the establishment and maintenance of any of SpinCo’s credit facilities, margin loans, repurchase agreements, mortgage indebtedness or other indebtedness of SpinCo (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of SpinCo’s or any Subsidiary’s securities offerings;
(v)   expenses connected with communications to lenders and holders of SpinCo’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by SpinCo to any transfer agent and registrar in connection with the listing and/or trading of SpinCo’s stock on any exchange, the fees payable by SpinCo to any such exchange in connection with its listing, and the costs of preparing, printing and mailing SpinCo’s annual report to its stockholders and proxy materials with respect to any meeting of SpinCo’s stockholders;
(vi)   costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for SpinCo and the Subsidiaries;
(vii)   expenses incurred by managers, officers, personnel and agents of the Manager for travel on SpinCo’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the management, development, construction, leasing, financing, refinancing, sale, disposition or other transactions involving an Asset or establishment and maintenance of any of SpinCo’s credit facilities, margin loans, repurchase agreements, financing vehicles and borrowings under programs established by the U.S. government or any of SpinCo’s or any of the Subsidiary’s securities offerings;
(viii)   costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;
(ix)   compensation and expenses of SpinCo’s custodian and transfer agent, if any;
(x)   the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
(xi)   all taxes and license fees;
(xii)   all insurance costs incurred in connection with the operation of SpinCo’s business;
(xiii)   all other costs and expenses relating to the business operations of SpinCo and the Subsidiaries, including, without limitation, the costs and expenses of managing, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;
(xiv)   expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for SpinCo and the Subsidiaries or Assets separate from the office or offices of the Manager;
(xv)   expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Trustees to or on account of lenders or holders of SpinCo’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;
(xvi)   any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against SpinCo or any Subsidiary, or against any trustee, director or officer of SpinCo or of any Subsidiary in his capacity as such for which SpinCo or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;
(xvii)   all costs and expenses relating to the development and management of SpinCo’s website;
(xviii)   the allocable share of expenses under a universal insurance policy covering the Manager, iStar or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

(xix)   the costs and expenses of consultants retained to work at SpinCo’s real property assets.
(b)   SpinCo shall have no obligation to reimburse the Manager or its Affiliates for (i) the salaries and other compensation of the Manager’s personnel who provide services to SpinCo under this Agreement; provided, however, that SpinCo shall reimburse the Manager for the salaries and other compensation of up to two accounting personnel whose time shall be fully dedicated to providing services to SpinCo, which compensation shall be subject to the reasonable approval of the Independent Trustees on an annual basis, not to be unreasonably withheld or (ii) any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of SpinCo and the Subsidiaries. The Manager shall be solely responsible for all such expenses.
(c)   The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
(d)   The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
Section 11.   Calculations of Expenses.   The Manager shall prepare a statement documenting the Expenses of SpinCo and the Subsidiaries and the Expenses incurred by the Manager on behalf of SpinCo and the Subsidiaries during each fiscal quarter, and shall deliver such statement to SpinCo within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of SpinCo and the Subsidiaries shall be reimbursed by SpinCo to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to SpinCo and the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.
Section 12.   Limits of Manager Responsibility; Indemnification.
(a)   The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(a) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to SpinCo or any Subsidiary, to the Board of Trustees, or SpinCo’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except to the extent by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. SpinCo shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorney’s fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.
(b)   The Manager shall, to the full extent lawful, reimburse, indemnify and hold SpinCo (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling SpinCo (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the

Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.
(c)   The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
Section 13.   No Joint Venture.   Nothing in this Agreement shall be construed to make SpinCo and the Manager partners or joint venturers or impose any liability as such on either of them.
Section 14.   Term; Termination.
(a)   This Agreement shall continue in operation, unless terminated in accordance with the terms hereof, until the end of the Initial Term. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”), unless SpinCo or the Manager elects to terminate or not to renew this Agreement in accordance with Section 14(b) or Section 14(c), respectively.
(b)   Notwithstanding any other provision of this Agreement to the contrary, SpinCo may, without cause, by not less than one hundred eighty (180) days written notice to the Manager (the “Termination Notice”), terminate this Agreement upon the affirmative vote of at least two-thirds (2/3) of the Independent Trustees (a “Termination Without Cause”); provided, however, that if the date of termination occurs prior to the fourth anniversary of the Spin-Off, the termination shall be subject to payment of the applicable Termination Fee to the Manager concurrently with such termination. A Termination Without Cause shall be effective as of the 180th day after the date of the Termination Notice or such longer period as may be specified in the Termination Notice. SpinCo may terminate this Agreement for cause pursuant to Section 16 hereof at any time during the Initial Term or any Automatic Renewal Term, even after a Termination Notice has been delivered and, in such case, no Termination Fee shall be payable.
(c)   If the gross book value, as determined in accordance with GAAP, of SpinCo’s consolidated assets as of the end of a fiscal quarter is less than the applicable Threshold Amount for the relevant Annual Term that includes such quarter, the Manager may deliver written notice to SpinCo informing it of the Manager’s intention to terminate this Agreement effective as of a date no earlier than one hundred eighty (180) days after date of such notice; provided, however, that SpinCo may elect, in its sole discretion, to accelerate the effective date of such termination to a date prior to the date specified in such notice (such accelerated date, the “Accelerated Termination Date”). For the avoidance of doubt, SpinCo’s acceleration of the effective date of such termination in accordance with the foregoing proviso shall not affect or limit any obligation of SpinCo to pay any Management Fee otherwise payable in accordance with the terms of this Agreement in respect of the period between the Accelerated Termination Date and the date on which the then current Automatic Renewal Term would have otherwise expired. SpinCo shall pay to the Manager the applicable Termination Fee if the Manager terminates this Agreement pursuant to this Section 14(c).
(d)   If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in such Section 14 or in Sections 6, 10, 11, 17 and Section 18 of this Agreement. In addition, Section 12 and Section 22 of this Agreement shall survive termination of this Agreement.
(e)   During the period between any notice of termination and the effective termination date of this Agreement, the Manager shall continue to perform its duties and obligations as Manager under this Agreement and shall provide cooperation to SpinCo to execute an orderly transition of the management of SpinCo’s consolidated assets to a new manager. To the extent practicable, during the 60-day period immediately following the termination date of this Agreement, the Manager shall continue to provide cooperation to SpinCo and its new manager to execute an orderly transition of the management of SpinCo to such new manager.
Section 15.   Assignment.
(a)   Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by SpinCo with the approval of a majority of the Independent Trustees. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to SpinCo for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to SpinCo a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by SpinCo without the prior written consent of the Manager, except in the case of assignment by SpinCo to another organization which is a successor (by merger, consolidation, purchase of all or substantially all of the consolidated assets of SpinCo, or similar transaction) to SpinCo, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as SpinCo is bound under this Agreement.
(b)   Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and SpinCo hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to SpinCo for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement. In addition, the Manager may assign this Agreement without the approval of the Independent Trustees to any Person so long as iStar (i) is the direct or indirect beneficial owner of not less than a majority of (x) the combined voting power of such Person’s then outstanding equity interests and (y) such Person’s outstanding equity interests, and (ii) holds the exclusive power to direct or control the management policies of such Person.
Section 16.   Termination for Cause.
(a)   SpinCo may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Trustees of SpinCo to the Manager, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a Manager Change of Control; (iii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against SpinCo or any Subsidiary, (iv) there is an event of any bad faith, willful misconduct, gross negligence or reckless disregard on the part of the Manager in the performance of its duties under this Agreement, (v) Bankruptcy of the Manager or iStar, (vi) the Manager or iStar is convicted (including a plea of nolo contendere) of a felony, or (vii) there is a dissolution of the Manager.
(b)   The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to SpinCo in the event that SpinCo shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if SpinCo takes steps to cure such breach within 30 days of the written notice).

(c)   The Manager may terminate this Agreement in the event SpinCo becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.
Section 17.   Action Upon Termination.   From and after the effective date of termination of this Agreement, pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination. In addition, if this Agreement is terminated pursuant to Section 16(b) hereof or not renewed pursuant to Section 14(b) hereof, SpinCo shall be obligated to pay the Manager the Termination Fee. The Termination Fee shall be paid in cash, by wire transfer of immediately available funds to an account specified by the Manager, on or before the date of termination. Upon such termination, the Manager shall promptly:
(a)   after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to SpinCo or a Subsidiary all money collected and held for the account of SpinCo or a Subsidiary pursuant to this Agreement;
(b)   deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees with respect to SpinCo or a Subsidiary; and
(c)   deliver to the Board of Trustees all property and documents of SpinCo or any Subsidiary then in the custody or control of the Manager, all of which are and shall be SpinCo’s property.
Section 18.   Release of Money or Other Property Upon Written Request.   The Manager agrees that any money or other property of SpinCo or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for SpinCo or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by SpinCo or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of SpinCo requesting the Manager to release to SpinCo or any Subsidiary any money or other property then held by the Manager for the account of SpinCo or any Subsidiary under this Agreement, the Manager shall release such money or other property to SpinCo or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to SpinCo, any Subsidiary, the Independent Trustees, or SpinCo’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by SpinCo or any Subsidiary in connection with the money or other property released to SpinCo or any Subsidiary in accordance with the second sentence of this Section 18. SpinCo and any Subsidiary shall indemnify the Manager and its officers, directors, personnel and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to SpinCo or any Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.
Section 19.   Notices.   Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if delivered by (i) personal delivery (notice deemed given upon receipt), (ii) delivery by reputable overnight courier, (notice deemed upon receipt of proof of delivery) or (iii) transmitted via email (notice deemed upon delivery if no automated notice of delivery failure is received by the sender), addressed as set forth below:
(a)
If to SpinCo:

[SPINCO]
1114 Avenue of the Americas
New York, New York 10036
Attention: Chief Executive Officer

(b)
If to the Manager or iStar:

[MANAGER]
1114 Avenue of the Americas
New York, New York 10036
Attention: Chief Investment Officer
Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.
Section 20.   Binding Nature of Agreement; Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
Section 21.   Entire Agreement.   This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement and is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by SpinCo (solely with the approval of two-thirds of the Independent Trustees), and the Manager.
Section 22.   GOVERNING LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
Section 23.   No Waiver; Cumulative Remedies.   No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver (which, in the case of SpinCo, shall require the approval of two-thirds of the Independent Trustees). The right to enforce compliance by the Manager with this Agreement and to commence, prosecute, defend and compromise on behalf of SpinCo any right, obligation, claim, counterclaim, action, suit or proceeding arising out of or relating to this Agreement shall be vested exclusively in the Independent Trustees.
Section 24.   Headings.   The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
Section 25.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
Section 26.   Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 27.   Gender.   Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
[SPINCO]
By:
Name: Title:
[MANAGER]
By: Name: Title:
[Signature Page to Management Agreement]

Annex H
EXECUTION VERSION
This VOTING AGREEMENT, dated as of August 10, 2022 (this “Agreement”), is by and between iStar Inc., a Maryland corporation (“Star”), and Safehold Inc., a Maryland corporation (“Safe”). Star and Safe are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Star and Safe are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger of Safe with and into Star (the “Merger”), with Star being the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as a condition and an inducement to Safe’s willingness to enter into the Merger Agreement, Star has agreed to enter into this Agreement with respect to all common stock, par value $0.01 per share, of Safe (the “Safe Common Stock”) that Star Beneficially Owns;
WHEREAS, Star is the Beneficial Owner of, and has sole voting power over, 40,279,077 shares of Safe Common Stock; and
WHEREAS, Safe desires that Star agree, and Star is willing to agree, subject to the provisions herein, not to Transfer any of the Subject Securities and to vote the Covered Securities in a manner as provided herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Beneficial Owner” shall mean any Person who Beneficially Owns the referenced securities.
“Covered Securities” shall mean, as of a given time, the shares of Safe Common Stock Beneficially Owned by Safe representing 41.9% of the issued and outstanding Safe Common Stock at such time.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) a Change in Safe Recommendation made pursuant to the Merger Agreement, (c) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof and (d) the termination of this Agreement by mutual written consent of the Parties.
“Permitted Transfer” shall mean any of the following, in each case so long as (a) such Transfer is in accordance with applicable Law, (b) Star is, and at all times has been, in compliance with this Agreement and (c) Star promptly notifies Safe in writing of any such Transfer: (i) any Transfer of Subject Securities by Star to an Affiliate of Star, so long as (A) such Affiliate, in connection with and prior to such Transfer, executes a joinder to this Agreement in form and substance reasonably acceptable to Safe, pursuant to which such Affiliate agrees to be subject to the restrictions and obligations of this Agreement applicable to Star and otherwise become a party for all purposes of this Agreement and (B) any Transfer to SpinCo shall be limited to the SpinCo Share Contribution; provided that no such Transfer shall relieve Star from its obligations under this Agreement, (ii) if the Effective Time has not occurred by December 31, 2022, the Transfer by

Star of Subject Securities in a pro rata distribution to holders of the common stock of Star, solely to the extent required to satisfy iStar’s distribution obligations in respect of 2022 in order to maintain its qualification as a real estate investment trust and avoid the imposition of corporate income taxes, (iii) any Transfer pursuant to that certain Stock Purchase Agreement dated as of the date hereof by and among MSD Partners L.P., Star, Safe and solely with respect to Section 1(a)(ii) and Section 10 thereof, MSD Capital L.P. and (iv) any Transfer by Star contemplated by and made in accordance with Annex A hereto.
“SpinCo Share Contribution” shall mean the Safe Shares (as defined in the Separation and Distribution Agreement) to be contributed to SpinCo by Star prior to the SpinCo Distribution pursuant to the Separation and Distribution Agreement.
“Subject Securities” shall mean, collectively, all shares of Safe Common Stock and all Additional Safe Stock.
“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.
2.    Agreement to Retain Subject Securities.
2.1   Transfer and Encumbrance of Subject Securities.   Other than a Permitted Transfer, hereafter until the Expiration Time, Star shall not, with respect to any Subject Securities Beneficially Owned by Star, (a) Transfer any such Subject Securities without the prior written consent of Safe, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Safe hereby waives the restrictions set forth in Section 9 of the Amended and Restated Management Agreement, dated as of January 2, 2019, as amended, by and among Safe, Star and the other parties thereto, with respect to any Subject Securities sold in a Permitted Transfer.
2.2   Additional Purchases; Adjustments.   Star agrees that any shares of Safe Common Stock and any other shares of capital stock or other voting equity securities of Safe that Star acquires or with respect to which Star otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (collectively, “Additional Safe Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Safe Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Safe affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.
2.3   Interim Transfers.   The Parties hereby agree to the matters set forth on Annex A hereto, which are incorporated herein.
2.4   Unpermitted Transfers; Involuntary Transfers.   In the case of any Transfer or attempted Transfer of any of Star’s Subject Securities in violation of this Section 2 (including, for the avoidance of doubt, the provisions set forth in Annex A), the sole remedy of Safe shall be damages for breach of contract. The Parties acknowledge and agree that any claim for damages by Safe under this Agreement shall include any lost shareholder premium and any other benefits to holders of Safe Common Stock (other than Star) of the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, which shall be enforceable on behalf of such shareholders solely by Safe (acting through the Safe Special Committee)). If any involuntary Transfer of any of Star’s Subject Securities shall occur, the transferor shall cause the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) to take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
3.    Agreement to Vote and Approve.
3.1   Support for the Merger.   Until the Expiration Time, at every meeting of the stockholders of Safe called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Safe with respect to any of the following matters, Star shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Covered Securities: (a) in favor of (i) the approval of the Merger and any other matters set forth in the Joint Proxy Statement/Prospectus to be voted upon by holders of Safe Common Stock and (ii) any proposal to adjourn or postpone such meeting of stockholders of Safe to a later date if there are not sufficient votes to approve the Merger and (b) against (i) any action or agreement that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Acquisition Proposal, Acquisition Agreement or any of the transactions contemplated thereby, (iii) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger and (iv) any action which could reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of Safe in the Merger Agreement.
4.    Irrevocable Proxy.   By execution of this Agreement, Star hereby designates and appoints Safe, with full power of substitution and resubstitution, as Star’s true and lawful attorney-in-fact and irrevocable proxy with respect to the matters set forth in Section 3 hereof, to the fullest extent of Star’s rights with respect to the Covered Securities Beneficially Owned by Star, to (a) attend all meetings of stockholders of the Company (including any postponements or adjournments thereof) and to vote such Covered Securities that are entitled to vote at such meetings or (b) vote through the execution of written consents in lieu of any annual or special meeting of the stockholders of the Company, in each case solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if Star fails to be counted as present, to consent or to vote Star’s Covered Securities, as applicable, in accordance with this Agreement. Star intends this proxy to be irrevocable and coupled with an interest (in accordance with Section 2-507(d) of the Maryland General Corporation Law) for all purposes. Star hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.
5.    Representations and Warranties of Star.   Star hereby represents and warrants to Safe as follows:
5.1   Due Authority.   Star has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by Star and constitutes a valid and binding agreement of Star enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).
5.2   Ownership of Safe Common Stock.   As of the date hereof, Star (a) Beneficially Owns 40,279,077 shares of Safe Common Stock, free and clear of any and all Liens, other than those created by this Agreement, and (b) has sole voting power over all of the shares of Safe Common Stock Beneficially Owned by Star. As of the date hereof, Star does not Beneficially Own any other capital stock or other securities of Safe. As of the date hereof, Star does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of Safe.
5.3   No Conflict; Consents.
(a)   The execution and delivery of this Agreement by Star does not, and the performance by Star of its obligations under this Agreement do not and will not: (i) conflict with or violate any Laws applicable to Star, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Subject Securities Beneficially

Owned by Star pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Star is a party or by which Star is bound.
(b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Star in connection with the execution and delivery of this Agreement or the consummation by Star of the transactions contemplated hereby.
5.4   Absence of Litigation.    As of the date of this Agreement, there is no action, suit, investigation or proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of Star, threatened against or affecting, Star that could reasonably be expected to materially impair or materially adversely affect the ability of Star to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
6.    Termination.    This Agreement (other than Section 9, which shall remain in effect following the Expiration Time until fully performed in accordance with its terms) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that any liability incurred by any Party as a result of (a) fraud by the other Party or (b) an intentional and material breach of a term or condition of this Agreement by the other Party, in each case, prior to the Effective Time (as determined by a court of competent jurisdiction pursuant to a final and non-appealable judgment) shall survive the termination of this Agreement.
7.    Waiver of Certain Actions.    Star hereby agrees not to, in its capacity as a stockholder of Safe, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Star, Safe or any of their respective Subsidiaries or successors, to the fullest extent permitted by Law: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any duty of the Board of Directors of Safe or Star (or any committee thereof, including the Safe Special Committee or the Star Special Committee) in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
8.    Authority of the Special Committees.    Any determination, consent or approval of, or notice or request delivered by, or any similar action of, Star with respect to this Agreement or the transactions contemplated hereby, may be effected only if such action is recommended by or taken at the direction of the Star Special Committee. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, Safe with respect to this Agreement or the transactions contemplated hereby, may be effected only if such action is recommended by or taken at the direction of the Safe Special Committee.
9.    Miscellaneous.
9.1   Severability.    If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.
9.2   Successors and Assigns.    Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
9.3   Amendments and Modifications.    No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by both Safe and Star. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

9.4   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted via email (notice deemed given upon delivery if no automated notice of delivery failure is received by the sender) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses:
(a)   if to Star, to it at:
iStar Inc.
1114 Avenue of the America, 39th Floor
New York, NY 10036
Attention:
Barry Ridings
Chair of the Special Committee of the Board of Directors

Email:
[*]

With a copy (which shall not be considered notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Kathleen Werner
Email: kathleen.werner@cliffordchance.com
(b)   if to Safe, to:
Special Committee of the Board of Directors
Safehold Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention:
Stefan M. Selig
Jay S. Nydick

Email:
[*]
[*]

With a copy (which shall not be considered notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Eric L. Schiele, P.C.
Michael P. Brueck, P.C.
David Perechocky
Email:
eric.schiele@kirkland.com

michael.brueck@kirkland.com
david.perechocky@kirkland.com
or to such other address as any party may have furnished to the other in writing in accordance herewith, such notice of change of address to be effective upon receipt.
9.5   Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to any choice of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.
9.6   Submission to Jurisdiction.    Each of the Parties hereby agrees that (a) any and all litigation arising out of this Agreement shall be conducted only in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the federal court located in Baltimore, Maryland (the “Chosen Courts”) and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Parties further consents to the assignment of any action or proceeding in the Circuit Court for Baltimore

City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 (or any successor thereto). Each of the Parties accepts, for itself and in respect of its property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other Party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable Law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 9.4 or as otherwise permitted by Law, shall be necessary in order to confer jurisdiction upon any Party in any such courts. Nothing contained herein shall affect the right serve process in any manner permitted by Law or to commence any legal action or proceeding in any other jurisdiction. Each of the Parties hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.
9.7   Enforcement.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, other than Section 2.1. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement other than Section 2.1, which is addressed in Section 2.4, and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.
9.8   No Third Party Beneficiaries.    Nothing in this Agreement (other than Section 2.4) shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns.
9.9   WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10   Entire Agreement.    This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein, including Annex A hereto) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
9.11   Counterparts.    This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.12   No Agreement Until Executed.    Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.
9.13   Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
SAFEHOLD INC.
By:
/s/ Marcos Alvarado

Name: Marcos Alvarado
Title:    President and Chief Investment Officer

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
iSTAR INC.
By:
/s/ Brett Asnas

Name:  Brett Asnas
Title:    Chief Financial Officer

Annex I
FINAL FORM
GOVERNANCE AGREEMENT
BETWEEN
[SPINCO]
AND
SAFEHOLD INC.
Dated as of [•]

I-i

GOVERNANCE AGREEMENT
This GOVERNANCE AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of [•], is made and entered into by and between Safehold Inc., a Maryland corporation (the “Company”), and [SPINCO], a Maryland business trust (“SpinCo”).
WHEREAS, pursuant to that certain Separation and Distribution Agreement (the “Distribution Agreement”), dated as of [•], by and between iStar, Inc. (“iStar”) and SpinCo, iStar has distributed all of the interests in SpinCo to its stockholders effective as of the date hereof (the “Spin-Off”);
WHEREAS, immediately following the Spin-Off, SpinCo owned [•] shares of common stock, par value $0.01 per share (the “Safe Common Stock”), of Safehold, Inc., a Maryland corporation (“Safe”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2022, by and between iStar and Safe, effective as of the date hereof, (i) Safe merged with and into iStar (the “Merger”) with the Company surviving the Merger and (ii) each share of Safe Common Stock was exchanged for one (1) share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company;
WHEREAS, following the Merger, SpinCo owns [•] shares of Company Common Stock;
WHEREAS, (i) SpinCo and the Company have entered into a Registration Rights Agreement (the “Registration Rights Agreement”), and (ii) SpinCo and [Manager], a Delaware limited liability company and a Subsidiary of the Company, have entered into a Management Agreement (the “Management Agreement”), each dated as of the date hereof (such agreements, together with the Distribution Agreement and the Merger Agreement, the “Related Documents”); and
WHEREAS, in connection with the transactions contemplated by the Distribution Agreement and the Merger Agreement, the parties desire to enter into this Agreement to govern the arrangements set forth herein among them from and after the date hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1    Defined Terms.   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Activist” means, as of any date of determination, a Person that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the three-year period immediately preceding such date of determination, (i) publicly made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any equity securities of any issuer, including in connection with a proposed Change of Control or other extraordinary or fundamental transaction, or a proposal for the election or replacement of directors, not approved (at the time of the first such proposal) by the board of directors of such issuer, (ii) publicly called, or publicly sought to call, a meeting of the shareholders of any issuer or publicly initiated any shareholder proposal for action by shareholders of any issuer, in each case not approved (at the time of the first such action) by the board of directors of such issuer, (iii) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the management or the policies of any issuer (provided, that this clause (iii) is not intended to include the activities of any member of the board of directors of an issuer, with respect to such issuer, taken in good faith solely in his or her capacity as a director of such issuer), (iv) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, or (v) publicly disclosed any intention, plan, arrangement or other contract to do any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person. For purposes of this Agreement, the Company and SpinCo shall not be considered Affiliates of each other.
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Business Day” means any day which is not a Saturday, a Sunday or a day on which commercial banks in New York, New York are not open for business.
“Change of Control” means any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization or otherwise) that results in (i) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of a majority of the property or assets of the Company and its Subsidiaries (taken as a whole) to any Person or Group (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith), (ii) holders of the Company Common Stock outstanding immediately before such transaction or transactions owning, in the aggregate, less than a majority of the voting power of the outstanding Company Common Stock (or any parent or successor entity) immediately after such transaction or transactions or (iii) the majority of the Company Board immediately after such transaction or transactions consisting of directors not approved by a majority of the directors serving immediately prior to such transaction or series of transactions.
“Closing” shall have the meaning given to such term in the Merger Agreement.
“Company Board” means the Board of Directors of the Company.
“Company Board Designee(s)” means, upon appointment to the SpinCo Board, the Initial Designees, or any Replacement Designees, as applicable.
“Company Competitor” means a Person that, together with its Affiliates, engages predominantly in the business of acquiring, originating, manufacturing, owning, managing, financing and/or capitalizing ground leases, including trading or dealing in securities, financial derivatives, store of value products, or interest rate products associated with cryptocurrency, digital currency or virtual currency relating to or derived from such ground lease activities, as such business is being conducted by the Company as of the date hereof; provided, however, that for purposes of this definition, such business shall not include a business that owns, in the aggregate, less than $100,000,000 of ground lease investments, so long as such business does not (i) engage in acquiring, originating, manufacturing, owning, managing, financing and/or capitalizing individual ground leases larger than $10,000,000 in value, or (ii) structure investments in any manner that separates ground lease rent income from ground lease capital appreciation.
“Company Securities” means (i) Equity Securities, (ii) Convertible Company Securities, (iii) Voting Securities, and (iv) any options, warrants or rights to acquire any of the foregoing.
“Control” (including its correlative meanings, such as “Controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Convertible Company Securities” means any Company Securities (other than Equity Securities) that provide the holder a right to acquire Equity Securities of the Company or the Operating Partnership, including options, warrants and debt or preferred securities that are convertible into or exchangeable for any Equity Securities.
“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (i) such interest conveys any voting rights in such security, (ii) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (iii) other transactions hedge the economic effect of such interest.
“Equity Securities” means any equity securities of the Company or any of its Subsidiaries, irrespective of voting interests, including Company Common Stock.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.
“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
“Group Owner” means SpinCo or any successor thereto by merger, consolidation, reorganization, sale of stock or sale of all or substantially all assets.
“New Common Stock” means any Company Common Stock that the Company issues or sells at any time or from time to time following the date of this Agreement.
“NYSE” means the New York Stock Exchange.
“Operating Partnership” means Safety Income and Growth Operating Partnership L.P., a Delaware limited partnership.
“Ownership” means, with respect to any security, the ownership of such security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Own,” “Owned” and “Owner” shall have correlative meaning.
“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.
“Restrictive Period” means the period beginning on the date hereof and ending upon the earliest to occur of (i) the effective date on which the Company or its Affiliate that manages SpinCo terminates the Management Agreement; or (ii) the date on which both (A) SpinCo ceases to Beneficially Own 7.5% or more of the issued and outstanding shares of Company Common Stock and (B) SpinCo is no longer managed by the Company or one of its Affiliates; or (iii) a Change of Control.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended (or any successor regulation).
“SpinCo Board” means the Board of Directors of SpinCo.
“Stockholder Group” means, collectively, Group Owner and each of its directly or indirectly wholly owned Subsidiaries.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest.
“Transfer” means any direct or indirect offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), of any security or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, Control or possession of, any security. “Transferred,” “Transferor” and “Transferee” and similar expressions shall have corresponding meanings.
“Voting Securities” means Company Common Stock and all other securities of the Company or its Subsidiaries entitled to vote on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), disregarding the effect of Section 2.2.
Section 1.2   Table of Defined Terms.   Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:
DEFINED TERM	SECTION NO.
Agreement	Preamble
Company	Preamble
Company Common Stock	Recitals
Distribution Agreement	Recitals
Management Agreement	Recitals
Merger	Recitals
Merger Agreement	Recitals
Registration Rights Agreement	Recitals
Related Documents	Recitals
Safe	Recitals
Safe Common Stock	Recitals
Spin-Off	Recitals
SpinCo	Preamble
ARTICLE II
CERTAIN AGREEMENTS
Section 2.1   Transfer Restrictions.
(a)   No member of the Stockholder Group shall Transfer any Company Securities on or before the date that is the nine-month anniversary of the Closing, other than (i) Transfers among the Stockholder Group, (ii) with the prior written consent of the Company, which consent will not be unreasonably withheld, and (iii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as SpinCo retains the sole voting control over the right to vote such shares in the absence of a foreclosure thereunder; provided, that if any member of the Stockholder Group ceases to be a part of the Stockholder Group before the date that is the nine-month anniversary of the Closing, any Company Securities Transferred to such member pursuant to clause (i) of this Section 2.1(a) shall be Transferred back to the Stockholder Group prior to or concurrently with the time such member ceases to be a part of the Stockholder Group.
(b)   No member of the Stockholder Group shall at any time, without the prior written consent of the Company, Transfer any Company Securities to any Person who, to the knowledge of any member of the Stockholder Group, is an Activist or Company Competitor or any Group that, to the knowledge of any member of the Stockholder Group, includes an Activist or Company Competitor; provided, however, that the restrictions in this Section 2.1(b) shall not apply to (i) Transfers among members of the Stockholder Group; (ii) a Transfer of shares in response to a tender or exchange offer by any Person that has been approved or recommended by the Company Board; (iii) Transfers effected through (A) a bona fide underwritten public offering or (B) a block trade effected on a registered basis or pursuant to Rule 144 under the Securities Act through a broker dealer, placement agent or other similar intermediary so long as the Stockholder Group shall instruct the broker dealer, placement agent or other intermediary to exclude from such block trade (as a Transferee) both Activists and Company

Competitors; (iv) Transfers effected through “brokers transactions” within the meaning of Rule 144 executed by a broker-dealer acting as agent for SpinCo, so long as such Transfers are not directed by SpinCo to be made to a particular counterparty; or (v) a Transfer that is a pro rata distribution of Company Securities by SpinCo to the holders of its outstanding equity interests; provided, that any Company Securities Transferred to such member pursuant to clause (i) of this Section 2.1(b) shall be Transferred back to the Stockholder Group prior to or concurrently with the time such member ceases to be a part of the Stockholder Group.
(c)   The sole remedy of the Company for any violation of this Section 2.1 shall be to recover damages for breach of contract.
Section 2.2   Voting Arrangements.   During the Restrictive Period, the Stockholder Group shall vote (including, if applicable, through the execution of one or more written consents if the stockholders of the Company are requested to vote through the execution of written consents in lieu of any annual or special meeting of the stockholders of the Company) all Voting Securities owned by it (i) in favor of all those Persons nominated to serve as directors of the Company by the Company Board or its Nominating and Corporate Governance Committee, (ii) against any stockholder proposal that is not recommended by the Company Board and (iii) in accordance with the recommendations of the Company Board on all other proposals brought before the Company stockholders.
Section 2.3   Additional Voting Securities; Attendance at Meetings.
(a)   For the avoidance of doubt, if after the date of this Agreement any Voting Securities are (i) acquired by the Stockholder Group in the open market or otherwise or (ii) issued by the Company to the Stockholder Group by reason of a stock dividend, stock split, consolidation, reclassification or similar transaction, then such Voting Securities shall be subject to the provisions of this Article II, unless the Company agrees otherwise.
(b)   In furtherance of Section 2.2, SpinCo shall be, and shall cause each member of the Stockholder Group to be, present in person, virtually or represented by proxy at all meetings of stockholders to the extent necessary so that all Voting Securities as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.
Section 2.4   Irrevocable Proxy Coupled with Interest.
(a)   SpinCo hereby irrevocably designates and appoints (and shall cause any member of the Stockholder Group that holds Voting Securities to designate and appoint) the Company Board as the Stockholder Group’s sole and exclusive attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in the relevant stockholder’s name, to (i) attend all meetings of stockholders of the Company (including any postponements or adjournments thereof) and to vote and exercise all voting and related rights (to the fullest extent the stockholder is entitled to do so) or (ii) vote through the execution of written consents in lieu of any annual or special meeting of the stockholders of the Company, in each case with respect to any and all of the Voting Securities owned by the Stockholder Group with respect to the matters set forth in Section 2.2 that are entitled to be voted at such meetings or on such matter by written consent, as applicable.
(b)   The irrevocable proxy and power of attorney granted pursuant to this Section 2.4 is intended to be and shall be irrevocable to the full extent permitted by the Maryland General Corporation Law and is coupled with an interest sufficient in law to support an irrevocable power.
(c)   For the avoidance of doubt, the irrevocable proxy provided in this Section 2.4 shall remain in effect until the end of the Restrictive Period.
Section 2.5   Standstill.   SpinCo agrees that during the Restrictive Period, except as permitted by this Agreement or with the prior written consent of the independent directors of the Company Board, neither SpinCo nor any of its Affiliates will, and SpinCo will cause each of its Affiliates not to, directly or indirectly, in any manner:
(a)   Other than as a result of any stock split, stock dividend or distribution or similar involuntary transaction, purchase or otherwise acquire (or agree to acquire, propose or offer to acquire, or facilitate the acquisition of) legal or Beneficial Ownership of (i) any Company Common Stock in excess of the ownership threshold then applicable to the Stockholder Group, (ii) any other Company Securities or (iii) any Derivative Instruments of the Company;
(b)   solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities of the Company, or make, or in any way participate in, any solicitation of any proxy, consent or other authority to vote any Voting Securities of the Company, with respect to the election of directors that have not been approved and recommended by the independent directors of the Company or any other matter that has not been approved and recommended by the Company, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the independent directors of the Company, including relating to the removal or the election of directors;
(c)   form, join or in any other way participate in a Group with respect to any securities of the Company, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clause (b) above;
(d)   deposit any Voting Securities in a voting trust or similar contract, arrangement or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities, in each case, other than (i) any proxy granted to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or the Company Board or (ii) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as SpinCo retains the sole voting control over the right to vote such shares in the absence of a foreclosure thereunder;
(e)   call, or publicly request the call of, a special meeting of the stockholders of the Company, make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or initiate or propose any action by written consent of the stockholders of the Company;
(f)   seek representation on the Company Board or the removal of any director from the Company Board or propose or request to, or otherwise act, alone or in concert with others, to seek to, change or influence the management, Company Board, governance structure, policies (including dividend policies), capitalization, corporate structure or organizational documents of the Company;
(g)   solicit, effect, publicly offer or propose to effect, or cause, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or make any public statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities (other than in connection with the Company’s capital raising activities), dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Subsidiaries;
(h)   make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media), in support of any solicitation described in clause (b) above;
(i)   contest the validity or enforceability of the agreements contained in this Section 2.5 (including this clause (i));
(j)   take any action which could reasonably be expected to cause or require the Company to make a public announcement, disclosure or filing regarding any of the foregoing, or publicly request to amend, waive or terminate any provision of this Section 2.5;
(k)   enter into any agreement, arrangement or understanding with respect to any of the foregoing; or

(l)   advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; it being understood and agreed that the foregoing shall not limit the activities of any director of the Company taken in good faith in his or her capacity as a director.
ARTICLE III
GENERAL PROVISIONS
Section 3.1    Termination.   This Agreement shall automatically terminate at such time as each of SpinCo’s and the Company’s rights and obligations hereunder has terminated in accordance with their terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 3.2   Safe Breach Event.   SpinCo and its directors, shareholders and agents shall not be deemed to have breached this Agreement or to have failed to comply with any provision of this Agreement if the alleged breach or non-compliance resulted from any action or failure to take any action of the Company and its Affiliates.
Section 3.3   Notifications.   Upon written request, SpinCo shall, within ten (10) Business Days of such request, provide the Company in writing with details of its Ownership of Equity Securities and other Company Securities in order to confirm the parties’ rights pursuant to this Agreement.
Section 3.4   Governing Law.   All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of Maryland. The Company and SpinCo hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction, the federal court located in Baltimore, Maryland and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. Each of the Company and SpinCo accepts, for itself and in respect of its property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the other party may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 3.9 or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon any the Company and SpinCo in any such courts. Each of the Company and SpinCo further consents to the assignment of any action or proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 (or any successor thereto). Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. Each of the Company and SpinCo hereby (i) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agrees that any such action shall be tried before a court and not before a jury.
Section 3.5   Counterparts.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
Section 3.6   Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 3.7   Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Section 3.8   Entire Agreement; Amendments; Waiver.   This Agreement and the Related Documents supersede all other prior oral or written agreements between SpinCo, the Company, their Affiliates and persons or entities acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor SpinCo makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and SpinCo. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. Any amendment or waiver of any provision of this Agreement by the Company shall require the approval of a majority of the independent directors of the Company Board.
Section 3.9   Notices.   Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent via email (provided no automated notice of delivery failure is received by the sender); or (c) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:
If to the Company:
Safehold Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: [•]
Email: [•]
If to SpinCo:
[SPINCO]
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: [•]
Email: [•]
Section 3.10   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Neither the Company nor SpinCo shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.
Section 3.11   No Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
Section 3.12   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 3.13   Specific Performance.   The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder other than a breach of Section 2.1, which is addressed in Section 2.1(c), the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and each party hereto agrees not to plead sufficiency of damages as a defense in such circumstances.
Section 3.14   Costs and Expenses.   All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Governance Agreement to be duly executed as of the date first above written.
[SPINCO]
By:

Name:
Title:
SAFEHOLD INC.
By:

Name:
Title:
[Signature Page to Governance Agreement]

Annex J
FINAL FORM
REGISTRATION RIGHTS AGREEMENT
BETWEEN
SAFEHOLD INC.
AND
[SPINCO]
Dated as of [•]

J-i

This REGISTRATION RIGHTS AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of [•], is made and entered into by and between Safehold, Inc., a Maryland corporation (the “Company”) and [SPINCO], a Maryland business trust (together with any of its subsidiaries that owns Registrable Shares from time to time, the “Holder”).
WHEREAS, pursuant to that certain Separation and Distribution Agreement (the “Distribution Agreement”), dated as of [•], by and between iStar, Inc. (“iStar”) and the Holder, iStar has distributed all of the interests in the Holder to its stockholders effective as of the date hereof (the “Spin-Off”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 10, 2022, by and between the iStar and Safe, effective as of the date hereof, (i) Safe merged with and into iStar (the “Merger”) with the Company surviving the Merger and (ii) each share of Safe Common Stock was exchanged for one (1) share of common stock, par value $0.01 per share (the “Common Stock”), of the Company;
WHEREAS, the Holder received [•] shares of Common Stock in the Merger (such shares received, the “Owned Shares”);
WHEREAS, (i) the Holder and the Company have entered into a Governance Agreement (the “Governance Agreement”), and (ii) the Holder and [Manager], a Delaware limited liability company and a subsidiary of the Company, have entered into a Management Agreement (the “Management Agreement”), each dated as of the date hereof (such agreements, together with the Distribution Agreement and the Merger Agreement, the “Related Documents”); and
WHEREAS, the Company desires to enter into this Agreement with the Holder in order to grant the Holder the registration rights contained herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:
ARTICLE 1
DEFINED TERMS
Section 1.1   Defined Terms.   The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.
“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or institutional “accredited” investor (as defined in Rule 501(a) of Regulation D under the Securities Act), bought deal, over-night deal or similar transaction through a broker, sales agent or distribution agent, whether as agent or principal, that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, or the issuance of a legal opinion by the Company’s legal counsel.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
“Commission” means the U.S. Securities and Exchange Commission.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.
“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

“Prospectus” means any prospectus or prospectuses included in, or relating to, any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.
“Registrable Shares” with respect to the Holder, means at any time (i) the Holder’s Owned Shares and (ii) any additional shares of Common Stock or other equity securities issued as a dividend or distribution on, in exchange for, or otherwise in respect of, shares of Common Stock or other equity securities that otherwise constitute Registrable Shares with respect to the Holder (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or similar event or otherwise); provided, however, that Registrable Shares shall cease to be Registrable Shares with respect to the Holder upon the earliest to occur of (A) when such Registrable Shares shall have been disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144 under the Securities Act, (B) when all of the Holder’s Registrable Shares may be sold without restriction or pursuant to Rule 144(b) under the Securities Act and such Holder, together with its affiliates, owns less than 2% of the outstanding shares of Common Stock, or (C) when the Holder’s Registrable Shares shall have ceased to be outstanding.
“Registration Expenses” means any and all fees and expenses incident to the performance of or compliance with this Agreement, which shall be borne and paid by the Company as provided below, whether or not any Registration Statement is filed or becomes effective, including, without limitation: (i) all registration, qualification and filing fees (including fees and expenses with respect to (A) filings required to be made with the Commission and the U.S. Financial Industry Regulatory Authority and (B) compliance with securities or “blue sky” laws), (ii) typesetting and printing expenses, (iii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (iv) the fees and expenses incurred in connection with the listing of the Registrable Shares, (v) the fees and disbursements of legal counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company, and any transfer agent and registrar fees and (vi) the reasonable fees and expenses of any special experts retained by the Company; provided, however, that “Registration Expenses” shall not include, and the Company shall not have any obligation to pay, any underwriting fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Holder, or any legal fees and expenses of counsel to the Holder and any underwriter engaged by the Holder or any other expenses incurred in connection with the performance by the Holder of its obligations under the terms of this Agreement.
“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which permits the public offering of any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.
Section 1.2   Table of Defined Terms.   Terms that are not defined in Section 1.1 have the respective meanings set forth in the following Sections:
Defined Term	Section No.
Agreement	Preamble
Common Stock	Recitals
Company	Preamble
Company Offering	Section 3.2(b)

Defined Term	Section No.
Controlling Person	Section 4.1
Demand Registration	Section 2.2(a)(i)
Demand Request	Section 2.2(a)(i)
Distribution Agreement	Recitals
End of Suspension Notice	Section 3.1(b)
Governance Agreement	Recitals
Holder	Preamble
iStar	Recitals
Liabilities	Section 4.1(a)
Management Agreement	Recitals
Maximum Number of Securities	Section 2.7(b)
Merger	Recitals
Merger Agreement	Recitals
Offering Blackout Period	Section 3.2(b)
Owned Shares	Recitals
Piggyback Registration	Section 2.7(a)
Related Documents	Recitals
Required Filing Date	Section 2.2(a)(ii)
Spin-Off	Recitals
Suspension Event	Section 3.1(b)
Suspension Notice	Section 3.1(b)
Suspension Period	Section 3.1(b)
ARTICLE 2
REGISTRATION RIGHTS
Section 2.1   Shelf Registration.   The Company shall file or cause to be filed on or before the seven months anniversary of the date of this Agreement with the Commission a Registration Statement on an appropriate form (which shall be, if the Company is then eligible, an Automatic Shelf Registration Statement) providing for the registration of, and the sale by the Holder of, all of the Registrable Shares held by the Holder at the time of such filing on a continuous or delayed basis by the Holder, from time to time in accordance with the methods of distribution elected by the Holder, pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission; provided, however, that the Holder acknowledges and agrees that, pursuant to the Governance Agreement, it is subject to certain restrictions on transfer of the Registrable Shares. The Company will use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. To the extent that the Company has an effective shelf registration statement on file and it is effective with the Commission at the time the Company is going to file a Registration Statement hereunder, the Company may (but will not be required to) instead file a prospectus or post-effective amendment, as applicable, to include in such shelf registration statement the Registrable Shares to be registered pursuant to this Agreement (in such a case, such prospectus or post-effective amendment together with the previously filed shelf registration statement will be considered the Registration Statement).
Section 2.2   Demand Registrations.
(a)   Request for Registration.
(i)   From and after the date that is nine months after the date hereof, the Holder shall have the right to require the Company to file a Registration Statement under the Securities Act for a public offering of all or part of such Registrable Shares (a “Demand Registration”) by delivering to the Company written notice stating that such right is being exercised by the Holder, specifying the number of Registrable Shares to be included in such registration and, subject to Section 2.2(b) hereof, describing the intended method of distribution thereof (a “Demand Request”). The Holder may exercise its rights under this Section 2.2 in the Holder’s sole discretion; provided, that, the Company shall not be obligated to effect more than one (1) Demand Registration (inclusive of an underwritten take-down offering (which, for avoidance of doubt, includes a Block Trade) pursuant to Section 2.6).
(ii)   The Demand Request shall specify the aggregate number of Registrable Shares proposed to be sold. Subject to Section 3.1, the Company shall file the Registration Statement in respect of a Demand Registration within 45 days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the Commission as promptly as practicable after such filing; provided, however, that:
(A)   the Company shall not be obligated to cause a Registration Statement with respect to a Demand Registration to be declared effective pursuant to Section 2.2(a)(ii) unless the Demand Request is for a number of Registrable Shares with a market value that is equal to at least $50 million as of the date of such Demand Request; provided, however, that this Section 2.2(a)(ii)(A) shall not apply if the applicable Demand Request is for all of the Registrable Shares held by the Holder as of the date of such Demand Request; and
(B)   the Holder shall have the right to withdraw a Demand Request at any time prior to the relevant Registration Statement being declared effective by the Commission in which event the Company shall not be obligated to cause a Registration Statement with respect to a Demand Registration to be declared effective pursuant to Section 2.2(a)(ii).
(b)   Priority on Demand Registrations.   The Company shall include in a Demand Registration only the Registrable Shares requested by the Holder to be included therein.
(c)   Selection of Underwriters.   The Holder may (i) request that the offering of Registrable Shares pursuant to a Demand Registration be in the form of a “firm commitment”underwritten offering and (ii) select the investment banking firm or firms to manage the underwritten offering, subject to the prior written consent of the Company (such consent not to be unreasonably withheld).
Section 2.3   Effectiveness.   The Company shall use its reasonable best efforts to keep each Registration Statement continuously effective (or in the event a Registration Statement expires pursuant to Rule 415(a)(5) under the Securities Act, file a replacement Registration Statement and keep such replacement Registration Statement effective) for the period beginning on the date on which the Registration Statement is declared or becomes effective and ending on the date that all Registrable Shares registered thereunder have been disposed of or withdrawn.
Section 2.4   Notification and Distribution of Materials.   The Company shall notify the Holder of the effectiveness of any Registration Statement applicable to the Registrable Shares and shall furnish to the Holder such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements, if any) and any documents incorporated by reference in such Registration Statement or such other documents as the Holder may reasonably request in order to facilitate the sale of the Registrable Shares in the manner described in such Registration Statement.
Section 2.5   Amendments and Supplements.   During the period that a Registration Statement is effective, the Company shall prepare and file with the Commission from time to time such amendments and supplements to such Registration Statement and Prospectus used in connection therewith as may be necessary to keep such Registration Statement (or a successor Registration Statement filed with respect to such Registrable Shares) effective and to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered thereby. The Company shall file, as promptly as practicable (and within twenty (20) Business Days), any supplement or post-effective amendment to a Registration Statement to add Registrable Shares to any shelf Registration Statement as reasonably necessary to permit the sale of the Holder’s Registrable Shares pursuant to such Registration Statement. The Company shall furnish to and afford the Holder a reasonable opportunity to review and comment on all amendments and supplements proposed to be filed to a Registration Statement (in each case at least two (2) Business Days prior to such filing). The Company shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing. The Holder agrees to deliver such notices, questionnaires and other information as the Company may reasonably request in writing, if any, to the Company within fifteen (15) Business Days after such request.
Section 2.6   Underwritten Offerings.
(a)   The Holder may request, by written notice to the Company, that the Company cooperate with the Holder in any underwritten offering of Registrable Shares initiated by the Holder under a Registration Statement. The Company agrees to reasonably cooperate with any such request for an underwritten offering and to take all such other reasonable actions in connection therewith, including entering into such agreements (including an underwriting agreement in form, scope and substance as is customary for similar underwritten offerings) and taking all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of Registrable Shares included in such underwritten offering, including (i) making such representations and warranties to the underwriters with respect to the business of the Company and the Registration Statement and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings by selling stockholders; (ii) obtaining customary opinions and negative assurance letters of counsel to the Company; and (iii) obtaining customary “cold comfort”letters and updates thereof from the independent registered public accountants of the Company (to the extent permitted by applicable accounting rules and guidelines); and (iv) filing any supplements to the Registration Statement and Prospectus as may be necessary in order to enable the Registrable Shares to be distributed in the underwritten offering.
(b)   If the Holder desires to engage in Block Trade or bought deal pursuant to a shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing shelf Registration Statement), then notwithstanding the time periods set forth in Section 2.5, the Holder may notify the Company of the Block Trade not less than two (2) Business Days prior to the day such offering is first anticipated to commence. If requested by the Holder, the Company will use its reasonable best efforts to facilitate such Block Trade or bought deal (which may close as early as two (2) Business Days after the date it commences).
Section 2.7   Piggyback Registration.
(a)   Piggyback Rights.   If the Company proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of common equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into common equity securities of the Company, for its own account (but not for the account of other stockholders of the Company), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a Block Trade, then the Company shall give written notice of such proposed offering to the Holder not less than three (3) Business Days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a shelf Registration Statement, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any and if known, in such offering, and (B) offer to the Holder the opportunity to include in such registered offering such number of Registrable Shares as the Holder may request in writing within three (3) Business Days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall cause such Registrable Shares to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Shares requested by the Holder pursuant to this Section 2.7(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. The inclusion of the Holder’s Registrable Shares in a Piggyback Registration shall be subject to the Holder’s agreement to abide by the terms of Section 3.2 below.
(b)   Reduction of Piggyback Registration.   If the managing underwriter or underwriters in an underwritten offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holder, in each case, participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holder hereunder and (ii) the Registrable Shares, if any, as to which registration has been requested pursuant to this Section 2.7, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in any such registration (A) first, the Common Stock or other equity securities that the Company desires to sell and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock or other equity securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights of stockholders of the Company, including the Registrable Shares of the Holder exercising its rights to register its Registrable Shares pursuant to Section 2.7(a) (pro rata based on the number of securities then owned by such holders), which can be sold without exceeding the Maximum Number of Securities.
(c)   Piggyback Registration Withdrawal.   The Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of the Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a shelf Registration Statement, the filing of the applicable “red herring”prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include shelf registration statement) at any time prior to the effectiveness of such Registration Statement.
Section 2.8   New York Stock Exchange.   The Company shall file any necessary listing applications or amendments to the existing applications to cause the Registrable Shares registered under any Registration Statement to be then listed or quoted on the New York Stock Exchange or such other primary exchange or quotation system on which the Common Stock is then listed or quoted.
Section 2.9   Notice of Certain Events.
(a)   The Company shall promptly notify the Holder in writing of the filing of any Registration Statement or Prospectus, amendment or supplement related thereto or any post-effective amendment to a Registration Statement and the effectiveness of any post-effective amendment; provided, however, that this Section 2.8(a) shall not apply to (i) an amendment or supplement relating solely to securities other than the Registrable Shares, and (ii) an amendment or supplement by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Proxy Statement on Schedule 14A, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments thereto filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Registration Statement or Prospectus.
(b)   At any time when a Prospectus relating to a Registration Statement is required to be delivered under the Securities Act by the Holder to a transferee, the Company shall immediately notify the Holder of the happening of any event as a result of which the Company believes the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall promptly prepare and, if applicable, furnish to the Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of Registrable Shares sold under the Prospectus, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall, if necessary, promptly amend the Registration Statement of which such Prospectus is a part to reflect such amendment or supplement. The Holder agrees that, upon receipt of any notice from the Company of the occurrence of an event as set forth above, the Holder will forthwith discontinue disposition of Registrable Shares pursuant to any Registration Statement covering such Registrable Shares until the Holder’s receipt of written notice from the Company that the use of the Registration Statement may be resumed. The Holder also agrees that it will treat as confidential the receipt of any notice from the Company of the occurrence of an event as set forth above and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.
Section 2.10   In-Kind Distributions.   If the Holder seeks to effectuate an in-kind distribution of all of part of the Registrable Shares to its direct or indirect equityholders, the Company will work with the Holder to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.
ARTICLE 3
SUSPENSION OF REGISTRATION
REQUIREMENTS; SALES RESTRICTIONS
Section 3.1   Suspension of Registration Requirements.
(a)   The Company shall promptly notify the Holder in writing of the issuance by the Commission or any state instrumentality of any stop order suspending the effectiveness of a Registration Statement with respect to the Holder’s Registrable Shares or the initiation of any proceedings for that purpose. The Company shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement as promptly as practicable after the issuance thereof.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, the Company may postpone the filing or the effectiveness of a Registration Statement or suspend the use of a prospectus that is part of a shelf Registration Statement (and therefore suspend sales of the Registrable Shares off the shelf Registration Statement) as the Company may reasonably determine necessary and advisable (but in no event more than two times in any rolling 12-month period commencing on the date of this Agreement or more than 60 consecutive days (the “Suspension Period”)) in the event of pending negotiations relating to, or consummation of, a material transaction or the occurrence of a material event that, in the Company’s reasonable determination, (i) would require additional disclosure of material non-public information by the Company in the Registration Statement or such filing, as to which the Company has a bona fide business purpose for preserving confidentiality, and the premature disclosure of which would adversely affect the Company, or (ii) render the Company unable to comply with Commission requirements (any such circumstances being hereinafter referred to as a “Suspension Event”). In case of a Suspension Event, the Company will give a notice to the Holder (a “Suspension Notice”) to suspend sales of the Registrable Shares and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. The Holder agrees not to effect any sales of its Registrable Shares pursuant to the Registration Statement (or related filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. The Holder may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or related filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension

Notice will be given by the Company to the Holder promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period). The Holder agrees that it will treat as confidential the receipt of any Suspension Notice from the Company of the occurrence of an event as set forth above and shall not disclose or use the information contained in such notice without the prior written consent of the Company until the End of Suspension Notice.
Section 3.2   Restriction on Sales.
(a)   The Holder agrees that, following the effectiveness of any Registration Statement relating to its Registrable Shares, the Holder will not effect any dispositions of any of its Registrable Shares pursuant to such Registration Statement or any filings under any state securities laws at any time after the Holder has received notice from the Company to suspend dispositions as a result of the occurrence or existence of any Suspension Event or so that the Company may correct or update the Registration Statement or such filing. The Holder will maintain the confidentiality of any information included in the written notice delivered by the Company unless otherwise required by law or subpoena. The Holder may recommence effecting dispositions of the Registrable Shares pursuant to the Registration Statement or such filings, and all other obligations which are suspended as a result of a Suspension Event shall no longer be so suspended, following further notice to such effect from the Company, which notice shall be given by the Company promptly after the conclusion of any such Suspension Event.
(b)   The Holder further agrees, if requested by the managing underwriter or underwriters in an underwritten offering, not to effect any disposition of any of the Registrable Shares during the period (the “Offering Blackout Period”) beginning upon receipt by the Holder of written notice from the Company, but in any event no earlier than the fifteenth (15th) day preceding the anticipated date of pricing of such underwritten offering, and ending no later than ninety (90) days after the closing date of such underwritten offering, and in no event for any longer period of time than is applicable to the Company’s directors and officers in connection with such underwritten offering; provided, however, that such lockup shall not prohibit the Holder from pledging its Registrable Shares pursuant to a bona fide margin loan or prevent the lender from exercising foreclosure remedies pursuant to such loan. Such Offering Blackout Period notice shall be in writing in a form reasonably satisfactory to the Company and the managing underwriter or underwriters. The Holder will maintain the confidentiality of any information included in such notice delivered by the Company unless otherwise required by law or subpoena.
(c)   The Holder confirms its agreements to the restrictions on sales of Registrable Shares set forth in the Governance Agreement.
ARTICLE 4
INDEMNIFICATION
Section 4.1   Indemnification by the Company.   The Company agrees to indemnify and hold harmless the Holder, and the officers, directors, stockholders, members, managers, partners, affiliates, accountants, attorneys, trustees, employees, representatives and agents of the Holder, and each Person (a “Controlling Person”), if any, who controls (within the meaning of Section 15(a) of the Securities Act or Section 20(a) of the Exchange Act) any of the foregoing Persons, as follows (to the fullest extent permitted by applicable law):
(a)   from and against any and all costs, losses, liabilities, obligations, claims, damages, judgments, fines, penalties, awards, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred by any of them, arising out of or in connection with (A) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom at such date of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(b)   from and against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 4.4 below) any such settlement is effected with the prior written consent of the Company; and
(c)   from and against any and all legal or other expenses whatsoever, as incurred (including the reasonable fees and disbursements of one counsel chosen by any indemnified party) in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (a) or (b) above; provided, however, that this indemnity agreement shall not apply to any Liabilities to the Holder or its Controlling Persons to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).
Section 4.2   Indemnification by the Holder.   The Holder agrees to indemnify and hold harmless the Company, and the officers, directors, stockholders, members, partners, managers, employees, trustees, executors, representatives and agents of the Company, and each of their respective Controlling Persons, to the fullest extent permitted by applicable law, from and against any and all Liabilities described in the indemnity contained in Section 4.1 hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any Prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to the Holder furnished to the Company by the Holder expressly for use in the Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto); provided, however, that the Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds (after deducting underwriters’ discounts and commissions) received by the Holder from the sale of Registrable Shares pursuant to such Registration Statement, and provided further, that the obligations of the Holder hereunder shall not apply to amounts paid in settlement of any such Liabilities if such settlement is effected without the prior written consent of the Holder to the extent such consent is required under Section 4.3.
Section 4.3   Notices of Claims, etc.   Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder unless the indemnifying party is actually materially prejudiced as a result thereof, and in such case, only to the extent of such prejudice, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate therein at its own expense and, to the extent that it shall wish, assume the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. Notwithstanding the indemnifying party’s rights in the immediately preceding sentence, the indemnified party shall have the right to employ its own counsel (in addition to any local counsel), and the indemnifying party shall bear the reasonable fees, costs, and expenses of such separate counsel if (a) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (b) actual or potential defendants in, or targets of, any such proceeding include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be a legal defense available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (c) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of the institution of such proceeding; or (d) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whosoever in respect of which indemnification or contribution could be sought under this Article 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
Section 4.4   Indemnification Payments.   If at any time an indemnified party shall have requested an indemnifying party consent to any settlement of the nature contemplated by Section 4.1(b), such indemnifying party agrees that it shall be liable for such settlement, including any such related fees and expenses of counsel, effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have responded to such indemnified party in accordance with such request prior to the date of such settlement.
Section 4.5   Contribution.
(a)   If the indemnification provided for in this Article 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the applicable Holder on the other hand in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations.
(b)   The relative fault of the Company on the one hand and the Holder on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(c)   The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Article 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Article 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
(d)   No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE 5
TERMINATION; SURVIVAL
Section 5.1   Termination; Survival.   The rights of the Holder under this Agreement shall terminate upon the date that the Holder ceases to hold Registrable Shares. Notwithstanding the foregoing, the rights and obligations of the parties under Article 4 and Article 6 of this Agreement shall remain in full force and effect following such time.

ARTICLE 6
MISCELLANEOUS
Section 6.1   Covenants Relating to Rule 144.   For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act, the Company covenants that it will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of the Holder of Registrable Shares (a) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (b) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act and it will take such further action as the Holder of Registrable Shares may reasonably request, and (c) take such further action that is reasonable in the circumstances, in each case to the extent required from time to time to enable the Holder to sell its Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (ii) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the Commission. Upon the request of the Holder of Registrable Shares, the Company will deliver to the Holder a written statement as to whether it has complied with such requirements and of the Securities Act and the Exchange Act, a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or stockholder communications of the Company, and take such further actions consistent with this Section 6.1, as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such Registrable Shares without registration.
Section 6.2   No Conflicting Agreements.   The Company hereby represents and warrants that the Company has not entered into and the Company will not after the date of this Agreement enter into any agreement which conflicts with the rights granted to the Holder of Registrable Shares pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement. The Company hereby represents and warrants that the rights granted to the Holder hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.
Section 6.3   Additional Shares.   The Company, at its option, may register, under any Registration Statement and any filings under any state securities laws filed pursuant to this Agreement, any number of unissued, treasury or other Common Stock of or owned by the Company and any of its subsidiaries or any Common Stock or other securities of the Company owned by any other security holder or security holders of the Company.
Section 6.4   Governing Law; Arbitration.   All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. The Company and the Holder hereby agree that (a) any and all litigation arising out of this Agreement shall be conducted only in state or Federal courts located in the State of New York and (b) such courts shall have the exclusive jurisdiction to hear and decide such matters. The Holder accepts, for itself and in respect of the Holder’s property, expressly and unconditionally, the nonexclusive jurisdiction of such courts and hereby waives any objection that the Holder may now or hereafter have to the laying of venue of such actions or proceedings in such courts. Insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in the manner set forth in Section 6.9 hereof or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the Holder in any such courts. Nothing contained herein shall affect the right serve process in any manner permitted by law or to commence any legal action or proceeding in any other jurisdiction. The Company and the Holder hereby (i) expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, and (ii) agree that any such action shall be tried before a court and not before a jury.

Section 6.5   Counterparts.   This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a signature delivered by facsimile, email pdf or other electronic form shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.
Section 6.6   Headings.   The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
Section 6.7   Severability.   If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
Section 6.8   Entire Agreement; Amendments; Waiver.   This Agreement and the Related Documents supersede all other prior oral or written agreements between the Holder, the Company, their respective affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Related Documents contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
Section 6.9   Notices.   Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent via email (provided no automated notice of delivery failure is received by the sender); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
Safehold Inc.
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: [•]
Email: [•]
If to the Holder:
[SPINCO]
1114 Avenue of the Americas, 39th Floor
New York, New York 10036
Attention: [•]
Email: [•]
Section 6.10   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party hereto.
Section 6.11   No Third Party Beneficiaries.   This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person other than as expressly set forth in Article 4 and this Section 6.11.
Section 6.12   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements,

certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
Section 6.13   Specific Performance.   The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and the Holder and the Company agree not to plead sufficiency of damages as a defense in such circumstances.
Section 6.14   Costs and Expenses.   The Company shall bear all Registration Expenses incurred in connection with the registration of the Registrable Shares pursuant to this Agreement and the Company’s performance of its other obligations under the terms of this Agreement; provided, however, that the Holder shall bear all underwriting fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Holder, or any legal fees and expenses of counsel to the Holder and any underwriter engaged by the Holder and all other expenses incurred in connection with the performance by the Holder of its obligations under the terms of this Agreement. All other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.
SAFEHOLD INC.
By:

Name: [•]
Title: [•]
[SPINCO]
By:

Name: [•]
Title: [•]
[Signature Page to Registration Rights Agreement]

Annex K
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR
THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED
OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS
IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THE PROPOSED
SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED
WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE
STATE SECURITIES OR “BLUE SKY” LAWS.
DATED AS OF [•]

LIMITED LIABILITY COMPANY AGREEMENT
OF
SAFEHOLD GL HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

K-i

K-ii

K-iii

THIS LIMITED LIABILITY COMPANY AGREEMENT OF SAFEHOLD GL HOLDINGS LLC, a Delaware limited liability company (the “Company”) dated as of [•], is entered into by and among, Safehold Inc., a Maryland corporation (“SAFE” or the “Managing Member”) and the Additional Members (defined below) and Substituted Members (defined below) as may in the future be admitted to the Company from time to time.
WHEREAS, Safehold Operating Partnership LP (the “Partnership”) was formed as a Delaware limited partnership on [•];
WHEREAS, [on the date hereof,] the general partner and the limited partner of the Partnership adopted a resolution approving the conversion of the Partnership to a limited liability company and the adoption of this Agreement, pursuant to Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17 101, et seq.), as amended from time to time (the “LP Act”);
WHEREAS, on the date hereof, the Partnership was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended from time to time (the “Act”), and Section 17-219 of the LP Act by causing the filing with the Secretary of State of the State of Delaware of a Certification of Conversion to Limited Liability Company and a Certificate of Formation of the Company (the “Conversion”);
WHEREAS, pursuant to the Conversion, the general partner interests in the Partnership were cancelled for no consideration;
WHEREAS, pursuant to this Agreement and the Conversion, the limited partner of the Partnership became a member of the Company and the limited partner interests in the Partnership held by SAFE were converted into [•] GL Units and 7,950,000 CARET Units;
WHEREAS, pursuant to that certain Contribution Agreement dated as of the date hereof by and between CARET Management Holdings LLC (“CARET Management”) and the Company, CARET Management contributed [1,473,056] CARET LLC Units (representing all of the outstanding units of CARET Ventures LLC (“CARET Ventures”) held by CARET Management) to the Company and, in exchange, the Company issued [1,473,056] CARET Units to CARET Management (the “CMH Contribution”) and CARET Management is hereby admitted as a Member;
WHEREAS, [•] (collectively, the “Investor Contributions”); and
WHEREAS, following the CMH Contribution and the Investor Contributions, (a) CARET Ventures will be a wholly owned direct subsidiary of the Company, (b) CARET Ventures will be an entity disregarded as separate from the Company for U.S. federal income tax purposes, and (c) the Company is intended to be a continuation of CARET Ventures pursuant to Section 708 of the Code (as defined herein) and Revenue Ruling 66-264, 1966-2 C.B. 248.
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1   Definitions.   The following definitions shall apply for all purposes, unless otherwise clearly indicated to the contrary, to the terms used in this Agreement.
“Acceptance Notice” has the meaning set forth in Section 13.8(c).
“Acceptance Period” has the meaning set forth in Section 13.8(c).
“Accrued Unpaid Rent Amount” means, with respect to any Company GL Asset, the aggregate amount of accrued unpaid rent due under the applicable Ground Lease as of the date of the Disposition of such Company GL Asset determined without regard to any termination of such GL or acceleration of the rent thereunder.
“Act” has the meaning set forth in the recitals.

“Additional Funds” has the meaning set forth in Section 4.4(a).
“Additional Member” means a Person who is admitted to the Company as a Member pursuant to Article IV and Section 14.1 and who is shown as such on the Books and Records.
“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Company Year (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704‑2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Company Year or other applicable period.
“Advisory Committee” has the meaning set forth in Section 9.4(b).
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Limited Liability Company Agreement of the Company, as it may be amended, supplemented or restated from time to time.
“Arms-Length Terms” means, with respect to a transaction involving the Company, that such transaction is determined by the Managing Member to be on terms that are in the aggregate not materially less favorable to the Company than those that could reasonably be obtained with a Person that is not SAFE or an Affiliate thereof. The following is a non-exclusive list of methods that may be used to establish that a transaction is on Arms-Length Terms: (i) a bona fide quote or proposal for a comparable third-party transaction obtained by SAFE or the Company from an unaffiliated third party, or (ii) the written advice of an unaffiliated outside expert, broker or appraiser, such as a fairness opinion issued by a financial advisor, received by SAFE or the Company, stating that such transaction is fair on or market terms for a comparable third-party transaction.
“as Originally in Effect” means with respect to any Ground Lease, such Ground Lease as in effect on its Origination Date as the same may be modified, amended, supplemented or replaced pursuant to any right of the applicable Lessee (or leasehold mortgagee) in effect as of such Origination Date without the consent or approval of the applicable Lessor (or if such Lessor’s consent or approval is required, such Lessor is not entitled to withhold the same under the applicable circumstances as determined by the Managing Member in its sole discretion).
“Assignee” means a Person to whom one or more Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 13.4.
“Award Agreement” means any applicable award or grant agreement memorializing the issuance of Profits Interests or any other incentive equity or equity-linked award or grant, and, solely to the extent memorializing any terms and conditions of any of the foregoing, any other written agreement between a holder of any such award or grant and the Company.
“Books and Records” means those records and documents required to be maintained by the Act and other books and records deemed by the Managing Member to be appropriate with respect to the Company’s business, including records as to the Members of the Company and the Units issued hereunder, in all cases, as may be amended from time to time in accordance with this Agreement.

“Capital Account” means, with respect to any Member, the Capital Account maintained by the Managing Member for such Member on the Company’s books and records in accordance with the following provisions:
(a)
To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 7.3, and the principal amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b)
From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 7.3, and the principal amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)
In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)
In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

(e)
The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Managing Member may make such modification; provided that such modification will not have a material effect on the amounts distributable to any Member without such Member’s consent. The Managing Member may, in its sole discretion, (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any Contributed Property that such Member contributes to the Company in exchange for Units or is deemed to contribute to the Company pursuant to Article IV as determined by the Managing Member.
“Capital Transaction” has the meaning set forth in Section 7.2(b).
“CARET Economics” means the amounts which the CARET Holders are entitled to receive under Article VIII.
“CARET Financing” means any Debt financing (a) in which the Company and/or its Subsidiaries are, together, the sole borrowers and (b) that is serviced solely by cash proceeds that would be distributable to the CARET Holders in accordance with Article VIII but for such Debt financing, but excluding, for the avoidance of doubt, any Debt financing that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL Units or available to service other Debt or liabilities of the Company and its Subsidiaries (such as secured or unsecured ordinary course corporate facilities or asset based facilities).
“CARET Holder” means a Holder of a CARET Unit, in its capacity as such.
“CARET LLC Units” means CARET Units (as such term is defined in the amended and restated limited liability company agreement of CARET Ventures, dated as of August 15, 2018).
“CARET Management” has the meaning set forth in the recitals.

“CARET Operating Expenses” means any net out-of-pocket operating expenses of the Company that are (i) attributable to the administration, management, Transfer, redemption or issuance of any CARET Units or company or governance matters with respect thereto (including the expenses of external advisors) (subject to first applying the proceeds of such issuance against expenses relating to such issuance), (ii) in connection with a Liquidity Transaction of the Company, (iii) following a Liquidity Transaction, in connection with the status of the Company or a successor entity as a public registrant (including board of director expenses, customary director and officer insurance and related coverages, cost of outside auditors and attorneys, transfer agent fees, listing fees and franchise taxes), (iv) indemnity payments made by the Company or any of its Subsidiaries that are primarily related to the CARET Units (including in connection with any issuance thereof) or the holders thereof, (v) expenses incurred in connection with any CARET Financing and (vi) reasonable reserves for other CARET Operating Expenses, in each case as determined by the Managing Member. For the avoidance of doubt, CARET Operating Expenses shall not include overhead allocation or charge through of employees or other platform expense (including financing costs and expenses (including those incurred in connection with the issuance or distribution of any Preferred Units, or in connection with the REIT Conversion or maintaining qualification as a REIT thereafter), other than those incurred in connection with any CARET Financing).
“CARET Operating Expenses Amount” means, at any time, the excess of (i) the aggregate sum of all CARET Operating Expenses, over (ii) the aggregate amount previously applied to the CARET Operating Expenses Amount pursuant to the terms of Article VIII and/or Section 9.7(b).
“CARET Preferred Units” means any preferred unit of the Company senior to the CARET Units that is serviced solely by cash proceeds that would be distributable to the CARET Holders in accordance with Article VIII but for such preferred unit, but excluding, for the avoidance of doubt, any preferred unit that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL Units or available to service other Debt, securities or liabilities of the Company and its Subsidiaries.
“CARET Unit” means each limited liability company interest in the Company authorized pursuant to Section 6.1 and includes any and all benefits to which the holder of such interest may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.
“CARET Ventures” has the meaning set forth in the recitals.
“Certificate of Conversion” means the Certificate of Conversion of the Company filed in the office of the Secretary of State of the State of Delaware on [•], as amended from time to time in accordance with the terms hereof and the Act.
“Certificate of Formation” means the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware on [•], as amended from time to time in accordance with the terms hereof and the Act.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Company filed in the office of the Secretary of State of the State of Delaware on October 17, 2016, as amended from time to time in accordance with the Act.
“CMH Contribution” has the meaning set forth in the recitals.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Company” has the meaning set forth in the preamble; provided that “Company” shall, as the context requires, include those direct and indirect Subsidiaries through which the Company conducts its GL Business activities.
“Company GL Asset” means any Ground Lease Asset owned or, if the context requires, previously owned directly or indirectly by the Company or its Subsidiaries (including, for the avoidance of doubt, any Ground Lease Asset owned directly or indirectly by any Non-Controlled JV).

“Company Item” has the meaning set forth in Section 16.3(c).
“Company Personnel” means the Officers of the Company as appointed by the Managing Member or any authorized agent, employee, or representative of the Company or any Subsidiary.
“Company Record Date” means the record date established by the Managing Member in its sole discretion (i) for determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter or (ii) for distributions to Holders.
“Company Year” means the fiscal year of the Company and the Company’s taxable year for U.S. federal income tax purposes, each of which shall be the calendar year unless otherwise required under the Code.
“Conditions of Transfer” has the meaning set forth in Section 13.2(a).
“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company net of any liabilities assumed by the Company relating to such Contributed Property and any liability to which such Contributed Property is subject.
“Conversion” has the meaning set forth in the recitals.
“Conversion Shares” has the meaning set forth in Section 13.7(a).
“Covered Person” means, as applicable, (i) the Managing Member, members of the Advisory Committee, members of the Independent Directors Committee, any Officer, or other Company Personnel of, or controlling Person of the Company or a Subsidiary thereof (including by reason of being named a Person who is about to become an Officer, a member of the Advisory Committee, a member of the Independent Directors Committee, or other Company Personnel); (ii) any member of the SAFE Group; (iii) the Taxpayer Representative; (iv) any Designated Individual; and (v) such other Persons as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability).
“Crossed GL Asset” means any Company GL Asset which has been Disposed following an Involuntary Ground Lease Termination Event of the applicable Ground Lease whose Invested Amount is greater than zero dollars ($0.00) after giving effect to the application of its Net Sale Proceeds to such Invested Amount in accordance with Section 8.1. Such amount remaining that is greater than zero dollars ($0.00) being the “Remaining Crossed Amount.”
“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) any lease by such Person as lessee that is reflected on such Person’s consolidated balance sheet and classified as a finance lease in accordance with U.S. GAAP; provided, however, that in the case of this clause (iv), Debt excludes operating lease liabilities on such Person’s balance sheet in accordance with U.S. GAAP.
“Delaware Courts” has the meaning set forth in Section 17.8(b).
“Depreciation” means, for each Company Year or other applicable period, an amount equal to the U.S. federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Designated Individual” has the meaning set forth in Section 16.3(a).
“Development GL Asset” means a Company GL Asset pertaining to real property held for development or redevelopment, as determined by the Managing Member, at the time it became a Company GL Asset in its sole discretion.
“Disposition” means the sale, assignment, conveyance, exchange, condemnation, transfer or other disposition of all or any portion of a Company GL Asset by the Company directly or indirectly including by way of merger or consolidation. The terms “Dispose” and “Disposed” have correlative meanings. For avoidance of doubt, none of the following shall constitute a Disposition: (i) the sale or other transfer of direct or indirect interest in Units; (ii) any transfer or conveyance directly or indirectly of a Company GL Asset for collateral purposes or as part of a so called “preferred equity financing” or (iii) any direct or indirect transfer (including by way of merger or consolidation) of a Company GL Asset which alone or together with related transactions does not result in a substantial reduction in the Company’s direct or indirect interest in the Company GL Asset.
“Drag-Along Member” has the meaning set forth in Section 13.6(a).
“Drag-Along Pro Rata Share” has the meaning set forth in Section 13.6(a).
“Drag-Along Transaction” has the meaning set forth in Section 13.6(a).
“Equity Securities” means, with respect to any Person, any (a) shares of capital stock, (b) equity, ownership, voting, profit or participation interests or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Lessee GL” means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease where the Company (or the Person through whom the Company has directly or indirectly invested in such Excluded Lessee GL) is lessee but not a Lessor thereunder.
“Fair Market Value” means, with respect to each Unit, the fair value of such Unit as determined by the Managing Member as it in good faith deems to be reasonable, using all factors, information and data it deems to be pertinent, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction. The following is a non-exclusive list of methods that may be used to establish Fair Market Value: (i) a bona fide quote or proposal for a comparable transaction obtained by SAFE or the Company from an unaffiliated third party, or (ii) the written advice of an unaffiliated outside expert, broker or appraiser, such as a fairness opinion issued by a financial advisor, received by SAFE or the Company, stating that such price is fair from a financial perspective.
“GL Business” means the business of owning, operating, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, Disposing, financing, leasing, transferring, encumbering, conveying and exchanging Ground Leases, as operated by and through the Company from time to time.
“GL Business Sale” means a transaction or series of related transactions involving the transfer directly or indirectly of all or substantially all of the consolidated assets of the GL Business to a Person or Group, whether by merger, business combination consolidation, sale, exchange, issuance, transfer or redemption of securities, tender offer, by sale, exchange or transfer of assets, or otherwise.
“GL Material Change” means with respect to a Company GL Asset (i) a Lease Extension with respect to such Company GL Asset or (ii) another voluntary act done (or consented to) directly or indirectly by the Company with respect to such Company GL Asset with the applicable Lessee or at its request, or with a third party, which the Company was not previously obligated to do (or consent to) that materially reduces the value, or extends the timing for the realization, of CARET Economics with respect to such Company GL Asset (as determined by the Managing Member in its sole discretion) including the granting to a Lessee of a fixed price purchase option at the end or the term of its Ground Lease. For the avoidance of doubt, no determination by the Company to obtain debt or equity financing or to secure such financing directly or indirectly with Company GL Assets shall constitute a GL Material Change.
“GL Material Change Consideration” means with respect to a Company GL Asset all Net Operating Income paid or payable to the Company (directly or indirectly) in connection with a GL Material Change of such Company GL Asset including any Upsize Rent pertaining thereto.
“GL Unit” means each limited liability company interest in the Company authorized pursuant to Section 5.1 and includes any and all benefits to which the Holder of such interest may be entitled as provided in this Agreement, together with all obligations of such Holder to comply with the terms and provisions of this Agreement.
“GL Unit Holder” means a Holder of a GL Unit, in its capacity as such.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)
The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution as determined by the Managing Member in its sole discretion using such method of valuation as it may determine in good faith is reasonable.

(b)
The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii) or clause (iv) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member in its sole discretion, as of the following times:

(i)
the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement but including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by SAFE pursuant to Section 4.2) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii)
the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company, if the Managing Member determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)
the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)
at such other times as the Managing Member shall in good faith determine is reasonably necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)
The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managing Member.

(d)
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines in good faith that an adjustment pursuant to subsection (b) above is reasonably necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
(e)
If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Ground Lease” or “GL,” subject to the terms of Section 9.6, means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on the Company (or the Person through whom the Company has directly or indirectly invested in such Ground Lease) and the Lessee thereunder and/or its Affiliates; provided, however, that the terms “Ground Lease” or “GL:” shall not include a ground lease with respect to property that is intended for individual residential use; any Excluded Lessee Interest; or any Pre-Development Ground Lease.
“Ground Lease Asset” means the fee or other interest in Real Property that is or (while the Company or SAFE directly or indirectly owned all or a part of such fee or other interest) was subject to a Ground Lease together with the Lessor’s interest under such Ground Lease and, if appropriate in the context, the direct or indirect owner of all or a part of a Ground Lease Asset, which, for the avoidance of doubt, shall only include commercial Ground Lease Assets.
“Group” means a “group”, as used in Section 13(d) of the Exchange Act.
“Holder” means either (i) a Member or (ii) an Assignee, owning one or more Units that is treated as a member of the Company for federal income tax purposes.
“Incapacity” or “Incapacitated” means, (i) as to any Member or Assignee who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member or Assignee incompetent to manage his or her person or his or her estate; (ii) as to any Member or Assignee that is a corporation, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Member or Assignee that is a partnership or a limited liability company, the dissolution and commencement of winding up of the partnership or the limited liability company; (iv) as to any Member or Assignee that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member or Assignee, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member or Assignee, the bankruptcy of such Member or Assignee. For purposes of this definition, bankruptcy of a Member or Assignee shall be deemed to have occurred when (a) the Member or Assignee commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member or Assignee under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member or Assignee is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member or Assignee, (c) the Member or Assignee executes and delivers a general assignment for the benefit of the Member’s or Assignee’s creditors, (d) the Member or Assignee files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member or Assignee in any proceeding of the nature described in clause (b) above, (e) the Member or Assignee seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or Assignee or for all or any substantial part of the Member’s or Assignee’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred and twenty (120) days after the commencement thereof, (g) the appointment without the Member’s or Assignee’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Independent Directors Committee” means such committee of the Company as may be established by the Managing Member, in its discretion, and which shall be composed entirely of one or more persons who meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder or by any national securities exchange or automated trading system.
“Initial Expiration Date” means with respect to any Company GL Asset and its Ground Lease, the scheduled expiration date of the Ground Lease as Originally in Effect but after giving effect to any extension or renewal options in favor of the applicable Lessee (or rights to obtain new or replacement Ground Leases) under such Ground Lease as Originally in Effect as though exercised.
“Invested Amount” means, at any time, with respect to any Company GL Asset, the excess of
(i)
the sum of the following (without duplication):

(A)
the value of cash or other consideration (for the avoidance of doubt, other than any primary issuance of CARET Units or securities convertible into CARET Units issuable in a primary issuance) paid or otherwise remitted (directly or indirectly) by the Company or on its behalf (including by a qualified intermediary in connection with a like kind exchange under Section 1031 of the Code) in connection with the acquisition or development of such Company GL Asset either on or prior to the Origination Date for such Company GL Asset or pursuant to the Ground Lease as Originally in Effect (the “Acquisition Amount”); plus

(B)
any unreimbursed third party out of pocket costs pertaining to such acquisition or development; plus

(C)
all out of pocket expenditures for items which are capitalized under U.S. GAAP borne (without reimbursement) (directly or indirectly) by the Company pursuant to the terms of the applicable Ground Lease as Originally in Effect (including any such costs or expense which the Company has borne (directly or indirectly) pursuant to the terms of any agreement or other arrangement binding on the Company or the applicable Company GL Asset as in effect as of the applicable Origination Date for which the Company is not entitled to reimbursement (directly or indirectly) from the Lessee under the applicable Ground Lease as Originally in Effect); plus

(D)
Protective Advances for such Company GL Asset; plus

(E)
Other out of pocket expenditures by the Company similar to (A)  – (D) above that (i) are specific to such Company GL Asset, (ii) are not considered to be, or are expressly excluded from being, a CARET Operating Expense and (iii) the Managing Member in good faith determines should reasonably be included or excluded in the Invested Amount thereof (which, for the avoidance of doubt, shall not include any amounts expended to obtain Upsize Rents); over

(ii)
The aggregate amount previously applied to such Invested Amount pursuant to the terms of Article VIII.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Investor Contributions” has the meaning set forth in the recitals.
“Involuntary Ground Lease Termination Event” means any termination of a Ground Lease other than a Voluntary Ground Lease Termination Event; provided, however, that if the Company enters into a new lease in replacement of such Ground Lease, and such new lease is required by the terms of such Ground Lease as of the Origination Date, such Involuntary Ground Lease Termination Event shall be deemed not to have occurred.
“IRS” means the United States Internal Revenue Service.
“Issuance Limitation” has the meaning set forth in Section 6.1.

“iStar” means iStar Inc., a Maryland corporation.
“Lease Extension” means with respect to any Company GL Asset or its Ground Lease, an extension or renewal of the term of such Ground Lease (or any new or replacement Ground Lease) voluntarily entered into directly or indirectly by the Company such that the term thereof (or the term of the new or replacement Ground Lease) after giving effect to all remaining renewal or extension options (or rights to obtain new or replacement Ground Lease) extends beyond its Initial Expiration Date (determined for this purpose as though all extension or renewal options in favor of the applicable Lessee (or rights to obtain new or replacement Ground Leases) under such Ground Lease as Originally in Effect were exercised).
“Lessee” means the lessee under any Ground Lease, including its Affiliates, where appropriate.
“Lessor” means, with respect to any Ground Lease, the fee owner of the related Real Property and/or lessor under such Ground Lease.
“Liquidating Event” has the meaning set forth in Section 15.1.
“Liquidator” has the meaning set forth in Section 15.2(a).
“Liquidity Transaction” means a transaction whereby the CARET Units or securities into which CARET Units may be exchanged become tradeable on the New York Stock Exchange, NASDAQ or other nationally recognized public exchange or electronic quotation system (which may include a public offering by the Company, CARET Ventures or SAFE).
“Losses” has the meaning set forth in Section 9.10(a).
“LP Act” has the meaning set forth in the recitals.
[“Management Agreement” means the Management Agreement, among [Spinco] and Spinco Manager, as the same maybe amended from time to time, providing for Spinco Manager to manage the day to day operations of [Spinco] and its Subsidiaries.]
“Management Incentive Plan” means (a) the [Name of Plan], as it may be amended, modified, supplemented or restated from time to time, and (b) all other equity or equity-linked incentive plans that are adopted or approved by SAFE or the Managing Member and established for the benefit of any Service Provider.
“Managing Member” means SAFE, in its capacity as managing member of the Company, including any Substituted Managing Member, as reflected on the Books and Records.
“Materially Changed GL Asset” means a Company GL Asset with respect to which a GL Material Change has occurred.
“Member” means any Person named as a member of the Company, including the Managing Member, or any Substituted Member, Substituted Managing Member or Additional Member, in such Person’s capacity as a Member in the Company, as reflected on the Books and Records.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act or any other exchange (domestic or foreign, and whether or not so registered) designated by the Managing Member as a National Securities Exchange.
“Net Income” or “Net Loss” means, for each Company Year or other period of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b)
Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as a

Section 705(a)(2)(B) of the Code expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);
(c)
In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)
Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)
In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Year or other period;

(f)
To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)
Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 7.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Net Operating Income” means with respect to a Company GL Asset for any period, the excess of its Operating Revenues for such period over its Operating Expenses for such period.
“Net Sale Proceeds” means, with respect to any Company GL Asset, the amount or value received (or deemed received) directly or indirectly by the Company from (i) the Disposition of such Company GL Asset (including any amounts paid on account of Accrued Unpaid Rent due under the applicable Ground Lease) net of the out-pocket costs and expenses borne directly or indirectly by the Company in the transaction resulting in the applicable Net Sale Proceeds (specifically excluding any amounts paid or incurred in connection with discharging any financing or any lien securing the same but specifically including brokerage fees, attorneys’ fees and transfer taxes) and (ii) any casualty or other property insurance proceeds received directly or indirectly by the Company attributable to such Company GL Asset (other than rent or business interruption insurance) net of collection cost therefore not applied to the restoration of the applicable Company GL Asset. Net Sale Proceeds shall be “grossed up” to account for any financing assumed by the acquiror or subject to which the acquiror takes title. Any consideration received directly or indirectly by the Company relating to a condemnation or transfer in lieu thereof with respect to a Company GL Asset which is applied to the restoration of such Company GL Asset shall be excluded from Net Sale Proceeds.
“Non-Controlled JV” means any joint venture of which the Company or any of its Subsidiaries owns Equity Securities, but which joint venture is either not controlled by the Company or any of its Subsidiaries or the Company or its Subsidiaries do not have the right to cause a Disposition or other revenue generation of such joint venture’s properties without the consent or approval of a third party.
“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Company Year or other period shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Offer Notice” has the meaning set forth in Section 13.8(b).
“Offer Period” means the earlier of (i) fifteen (15) business days after delivery of a ROFO Notice by the Selling Party and (ii) delivery by SAFE to the Selling Party of a written notice indicating SAFE’s election not to make an offer to purchase the Offered Units (such notice, a “Rejection Notice”).
“Offer Price” has the meaning set forth in Section 13.8(b).
“Offered Units” has the meaning set forth in Section 13.8(a).
“Officers” has the meaning set forth in Section 9.2(a).
“Operating Expenses” means with respect to a Company GL Asset for any period, the operating expenses borne directly or indirectly by the Company in connection with such Company GL Asset (including, if applicable, real estate taxes and insurance premiums) for such period or incurred in connection with generating any particular Operating Revenue (including, if applicable, attorneys’ fees incurred in connection with negotiating any lease amendment or other instrument giving rise to such Operating Revenue). Operating Expenses specifically excludes debt service on, or any other cost or expense relating to obtaining or maintaining any, direct or indirect financing of the Company.
“Operating Revenue” means with respect to a Company GL Asset for any period, the operating revenues (including rent, interest charges, late fees, consent fees, modification fees, GL Material Change Consideration, proceeds from rent or business interruption insurance and other amounts paid under or in connection with the applicable Ground Lease) received or receivable directly or indirectly by the Company for such period in connection with such Company GL Asset.
“Origination Date” means with respect to each Company GL Asset and its Ground Lease, the date on which such Company GL Asset first became a Company GL Asset or, in the case of a Development GL Asset, the later of such date and the date on which construction of the applicable initial project(s) at such Development GL Asset has (have) been completed, as determined by the Managing Member in its discretion.
“Origination Economics” means with respect to each Materially Changed GL Asset and its Ground Lease, without duplication, the Origination Rent under such Ground Lease first coming due after such Materially Changed GL Asset became a Materially Changed GL Asset, plus such Materially Changed GL Asset’s Invested Amount, minus amounts applied to the reduction of such Origination Economics pursuant to the terms of Article VIII.
“Origination Rent” means with respect to each Materially Changed GL Asset and its Ground Lease, the Operating Revenues payable directly or indirectly to the Company under such Ground Lease other than any GL Material Change Consideration (net of actual applicable Operating Expenses). Origination Rent dependent on the level of future inflation shall be determined by the Managing Member based on consistently applied inflation assumptions until the actual inflation level is known; provided that inflation for these purposes shall be 2% unless the Managing Member determines otherwise. Otherwise, if the Ground Lease provides for a payment of an additional component of Origination Rent upon the occurrence of an event or circumstance (other than the mere passage of time), such component shall be excluded from Origination Rent but only until the event or circumstances occurs. By way of example only, if a Ground Lease provides for the fixed rent component to increase based on the fair market value of the asset in the future or future operating revenues of the Lessee, then until the amount of increase is determined, such increase shall be excluded from Origination Rent. However, if the Ground Lease provides for an automatic increase in rent in the future, such increase shall be included in Origination Rent.
“OU Consent” means (a) prior to the consummation of a Liquidity Transaction, the affirmative vote or consent of the Outside Unitholders holding a majority of CARET Units held by Outside Unitholders and (b) following a Liquidity Transaction, the affirmative vote or consent of a majority of the members of the Independent Directors Committee and, in the event the proposed amendment is to (i) increase the Issuance Limitation, (ii) amend Section 4.2 (Capital Contributions of the Members), Section 9.6 (SAFE Commitment), or (b) (Use of Proceeds), or (iii) materially adversely amend Article VIII (Economics) or Section 9.5

(Certain Decisions with Respect to Company GL Assets) on a portfolio basis (excluding asset level decisions, which may be made on a case by case basis), then, in each case of the foregoing clauses (i)  — (iii), the affirmative vote or consent of the Outside Unitholders holding a majority of CARET Units held by Outside Unitholders. Notwithstanding the foregoing, following a Liquidity Transaction only the affirmative vote or consent of a majority of the members of the Independent Directors Committee (and no affirmative vote or consent of any Outside Unitholder) will be required for any such amendment that is made as to a particular Property or group of related Properties and not to the Properties taken as a whole.
“Outside Unitholders” means all holders of Units other than SAFE and Persons that are employed by SAFE and/or any of its Subsidiaries.
“Partnership” has the meaning set forth in the recitals.
“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company Year or other period shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Company Year or other period shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
“Permitted Transfer” means any of the following, in each case (other than clause (ii)) subject to compliance with the Conditions of Transfer: (i) Transfers by a Member to any of its Related Persons, (ii) pursuant to a Drag-Along Transaction or Liquidity Transaction, and (iii) direct or indirect Transfers of shares of stock publicly traded on a nationally recognized stock exchange.
“Person” means an individual, corporation, joint venture, limited liability company, unincorporated organization, partnership, estate, state or political subdivision thereof, government agency, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a Group, but does not include an underwriter participating in an offering of Units and/or convertible securities of the Company.
“Plan Asset Regulations” means the regulations of the United States Department of Labor found at Title 29, Section 2510.3-101 of the United States Code, including the amendment of such regulations by Section 3(42) of ERISA.
“Preferred Unit” means each unit of the Company that the Managing Member has authorized pursuant to Article IV that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the GL Units and CARET Units.
“Pre-Development Ground Lease” means a commercial pre-development ground lease as determined by the Managing Member.
“Primary CARET Issuance” means the issuance of any CARET Units by the Company.
“Profits Interest” means a CARET Unit intended to satisfy the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in the Code, the Regulations and any IRS guidance published with respect thereto.
“Properties” means any assets and property of the Company, whether held directly or indirectly, including interests in Real Property and personal property, including fee interests in Real Property, interests in Ground Leases, interests in leases other than Ground Leases, interests in Debt instruments, interests in mortgages, interests in securities, easements and rights of way, and interests in limited liability companies, corporations, joint ventures, partnerships or other entities as the Company may hold from time to time, and “Property” means any one such asset or property.
“Protective Advances” means with respect to any Company GL Asset, the sum, without duplication, of the following:
(a)
the amount of all real estate taxes and insurance premiums or other property related expenses borne directly or indirectly by the Company (without reimbursement) following a default by the applicable Lessee under its Ground Lease or the expiration or earlier termination of the applicable Ground Lease; plus

(b)
the amount of all third-party out of pocket costs borne (without reimbursement) directly or indirectly by the Company in connection with (i) enforcing the Ground Lease pertaining to such Company GL Asset and/or in exercising any self-help (or similar) right under such Ground Lease (including completing any construction which the Lessee was to have completed) and/or (ii) making the applicable Company GL Asset safe or secure, preparing the same for Disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential Disposition or lease) or maintaining the Company GL Asset.

“PublicCo” means the entity contemplated by Section 13.7 to be formed (newly or by way of conversion) in a Conversion or in connection with an IPO.
“Qualified Transferee” means an “Accredited Investor” within the meaning of Regulation D under the Securities Act.
“Real Property” means any real property owned directly or indirectly through one or more Subsidiaries of the Company or a Non-Controlled JV.
“Recoverable Amount” means, at any time, the excess of (i) the aggregate sum of all Remaining Crossed Amounts, over (ii) the aggregate amount previously applied to the Recoverable Amount pursuant to the terms of Article VIII.
“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Regulatory Allocations” has the meaning set forth in Section 7.3(a)(vii).
“REIT” means a real estate investment trust qualifying under Section 856 of the Code.
“REIT Conversion” has the meaning set forth in Section 12.1.
“Related Person” means, with respect to any Person, (i) such Person’s individual ultimate beneficial owner or (ii) Trusts for the benefit of a Person identified in the foregoing clause (i).
“Relatives” means, with respect to any Person, such Person’s spouse, parents, grandparents and lineal descendants, and the parents, grandparents and lineal descendants of such Person’s spouse.
“Restructuring” has the meaning set forth in Section 13.7(a).
“ROFO” has the meaning set forth in Section 13.8.
“ROFO Notice” has the meaning set forth in Section 13.8(a).
“SAFE” means Safehold Inc., a Maryland corporation, in its individual capacity.
“SAFE Group” means SAFE, its Subsidiaries and any other Person in which any of the foregoing holds any Equity Securities.
“SAFE Sale” means a transaction or series of related transactions (i) pursuant to which a Person or Group in the aggregate directly or indirectly acquire a majority of the outstanding Equity Securities of

SAFE, or (ii) involving the transfer of all or substantially all of the consolidated assets of SAFE and its Subsidiaries to a Person or Group, in each case of the foregoing clauses (i) and (ii), whether by merger, business combination consolidation, sale, exchange, issuance, transfer or redemption of securities, tender offer, by sale, exchange or transfer of assets, or otherwise.
“Safehold Group” means SAFE, CARET Management, iStar and any entity in which SAFE, CARET Management or iStar owns a direct or indirect interest.
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Party” has the meaning set forth in Section 13.8.
“Service Provider” means each employee, manager, consultant, advisor or other individual providing services to or for the benefit of the Company or any if its Affiliates.
“Services Agreement” means any brokerage, management, construction, development or advisory agreement with a property and/or asset manager for the provision of brokerage, property management, asset management, leasing, construction, development and/or similar services with respect to the Properties and any agreement for the provision of services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, financial advisors and other professional services.
[“Spinco” means [•].]
“Spinco Manager” means [Spinco] Manager LLC, or any successor external manager selected by the Managing Member.
“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Substituted Managing Member” means a Person who is admitted as the Managing Member to the Company pursuant to Section 13.3(b), and who is shown as such on the Books and Records.
“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 13.3(a), and who is shown as such on the Books and Records.
“Tax Distributions” has the meaning set forth in Section 6.2(f).
“Tax Items” has the meaning set forth in Section 7.4(a).
“Taxable REIT Subsidiary” means any Subsidiary of the Company that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Taxpayer Representative” has the meaning set forth in Section 16.3(a).
“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.
“Transfer,” when used with respect to a Unit, means any Upstream Transfer or any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XIII, “Transfer” does not include any redemption of Units pursuant to any Unit Designation. The terms “Transferred” “Transferring”, “Transferor”, “Transferee” and all conjugations of “Transfer” shall have correlative meanings.
“Trust” means, with respect to any Person, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided that, and only so long as, (a) the beneficiaries of such Trust include only such Person and such Person’s Relatives and (b) the Transferor retains exclusive voting control over the Caret Units or other securities so Transferred, in a trustee capacity or otherwise or (ii) any other trust or other estate planning vehicle that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided that, and only so long as, the beneficiaries of such Trust or other similar estate planning vehicle include only such Person and such Person’s Relatives.
“Unit” means a GL Unit, a CARET Unit, a Preferred Unit or any other fractional share of a limited liability company interest in the Company that the Managing Member has authorized pursuant to Article IV.
“Unit Designation” has the meaning set forth in Section 4.3(a).
“Unvested Profits Interest” means any Profits Interest with respect to which one or more unsatisfied vesting conditions continues to apply at the relevant time of determination, as determined in accordance with the terms of the applicable Management Incentive Plan and the applicable Award Agreement.
“Upsize” means with respect to any Company GL Asset or its Ground Lease, an agreement or other arrangement that: (i) is entered into after the Origination Date thereof; (ii) is not required by the terms of the applicable Ground Lease as Originally in Effect; and (iii) provides for an increase in the amount of rent or other additional amounts payable by the Lessee under the applicable Ground Lease that the Lessee was not previously required to pay (collectively, “Upsize Rent”) for any reason including the Lessor paying or agreeing to pay additional funds or consideration, granting a consent, waiving any right or modifying the terms of its Ground Lease.
“Upstream Transfer” means, with respect to a CARET Unit Holder (other than SAFE or its Affiliates), any direct or indirect sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation of beneficial ownership of Equity Securities or of control of such Member or of another Person in any chain of ownership of Equity Securities or chain of control of such Member, including through direct or indirect sale, conveyance, exchange, assignment, gift, bequest, hypothecation, pledge, issuance, grant of a security interest or other transfer, issuance or disposition by any other means of equity interests or of control of one or more other Persons directly or indirectly controlling or beneficially owning any Equity Securities in such Member.
“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.
“Vested Profits Interest” means any Profits Interest that is not an Unvested Profits Interest.
“Voluntary Ground Lease Termination Event” means any expiration of a Ground Lease at the end of its term or termination thereof by agreement of the applicable Lessor and Lessee; provided, however, that if the Company enters into a new lease in replacement of such Ground Lease, and such new lease is required by the terms of such Ground Lease as of the Origination Date, such Voluntary Ground Lease Termination Event shall be deemed not to have occurred.
Section 1.2   Terms and Usage Generally.   The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, references to a Person are also to its permitted successors and permitted assigns, including by operation of law pursuant to any merger, consolidation or other transaction. Unless otherwise expressly provided herein, references to a Person owning or holding any asset or property directly or indirectly shall be deemed to include the assets and properties owned or held by such Person’s Subsidiaries and all other Persons in which such Person directly or indirectly owns Equity Securities. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. Unless otherwise expressly provided herein, the word “or” is inclusive.
ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1   Formation.   The Company is a limited liability company formed pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and dissolution, winding up and termination of the Company shall be governed by the Act. The Units held by each Member shall be personal property for all purposes. Effective as of the time of the Conversion, (i) the [Limited Partnership Agreement] of the Partnership, as in effect on the date hereof, is replaced and superseded in its entirety by this Agreement in respect of all periods beginning on or after the Conversion, (ii) the limited partner of the Partnership immediately prior to the Conversion is automatically admitted to the Company as a member of the Company upon its execution of a counterpart to this Agreement, (iii) all limited partner interests in the Partnership issued and outstanding immediately prior to the Conversion are converted to [•] GL Units and [•] CARET Units and (iv) the general partner interests in the Partnership are cancelled for no consideration. Each Person executing this Agreement on the date hereof is hereby admitted to the Company as, or continues as, a member of the Company upon its execution of a counterpart signature page to this Agreement.
Section 2.2   Name.   The name of the Company is “SAFEHOLD GL HOLDINGS LLC.” The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing Member in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.
Section 2.3   Registered Office and Agent; Principal Office.   The address of the registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Company is located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036 or such other place as the Managing Member may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.
Section 2.4   Power of Attorney.
(a)   By executing this Agreement, each Member and Assignee irrevocably constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
(i)   execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including this Agreement and the Certificate of Conversion and all amendments, supplements or restatements thereof) that the Managing Member or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Managing Member or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing Member or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all conveyances and other instruments or documents that the Managing Member or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Company pursuant to the terms of this Agreement; (e) all instruments relating to the admission, resignation, removal or substitution of any Member pursuant to, or other events described in, Article XIII, Article XIV or Article XV or the Capital Contribution of any Member; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Units;
(ii)   execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Managing Member or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the Managing Member or the Liquidator, to effectuate the terms or intent of this Agreement; and
(iii)   execute, deliver and become party to the amended and restated limited liability company agreement of the Company pursuant to Section 12.1.
(b)   The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members and Assignees will be relying upon the power of the Managing Member or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Member or Assignee and the Transfer of all or any portion of such Member’s or Assignee’s Units and shall extend to such Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Member or Assignee hereby agrees to be bound by any representation made by the Managing Member or the Liquidator, acting in good faith pursuant to such power of attorney; and, to the fullest extent permitted by law, each such Member or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member or the Liquidator, taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Managing Member or the Liquidator, within fifteen (15) days after receipt of the Managing Member’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company. Notwithstanding anything else set forth in this Section 2.4(b), to the fullest extent permitted by law, no Member shall incur any personal liability for any action of the Managing Member or the Liquidator taken under such power of attorney.
Section 2.5   Term.   The term of the Company commenced on the date that the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware, has continued through the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware, and shall continue perpetually, unless the Company is dissolved pursuant to the provisions of Article XV or as otherwise provided by law.
Section 2.6   Units as Securities.   Each limited liability company interest in the Company shall constitute a “security” within the meaning of and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

ARTICLE III
PURPOSE
Section 3.1   Purpose and Business.
(a)   The Members hereby agree to continue the Partnership as a limited liability company pursuant to the Act, upon the terms and subject to the conditions set forth in this Agreement. The purpose and nature of the Company is to conduct any business, enterprise or activity permitted by or under the Act, including to (a) conduct the business of owning, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, Disposing, financing, leasing, transferring, encumbering, conveying and exchanging of the Properties, (b) acquire and invest in any securities and/or loans relating to the Properties, (c) enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (d) conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (e) do anything necessary or incidental to the foregoing. Subject to Article XII, it is specifically a purpose of the Company to be operated so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code and Regulations thereunder following a REIT Conversion, and to own, directly or indirectly, one or more Taxable REIT Subsidiaries of SAFE or, following a REIT Conversion, of the Company. The Company’s business and arrangements and interests shall be limited to and conducted in such a manner as to permit SAFE and, following a REIT Conversion, the Company, at all times to qualify as a REIT unless SAFE or the Company, as applicable, in accordance with its respective governing documents, has determined to cease to qualify as a REIT or chosen not to attempt to qualify as a REIT for any reason, and to permit the Company to be able to effect a REIT Conversion. Without limiting any of the foregoing, the Members acknowledge that the qualification of each of SAFE and, following a REIT Conversion, the Company as a REIT and the ability of the Company to effect a REIT Conversion shall inure to the benefit of all Members.
(b)   In connection with the foregoing, the Company shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire and originate additional Properties necessary, useful or desirable in connection with its business.
Section 3.2   Powers.
(a)   The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.
(b)   The Company may contribute from time to time Company capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).
(c)   Notwithstanding any other provision in this Agreement, the Managing Member may cause the Company not to take, or to refrain from taking, any action that, in the judgment of the Managing Member, in its discretion, (i) could in the Managing Member’s good faith determination reasonably be expected to adversely affect the ability of SAFE or, following a REIT Conversion, the Company, to qualify as a REIT or for the Company to effect a REIT Conversion, (ii) could subject SAFE or, following a REIT Conversion, the Company, to any additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related or successor provision of the Code or comparable provision of state or local law or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over SAFE, the Company, or their respective securities.
Section 3.3   Company Only for Company Purposes Specified.   This Agreement shall not be deemed to create a company, venture or partnership between or among the Members with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 3.1. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, and the Company shall not be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.
Section 3.4   Certain Representations and Warranties.   Each Member acquiring Units (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents, warrants and agrees that it has acquired and continues to hold its Units for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such Units or any portion thereof at any particular time or under any predetermined circumstances in violation of applicable laws. The representations and warranties contained in this Section 3.4 shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.
ARTICLE IV
UNITS; CAPITAL CONTRIBUTIONS
Section 4.1   Issuance of Units.   The Company shall have authority to issue the following types of limited liability company interests in the Company: GL Units, CARET Units, and such other Units as authorized in this Article IV, each with such rights, preferences and obligations as set forth in this Agreement. Each Person named as a Member in the Books and Records has made Capital Contributions to the Company as set forth in the Books and Records in exchange for the Units as specified therein. The Books and Records may be amended from time to time by the Managing Member to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Units, or similar events having an effect on a Member’s ownership of Units. All Units are uncertificated. The terms and provisions of the GL Units and CARET Units are further detailed in Article V and Article VI, respectively, below.
Section 4.2   Capital Contributions of the Members.   Except as provided by law or otherwise as expressly set forth in this Agreement, the Members shall have no obligation or right to make any additional Capital Contributions or loans to the Company; provided that SAFE shall have the right to make, in its sole discretion, additional Capital Contributions to the Company.
Section 4.3   Issuances of Additional Units.
(a)   General.   Subject to the Issuance Limitation on CARET Units, the Managing Member, in its sole discretion, is hereby authorized (1) to cause the Company to issue additional Units (or classes or series thereof) (including Units that may be senior to existing Units, other than CARET Preferred Units (unless approved by OU Consent), to existing or newly admitted Members in exchange for any Capital Contributions by such Members, the provision of services by such Members at any time or from time to time, or for any other purpose for any or no consideration, and (2) to admit such newly admitted Members as Additional Members, for such consideration and on such terms and conditions as shall be established by the Managing Member in its sole and absolute discretion, all without the approval of any Member. Without limiting the foregoing, the Managing Member, in its sole discretion, is expressly authorized to cause the Company to issue Units (i) upon the conversion, redemption or exchange of any Debt, Units or other securities issued by the Company, (ii) for less than fair market value, so long as the Managing Member determines that such issuance is in the best interests of the Company and (iii) in connection with any merger of any other Person into the Company or any Subsidiary of the Company if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Company or any Subsidiary of the Company. Any Unit that is not specifically designated by the Managing Member as being of a particular class or series shall be deemed to be a GL Unit. Subject to Delaware law, any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including designations, preferences and relative, participating, optional or other special rights, powers and duties that may be senior to existing Units, as shall be determined by the Managing Member, in its sole discretion, without the approval of any Member, other than CARET Preferred Units (unless approved by OU Consent), and set forth in a written document thereafter attached to and made an exhibit to this Agreement which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”). Without limiting the generality of the foregoing, the Managing Member shall have authority to specify (a) the right of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Company distributions; (b) the rights of each such class or series of Units upon dissolution and liquidation of the Company; (c) the voting rights, if any, of each such class or series of Units; and (d) the conversion, redemption or exchange rights applicable to each such class or series of Units. Upon the issuance of any additional Units, the Managing Member shall amend its Books and Records as appropriate to reflect such issuance. Notwithstanding anything to the contrary in this Agreement, no Unit in a given class or series shall have any preferential rights within the meaning of Section 562(c) of the Code and the Regulations thereunder relative to any other Unit in such class or series.
(b)   No Preemptive Rights.   Except as may be set forth in any agreement between a Member and the Company or any of its Affiliates, no Person, including any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Units.
(c)   Profits Interests.
(i)   The Company may from time to time issue Profits Interests pursuant to a Management Incentive Plan.
(ii)   Subject to the terms of this Agreement, such Profits Interests may be issued to any Service Provider to the extent permitted under applicable securities laws as determined by the Managing Member in its sole discretion, in each case, in respect of any such Service Provider’s service to or for the benefit of the Company or any of its Affiliates (subject to the terms and conditions of the applicable Management Incentive Plan and the applicable Award Agreement).
(iii)   For clarity no Service Provider shall be deemed to be a “manager” within the meaning of the Act by virtue of the issuance of such Profits Interests. Any Profits Interests issued hereunder may be subject to such vesting, forfeiture, restrictive covenants, transfer, repurchase and such other terms, conditions and/or obligations as the Managing Member may determine in its sole discretion and set forth in an applicable Award Agreement, and subject to the applicable Management Incentive Plan and the terms and conditions of this Agreement.
(iv)   Profits Interests shall vest in accordance with any applicable vesting terms set forth in the applicable Award Agreement or other plan or agreement governing such Profits Interests. Any Profits Interests forfeited by a Service Provider, shall be deemed cancelled for no consideration as of the date of forfeiture and shall again be available for issuance to the extent provided under the applicable Management Incentive Plan. No Service Provider will have any claim or right to receive any grant or issuance of Profits Interests hereunder or under any Management Incentive Plan. Neither this Agreement nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Service Provider any right (A) to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates or (B) to interfere with or to limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate the employment or engagement of such Service Provider at any time.
(v)   Any Profits Interests issued on or after the date hereof pursuant to an Award Agreement shall be entitled to the rights, preferences, and obligations (including vesting) set forth herein and therein, and, unless otherwise determined by the Managing Member, are intended to constitute “profits interests” as defined in IRS Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law), and all provisions of this

Agreement shall be applied and interpreted consistently with such intent. Accordingly, unless otherwise determined by the Managing Member, the Profits Interests are interests solely in profits and the Capital Accounts associated therewith at the time of their issuance shall be equal to zero dollars ($0.00). The Profits Interests shall not at any time receive any distribution that would cause the Capital Account associated therewith to have a negative value. Accordingly, is the intention of the parties to this Agreement that, unless otherwise determined by the Managing Member, distributions in respect of Profits Interests (as well as any conversion of Profits Interests into CARET Units in connection with a REIT Conversion) be limited to the extent necessary so that the Profits Interests constitute “profits interests” for U.S. federal income tax purposes within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law), except to the extent of any Capital Contributions in respect of such Profits Interests. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Managing Member may limit distributions in respect of the Profits Interests under Article VIII or Article XV, as applicable, or the conversion of Profits Interests into CARET Units as provided in Article XII so that such distributions or amounts received do not exceed the amount of available profits (as determined by the Managing Member in its sole discretion) in respect of such Profits Interests. Notwithstanding anything to the contrary in this Agreement, the Award Agreement, the Management Incentive Plan or any other relevant agreement, the Profits Interests shall not have any superior rights or preferences to the interests of the other CARET Holders (other than Tax Distributions provided in Section 6.2(f) and allocations provided in Section 7.2(b)). The Managing Member may, in its sole discretion, require any Person who is granted Profits Interests to make a timely election under Section 83(b) of the Code with respect to the Profits Interests, and if the Managing Member so requires, the grant of such Profits Interests shall be conditioned on such Person making such Section 83(b) election, timely filing it with the IRS, and delivering to the Company a copy of such election promptly after its filing.
Section 4.4   Additional Funds and Capital Contributions.
(a)   General.   The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or origination of additional Properties or for such other purposes as the Managing Member may determine in its sole and absolute discretion. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.4 without the approval of any Members.
(b)   Additional Capital Contributions.   The Managing Member, on behalf of the Company, may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Managing Member is hereby authorized to cause the Company from time to time to issue additional Units (as set forth in Section 4.3 above) in consideration therefor, subject to the Issuance Limitation on CARET Units.
Section 4.5   No Interest; No Return.   No Member shall be entitled to interest on its Capital Contribution. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.
Section 4.6   Other Contribution Provisions.   In the event that any Member is admitted to the Company and is issued Units in exchange for services rendered to the Company, unless otherwise determined by the Managing Member in its sole and absolute discretion, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash and such Member had contributed the cash to the capital of the Company. In addition, solely with the consent of the Managing Member, one or more Members may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.
ARTICLE V
GL UNITS
Section 5.1   Designation and Number.   The Company is authorized to issue an unlimited number of GL Units. The GL Units shall be issued to the Members listed in the Books and Records as GL Unit Holders.

Section 5.2   Distributions.
(a)   Requirement and Characterization.   Subject to the terms of any Unit Designation, the Managing Member may cause the Company to distribute on a pro rata basis all, or such portion as the Managing Member may in its sole and absolute discretion determine, of the amounts distributable to GL Unit Holders under Article VIII. Each distribution in respect of a GL Unit shall be paid by the Company, directly or through any other Person or agent, only to the GL Unit Holder of such GL Unit as shown on the Books and Records as of the Company Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of a Person who may have an interest in such payment by reason of an assignment or otherwise.
(b)   Distributions In-Kind.   No right is given to any Member to demand and receive property other than cash as provided in this Agreement. The Managing Member may determine, in its sole and absolute discretion, to make a distribution in-kind of Company assets, including in relation to any restructuring of SAFE or its Subsidiaries.
(c)   Amounts Withheld.   All amounts, if any, withheld pursuant to Section 16.4 with respect to any payment or distribution to a GL Unit Holder shall be treated as amounts paid or distributed to such GL Unit Holder pursuant to this Section 5.2(c) for all purposes under this Agreement.
(d)   Distributions Upon Dissolution and Winding Up.   Notwithstanding the other provisions of this Article V, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the dissolution and winding up of the Company, shall be distributed to all Holders in accordance with Section 15.2.
(e)   Distributions to Reflect Issuance of Additional Units.   In the event that the Company issues additional GL Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized to amend this Agreement as required or desirable to reflect such issuance or the terms thereof (as determined by the Managing Member) without the consent of any Member, except as provided in Section 9.3(a).
(f)   Restricted Distributions.   Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any GL Unit Holder in respect of its GL Units if such distribution would violate the Act or other applicable law.
Section 5.3   Redemptions.   GL Unit Holders shall not be entitled to any redemption rights with respect to their GL Units.
ARTICLE VI
CARET UNITS
Section 6.1   Designation and Number.   The Company is authorized to issue up to 12,000,000 CARET Units, in the aggregate, including any Profits Interests (the “Issuance Limitation”); provided, however, that the Issuance Limitation shall not prevent the Company from undertaking one or more splits or reverse splits of the then-outstanding CARET Units in the sole discretion of the Managing Member, subject to Section 9.3 and any applicable law. The CARET Units issued hereunder shall all be a single class of Units that are pari passu within the class as to economic matters.
Section 6.2   Distributions.
(a)   Requirement and Characterization.   (i) Subject to (A) the terms of any Unit Designation, (B) tolling in order to comply with Debt or other material contractual obligations of SAFE, the Company, their respective Subsidiaries and any other Person in which they own Equity Securities, and (C) tolling for up to two (2) years in order for SAFE, the Company and their respective Subsidiaries to take action to prevent or mitigate any matter that the Managing Member in good faith determines is reasonably likely to result in a material detriment to SAFE (together with its Subsidiaries, taken as a whole), or the Company, and (ii) except as may be required or advisable for SAFE and, following a REIT Conversion, the Company, to qualify as a REIT and to prevent the Company and SAFE from incurring income and excise taxes, in each case as determined by the Managing Member in its sole and absolute discretion, the Company shall distribute all of the amounts distributable to CARET Holders on account of Net Sale Proceeds under Section 6.2 within 180 days following actual receipt thereof. The Managing Member may in its sole and absolute discretion cause the Company to make pro rata distributions to the CARET Holders on a more frequent basis and provide for an appropriate Company Record Date. Each distribution in respect of a CARET Unit shall be paid by the Company, directly or through any other Person or agent, only to the CARET Holder of such CARET Unit as shown in the Books and Records as of the Company Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of a Person who may have an interest in such payment by reason of an assignment or otherwise.
(b)   Distributions In-Kind.   No right is given to any CARET Holder to demand and receive property other than cash as provided in this Agreement. The Managing Member may determine, in its sole and absolute discretion, to make a distribution in-kind of Company assets, including in relation to any restructuring of SAFE or its Subsidiaries.
(c)   Amounts Withheld.   All amounts, if any, withheld pursuant to Section 16.4 with respect to any allocation, payment or distribution to any CARET Holder shall be treated as amounts paid or distributed to such CARET Holder pursuant to this Section 6.2(c) for all purposes under this Agreement.
(d)   Distributions Upon Dissolution and Winding Up.   Notwithstanding the other provisions of this Article VI, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the dissolution and winding up of the Company, shall be distributed to all Holders in accordance with Section 15.2.
(e)   Distributions to Reflect Issuance of Additional Units.   In the event that the Company issues additional CARET Units pursuant to the provisions of Article IV (subject to the Issuance Limitation and the terms of Section 9.3 and Section 4.3(a)), the Managing Member is hereby authorized, without the consent of any other Person, to make such revisions to amend this Agreement as required or desirable to reflect such issuance or the terms thereof (as determined by the Managing Member) without the consent of any Member.
(f)   Distributions to Profits Interests.   Notwithstanding anything to the contrary contained in this Agreement, distributions in respect of any Profits Interests will be subject to Section 4.3(c)(v) and in no event shall any distribution be made in respect of any Profits Interest to the extent that such distribution would cause the Capital Account associated with such Profits Interest to have a negative value (or otherwise cause such Profits Interest to fail to qualify as a “profits interest” for U.S. federal income tax purposes). Any distribution, or portion thereof, payable in respect of any Profits Interest that is an Unvested Profits Interest shall be payable to the extent provided in, and in accordance with, the applicable Management Incentive Plan and/or the underlying Award Agreement. Unless otherwise determined by the Managing Member, to the extent that the applicable Management Incentive Plan and/or underlying Award Agreement requires that no distribution or solely Tax Distributions shall be made in respect of any Unvested Profits Interest, then any distribution, or portion thereof, that would have been payable in respect of such Unvested Profits Interest had such Profits Interest been a Vested Profits Interest as of the date of such distribution shall be retained by the Company and shall be payable as soon as practicable following the date (if any) on which such Unvested Profits Interest vests and becomes a Vested Profits Interest. Except as set forth in the applicable Management Incentive Plan and/or underlying award agreement, to the extent the Managing Member determines there is sufficient net cash, the Managing Member may, in its sole discretion, make distributions (“Tax Distributions”) to CARET Holders who hold Profits Interests at such time and in such amounts as reasonably determined by the Managing Member to enable such CARET Holder to pay, with respect to a taxable year, such CARET Holder’s deemed federal, state, and local income taxes with respect to income or gain allocated to such CARET Holder with respect to such Profits Interest for such taxable year. Upon a Liquidating Event, the CARET Holders who hold Profits Interests shall contribute to the Company, and the Company shall, promptly following receipt, distribute to the CARET Holders in accordance with Section 15.2, the amount (if positive) by which the aggregate distributions that the CARET Holders who hold Profits Interests received as Tax Distributions exceeds the amount that would have been distributable to the CARET Holders who hold Profits Interests with respect to such CARET Holder had all distributions under this Agreement been made on the date of the final distribution of the assets of the Company. Any such distributions will be taken into account as advance distributions to such CARET Holders in making subsequent distributions with respect to such Profits Interests. Any amounts retained by the Company pursuant to this Section 6.2(f) in respect of Unvested Profits Interest that is forfeited without becoming a Vested Profits Interest shall thereafter be available for distribution by the Company to the Members in accordance the applicable terms of this Agreement.
For clarity, and notwithstanding the foregoing or anything herein to the contrary, any distributions to be made in respect of any Profits Interest in accordance with this Section 6.2 shall be subject to the limitations described in Section 4.3(c)(v).
(g)   Restricted Distributions.   Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any CARET Holder in respect of its CARET Units if such distribution would violate the Act or other applicable law.
Section 6.3   Redemptions.   CARET Holders shall not be entitled to any redemption rights with respect to their CARET Units.
ARTICLE VII
ALLOCATIONS
Section 7.1   Timing and Amount of Allocations of Net Income and Net Loss.   Net Income and Net Loss of the Company shall be determined and allocated with respect to each Company Year of the Company as of the end of each such year. Except as otherwise provided in this Article VII, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
Section 7.2   General Allocations.
(a)   Allocations of Net Income and Net Loss from Events other than Capital Transactions.   After the application of Section 7.3, all Net Income and Net Loss from events other than Capital Transactions shall be allocated to holders of GL Units pro rata in accordance with their ownership of GL Units.
(b)   Allocations of Net Income and Net Loss from Capital Transactions.   After the application of Section 7.3, all Net Income and Net Loss resulting from the sale of a Company GL Asset held by the Company (a “Capital Transaction”), shall be allocated among the Holders in a manner such that the Adjusted Capital Account of each Holder, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Article V, Article VI and Article VIII if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Article V, Article VI and Article VIII) to the Holders immediately after making such allocation. Subject to the other provisions of this Article VII, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
(c)   Allocations to Reflect Issuance of Additional Company Units.   In the event that the Company issues additional Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized, without the consent of any other Person to amend this Section 7.2 as it determines are necessary or desirable to reflect the terms of the issuance of such additional Units.
(d)   Profits Interests.   For purposes of allocating Net Income and Net Loss, and all other items of income, gain, deduction and loss, pursuant to this Section 7.2 (and otherwise in this Article VII, to the extent applicable), all outstanding Unvested Profits Interests shall be treated as if they were Vested Profits Interests.

Section 7.3   Additional Allocation Provisions.   Notwithstanding the foregoing provisions of this Article VII:
(a)   Regulatory Allocations.
(i)   Minimum Gain Chargeback.   Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 7.2, or any other provision of this Article VII, if there is a net decrease in Partnership Minimum Gain during any Company Year, each Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.3(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)   Partner Minimum Gain Chargeback.   Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 7.3(a)(i), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Company Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)   Nonrecourse Deductions and Partner Nonrecourse Deductions.   Any Nonrecourse Deductions for any Company Year shall be specially allocated to the Holders of Units in accordance with their Capital Accounts. Any Partner Nonrecourse Deductions for any Company Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).
(iv)   Qualified Income Offset.   If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible. It is intended that this Section 7.3(a)(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(v)   No Excess Deficit.   Loss or items thereof shall not be allocated to any Holder to the extent such allocation would cause an Adjusted Capital Account Deficit with respect to such Holder at the end of any Company Year. The loss or items thereof that would, absent the application of the preceding sentence, otherwise be allocated to such Holder shall be allocated to the other Holders in proportion to their relative Capital Account balances, subject to the limitations of this Section 7.3(a)(v).
(vi)   Section 754 Adjustment.   To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(vii)   Curative Allocations.   The allocations set forth in Sections 7.3(a)(i), (ii), (iii), (iv), (v), and (vi) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 7.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.
(viii)   Allocation of Excess Nonrecourse Liabilities.   The Company shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-1(a)(2)) of the Company that are secured by multiple Properties under any reasonable method chosen by the Managing Member.
Section 7.4   Tax Allocations.
(a)   In General.   Except as otherwise provided in this Section 7.4, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders of Units in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 7.2 and Section 7.3.
(b)   Allocations Respecting Section 704(c) Revaluations.   Notwithstanding Section 7.4(a), Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders of Units for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the Managing Member. In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article I), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations or under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the Managing Member.
(c)   For any Company Year or other period during which any Units are Transferred between the Members or to another person, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such Units shall be apportioned between the transferor and the transferee using any method allowed pursuant to Section 706 of the Code and the applicable Regulations as chosen by the Managing Member. The Members hereby agree that any such selection by the Managing Member is made by “agreement of the partners” within the meaning of Regulations Section 1.706-4(f).
(d)   Notwithstanding the foregoing provisions of this Agreement, the Managing Member in its sole discretion shall make such allocations as may be needed to ensure that allocations are in accordance with the interests of the Members of the Company, within the meaning of the Code and Regulations. The Managing Member shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, for the proper administration of the Company, the Managing Member, without the consent of any other Person, may (A) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under Section 704(b) or Section 704(c) of the Code, and

(B) adopt and employ or modify such conventions and methods of the Managing Member determines in its sole discretion to be appropriate for (i) the determination of Tax Items and the allocation of such Tax Items among Members and between transferors and transferees under this Agreement pursuant to the Code and Regulations promulgated thereunder, (ii) the determination of the identities and tax classifications of Members, (iii) the valuation of the Company’s assets and the determination of tax basis, (iv) the allocation of asset values and tax basis, (v) the adoption and maintenance of accounting methods, and (vi) taking into account differences between the Gross Asset Values of the assets of the Company and adjusted tax basis pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder.
ARTICLE VIII
ECONOMICS
Section 8.1   Disposition of a Company GL Asset.   (x) Net Sale Proceeds from the Disposition of a Company GL Asset, (y) net casualty or other property insurance proceeds attributable to a Company GL Asset (other than rent or business interruption insurance) which are not applied to the restoration of the applicable Company GL Asset and (z) Net Operating Income received by the Company in respect of a Company GL Asset following a Voluntary Ground Lease Termination Event or Involuntary Ground Lease Termination Event but prior to the Disposition thereof, in each case shall (without duplication of any amounts applied or distributed pursuant to this Section 8.1 and Section 8.2) be allocable:
(a)   first, to reduce the Invested Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),
(b)   second, to reduce the Accrued Unpaid Rent Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),
(c)   third, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00),
(d)   fourth, to reduce the CARET Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter
(e)   an amount equal to the balance shall be distributable pro rata to the holders of the CARET Units.
Distributions to the CARET Unit Holders pursuant to this Section 8.1 shall not be reduced by Debt of the Company.
Section 8.2   Material Change of a Company GL Asset.   Amounts equal to all Net Operating Income (other than Net Operating Income resulting from Upsized Rent that does not pertain to a GL Material Change) received by the Company in respect of an Materially Changed GL Asset (without duplication of any amounts applied or distributed pursuant to Section 8.1) shall be allocable:
(a)   first, to reduce the Origination Economics of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00) (with an amount equal to any GL Material Change Consideration first being applied to reduce the Invested Amount of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00), and then being applied to the balance of the Origination Economics of such Materially Changed GL Asset),
(b)   second, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00), and thereafter
(c)   third, to reduce the CARET Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter
(d)   an amount equal to the balance shall be distributable pro rata to the holders of the CARET Units.

Notwithstanding anything to the contrary, the CARET Holders shall not be entitled to any increase or acceleration of amounts by reason of any Upsize Rent that does not pertain to a GL Material Change. Distributions to the CARET Unit Holders pursuant to this Section 8.2 shall not be reduced by Debt of the Company.
Section 8.3   All Other Cash Proceeds.   Subject to Section 9.7(b), other than amounts which are to be distributed to the CARET Unit Holders pursuant to Section 8.1, Section 8.2, and Section 15.2, all cash proceeds received by the Company (including (1) rents from GLs, (2) any revenue generated from Real Property improvements owned by the Company at the end of the applicable GLs, (3) any repayments of principal and interest on any loans made by the Company to any Person, and (4) any amounts received pursuant to the Management Agreement) shall be, less any reserves determined by the Managing Member, distributable to the GL Unit Holders or as directed by the Managing Member.
For the avoidance of doubt, the Company shall have no obligation to distribute any amount to the CARET Holders based on either (i) Net Operating Income except as expressly provided in this Article VIII or (ii) any proceeds from any direct or indirect financings of the Company.
Section 8.4   Distribution Rules.
(a)   All distributable amounts with respect to GL Unit Holders pursuant to this Article VIII shall be distributed subject to and in accordance with Section 5.2.
(b)   All distributable amounts with respect to CARET Holders pursuant to this Article VIII shall be distributed subject to and in accordance with Section 6.2.
(c)   Notwithstanding anything herein to the contrary, the Company shall have no obligation to make any distributions on account of cash proceeds received by a Non-Controlled JV until such cash proceeds are actually received by the Company, at which point any such distributions shall be made subject to and in accordance with the other applicable terms hereof.
(d)   Amounts shall be applied to the Invested Amount, the Recoverable Amount and the CARET Operating Expenses Amount under this Article VIII so as to avoid any double counting thereof.
(e)   Notwithstanding anything to the contrary contained herein, if the Managing Member determines that a commercial lease or sublease is in part a Ground Lease and in part not a Ground Lease, then such commercial lease or sublease shall be deemed bifurcated into two separate leases; one of which is a Ground Lease and the other of which is not. (By way of example only, if a lease covers both a developed parcel and a predevelopment parcel, the Managing Member may determine that such lease is a Ground Lease with respect to the developed parcel and a Pre-Development Ground Lease with respect to the predevelopment parcel.) If a lease is deemed so bifurcated, appropriate allocations as determined by the Managing Member shall be made hereunder of, among other things, the amounts used to determine the Invested Amount and the Origination Rent of the applicable Company GL Asset. Notwithstanding anything to the contrary contained herein, to the extent the Managing Member determines that a commercial lease or sublease entered into following the date hereof, is in part a Ground Lease and in part not a Ground Lease, the Managing Member shall make such bifurcation and appropriate allocations at the time the Company acquires such Company GL Asset.
Section 8.5   Dispositions in General.   Notwithstanding anything in this Article VIII or Section 9.5 to the contrary:
(a)   If the Company does not have a controlling interest in a Ground Lease Asset or is otherwise restricted pursuant to an agreement with an unaffiliated third party or precluded by applicable law, court order, judgment or decree, then the Company shall have no obligation to Dispose of the same;
(b)   Any partial Disposition of a Company GL Asset shall constitute a GL Material Change thereto; provided that the Disposition of any partnership interest, tenancy in common interest or other interest that has an undivided pari passu direct or indirect interest in a whole Company GL Asset shall not result in a GL Material Change of the underlying Company GL Asset and shall be treated as a Disposition of a Company GL Asset with a pro rata portion of the Invested Amount of the underlying Company GL Asset (and the balance of the Invested Amount shall remain applicable to the retained interest); and
(c)   In the case of a Disposition of more than one Company GL Asset in a single transaction, the Net Sale Proceeds therefrom shall be allocated among the so Disposed Company GL Assets in a manner determined by the Managing Member, in its sole discretion.
Section 8.6   Alternative Arrangements.   Prior to a Liquidity Transaction, the Members and the Managing Member and, following a Liquidity Transaction, the Independent Directors Committee and the Managing Member will discuss in good faith alternative arrangements for the Company GL Assets which are to be Disposed of pursuant to the terms of Section 8.5 and Section 9.5 so that, in lieu of CARET Holders receiving cash amounts on account of Net Sale Proceeds of such Company GL Assets, the CARET Holders receive Equity Securities or other interests in a Person to whom such Company GL Asset are contributed, which Equity Securities or other interests will be owned by the CARET Holders directly and not by the Company.
ARTICLE IX
MANAGEMENT OF THE COMPANY
Section 9.1   Powers.   Except as expressly provided in this Agreement or the Act, the Managing Member, acting on behalf of the Company, shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the management, business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the actions of the Company in accordance with the provisions of this Agreement and agreements to which the Company is a party. Any provision of the Act that provides for the consent or approval of any percentage of Members for the authorization of any action by the Company or the Managing Member (including with respect to mergers, conversions, divisions, transfers, domestications or continuations) is hereby expressly overridden by the provisions of this Agreement. To the fullest extent permitted by law, but subject to compliance with any other provision of this Agreement expressly imposing conditions or restrictions on any action or determination, the Managing Member’s powers shall include the full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, in accordance with the provisions of this Agreement and agreements to which the Company is a party, including taking the actions and decisions set forth below:
(a)   the making of any expenditures; the borrowing of money from any Person, including Company Affiliates (including obtaining Additional Funds by causing the Company to incur Debt to any Person, upon such terms as the Managing Member determines); the lending of money to any Person, including loans to Company Affiliates; the assumption or guarantee of, or other contracting for, indebtedness and other liabilities; the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets); and the incurring of any other obligations or the undertaking of any action that it deems necessary for the conduct of the activities of the Company (including making prepayments on loans and borrowing money or selling assets to permit the Company to make distributions of cash or other property (i) to enable the Company, following a REIT Conversion, to maintain or restore REIT qualification and avoid the payment of any income or excise tax and (ii) such that SAFE receives an amount sufficient to make distributions to its equity holders to maintain or restore REIT qualification and avoid the payment of any income or excise tax);
(b)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company, the registration of any class of securities of the Company under the Exchange Act and the listing of any debt securities of the Company on any exchange;
(c)   the taking of any and all acts to ensure that the Company will be taxable as a partnership for U.S. federal income tax purposes (or, following a REIT Conversion, as a REIT);

(d)   the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, division, reorganization or other combination of the Company with or into another entity (including pursuant to a Drag-Along Transaction, a Liquidity Transaction or a Restructuring);
(e)   the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the assignment of any assets of the Company in trust for creditors or on the promise of the assignee to pay the debts of the Company, the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including the financing of the operations and activities of the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including the Company’s Subsidiaries) and the repayment of obligations of the Company, its Subsidiaries and any other Person in which the Company has an equity investment, and the making of capital contributions to and equity investments in the Company’s Subsidiaries;
(f)   the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including the financing of the conduct of the operations of the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including the Company’s Subsidiaries) and the repayment of obligations of the Company and its Subsidiaries and any other Person in which the Company has an equity investment and the making of capital contributions to its Subsidiaries;
(g)   the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including any Contributed Property, or other asset of the Company or any Subsidiary, whether pursuant to a Services Agreement or otherwise;
(h)   the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the Managing Member considers useful or necessary to the conduct of the Company’s operations or the implementation of the Managing Member’s powers under this Agreement, including contracting with contractors, developers, consultants, government authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company’s assets;
(i)   the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company and the collection and receipt of revenues, rents and income of the Company;
(j)   the maintenance of insurance (including directors and officers insurance) for the benefit of the Company and the Members as the Managing Member deems necessary or appropriate, including (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Covered Persons hereunder;
(k)   the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the Managing Member deems desirable (including the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time);
(l)   the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company’s assets or any other aspect of the Company business;
(m)   the taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Company in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by National Securities Exchange requirements;

(n)   the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(o)   the undertaking of any action in connection with the Company’s direct or indirect investment in any Subsidiary or any other Person (including the contribution or loan of funds by the Company to such Persons);
(p)   except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Company property distributed in-kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;
(q)   the enforcement of any rights against any Member pursuant to representations, warranties, covenants and indemnities relating to such Member’s contribution of property or assets to the Company;
(r)   the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;
(s)   the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
(t)   the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of any Person in which the Company does not have an interest, pursuant to contractual or other arrangements with such Person;
(u)   the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Managing Member for the accomplishment of any of the powers of the Managing Member enumerated in this Agreement;
(v)   the issuance of additional Units;
(w)   the selection and dismissal of agents, outside attorneys, accountants, consultants and contractors of the Company, the determination of their compensation and other terms of hiring;
(x)   the amendment and restatement of the Books and Records to reflect accurately at all times the Capital Contributions and Unit ownership of the Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the number of Units (including any issuance thereof), the admission of any Additional Member or any Substituted Member or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in the Books and Records otherwise is authorized by this Agreement;
(y)   the collection and receipt of revenues and income of the Company;
(z)   the registration of any class of securities of the Company under the Securities Act or the Exchange Act;
(aa)   the entering into of listing agreements with any National Securities Exchange and the listing of any securities of the Company on any such exchange;
(bb)   an election to dissolve the Company in accordance with Section 15.1(a) hereof; and

(cc)   the taking of any action necessary or appropriate to enable SAFE and, following a REIT Conversion, the Company, to qualify as a REIT or the Company to effect a REIT Conversion.
Section 9.2   Officers.
(a)   The Managing Member shall be entitled to appoint agents or employees, with such titles as the Managing Member may approve, as officers of the Company (“Officers”) to act on behalf of the Company, with such power and authority as the Managing Member may delegate from time to time to any such Person. Officers, if any are appointed, shall have the powers and authority customarily exercised by officers of a Delaware corporation having similar titles and such other authority as the Managing Member may choose to delegate to such Officers. Each of the Members acknowledges and agrees that the Managing Member is authorized to delegate to the Officers the power and authority to conduct the day to day operations of the Company subject to and in accordance with the terms of this Agreement. Each Officer shall hold office until his or her successor is appointed by the Managing Member or until his or her earlier (i) displacement from office by removal by the Managing Member or (ii) death, disability, retirement, expulsion or resignation from the Company for any reason. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Managing Member.
Section 9.3   Restrictions on the Managing Member’s Authority.
(a)   Notwithstanding anything in this Agreement to the contrary, except as required to satisfy any requirement of law binding on the Company or the Managing Member, the Managing Member may not, and may not authorize any Company Personnel to:
(i)   perform any act that would modify a Member’s limited liability or subject a Member to any liability except as provided herein or under the Act without the prior consent of such Member; or
(ii)   amend Section 4.2 (Capital Contributions of the Members), Section 6.1 (Designation and Number), Article VIII (Economics), this Section 9.3 (Restrictions on the Managing Member’s Authority), Section 9.5 (Certain Decisions with Respect to Company GL Assets), Section 9.6 (SAFE Commitment), (b) (Use of Proceeds), Section 13.6 (Drag-Along Rights), or Section 17.7 (Amendment), as well as any definitions related to such sections as used therein, of this Agreement (except, in each case, for de minimis amendments and modifications thereto) without OU Consent, in each case other than as provided in the third sentence of Section 12.1 or Section 13.7.
(b)   Subject to Section 9.3(a), the Managing Member shall have the exclusive power, without the prior consent of the Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
(i)   to reflect the admission, substitution or resignation of Members or the termination of the Company in accordance with this Agreement, and to amend the Books and Records in connection with such admission, substitution or resignation;
(ii)   to reflect a change that the Managing Member determines to be of an inconsequential nature or to not adversely affect the Members as such in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
(iii)   to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(iv)   (A) to reflect such changes as the Managing Member deems in its discretion are necessary or beneficial for SAFE or, following a REIT Conversion, the Company, to maintain or restore such entity’s qualification as a REIT or for the Company to effect a REIT Conversion or (B) to reflect the Transfer of all or any part of any Units among any entities that are disregarded as an entity separate from SAFE for U.S. federal income tax purposes;
(v)   to issue additional Units in accordance with Section 4.3; and

(vi)   to reflect a change in the name of the Company.
The Managing Member will provide notice to the Members whenever any action under this Section 9.3(b) is taken.
Section 9.4   Committees; Advisory Committee.
(a)   Subject to the terms and provisions of this Agreement, the Managing Member may, from time to time, delegate any or all of its powers to one or more committees. Any delegation pursuant to this Section 9.4(a) may be revoked at any time and for any reason by the Managing Member.
(b)   The Company hereby establishes an advisory committee of the Company (the “Advisory Committee”), members of which shall be appointed by the Managing Member. The Advisory Committee (and its members acting in their capacity as such) shall have no authority or rights with respect to the Company, its Subsidiaries or any of their respective businesses other than to (i) receive regular updates from the Managing Member regarding the business of CARET Ventures, and (ii) discuss potential marketing and business avenues for the business of CARET Ventures.
(c)   Following a Liquidity Transaction, the Managing Member shall appoint one or more Persons to serve as members of the Independent Directors Committee.
Section 9.5   Certain Decisions with Respect to Company GL Assets.
(a)   With respect to (A) each Company GL Asset (other than any Real Property that is owned directly or indirectly by a Non-Controlled JV), if the Ground Lease thereon is subject to an Involuntary Ground Lease Termination Event or Voluntary Ground Lease Termination Event, and (B) any Materially Changed GL Asset, promptly after the Origination Economics thereof have been reduced to zero dollars ($0.00), the Company shall, in an orderly and commercially reasonable fashion, promptly Dispose of such Company GL Asset, to the extent commercially practicable as determined by the Managing Member in its discretion. Any such Company GL Asset shall be Disposed of either (y) to an unaffiliated third party or (z) via a marketed process on Arms-Length Terms and, in the case of this clause (z) following a Liquidity Transaction in a case where the Company GL Asset is being Disposed of to an Affiliate of SAFE, as agreed to by a majority of the members of the Independent Directors Committee. The proceeds of such sale shall be allocated to the GL Units and CARET Units in accordance with Section 8.1. Notwithstanding anything to the contrary herein, including the foregoing:
(i)   under no circumstances shall the Company be obligated to Dispose of a Company GL Asset on terms or conditions that (A) are contrary to, would violate or result in a default under the terms of any outstanding Debt of the Company and/or its Subsidiaries (including, for example, not Disposing a Company GL Asset in the event such action could, in the Managing Member’s judgment, lead to a violation or breach of the terms or conditions of such Debt), (B) could in the Managing Member’s good faith determination reasonably be expected to adversely affect the qualification of SAFE or, following a REIT Conversion, the Company, as a REIT or result in either such entity being subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related or successor provision of the Code, (C) are contrary to the contractual terms of each Ground Lease, (D) are contrary to other material contractual obligations of SAFE and its Affiliates (including the Company and/or its Subsidiaries) or (E) are contrary to the best interests of SAFE or the Company; if the Company does not have a controlling interest in any Real Property, the Company shall have no obligation to Dispose of the same pursuant to the terms of this Section 9.5 but shall use commercially reasonable efforts to cause such Real Property to be Disposed; and
(ii)   the Members acknowledge and agree that it shall not be a breach of this Section 9.5 for the Company to comply with any material contractual obligations of Safe, the Company and any controlled Subsidiaries of the Company that are or may be contrary to the other requirements of this Section 9.5 (including, for example, Disposing of a Company GL Asset to the Lessee thereof on a contractually mandated price pursuant to an option or otherwise).
(b)   Subject to Section 9.5(a), with respect to each Company GL Asset, the Managing Member may, in its sole discretion, (1) alter, extend or otherwise modify the Ground Lease thereon, (2) terminate the Ground Lease and/or Dispose such Company GL Asset, in which case the Disposition proceeds therefrom shall be allocated to the GL Units and CARET Units in accordance with Section 8.1, and (3) make the applicable Company GL Asset safe or secure, prepare the Company GL Asset for Disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential Disposition or lease) and maintain the Company GL Asset.
Section 9.6   SAFE Commitment.
(a)   SAFE covenants that (i) all Ground Lease Assets that are directly or indirectly owned by SAFE shall be owned directly or indirectly by the Company and (ii) the Company shall have the right to designate any Pre-Development Ground Lease owned by SAFE, its Subsidiaries or Non-Controlled JV as a Ground Lease when such ground lease ceases to be a Pre-Development Ground Lease upon terms and conditions approved by the Managing Member.
(b)   If the Company, its Subsidiaries or Non-Controlled JV, directly or indirectly, acquires any interest in a property subject to a ground lease, which at the time of such acquisition is a Pre-Development Ground Lease, then except to the extent that the Company designates such asset as a Ground Lease (i) such property shall not be a “Company GL Asset”, (ii) such ground lease shall not be a “Ground Lease”, and (iii) upon such designation of such Pre-Development Ground Lease as a Ground Lease, the “Acquisition Amount” of such Pre-Development Ground Lease shall be as determined by the Managing Member.
Section 9.7   Use of Proceeds.
(a)   The net proceeds from any Primary CARET Issuance shall be used by the Company or its Subsidiaries only for general GL Business corporate purposes, including CARET Operating Expenses; provided that this Section 9.7(a) shall not require any segregation or specific tracking of any cash or other proceeds.
(b)   All net proceeds from any CARET Financing shall be used solely to pay for CARET Operating Expenses and any remaining proceeds shall be distributed to the CARET Holders.
Section 9.8   Reimbursement.
(a)   The Members acknowledge and agree that the Spinco Manager shall be compensated for its services pursuant to the Management Agreement. For the avoidance of doubt, the CARET Unit Holders shall not be entitled to receive any proceeds from the Management Agreement and any distributions of such proceeds to the Members shall be made pursuant to Section 8.3.
(b)   The Company shall be responsible for and shall pay all expenses relating to the Company’s organization, the ownership of its assets and its operations.
(c)   The Company shall reimburse the Managing Member and any other member of any committee for all reasonable and documented out-of-pocket costs associated with the attendance at meetings of any committee, as applicable. The Company will maintain liability insurance for the Managing Member and any member of any committee on commercially reasonable terms and in amounts satisfactory to the Managing Member.
Section 9.9   Contracts with Affiliates.
(a)   The Company may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions established by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(b)   The Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the Managing Member approves, in each case subject to Section 9.5 and any other applicable provisions of this Agreement.

(c)   Subject to Section 9.5 and any other applicable provisions of this Agreement, SAFE and its Affiliates may Dispose any property to, or purchase any property from, the Company, directly or indirectly, on terms and conditions established by the Managing Member.
(d)   The Company is hereby authorized to execute, deliver and perform, and any Officer on behalf of the Company is hereby authorized to execute and deliver, any Services Agreement with Affiliates of the Company, on such terms as the Managing Member approves.
(e)   The Managing Member, without the approval of the Members or any of them or any other Person, may propose and adopt (on behalf of the Company) employee benefit plans funded by the Company for the benefit of employees of SAFE, the Company, Subsidiaries of the Company or any Affiliate of any of the foregoing in respect of services performed, directly or indirectly, for the benefit of SAFE, the Company or any of the Company’s Subsidiaries.
Section 9.10   Indemnification; Liability of Covered Persons.
(a)   The Company shall, to the maximum extent permitted by applicable law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to each Covered Person, against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:
(i)   any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or
(ii)   the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary;
(b)   provided, however, that the Company shall not indemnify a Covered Person (1) for acts or omissions of the Covered Person that are material to the matter giving rise to the proceeding and that either were committed in bad faith or for fraud or willful misconduct (2) in the case of any criminal proceeding if the Covered Person had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Covered Person, pursuant to a loan guaranty or otherwise (unless otherwise provided by the terms of any such guaranty or other instrument), for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Company is hereby authorized and empowered to execute, deliver and perform, and any Officer on behalf of the Company is hereby authorized to execute and deliver, one or more indemnity agreements consistent with the provisions of this Section 9.10 in favor of any Covered Person having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Covered Person did not meet the requisite standard of conduct set forth in this Section 9.10(b). The termination of any proceeding by conviction of a Covered Person or upon a plea of nolo contendere or its equivalent by a Covered Person, or an entry of an order of probation against a Covered Person prior to judgment, does not create a presumption that such Covered Person acted in a manner contrary to that specified in this Section 9.10(b) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 9.10 shall be made only out of the assets of the Company and any insurance proceeds from the liability policy covering any Covered Persons, and no Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 9.10.

(c)   To the fullest extent permitted by law, and without requiring a preliminary determination of the Covered Person’s ultimate entitlement to indemnification under Section 9.10(a) above, expenses incurred by a Covered Person who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Company as incurred by the Covered Person in advance of the final disposition of the proceeding upon receipt by the Company of (1) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 9.10(c) has been met and (2) a written undertaking by or on behalf of the Covered Person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(d)   The indemnification provided by this Section 9.10 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person unless otherwise provided in a written agreement with such Covered Person or in the writing pursuant to which such Covered Person is indemnified.
(e)   The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Covered Persons and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(f)   In no event may a Covered Person subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)   A Covered Person shall not be denied indemnification in whole or in part under this Section 9.10 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)   The provisions of this Section 9.10 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 9.10 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Company or the limitations on the Company’s liability to any Covered Person under this Section 9.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 9.11   Liability of Covered Persons; Standard of Conduct.
(a)   The Members expressly intend, acknowledge and agree that, to the extent permitted by applicable law, notwithstanding any duty existing at law, in equity or otherwise, no Member or other Covered Person is under any obligation to consider the interests of the Company or any of its Subsidiaries, the Members (including the tax consequences to the Members) or any other Person in deciding whether to take or approve (or decline to take or approve) any actions, unless expressly required to do so by the provisions of this Agreement or any other contract, and that no Member or Covered Person shall be liable, at law or in equity, for Losses sustained, liabilities incurred or benefits not derived by the Company, any of its Subsidiaries, any Member or any other Person bound by this Agreement in connection with such decisions, if the Member’s or Covered Person’s conduct (i) did not constitute bad faith or willful misconduct, and (ii), in the case of the Managing Member, complied with its standards of conduct set forth in Section 9.11(b). In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, but subject to Section 9.11(b), to the fullest extent permitted by law, including Section 18-1101(c) of the Act, no Member, Covered Person or any of their Affiliates, or any of their respective shareholders, partners, members, officers, agents, employees, legal representatives, advisors, consultants or independent contractors, shall be subject to any fiduciary duties or similar obligations, at law or in equity, to the Company, any of its Subsidiaries, any Member, any director, Covered Person or any other Person bound by this Agreement and all such fiduciary duties or similar obligations are hereby eliminated to the fullest extent permitted by law; provided that nothing contained in this Section 9.11 negates, modifies, eliminates or otherwise affects (i) any of the rights and obligations expressly provided for in this Agreement or the right of any Member to seek a remedy for damages or equitable relief for any breach of such rights or obligations, (ii) any of the rights, obligations or duties of any employee or Officer of the Company or any of its Subsidiaries or (iii) the duty to comply with the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.
(b)   Notwithstanding Section 9.11(a), whenever the Managing Member or any committee of the Company (including the Independent Directors Committee) makes a determination or takes or declines to take any action, whether under this Agreement or any other agreement contemplated hereby, then, unless the determination, action or omission has been approved by OU Consent or in accordance with other applicable provisions of this Agreement, the Managing Member or such committee shall make such determination or take or decline to take such action in good faith and in a manner that does not contravene the provisions of this Agreement. The foregoing are the sole and exclusive standards governing any such determinations, actions and omissions of the Managing Member or any committee of the Company (including the Independent Directors Committee) under this Agreement. In order for a determination or the taking or declining to take an action to be in “good faith” or “reasonable” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action was in the best interests of either the Company or SAFE.
(c)   Whenever a potential conflict of interest exists or arises between SAFE or any of its Affiliates, on the one hand, and the Company, any of its Subsidiaries or any Member, on the other hand, any resolution or course of action by the Managing Member in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of the duty of good faith under Section 9.11(b) or any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by either (i) OU Consent or (ii) a majority of the Independent Directors Committee (the “Special Consent”). The Managing Member shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Consent of such resolution, and the Managing Member may also adopt a resolution or course of action with respect to such conflict of interest that has not received Special Consent. If the Managing Member does not submit the resolution or course of action in respect of such conflict of interest as provided in the first sentence of this Section 9.11(c), then any such resolution or course of action shall be governed by Section 9.11(b).
(d)   For the avoidance of doubt, whenever the Managing Member, any committee of the Company (including the Independent Directors Committee) or any member of any such committee, in each case, makes a determination on behalf of or recommendation to the Managing Member, or causes the Company to take or omit to take any action, the standards of conduct applicable to the Managing Member (including the obligations in Section 9.11(b)) shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the Managing Member hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Company, any of its Members or any other Person who acquires an interest in a Company Equity Security or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.
(e)   To the fullest extent permitted by law, to the extent that, under applicable law, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, in their capacity as such, such Covered Person shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement.
(f)   Whenever in this Agreement the Managing Member or a Committee of the Company is permitted or required to make a decision in such Covered Person’s “discretion,” “sole discretion,” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, such Covered Person, shall be entitled to consider, in addition to the best interests of the Company or SAFE and the standard set forth in Section 9.11(b), such interests and factors as such

Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.
(g)   Any determination, action or omission by a the Managing Member or a Committee of the Company will for all purposes be presumed to have been in good faith or reasonable, which presumption may be rebutted as provided in the immediately following sentence. In any proceeding brought by or on behalf of the Company, any Member or any other Person who acquires an interest in a Company Equity Security or any other Person who is bound by this Agreement challenging such determination, action or omission, to the fullest extent permitted by law, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in accordance with the standards set forth in Section 9.11(b).
(h)   The Managing Member and each Covered Person may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. In performing its duties under this Agreement and the Act, the Managing Member and each Covered Person shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any of its Subsidiary, prepared or presented by any Officer or other Company Personnel, or by any lawyer, certified public accountant, appraiser or other person engaged by the Managing Member, the Company or any such Subsidiary as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Managing Member in good faith believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such information, opinion, report or statement.
(i)   Any amendment, modification or repeal of this Section 9.11 or any provision hereof shall be prospective only and shall not in any way affect the elimination of fiduciary duties or the limitations on the liability of the Covered Persons to the Company and the Members under this Section 9.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 9.12   Other Matters Concerning the Covered Persons.
(a)   The Managing Member and any other Covered Person shall have the right, in respect of any of its powers or obligations hereunder, to act through any duly authorized Company Personnel and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Managing Member or such other Covered Person in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Managing Member or such other Covered Person hereunder.
(b)   Notwithstanding any other provision of this Agreement or the Act, any action of the Managing Member and any other Covered Person on behalf of the Company or any decision of the Managing Member or such other Covered Person to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of SAFE to continue to qualify as a REIT or the Company to be taxed as a partnership or, following a REIT Conversion, a REIT for U.S. federal income tax purposes or to be able to effect a REIT Conversion, or (2) without limitation of the foregoing clause (1), for SAFE and, following a REIT Conversion, the Company, to avoid incurring any income or excise taxes, is expressly authorized under this Agreement and is deemed approved by all of the Members and not a breach of this Agreement or any duty existing at law, in equity or otherwise.
(c)   The foregoing Section 9.12(a) — Section 9.12(b) shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.
Section 9.13   Title to Company Assets.   Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Managing Member may determine. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its Books and Records, irrespective of the name in which legal title to such Company assets is held.
ARTICLE X
RIGHTS AND OBLIGATIONS OF MEMBERS
Section 10.1   Limitation of Liability.   Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
Section 10.2   Management of Business.   Except as otherwise expressly provided herein, no Member or Assignee shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any Company business by the Managing Member or any Company Personnel, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Members or Assignees under this Agreement.
Section 10.3   Outside Activities of Members.   Subject to Section 9.6 and any agreements entered into by a Member or its Affiliates with the Company or its Affiliates, the Managing Member, any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or shareholder of the Managing Member or any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures or opportunities of the Managing Member, any Member or Assignee. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement or the company relationship established hereby in any business ventures or opportunities of any other, and such Person shall have no obligation pursuant to this Agreement, subject to any other agreements entered into by a Member or its Affiliates with the Company or any Affiliate thereof, to offer any interest in any such business ventures or opportunities to the Company, any Member or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.
Section 10.4   Return of Capital.   Except as otherwise expressly set forth in this Agreement, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon the winding up of the Company as provided in Article XV. No Member or Assignee (other than any Member who holds Preferred Units, to the extent specifically set forth herein and in the applicable Unit Designation) shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.
Section 10.5   Member Meetings.
(a)   All meetings of the Members shall be held at such time and place (including remotely) as may be determined by the Managing Member. The Managing Member may postpone, reschedule, adjourn, recess or cancel any meeting previously scheduled by the Managing Member.
(b)   Members shall be entitled to vote at meetings either in person or by proxy. In any such voting, each Member shall be entitled to vote its Units in accordance with its own interests and without regard to the interests of other Members, notwithstanding any duty existing at law, in equity or otherwise. Each Member shall be entitled to the number of votes as provided in this Agreement for each Unit registered in his name on the books of the Company on the Company Record Date.

(c)   Any number of Members together holding at least a majority of the voting power of the Outside Unitholders or class of Units for which a meeting has been called, who shall be present in person or represented by proxy at any meeting duly called, shall be requisite to and shall constitute a quorum for the transaction of business, except as otherwise provided by law or by this Agreement. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Managing Member or the affirmative vote of the holders of at least a majority of the voting power of the Outside Unitholders or class of Units for which a meeting has been called present or represented by proxy, without any notice other than by announcement at the meeting (if the adjournment is for thirty (30) days or less), until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned, in like manner, for such time or upon such calls as may be determined by the Managing Member. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as originally called.
ARTICLE XI
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 11.1   Records and Accounting.   The Managing Member shall keep or cause to be kept its Books and Records at the principal office of the Company or as otherwise determined by the Managing Member. Books and Records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs, micrographics, or any other form of information storage or recordkeeping; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. For financial reporting purposes, the financial Books and Records of the Company shall be maintained on an accrual basis in accordance with U.S. GAAP, or on such other basis as the Managing Member determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company may operate with integrated or consolidated accounting records, operations and principles. The Company also shall maintain its tax books on the accrual basis.
Section 11.2   Company Year.   The Company Year shall be the calendar year unless otherwise required under the Code.
ARTICLE XII
REIT STATUS
Section 12.1   REIT Conversion.   The Managing Member shall be permitted to cause the Company to elect to be treated as a REIT effective as of such time as determined by the Managing Member in its sole discretion (a “REIT Conversion”), and upon such REIT Conversion, the Managing Member and the Officers shall have full discretion to operate the business and activities of the Company so as to comply with the REIT rules, as determined in their sole discretion. All provisions of this Agreement are to be construed so as to preserve the Company’s ability to effect a REIT Conversion and, following such REIT Conversion, qualify as a REIT. The Managing Member shall be permitted, without the consent of any Member, to amend and restate this Agreement so as to substantially conform with the terms of Exhibit A. The Managing Member is hereby authorized to file any necessary elections and shall be required to file any necessary tax returns on behalf of the Company with any tax authorities and the Members shall cooperate in good faith and execute all documents reasonably requested by the Managing Member in connection with a REIT Conversion. In connection with a REIT Conversion, any conversion of outstanding Profits Interests into CARET Units shall be subject to the limitations described in Section 4.3(c)(v), and, unless otherwise determined by the Managing Member, to the extent such limitation applies to any outstanding Profits Interests, such Profits Interests shall be cancelled for no consideration.

ARTICLE XIII
TRANSFERS AND RESIGNATIONS
Section 13.1   Transfer.
(a)   To the fullest extent permitted by law, no part of the limited liability company interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.
(b)   No Unit shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XIII. Any Transfer or purported Transfer of a Unit not made in accordance with this Article XIII shall, to the fullest extent permitted by law, be null and void ab initio unless consented to by the Managing Member in its sole and absolute discretion. Any Person to whom Units are attempted to be transferred in violation of this Section 13.1 shall not be entitled to vote on matters coming before the Members, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to such Units.
Section 13.2   Transfer of Units.
(a)   Except pursuant to a Drag-Along Transaction, no Person may Transfer all or any portion of or any interest or rights in the CARET Units (other than those held directly or indirectly by SAFE) unless the following conditions (“Conditions of Transfer”) are satisfied (or waived by the Managing Member):
(i)   Until the earlier of (i) a Liquidity Transaction and (ii) the second anniversary of the date hereof (which period shall be extended if at the expiration of such period the Company is actively pursuing a Liquidity Transaction through the date of the consummation or failure of such Liquidity Transaction, not to exceed six (6) months), no Person shall Transfer any Caret Unit (other than any CARET Unit held directly or indirectly by SAFE or its controlled Affiliates) other than pursuant to a Permitted Transfer without the consent of SAFE.
(ii)   Such Transfer is made only to a Qualified Transferee.
(iii)   The transferee in such Transfer assumes by express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Units; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor entity by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member, in its sole and absolute discretion. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 13.4.
(iv)   The Transfer will not violate, or require registration of any Units under, any federal or state securities laws including the Securities Act.
(v)   The Transfer will not result in the Company being required to register as an “investment company” under the Investment Company Act.
(vi)   The Transfer will not cause any Person, other than any member of the Safehold Group, to own, directly or indirectly, more than 9.8% of the total Units in the Company, except as otherwise provided in this Agreement or authorized by the Managing Member.
(vii)   Prior to the date that either (i) the relevant class of Units of the Company qualifies as a class of “publicly-offered securities” (within the meaning of Section 2510.3-101(b)(2) of the Plan Asset Regulations); or (ii) the Company qualifies for another exception to the Plan Asset Regulations (other than the exception found in Section 2510.3-101(a)(2)(ii) of the Plan Asset

Regulations), the Transfer does not result in ownership of any “class” of Units as defined by ERISA by (x) plans described in or subject to the Plan Asset Regulations, (y) persons acting on behalf of a plan described in or subject to the Plan Asset Regulations, and (z) persons using the assets of a plan described in or subject to the Plan Asset Regulations in excess of, in the aggregate, 24.8% of the value of any “class” of Units as calculated in accordance with the Plan Asset Regulations.
(viii)   The transferor or the transferee shall undertake to pay all expenses incurred by the Company in connection with the Transfer.
(b)   If the Conditions of Transfer are satisfied (or waived by the Managing Member), then a Member may Transfer all or any portion of its Units; provided, however, that the transferee shall deliver to the Company a fully executed copy of all documents relating to the Transfer, in a form reasonably acceptable to the Managing Member, executed by both the transferor and the transferee, pursuant to which the transferee agrees to (i) be bound by the terms of this Agreement and (ii) assume all of the obligations of the transferor under this Agreement.
(c)   If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.
(d)   In connection with any proposed Transfer of any Units, the Managing Member shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Units Transferred.
(e)   Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Section 13.2 in view of the purposes of the Company and the relationship of the Members.
Section 13.3   Substituted Members.
(a)   A transferee of the limited liability company interest of a Member in accordance with Section 13.2 may be admitted as a Substituted Member only with the consent of the Managing Member, which consent may be given or withheld by the Managing Member in its sole and absolute discretion. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, including the power of attorney granted in Section 2.4, (ii) a counterpart signature page to this Agreement executed by such Assignee, and (iii) such other documents and instruments as may be required or advisable, as determined by the Managing Member, to effect such Assignee’s admission as a Substituted Member. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
(b)   One or more substitute managing members of the Company may be admitted as a Substituted Managing Member from time to time by the then-acting Managing Member without any vote or consent of the other Members, upon the execution of a counterpart signature page to this Agreement by such Substituted Managing Member and the Managing Member being substituted.
(c)   A transferee who has been admitted as Substituted Member or Substituted Managing Member in accordance with this Article XIII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member or the Managing Member, as applicable, under this Agreement.
(d)   Upon the admission of a Substituted Member or Substituted Managing Member, the Managing Member shall amend the Books and Records to reflect the name, address and number of

Units of such Substituted Member or Substituted and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.
Section 13.4   Assignees.   If the Managing Member does not consent to the admission of any transferee of any Units as a Substituted Member, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of income, gain, loss, deduction and credit of the Company attributable to the Units assigned to such transferee and the rights and obligations to Transfer the Units only in accordance with the provisions of this Article XIII (including Section 13.6), but shall not be deemed to be a Member or a Holder of Units for any other purpose under this Agreement, and shall not be entitled to effect a consent or vote with respect to such Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XIII to the same extent and in the same manner as any Member desiring to make an assignment of Units. Without limiting Section 13.1, the Managing Member may, in its sole discretion, repurchase from any Assignee whose Units were obtained pursuant to a Transfer that did not satisfy each of the conditions to Transfer, any or all of its Units for Fair Market Value without the consent of such Assignee or any other Person.
Section 13.5   General Provisions.
(a)   No Member may resign from the Company other than as a result of a permitted Transfer of all of such Member’s Units in accordance with this Article XIII.
(b)   Any Member who shall Transfer all of its Units in a Transfer permitted pursuant to this Article XIII where such transferee was admitted as a Substituted Member shall cease to be a Member.
(c)   All distributions to such GL Units with respect to which the Company Record Date is before the date of such Transfer, assignment or redemption shall be made to the transferor Member and, in the case of a Transfer other than a redemption, all distributions thereafter attributable to such GL Units shall be made to the transferee Member. All distributions to such CARET Units with respect to which the Company Record Date is before the date of such Transfer or assignment shall be made to the transferor Member and all distributions thereafter attributable to such CARET Units shall be made to the transferee Member.
Section 13.6   Drag-Along Rights.
(a)   Prior to a Liquidity Transaction, in the event that a SAFE Sale or GL Business Sale is consummated or one or more definitive transaction agreements are entered into providing for a SAFE Sale or GL Business Sale, in each case, on Arms-Lengths Terms and not with an Affiliate of SAFE, then SAFE may, in its sole discretion, notify each other Member (each, a “Drag-Along Member”) in writing that SAFE (or a designee) will acquire all (and not less than all) of such Member’s Units (the “Drag-Along Transaction”). If SAFE delivers such notice: (i) to the extent any vote or consent to such Drag-Along Transaction is required, each Drag-Along Member shall consent or vote for such Drag-Along Transaction and shall waive any claims related thereto, including any dissenter’s rights, appraisal rights or similar rights which such Drag-Along Member may have in connection therewith, (ii) no Drag-Along Member shall raise any objections to the proposed Drag-Along Transaction, (iii) each Drag-Along Member shall agree to sell all of its Units on the terms and conditions as set forth in such notice, subject to any rollover by Company Personnel of their Units as may be requested by the transferee, (iv) each Drag-Along Member shall execute all documents reasonably required to effectuate such Drag-Along Transaction, as determined by SAFE (including consenting to amendments to this Agreement), (v) each Drag-Along Member shall be obligated to provide the same covenants, agreements, indemnities (on a pro rata basis in accordance with their Drag-Along Pro Rata Share, provided that no indemnification obligation of any Drag-Along Member shall exceed the consideration received by such Drag-Along Member for the sale of its Units in such Drag-Along Transaction), (vi) no Drag-Along Member shall be required to make any representation or warranty other than customary representations and warranties with respect to (A) such Drag-Along Member’s existence and power and authority to consummate the Drag-Along Transaction, (B) such Drag-Along Member’s ownership of its respective Units and ability to freely convey such Units without liens or encumbrances (other than by reason of this Agreement), (C) non-contravention of such Drag-Along Member’s charter, bylaws or other organizational documents and non-contravention of laws and/or judgments by such Drag-Along Member, (D) the enforceable nature of such Drag-Along Member’s obligations under the documents for the Drag-Along Transaction to which it is a party, subject to customary exceptions and (E) that such Drag-Along Member has not retained any Person that would be entitled to any broker’s or finder’s fees in connection with the Drag-Along Transaction, (vii) no Drag-Along Member should be liable for any representation, warranty, covenant or agreement made by another Drag-Along Member and (viii) each Drag-Along Member shall take all other actions reasonably necessary or desirable, as determined by the Managing Member, to cause the consummation of such Drag-Along Transaction on the terms proposed by SAFE. No Drag-Along Member shall be required to agree to any non-competition, non-solicitation or similar restrictive covenant. As used herein, “Drag-Along Pro Rata Share” of a Drag-Along Member means the number of Units derived by dividing (x) the total number of Units then held by such Drag-Along Member, by (y) the total number of Units to be sold by all Drag-Along Members in the Drag-Along Transaction.
(b)   Subject to any amounts that are deposited into an escrow account for the benefit of the Drag-Along Members, the consideration payable to each Drag-Along Member at the closing of a Drag-Along Transaction for each of its Units shall be the Fair Market Value thereof. Any Drag-Along Transaction proceeds that are deposited into an escrow account for the benefit of the Drag-Along Members shall be on a pro rata basis (in accordance with each Drag-Along Member’s respective Drag-Along Pro Rata Share).
(c)   Each Member acknowledges that even if notice of a Drag-Along Transaction has been given, SAFE shall not have any obligation to consummate any Drag-Along Transaction (and neither the Managing Member nor the Company shall take any further actions to consummate a Drag-Along Transaction upon delivery of notice to the Company by SAFE or its Affiliates providing that it no longer desires to pursue or consummate a Drag-Along Transaction) and none of SAFE, the Company and, to the fullest extent permitted by law, the proposed transferee shall have any liability to any Member arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Drag-Along Transaction, except to the extent of failure to comply with any express provision of this Section 13.6 if such Drag-Along Transaction otherwise occurs.
(d)   In order to effect the foregoing covenants and agreements set forth in this Section 13.6, each Member hereby constitutes and appoints as its proxy and hereby grants a power of attorney to SAFE and the Company, and any person designated in writing by SAFE or the Company, with full power of substitution, with respect to the matters set forth in this Section 13.6, and hereby authorizes SAFE, the Company and any such designee to represent and vote all of such party’s Units in accordance with the terms and provisions of this Section 13.6 and, if such Member does not execute such documents and instruments required to be executed under this Section 13.6 within a reasonable time after receipt thereof, to execute all appropriate documents and instruments as set forth in this Section 13.6 in connection with any Drag-Along Transaction. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Members in connection with this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the valid termination of this Agreement and shall not be affected by death, disability, Incapacity, dissolution, termination of existence or bankruptcy, or any other event concerning the Member, and each Member shall take such further action and execute such further documents and other instruments as may be necessary to effectuate the intent of such proxy.
Section 13.7   Liquidity Transaction.
(a)   Authority.   Notwithstanding any contrary provision of this Agreement, and without limiting the authority of the Managing Member provided for elsewhere in this Agreement, the Managing Member shall have the power and authority, without any vote or consent of any of the Members, to incorporate the Company or any of its Subsidiaries, or to merge, convert, combine, re-domicile or effect any other restructuring of the Company or any Affiliate thereof (a “Restructuring”), including in connection with any Liquidity Transaction, or take such other actions as it may deem advisable, including by utilizing “up-REIT” or “up-C” structuring and entering into tax receivable agreements, causing the Members to exchange their Equity Securities for securities of the surviving entity (or for other Equity Securities, as applicable, in such other form of entity as may be selected by the Managing Member) (“Conversion Shares”), provided that the same rights (with such changes to reflect the form of entity) provided by Section 9.3(a) shall be preserved in a Restructuring (unless waived or modified by OU Consent). For the avoidance of doubt, the Conversion Shares may represent Equity Securities in the public entity or in an entity that holds Equity Securities (directly or indirectly) in the public entity or an entity in which the public entity holds Equity Securities (or an Affiliate thereof).
(b)   Approvals; Cooperation.   Provided that the same rights (with such changes to reflect the form of entity) provided by Section 9.3(a) are preserved in a Restructuring or Liquidity Transaction (unless waived or modified by OU Consent), the Members shall cooperate in good faith and execute all documents requested by the Managing Member in connection with any Restructuring or Liquidity Transaction, including by taking all necessary or advisable actions to (i) amend this Agreement or change the capitalization or organizational structure of the Company and its Subsidiaries, including by executing any documents that (x) alter the capital structure of the Company and its Subsidiaries, (y) provide for the conversion of the Company to a corporation or such other entity, whether through the issuance, conversion or exchange of equity securities or otherwise, or (z) form a parent holding company that is classified as a corporation for U.S. federal income tax purposes and whose primary asset would consist of Equity Securities in the Company (with the Company remaining a partnership for U.S. federal income tax purposes), which parent holding company would be PublicCo with continuing Members of the Company (other than PublicCo) having a right, subject to certain conditions, to exchange their Units for cash or shares of PublicCo (as determined by the Managing Member or by PublicCo); ; (ii) merge, convert or consolidate the Company; (iii) form a Subsidiary holding company that would serve as PublicCo and to distribute its Units to the Members; (iv) transfer, domesticate or otherwise move the Company to another jurisdiction; (v) exchange Units for shares of PublicCo or Equity Securities in other Persons and/or for cash; (vi) enter into any lockup agreement requested by the Managing Member; (vii) enter into any definitive or ancillary agreement with the Company or PublicCo; and (viii) take such other steps as the Managing Member deems necessary or advisable to create a suitable vehicle for the Restructuring or Liquidity Transaction. In furtherance, and not in limitation of the foregoing, in connection with an Liquidity Transaction, the Managing Member shall be permitted to cause each Member to exchange its Units for other Company Equity Securities or for common stock of the PublicCo or Equity Securities in other Persons and cash in lieu of any fractional interests with an economic value equal to the Fair Market Value thereof. Following a Liquidity Transaction, the Members shall have registration rights (and, if applicable, tax receivable rights) in accordance with a registration rights agreement (and, if applicable, tax receivable agreement) to be entered into between the Company and Members.
Section 13.8   ROFO.   At any time prior to a Liquidity Transaction, SAFE shall have the following right of first offer (the “ROFO”) with respect to any direct or indirect Transfer (but excluding any Permitted Transfers) of the Caret Units by any Person (the “Selling Party”) other than (i) those held, directly or indirectly, by SAFE or its controlled Affiliates or (ii) Transfers of shares of stock publicly traded on a nationally recognized stock exchange (all subject to the terms and conditions of subsections (a) through (d) of this Section 13.8).
(a)   Pursuant to SAFE’s ROFO, a Selling Party shall deliver to SAFE a written notice (the “ROFO Notice”) setting forth the number of CARET Units such Selling Party wishes to Transfer (such CARET Units, the “Offered Units”).
(b)   During the Offer Period, SAFE shall have the right, but not the obligation, to offer to purchase all, but not less than all, of the Offered Units at a cash price (the “Offer Price”) and on other terms and conditions as set forth in a written notice delivered to the Selling Party (such notice, an “Offer Notice”).
(c)   For a period of fifteen (15) business days after delivery of an Offer Notice by SAFE (the “Acceptance Period”), the Selling Party shall have the right, but not the obligation, to accept SAFE’s offer to purchase the Offered Units at the Offer Price and on the other terms and conditions set forth in the Offer Notice by delivering to SAFE a written notice (such notice, an “Acceptance Notice”). Following delivery of an Acceptance Notice, the Selling Party and SAFE shall use reasonable efforts to consummate Safe’s purchase of the Offered Units on the terms set forth in the Offer Notice within sixty (60) days after delivery of an Acceptance Notice.
(d)   In the event that (i) SAFE fails to deliver an Offer Notice prior to the expiration of the Offer Period, (ii) SAFE delivers a Rejection Notice or (iii) the Selling Party fails to deliver an Acceptance Notice during the Acceptance Period, the Selling Party shall be free to Transfer the Offered Units to any Transferee; provided that such Transfer (A) complies with the Conditions of Transfer, (B) is consummated within one hundred twenty (120) days following the expiration of the Offer Period, (C) if SAFE delivers an Offer Notice, is consummated on terms more favorable to the Selling Party in the aggregate than the terms set forth in the Offer Notice, including, without limitation, at a purchase price greater than the Offer Price; and (D) the Transferee complies with the process to be treated as a Substituted Member hereunder. If the Selling Party does not consummate any such Transfer within such time period, any direct or indirect Transfer of any CARET Units shall again become subject to the ROFO set forth in this Section 13.8.
Section 13.9   SAFE Ownership.   Until the date the Company effects a REIT Conversion, SAFE (and its successors) shall maintain beneficial ownership, directly or indirectly, of at least 51% of the issued and outstanding CARET Units or substantially equivalent economic ownership interest in the Company.
ARTICLE XIV
ADMISSION OF MEMBERS
Section 14.1   Admission of Additional Members.
(a)   After the date hereof, a Person (other than an existing Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member (i) either (x) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 or (y) a counterpart signature page to this Agreement executed by such Person, and (ii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member and the satisfaction of all the conditions set forth in this Section 14.1.
(b)   Notwithstanding anything to the contrary in this Section 14.1, no Person shall be admitted as an Additional Member without the consent of the Managing Member, which consent may be given or withheld in the Managing Member’s discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the Books and Records, following the consent of the Managing Member to such admission.
(c)   All distributions to Holders of GL Units and/or CARET Units, as the case may be, with respect to which the Company Record Date is before the date of an admission of an Additional Member holding GL Units or CARET Units, as applicable, shall be made on a pro rata basis solely to Members and Assignees other than such Additional Member, and all distributions with respect to GL Units or CARET Units, as the case may be, thereafter shall be made on a pro rata basis to all the Members and Assignees including such Additional Member holding GL Units or CARET Units, as applicable.
Section 14.2   Amendment of Agreement and Certificate of Conversion.   For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the Books and Records and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of the Books and Records) and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.
Section 14.3   Limit on Number of Members.   Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members that would cause the Company to become a reporting company under the Exchange Act.
Section 14.4   Admission.   A Person shall be admitted to the Company as a Member of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as an Additional Member. Concurrently with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Books and Records to reflect the name, address and number of Units of such Additional Member.
ARTICLE XV
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 15.1   Dissolution.   The Company shall not be dissolved by the admission of Additional Members or Substituted Members in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):
(a)   an election to dissolve the Company made by the Managing Member if it has determined to no longer engage in the Ground Lease business;
(b)   at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act; or
(c)   entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act.
Section 15.2 Winding Up.
(a)   Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members in accordance with the Act. After the occurrence of a Liquidating Event, the Company shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managing Member or any Person elected by the Members holding a majority of the GL Units (the Managing Member or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
(i)   First, to creditors of the Company, other than the Members and their Assignees who are creditors, to the extent otherwise permitted by law, in satisfaction of the Debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);
(ii)   Second, to the satisfaction of all of the Company’s Debts and liabilities to the Members and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and
(iii)   The balance, if any, to the Members and any Assignees in accordance with their Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.
For clarity, and notwithstanding the foregoing or anything herein to the contrary, any distributions to be made in respect of any Profits Interest in accordance with this Article XV shall be subject to the limitations described in Section 4.3(c)(v).
(b)   It is intended that prior to a distribution of the proceeds from a liquidation of the Company pursuant to this Section 15.2, the positive Capital Account balance of each Member shall be equal to the amount that such Member is entitled to receive pursuant to Article V, Article VI, and Article VIII. Accordingly, notwithstanding anything to the contrary in this Article XV, to the extent permissible under Sections 704(b) of the Code and the Regulations promulgated thereunder, Net Income and Net Losses and, if necessary, items of gross income and gross deductions, of the Company for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive Section 15.2(a)(iii).
(c)   Notwithstanding the provisions of Section 15.2(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 15.2(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made subject to the Act and only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
(d)   In the sole and absolute discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XV may be:
(i)   distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or
(ii)   withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent, conditional, unmatured or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 15.2(a) as soon as practicable.
Section 15.3   Rights of Members.   Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member (other than any Member who holds Preferred Units, to the extent specifically set forth herein and in the applicable Unit Designation) shall have priority over any other Member as to the return of its Capital Contributions, distributions or profits, if any.
Section 15.4   Notice of Dissolution.   In the event that a Liquidating Event occurs or an event occurs that would result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and, in the Managing Member’s discretion or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined by the Managing Member).
Section 15.5   Cancellation.   Upon the completion of the winding up of the Company cash and property as provided in Section 15.2, a certificate of cancellation of the Certificate of Formation of the Company shall be filed with the Secretary of State of the State of Delaware, the Company shall be terminated, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.

Section 15.6   Reasonable Time for Winding-Up.   A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 15.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.
ARTICLE XVI
TAX MATTERS
Section 16.1   Preparation of Tax Returns.   The Company shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within thirty (30) days following the issuance of audited annual financial statements of the Company, the tax information reasonably required by Members for federal and state income tax reporting purposes (provided that if such information is not furnished within ninety (90) days of the close of the relevant taxable year, the Company shall deliver estimates of such tax information within ninety (90) days of the close of the relevant taxable year). The Members shall promptly provide the Company with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the Company from time to time.
Section 16.2   Tax Elections.
(a)   Except as otherwise provided herein, the Managing Member shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including the election under Section 754 of the Code. The Managing Member shall have the right to seek to revoke any such election (including any election under Sections 461(h) and 754 of the Code) upon the Managing Member’s determination in its sole and absolute discretion that such revocation is in the best interests of the Members.
(b)   To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Company is hereby authorized to, and at the direction of the Managing Member shall, elect a safe harbor under which the fair market value of any Units issued in connection with the performance of services after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Units (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Company sold all of its assets for their fair market value immediately after the issuance of such Units, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Members under the terms of this agreement). In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to transfers of such Units while the safe harbor election remains effective.
Section 16.3    Taxpayer Representative.
(a)   SAFE shall be designated the “partnership representative” pursuant to Section 6223 of the Code (the “Taxpayer Representative”) with respect to operations conducted by the Company pursuant to this Agreement. The Taxpayer Representative is authorized to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any U.S. federal, state or local tax authorities, including any resulting administrative and judicial proceedings, to expend funds of the Company for professional services and costs associated therewith, and to appoint a “designated individual” pursuant to Regulations Section 301.6223-1(b) (the “Designated Individual”). The Designated Individual shall be authorized to take any action the Taxpayer Representative is authorized to take under this Agreement. The Taxpayer Representative shall at the expense of the Company furnish the Members with status reports regarding any negotiation between the IRS (or any relevant state or local taxing authority) and the Company. As the Taxpayer Representative, SAFE may cause the Company to make all elections required or permitted to be made by the Company under the Code or any state or local tax law (except as otherwise provided herein) including, if the Company is eligible, the election out of the partnership audit rules for partnerships with 100 or fewer partners, as provided in Section 6221(b) of the Code, and the election under Section 6226 of the Code. In exercising its responsibilities as Taxpayer Representative, SAFE shall have final decision making authority with respect to all federal, state, local, and foreign tax matters involving the Company. Any expenses incurred by the Taxpayer Representative and Designated Individual in carrying out their responsibilities and duties under this Agreement shall be allocated to and charged to the Company as an expense of the Company for which the Taxpayer Representative and Designated Individual, as applicable, shall be reimbursed.
(b)   Each Member shall give prompt notice to the Taxpayer Representative of any and all notices it receives from the IRS or any relevant state or local taxing authority concerning the Company and its federal, state or local income tax return. If any administrative proceeding contemplated under Section 6223 of the Code has begun, the Members shall, upon request by the Taxpayer Representative, notify the Taxpayer Representative of their treatment of any Company item on their U.S. federal income tax return, if applicable, which is or may be inconsistent with the treatment of that item on the Company’s return. Any Member who enters into a settlement agreement with the IRS with respect to Company items shall notify the Managing Member of such settlement agreement and its terms within 30 days after the date of such settlement.
(c)   The Taxpayer Representative shall use its commercially reasonable efforts to minimize the financial burden of any adjustment of an item of Company income, gain, loss, deduction or credit, or the allocation of all or a portion of any such item among the Members (each such item or allocation thereof, a “Company Item”) to each Member and former Member that held a Company Equity Security during a reviewed Company Year, through the application of the procedures established pursuant to Section 6225(c) of the Code, or through an election and the furnishing of statements pursuant to Section 6226 of the Code, provided that the Taxpayer Representative shall not make such election or furnish such statements if the Taxpayer Representative reasonably determines that doing so would preclude the contest of any adjustment of a Company Item that the Taxpayer Representative intends to pursue.
(d)   Each Member and former Member agrees to indemnify and hold harmless the Company from and against any liability for any “imputed underpayment” as defined in Section 6225 of the Code (including any interest and penalties) imposed on the Company and attributable to such Member’s allocable share of any adjustment to any item of Company income, gain, loss, deduction or credit, or the allocation of all or a portion of any such item among the Members, in any Company Year in which such Member or former Member was a member of the Company, as determined by the Managing Member in its discretion.
(e)   The rights and obligations of this Section 16.3 shall survive the Transfer of a Unit, the resignation of any Member, any REIT Conversion (provided that this Section 16.3 shall not apply with respect to any taxable years of the Company for which the Company is treated as a REIT), and the termination of the Company and this Agreement.
(f)   The taking of any action and the incurring of any expense by the Taxpayer Representative or Designated Individual in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Taxpayer Representative and the provisions relating to indemnification of the Managing Member in this Agreement shall be fully applicable to the Taxpayer Representative in its capacity as such and to the Designated Individual in its capacity as such.
Section 16.4   Withholding.   Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 6225 or 6232 of the Code and the Regulations thereunder. Any amount paid on behalf of or with respect to a Member in excess of any withheld amounts, shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Managing Member determines, in its sole and absolute discretion, that such payment may be satisfied out of the available cash of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 16.4. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 16.4 when due, the Managing Member may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.
ARTICLE XVII
GENERAL PROVISIONS
Section 17.1   Addresses and Notice.   Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by electronic mail or commercial courier service) to the Member or Assignee at the address set forth on the Books and Records, or such other address of which the Member shall notify the Company in accordance with this Section 17.1.
Section 17.2   Titles and Captions.   All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.
Section 17.3   Further Action.   The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 17.4   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 17.5   Waiver.
(a)   To the fullest extent permitted by law, no failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
(b)   The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the Managing Member in one or more instances from time to time and at any time.
Section 17.6   Counterparts.   This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records.
Section 17.7   Amendments.   Subject to Section 9.3, this Agreement may be amended, modified, or waived solely by action of the Managing Member without the approval of any Member; provided, that all amendments to this Agreement shall affect all CARET Units equally.
Section 17.8   Applicable Law.
(a)   This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.
(b)   To the fullest extent permitted by law, each Member hereby (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or to the extent the Chancery Court of the State of Delaware lacks jurisdiction, of any other state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, and (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Member at such Member’s last known address as set forth in the Books and Records. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 17.9   Entire Agreement.   This Agreement contains all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company. Notwithstanding the provisions of this Agreement (including Section 17.7), it is hereby acknowledged and agreed that the Company, without the approval of any Member or any other Person, may enter into side letters or similar written agreements to or with a Member, executed contemporaneously with the admission of such Member to the Company, which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.
Section 17.10   Invalidity of Provisions.   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 17.11   No Partition.   No Member nor any successor-in-interest to a Member shall, to the fullest extent permitted by law, have the right to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.
Section 17.12   Third Party Beneficiary.   No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns and that the provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Covered Persons) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company or the Managing Member.
Section 17.13   No Rights as Stockholders.   Nothing contained in this Agreement shall be construed as conferring upon the Holders of Units any rights whatsoever as stockholders of SAFE, including any right to receive dividends or other distributions made to stockholders of SAFE or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of SAFE or any other matter.
Section 17.14   Creditors.   Other than as expressly set forth herein with respect to Covered Persons, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 17.15   Resolution of Ambiguities.   In the case of any ambiguity as to the interpretation of any definition or provision hereof, the Managing Member shall, to the fullest extent permitted by law, be entitled to resolve such ambiguity in a manner permitted under Section 9.3(b)(ii) hereof.
Section 17.16   Certain Determinations by the Managing Member.   In addition to the matters that are to be determined by the Managing Member pursuant to the other provisions of this Agreement, the determination as to any of the following matters, made by the Managing Member in good faith in a manner consistent with the terms of this Agreement, shall be final and conclusive and shall be binding upon the Company and each Member: (a) whether any Company GL Asset is a Development GL Asset; (b) whether a ground lease, ground sublease or other lease or sublease is a Ground Lease; (c) whether a GL Material Change has occurred with respect to any Company GL Asset, whether an Involuntary Ground Lease Termination Event or a Voluntary Ground Lease Termination Event has occurred; (d) the net income of the Company for any period and the amount of assets at any time legally available for the redemption of Units or the payment of distributions on its Units, including the amount of Net Sale Proceeds, Net Operating Income and other proceeds that are available for application and/or distribution pursuant to Article VIII; (e) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); and (f) the number of Units of any class or series of the Company (other than the CARET Units).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first written above.
SAFEHOLD INC.
By:
Name:
Title:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

EXHIBIT A
Form of Amended and Restated Limited Liability Company Agreement
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR
THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED
OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS
IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THE PROPOSED
SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED
WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE
STATE SECURITIES OR “BLUE SKY” LAWS.
DATED AS OF [•]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
SAFEHOLD GL HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

i

ii

iii

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SAFEHOLD GL HOLDINGS LLC, a Delaware limited liability company (the “Company”) dated as of [•], is entered into by and among Safehold Inc., a Maryland corporation (“SAFE”) and the Additional Members (defined below) as may in the future be admitted to the Company from time to time.
WHEREAS, Safehold Operating Partnership LP (the “Partnership”) was formed as a Delaware limited partnership on [•];
WHEREAS, [on [•],] the general partner and the limited partner of the Partnership adopted a resolution approving the conversion of the Partnership to a limited liability company and the adoption of this Agreement, pursuant to Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17 101, et seq.), as amended from time to time (the “LP Act”);
WHEREAS, on [•], the Partnership was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18 101, et seq.), as amended from time to time (the “Act”), and Section 17-219 of the LP Act by causing the filing with the Secretary of State of the State of Delaware of a Certification of Conversion to Limited Liability Company and a Certificate of Formation of the Company (the “Conversion”);
WHEREAS, on [•], the Company and the Members entered into a limited liability company agreement (the “Original Agreement”); and
WHEREAS, the Members desire to enter into this Agreement to amend and restate the Original Agreement of the Company as the same may have heretofore been amended as follows.
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
Section 1.1   Definitions.   The following definitions shall apply for all purposes, unless otherwise clearly indicated to the contrary, to the terms used in this Agreement.
“Accrued Unpaid Rent Amount” means, with respect to any Company GL Asset, the aggregate amount of accrued unpaid rent due under the applicable Ground Lease as of the date of the Disposition of such Company GL Asset determined without regard to any termination of such GL or acceleration of the rent thereunder.
“Act” has the meaning set forth in the recitals.
“Additional Funds” has the meaning set forth in Section 4.4(a).
“Additional Member” means a Person who is admitted to the Company as a Member pursuant to ARTICLE IV and Section 14.1 and who is shown as such on the Books and Records.
“Advisory Committee” has the meaning set forth in Section 9.6(b).
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate Unit Ownership Limit” means not more than 9.8 percent (in value or in number of Units, whichever is more restrictive) of the aggregate of the outstanding Units. The value and number of the outstanding Units shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented or restated from time to time.

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“Arms-Length Terms” means, with respect to a transaction involving the Company, that such transaction is determined by the Board to be on terms that are in the aggregate not materially less favorable to the Company than those that could reasonably be obtained with a Person that is not SAFE or an Affiliate thereof. The following is a non-exclusive list of methods that may be used to establish that a transaction is on Arms-Length Terms: (i) a bona fide quote or proposal for a comparable third-party transaction obtained by SAFE or the Company from an unaffiliated third party, or (ii) the written advice of an unaffiliated outside expert, broker or appraiser, such as a fairness opinion issued by a financial advisor, received by SAFE or the Company, stating that such transaction is fair on or market terms for a comparable third-party transaction.
“as Originally in Effect” means with respect to any Ground Lease, such Ground Lease as in effect on its Origination Date as the same may be modified, amended, supplemented or replaced pursuant to any right of the applicable Lessee (or leasehold mortgagee) in effect as of such Origination Date without the consent or approval of the applicable Lessor (or if such Lessor’s consent or approval is required, such Lessor is not entitled to withhold the same under the applicable circumstances as determined by the Board in its sole discretion).
“Beneficial Ownership” means beneficial ownership of Units by a Person, whether the interest in the Units is held directly or indirectly (including by a nominee), for purposes of Section 542(a)(2) of the Code, and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. Whenever a Person Beneficially Owns Units that are not actually outstanding (e.g., Units issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Agreement requires a determination of the percentage of outstanding units of a class of Units Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
“Board” means the Board of Directors of the Company.
“Books and Records” means those records and documents required to be maintained by the Act and other books and records deemed by the Board to be appropriate with respect to the Company’s business, including records as to the Members of the Company and the Units issued hereunder, in all cases, as may be amended from time to time in accordance with this Agreement.
“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any Contributed Property that such Member contributes to the Company in exchange for Units or is deemed to contribute to the Company pursuant to ARTICLE IV as determined by the Board.
“CARET Economics” means the amounts which the CARET Holders are entitled to receive under ARTICLE VIII.
“CARET Financing” means any Debt financing (a) in which the Company and/or its Subsidiaries are, together, the sole borrowers and (b) that is serviced solely by cash proceeds that would be distributable to the CARET Holders in accordance with ARTICLE VIII but for such Debt financing, but excluding, for the avoidance of doubt, any Debt financing that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL Units or available to service other Debt or liabilities of the Company and its Subsidiaries (such as secured or unsecured ordinary course corporate facilities or asset based facilities).
“CARET Holder” means a Holder of a CARET Unit, in its capacity as such.
“CARET Management” means CARET Management Holdings LLC, a [•], limited liability company.
“CARET Operating Expenses” means any net out-of-pocket operating expenses of the Company that are (i) attributable to the administration, management, Transfer, redemption or issuance of any CARET Units or company or governance matters with respect thereto (including the expenses of external advisors) (subject to first applying the proceeds of such issuance against expenses relating to such issuance), (ii) in connection with a Liquidity Transaction of the Company, (iii) following a Liquidity Transaction, in connection with the status of the Company or a successor entity as a public registrant (including board of director expenses,

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customary director and officer insurance and related coverages, cost of outside auditors and attorneys, transfer agent fees, listing fees and franchise taxes), (iv) indemnity payments made by the Company or any of its Subsidiaries that are primarily related to the CARET Units (including in connection with any issuance thereof) or the holders thereof, (v) expenses incurred in connection with any CARET Financing and (vi) reasonable reserves for other CARET Operating Expenses, in each case as determined by the Board. For the avoidance of doubt, CARET Operating Expenses shall not include overhead allocation or charge through of employees or other platform expense (including financing costs and expenses (including those incurred in connection with the issuance or distribution of any Preferred Units, or in connection with maintaining qualification as a REIT), other than those incurred in connection with any CARET Financing).
“CARET Operating Expenses Amount” means, at any time, the excess of (i) the aggregate sum of all CARET Operating Expenses, over (ii) the aggregate amount previously applied to the CARET Operating Expenses Amount pursuant to the terms of ARTICLE VIII and/or Section 9.9(b).
“CARET Preferred Units” means any preferred unit of the Company senior to the CARET Units that is serviced solely by cash proceeds that would be distributable to the CARET Holders in accordance with Article VIII but for such preferred unit, but excluding, for the avoidance of doubt, any preferred unit that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL Units or aties or liabilities of the Company and its Subsidiaries.
“CARET Unit” means each limited liability company interest in the Company authorized pursuant to Section 6.1 and includes any and all benefits to which the holder of such interest may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.
“CARET Unit Ownership Limit” means not more than 9.8 percent (9.8%) (in value or in number of Units, whichever is more restrictive) of the aggregate of the outstanding CARET Units. The value and number of the outstanding CARET Units shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.
“CARET Ventures” means CARET Ventures LLC, a [•] limited liability company.
“Certificate of Conversion” means the Certificate of Conversion of the Company filed in the office of the Secretary of State of the State of Delaware on [•], as amended from time to time in accordance with the terms hereof and the Act.
“Certificate of Formation” means the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware on [•], as amended from time to time in accordance with the terms hereof and the Act.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Company filed in the office of the Secretary of State of the State of Delaware on October 17, 2016, as amended from time to time in accordance with the Act.
“Charitable Beneficiary” means one or more beneficiaries of the Trust as designated pursuant to Section 13.11, provided that each such organization must be a “United States person” within the meaning of Section 7701(a)(30) of the Code and must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (without regard to clauses (vii) or (viii) thereof), 2055 and 2522 of the Code.
“Closing Price” means, with respect to any Unit on any date, the last sale price for such Unit, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Unit, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Unit is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Unit is listed or admitted to trading or, if such Unit is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that

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may then be in use or, if such Unit is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Unit selected by the Board or, in the event that no trading price is available for such Unit, the fair market value of the Unit, as determined by the Board as it in good faith deems to be reasonable, using all factors, information and data it deems to be pertinent, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Company” has the meaning set forth in the preamble; provided that “Company” shall, as the context requires, include those direct and indirect Subsidiaries through which the Company conducts its GL Business activities.
“Company GL Asset” means any Ground Lease Asset owned or, if the context requires, previously owned directly or indirectly by the Company or its Subsidiaries (including, for the avoidance of doubt, any Ground Lease Asset owned directly or indirectly by any Non-Controlled JV).
“Company Personnel” means the Officers of the Company as appointed by the Board or any authorized agent, employee, or representative of the Company or any Subsidiary.
“Company Record Date” means the record date established by the Board in its sole discretion (i) for determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter or (ii) for distributions to Holders.
“Company Year” means the fiscal year of the Company and the Company’s taxable year for U.S. federal income tax purposes, each of which shall be the calendar year unless otherwise required under the Code.
“Conditions of Transfer” has the meaning set forth in Section 13.13(a).
“Constructive Ownership” means ownership of Units by a Person, whether the interest in the Units is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company net of any liabilities assumed by the Company relating to such Contributed Property and any liability to which such Contributed Property is subject.
“Contribution” has the meaning set forth in the recitals.
“Conversion” has the meaning set forth in the recitals.
“Conversion Shares” has the meaning set forth in Section 13.16(a).
“Covered Person” means, as applicable, (i) the Directors, members of the Advisory Committee, members of the Independent Directors Committee, any Officer, or other Company Personnel of, or controlling Person of the Company or a Subsidiary thereof (including by reason of being named a Person who is about to become an Officer, a member of the Board, a member of the Advisory Committee, a member of the Independent Directors Committee, or other Company Personnel); (ii) any member of the SAFE Group; and (iii) such other Persons as the Board may designate from time to time (whether before or after the event giving rise to potential liability).
“Crossed GL Asset” means any Company GL Asset which has been Disposed following an Involuntary Ground Lease Termination Event of the applicable Ground Lease whose Invested Amount is greater than

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zero dollars ($0.00) after giving effect to the application of its Net Sale Proceeds to such Invested Amount in accordance with Section 8.1. Such amount remaining that is greater than zero dollars ($0.00) being the “Remaining Crossed Amount.”
“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) any lease by such Person as lessee that is reflected on such Person’s consolidated balance sheet and classified as a finance lease in accordance with U.S. GAAP; provided, however, that in the case of this clause (iv), Debt excludes operating lease liabilities on such Person’s balance sheet in accordance with U.S. GAAP.
“Delaware Courts” has the meaning set forth in Section 17.8(b).
“Development GL Asset” means a Company GL Asset pertaining to real property held for development or redevelopment, as determined by the Board, at the time it became a Company GL Asset in its sole discretion.
“Director” has the meaning set forth in Section 9.2(a).
“Disposition” means the sale, assignment, conveyance, exchange, condemnation, transfer or other disposition of all or any portion of a Company GL Asset by the Company directly or indirectly including by way of merger or consolidation. The terms “Dispose” and “Disposed” have correlative meanings. For avoidance of doubt, none of the following shall constitute a Disposition: (i) the sale or other transfer of direct or indirect interest in Units; (ii) any transfer or conveyance directly or indirectly of a Company GL Asset for collateral purposes or as part of a so called “preferred equity financing” or (iii) any direct or indirect transfer (including by way of merger or consolidation) of a Company GL Asset which alone or together with related transactions does not result in a substantial reduction in the Company’s direct or indirect interest in the Company GL Asset.
“Drag-Along Member” has the meaning set forth in Section 13.15(a).
“Drag-Along Pro Rata Share” has the meaning set forth in Section 13.15(a).
“Drag-Along Transaction” has the meaning set forth in Section 13.15(a).
“Entity Classification Election” has the meaning set forth in Section 12.1.
“Equity Securities” means, with respect to any Person, any (a) shares of capital stock, (b) equity, ownership, voting, profit or participation interests or (c) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Excepted Holder” means a Person for whom an Excepted Holder Limit is created by this Agreement or by the Board pursuant Section 13.7.
“Excepted Holder Limit” means, with respect to any Person, provided that such Person agrees to comply with any requirements that may be established by the Board pursuant to Section 13.7, the percentage limit established by the Board with respect to such Person pursuant to Section 13.7, subject to adjustment pursuant to Section 13.7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Excluded Lessee GL” means a commercial ground lease or sublease and any other commercial lease or sublease that the Board determines has characteristics of a ground lease or ground sublease where the Company (or the Person through whom the Company has directly or indirectly invested in such Excluded Lessee GL) is lessee but not a Lessor thereunder.
“Fair Market Value” means, with respect to each Unit, the fair value of such Unit as determined by the Board as it in good faith deems to be reasonable, using all factors, information and data it deems to be pertinent, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s length transaction; provided that the Fair Market Value of each Preferred Unit shall be equal to $1,000 plus any accrued but unpaid dividends or distributions in respect of such Preferred Unit. The following is a non-exclusive list of methods that may be used to establish Fair Market Value: (i) a bona fide quote or proposal for a comparable transaction obtained by SAFE or the Company from an unaffiliated third party, or (ii) the written advice of an unaffiliated outside expert, broker or appraiser, such as a fairness opinion issued by a financial advisor, received by SAFE or the Company, stating that such price is fair from a financial perspective; provided, however, that upon a Liquidity Transaction, “Fair Market Value” shall mean with respect to any class or series of outstanding Unit, the Closing Price for such Unit on such date.
“GL Business” means the business of owning, operating, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, Disposing, financing, leasing, transferring, encumbering, conveying and exchanging Ground Leases, as operated by and through the Company from time to time.
“GL Business Sale” means a transaction or series of related transactions involving the transfer directly or indirectly of all or substantially all of the consolidated assets of the GL Business to a Person or Group, whether by merger, business combination consolidation, sale, exchange, issuance, transfer or redemption of securities, tender offer, by sale, exchange or transfer of assets, or otherwise.
“GL Material Change” means with respect to a Company GL Asset (i) a Lease Extension with respect to such Company GL Asset or (ii) another voluntary act done (or consented to) directly or indirectly by the Company with respect to such Company GL Asset with the applicable Lessee or at its request, or with a third party, which the Company was not previously obligated to do (or consent to) that materially reduces the value, or extends the timing for the realization, of CARET Economics with respect to such Company GL Asset (as determined by the Board in its sole discretion) including the granting to a Lessee of a fixed price purchase option at the end or the term of its Ground Lease. For the avoidance of doubt, no determination by the Company to obtain debt or equity financing or to secure such financing directly or indirectly with Company GL Assets shall constitute a GL Material Change.
“GL Material Change Consideration” means with respect to a Company GL Asset all Net Operating Income paid or payable to the Company (directly or indirectly) in connection with a GL Material Change of such Company GL Asset including any Upsize Rent pertaining thereto.
“GL Unit” means each limited liability company interest in the Company authorized pursuant to Section 5.1 and includes any and all benefits to which the Holder of such interest may be entitled as provided in this Agreement, together with all obligations of such Holder to comply with the terms and provisions of this Agreement.
“GL Unit Holder” means a Holder of a GL Unit, in its capacity as such.
“Ground Lease” or “GL,” subject to the terms of Section 9.6, means a commercial ground lease or sublease and any other commercial lease or sublease that the Company determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on the Company (or the Person through whom the Company has directly or indirectly invested in such Ground Lease) and the Lessee thereunder and/or its Affiliates; provided, however, that the terms “Ground Lease” or “GL” shall not include a ground lease with respect to property that is intended for individual residential use; any Excluded Lessee Interest; or any Pre-Development Ground Lease.
“Ground Lease Asset” means the fee or other interest in Real Property that is or (while the Company or SAFE directly or indirectly owned all or a part of such fee or other interest) was subject to a Ground Lease together with the Lessor’s interest under such Ground Lease and, if appropriate in the context, the direct

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or indirect owner of all or a part of a Ground Lease Asset, which, for the avoidance of doubt, shall only include commercial Ground Lease Assets.
“Group” means a “group”, as used in Section 13(d) of the Exchange Act.
“Holder” means a Member.
“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (iii) as to any Member that is a partnership or a limited liability company, the dissolution and commencement of winding up of the partnership or the limited liability company; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred and twenty (120) days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.
“Independent Directors Committee” means such committee of the Company as may be established by the Board, in its discretion, and which shall be composed entirely of one or more persons who meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder or by any national securities exchange or automated trading system.
“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.
“Initial Date” means the date of this Agreement.
“Initial Expiration Date” means with respect to any Company GL Asset and its Ground Lease, the scheduled expiration date of the Ground Lease as Originally in Effect but after giving effect to any extension or renewal options in favor of the applicable Lessee (or rights to obtain new or replacement Ground Leases) under such Ground Lease as Originally in Effect as though exercised.
“Invested Amount” means, at any time, with respect to any Company GL Asset, the excess of
(i)   the sum of the following (without duplication):
(A)
the value of cash or other consideration (for the avoidance of doubt, other than any primary issuance of CARET Units or securities convertible into CARET Units issuable in a primary issuance) paid or otherwise remitted (directly or indirectly) by the Company or on its behalf (including by a qualified intermediary in connection with a like kind exchange under Section 1031 of the Code) in connection with the acquisition or development of such Company

7

GL Asset either on or prior to the Origination Date for such Company GL Asset or pursuant to the Ground Lease as Originally in Effect (the “Acquisition Amount”); plus
(B)
any unreimbursed third party out of pocket costs pertaining to such acquisition or development; plus

(C)
all out of pocket expenditures for items which are capitalized under U.S. GAAP borne (without reimbursement) (directly or indirectly) by the Company pursuant to the terms of the applicable Ground Lease as Originally in Effect (including any such costs or expense which the Company has borne (directly or indirectly) pursuant to the terms of any agreement or other arrangement binding on the Company or the applicable Company GL Asset as in effect as of the applicable Origination Date for which the Company is not entitled to reimbursement (directly or indirectly) from the Lessee under the applicable Ground Lease as Originally in Effect); plus

(D)
Protective Advances for such Company GL Asset; plus

(E)
Other out of pocket expenditures by the Company similar to (A)  — (D) above that (i) are specific to such Company GL Asset, (ii) are not considered to be, or are expressly excluded from being, a CARET Operating Expense and (iii) the Board in good faith determines should reasonably be included or excluded in the Invested Amount thereof (which, for the avoidance of doubt, shall not include any amounts expended to obtain Upsize Rents); over

(ii)   The aggregate amount previously applied to such Invested Amount pursuant to the terms of ARTICLE VIII.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Involuntary Ground Lease Termination Event” means any termination of a Ground Lease other than a Voluntary Ground Lease Termination Event; provided, however, that if the Company enters into a new lease in replacement of such Ground Lease, and such new lease is required by the terms of such Ground Lease as of the Origination Date, such Involuntary Ground Lease Termination Event shall be deemed not to have occurred.
“IRS” means the United States Internal Revenue Service.
“Issuance Limitation” has the meaning set forth in Section 6.1.
“iStar” means iStar Inc., a Maryland corporation.
“Lease Extension” means with respect to any Company GL Asset or its Ground Lease, an extension or renewal of the term of such Ground Lease (or any new or replacement Ground Lease) voluntarily entered into directly or indirectly by the Company such that the term thereof (or the term of the new or replacement Ground Lease) after giving effect to all remaining renewal or extension options (or rights to obtain new or replacement Ground Lease) extends beyond its Initial Expiration Date (determined for this purpose as though all extension or renewal options in favor of the applicable Lessee (or rights to obtain new or replacement Ground Leases) under such Ground Lease as Originally in Effect were exercised).
“Lessee” means the lessee under any Ground Lease, including its Affiliates, where appropriate.
“Lessor” means, with respect to any Ground Lease, the fee owner of the related Real Property and/or lessor under such Ground Lease.
“Liquidating Event” has the meaning set forth in Section 15.1.
“Liquidator” has the meaning set forth in Section 15.2(a).
“Liquidity Transaction” means a transaction whereby the CARET Units or securities into which CARET Units may be exchanged become tradeable on the New York Stock Exchange, NASDAQ or other

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nationally recognized public exchange or electronic quotation system (which may include a public offering by the Company, CARET Ventures or SAFE).
“Losses” has the meaning set forth in Section 9.12(a).
“LP Act” has the meaning set forth in the recitals.
[“Management Agreement” means the Management Agreement, among [Spinco] and the Spinco Manager, as the same maybe amended from time to time, providing for the Spinco Manager to manage the day to day operations of [Spinco] and its Subsidiaries.]
“Materially Changed GL Asset” means a Company GL Asset with respect to which a GL Material Change has occurred.
“Member” means any Person named as a member of the Company or Additional Member, in such Person’s capacity as a Member in the Company, as reflected on the Books and Records.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act or any other exchange (domestic or foreign, and whether or not so registered) designated by the Board as a National Securities Exchange.
“Net Operating Income” means with respect to a Company GL Asset for any period, the excess of its Operating Revenues for such period over its Operating Expenses for such period.
“Net Sale Proceeds” means, with respect to any Company GL Asset, the amount or value received (or deemed received) directly or indirectly by the Company from (i) the Disposition of such Company GL Asset (including any amounts paid on account of Accrued Unpaid Rent due under the applicable Ground Lease) net of the out-pocket costs and expenses borne directly or indirectly by the Company in the transaction resulting in the applicable Net Sale Proceeds (specifically excluding any amounts paid or incurred in connection with discharging any financing or any lien securing the same but specifically including brokerage fees, attorneys’ fees and transfer taxes) and (ii) any casualty or other property insurance proceeds received directly or indirectly by the Company attributable to such Company GL Asset (other than rent or business interruption insurance) net of collection cost therefore not applied to the restoration of the applicable Company GL Asset. Net Sale Proceeds shall be “grossed up” to account for any financing assumed by the acquiror or subject to which the acquiror takes title. Any consideration received directly or indirectly by the Company relating to a condemnation or transfer in lieu thereof with respect to a Company GL Asset which is applied to the restoration of such Company GL Asset shall be excluded from Net Sale Proceeds.
“Non-Controlled JV” means any joint venture of which the Company or any of its Subsidiaries owns Equity Securities, but which joint venture is either not controlled by the Company or any of its Subsidiaries or the Company or its Subsidiaries do not have the right to cause a Disposition or other revenue generation of such joint venture’s properties without the consent or approval of a third party.
“Officers” has the meaning set forth in Section 9.4(a).
“Operating Expenses” means with respect to a Company GL Asset for any period, the operating expenses borne directly or indirectly by the Company in connection with such Company GL Asset (including, if applicable, real estate taxes and insurance premiums) for such period or incurred in connection with generating any particular Operating Revenue (including, if applicable, attorneys’ fees incurred in connection with negotiating any lease amendment or other instrument giving rise to such Operating Revenue). Operating Expenses specifically excludes debt service on, or any other cost or expense relating to obtaining or maintaining any, direct or indirect financing of the Company.
“Operating Revenue” means with respect to a Company GL Asset for any period, the operating revenues (including rent, interest charges, late fees, consent fees, modification fees, GL Material Change Consideration, proceeds from rent or business interruption insurance and other amounts paid under or in connection with the applicable Ground Lease) received or receivable directly or indirectly by the Company for such period in connection with such Company GL Asset.
“Origination Date” means with respect to each Company GL Asset and its Ground Lease, the date on which such Company GL Asset first became a Company GL Asset or, in the case of a Development GL

9

Asset, the later of such date and the date on which construction of the applicable initial project(s) at such Development GL Asset has (have) been completed, as determined by the Board in its discretion.
“Origination Economics” means with respect to each Materially Changed GL Asset and its Ground Lease, without duplication, the Origination Rent under such Ground Lease first coming due after such Materially Changed GL Asset became a Materially Changed GL Asset, plus such Materially Changed GL Asset’s Invested Amount, minus amounts applied to the reduction of such Origination Economics pursuant to the terms of ARTICLE VIII.
“Origination Rent” means with respect to each Materially Changed GL Asset and its Ground Lease, the Operating Revenues payable directly or indirectly to the Company under such Ground Lease other than any GL Material Change Consideration (net of actual applicable Operating Expenses). Origination Rent dependent on the level of future inflation shall be determined by the Board based on consistently applied inflation assumptions until the actual inflation level is known; provided that inflation for these purposes shall be 2% unless the Board determines otherwise. Otherwise, if the Ground Lease provides for a payment of an additional component of Origination Rent upon the occurrence of an event or circumstance (other than the mere passage of time), such component shall be excluded from Origination Rent but only until the event or circumstances occurs. By way of example only, if a Ground Lease provides for the fixed rent component to increase based on the fair market value of the asset in the future or future operating revenues of the Lessee, then until the amount of increase is determined, such increase shall be excluded from Origination Rent. However, if the Ground Lease provides for an automatic increase in rent in the future, such increase shall be included in Origination Rent.
“OU Consent” means (a) prior to the consummation of a Liquidity Transaction, the affirmative vote or consent of the Outside Unitholders holding a majority of CARET Units held by Outside Unitholders and (b) following a Liquidity Transaction, the affirmative vote or consent of a majority of the members of the Independent Directors Committee and, in the event the proposed amendment is to (i) increase the Issuance Limitation, (ii) amend Section 4.2 (Capital Contributions of the Members), Section 9.8 (SAFE Commitment), or Section 9.9 (Use of Proceeds), or (iii) materially adversely amend ARTICLE VIII (Economics) or Section 9.7 (Certain Decisions with Respect to Company GL Assets) on a portfolio basis (excluding asset level decisions, which may be made on a case by case basis), then, in each case of the foregoing clauses (i)  – (iii), the affirmative vote or consent of the Outside Unitholders holding a majority of CARET Units held by Outside Unitholders. Notwithstanding the foregoing, following a Liquidity Transaction only the affirmative vote or consent of a majority of the members of the Independent Directors Committee (and no affirmative vote or consent of any Outside Unitholder) will be required for any such amendment that is made as to a particular Property or group of related Properties and not to the Properties taken as a whole.
“Outside Unitholders” means all holders of Units other than SAFE and Persons that are employed by SAFE and/or any of its Subsidiaries.
“Partnership” has the meaning set forth in the recitals.
“Person” means an individual, corporation, joint venture, limited liability company, unincorporated organization, partnership, estate, state or political subdivision thereof, government agency, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a Group, but does not include an underwriter participating in an offering of Units and/or convertible securities of the Company; provided that the ownership of such Units and/or convertible securities by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code and would not otherwise result in the Company’s failure to qualify as a REIT.
“Preferred Unit” means each Unit of the Company that the Board has authorized pursuant to ARTICLE IV that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the GL Units and CARET Units and with the rights, powers and duties set forth in Section 7.1, which will be issued at the direction of the Board and will have the rights and designations set forth on Exhibit A.

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“Pre-Development Ground Lease” means a commercial pre-development ground lease as determined by the Board..
“Primary CARET Issuance” means the issuance of any CARET Units by the Company.
“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 13.1, would Beneficially Own or Constructively Own Units, and if appropriate in the context, shall also mean any Person who would have been the record owner of the Units that the Prohibited Owner would have so owned.
“Properties” means any assets and property of the Company, whether held directly or indirectly, including interests in Real Property and personal property, including fee interests in Real Property, interests in Ground Leases, interests in leases other than Ground Leases, interests in Debt instruments, interests in mortgages, interests in securities, easements and rights of way, and interests in limited liability companies, corporations, joint ventures, partnerships or other entities as the Company may hold from time to time, and “Property” means any one such asset or property.
“Protective Advances” means with respect to any Company GL Asset, the sum, without duplication, of the following:
(a)
the amount of all real estate taxes and insurance premiums or other property related expenses borne directly or indirectly by the Company (without reimbursement) following a default by the applicable Lessee under its Ground Lease or the expiration or earlier termination of the applicable Ground Lease; plus

(b)
the amount of all third-party out of pocket costs borne (without reimbursement) directly or indirectly by the Company in connection with (i) enforcing the Ground Lease pertaining to such Company GL Asset and/or in exercising any self-help (or similar) right under such Ground Lease (including completing any construction which the Lessee was to have completed) and/or (ii) making the applicable Company GL Asset safe or secure, preparing the same for Disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential Disposition or lease) or maintaining the Company GL Asset.

“PublicCo” means the entity contemplated by Section 13.16 to be formed (newly or by way of conversion) in a Conversion or in connection with an IPO.
“Real Property” means any real property owned directly or indirectly through one or more Subsidiaries of the Company or a Non-Controlled JV.
“Recoverable Amount” means, at any time, the excess of (i) the aggregate sum of all Remaining Crossed Amounts, over (ii) the aggregate amount previously applied to the Recoverable Amount pursuant to the terms of ARTICLE VIII.
“Regulations” means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“REIT” means a real estate investment trust qualifying under Section 856 of the Code.
“Restriction Termination Date” means the first day after the Initial Date on which the Board determines the Company should no longer attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Units set forth herein is no longer required in order for the Company to qualify as a REIT.
“Restructuring” has the meaning set forth in Section 13.16(a).
“SAFE” means Safehold Inc., a Maryland corporation, in its individual capacity.
“SAFE Group” means SAFE, its Subsidiaries and any other Person in which any of the foregoing holds any Equity Securities.

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“SAFE Sale” means a transaction or series of related transactions (i) pursuant to which a Person or Group in the aggregate directly or indirectly acquire a majority of the outstanding Equity Securities of SAFE, or (ii) involving the transfer of all or substantially all of the consolidated assets of SAFE and its Subsidiaries to a Person or Group, in each case of the foregoing clauses (i) and (ii), whether by merger, business combination consolidation, sale, exchange, issuance, transfer or redemption of securities, tender offer, by sale, exchange or transfer of assets, or otherwise.
“Safehold Group” means (a) SAFE, [(b) CARET Management, (c) iStar, (d) any entity in which iStar owns a direct or indirect interest,] and (e)(i) any entity in which SAFE owns a direct or indirect interest or (ii) any other entity that Beneficially Owns or Constructively Owns Units as a result of such entity’s ownership of a direct or indirect interest in SAFE; provided that (I) in the case of clause (b), CARET Management Beneficially Owns or Constructively Owns, in the aggregate, Units in excess of the Aggregate Unit Ownership Limit or CARET Unit Ownership Limit; (II) in the case of clauses (c) and (d), iStar Beneficially Owns or Constructively Owns, in the aggregate, Units in excess of the Aggregate Unit Ownership Limit or CARET Unit Ownership Limit; and (III) in the case of clause (e), such entity (x) controls, is controlled by, or is under common control with, SAFE, (y) is not an Individual, and (z) Beneficially Owns or Constructively Owns Units in excess of the Aggregate Unit Ownership Limit or CARET Unit Ownership Limit.
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Services Agreement” means any brokerage, management, construction, development or advisory agreement with a property and/or asset manager for the provision of brokerage, property management, asset management, leasing, construction, development and/or similar services with respect to the Properties and any agreement for the provision of services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, financial advisors and other professional services.
[“Spinco” means [•].]
[“Spinco Manager” means [Spinco] Manager LLC, or any successor external manager selected by the Board.]
“Subsidiary” means, with respect to any Person, any other Person (which is not an individual) of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Taxable REIT Subsidiary” means any Subsidiary of the Company that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.
“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership of Units or the right to vote or receive distributions with respect to Units, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option or warrant (or any disposition of any option or warrant), (b) any disposition of any securities or rights convertible into or exchangeable for Units or any interest in Units or any exercise of any such conversion or exchange right and (c) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Units; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferred” “Transferring”, “Transferor”, “Transferee” and all conjugations of “Transfer” shall have correlative meanings.
“Trust” means any trust provided for in Section 13.11(a).

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“Trustee” means the Person unaffiliated with the Company and a Prohibited Owner that is appointed by the Company to serve as trustee of the Trust.
“Unit” means a GL Unit, a CARET Unit, a Preferred Unit or any other fractional share of a limited liability company interest in the Company that the Board has authorized pursuant to ARTICLE IV.
“Unit Designation” has the meaning set forth in Section 4.3(a).
“Upsize” means with respect to any Company GL Asset or its Ground Lease, an agreement or other arrangement that: (i) is entered into after the Origination Date thereof; (ii) is not required by the terms of the applicable Ground Lease as Originally in Effect; and (iii) provides for an increase in the amount of rent or other additional amounts payable by the Lessee under the applicable Ground Lease that the Lessee was not previously required to pay (collectively, “Upsize Rent”) for any reason including the Lessor paying or agreeing to pay additional funds or consideration, granting a consent, waiving any right or modifying the terms of its Ground Lease.
“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.
“Voluntary Ground Lease Termination Event” means any expiration of a Ground Lease at the end of its term or termination thereof by agreement of the applicable Lessor and Lessee; provided, however, that if the Company enters into a new lease in replacement of such Ground Lease, and such new lease is required by the terms of such Ground Lease as of the Origination Date, such Voluntary Ground Lease Termination Event shall be deemed not to have occurred.
Section 1.2   Terms and Usage Generally.   The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, references to a Person are also to its permitted successors and permitted assigns, including by operation of law pursuant to any merger, consolidation or other transaction. Unless otherwise expressly provided herein, references to a Person owning or holding any asset or property directly or indirectly shall be deemed to include the assets and properties owned or held by such Person’s Subsidiaries and all other Persons in which such Person directly or indirectly owns Equity Securities. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. Unless otherwise expressly provided herein, the word “or” is inclusive.
ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1   Formation.   The Company is a limited liability company formed pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and dissolution, winding up and termination of the Company shall be governed by the Act. The Units held by each Member shall be personal property for all purposes. Each Person executing this Agreement on

13

the date hereof is hereby admitted to the Company as, or continues as, a member of the Company upon its execution of a counterpart signature page to this Agreement.
Section 2.2   Name.   The name of the Company is “SAFEHOLD GL HOLDINGS LLC.” The Company’s business may be conducted under any other name or names deemed advisable by the Board. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Board in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.
Section 2.3   Registered Office and Agent; Principal Office.   The address of the registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Service Company. The principal office of the Company is located at 1114 Avenue of the Americas, 39th Floor, New York, New York 10036 or such other place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems advisable.
Section 2.4   Power of Attorney.
(a)   By executing this Agreement, each Member irrevocably constitutes and appoints the Board, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
(i)   execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including this Agreement and the Certificate of Conversion and all amendments, supplements or restatements thereof) that the Board or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Board or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Board or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all conveyances and other instruments or documents that the Board or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Company pursuant to the terms of this Agreement; (e) all instruments relating to the admission, resignation, removal or substitution of any Member pursuant to, or other events described in, ARTICLE XIII, ARTICLE XIV or ARTICLE XV or the Capital Contribution of any Member; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Units; and
(ii)   execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Board or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the Board or the Liquidator, to effectuate the terms or intent of this Agreement.
(b)   The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the power of the Board or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Member and the Transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Board or the Liquidator, acting in good faith pursuant to such power of attorney; and, to the fullest extent permitted by law, each such Member

14

hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Board or the Liquidator, taken in good faith under such power of attorney. Each Member shall execute and deliver to the Board or the Liquidator, within fifteen (15) days after receipt of the Board’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Board or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company. Notwithstanding anything else set forth in this Section 2.4(b), to the fullest extent permitted by law, no Member shall incur any personal liability for any action of the Board or the Liquidator taken under such power of attorney.
Section 2.5   Term.   The term of the Company commenced on the date that the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware, has continued through the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware, and shall continue perpetually, unless the Company is dissolved pursuant to the provisions of ARTICLE XV or as otherwise provided by law.
Section 2.6   Units as Securities.   Each limited liability company interest in the Company shall constitute a “security” within the meaning of and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).
ARTICLE III
PURPOSE
Section 3.1   Purpose and Business.
(a)   The Members hereby agree to continue the Company as a limited liability company pursuant to the Act, upon the terms and subject to the conditions set forth in this Agreement. The purpose and nature of the Company is to conduct any business, enterprise or activity permitted by or under the Act, including to (a) conduct the business of owning, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, Disposing, financing, leasing, transferring, encumbering, conveying and exchanging of the Properties, (b) acquire and invest in any securities and/or loans relating to the Properties, (c) enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (d) conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (e) do anything necessary or incidental to the foregoing. Subject to ARTICLE XII, it is specifically a purpose of the Company to be operated so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code and Regulations thereunder, and to own, directly or indirectly, one or more Taxable REIT Subsidiaries of SAFE or of the Company. The Company’s business and arrangements and interests shall be limited to and conducted in such a manner as to permit SAFE and the Company, at all times to qualify as a REIT unless SAFE or the Company, as applicable, in accordance with its respective governing documents, has determined to cease to qualify as a REIT or chosen not to attempt to qualify as a REIT for any reason. Without limiting any of the foregoing, the Members acknowledge that the qualification of each of SAFE and the Company as a REIT shall inure to the benefit of all Members.
(b)   In connection with the foregoing, the Company shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue and guarantee evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire and originate additional Properties necessary, useful or desirable in connection with its business.

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Section 3.2   Powers.
(a)   The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.
(b)   The Company may contribute from time to time Company capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).
(c)   Notwithstanding any other provision in this Agreement, the Board may cause the Company not to take, or to refrain from taking, any action that, in the judgment of the Board, in its discretion, (i) could in the Board’s good faith determination reasonably be expected to adversely affect the ability of SAFE or the Company to qualify as a REIT, (ii) could subject SAFE or the Company to any additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related or successor provision of the Code or comparable provision of state or local law or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over SAFE, the Company, or their respective securities.
Section 3.3    Company Only for Company Purposes Specified. This Agreement shall not be deemed to create a company, venture or partnership between or among the Members with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 3.1. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, and the Company shall not be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.
Section 3.4    Certain Representations and Warranties. Each Member acquiring Units (including each Additional Member as a condition to becoming an Additional Member) represents, warrants and agrees that it has acquired and continues to hold its Units for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such Units or any portion thereof at any particular time or under any predetermined circumstances in violation of applicable laws. The representations and warranties contained in this Section 3.4 shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member, the admission of such Additional Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.
ARTICLE IV
UNITS; CAPITAL CONTRIBUTIONS
Section 4.1   Issuance of Units.   The Company shall have authority to issue the following types of limited liability company interests in the Company: GL Units, CARET Units, Preferred Units and such other Units as authorized in this ARTICLE IV, each with such rights, preferences and obligations as set forth in this Agreement. Each Person named as a Member in the Books and Records has made Capital Contributions to the Company as set forth in the Books and Records in exchange for the Units as specified therein. The Books and Records may be amended from time to time by the Board to the extent necessary to reflect accurately sales, exchanges, conversions or other Transfers, redemptions, Capital Contributions, the issuance of additional Units, or similar events having an effect on a Member’s ownership of Units. All Units are uncertificated. The terms and provisions of the GL Units, CARET Units and Preferred Units are further detailed in ARTICLE V, ARTICLE VI and ARTICLE VII, respectively, below.
Section 4.2   Capital Contributions of the Members.   Except as provided by law or otherwise as expressly set forth in this Agreement, the Members shall have no obligation or right to make any additional Capital Contributions or loans to the Company; provided that SAFE shall have the right to make, in its sole discretion, additional Capital Contributions to the Company.

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Section 4.3   Issuances of Additional Units.
(a)   General.   Subject to the Issuance Limitation on CARET Units, the Board, in its sole discretion, is hereby authorized (1) to cause the Company to issue additional Units (or classes or series thereof) (including Units that may be senior to existing Units, other than CARET Preferred Units (unless approved by OU Consent), to existing or newly admitted Members in exchange for any Capital Contributions by such Members, the provision of services by such Members at any time or from time to time, or for any other purpose for any or no consideration, and (2) to admit such newly admitted Members as Additional Members, for such consideration and on such terms and conditions as shall be established by the Board in its sole and absolute discretion, all without the approval of any Member. Without limiting the foregoing, the Board, in its sole discretion, is expressly authorized, to cause the Company to issue Units (i) upon the conversion, redemption or exchange of any Debt, Units or other securities issued by the Company, (ii) for less than fair market value, so long as the Board determines that such issuance is in the best interests of the Company and (iii) in connection with any merger of any other Person into the Company or any Subsidiary of the Company if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Company or any Subsidiary of the Company. Any Unit that is not specifically designated by the Board as being of a particular class or series shall be deemed to be a GL Unit. Subject to Delaware law, any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including designations, preferences and relative, participating, optional or other special rights, powers and duties that may be senior to existing Units, as shall be determined by the Board, in its sole discretion without the approval of any Member, other than CARET Preferred Units (unless approved by OU Consent) and set forth in a written document thereafter attached to and made an exhibit to this Agreement which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”). Without limiting the generality of the foregoing, the Board shall have authority to specify (a) the right of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Company distributions; (b) the rights of each such class or series of Units upon dissolution and liquidation of the Company; (c) the voting rights, if any, of each such class or series of Units; and (d) the conversion, redemption or exchange rights applicable to each such class or series of Units. Upon the issuance of any additional Units, the Board shall amend its Books and Records as appropriate to reflect such issuance. Notwithstanding anything to the contrary in this Agreement, no Unit in a given class or series shall have any preferential rights within the meaning of Section 562(c) of the Code and the Regulations thereunder relative to any other Unit in such class or series. Notwithstanding anything to the contrary herein, except for the Preferred Units described in Section 7.1, from and after the Initial Date, the Company shall not issue any additional Preferred Units unless such issuance is approved by the holders of Preferred Units as required by Exhibit A.
(b)   No Preemptive Rights.   Except as may be set forth in any agreement between a Member and the Company or any of its Affiliates, no Person, including any Member, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Units.
Section 4.4   Additional Funds and Capital Contributions.
(a)   General.   The Board may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or origination of additional Properties or for such other purposes as the Board may determine in its sole and absolute discretion. Additional Funds may be obtained by the Company, at the election of the Board, in any manner provided in, and in accordance with, the terms of this Section 4.4 without the approval of any Members.
(b)   Additional Capital Contributions.   The Board, on behalf of the Company, may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Board is hereby authorized to cause the Company from time to time to issue additional Units (as set forth in Section 4.3 above) in consideration therefor, subject to the Issuance Limitation on CARET Units.

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Section 4.5   No Interest; No Return.   No Member shall be entitled to interest on its Capital Contribution. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.
Section 4.6   Other Contribution Provisions.   In the event that any Member is admitted to the Company and is issued Units in exchange for services rendered to the Company, unless otherwise determined by the Board in its sole and absolute discretion, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash and such Member had contributed the cash to the capital of the Company. In addition, solely with the consent of the Board, one or more Members may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.
ARTICLE V
GL UNITS
Section 5.1    Designation and Number.   The Company is authorized to issue an unlimited number of GL Units. The GL Units shall be issued to the Members listed in the Books and Records as GL Unit Holders.
Section 5.2   Distributions.
(a)   Requirement and Characterization.   Subject to the terms of any Unit Designation, the Board may cause the Company to distribute on a pro rata basis all, or such portion as the Board may in its sole and absolute discretion determine, of the amounts distributable to GL Unit Holders under ARTICLE VIII. Each distribution in respect of a GL Unit shall be paid by the Company, directly or through any other Person or agent, only to the GL Unit Holder of such GL Unit as shown on the Books and Records as of the Company Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of a Person who may have an interest in such payment by reason of an assignment or otherwise.
(b)   Distributions In-Kind.   No right is given to any Member to demand and receive property other than cash as provided in this Agreement. The Board may determine, in its sole and absolute discretion, to make a distribution in-kind of Company assets, including in relation to any restructuring of SAFE or its Subsidiaries.
(c)   Amounts Withheld.   All amounts, if any, withheld pursuant to Section 16.3 with respect to any payment or distribution to a GL Unit Holder shall be treated as amounts paid or distributed to such GL Unit Holder pursuant to this Section 5.2(c) for all purposes under this Agreement.
(d)   Distributions Upon Dissolution and Winding Up.   Notwithstanding the other provisions of this ARTICLE V, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the dissolution and winding up of the Company, shall be distributed to all Holders in accordance with Section 15.2.
(e)   Distributions to Reflect Issuance of Additional Units.   In the event that the Company issues additional GL Units pursuant to the provisions of ARTICLE IV, the Board is hereby authorized to amend this Agreement as required or desirable to reflect such issuance or the terms thereof (as determined by the Board) without the consent of any Member, except as provided in Section 9.3(a).
(f)   Restricted Distributions.   Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any GL Unit Holder in respect of its GL Units if such distribution would violate the Act or other applicable law.
Section 5.3   Redemptions.   GL Unit Holders shall not be entitled to any redemption rights with respect to their GL Units.
ARTICLE VI
CARET UNITS
Section 6.1   Designation and Number.   The Company is authorized to issue up to 12,000,000 CARET Units, in the aggregate (the “Issuance Limitation”); provided, however, that the Issuance Limitation

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shall not prevent the Company from undertaking one or more splits or reverse splits of the then-outstanding CARET Units in the sole discretion of the Board, subject to Section 9.5 and any applicable law. The CARET Units issued hereunder shall all be a single class of Units that are pari passu within the class as to economic matters.
Section 6.2   Distributions.
(a)   Requirement and Characterization.   (i) Subject to (A) the terms of any Unit Designation, (B) tolling in order to comply with Debt or other material contractual obligations of SAFE, the Company, their respective Subsidiaries and any other Person in which they own Equity Securities, and (C) tolling for up to two (2) years in order for SAFE, the Company and their respective Subsidiaries to take action to prevent or mitigate any matter that the Board in good faith determines is reasonably likely to result in a material detriment to SAFE (together with its Subsidiaries, taken as a whole), or the Company, their respective Subsidiaries or any other Person in which they own Equity Securities, and (ii) except as may be required or advisable for each of SAFE and the Company to qualify as a REIT and to prevent each of the Company and SAFE from incurring income and excise taxes, in each case as determined by the Board in its sole and absolute discretion, the Company shall distribute all of the amounts distributable to CARET Holders on account of Net Sale Proceeds under ARTICLE VIII within 180 days following actual receipt thereof. The Board may in its sole and absolute discretion cause the Company to make pro rata distributions to the CARET Holders on a more frequent basis and provide for an appropriate Company Record Date. Each distribution in respect of a CARET Unit shall be paid by the Company, directly or through any other Person or agent, only to the CARET Holder of such CARET Unit as shown in the Books and Records as of the Company Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of a Person who may have an interest in such payment by reason of an assignment or otherwise.
(b)   Distributions In-Kind.   No right is given to any CARET Holder to demand and receive property other than cash as provided in this Agreement. The Board may determine, in its sole and absolute discretion, to make a distribution in-kind of Company assets, including in relation to any restructuring of SAFE or its Subsidiaries.
(c)   Amounts Withheld.   All amounts, if any, withheld pursuant to Section 16.3 with respect to any allocation, payment or distribution to any CARET Holder shall be treated as amounts paid or distributed to such CARET Holder pursuant to this Section 6.2(c) for all purposes under this Agreement.
(d)   Distributions Upon Dissolution and Winding Up.   Notwithstanding the other provisions of this ARTICLE VI, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the dissolution and winding up of the Company, shall be distributed to all Holders in accordance with Section 15.2.
(e)   Distributions to Reflect Issuance of Additional Units.   In the event that the Company issues additional CARET Units pursuant to the provisions of ARTICLE IV (subject to the Issuance Limitation and the terms of Section 9.3 and Section 4.3(a)), the Board is hereby authorized, without the consent of any other Person, to make such revisions to amend this Agreement as required or desirable to reflect such issuance or the terms thereof (as determined by the Board) without the consent of any Member.
(f)   Restricted Distributions.   Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to any CARET Holder in respect of its CARET Units if such distribution would violate the Act or other applicable law.
Section 6.3   Redemptions.   CARET Holders shall not be entitled to any redemption rights with respect to their CARET Units.
ARTICLE VII
PREFERRED UNITS
Section 7.1   Designation and Number.   Prior to January 30 of the year following the year of the Initial Date, unless a Liquidity Transaction has occurred or will occur, and the Company has or will have at

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least 125 holders of Units, prior to such date, the Board shall cause the Company to issue Preferred Units having the rights, preferences, powers and limitations described in this Agreement including those described in this Section 7.1 and on Exhibit A. The Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the GL Units, the CARET Units and to any other Units and Equity Securities issued by the Company.
Section 7.2   Redemptions of Preferred Units.   The Board may elect to redeem some or all of the Preferred Units in accordance with the provisions set forth on Exhibit A, provided that the Board shall not elect to redeem the Preferred Units to the extent such redemption would adversely affect the ability of the Company to qualify as a REIT (unless the Board determines that it is not in the best interest of the Company to qualify, or attempt to qualify, as a REIT).
ARTICLE VIII
ECONOMICS
Section 8.1   Disposition of a Company GL Asset.   (x) Net Sale Proceeds from the Disposition of a Company GL Asset, (y) net casualty or other property insurance proceeds attributable to a Company GL Asset (other than rent or business interruption insurance) which are not applied to the restoration of the applicable Company GL Asset and (z) Net Operating Income received by the Company in respect of a Company GL Asset following a Voluntary Ground Lease Termination Event or Involuntary Ground Lease Termination Event but prior to the Disposition thereof, in each case shall (without duplication of any amounts applied or distributed pursuant to this Section 8.1 and Section 8.2) be allocable:
(a)   first, to the holders of Preferred Units to the extent of the Preferred Unit rights and designations specific on Exhibit A,
(b)   second, to reduce the Invested Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),
(c)   third, to reduce the Accrued Unpaid Rent Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),
(d)   fourth, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00),
(e)   fifth, to reduce the CARET Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter
(f)   an amount equal to the balance shall be distributable pro rata to the holders of the CARET Units.
Distributions to the CARET Unit Holders pursuant to this Section 8.1 shall not be reduced by Debt of the Company.
Section 8.2   Material Change of a Company GL Asset.   Amounts equal to all Net Operating Income (other than Net Operating Income resulting from Upsized Rent that does not pertain to a GL Material Change) received by the Company in respect of an Materially Changed GL Asset (without duplication of any amounts applied or distributed pursuant to Section 8.1) shall be allocable:
(a)   first, to the holders of Preferred Units to the extent of the Preferred Unit rights and designations specific on Exhibit A,
(b)   second, to reduce the Origination Economics of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00) (with an amount equal to any GL Material Change Consideration first being applied to reduce the Invested Amount of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00), and then being applied to the balance of the Origination Economics of such Materially Changed GL Asset),
(c)   third, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00), and thereafter

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(d)   fourth, to reduce the CARET Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter
(e)   an amount equal to the balance shall be distributable pro rata to the holders of the CARET Units.
Notwithstanding anything to the contrary, the CARET Holders shall not be entitled to any increase or acceleration of amounts by reason of any Upsize Rent that does not pertain to a GL Material Change. Distributions to the CARET Unit Holders pursuant to this Section 8.2 shall not be reduced by Debt of the Company.
Section 8.3    All Other Cash Proceeds.   Subject to Section 9.9(b), other than amounts which are to be distributed to the CARET Unit Holders pursuant to Section 8.1, Section 8.2, and Section 15.2, all cash proceeds received by the Company (including (1) rents from GLs, (2) any revenue generated from Real Property improvements owned by the Company at the end of the applicable GLs, (3) any repayments of principal and interest on any loans made by the Company to any Person, and (4) any amounts received pursuant to the Management Agreement) shall be, less any reserves determined by the Board:
(a)   first, be distributable to the holders of Preferred Units to the extent of the Preferred Unit rights and designations specific on Exhibit A,
(b)   an amount equal to the balance shall be distributable pro rata to the holders of the GL Units or as directed by the Board.
For the avoidance of doubt, the Company shall have no obligation to distribute any amount to the CARET Holders based on either (i) Net Operating Income except as expressly provided in this ARTICLE VIII or (ii) any proceeds from any direct or indirect financings of the Company.
Section 8.4   Distribution Rules.
(a)   All distributable amounts with respect to GL Unit Holders pursuant to this ARTICLE VIII shall be distributed subject to and in accordance with Section 5.2.
(b)   All distributable amounts with respect to CARET Holders pursuant to this ARTICLE VIII shall be distributed subject to and in accordance with Section 6.2.
(c)   All distributable amounts with respect to Preferred Units pursuant to this ARTICLE VIII shall be distributed subject to and in accordance with Section 7.1 and Exhibit A.
(d)   Notwithstanding anything herein to the contrary, the Company shall have no obligation to make any distributions on account of cash proceeds received by a Non-Controlled JV until such cash proceeds are actually received by the Company, at which point any such distributions shall be made subject to and in accordance with the other applicable terms hereof.
(e)   Amounts shall be applied to the Invested Amount, the Recoverable Amount and the CARET Operating Expenses Amount under this ARTICLE VIII so as to avoid any double counting thereof.
(f)   Notwithstanding anything to the contrary contained herein, if the Board determines that a commercial lease or sublease is in part a Ground Lease and in part not a Ground Lease, then such commercial lease or sublease shall be deemed bifurcated into two separate leases; one of which is a Ground Lease and the other of which is not. (By way of example only, if a lease covers both a developed parcel and a predevelopment parcel, the Board may determine that such lease is a Ground Lease with respect to the developed parcel and a Pre-Development Ground Lease with respect to the predevelopment parcel.) If a lease is deemed so bifurcated, appropriate allocations as determined by the Board shall be made hereunder of, among other things, the amounts used to determine the Invested Amount and the Origination Rent of the applicable Company GL Asset. Notwithstanding anything to the contrary contained herein, to the extent the Board determines that a commercial lease or sublease entered into following the date hereof, is in part a Ground Lease and in part not a Ground Lease, the Board shall make such bifurcation and appropriate allocations at the time the Company acquires such Company GL Asset.

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Section 8.5   Dispositions in General.   Notwithstanding anything in this ARTICLE VIII or Section 9.7 to the contrary:
(a)   If the Company does not have a controlling interest in a Ground Lease Asset or is otherwise restricted pursuant to an agreement with an unaffiliated third party or precluded by applicable law, court order, judgment or decree, then the Company shall have no obligation to Dispose of the same;
(b)   Any partial Disposition of a Company GL Asset shall constitute a GL Material Change thereto; provided that the Disposition of any partnership interest, tenancy in common interest or other interest that has an undivided pari passu direct or indirect interest in a whole Company GL Asset shall not result in a GL Material Change of the underlying Company GL Asset and shall be treated as a Disposition of a Company GL Asset with a pro rata portion of the Invested Amount of the underlying Company GL Asset (and the balance of the Invested Amount shall remain applicable to the retained interest); and
(c)   In the case of a Disposition of more than one Company GL Asset in a single transaction, the Net Sale Proceeds therefrom shall be allocated among the so Disposed Company GL Assets in a manner determined by the Board, in its sole discretion.
Section 8.6   Alternative Arrangements.   Prior to a Liquidity Transaction, the Members and the Board and, following a Liquidity Transaction, the Independent Directors Committee and the Board will discuss in good faith alternative arrangements for the Company GL Assets which are to be Disposed of pursuant to the terms of Section 8.5 and Section 9.7 so that, in lieu of CARET Holders receiving cash amounts on account of Net Sale Proceeds of such Company GL Assets, the CARET Holders receive Equity Securities or other interests in a Person to whom such Company GL Asset are contributed, which Equity Securities or other interests will be owned by the CARET Holders directly and not by the Company.
ARTICLE IX
BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY
Section 9.1   Powers.   Except as expressly provided in this Agreement or the Act, the Board, acting on behalf of the Company, shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the management, business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the actions of the Company in accordance with the provisions of this Agreement and agreements to which the Company is a party. Any provision of the Act that provides for the consent or approval of any percentage of members for the authorization of any action by the Company or the Board (including with respect to mergers, conversions, divisions, transfers, domestications or continuations) is hereby expressly overridden by the provisions of this Agreement. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, each of the Directors shall be designated as a “manager” within the meaning of Section 18-101(12) of the Act. No Director may take any action on behalf of the Company that is in contravention of a duly approved action of the Board. To the fullest extent permitted by law, but subject to compliance with any other provision of this Agreement expressly imposing conditions or restrictions on any action or determination, the Board’s powers shall include the full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, in accordance with the provisions of this Agreement and agreements to which the Company is a party, including taking the actions and decisions set forth below:
(a)   the making of any expenditures; the borrowing of money from any Person, including Company Affiliates (including obtaining Additional Funds by causing the Company to incur Debt to any Person, upon such terms as the Board determines); the lending of money to any Person, including loans to Company Affiliates; the assumption or guarantee of, or other contracting for, indebtedness and other liabilities; the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets); and the incurring of any other obligations or the undertaking of any action that it deems necessary for the conduct of the activities of the Company (including making prepayments on loans and borrowing money

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or selling assets to permit the Company to make distributions of cash or other property (i) to enable the Company to maintain or restore REIT qualification and avoid the payment of any income or excise tax and (ii) such that SAFE receives an amount sufficient to make distributions to its equity holders to maintain or restore REIT qualification and avoid the payment of any income or excise tax);
(b)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company, the registration of any class of securities of the Company under the Exchange Act and the listing of any debt securities of the Company on any exchange;
(c)   the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, division, reorganization or other combination of the Company with or into another entity (including pursuant to a Drag-Along Transaction, a Liquidity Transaction or a Restructuring);
(d)   the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the assignment of any assets of the Company in trust for creditors or on the promise of the assignee to pay the debts of the Company, the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including the financing of the operations and activities of the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including the Company’s Subsidiaries) and the repayment of obligations of the Company, its Subsidiaries and any other Person in which the Company has an equity investment, and the making of capital contributions to and equity investments in the Company’s Subsidiaries;
(e)   the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including the financing of the conduct of the operations of the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including the Company’s Subsidiaries) and the repayment of obligations of the Company and its Subsidiaries and any other Person in which the Company has an equity investment and the making of capital contributions to its Subsidiaries;
(f)   the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including any Contributed Property, or other asset of the Company or any Subsidiary, whether pursuant to a Services Agreement or otherwise;
(g)   the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the Board considers useful or necessary to the conduct of the Company’s operations or the implementation of the Board’s powers under this Agreement, including contracting with contractors, developers, consultants, government authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company’s assets;
(h)   the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company and the collection and receipt of revenues, rents and income of the Company;
(i)   the maintenance of insurance (including directors and officers insurance) for the benefit of the Company and the Members as the Board deems necessary or appropriate, including (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Covered Persons hereunder;
(j)   the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the Board deems desirable (including the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time);

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(k)   the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company’s assets or any other aspect of the Company business;
(l)   the taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Company in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by National Securities Exchange requirements;
(m)   the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(n)   the undertaking of any action in connection with the Company’s direct or indirect investment in any Subsidiary or any other Person (including the contribution or loan of funds by the Company to such Persons);
(o)   except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Company property distributed in-kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;
(p)   the enforcement of any rights against any Member pursuant to representations, warranties, covenants and indemnities relating to such Member’s contribution of property or assets to the Company;
(q)   the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;
(r)   the exercise of any of the powers of the Board enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
(s)   the exercise of any of the powers of the Board enumerated in this Agreement on behalf of any Person in which the Company does not have an interest, pursuant to contractual or other arrangements with such Person;
(t)   the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Board for the accomplishment of any of the powers of the Board enumerated in this Agreement;
(u)   the issuance of additional Units;
(v)   the selection and dismissal of agents, outside attorneys, accountants, consultants and contractors of the Company, the determination of their compensation and other terms of hiring;
(w)   the amendment and restatement of the Books and Records to reflect accurately at all times the Capital Contributions and Unit ownership of the Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the number of Units (including any issuance thereof), the admission of any Additional Member or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an

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amendment to this Agreement, as long as the matter or event being reflected in the Books and Records otherwise is authorized by this Agreement;
(x)   the collection and receipt of revenues and income of the Company;
(y)   the registration of any class of securities of the Company under the Securities Act or the Exchange Act;
(z)   the entering into of listing agreements with any National Securities Exchange and the listing of any securities of the Company on any such exchange;
(aa)   an election to dissolve the Company in accordance with Section 15.1(a) hereof; and
(bb)   the taking of any action necessary or appropriate to enable each of SAFE and the Company to qualify as a REIT.
Section 9.2   Board Composition and Meetings.
(a)   The Board shall consist of [•] members (each, a “Director”), which Directors shall be designated by SAFE.
(b)   The Board or any committee thereof shall be entitled to schedule regularly scheduled meetings. The initial schedule for such meetings will be determined by the initial Board. Regularly scheduled meetings of the Board may be held without prior notice, at such time, date and place, within or outside the State of Delaware, as the Board may from time to time decide. Special meetings of the Board may be called, by at least one (1) Business Day’s advanced written notice designating the time, date, place and purpose thereof, by any Director or the Secretary of the Company. Directors may participate in meetings of the Board by means of telephone conference or other communications equipment; provided that all Directors participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
(c)   Once appointed, a Director will serve on the Board until (i) his or her death or disability, (ii) resignation or (iii) the removal of such Director from the Board by the Person(s) having the right to designate such Director pursuant to Section 9.2(a).
(d)   Notwithstanding any duty existing at law, in equity or otherwise, any Director may be represented at a meeting of the Board by proxy, which proxy must be notified to the Board by letter, signed by the Director giving the proxy, addressed to the Board and delivered prior to the commencement of the meeting.
Section 9.3   Board Approval.
(a)   Voting; Written Consent.   All matters submitted to a vote of the Board shall require the approval of not less than a majority of the Directors then on the Board and no Director acting individually in such capacity shall have the authority to manage or control the Company or approve matters relating to the Company, such powers being reserved solely to the Directors acting through the Board and to such Officers and agents of the Company to whom the Board has delegated authority. Subject to Section 9.5, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing (including via.pdf, electronic mail or other means of electronic transmission), setting forth the action so taken, is provided by at least the number of Directors whose votes are required to take such action, which writing will be filed with the records of the meetings of the Board. Such consent shall be treated as a vote of the Board.
(b)   Quorum.   A quorum of the Board will consist of a majority of the Directors then on the Board. Notwithstanding anything to the contrary herein, if a quorum does not exist at any meeting of the Board or a committee hereunder due to the lack of attendance of the requisite Directors or members of such committee at a properly called meeting of the Board or such committee (as applicable), such meeting shall be adjourned and subject to the obligation to provide proper prior notice to all members of the Board or such committee thereof, recalled for the same purpose on a date not less than twenty-four (24) hours and not more than ten (10) calendar days from the date of adjournment and the

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attendance of such members of the Board or committee hereunder, as applicable, that failed to attend the adjourned meeting shall not be required to establish a quorum for such recalled meeting or to approve any matters at such recalled meeting (so long as the purpose and agenda of such recalled meeting are identical to those of the adjourned meeting and no matters not set forth on such agenda are considered at such meeting).
Section 9.4   Officers.
(a)   The Board shall be entitled to appoint agents or employees, with such titles as the Board may approve in consultation with at least a majority of the Directors, as officers of the Company (“Officers”) to act on behalf of the Company, with such power and authority as the Board may delegate from time to time to any such Person. Officers, if any are appointed, shall have the powers and authority customarily exercised by officers of a Delaware corporation having similar titles and such other authority as the Board may choose to delegate to such Officers. Each of the Members acknowledges and agrees that the Board is authorized to delegate to the Officers the power and authority to conduct the day to day operations of the Company subject to and in accordance with the terms of this Agreement. Each Officer shall hold office until his or her successor is appointed by the Board or until his or her earlier (i) displacement from office by removal by the Board or (ii) death, disability, retirement, expulsion or resignation from the Company for any reason. If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board.
Section 9.5   Restrictions on the Board’s Authority.
(a)   Notwithstanding anything in this Agreement to the contrary, except as required to satisfy any requirement of law binding on the Company or the Board, the Board may not, and may not authorize any Company Personnel to:
(i)   perform any act that would modify a Member’s limited liability or subject a Member to any liability except as provided herein or under the Act without the prior consent of such Member;
(ii)   amend Section 4.2 (Capital Contributions of the Members), Section 6.1 (Designation and Number), ARTICLE VIII (Economics), this Section 9.5 (Restrictions on the Board’s Authority), Section 9.7 (Certain Decisions with Respect to Company GL Assets), Section 9.8 (SAFE Commitment), Section 9.9 (Use of Proceeds), Section 13.15 (Drag-Along Rights), or Section 17.7 (Amendment), as well as any definitions related to such Sections as used therein, of this Agreement (except, in each case, for de minimis amendments and modifications thereto) without OU Consent, other than as provided in Section 13.7; or
(iii)   without the approval of the holders of Preferred Units as set forth on Exhibit A, take any action prohibited on Exhibit A.
(b)   Subject to Section 9.5(a), the Board shall have the exclusive power, without the prior consent of the Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
(i)   to reflect the admission, substitution or resignation of Members or the termination of the Company in accordance with this Agreement, and to amend the Books and Records in connection with such admission, substitution or resignation;
(ii)   to reflect a change that the Board determines to be of an inconsequential nature or to not adversely affect the Members as such in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
(iii)   to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
(iv)   (A) to reflect such changes as the Board deems in its discretion are necessary or beneficial for each of SAFE or the Company to maintain or restore such entity’s qualification as a REIT or

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(B) to reflect the Transfer of all or any part of any Units among any entities that are disregarded as an entity separate from SAFE for U.S. federal income tax purposes;
(v)   to issue additional Units in accordance with Section 4.3; and
(vi)   to reflect a change in the name of the Company.
The Board will provide notice to the Members whenever any action under this Section 9.5(b) is taken.
Section 9.6   Committees; Advisory Committee.
(a)   Subject to the terms and provisions of this Agreement, the Board may, from time to time, delegate any or all of its powers to one or more committees. Any delegation pursuant to this Section 9.6(a) may be revoked at any time and for any reason by the Board.
(b)   The Company hereby establishes an advisory committee of the Company (the “Advisory Committee”), members of which shall be appointed by the Board. The Advisory Committee (and its members acting in their capacity as such) shall have no authority or rights with respect to the Company, its Subsidiaries or any of their respective businesses other than to (i) receive regular updates from the Board regarding the business of CARET Ventures, and (ii) discuss potential marketing and business avenues for the business of CARET Ventures.
(c)   Following a Liquidity Transaction, the Board shall appoint one or more Persons to serve as members of the Independent Directors Committee.
Section 9.7   Certain Decisions with Respect to Company GL Assets.
(a)   With respect to (A) each Company GL Asset (other than any Real Property that is owned directly or indirectly by a Non-Controlled JV), if the Ground Lease thereon is subject to an Involuntary Ground Lease Termination Event or Voluntary Ground Lease Termination Event, and (B) any Materially Changed GL Asset, promptly after the Origination Economics thereof have been reduced to zero dollars ($0.00), the Company shall, in an orderly and commercially reasonable fashion, promptly Dispose of such Company GL Asset, to the extent commercially practicable as determined by the Board in its discretion. Any such Company GL Asset shall be Disposed of either (y) to an unaffiliated third party or (z) via a marketed process on Arms-Length Terms and, in the case of this clause (z) following a Liquidity Transaction in a case where the Company GL Asset is being Disposed of to an Affiliate of SAFE, as agreed to by a majority of the members of the Independent Directors Committee. The proceeds of such sale shall be allocated to the GL Units and CARET Units in accordance with Section 8.1. Notwithstanding anything to the contrary herein, including the foregoing:
(i)   under no circumstances shall the Company be obligated to Dispose of a Company GL Asset on terms or conditions that (A) are contrary to, would violate or result in a default under the terms of any outstanding Debt of the Company and/or its Subsidiaries (including, for example, not Disposing a Company GL Asset in the event such action could, in the Board’s judgment, lead to a violation or breach of the terms or conditions of such Debt), (B) could in the Board’s good faith determination reasonably be expected to adversely affect the qualification of SAFE or the Company as a REIT or result in either such entity being subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related or successor provision of the Code, (C) are contrary to the contractual terms of each Ground Lease, (D) are contrary to other material contractual obligations of SAFE and its Affiliates (including the Company and/or its Subsidiaries) or (E) are contrary to the best interests of SAFE or the Company; if the Company does not have a controlling interest in any Real Property, the Company shall have no obligation to Dispose of the same pursuant to the terms of this Section 9.7 but shall use commercially reasonable efforts to cause such Real Property to be Disposed; and
(ii)   the Members acknowledge and agree that it shall not be a breach of this Section 9.7 for the Company to comply with any material contractual obligations of Safe, the Company and any controlled Subsidiaries of the Company that are or may be contrary to the other requirements of this Section 9.7 (including, for example, Disposing of a Company GL Asset to the Lessee thereof on a contractually mandated price pursuant to an option or otherwise).

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(b)   Subject to Section 9.7(a), with respect to each Company GL Asset, the Board may, in its sole discretion, (1) alter, extend or otherwise modify the Ground Lease thereon, (2) terminate the Ground Lease and/or Dispose such Company GL Asset, in which case the Disposition proceeds therefrom shall be allocated to the GL Units and CARET Units in accordance with Section 8.1, and (3) make the applicable Company GL Asset safe or secure, prepare the Company GL Asset for Disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential Disposition or lease) and maintain the Company GL Asset.
Section 9.8   SAFE Commitment.
(a)   SAFE covenants that (i) all Ground Lease Assets that are directly or indirectly owned by SAFE shall be owned directly or indirectly by the Company and (ii) the Company shall have the right to designate any Pre-Development Ground Lease owned by SAFE its Subsidiaries or Non-Controlled JV as a Ground Lease when such ground lease ceases to be a Pre-Development Ground Lease upon terms and conditions approved by the Board.
(b)   If the Company, its Subsidiaries or Non-Controlled JV, directly or indirectly, acquires any interest in a property subject to a ground lease, which at the time of such acquisition is a Pre-Development Ground Lease, then except to the extent that the Company designates such asset as a Ground Lease (i) such property shall not be a “Company GL Asset”, (ii) such ground lease shall not be a “Ground Lease”, and (iii) upon such designation of such Pre-Development Ground Lease as a Ground Lease, the “Acquisition Amount” of such Pre-Development Ground Lease shall be as determined by the Board.
Section 9.9   Use of Proceeds.
(a)   The net proceeds from any Primary CARET Issuance shall be used by the Company or its Subsidiaries only for general GL Business corporate purposes, including CARET Operating Expenses; provided that this Section 9.9(a) shall not require any segregation or specific tracking of any cash or other proceeds.
(b)   All net proceeds from any CARET Financing shall be used solely to pay for CARET Operating Expenses and any remaining proceeds shall be distributed to the CARET Holders.
Section 9.10   Reimbursement.
(a)   The Members acknowledge and agree that the Spinco Manager shall be compensated for its services pursuant to the Management Agreement. For the avoidance of doubt, the CARET Unit Holders shall not be entitled to receive any proceeds from the Management Agreement and any distributions of such proceeds to the Members shall be made pursuant to Section 8.3.
(b)   The Company shall be responsible for and shall pay all expenses relating to the Company’s organization, the ownership of its assets and its operations.
(c)   The Company shall reimburse Directors and any other member of any committee of the Board for all reasonable and documented out-of-pocket costs associated with the attendance at meetings of the Board or any committee, as applicable. The Company will maintain liability insurance for Directors and any member of any committee on commercially reasonable terms and in amounts satisfactory to the Board.
Section 9.11   Contracts with Affiliates.
(a)   The Company may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions established by the Board. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(b)   The Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant

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upon such terms and subject to such conditions consistent with this Agreement and applicable law as the Board approves, in each case subject to Section 9.7 and any other applicable provisions of this Agreement.
(c)   Subject to Section 9.7 and any other applicable provisions of this Agreement, SAFE and its Affiliates may Dispose any property to, or purchase any property from, the Company, directly or indirectly, on terms and conditions established by the Board.
(d)   The Company is hereby authorized to execute, deliver and perform, and any Officer on behalf of the Company is hereby authorized to execute and deliver, any Services Agreement with Affiliates of the Company, on such terms as the Board approves.
(e)   The Board, without the approval of the Members or any of them or any other Person, may propose and adopt (on behalf of the Company) employee benefit plans funded by the Company for the benefit of employees of SAFE, the Company, Subsidiaries of the Company or any Affiliate of any of the foregoing in respect of services performed, directly or indirectly, for the benefit of SAFE, the Company or any of the Company’s Subsidiaries.
Section 9.12   Indemnification; Liability of Covered Persons.
(a)   The Company shall, to the maximum extent permitted by applicable law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to each Covered Person, against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:
(i)   any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or
(ii)   the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary;
(b)   provided, however, that the Company shall not indemnify a Covered Person (1) for acts or omissions of the Covered Person that are material to the matter giving rise to the proceeding and that either were committed in bad faith or for fraud or willful misconduct or (2) in the case of any criminal proceeding if the Covered Person had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Covered Person, pursuant to a loan guaranty or otherwise (unless otherwise provided by the terms of any such guaranty or other instrument), for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Company is hereby authorized and empowered to execute, deliver and perform, and any Officer on behalf of the Company is hereby authorized to execute and deliver, one or more indemnity agreements consistent with the provisions of this Section 9.12 in favor of any Covered Person having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Covered Person did not meet the requisite standard of conduct set forth in this Section 9.12(b). The termination of any proceeding by conviction of a Covered Person or upon a plea of nolo contendere or its equivalent by a Covered Person, or an entry of an order of probation against a Covered Person prior to judgment, does not create a presumption that such Covered Person acted in a manner contrary to that specified in this Section 9.12(b) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 9.12 shall be made only out of the assets of the Company and any insurance proceeds from the liability

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policy covering any Covered Persons, and no Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 9.12.
(c)   To the fullest extent permitted by law, and without requiring a preliminary determination of the Covered Person’s ultimate entitlement to indemnification under Section 9.12(a) above, expenses incurred by a Covered Person who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Company as incurred by the Covered Person in advance of the final disposition of the proceeding upon receipt by the Company of (1) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 9.12(c) has been met and (2) a written undertaking by or on behalf of the Covered Person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(d)   The indemnification provided by this Section 9.12 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person unless otherwise provided in a written agreement with such Covered Person or in the writing pursuant to which such Covered Person is indemnified.
(e)   The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(f)   In no event may a Covered Person subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)   A Covered Person shall not be denied indemnification in whole or in part under this Section 9.12 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)   The provisions of this Section 9.12 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 9.12 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Company or the limitations on the Company’s liability to any Covered Person under this Section 9.12 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 9.13   Liability of Covered Persons; Standard of Conduct.
(a)   The Members expressly intend, acknowledge and agree that, to the extent permitted by applicable law, notwithstanding any duty existing at law, in equity or otherwise, no Member, Director or other Covered Person is under any obligation to consider the interests of the Company or any of its Subsidiaries, the Members (including the tax consequences to the Members) or any other Person in deciding whether to take or approve (or decline to take or approve) any actions, unless expressly required to do so by the provisions of this Agreement or any other contract, and that no Member, Director or Covered Person shall be liable, at law or in equity, for Losses sustained, liabilities incurred or benefits not derived by the Company, any of its Subsidiaries, any Member or any other Person bound by this Agreement in connection with such decisions, if the Member’s or Covered Person’s conduct (i) did not constitute bad faith or willful misconduct, and (ii), in the case of the Board, complied with its standards of conduct set forth in Section 9.13(b). In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, but subject to Section 9.13(b), to the fullest extent permitted by law, including Section 18-1101(c) of the Act, no Member, Director, Covered Person or any of their Affiliates, or any of their respective shareholders, partners, members, directors, officers, agents,

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employees, legal representatives, advisors, consultants or independent contractors, shall be subject to any fiduciary duties or similar obligations, at law or in equity, to the Company, any of its Subsidiaries, any Member, any Director, Covered Person or any other Person bound by this Agreement and all such fiduciary duties or similar obligations are hereby eliminated to the fullest extent permitted by law; provided that nothing contained in this Section 9.13 negates, modifies, eliminates or otherwise affects (i) any of the rights and obligations expressly provided for in this Agreement or the right of any Member to seek a remedy for damages or equitable relief for any breach of such rights or obligations, (ii) any of the rights, obligations or duties of any employee or Officer of the Company or any of its Subsidiaries or (iii) the duty to comply with the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.
(b)   Notwithstanding Section 9.13(a), whenever the Board or any committee of the Board (including the Independent Directors Committee) makes a determination or takes or declines to take any action, whether under this Agreement or any other agreement contemplated hereby, then, unless the determination, action or omission has been approved by OU Consent or in accordance with other applicable provisions of this Agreement, the Board or any such committee shall make such determination or take or decline to take such action in good faith and in a manner that does not contravene the provisions of this Agreement. The foregoing are the sole and exclusive standards governing any such determinations, actions and omissions of the Board or any committee of the Board (including the Independent Directors Committee) under this Agreement. In order for a determination or the taking or declining to take an action to be in “good faith” or “reasonable” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action was in the best interests of either the Company or SAFE.
(c)   Whenever a potential conflict of interest exists or arises between SAFE or any of its Affiliates, on the one hand, and the Company, any of its Subsidiaries or any Member, on the other hand, any resolution or course of action by the Board in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of the duty of good faith under Section 9.13(b) or any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by either (i) OU Consent or (ii) a majority of the Independent Directors Committee (the “Special Consent”). The Board shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Consent of such resolution, and the Board may also adopt a resolution or course of action with respect to such conflict of interest that has not received Special Consent. If the Board does not submit the resolution or course of action in respect of such conflict of interest as provided in the first sentence of this Section 9.13(c), then any such resolution or course of action shall be governed by Section 9.13(b).
(d)   For the avoidance of doubt, whenever the Board, any member of the Board, any committee of the Board (including the Independent Directors Committee) or any member of any such committee, in each case, makes a determination on behalf of or recommendation to the Board, or causes the Company to take or omit to take any action, the standards of conduct applicable to the Board (including the obligations in Section 9.13(b)) shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the Board hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Company, any of its Members or any other Person who acquires an interest in a Company Equity Security or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.
(e)   To the fullest extent permitted by law, to the extent that, under applicable law, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, in their capacity as such, such Covered Person shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement.
(f)   Whenever in this Agreement the Board or a committee of the Company is permitted or required to make a decision in such Covered Person’s “discretion,” “sole discretion,” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude,

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such Covered Person, shall be entitled to consider, in addition to the best interests of the Company or SAFE and the standard set forth in Section 9.13(b), such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.
(g)   Any determination, action or omission by the Board or a committee of the Company will for all purposes be presumed to have been in good faith or reasonable, which presumption may be rebutted as provided in the immediately following sentence. In any proceeding brought by or on behalf of the Company, any Member or any other Person who acquires an interest in a Company Equity Security or any other Person who is bound by this Agreement challenging such determination, action or omission, to the fullest extent permitted by law, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in accordance with the standards set forth in Section 9.13(b).
(h)   The Board and each Covered Person may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. In performing its duties under this Agreement and the Act, the Board and each Covered Person shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any of its Subsidiary, prepared or presented by any Officer or other Company Personnel, or by any lawyer, certified public accountant, appraiser or other person engaged by the Board, the Company or any such Subsidiary as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Board in good faith believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such information, opinion, report or statement.
(i)   Any amendment, modification or repeal of this Section 9.13 or any provision hereof shall be prospective only and shall not in any way affect the elimination of fiduciary duties or the limitations on the liability of the Covered Persons to the Company and the Members under this Section 9.13 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 9.14   Other Matters Concerning the Covered Persons.
(a)   The Board and any other Covered Person shall have the right, in respect of any of its powers or obligations hereunder, to act through any duly authorized Company Personnel and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Board or such other Covered Person in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Board or such other Covered Person hereunder.
(b)   Notwithstanding any other provision of this Agreement or the Act, any action of the Board and any other Covered Person on behalf of the Company or any decision of the Board or such other Covered Person to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of each of SAFE and the Company to continue to qualify as a REIT for U.S. federal income tax purposes, or (2) without limitation of the foregoing clause (1), for each of SAFE and the Company to avoid incurring any income or excise taxes, is expressly authorized under this Agreement and is deemed approved by all of the Members and not a breach of this Agreement or any duty existing at law, in equity or otherwise.
(c)   The foregoing Section 9.14(a) – Section 9.14(b) shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.
Section 9.15   Title to Company Assets.   Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no

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Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its Books and Records, irrespective of the name in which legal title to such Company assets is held.
Section 9.16   Actions Requiring the Consent of the Holders of Preferred Units.   Notwithstanding Section 9.1, Section 9.4, and Section 9.5, none of the Members, the Officers, nor the Board may take any action which by the express terms of this Agreement requires the approval of the holders of Preferred Units, including the actions described in Section 9.5, Section 17.7 or on Exhibit A, unless the holders of Preferred Units approve such action in accordance with the provisions set forth on Exhibit A.
ARTICLE X
RIGHTS AND OBLIGATIONS OF MEMBERS
Section 10.1   Limitation of Liability.   Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
Section 10.2   Management of Business.   Except as otherwise expressly provided herein, no Member shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any Company business by the Board or any Company Personnel, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Members under this Agreement.
Section 10.3   Outside Activities of Members.   Subject to Section 9.8 and any agreements entered into by a Member or its Affiliates with the Company or its Affiliates, any Member, officer, director, employee, agent, trustee, Affiliate, member or shareholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures or opportunities of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement or the company relationship established hereby in any business ventures or opportunities of any other, and such Person shall have no obligation pursuant to this Agreement, subject to any other agreements entered into by a Member or its Affiliates with the Company or any Affiliate thereof, to offer any interest in any such business ventures or opportunities to the Company, any Member or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.
Section 10.4   Return of Capital.   Except as otherwise expressly set forth in this Agreement, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon the winding up of the Company as provided in ARTICLE XV. No Member (other than any Member who holds Preferred Units, to the extent specifically set forth herein and in the applicable Unit Designation) shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.
Section 10.5   Member Meetings.
(a)   All meetings of the Members shall be held at such time and place (including remotely) as may be determined by the Board. The Board may postpone, reschedule, adjourn, recess or cancel any meeting previously scheduled by the Board.
(b)   Members shall be entitled to vote at meetings either in person or by proxy. In any such voting, each Member shall be entitled to vote its Units in accordance with its own interests and without

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regard to the interests of other Members, notwithstanding any duty existing at law, in equity or otherwise. Each Member shall be entitled to the number of votes as provided in this Agreement for each Unit registered in his name on the books of the Company on the Company Record Date.
(c)   Any number of Members together holding at least a majority of the voting power of the Outside Unitholders or class of Units for which a meeting has been called, who shall be present in person or represented by proxy at any meeting duly called, shall be requisite to and shall constitute a quorum for the transaction of business, except as otherwise provided by law or by this Agreement. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Board or the affirmative vote of the holders of at least a majority of the voting power of the Outside Unitholders or class of Units for which a meeting has been called present or represented by proxy, without any notice other than by announcement at the meeting (if the adjournment is for thirty (30) days or less), until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned, in like manner, for such time or upon such calls as may be determined by the Board. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as originally called.
ARTICLE XI
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 11.1   Records and Accounting.   The Board shall keep or cause to be kept its Books and Records at the principal office of the Company or as otherwise determined by the Board. Books and Records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs, micrographics, or any other form of information storage or recordkeeping; provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. For financial reporting purposes, the financial Books and Records of the Company shall be maintained on an accrual basis in accordance with U.S. GAAP, or on such other basis as the Board determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company may operate with integrated or consolidated accounting records, operations and principles. The Company also shall maintain its tax books on the accrual basis.
Section 11.2   Company Year.   The Company Year shall be the calendar year unless otherwise required under the Code.
ARTICLE XII
REIT STATUS
Section 12.1   REIT Qualification.
(a)   Unless otherwise determined by the Board, the Company shall (i) file an IRS Form 8832 to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the Initial Date (the “Entity Classification Election”), and (ii) make an election to be taxable as a REIT for U.S. federal income tax purposes (and applicable state and local purposes, if any) effective with respect to its taxable year beginning on the Initial Date, and shall make no election to the contrary except as otherwise provided in this Agreement.
(b)   Notwithstanding anything to the contrary in this Agreement, prior to a Liquidity Transaction, no Member shall take any action that would, or could reasonably be expected to, result in the Company failing to qualify or maintain its qualification as a REIT. In furtherance of the foregoing, the Company may take such actions as are necessary, or appropriate, and/or desirable, to preserve the status of the Company as a REIT (including, for the avoidance of doubt, following a Liquidity Transaction); provided, however, that if the Board determines the Company should not continue to be qualified as a REIT, the Company may revoke or otherwise terminate, or take action which may cause revocation or termination of, the Company’s REIT election. The Board also may determine that compliance with any restriction or limitation on ownership and transfers of Units set forth in ARTICLE XIII is no longer required for REIT qualification.

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(c)   Notwithstanding anything in ARTICLE V, ARTICLE VI or ARTICLE VIII to the contrary, prior to a Liquidity Transaction, if the Board determines that “consent dividends” (as defined in Section 565 of the Code) with respect to a taxable year are necessary, appropriate or desirable to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any income or excise tax, the Board may exercise any rights that the Company has to require the holders of Units (and any other Persons) to take any and all actions necessary or appropriate under the Code, any Regulations, any court decision or any administrative positions of the U.S. Department of Treasury (including the filing of necessary consent forms with the IRS) to result in distributions sufficient to maintain REIT status or to avoid federal income or excise tax for such taxable year.
ARTICLE XIII
RESTRICTIONS ON TRANSFERS AND OWNERSHIP OF UNITS
Section 13.1   Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:
(a)   Basic Restrictions.
(i)   (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Units in excess of the Aggregate Unit Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own CARET Units in excess of the CARET Unit Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Units in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)   No Person shall Beneficially Own or Constructively Own Units to the extent that such Beneficial Ownership or Constructive Ownership of Units would result in the Company being treated as “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company actually or constructively owning, determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), unless the Board determines it to be immaterial at its sole discretion.
(iii)   Notwithstanding any other provisions contained herein, during the period commencing on January 30 of the year following the year of the Initial Date and prior to the Restriction Termination Date, any Transfer of Units that, if effective, would result in the Units being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be null and void ab initio, and the intended Transferee shall acquire no rights in such Units.
(b)   Transfers in Trust.   If, notwithstanding the other provisions contained in this ARTICLE XIII, there is a purported Transfer, change in capital structure or other event such that any Person would Beneficially Own or Constructively Own Units in violation of Section 13.1(a)(i) or Section 13.1(a)(ii) or any Transfer of Units occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Units in violation of Section 13.1(a)(i) or Section 13.1(a)(ii):
(i)   then that number of Units, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 13.1(a)(i) or Section 13.1(a)(ii) (rounded up to the next whole number of Units) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 13.11, effective on the close of business on the business day prior to the date of such Transfer or other event, and such Person shall acquire no rights in such Units.

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(ii)   upon the transfer of any Units to the Trust described in Section 13.1(b)(i), such Units shall have such voting, distribution, liquidation and other rights, and shall be subject to such terms and limitations, as set forth in Section 13.11, and
(iii)   to the extent that, upon a transfer of Units pursuant to this Section 13.1(b), a violation of any provision of this ARTICLE XIII would nonetheless be continuing (for example, where the ownership of Units by a single Trust would result in the Units being Beneficially Owned (determined under the principles of Section 856(a)(1) of the Code) by fewer than 100 persons), then Units shall be transferred to a number of Trusts, each having a distinct Trustee and Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this ARTICLE XIII.
Section 13.2   Remedies for Breach.   If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 13.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Units in violation of Section 13.1 (whether or not such violation is intended), the Board or such committee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Company to redeem Units, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 13.1 shall be null and void and shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.
Section 13.3   Notice of Restricted Transfer.   Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Units in violation of Section 13.1(a), or any Person who owned or would have owned Units that resulted in a transfer to the Trust pursuant to the provisions of Section 13.1(b), shall immediately give written notice to the Company of such event, or in the case of such proposed or attempted transaction, give at least five days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status as a REIT.
Section 13.4   Owners Required to Provide Information.   From the Initial Date and prior to the Restriction Termination Date:
(a)   every owner of five percent or more (or such lower percentage as required by the Code or the Regulations promulgated thereunder) of the outstanding units of such class or series of Units, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Units Beneficially Owned and a description of the manner in which such Units are held. Each such owner shall provide promptly to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status as a REIT and to ensure compliance with the Aggregate Unit Ownership Limit and the CARET Unit Ownership Limit; and
(b)   each Person who is a Beneficial Owner or Constructive Owner of Units and each Person (including the unitholder of record) who is holding Units for a Beneficial Owner or Constructive Owner shall provide to the Company such information as the Company may request, in order to determine the Company’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Section 13.5   Remedies Not Limited.   Nothing contained in this ARTICLE XIII shall limit the authority of the Company or the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its Members by preservation of the Company’s status as a REIT and to ensure compliance with Section 13.1(a).
Section 13.6   Ambiguity.   In the case of an ambiguity in the application of any of the provisions of this ARTICLE XIII, including any definition contained in Section 1.1, the Board shall have the power to determine the application of the provisions of this ARTICLE XIII with respect to any situation, based on the facts known to it. In the event the provisions of this ARTICLE XIII requires any action by the Board and

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this Agreement fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE XIII.
Section 13.7   Exceptions.
(a)   Subject to Section 13.1(a)(i), the Board, in its sole discretion, may prospectively or retroactively by resolution exempt a Person from the Aggregate Unit Ownership Limit and the CARET Unit Ownership Limit, as the case may be, and may prospectively or retroactively establish or increase an Excepted Holder Limit for such Person, subject to the following:
(i)   the Board may, in its sole discretion and without obligation, require such information, representations and undertakings from such Person and/or other Persons as the Board may deem reasonably appropriate in order to conclude that the granting of the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Company to lose its status as a REIT;
(ii)   the Board may, in its sole discretion and without obligation, require that such Person not own and represent that it will not own or acquire, actually or constructively, determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code, more than a 9.9 percent interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board may require such information, representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity directly or indirectly owned, in whole or in part, or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, shall not be treated as a tenant of the Company); and
(iii)   the Board may, in its sole discretion and without obligation, require such Person to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this ARTICLE XIII), or any change in such information, will result in such Units being automatically transferred to a Trust in accordance with Section 13.1(b) and Section 13.11.
(b)   Prior to granting any exception pursuant to this Section 13.7, the Board may, in its sole discretion and without obligation, require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may, in its sole discretion and without obligation, impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)   The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Unit Ownership Limit or the CARET Unit Ownership Limit, as applicable.
(d)   Subject to the continued accuracy of the representations in this Section 13.7(d), SAFE and each member of the Safehold Group shall be an Excepted Holder and shall be subject to an initial Excepted Holder Limit with respect to the Aggregate Unit Ownership Limit and CARET Unit Ownership Limit that will allow SAFE and each member of the Safehold Group to Beneficially Own and Constructively Own 100 percent of the Units. SAFE represents solely to the Company, on behalf of SAFE and each member of the Safehold Group, that, at all times during which SAFE or such member of the Safehold Group is an Excepted Holder:

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(i)   its actual ownership or Beneficial Ownership of Units does not and will not cause any Individual to Beneficially Own Units in excess of the Aggregate Unit Ownership Limit; and
(ii)   neither SAFE nor any member of the Safehold Group will constructively own, in the aggregate, a more than 9.9 percent (9.9%) interest in any tenant or licensee of the Company or any of its subsidiaries (other than a subsidiary that has elected to be a Taxable REIT Subsidiary of the Company, or any subsidiary of such subsidiary), determined in accordance with Sections 856(d)(2)(B) and 856(d)(5) of the Code, unless the Company will not derive more than two percent (2%) of its gross revenues for a taxable year from any such tenant or such greater amount that, when taken together with any other income not described in Section 856(c)(2) or the Code or Section 856(c)(3) of the Code that is derived by the Company for such taxable year, would not cause the Company to fail to satisfy the requirements of Section 856(c)(2) of the Code or Section 856(c)(3) of the Code for such taxable year.
Section 13.8   Increase or Decrease in Aggregate Unit Ownership Limit or CARET Unit Ownership Limit. The Board may from time to time increase or decrease the Aggregate Unit Ownership Limit or CARET Unit Ownership Limit; provided, however, that:
(a)   Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);
(b)   Neither the Aggregate Unit Ownership Limit nor the CARET Unit Ownership Limit may be increased if, after giving effect to such increase five or fewer Individuals could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the Units then outstanding; and
(c)   Prior to the modification of the Aggregate Unit Ownership Limit and the CARET Unit Ownership Limit, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.
Section 13.9   Legend Regarding Maintenance of REIT Status. If the Company issues Units evidenced by certificates, each such certificate shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE COMPANY’S LIMITED LIABILITY COMPANY AGREEMENT, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN UNITS IN THE COMPANY IN EXCESS OF 9.8 PERCENT (IN VALUE OR IN NUMBER OF UNITS, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING UNITS OF THE COMPANY UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN CARET UNITS IN THE COMPANY IN EXCESS OF 9.8 PERCENT (IN VALUE OR IN NUMBER OF UNITS, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CARET UNITS OF THE COMPANY UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN UNITS THAT WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER UNITS IF SUCH TRANSFER WOULD RESULT IN THE UNITS BEING OWNED BY FEWER THAN 100 PERSONS (DETERMINED UNDER THE PRINCIPLES OF SECTION 856(a)(5) OF THE CODE). ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS OR ATTEMPTS OR INTENDS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN UNITS WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN UNITS IN EXCESS OR IN VIOLATION OF

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THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. ATTEMPTED TRANSFERS OF OWNERSHIP IN VIOLATION OF THESE RESTRICTIONS SHALL BE NULL AND VOID AB INITIO. IN ADDITION, IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE UNITS REPRESENTED HEREBY MAY BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS USED IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF UNITS ON REQUEST AND WITHOUT CHARGE.”
Section 13.10   Severability.   If any provision of this ARTICLE XIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
Section 13.11   Transfer of Units in Trust.
(a)   Ownership in Trust.   Upon any purported Transfer or other event described in Section 13.1(b) that would result in a transfer of Units to a Trust, such Units shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 13.1(b). The Trustee shall be appointed by the Board and shall be a Person unaffiliated with the Company, any Prohibited Owner and any Charitable Beneficiary. Each Charitable Beneficiary shall be designated by the Board as provided in Section 13.11(f).
(b)   Status of Units Held by the Trustee.   Units held by the Trustee shall be issued and outstanding Units of the Company. The Prohibited Owner shall have no rights in the Units held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Units held in trust by the Trustee, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Units held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported Transferor of such Units.
(c)   Distribution and Voting Rights.   The Trustee shall have all voting rights and rights to distributions with respect to Units held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid to a Prohibited Owner in respect of Units that have been transferred to a Trustee prior to the discovery by the Company that the Units have been transferred to the Trustee shall be paid by the Prohibited Owner to the Trustee upon demand and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Units held in the Trust and, subject to applicable law, effective as of the date that the Units have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the Units have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the other provisions of this ARTICLE XIII, until the Company has received notification that Units have been transferred into a Trust, the Company shall be entitled to rely on its books and records for purposes of preparing lists of Members entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Members, if applicable.
(d)   Sale of Units by a Trustee.   As soon as reasonably practicable, after receiving notice from the Company that Units have been transferred to a Trust, the Trustee of the Trust shall sell the Units held in the Trust to a Person, designated by the Trustee, whose ownership of the Units will not violate the ownership limitations set forth in Section 13.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Units sold shall terminate and the Trustee shall distribute the net proceeds of the sale

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to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 13.11(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Units or, if the Prohibited Owner did not give value for the Units in connection with the event causing the Units to be held in the Trust (e.g., in the case of a gift, devise or other similar transaction), the Fair Market Value of the Units on the day of the event causing the Units to be held in the Trust and (2) the price per Unit received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Units held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.11(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Units have been transferred to the Trustee, such Units are sold by a Prohibited Owner, then (i) such Units shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Units that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 13.11(d), such excess shall be paid by such Prohibited Owner to the Trustee upon demand.
(e)   Purchase Right in Units Transferred to a Trustee.   Units transferred to a Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per Unit equal to the lesser of (A) the price per Unit in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Fair Market Value at the time of such devise or gift) and (B) the Fair Market Value on the date the Company, or its designee, accepts such offer. The Company shall reduce the amount payable to the Prohibited Owner by the amount of distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.11(c). The Company shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Units held in the Trust pursuant to Section 13.11(d). Upon such sale to the Company, the interest of the Charitable Beneficiary in the Units sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
(f)   Designation of Charitable Beneficiaries.   The Board shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that the Units held in the Trust would not violate the restrictions set forth in Section 13.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries.
Section 13.12   Ownership Limitations in Upstream Entity.   If a Member or other direct or indirect holder of Units that is an entity has in its organizational documents provisions that operate upon the occurrence of an event or circumstance described in Section 13.1(a) and effectively avoid the operation of Section 13.1(b) with respect to such event or circumstance, the provisions in such Member’s or direct or indirect holder’s organizational documents shall be applied before the provisions of this ARTICLE XIII and, to the extent the provisions in such Member’s or direct or indirect holder’s organizational documents prevent a violation of Section 13.1(a) with respect to Units held by the Member or direct or indirect holder, the provisions of this ARTICLE XIII shall not be applicable to such Units.
Section 13.13   Other Transfer Requirements.
(a)   Except pursuant to a Drag-Along Transaction, no Person may Transfer all or any portion of or any interest or rights in the Person’s Units unless the following conditions (“Conditions of Transfer”) are satisfied (or waived by the Board):
(i)   The Transferee in such Transfer assumes by express agreement all of the obligations of the Transferor Member under this Agreement with respect to such Transferred Units; provided that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Transferor Member are assumed by a successor corporation by operation of law) shall relieve the Transferor Member of its obligations under this Agreement without the approval of the Board, in its sole and absolute discretion. Any Transferee shall take subject to the obligations of the Transferor hereunder.
(ii)   The Transferor or the Transferee shall undertake to pay all expenses incurred by the Company in connection with the Transfer.

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(iii)   The Transfer will not violate any federal or state securities laws including the Securities Act.
(b)   In connection with any proposed Transfer of any Units, the Board shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Units Transferred.
(c)   If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.
Section 13.14   GL Distributions.    All distributions to such GL Units with respect to which the Company Record Date is before the date of such Transfer, assignment or redemption shall be made to the Transferor Member and, in the case of a Transfer other than a redemption, all distributions thereafter attributable to such GL Units shall be made to the Transferee Member. All distributions to such CARET Units with respect to which the Company Record Date is before the date of such Transfer or assignment shall be made to the Transferor Member and all distributions thereafter attributable to such CARET Units shall be made to the Transferee Member.
Section 13.15   Drag-Along Rights.
(a)   Prior to a Liquidity Transaction, in the event that a SAFE Sale or GL Business Sale is consummated or one or more definitive transaction agreements are entered into providing for a SAFE Sale or GL Business Sale, in each case, on Arms-Lengths Terms and not with an Affiliate of SAFE, then SAFE may, in its sole discretion, notify each other Member (each, a “Drag-Along Member”) in writing that SAFE (or a designee) will acquire all (and not less than all) of such Member’s Units (the “Drag-Along Transaction”). If SAFE delivers such notice: (i) to the extent any vote or consent to such Drag-Along Transaction is required, each Drag-Along Member shall consent or vote for such Drag-Along Transaction and shall waive any claims related thereto, including any dissenter’s rights, appraisal rights or similar rights which such Drag-Along Member may have in connection therewith, (ii) no Drag-Along Member shall raise any objections to the proposed Drag-Along Transaction, (iii) each Drag-Along Member shall agree to sell all of its Units on the terms and conditions as set forth in such notice, subject to any rollover by Company Personnel of their Units as may be requested by the Transferee, (iv) each Drag-Along Member shall execute all documents reasonably required to effectuate such Drag-Along Transaction, as determined by SAFE (including consenting to amendments to this Agreement), (v) each Drag-Along Member shall be obligated to provide the same covenants, agreements, indemnities (on a pro rata basis in accordance with their Drag-Along Pro Rata Share, provided that no indemnification obligation of any Drag-Along Member shall exceed the consideration received by such Drag-Along Member for the sale of its Units in such Drag-Along Transaction), (vi) no Drag-Along Member shall be required to make any representation or warranty other than customary representations and warranties with respect to (A) such Drag-Along Member’s existence and power and authority to consummate the Drag-Along Transaction, (B) such Drag-Along Member’s ownership of its respective Units and ability to freely convey such Units without liens or encumbrances (other than by reason of this Agreement), (C) non-contravention of such Drag-Along Member’s charter, bylaws or other organizational documents and non-contravention of laws and/or judgments by such Drag-Along Member, (D) the enforceable nature of such Drag-Along Member’s obligations under the documents for the Drag-Along Transaction to which it is a party, subject to customary exceptions and (E) that such Drag-Along Member has not retained any Person that would be entitled to any broker’s or finder’s fees in connection with the Drag-Along Transaction, (vii) no Drag-Along Member should be liable for any representation, warranty, covenant or agreement made by another Drag-Along Member and (viii) each Drag-Along Member shall take all other actions reasonably necessary or desirable, as determined by the Board, to cause the consummation of such Drag-Along Transaction on the terms proposed by SAFE. No Drag-Along Member shall be required to agree to any non-competition, non-solicitation or similar restrictive covenant. As used herein, “Drag-Along Pro Rata Share” of a Drag-Along Member means the number of Units derived by dividing (x) the total number of Units then

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held by such Drag-Along Member, by (y) the total number of Units to be sold by all Drag-Along Members in the Drag-Along Transaction.
(b)   Subject to any amounts that are deposited into an escrow account for the benefit of the Drag-Along Members, the consideration payable to each Drag-Along Member at the closing of a Drag-Along Transaction for each of its Units shall be the Fair Market Value thereof. Any Drag-Along Transaction proceeds that are deposited into an escrow account for the benefit of the Drag-Along Members shall be on a pro rata basis (in accordance with each Drag-Along Member’s respective Drag-Along Pro Rata Share).
(c)   Each Member acknowledges that even if notice of a Drag-Along Transaction has been given, SAFE shall not have any obligation to consummate any Drag-Along Transaction (and neither the Board nor the Company shall take any further actions to consummate a Drag-Along Transaction upon delivery of notice to the Company by SAFE or its Affiliates providing that it no longer desires to pursue or consummate a Drag-Along Transaction) and none of SAFE, the Company and, to the fullest extent permitted by law, the proposed Transferee shall have any liability to any Member arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Drag-Along Transaction, except to the extent of failure to comply with any express provision of this Section 13.5 if such Drag-Along Transaction otherwise occurs.
(d)   In order to effect the foregoing covenants and agreements set forth in this Section 13.5, each Member hereby constitutes and appoints as its proxy and hereby grants a power of attorney to SAFE and the Company, and any person designated in writing by SAFE or the Company, with full power of substitution, with respect to the matters set forth in this Section 13.5, and hereby authorizes SAFE, the Company and any such designee to represent and vote all of such party’s Units in accordance with the terms and provisions of this Section 13.5 and, if such Member does not execute such documents and instruments required to be executed under this Section 13.5 within a reasonable time after receipt thereof, to execute all appropriate documents and instruments as set forth in this Section 13.5 in connection with any Drag-Along Transaction. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Members in connection with this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the valid termination of this Agreement and shall not be affected by death, disability, Incapacity, dissolution, termination of existence or bankruptcy, or any other event concerning the Member, and each Member shall take such further action and execute such further documents and other instruments as may be necessary to effectuate the intent of such proxy.
Section 13.16   Liquidity Transaction.
(a)   Authority.   Notwithstanding any contrary provision of this Agreement, and without limiting the authority of the Board provided for elsewhere in this Agreement, the Board shall have the power and authority, without any vote or consent of any of the Members, to incorporate the Company or any of its Subsidiaries, or to merge, convert, combine, re-domicile or effect any other restructuring of the Company or any Affiliate thereof (a “Restructuring”), including in connection with any Liquidity Transaction, or take such other actions as it may deem advisable, including by utilizing “up-REIT” or “up-C” structuring and entering into tax receivable agreements, causing the Members to exchange their Equity Securities for securities of the surviving entity (or for other Equity Securities, as applicable, in such other form of entity as may be selected by the Board) (“Conversion Shares”), provided that the same rights (with such changes to reflect the form of entity) provided by Section 9.5(a) shall be preserved in a Restructuring (unless waived or modified by OU Consent). For the avoidance of doubt, the Conversion Shares may represent Equity Securities in the public entity or in an entity that holds Equity Securities (directly or indirectly) in the public entity or an entity in which the public entity holds Equity Securities (or an Affiliate thereof).
(b)   Approvals; Cooperation.   Provided that the same rights (with such changes to reflect the form of entity) benefits intended to be provided by Section 9.5(a) are be preserved in a Restructuring or Liquidity Transaction (unless waived or modified by OU Consent), the Members shall cooperate in good faith and execute all documents requested by the Board in connection with any Restructuring or Liquidity Transaction, including by taking all necessary or advisable actions to (i) amend this

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Agreement or change the capitalization or organizational structure of the Company and its Subsidiaries, including by executing any documents that (x) alter the capital structure of the Company and its Subsidiaries, (y) provide for the conversion of the Company to a corporation or such other entity, whether through the issuance, conversion or exchange of equity securities or otherwise, or (z) form a parent holding company that is classified as a corporation or REIT for U.S. federal income tax purposes and whose primary asset would consist of Equity Securities in the Company, which parent holding company would be PublicCo with continuing Members of the Company (other than PublicCo) having a right, subject to certain conditions, to exchange their Units for cash or shares of PublicCo (as determined by the Board or by PublicCo); (ii) merge, convert or consolidate the Company; (iii) form a Subsidiary holding company that would serve as PublicCo and to distribute its Units to the Members; (iv) transfer, domesticate or otherwise move the Company to another jurisdiction; (v) exchange Units for shares of PublicCo or Equity Securities in other Persons and/or for cash; (vi) enter into any lockup agreement requested by the Board; (vii) enter into any definitive or ancillary agreement with the Company or PublicCo; and (viii) take such other steps as the Board deems necessary or advisable to create a suitable vehicle for the Restructuring or Liquidity Transaction. In furtherance, and not in limitation of the foregoing, in connection with an Liquidity Transaction, the Board shall be permitted to cause each Member to exchange its Units for other Company Equity Securities or for common stock of the PublicCo or Equity Securities in other Persons and cash in lieu of any fractional interests with an economic value equal to the Fair Market Value thereof. Following a Liquidity Transaction, the Members shall have registration rights (and, if applicable, tax receivable rights) in accordance with a registration rights agreement (and, if applicable, tax receivable agreement) to be entered into between the Company and Members.
ARTICLE XIV
ADMISSION OF MEMBERS
Section 14.1   Admission of Additional Members.
(a)   After the date hereof, a Person (other than an existing Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Board (i) either (x) evidence of acceptance, in form and substance satisfactory to the Board, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4, or (y) a counterpart signature page to this Agreement executed by such Person, and (ii) such other documents or instruments as may be reasonably required by the Board in order to effect such Person’s admission as an Additional Member and the satisfaction of all the conditions set forth in this Section 14.1.
(b)   All distributions to Holders of GL Units and/or CARET Units, as the case may be, with respect to which the Company Record Date is before the date of an admission of an Additional Member holding GL Units or CARET Units, as applicable, shall be made on a pro rata basis solely to Members other than such Additional Member, and all distributions with respect to GL Units or CARET Units, as the case may be, thereafter shall be made on a pro rata basis to all the Members including such Additional Member holding GL Units or CARET Units, as applicable.
Section 14.2   Amendment of Agreement and Certificate of Conversion.   For the admission to the Company of any Member, the Board shall take all steps necessary and appropriate under the Act to amend the Books and Records and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of the Books and Records) and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.
Section 14.3   Admission.   Concurrently with, and as evidence of, the admission of an Additional Member, the Board shall amend the Books and Records to reflect the name, address and number of Units of such Additional Member.
ARTICLE XV
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 15.1   Dissolution.   The Company shall not be dissolved by the admission of Additional Members in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

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(a)   an election to dissolve the Company made by the Board if it has determined to no longer engage in the Ground Lease business;
(b)   at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act; or
(c)   entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act.
Section 15.2   Winding Up.
(a)   Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members in accordance with the Act. After the occurrence of a Liquidating Event, the Company shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Board or any Person elected by the Members holding a majority of the GL Units (the Board or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
(i)   First, to creditors of the Company, other than the Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the Debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);
(ii)   Second, to the satisfaction of all of the Company’s Debts and liabilities to the Members (whether by payment or the making of reasonable provision for payment thereof)
(iii)   Third, to the holders of Preferred Units, in the amount set forth in the Preferred Unit designations and preferences set forth in Exhibit A; and
(iv)   The balance, if any, to the Members in accordance with ARTICLE V, ARTICLE VI and ARTICLE VIII.
(b)   Notwithstanding the provisions of Section 15.2(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 15.2(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made subject to the Act and only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
(c)   In the sole and absolute discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this ARTICLE XV may be:
(i)   distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

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(ii)   withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent, conditional, unmatured or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 15.2(a) as soon as practicable.
Section 15.3   Rights of Members.   Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member (other than any Member who holds Preferred Units, to the extent specifically set forth herein and in the applicable Unit Designation) shall have priority over any other Member as to the return of its Capital Contributions, distributions or profits, if any.
Section 15.4   Notice of Dissolution.   In the event that a Liquidating Event occurs or an event occurs that would result in a dissolution of the Company, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and, in the Board’s discretion or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined by the Board).
Section 15.5   Cancellation.   Upon the completion of the winding up of the Company cash and property as provided in Section 15.2, a certificate of cancellation of the Certificate of Formation of the Company shall be filed with the Secretary of State of the State of Delaware, the Company shall be terminated, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.
Section 15.6   Reasonable Time for Winding-Up.   A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 15.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.
ARTICLE XVI
TAX MATTERS
Section 16.1   Preparation of Tax Returns.   The Company shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within thirty (30) days following the issuance of audited annual financial statements of the Company, the tax information reasonably required by Members for federal and state income tax reporting purposes (provided that if such information is not furnished within ninety (90) days of the close of the relevant taxable year, the Company shall deliver estimates of such tax information within ninety (90) days of the close of the relevant taxable year. The Members shall promptly provide the Company with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the Company from time to time.
Section 16.2   Tax Elections.
(a)   Except as otherwise provided herein, the Board shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. The Board shall have the right to seek to revoke any such election (including any election under Section 461(h) of the Code) upon the Board’s determination in its sole and absolute discretion that such revocation is in the best interests of the Members.
Section 16.3   Withholding.   Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445, 1446 or 1471-1474 of the Code and the Regulations thereunder. Any amount paid on behalf of or with respect to a Member in excess of any withheld

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amounts, shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Board that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of the available cash of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 16.3. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 16.3 when due, SAFE may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Board shall request in order to perfect or enforce the security interest created hereunder.
ARTICLE XVII
GENERAL PROVISIONS
Section 17.1   Addresses and Notice.   Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by electronic mail or commercial courier service) to the Member at the address set forth on the Books and Records, or such other address of which the Member shall notify the Company in accordance with this Section 17.1.
Section 17.2   Titles and Captions.   All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “sections” are to Articles and Sections of this Agreement.
Section 17.3   Further Action.   The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 17.4   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 17.5   Waiver.
(a)   To the fullest extent permitted by law, no failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
(b)   The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the Board in one or more instances from time to time and at any time.
Section 17.6   Counterparts.   This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto. For the avoidance of doubt, a Person’s execution and delivery

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of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records.
Section 17.7   Amendments.   Subject to Section 9.5, this Agreement may be amended, modified, or waived solely by action of the Board without the approval of any Member; provided, that all amendments to this Agreement shall affect all CARET Units equally.
Section 17.8   Applicable Law.
(a)   This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.
(b)   To the fullest extent permitted by law, each Member hereby (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or to the extent the Chancery Court of the State of Delaware lacks jurisdiction, of any other state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, and (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Member at such Member’s last known address as set forth in the Books and Records. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 17.9   Entire Agreement.   This Agreement contains all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company. Notwithstanding the provisions of this Agreement (including Section 17.7), it is hereby acknowledged and agreed that the Company, without the approval of any Member or any other Person, may enter into side letters or similar written agreements to or with a Member, executed contemporaneously with the admission of such Member to the Company, which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.
Section 17.10   Invalidity of Provisions.   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 17.11   No Partition.   No Member nor any successor-in-interest to a Member shall, to the fullest extent permitted by law, have the right to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.
Section 17.12   Third Party Beneficiary.   No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions

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or loans or to pursue any other right or remedy hereunder or at law or in equity, and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns and that the provisions of this Agreement are solely for the purpose of defining the interests of the Members, inter se. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Covered Persons) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members. In addition, it is the intent of the parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company or the Board.
Section 17.13   No Rights as Stockholders.   Nothing contained in this Agreement shall be construed as conferring upon the Holders of Units any rights whatsoever as stockholders of SAFE, including any right to receive dividends or other distributions made to stockholders of SAFE or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of SAFE or any other matter.
Section 17.14   Creditors.   Other than as expressly set forth herein with respect to Covered Persons, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 17.15   Resolution of Ambiguities.   Without limiting Section 13.6, in the case of any ambiguity as to the interpretation of any definition or provision hereof, the Board shall, to the fullest extent permitted by law, be entitled to resolve such ambiguity in a manner permitted under Section 9.5(b)(ii) hereof.
Section 17.16   Determinations by the Board.   In addition to the matters that are to be determined by the Board pursuant to the other provisions of this Agreement, the determination as to any of the following matters, made by the Board in good faith in a manner consistent with the terms of this Agreement, shall be final and conclusive and shall be binding upon the Company and each Member: (a) whether any Company GL Asset is a Development GL Asset; (b) whether a ground lease, ground sublease or other lease or sublease is a Ground Lease; (c) whether a GL Material Change has occurred with respect to any Company GL Asset, whether an Involuntary Ground Lease Termination Event or a Voluntary Ground Lease Termination Event has occurred; (d) the net income of the Company for any period and the amount of assets at any time legally available for the redemption of Units or the payment of distributions on its Units, including the amount of Net Sale Proceeds, Net Operating Income and other proceeds that are available for application and/or distribution pursuant to ARTICLE VIII; (e) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); and (f) the number of Units of any class or series of the Company (other than the CARET Units).
[SIGNATURE PAGE FOLLOWS]

48

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first written above.
SAFEHOLD INC.
By:
Name:
Title:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

EXHIBIT A
Preferred Unit Rights and Designations
Section 1.   Preferred Distributions
1.1   Rank.   The Preferred Units shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to all Equity Securities issued by the Company, including all other classes or series of Units.
1.2   Distributions.
(a)   The record holders of the then outstanding Preferred Units shall be entitled to receive cumulative preferential cash distributions in respect of each Preferred Unit held, when and as authorized by the Board, out of funds legally available for the payment of distributions, at the rate of twelve percent (12%) per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”), plus (ii) all accumulated and unpaid distributions thereon that are in arrears. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Preferred Unit is issued, such issue date to be contemporaneous with the first receipt by the Company of subscription funds for the Preferred Unit (the “Initial Issue Date”), and shall be payable semi-annually in arrears on June 30 and December 31 of each year or, if not a business day, either the immediately prior or next succeeding business day (each, a “Preferred Distribution Payment Date”). Any distribution payable on a Preferred Unit for any partial Preferred Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Preferred Distribution Period” shall mean, with respect to the first “Preferred Distribution Period,” the period from and including the Initial Issue Date to and including the first Preferred Distribution Payment Date, and with respect to each subsequent “Preferred Distribution Period,” the period from but excluding a Preferred Distribution Payment Date to and including the next succeeding Preferred Distribution Payment Date. Distributions shall be paid to holders of record of the Preferred Units as their names appear in the books and records of the Company at the close of business on the applicable record date, which shall be the fifteenth (15th) day of the calendar month in which the applicable Preferred Distribution Payment Date falls or such other date designated by the Board for the payment of distributions that is not more than thirty (30) nor less than ten (10) days prior to such Preferred Distribution Payment Date (each, a “Preferred Distribution Record Date”). Distributions in respect of any past Preferred Distribution Periods that are in arrears may be authorized and paid at any time. Any distribution payment made on the Preferred Units shall be credited first against the earliest accrued but unpaid distribution due which remains payable and shall be paid to holders of record on the Preferred Distribution Record Date related to such Preferred Distribution Period.
(b)   No distributions on the Preferred Units shall be authorized by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.
(c)   Notwithstanding the foregoing, distributions on the Preferred Units shall accrue whether or not the terms and provisions set forth in Section 1.2(b) of this Exhibit A at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accrued but unpaid distributions on the Preferred Units will accumulate as of the Preferred Distribution Payment Date on which they first become payable.
(d)   Except as provided in Section 1.2(e) of this Exhibit A, unless full cumulative distributions on the Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all completed Preferred Distribution Periods, no distributions (other than distributions paid in Units ranking junior to the Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon any Units ranking junior to the Preferred Units as to distributions or upon liquidation, nor shall any Units ranking junior to the Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such interests) by the Company (except by conversion into or exchange for other Units ranking junior to the Preferred Units as to distributions and upon liquidation). Any distribution payment made on the Preferred Units shall be first credited against the earliest accrued but unpaid distribution due with respect to such Preferred Units that remain payable.
(e)   When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Units, all distributions declared upon the Preferred Units shall be declared and paid pro rata based on the number of Preferred Units outstanding.
(f)   Holders of the Preferred Units shall not be entitled to any distribution, whether payable in cash, property or securities in excess of the full cumulative distributions on the Preferred Units as described in this Exhibit A.
Section 2.   Liquidation Preferences
2.1   Liquidation Preference.
(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Units shall be entitled to receive, or have the Company declare and set aside for payment, out of the assets of the Company legally available for distribution to its members or equity holders however denominated, a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all distributions accrued and unpaid thereon to the date of payment, plus the Redemption Premium (as defined below) then in effect, if any (collectively, the “Liquidation Payment”), before any distribution of assets is made to holders of any other class or series of Units in respect of such Units that rank junior to the Preferred Units as to liquidation rights. In the event that the Company elects to set aside the Liquidation Payment for payment, the Preferred Units shall remain outstanding until the holders thereof are paid the full Liquidation Payment, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the GL Units and CARET Units. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Payment was set apart for payment, the Company may make a corresponding reduction to the funds set apart for payment of the Liquidation Payment.
(b)   In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all distributions accrued and unpaid on all outstanding Preferred Units, the holders of Units shall contribute back to the Company any distributions or other payments received from the Company in connection with the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company to the extent necessary to enable the Company to pay all sums payable to the holders of the Preferred Units pursuant to this Agreement. If, notwithstanding the funds received from the holders of Units pursuant to the previous sentence, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all distributions accrued and unpaid on all outstanding Preferred Units, then the holders of the Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.
(c)   After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Preferred Units will have no right or claim to any of the remaining assets of the Company.
(d)   Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given to each record holder of the Preferred Units.
(e)   Neither the consolidation or merger of the Company with or into any other corporation, limited liability company, partnership, limited partnership, trust or other entity or of any other corporation, limited liability company, partnership, limited partnership, trust or other entity with or into the Company, nor the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall be deemed to constitute a liquidation, dissolution or winding up of the Company within the meaning of this Section 2 of this Exhibit A.
Section 3.   Preferred Unit Redemptions
3.1   Right of Optional Redemption.   The Company, at its option and upon written notice, may redeem the Preferred Units, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price of $1,000 per Preferred Unit, plus all accrued and unpaid distributions thereon to and including the date fixed for redemption (except as provided in Section 3.3 of this Exhibit A below) (the “Redemption Price”), plus a redemption premium per share (each, a “Redemption Premium”) as follows:
Period	Redemption Premium
Issuance date until December 31 of the year of issuance	US$	100
January 1 of the year following the year of issuance and thereafter	US$	0
If less than all of the outstanding Preferred Units are to be redeemed, the Preferred Units to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional interests) or by any other equitable method determined by the Company.
3.2   Limitations on Redemption.   Unless full cumulative distributions on all of the Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all completed Preferred Distribution Periods, no Preferred Units shall be redeemed unless all outstanding Preferred Units are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any of the Preferred Units (except by exchange for Units ranking junior to the Preferred Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Units or any such purchase or acquisition made in order to ensure that the Company remains qualified as a REIT for federal income tax purposes.
3.3   Rights to Distributions on Interests Called for Redemption.   Immediately prior to or concurrent with any redemption of the Preferred Units, the Company shall pay, in cash, any accumulated and unpaid distributions on the Preferred Units through the Redemption Date, unless a Redemption Date falls after a Preferred Distribution Record Date and prior to the corresponding Preferred Distribution Payment Date, in which case each holder of the Preferred Units at the close of business on such Preferred Distribution Record Date shall be entitled to the distribution payable on such interests on the corresponding Preferred Distribution Payment Date notwithstanding the redemption of such interests before such Preferred Distribution Payment Date.
3.4   Procedures for Redemption.
(a)   Notice of redemption will be given by the Company, addressed to the respective holders of record of the Preferred Units to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Preferred Units except as to the holder to whom notice was defective or not given. Upon the Company’s provision of written notice, by any means set forth in Section 4.4 below, as to the effective date of the redemption, accompanied by a check or electronic transfer in the amount of the full Redemption Price through such effective date to which each record holder of Preferred Units is entitled, such Preferred Units shall be redeemed and shall no longer be deemed outstanding the Company and all rights of the holders of such Units will terminate.
(b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Preferred Units may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the Redemption Premium, if any; (iv) the number of Preferred Units to be redeemed; (v) the place or places where the Preferred Units are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (vi) that distributions on the interests to be redeemed will cease to accrue on such Redemption Date. If less than all of the Preferred Units held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of Preferred Units held by such holder to be redeemed.
(c)   If notice of redemption of any of the Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any of the Preferred Units so called for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such Preferred Units, such Preferred Units shall no longer be deemed outstanding and all rights of the holders of such interests will terminate, except the right to receive the Redemption Price.
(d)   The deposit of funds with a bank or trust company for the purpose of redeeming the Preferred Units shall be irrevocable except that:
(i)   The Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any interests redeemed shall have no claim to such interest or other earnings; and
(ii)   Any balance of money so deposited by the Company and unclaimed by the holders of the Preferred Units entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the interests entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.
3.5   Legally Available Funds.   No Preferred Units may be redeemed except with funds legally available for the payment of the Redemption Price.
3.6   Status of Redeemed Interests.   Any Preferred Units that shall at any time have been redeemed shall, after such redemption, be cancelled.
Section 4.   Preferred Unit Rights
4.1   Voting Rights.   Except (a) as provided in this Section 4.1 of this Exhibit A, or (b) where a vote by class is required in this Agreement or by law, the holders of the Preferred Units shall not be entitled to vote on any matter submitted to members or equity holders of the Company however denominated for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Preferred Units (excluding any interests owned by any holder controlling, controlled by, or under common control with, the Company), voting as a separate class, shall be required for (i) authorization or issuance of any security senior to or on a parity with the Preferred Units, (ii) any amendment to the Agreement which has a material adverse effect on the rights and preferences of the Preferred Units, or (iii) any reclassification of the Preferred Units.
4.2   No Appraisal Rights.   No holder of Preferred Units shall have any appraisal rights, contractual, statutory or otherwise, including any such rights as are described in Section 18-210 of the Act.
4.3   Conversion.   The Preferred Units are not convertible into or exchangeable for any other property or securities of the Company.
4.4   Notice.   All notices to be given to the holders of the Preferred Units shall be given by (a) mail, postage prepaid, (b) overnight delivery courier service, (c) electronic mail or (d) personal delivery, to the holders of record, addressed to the address shown by the records of the Company.
4.5   Restrictions on Ownership and Transfer.
(a)   The Preferred Units are subject to the provisions of this Agreement, including ARTICLE XIII.
Section 5.   Paying Agent
5.1   The holders of Preferred Units hereby authorize A5 REIT Services LLC, with an address at 45 Rockefeller Plaza, Suite 2000, New York, New York 10111, to act as paying agent on behalf of the holders of Preferred Units (the “Paying Agent”). Any distribution payments received by the Paying Agent shall be deemed paid to the holders of Preferred Units on the later of the date received by the Paying Agent or the date declared for payment.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The MGCL authorizes a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The STAR charter contains such a provision and eliminates the liability of directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the STAR charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgement of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
Each of STAR’s directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification of STAR directors and executive officers under Maryland law. The indemnification agreements also provide that STAR will indemnify the officer or director against certain liabilities (including settlements) and expenses actually and reasonably incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, in each case arising out of actions of the officer or director while serving STAR in his or her official capacity, or, at STAR’s request, any other entity. The officer or director must repay such expenses if it is subsequently found that the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of STAR assets under Maryland law and willful misconduct or conscious disregard for STAR’s best interests.
The STAR bylaws provide for the indemnification of directors, former directors, officers and former officers to the maximum extent permitted by Maryland law and for the advancement of reasonable expenses incurred in connection with the final disposition of a proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of STAR, or at STAR’s request, a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. The STAR bylaws also provide that STAR may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to STAR directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, STAR has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)   to include any prospectus required by section 10(a)(3) of the Securities Act;
(2)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(b)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(d)   that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;
(e)   that, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)   for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(g)   that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;
(h)   that every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(i)   to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;
(j)   to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and
(k)   insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of August 10, 2022, by and between iStar Inc. and Safehold Inc. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement).
3.1	Articles of Restatement of iStar Inc. (incorporated by reference to Exhibit 3.1 of iStar Inc.’s Current Report on Form 8-K filed on December 15, 2016).
3.2	Form of Articles of Amendment of iStar Inc. (included as Exhibit D to Exhibit 2.1 hereto).
3.3	Amended and Restated Bylaws of iStar Inc. (incorporated by reference to Exhibit 3.2 of iStar Inc.’s Current Report on Form 8-K filed April 3, 2018).
5.1	Opinion of Clifford Chance US LLP as to the validity of the shares of New SAFE common stock to be issued in the merger.
10.1	Form of Separation and Distribution Agreement, by and between iStar Inc. and SpinCo (included as Annex B to the joint proxy statement/prospectus contained in this registration statement).
10.2	Stock Purchase Agreement, dated as of August 10, 2022, by and among iStar Inc., Safehold Inc., MSD Partner, L.P. and, with respect to certain specified sections, MSD Capital, L.P. (including forms of stockholder’s and registration rights agreements) (included as Annex C to the joint proxy statement/prospectus contained in this registration statement).
10.3	Subscription Agreement, dated as of August 10, 2022, by and between Caret Ventures LLC and MSD Partner, L.P. (included as Annex D to the joint proxy statement/prospectus contained in this registration statement).
10.4	Form of Management Agreement, by and between iStar Inc. and SpinCo (included as Annex G to the joint proxy statement/prospectus contained in this registration statement).
10.5	Voting Agreement, dated as of August 10, 2022, by and between iStar Inc. and Safehold Inc. (included as Annex H to the joint proxy statement/prospectus contained in this registration statement).
10.6	Form of Governance Agreement, by and between SpinCo and Safehold Inc. (included as Annex I to the joint proxy statement/prospectus contained in this registration statement).
10.7	Form of Registration Rights Agreement, by and between Safehold Inc. and SpinCo (included as Annex J to the joint proxy statement/prospectus contained in this registration statement).
10.8	Form of A&R LLC Agreement of Portfolio Holdings LLC (included as Annex K to the joint proxy statement/prospectus contained in this registration statement).
23.1	Consent of Clifford Chance US LLP for legality opinion (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm of iStar Inc., Deloitte & Touche LLP.
23.3	Consent of Independent Registered Public Accounting Firm of Safehold Inc., Deloitte & Touche LLP.
24.1	Power of Attorney.*
99.1	Consent of Lazard Frères & Co. LLC.
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy Card of iStar Inc.*
99.4	Form of Proxy Card of Safehold Inc.*
107	Exhibit Fee Table*

*
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on January 26, 2023.
iSTAR INC.
By:
/s/ Jay Sugarman

Name:
Jay Sugarman

Title:
Chairman and Chief Executive Officer

By:
/s/ Brett Asnas

Name:
Brett Asnas

Title:
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jay Sugarman Jay Sugarman	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 26, 2023
/s/ Brett Asnas Brett Asnas	Chief Financial Officer (principal financial officer)	January 26, 2023
/s/ Garett Rosenblum Garett Rosenblum	Chief Accounting Officer (principal accounting officer)	January 26, 2023
* Clifford De Souza Clifford De Souza	Director	January 26, 2023
* David Eisenberg David Eisenberg	Director	January 26, 2023
* Robin Josephs Robin Josephs	Director	January 26, 2023
* Richard Lieb Richard Lieb	Director	January 26, 2023
* Barry Ridings Barry Ridings	Director	January 26, 2023
* By: /s/ Jay Sugarman Jay Sugarman Attorney-in-Fact		January 26, 2023